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MAIN TABLE OF CONTENTS
TUDOU HOLDINGS LIMITED INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
TABLE OF CONTENTS APPENDIX A
TABLE OF CONTENTS APPENDIX B
TABLE OF CONTENTS APPENDIX B-1
TABLE OF CONTENTS APPENDIX B-2
TABLE OF CONTENTS APPENDIX B-3
TABLE OF CONTENTS APPENDIX B-4
TABLE OF CONTENTS APPENDIX B-5
TABLE OF CONTENTS APPENDIX B-6
TABLE OF CONTENTS APPENDIX B-7
TABLE OF CONTENTS APPENDIX B-8
TABLE OF CONTENTS APPENDIX B-9

As filed with the Securities and Exchange Commission on July 17, 2012.

Registration No. 333-180913

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 7 to
FORM F-4
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

YOUKU INC.
(Exact name of registrant as specified in its charter)

N/A
(Translation of registrant name into English)

Cayman Islands (State or other jurisdiction of incorporation or organization)	7389 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification Number)

11/F, SinoSteel Plaza
8 Haidian Street
Haidian District
Beijing 100080
People's Republic of China
(86-10) 5885-1881
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Law Debenture Corporate Services Inc.
400 Madison Avenue, 4th Floor
New York, New York 10017
(212) 750-6474
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:
Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen's Road, Central Hong Kong Phone: +852 3740 4700 Facsimile: +852 3740 4727
Michael V. Gisser, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
30th Floor, China World Office 2
1 Jianguomenwai Avenue
Beijing 100004
People's Republic of China
Phone: +86 (10) 6535 5500
Facsimile: +86 (10) 6535 5577

David T. Zhang, Esq.
Jesse Sheley, Esq.
Benjamin Su, Esq.
Kirkland & Ellis International LLP
c/o 26th Floor, Gloucester Tower
The Landmark
15 Queen's Road Central
Hong Kong
Phone: +852 3761 3300
Facsimile: +852 3761 3301	Allen C. Wang, Esq. Latham & Watkins LLP Unit 2318, China World Office 2 1 Jianguomenwai Avenue Beijing 100004 People's Republic of China Phone: +86 (10) 5965 7000 Facsimile: +86 (10) 5965 7001

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after the effective date of this registration statement.

             If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

             If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

             If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee

Class A ordinary shares, par value US$0.00001 per share	863,078,895	N/A	US$1,046,799,553.28	US$119,963.23

(1)
This registration statement relates to Class A ordinary shares, par value US$0.00001 per share (the "Youku Class A shares"), of Youku Inc. ("Youku," or the "registrant"), an exempted company with limited liability incorporated under the laws of the Cayman Islands, to be issued to holders of Class A ordinary shares and Class B ordinary shares, par value US$0.0001 per share (the "Tudou shares"), of Tudou Holdings Limited ("Tudou"), an exempted company with limited liability incorporated under the laws of the Cayman Islands, pursuant to the agreement and plan of merger, dated March 11, 2012 (the "Merger Agreement"), by and among Youku, Tudou and Two Merger Sub Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Youku. A separate registration statement on Form F-6 has previously been filed (Registration No. 333-170709) for the registration of the registrant's American depositary shares, each representing eighteen Youku Class A shares (the "Youku ADSs"), to be delivered in connection with the proposed Merger (as defined herein).

(2)
Represents the proposed maximum number of Youku Class A shares expected to be offered and sold in the U.S. registered offering and a portion of the Youku Class A shares that are to be offered and sold outside of the United States in the Regulation S offering that may be resold from time to time in the United States or to U.S. persons.

(3)
Estimated solely for the purpose of calculating the registration fee. The registration fee is required by Section 6(b) of the Securities Act of 1933, as amended ("the Securities Act") and computed pursuant to Rules 457(f) and 457(c) under the Securities Act. Pursuant to Rule 457(f) under the Securities Act, the proposed maximum aggregate offering price of the Youku Class A shares is equal to 120,252,677, the Aggregate Tudou Share Sum (as defined below), divided by four (being the number of Class B ordinary shares of Tudou represented by each of Tudou's American depositary shares (the "Tudou ADS"), and then multiplied by US$34.82, the average of the high and low prices of the Tudou ADSs trading on the NASDAQ Global Market on April 20, 2012. The "Aggregate Tudou Share Sum" means the estimated maximum number of Tudou shares which Youku will acquire from Tudou shareholders and Tudou ADS holders in exchange for Youku Class A shares and Youku ADSs, respectively, in the Merger, which includes (1) Tudou shares currently held by Tudou shareholders, (2) Tudou shares underlying outstanding Tudou ADS, and (3) Tudou shares underlying Tudou share options which may be exercised prior to the completion of the Merger.

             THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this preliminary joint proxy statement/prospectus is not complete and may be changed. Youku Inc. may not sell these securities until the registration statement filed with the Securities and Exchange Commission, in which this preliminary joint proxy statement/prospectus is included, is declared effective. This preliminary joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted.

SUBJECT TO COMPLETION

Youku Inc.

and

Tudou Holdings Limited

PRELIMINARY JOINT PROXY STATEMENT

Youku Inc.

PRELIMINARY PROSPECTUS

Dear Shareholder:

           Youku Inc. ("Youku"), Tudou Holdings Limited ("Tudou") and Two Merger Sub Inc. ("Merger Sub"), a wholly owned subsidiary of Youku, have entered into an agreement and plan of merger (the "Merger Agreement") dated March 11, 2012 (such Merger Agreement being in the form attached as Appendix A to this joint proxy statement/prospectus). Pursuant to the Merger Agreement and a plan of merger attached as Annex A to the Merger Agreement (the "Plan of Merger"), Merger Sub will merge with and into Tudou (the "Merger"), with Tudou continuing as the surviving entity and as a wholly owned subsidiary of Youku. Following the Merger, Youku Inc. will be renamed as "Youku Tudou Inc.," and Tudou will cease to be a publicly traded company.

           If the Merger is completed, the merger consideration that Tudou shareholders and Tudou ADS holders will respectively receive in the Merger is as follows:

  •
  each outstanding Class A ordinary share of Tudou, par value US$0.0001 per share ("Tudou Class A share"), and each outstanding Class B ordinary share of Tudou, par value US$0.0001 per share ("Tudou Class B share" and, together with Tudou Class A shares, the "Tudou shares"), will be cancelled in consideration of the right to receive 7.177 (the "Share Exchange Ratio") Youku Class A ordinary shares, par value US$0.00001 per share ("Youku Class A shares") (such number of Youku Class A shares, the "Per Share Merger Consideration"); and

  •
  each outstanding Tudou American depositary share representing four Tudou Class B shares ("Tudou ADS") will be surrendered in consideration of the right to receive 1.595 (the "ADS Exchange Ratio") Youku American depositary shares, each representing 18 Youku Class A shares ("Youku ADS") (such number of Youku ADSs, the "Per ADS Merger Consideration" and together with the Per Share Merger Consideration, the "Merger Consideration");

  provided that,

  •
  each Tudou share issued and outstanding that is (1) issued to the depositary and reserved for future grants under Tudou's share incentive plan or (2) repurchased and held by Tudou in treasury either in the form of Tudou shares or Tudou ADSs (collectively, the "Excluded Tudou Shares") shall be cancelled, shall no longer be issued or outstanding and shall cease to exist, and no consideration shall be delivered or deliverable in exchange; and

  •
  Tudou shareholders who have validly exercised their right to dissent from the Merger pursuant to Section 238 of the Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) (the "Cayman Companies Law") and have not effectively withdrawn or lost their appraisal rights shall not be entitled to receive the consideration with respect to Tudou shares owned by such persons ("Dissenter Shares") and will instead receive the appraised or agreed value under the Cayman Companies Law.

           The Youku ADSs are listed on the New York Stock Exchange (the "NYSE") under the stock symbol "YOKU." The Tudou ADSs are listed on the NASDAQ Global Market (the "NASDAQ") under the stock symbol "TUDO." The closing price of a Youku ADS on the NYSE and a Tudou ADS on the NASDAQ was US$            and US$            , respectively, on            , 2012, the trading day immediately preceding the date of this joint proxy statement/prospectus, and US$25.01 and US$15.39, respectively, on March 9, 2012, the trading day immediately preceding the public announcement of the proposed Merger.

           The Merger cannot be completed unless the issuance of Youku Class A shares, including Youku Class A shares underlying Youku ADSs, as consideration for the Merger (the "Share Issuance") is authorized and approved by a resolution passed by an affirmative vote of Youku shareholders representing a majority of the aggregate voting power and an affirmative vote by holders of a majority of the total outstanding Youku Class A shares, in each case, at a shareholders meeting of Youku. In addition, the approval and adoption of a new Amended and Restated Memorandum of Association of Youku reflecting the change of Youku's legal name from "Youku Inc." to "Youku Tudou Inc." (the "Name Change") cannot be completed unless authorized and approved by a special resolution passed by an affirmative vote of at least two-thirds of such shareholders of Youku as, being entitled to do so, vote in person or by proxy as a single class at a shareholders meeting of Youku. Each Youku Class A share is entitled to one vote and each Youku Class B share is entitled to three votes. An annual general meeting of Youku will be held at                            , Hong Kong on                , 2012 at        (Hong Kong time) (the "Youku AGM"), where Youku shareholders will vote upon the resolutions to authorize and approve, among other things, the Share Issuance and the Name Change. Youku's board of directors (the "Youku Board") unanimously recommends that holders of Youku shares and Youku ADSs vote "FOR" the resolutions to authorize and approve the Share Issuance and the Name Change.

           In addition, the Merger cannot be completed unless the shareholders of Tudou authorize and approve the Merger Agreement, the Plan of Merger and the Merger by a special resolution passed by an affirmative vote of at least two-thirds of such shareholders of Tudou, as being entitled to do so, vote in person or by proxy as a single class at a shareholders meeting of Tudou. Each Tudou Class A share is entitled to four votes and each Tudou Class B share is entitled to one vote. An annual general meeting of Tudou will be held at                , on                 , 2012 at                (local time) (the "Tudou AGM"), where Tudou shareholders will vote upon the resolution to authorize and approve the Merger Agreement, the Plan of Merger and the Merger. Tudou's board of directors (the "Tudou Board") unanimously recommends that holders of Tudou shares and Tudou ADSs vote "FOR" the resolutions to authorize and approve the Merger Agreement, the Plan of Merger and the Merger.

           Certain principal shareholders of Youku have entered into voting agreements to vote all Youku shares and Youku ADSs beneficially owned by them in favor of, among other things, the resolution to authorize and approve the Share Issuance. As of June 30, 2012, approximately 68.6% of the aggregate voting power of Youku shares and 28.5% of the aggregate voting power of Youku Class A shares are subject to these voting agreements. In addition, certain principal shareholders of Tudou have entered into voting agreements to vote all Tudou shares and Tudou ADSs beneficially owned by them in favor of the resolutions to approve and authorize the Merger Agreement, the Plan of Merger and the Merger. As of June 30, 2012, approximately 55.1% of the total outstanding shares of Tudou and 64.2% of the voting power of Tudou are subject to these voting agreements. Please see the section entitled "The Voting Agreements" beginning on page 177 for more information.

           This joint proxy statement/prospectus provides the shareholders and ADS holders of Youku and Tudou with detailed information about the shareholder meetings and the Merger. You can also obtain information from publicly available documents filed with or furnished to the Securities and Exchange Commission (the "SEC") by Youku and Tudou. We encourage you to read this entire document carefully before voting. In particular, you should carefully consider the section entitled "Risk Factors" beginning on page 62.

           We look forward to the successful completion of the Merger.

Very sincerely yours,
Youku Inc.			Tudou Holdings Limited
By:			By:
	Name:	Victor Wing Cheung Koo		Name:	Gary Wei Wang
	Title:	Chairman of the Board of Directors and Chief Executive Officer		Title:	Chairman of the Board of Directors and Chief Executive Officer

           Neither the SEC nor any state securities regulator has approved or disapproved of the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offence.

           This joint proxy statement/prospectus is dated                        , 2012 and is expected to first be mailed to Tudou ADS holders and shareholders on or about                        , 2012.

THE JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES ADDITIONAL INFORMATION

        The joint proxy statement/prospectus incorporates important business and financial information about Youku from documents that Youku has filed with or furnished to the SEC, but that have not been included in this joint proxy statement/prospectus. Please see "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" on pages 275 and 276, respectively, for more details. This joint proxy statement/prospectus also refers to information about Tudou from documents that Tudou has filed with or furnished to the SEC, but that have not been included in or delivered with this proxy statement/prospectus.

        You can obtain any of the documents filed with or furnished to the SEC by Youku or Tudou at no cost from the SEC's website at www.sec.gov. You may also request copies of these documents, including documents incorporated by reference into this joint proxy statement/prospectus, at no cost by contacting either Youku or Tudou.

        Youku will provide you with copies of the documents it has filed with the SEC relating to Youku, without charge, upon written request to:

  Ryan Cheung
  Corporate Finance Director
  Youku Inc.
  11/F, SinoSteel Plaza
  8 Haidian Street
  Haidian District, Beijing 100080
  People's Republic of China
  Tel: (+86 10) 5885-1881 x6090
  Email: ryan.cheung@youku.com

        Tudou will provide you with copies of the documents it has filed with the SEC relating to Tudou, without charge, upon written request to:

  Michael Fu
  Investor Relations Director
  Tudou Holdings Limited
  Building No. 6, X2 Creative Park
  1238 Xietu Road, Xuhui District, Shanghai 200032
  People's Republic of China
  Tel: (+86 21) 5170-2375
  Email: mfu@tudou.com

        In order for you to receive timely delivery of the documents in advance of the relevant shareholder meeting, you must request the documents no later than five business days prior to the relevant shareholder meeting, or                        , 2012.

 ABOUT THE JOINT PROXY STATEMENT/PROSPECTUS

        This document, which forms part of a registration statement on Form F-4 filed with the SEC by Youku (File No. 333-180913 ), constitutes a prospectus of Youku under Section 5 of the Securities Act with respect to the Youku Class A shares to be issued to Tudou shareholders and the Youku ADSs to be issued to Tudou ADS holders in the Merger pursuant to the Merger Agreement. This document is also (1) a notice of meeting and a proxy statement under Cayman Islands law with respect to the Youku AGM, at which Youku shareholders will be asked to consider and vote upon proposals to approve, among other things, the Share Issuance and the Name Change, and (2) a notice of meeting and a proxy statement under Cayman Islands law with respect to the Tudou AGM, at which Tudou shareholders will be asked to consider and vote upon a proposal to authorize and approve the Merger Agreement, the Plan of Merger, the Merger and certain related proposals.

        No person has been authorized to provide you with information that is different from what is contained in, or incorporated by reference into, this joint proxy statement/prospectus, and, if given or made, such information must not be relied upon as having been authorized. This joint proxy statement/prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any circumstances in which such offer or solicitation is unlawful. The distribution or possession of the joint proxy statement/prospectus in or from certain jurisdictions may be restricted by law. You should inform yourself about and observe any such restrictions, and neither Youku nor Tudou accepts any liability in relation to any such restrictions.

        Neither the distribution of this joint proxy statement/prospectus nor the issuance by Youku of Youku Class A shares or Youku ADSs in connection with the Merger shall, under any circumstances, create any implication that there has been no change in the affairs of Youku or Tudou since the date of this joint proxy statement/prospectus or that the information contained in this joint proxy statement/prospectus is correct as of any time subsequent to its date.

        Information contained in this joint proxy statement/prospectus regarding Youku has been provided by Youku and information contained in this joint proxy statement/prospectus regarding Tudou has been provided by Tudou.

        Unless otherwise indicated and except where the context otherwise requires, references in this joint proxy statement/prospectus to:

  •
  "China" or "PRC" refer to People's Republic of China, excluding, for the purpose of this joint proxy statement/prospectus only, Taiwan, Hong Kong and Macau;

  •
  "Tudou" refer to Tudou Holdings Limited, an exempted company with limited liability organized under the laws of the Cayman Islands, and, unless the context otherwise requires, its subsidiaries and consolidated affiliated entities;

  •
  "Youku" refer to Youku Inc., an exempted company with limited liability organized under the laws of the Cayman Islands, and, unless the context otherwise requires, its subsidiaries and consolidated affiliated entities; and

  •
  all references to "RMB" or "Renminbi" are to the legal currency of China, and all references to "$," "dollars," "US$" and "U.S. dollars" are to the legal currency of the United States.

Youku Inc.

NOTICE OF ANNUAL GENERAL MEETING, INCLUDING CLASS MEETINGS, OF SHAREHOLDERS TO BE HELD ON                    , 2012

Dear Shareholder:

        NOTICE IS HEREBY GIVEN that an annual general meeting (the "Youku AGM") of Youku Inc. ("Youku") will be held at Suite 3206, The Centrium, 60 Wyndham Street, Central, Hong Kong on                        , 2012, beginning at        (Hong Kong time), and that class meetings of the holders of Class A ordinary shares of Youku, par value US$0.00001 per share ("Youku Class A shares") and Class B ordinary shares of Youku, par value US$0.00001 per share ("Youku Class B shares" and, together with the Youku Class A shares, the "Youku shares") will be held at the Youku AGM at Suite 3206, The Centrium, 60 Wyndham Street, Central, Hong Kong on                        , 2012, beginning at                        (Hong Kong time).

        Only holders of Youku Class A shares and Youku Class B shares of record on the close of business on                        , 2012 (New York City time) (the "Youku share record date") or their proxy holders are entitled to vote at the Youku AGM or any adjournment or postponements thereof. The chairman of Youku's board of directors has undertaken to demand poll voting at the Youku AGM and the Youku Class Meetings (as defined below). Accordingly, voting at the Youku AGM and the Youku Class Meetings will take place by poll voting, with each Youku Class A shareholder having one vote for each Youku Class A share and each Youku Class B shareholder having three votes for each Youku Class B share held as of the close of business on the Youku share record date.

        Holders of Youku Class A shares and holders of Youku Class B shares will vote as a single class on each of the resolutions outlined below. In addition, at the Youku AGM, there will be (1) a class meeting of Youku Class A shareholders wherein Youku Class A shareholders will vote as a separate class on the Share Issuance and the Class Vote Threshold Change (as each such term is defined below) (the "Youku Class A Shareholders Meeting"), and (2) a class meeting of Youku Class B shareholders wherein Youku Class B shareholders will vote as a separate class on the Voting Power Ratio Change (as defined below) (the "Youku Class B Shareholders Meeting" and, together with the Youku Class A Shareholders Meeting, the "Youku Class Meetings").

        At the Youku AGM, the following resolutions will be considered and voted upon:

  •
  RESOLVED, as an ordinary resolution and as an ordinary resolution of the Youku Class A shareholders:

    THAT the issuance of Youku Class A shares, including Youku Class A shares underlying Youku American depositary shares (the "Share Issuance"), that constitute the consideration for the merger (the "Merger") pursuant to the agreement and plan of merger (the "Merger Agreement") dated March 11, 2012, by and among Youku, Tudou Holdings Limited ("Tudou"), an exempted company with limited liability incorporated under the laws of the Cayman Islands, and Two Merger Sub Inc. ("Merger Sub"), an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Youku, be and hereby is authorized and approved;

  •
  RESOLVED, as a special resolution:

    THAT a new Amended and Restated Memorandum of Association of Youku (the "New Memorandum") be and hereby is approved and adopted to change Youku's legal name (the "Name Change") from "Youku Inc." to "Youku Tudou Inc." upon the effectiveness of the Merger;

  •
  RESOLVED, as a special resolution and as a special resolution of the Youku Class B shareholders:

    THAT a new Amended and Restated Articles of Association of Youku (the "New Articles" and, together with the New Memorandum, the "New MA&A") be and hereby is approved and adopted to change all references to the voting power of Youku Class B shares from "each Class B Ordinary Share shall be entitled to three (3) votes on all matters subject to a vote at general meetings of the Company" in the currently effective Amended and Restated Articles of Association of the Company (the "Current Articles") to "each Class B Ordinary Share shall be entitled to four (4) votes on all matters subject to a vote at general meetings of the Company" (the "Voting Power Ratio Change");

  •
  RESOLVED, as a special resolution and as a special resolution of the Youku Class A shareholders:

    THAT it be and hereby is authorized and approved that the lead sentence in the second paragraph in Article 6(c) of the Current Articles, which is "Notwithstanding any provision of these Articles to the contrary, the following matters are subject to the approval by the holders representing a majority of the aggregate voting power of the Company and also by the holders of a majority of the total outstanding Class A Ordinary Shares:", be replaced in its entirety with the following sentence in the same numbered article of the New Articles:

    "Notwithstanding any provision of these Articles to the contrary, each of the following matters is subject to the approval by (x) the holders representing a majority of the aggregate voting power of the Company who attend the general meetings in person or by proxy, and (y) the holders representing a majority of the total outstanding Class A Ordinary Shares then held by Members who acquired shares of the Company prior to the completion of the Company's initial public offering in December 2010 and continue to hold a majority of such shares (either in the form of Class A Ordinary Shares or ADSs) through the record date for the general meeting and who attend the general meeting in person or by proxy:" (the "Class Vote Threshold Change"); and

  •
  RESOLVED, as an ordinary resolution:

    THAT, in the event that there are insufficient proxies received at the time of the Youku AGM and Youku Class Meetings (as applicable) to authorize and approve the Share Issuance, the Name Change, the Voting Power Ratio Change and the Class Vote Threshold Change proposed at the Youku AGM and Youku Class Meetings (as applicable), the chairman of the Youku AGM and Youku Class Meetings (as applicable) be instructed to adjourn the Youku AGM and Youku Class Meetings (as applicable) in order to allow Youku to solicit additional proxies in favor of the authorization and approval of the Share Issuance, the Name Change, the Voting Power Ratio Change and the Class Vote Threshold Change.

        Except for the Name Change, the Voting Power Ratio Change and the Class Vote Threshold Change, the New MA&A is identical to Youku's currently effective Amended and Restated Memorandum and Articles of Association. Matters that require shareholders approval under Article 6(c) of the New MA&A will be the same as those under Youku's currently effective Amended and Restated Memorandum and Articles of Association. Such matters are: (1) a Change of Control Event (as defined below); (2) issuance of that number of Youku shares, or of securities convertible into or exercisable for that number of such shares, equal to or in excess of twenty percent (20%) of the number of all Youku shares outstanding immediately prior to the issuance of such shares or securities on an as-converted basis, if (x) such Youku shares are sold at a per share price less than the per share book or market value of the existing Youku shares or (y) such securities convertible into or exercisable for the shares have a per share conversion or exercise price less than the per share book or market value of the existing Youku shares; (3) election of director(s) to the board at an annual general meeting; and (4) issuance of Youku shares, or of securities convertible into or exercisable for Youku shares exceeding either 1% of the total outstanding Youku shares on an as-converted basis or 1% of the aggregate voting power outstanding before the issuance to a director, officer or substantial security holder of Youku on an individual basis. A "Change of Control Event" refers to (1) an amalgamation, arrangement or consolidation or scheme of arrangement (x) in which Youku is not the surviving entity, except for a transaction the principal purpose of which is to change the jurisdiction in which Youku is incorporated or (y) following which the holders of the voting securities of Youku do not continue to hold more than 50% of the combined voting power of the voting securities of the surviving entity, or (2) sale, transfer or other disposition of all or substantially all of the assets of Youku.

        After the closing of the Merger, the current total voting power of Youku Class B shares will be reduced significantly if no other changes are made. Youku Class B shares are primarily held by shareholders affiliated with Youku's management. Youku believes that it would be in the long-term interest of the company to align the interests of management with those of the company and therefore proposes to adopt the Voting Power Ratio Change and the Class Vote Threshold Change and the New Articles reflecting these changes.

        Youku has filed with the U.S. Securities and Exchange Commission (the "SEC") a registration statement on Form F-4, which includes a preliminary prospectus of Youku relating to the Share Issuance and which also functions as a joint proxy statement of Youku and Tudou under Cayman Islands law (the "Joint Proxy Statement/Prospectus"). The Merger Agreement is in the form attached as Appendix A to the Joint Proxy Statement/Prospectus, which will be produced and made available for inspection at the Youku AGM. Pursuant to the Merger Agreement, Merger Sub will be merged with and into Tudou, with Tudou continuing as the surviving entity and as a wholly owned subsidiary of Youku.

        The Joint Proxy Statement/Prospectus can be viewed free of charge on the SEC's website at www.sec.gov. A physical copy of the Joint Proxy Statement/Prospectus can be mailed to you without charge upon written request to Youku Inc., 11/F, SinoSteel Plaza, 8 Haidian Street, Beijing 100080, People's Republic of China, or by contacting Ryan Cheung, Corporate Finance Director, Youku Inc., by telephone at (+86 10) 5885-1881 x6090, or email at ryan.cheung@youku.com. We urge you to read the entire Joint Proxy Statement/Prospectus carefully.

        If you own Youku ADSs on the close of business on                , 2012 (New York City time) (the "Youku ADS record date"), you cannot vote your ADSs at the Youku AGM or the Youku Class A Shareholders Meeting directly, but you may instruct Citibank, N.A. (the "Youku depositary"), as depositary under a deposit agreement, dated as of December 8, 2010, by and among Youku, the Youku depositary and all holders and beneficial owners of Youku ADSs issued thereunder (the "Youku Deposit Agreement"), as the holder of Youku Class A shares underlying Youku ADSs, how to vote the Youku Class A shares underlying your ADSs. The Youku depositary must receive such instructions no later than            a.m. (New York City time) on                , 2012 in order to vote the underlying Youku Class A shares at the Youku AGM and the Youku Class A Shareholders Meeting. Alternatively, you may vote at the Youku AGM and the Youku Class A Shareholders Meeting if you surrender your Youku ADSs to the Youku depositary, certify that you have not given, and will not give, directly or indirectly, voting instructions to the Youku depositary as to the Youku ADSs presented for cancellation, pay the Youku depositary's fees required for such surrender, provide instructions for the registration of the corresponding Youku Class A shares before           a.m. (New York City time) on                , 2012, and become a holder of Youku Class A shares by the close of business on                , 2012 (New York City time). In addition, if you hold your ADSs through a financial intermediary such as a broker, you must rely on the procedures of the financial intermediary through which you hold your Youku ADSs if you wish to vote at the Youku AGM or the Youku Class A Shareholders Meeting.

        After careful consideration, Youku's board of directors has unanimously (1) approved the Merger Agreement, the Plan of Merger, the Merger and the other transactions contemplated by the Merger Agreement, (2) directed that the Share Issuance, the Name Change, the Voting Power Ratio Change and the Class Vote Threshold Change be submitted to Youku shareholders for authorization and approval, and (3) recommended that Youku shareholders authorize and approve the Share Issuance, the Name Change, the Voting Power Ratio Change and the Class Vote Threshold Change. Accordingly, the Youku Board recommends that Youku shareholders vote "FOR" the resolutions to authorize and approve the Share Issuance, the Name Change, the Voting Power Ratio Change and the Class Vote Threshold Change.

        The Share Issuance must be authorized and approved by (1) an affirmative vote by holders of Youku shares representing a majority of the aggregate voting power at the Youku AGM and (2) an affirmative vote by holders of a majority of the total outstanding Youku Class A shares at the Youku Class A Shareholders Meeting which will take place at the Youku AGM. The Name Change must be authorized and approved by an affirmative vote of at least two-thirds of such shareholders of Youku as, being entitled to do so, vote in person or by proxy as a single class at the Youku AGM. The Voting Power Ratio Change must be authorized and approved by (1) an affirmative vote of at least two-thirds of such shareholders of Youku as, being entitled to do so, vote in person or by proxy as a single class at the Youku AGM, and by (2) an affirmative vote of at least two-thirds of such Youku Class B shareholders as, being entitled to do so, vote in person or by proxy as a single class at the Youku Class B Shareholders Meeting which will take place at the Youku AGM. The Class Vote Threshold Change must be authorized and approved by (1) an affirmative vote of at least two-thirds of such shareholders of Youku as, being entitled to do so, vote in person or by proxy as a single class at the Youku AGM, and by (2) an affirmative vote of at least two-thirds of such Youku Class A shareholders as, being entitled to do so, vote in person or by proxy as a single class at the Youku Class A Shareholders Meeting which will take place at the Youku AGM.

        Regardless of the number of Youku shares that you own, your vote is very important. Even if you plan to attend the Youku AGM or Youku Class Meetings in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. You should simply indicate on your proxy card how you want to vote, sign and date the proxy card, and mail the proxy card in the enclosed return envelope as soon as possible to ensure that it will be received by Youku no later than           a.m. on                , 2012 (New York City Time) so that your Youku shares will be represented and may be voted at the Youku AGM and/or Youku Class Meetings. If you receive more than one proxy card because you own Youku shares that are registered in different names, please vote all of your Youku shares shown on all of your proxy cards in accordance with the instructions set forth on the proxy card.

        Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the Youku AGM or the Youku Class Meetings and vote your Youku shares in person. Please note, however, that if your Youku shares are held of record by a broker, bank or other nominee and you wish to vote at the Youku AGM or the Youku Class Meetings in person, you must obtain from the record holder a proxy issued in your name. Unless a Class A shareholder indicates otherwise in his or her proxy card, the manner in which the Class A shareholder votes upon the resolutions at the Youku AGM to authorize and approve the Share Issuance and the Class Vote Threshold Change will be deemed to be the same manner in which such Class A shareholder votes upon the resolutions at the Youku Class A Shareholders Meeting to authorize and approve the Share Issuance and the Class Vote Threshold Change. Unless a Class B shareholder indicates otherwise in his or her proxy card, the manner in which the Class B shareholder votes upon the resolution at the Youku AGM to authorize and approve the Voting Power Ratio Change will be deemed to be the same manner in which such Class B shareholder votes upon the resolution at the Youku Class B Shareholders Meeting to authorize and approve the Voting Power Ratio Change.

        If you submit your proxy card without indicating how you wish to vote, (1) the Youku shares represented by your proxy card will be voted FOR the resolutions to authorize and approve the Share Issuance, the Name Change, the Voting Power Ratio Change and the Class Vote Threshold Change, (2) the Youku Class A shares represented by your proxy card will be voted FOR the resolutions to authorize and approve the Share Issuance and the Class Vote Threshold Change to be voted upon at the Youku Class A Shareholders Meeting, (3) the Youku Class B shares represented by your proxy card will be voted FOR the resolution to authorize and approve the Voting Power Ratio Change to be voted upon at the Youku Class B Shareholders Meeting, and (4) the Youku shares represented by your proxy card will be voted FOR the resolution that, in the event that there are insufficient proxies received at the time of the Youku AGM and Youku Class Meetings (as applicable) to authorize and approve the

Share Issuance, the Name Change, the Voting Power Ratio Change and the Class Vote Threshold Change proposed at the Youku AGM and Youku Class Meetings (as applicable), the chairman of the Youku AGM and Youku Class Meetings (as applicable) be instructed to adjourn the Youku AGM and Youku Class Meetings (as applicable) in order to allow Youku to solicit additional proxies in favor of the authorization and approval of the Share Issuance, the Name Change, the Voting Power Ratio Change and the Class Vote Threshold Change, unless you appoint a person other than the chairman of the meeting as proxy, in which case the Youku shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines. Further, if holders of Youku ADSs do not give voting instructions to the Youku depositary, they will be deemed to have instructed the Youku depositary to give a discretionary proxy to a person designated by Youku (the "Youku Designee") under the Youku Deposit Agreement, unless Youku informs the Youku depositary that (1) Youku does not wish such discretionary proxy to be given, (2) substantial opposition exists in respect of the contemplated Share Issuance, the Name Change, the Voting Power Ratio Change and the Class Vote Threshold Change, or (3) the rights of holders of Youku shares may be materially adversely affected by the contemplated Share Issuance, the Name Change, the Voting Power Ratio Change and the Class Vote Threshold Change. It is Youku's intention that the Youku Designee vote all such unvoted Youku Class A shares (1) FOR the resolutions to authorize and approve the Share Issuance, the Name Change, the Voting Power Ratio Change and the Class Vote Threshold Change at the Youku AGM, and (2) FOR any resolution to adjourn the Youku AGM and the Youku Class A Shareholders Meeting, if necessary.

        If you have any questions or need assistance in voting your Youku shares or Youku ADSs, please contact Ryan Cheung, Corporate Finance Director, Youku Inc., by telephone at (+86 10) 5885-1881 x6090, or email at ryan.cheung@youku.com.

Notes:

  1.
  If a Youku share is held jointly by two or more persons, the vote of the holder whose name appears first in the register of members of Youku who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the vote of the other joint holders.

  2.
  The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorized in writing or, if the appointor is a corporation, either under seal or under the hand of an officer or attorney duly authorized.

  3.
  A proxy need not be a member (registered shareholder) of Youku.

  4.
  The chairman of the meeting may at his discretion direct that a proxy card shall be deemed to have been duly deposited. A proxy card that is not deposited in the manner permitted shall be invalid.

  5.
  Votes given in accordance with the terms of a duly executed proxy card shall be valid notwithstanding the death or insanity of the principal prior to the Youku AGM or Youku Class Meetings or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Youku share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by Youku at Youku Inc., 11/F, SinoSteel Plaza, 8 Haidian Street, Beijing 100080, People's Republic of China, before the commencement of the Youku AGM or Youku Class Meetings, or adjourned meeting at which it is sought to use the proxy.

By Order of the Board of Directors,

Name:	Victor Wing Cheung Koo
Title:	Chairman of the Board of Directors and Chief Executive Officer
, 2012

Tudou Holdings Limited

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON                        , 2012

Dear Shareholder:

        NOTICE IS HEREBY GIVEN that an annual general meeting (the "Tudou AGM") of Tudou Holdings Limited ("Tudou") will be held on                  , 2012, beginning at            local time at                   , People's Republic of China.

        Only holders of ordinary shares of Tudou, par value US$0.0001 per share ("Tudou shares"), of record on the close of business on                  , 2012 (New York City time) (the "Tudou share record date") or their proxy holders are entitled to vote at the Tudou AGM or any adjournment or postponements thereof. At the meeting, you will be asked to consider and vote upon the following resolutions:

  •
  RESOLVED, as a special resolution:

    THAT (1) the agreement and plan of merger (the "Merger Agreement"), dated March 11, 2012, by and among Tudou, Youku Inc. ("Youku"), an exempted company with limited liability incorporated under the laws of the Cayman Islands, and Two Merger Sub Inc. ("Merger Sub"), an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Youku, (2) the plan of merger by and among Tudou, Youku and Merger Sub (the "Plan of Merger") (such Merger Agreement being in the form attached as Appendix A to the Joint Proxy Statement/Prospectus (as defined below) and such Plan of Merger being in the form attached as Annex A to the Merger Agreement, and each of which will also be produced and made available for inspection at the Tudou AGM), pursuant to which Merger Sub will merge with and into Tudou (the "Merger"), and (3) the Merger be and hereby are authorized and approved;

  •
  RESOLVED, as an ordinary resolution:

    THAT, Messrs. Gary Wei Wang, Hany Nada, David M. Hand, Ted Tak-Tai Lee and Conor Chia-hung Yang (the "Tudou Directors") be and hereby are re-elected as the directors of Tudou (the "Re-election of Tudou Directors"); and

  •
  RESOLVED, as an ordinary resolution:

    THAT, in the event that there are insufficient proxies received at the time of the Tudou AGM to authorize and approve the Merger Agreement, the Plan of Merger and the Merger or approve the Re-election of Tudou Directors proposed at the Tudou AGM, the chairman of the Tudou AGM be instructed to adjourn the Tudou AGM in order to allow Tudou to solicit additional proxies in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Merger and the approval of the Re-election of Tudou Directors.

        Youku has filed with the U.S. Securities and Exchange Commission (the "SEC") a registration statement on Form F-4, which includes a prospectus of Youku relating to Youku shares and Youku ADSs to be offered as consideration in the Merger and which also functions as a joint proxy statement of Youku and Tudou under Cayman Islands law (the "Joint Proxy Statement/Prospectus"). The Merger Agreement is in the form attached as Appendix A to the Joint Proxy Statement/Prospectus. We urge you to read the entire Joint Proxy Statement/Prospectus carefully.

        If you own Tudou ADSs on the close of business on                  , 2012 (New York City time) (the "Tudou ADS record date"), you cannot vote at the Tudou AGM directly, but you may instruct the Bank of New York Mellon (the "Tudou depositary"), as depositary under the deposit agreement, dated as of August 16, 2011, by and among Tudou, the Tudou depositary and all holders and beneficial owners of Tudou ADSs issued thereunder (the "Tudou Deposit Agreement"), as the holder of the Tudou shares underlying the ADSs, how to vote the Tudou shares underlying your ADSs. The Tudou depositary must receive such instructions no later than             a.m. New York City time on                  , 2012 in order to vote the underlying Tudou shares at the Tudou AGM. Alternatively, you may vote at the Tudou AGM if you surrender your Tudou ADSs to the Tudou depositary, pay the Tudou depositary's fees required for such surrender, provide instructions for the registration of the corresponding Tudou shares before             a.m. New York City time on                  , 2012, and become a holder of Tudou shares by the close of business on                   , 2012 (New York City time). In addition, if you hold your ADSs through a financial intermediary such as a broker, you must rely on the procedures of the financial intermediary through which you hold your Tudou ADSs if you wish to vote at the Tudou AGM.

        After careful consideration, Tudou's board of directors has unanimously approved the Merger Agreement and recommends that you vote (1) "FOR" the resolution to authorize and approve the Merger Agreement, the Plan of Merger, and the Merger (2) "FOR" the resolution to approve the Re-election of Tudou Directors, and (3) "FOR" the resolution to instruct the chairman of the Tudou AGM to adjourn the Tudou AGM in order to allow Tudou to solicit additional proxies in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Merger and the approval of the Re-election of Tudou Directors in the event that there are insufficient proxies received to authorize and approve the Merger Agreement, the Plan of Merger and the Merger or to approve the Re-election of Tudou Directors.

        In order for the Merger to be completed, the Merger Agreement, the Plan of Merger and the Merger must be authorized and approved by a special resolution of Tudou passed by an affirmative vote of at least two-thirds of such shareholders of Tudou as, being entitled to do so, vote in person or by proxy as a single class at the Tudou AGM.

        The Re-election of Tudou Directors must be approved by an ordinary resolution of Tudou passed by a majority of the votes cast by such shareholders of Tudou as, being entitled to do so, vote in person or by proxy as a single class at the Tudou AGM.

        Regardless of the number of Tudou shares that you own, your vote is very important. Even if you plan to attend the Tudou AGM in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. You should simply indicate on your proxy card how you want to vote, sign and date the proxy card, and mail the proxy card in the enclosed return envelope as soon as possible but in any event so that it is received by Tudou no later than             a.m. on                  , 2012 (New York City time). If you receive more than one proxy card because you own Tudou shares that are registered in different names, please vote all of your Tudou shares shown on all of your proxy cards in accordance with the instructions set forth on the proxy card.

        Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the Tudou AGM and vote your Tudou shares in person. Please note, however, that if your Tudou shares are held of record by a broker, bank or other nominee and you wish to vote at the Tudou AGM in person, you must obtain from the record holder a proxy issued in your name. If you submit your proxy card without indicating how you wish to vote, the Tudou shares represented by your proxy card will be voted (1) "FOR" the resolution to authorize and approve the Merger Agreement, the Plan of Merger, and the Merger (2) "FOR" the resolution to approve the Re-election of Tudou Directors, and (3) "FOR" the resolution to instruct the chairman of the Tudou AGM to adjourn the Tudou AGM in order to allow Tudou to solicit additional proxies in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Merger and the approval of the Re-election of Tudou Directors in the event that there are insufficient proxies received to authorize and approve the Merger Agreement, the Plan of Merger and the Merger or to approve the Re-election of Tudou Directors, unless you appoint a person other than the chairman of the meeting as proxy, in which case the Tudou shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines. Furthermore, if banks, brokers or other nominee holders of Tudou ADSs do not timely receive specific voting instructions from the beneficial owners of Tudou ADSs, they may, under the terms of Tudou Deposit Agreement, be deemed to have instructed the Tudou depositary to give a discretionary proxy to a person designated by Tudou (the "Tudou Designee"). Unless Tudou notifies the Tudou depositary that this provision will not apply, the Tudou Designee will receive a proxy from the Tudou depositary and will vote all such uninstructed Tudou Class B shares underlying Tudou ADSs FOR the authorization and approval of the Merger Agreement, the Plan of Merger and the Merger, FOR the approval of the Re-election of Tudou Directors and FOR any adjournment of the Tudou AGM.

        Shareholders who continue to hold their Tudou shares in their own name until the consummation of the Merger will have the right to seek appraisal and payment of the fair value of their Tudou shares if the Merger is completed, but only if they deliver to Tudou, before the vote is taken on the resolution to authorize and approve the Merger Agreement, the Plan of Merger and the Merger, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Law for the exercise of appraisal rights, which is attached as Appendix E to the Joint Proxy Statement/Prospectus. The fair value of your Tudou shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the Merger Agreement if you did not exercise appraisal rights with respect to your Tudou shares.

        TUDOU ADS HOLDERS WILL NOT HAVE THE RIGHT TO SEEK APPRAISAL AND PAYMENT OF THE FAIR VALUE OF THE TUDOU SHARES UNDERLYING THEIR TUDOU ADSs. THE TUDOU DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY APPRAISAL RIGHTS WITH RESPECT TO ANY OF THE TUDOU SHARES THAT IT HOLDS, EVEN IF A TUDOU ADS HOLDER REQUESTS THE TUDOU DEPOSITARY TO DO SO. TUDOU ADS HOLDERS WISHING TO EXERCISE APPRAISAL RIGHTS MUST SURRENDER THEIR TUDOU ADSs TO THE TUDOU DEPOSITARY, PAY THE TUDOU DEPOSITARY'S FEES REQUIRED FOR SUCH SURRENDER, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING TUDOU SHARES BEFORE             A.M. NEW YORK CITY TIME ON                  , 2012, AND BECOME HOLDERS OF TUDOU SHARES BY THE CLOSE OF BUSINESS ON                  , 2012 (NEW YORK CITY TIME). THEREAFTER, SUCH FORMER TUDOU ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING APPRAISAL RIGHTS WITH RESPECT TO THE TUDOU SHARES UNDER SECTION 238 OF THE CAYMAN COMPANIES LAW.

        PLEASE DO NOT SEND YOUR SHARE CERTIFICATES OR ADSs AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR SHARE CERTIFICATES OR ADSs.

        If you have any questions or need assistance in voting your Tudou shares or Tudou ADSs, you can contact Michael Fu, Investor Relations Director, Tudou Holdings Limited, by telephone at (+86 21) 5170-2375, or email at mfu@tudou.com.

Notes:

  1.
  If a Tudou share is held jointly by two or more persons, the vote of the holder whose name appears first in the register of members of Tudou who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the vote of the other joint holders.

  2.
  The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorized in writing or, if the appointor is a corporation, either under seal or under the hand of an officer or attorney duly authorized.

  3.
  A proxy need not be a member (registered shareholder) of Tudou.

  4.
  The chairman of the meeting may at his discretion direct that a proxy card shall be deemed to have been duly deposited. A proxy card that is not deposited in the manner permitted shall be invalid.

  5.
  Votes given in accordance with the terms of a duly executed proxy card shall be valid notwithstanding the death or insanity of the principal prior to the Tudou AGM or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Tudou share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by Tudou at Investor Relations, Tudou Holdings Limited, Building No. 6, X2 Creative Park, 1238 Xietu Road, Xuhui District, Shanghai 200032, People's Republic of China before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

By Order of the Board of Directors,

Name:	Gary Wei Wang
Title:	Chairman of the Board of Directors and Chief Executive Officer
, 2012

i

ii

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE ANNUAL GENERAL
MEETINGS OF YOUKU AND TUDOU

        The following are some questions that you may have regarding the Merger, Youku AGM and/or Tudou AGM and brief answers to those questions. Youku and Tudou urge you to read carefully the entire joint proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the Merger, Youku AGM and Tudou AGM. Additional important information is also contained in the documents incorporated by reference into this joint proxy statement/prospectus. Please see "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" on pages 275 and 276, respectively.

Q:
What is this document?

A:
Youku has agreed to acquire all of the outstanding Tudou shares and Tudou ADSs pursuant to the terms of the Merger Agreement and the Plan of Merger that are described in this joint proxy statement/prospectus. A copy of the Merger Agreement is attached to this joint proxy statement/prospectus as Appendix A, and the form of the Plan of Merger is attached as Annex A to the Merger Agreement. In order to complete the Merger, Youku shareholders must vote to authorize and approve the Share Issuance, and Tudou shareholders must vote to authorize and approve the Merger Agreement, the Plan of Merger and the Merger. Youku and Tudou are holding their respective annual general meetings of shareholders to obtain these required shareholder approvals. This joint proxy statement/prospectus contains important information about Youku, Tudou, the Merger, the Youku AGM, the Tudou AGM and other background information so that you can make an informed investment decision, and you should read this information carefully.

  This joint proxy statement/prospectus is (1) a proxy statement for Youku under Cayman Islands law because the Youku Board is soliciting proxies from Youku shareholders, (2) a proxy statement for Tudou under Cayman Islands law because the Tudou Board is soliciting proxies from Tudou shareholders, and (3) a prospectus of Youku with respect to the Youku shares to be issued to Tudou shareholders and the Youku ADSs to be issued to Tudou ADS holders in the Merger pursuant to the Merger Agreement.

Q:
Why did I receive the AGM notice and voting materials?

A:
Youku shareholders and ADS holders received the Notice of Youku AGM and voting materials and were directed to this document because such Youku shareholders owned Youku shares as of the Youku share record date and such Youku ADS holders owned Youku ADSs as of the Youku ADS record date. Tudou shareholders and ADS holders received the Notice of Tudou AGM and voting materials (including this joint proxy statement/prospectus) because such Tudou shareholders owned Tudou shares as of the Tudou share record date and such Tudou ADS holders owned Tudou ADSs as of the Tudou ADS record date.

  If you are a Youku shareholder, the proxy card for the Youku AGM and Youku Class Meetings (as defined on page 8 of this joint proxy statement/prospectus) which was mailed to you allows you to vote your Youku shares without attending the Youku AGM and Youku Class Meetings in person, and if you are a Youku ADS holder, the ADS Voting instruction card which was mailed to you allows you to vote your Youku ADSs without needing to convert your Youku ADSs into Youku shares and attending the Youku AGM and Youku Class A Shareholders Meeting (as defined on page 8 of this joint proxy statement/prospectus) in person.

  If you are a Tudou shareholder, the proxy card for the Tudou AGM which was mailed to you allows you to vote your Tudou shares without attending the Tudou AGM in person, and if you are a Tudou ADS holder, the ADS Voting instruction card which was mailed to you allows you to vote your Tudou ADSs without needing to convert your Tudou ADSs into Tudou shares and attending the Tudou AGM in person.

 Questions and Answers Relating to the Merger

Q:
What is the Merger?

A:
Once the closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into Tudou, with Tudou continuing as the surviving company after the Merger and as a wholly-owned subsidiary of Youku. As a result of the Merger, the Tudou ADSs will no longer be listed on the NASDAQ, Tudou will cease to be a publicly-traded company, the Tudou ADSs and the underlying Tudou shares will be deregistered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Tudou ADS program will terminate. Youku anticipates that, immediately following the Merger, the Tudou ADS holders and Tudou shareholders prior to the Merger will own approximately 28.5% of the combined entity's outstanding share capital on a fully diluted basis.

Q:
What will a holder of Tudou shares or Tudou ADSs receive in the Merger?

A:
As described in more detail under "The Merger Agreement and Plan of Merger—Merger Consideration," at the effective time of the Merger, (1) each outstanding Tudou share will be converted into the right to receive 7.177 Youku Class A shares, and (2) each outstanding Tudou ADS will be converted into the right to receive 1.595 Youku ADS; provided that the Excluded Tudou Shares shall be cancelled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor, and the Dissenter Shares will be cancelled for the appraised or agreed value under the Cayman Companies Law.

  If Tudou shareholders validly exercise and have not effectively withdrawn or lost their appraisal rights under Section 238 of the Cayman Companies Law with respect to the Merger, such Tudou shareholders would not receive the Merger Consideration as set forth in the Merger Agreement in the event that the Merger is consummated, and would instead receive the value of each Tudou share appraised or agreed pursuant to the Cayman Companies Law. For more information on appraisal rights, please see the question "Am I entitled to appraisal rights?" below and its answer. Youku shareholders and ADS holders are not entitled to appraisal rights.

Q:
If the Merger is completed, will the Youku ADSs to be delivered under the Merger Agreement be "listed" for trading?

A:
Yes. Youku ADSs are listed on the NYSE under the symbol "YOKU." It is a condition to completion of the Merger that the Youku ADSs to be delivered to Tudou ADS holders in connection with the Merger be approved for listing on the NYSE, subject to official notice of issuance.

Q:
When do you expect the Merger to be completed?

A:
Youku and Tudou are working toward completing the Merger as quickly as possible and currently expect the Merger to close in the third quarter of 2012. In order to complete the Merger, Youku must obtain shareholder authorization and approval of the Share Issuance at the Youku AGM, Tudou must obtain shareholder authorization and approval of the Merger Agreement, the Plan of Merger and the Merger at the Tudou AGM, and the other closing conditions under the Merger Agreement must be satisfied or waived in accordance with the terms of the Merger Agreement.

Q:
Are there any risks in the Merger that I should consider?

A:
Yes. There are risks associated with all business combinations, including the Merger. These risks are discussed in more detail in the section entitled "Risk Factors" beginning on page 62.

Q:
What happens if the Merger is not completed?

A:
If the Merger is not completed for any reason, including but not limited to Tudou shareholders not authorizing and approving the Merger Agreement, the Plan of Merger and the Merger or Youku shareholders not authorizing and approving the Share Issuance, then Tudou shareholders and ADS holders will not receive any payment for their respective Tudou shares and Tudou ADSs pursuant to the Merger Agreement nor will any holders of Tudou share options receive Youku share options pursuant to the Merger Agreement. In addition, Tudou will remain a publicly traded company. The Tudou ADSs will continue to be listed and traded on the NASDAQ, provided that Tudou continues to meet the NASDAQ's listing requirements. In addition, Tudou will remain subject to SEC reporting obligations. Therefore, Tudou shareholders and ADS holders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of Tudou shares and Tudou ADSs. Further, a failure to timely complete the proposed Merger could disrupt Youku's and Tudou's business plans and operations and have a material adverse effect on the trading price of each company's ADSs. See "Failure to timely complete the proposed Merger could disrupt Youku's and Tudou's business plans and operations and have a material adverse effect on the trading price of each company's ADSs" on page 63 for more information.

  Under specified circumstances in which the Merger Agreement is terminated, Tudou may be required to pay Youku a termination fee of US$100.0 million, which is the sole and exclusive remedy of Youku related parties against Tudou related parties for any loss or damage incurred as a result of any matters forming the basis for termination of the Merger Agreement. Under specified circumstances in which the Merger Agreement is terminated, Youku may be required to pay Tudou a termination fee of US$100.0 million. In the event that the Merger Agreement is terminated by Youku or Tudou due to Youku's shareholders not having authorized and approved the Share Issuance, Youku may be required to pay Tudou a termination fee of US$10.0 million. Tudou's receipt of either the US$100.0 million termination fee or the US$10.0 million termination fee, as applicable, is the sole and exclusive remedy of Tudou related parties against Youku related parties for any loss or damage incurred as a result of any matters forming the basis for termination of the Merger Agreement. For more information, see "The Merger Agreement and Plan of Merger—Termination Fees" beginning on page 174.

Q:
Can the value of the Merger Consideration to be received by holders of Tudou shares or Tudou ADSs change between now and the time the Merger is completed?

A:
The value of the Per Share Merger Consideration to be delivered to Tudou shareholders and the Per ADS Merger Consideration to be delivered to Tudou ADS holders, respectively, under the Merger Agreement will fluctuate based on the trading price for Youku ADSs on the NYSE. Regardless of the trading price of Youku's ADSs on the NYSE on the effective date of the Merger, Tudou shareholders will receive 7.177 Youku Class A shares for each Tudou share that they own and Tudou ADS holders will receive 1.595 Youku ADS for each Tudou ADS that they own as of the effective date of the Merger. The market value of the Youku Class A shares and Youku ADSs that Tudou shareholders and Tudou ADS holders will respectively receive in the Merger will increase or decrease as the trading price of Youku ADSs increases or decreases, and may be different at the time the Merger is completed than it was at the time the Merger Agreement was signed or will be at the time of the Tudou AGM or the time of the Youku AGM. Please see the section headed "Risk Factors" for more information on the risks involved in investing in Youku shares and Youku ADSs.

  As of July 13, 2012, the closing price of Youku ADSs on the NYSE was US$18.92 per ADS. Tudou shareholders are urged to obtain current trading prices for Youku ADSs on the website of the NYSE at http://www.nyse.com/ before voting. This website is not incorporated by reference in this joint proxy statement/prospectus.

Q:
What are the material tax consequences of the Merger to Tudou shareholders and Tudou ADS holders?

A:
Please see "The Merger—Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 147 for a summary of the material U.S. federal income tax consequences of the Merger, "The Merger—Material PRC Income Tax Consequences of the Merger" beginning on page 151 for a summary of the material PRC income tax consequences of the Merger, and "The Merger—Material Cayman Islands Tax Consequences of the Merger" beginning on page 153 for a summary of the material Cayman Islands tax consequences of the Merger. You are urged to consult with your own tax advisor for a full understanding of how the Merger will affect your U.S. federal, state, local, foreign and other taxes.

Q:
How will Tudou's share options be treated in the Merger?

A:
Each Tudou share option that is outstanding immediately prior to the effective time, whether vested or unvested, shall, at the effective time of the Merger, be assumed by Youku and be replaced by Youku with a Youku share option. Each such Youku share option shall be exercisable for that number of whole Youku Class A shares (rounded down to the nearest whole share) equal to the product of (x) the total number of Tudou shares subject to such Tudou share option and (y) 7.177, at an exercise price per Youku Class A share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of the Tudou share option by (y) 7.177. Each such Youku share option shall continue to have, and shall be subject to, the same terms and conditions as applied to the Tudou share option immediately prior to the effective time (but taking into account any changes thereto provided for in the Tudou share incentive plan, any award agreement, or any other contract or agreement, including by reason of the Merger Agreement or the transactions contemplated thereby). In addition, Tudou may consider the immediate vesting upon the closing of the Merger of the Tudou share options held by certain directors and officers of Tudou, including Mr. Gary Wei Wang, chairman of the Tudou Board and Tudou's chief executive officer, in which case such Tudou share options shall become fully vested and exercisable upon the closing of the Merger.

  For more information on the treatment of Tudou share options in the Merger, see "The Merger Agreement and Plan of Merger—Treatment of Tudou Share Options."

Q:
After the Merger is completed, how will I receive the Merger Consideration for my Tudou shares?

A:
Within five business days after the effective time of the Merger, an exchange agent appointed by Youku (subjet to Tudou's prior approval) will mail to each registered holder of the Tudou shares (other than the Tudou depositary and holders of Excluded Tudou Shares and Dissenter Shares) (1) a form of letter of transmittal specifying how the delivery of the Merger Consideration to registered holders of the Tudou shares will be effected and (2) instructions for effecting the surrender of share certificates in exchange for the applicable Merger Consideration. Upon surrender of a share certificate or a declaration of loss or non-receipt, each registered holder of Tudou shares will receive the Per Share Merger Consideration for each Tudou share cancelled multipled by the number of Tudou shares held by such holder.

Q:
After the Merger is completed, how will I receive the Merger Consideration for my Tudou ADSs?

A:
Within five business days after the effective time of the Merger, the surviving company and the exchange agent will mail to the Tudou depositary (1) a form of letter of transmittal specifying how the delivery of the Merger Consideration to the Tudou depositary will be effected and (2) instructions for effecting the surrender of all certificates representing shares in the form of Tudou ADSs. The Tudou depositary will be entitled to receive the Per ADS Merger Consideration, without interest, for each Tudou ADS that has been issued (other than those Tudou ADSs issued to the Tudou depositary and reserved for future grants under the Tudou share incentive plan) (the "Aggregate ADS Payment"), provided that the Tudou depositary will be required to surrender such certificates it holds to the exchange agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and the certificates so surrendered will forthwith be cancelled.

  Within five business days following the payment of the Aggregate ADS Payment, the surviving company and the exchange agent will cause the Tudou depositary to mail to each registered holder of Tudou ADSs (other than holders of Excluded Tudou Shares) (1) a form of letter of transmittal specifying how the delivery of the Merger Consideration to the registered holders of the Tudou ADSs will be effected and (2) instructions for effecting the surrender of Tudou ADSs. Each holder registered on the ADS register at the effective time shall be entitled to receive the Per ADS Merger Consideration for each Tudou ADS multiplied by the number of Tudou ADSs held by such holder, provided that each holder shall be required to (1) surrender such ADSs to the Tudou depositary together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, (2) pay the Tudou depositary's fee of 5¢ per Tudou ADS, and (3) pay to the Youku depositary an ADS issuance fee of 5¢ per Youku ADS to be issued (which equals to 7.975¢ per Tudou ADS, or US$79.75 for every 1,000 Tudou ADSs, surrendered to the Tudou depositary in exchange for Youku ADSs). The ADSs so surrendered to the Tudou depositary shall forthwith be cancelled pursuant to the deposit agreement, dated as of August 16, 2011 (the "Tudou Deposit Agreement"), by and among Tudou, The Bank of New York Mellon (the "Tudou depositary"), and all holders and beneficial owners of Tudou ADSs issued thereunder. Each ADR in respect of such cancelled Tudou ADS shall be deemed at any time after the effective time to represent only the right to receive the Per ADS Merger Consideration upon the terms described herein.

  If your Tudou ADSs are held in "street name" by your broker, bank or other nominee, you will not be required to take any action to receive the Per ADS Merger Consideration as the Tudou depositary will arrange for the surrender of the Tudou ADSs and the remittance of the Per ADS Merger Consideration with The Depository Trust Company (the clearance and settlement system for the Tudou ADSs) for distribution to your broker, bank or other nominee on your behalf. If you have any questions concerning the receipt of the Per ADS Merger Consideration, please contact your broker, bank or other nominee.

Q:
When will I receive the Merger Consideration for my Tudou shares or Tudou ADSs?

A:
Assuming the Merger is completed, registered holders of Tudou shares will receive the Per Share Merger Consideration as soon as practicable following their compliance with the instructions set forth in the letter of transmittal received from the exchange agent, including the surrender of share certificates.

  Assuming the Merger is completed, registered holders of Tudou ADSs will receive the Per ADS Merger Consideration as soon as practicable following their compliance with the instructions set forth in the letter of transmittal received from the Tudou depositary, including the surrender of ADRs evidencing Tudou ADSs.

Q:
Will I receive fractional interests in Youku Class A shares or Youku ADSs for my Tudou shares or Tudou ADSs?

A:
No fractional Youku Class A shares or Youku ADSs will be issued as Merger Consideration. The exchange agent will receive Youku Class A shares and the Tudou depositary will receive Youku ADS that are not used for exchange in the Merger because of the existence of fractional Youku Class A shares or Youku ADSs, and the exchange agent or the Tudou depositary will sell such securities on behalf of the holders of fractional Youku ADSs on the NYSE and pass on the proceeds due and payable to such holders of the Tudou ADSs in cash.

  If you are a beneficial owner of Tudou ADSs and your Tudou ADSs are held in "street name" by a broker, bank or other nominee, you should consult with your broker, bank or other nominee as to whether or not you may receive fractional interests in Youku ADSs.

Q:
Will I have to pay brokerage commissions or depositary fees for my Tudou shares or Tudou ADSs?

A:
You will not have to pay brokerage commissions as a result of the exchange of your Tudou shares for Youku Class A shares in the Merger if your Tudou shares are registered in your name in the Tudou share register. In the event that the Tudou ADSs are surrendered, the holder thereof will be required to pay to the Tudou depositary a cancellation fee of 5¢ per Tudou ADS surrendered, and the registered holders of Tudou ADSs shall pay such ADS cancellation fee for each Tudou ADS that Youku acquires from him or her in the Merger. In addition, each Tudou ADS holder will be required to pay to the Youku depositary an ADS issuance fee of 5¢ per Youku ADS to be issued, which equals to 7.975¢ per Tudou ADS, or US$79.75 for every 1,000 Tudou ADSs, surrendered to the Tudou depositary in exchange for Youku ADSs. If your Tudou ADSs are held through a bank, broker or other nominee, you should consult with them as to whether or not they charge any transaction fee or service charges in connection with the Merger.

Q:
What is an American depositary share (ADS) and American depositary receipt (ADR)?

A:
An American depositary share ("ADS") is an ownership interest in the securities of a non-U.S. company deposited at a custodian bank, as agent of the depositary. ADS holders hold their ADSs either directly or indirectly through a broker or other financial institution. If you hold ADSs directly, either represented by ADSs in book-entry form on the depositary's direct registration system or represented by American depositary receipts ("ADRs") that you hold in certificated form, you are an ADR holder. Citibank, N.A. is the depositary of Youku's ADS program, and the Bank of New York Mellon is the depositary of Tudou's ADS program.

  Each Youku ADS represents 18 Youku Class A shares and each Tudou ADS represents four Tudou Class B shares. For a comparison of the material differences between the rights of Tudou ADS holders and the rights of Youku ADS holders under the respective deposit agreement, please see "Comparison of Rights of Holders of Youku Securities and Tudou Securities—Comparison of Rights of Youku and Tudou American Depositary Share Holders" beginning on page 261.

Questions and Answers Relating to the Youku AGM and Youku Class Meetings

Q:
When and where will the Youku AGM and Youku Class Meetings be held?

A:
The Youku AGM and Youku Class Meetings will take place on        , 2012, beginning at        Hong Kong time at Suite 3206, The Centrium, 60 Wyndham Street, Central, Hong Kong.

Q:
What matters will be voted on at the Youku AGM and Youku Class Meetings?

A:
Youku shareholders will be asked to consider and vote on the following matters:

•
as an ordinary resolution to be approved by the holders of Youku shares representing a majority of the aggregate voting power of Youku and by the holders of a majority of the total outstanding Youku Class A shares, to authorize and approve the Share Issuance that constitutes the consideration for the Merger pursuant to the Merger Agreement;

•
as a special resolution, to approve and adopt a new Amended and Restated Memorandum of Association of Youku (the "New Youku Memorandum") to reflect the Name Change of Youku's legal name from "Youku Inc." to "Youku Tudou Inc." upon the effectiveness of the Merger;

  •
  as a special resolution and as a special resolution of the Youku Class B shareholders, to authorize and approve a new Amended and Restated Articles of Association of Youku (the "New Youku Articles" and, together with the New Youku Memorandum, the "New Youku MA&A") to change all references to the voting power of Youku Class B shares from "each Class B Ordinary Share shall be entitled to three (3) votes on all matters subject to a vote at general meetings of the Company" in the currently effective Amended and Restated Articles of Association of Youku (the "Current Youku Articles") to "each Class B Ordinary Share shall be entitled to four (4) votes on all matters subject to a vote at general meetings of the Company" (the "Voting Power Ratio Change");

  •
  as a special resolution and as a special resolution of the Youku Class A shareholders, to authorize and approve that the lead sentence in the second paragraph in Article 6(c) of the Current Youku Articles, which is "Notwithstanding any provision of these Articles to the contrary, the following matters are subject to the approval by the holders representing a majority of the aggregate voting power of the Company and also by the holders of a majority of the total outstanding Class A Ordinary Shares:", be replaced in its entirety with the following sentence in the same numbered article of the New Youku Articles:

      "Notwithstanding any provision of these Articles to the contrary, each of the following matters is subject to the approval by (x) the holders representing a majority of the aggregate voting power of the Company who attend the general meetings in person or by proxy, and (y) the holders representing a majority of the total outstanding Class A Ordinary Shares then held by Members who acquired shares of the Company prior to the completion of the Company's initial public offering in December 2010 and continue to hold a majority of such shares (either in the form of Class A Ordinary Shares or ADSs) through the record date for the general meeting and who attend the general meeting in person or by proxy:" (the "Class Vote Threshold Change"); and

  •
  as an ordinary resolution, that in the event there are insufficient proxies received at the time of the Youku AGM and Youku Class Meetings (as applicable) to authorize and approve the Share Issuance, the Name Change, the Voting Power Ratio Change and the Class Vote Threshold Change proposed at the Youku AGM and Youku Class Meetings (as applicable), the chairman of the Youku AGM and Youku Class Meetings (as applicable) be instructed to adjourn the Youku AGM and Youku Class Meetings (as applicable) in order to allow Youku to solicit additional proxies in favor of the authorization and approval of the Share Issuance, the Name Change, the Voting Power Ratio Change and the Class Vote Threshold Change.

  Except for the Name Change, the Voting Power Ratio Change and the Class Vote Threshold Change, the New Youku MA&A is identical to Youku's currently effective Amended and Restated Memorandum and Articles of Association. Matters that require shareholders approval under Article 6(c) of the New MA&A will be the same as those under Youku's currently effective Amended and Restated Memorandum and Articles of Association, a form of which was filed as Exhibit 3.2 of Amendment No. 2 to Youku's F-1 registration statement (File No. 333-170603) dated November 19, 2010. Such matters are: (1) a Change of Control Event (as defined below); (2) issuance of that number of Youku shares, or of securities convertible into or exercisable for that number of such shares, equal to or in excess of twenty percent (20%) of the number of all Youku shares outstanding immediately prior to the issuance of such shares or securities on an as-converted basis, if (x) such Youku shares are sold at a per share price less than the per share book or market value of the existing Youku shares or (y) such securities convertible into or exercisable for the shares have a per share conversion or exercise price less than the per share book or market value of the existing Youku shares; (3) election of director(s) to the board at an annual general meeting; and (4) issuance of Youku shares, or of securities convertible into or exercisable for Youku shares exceeding either 1% of the total outstanding Youku shares on an as-converted basis or 1% of the aggregate voting power outstanding before the issuance to a director, officer or substantial security holder of Youku on an individual basis. A "Change of Control Event" refers to (1) an amalgamation, arrangement or consolidation or scheme of arrangement (x) in which Youku is not the surviving entity, except for a transaction the principal purpose of which is to change the jurisdiction in which Youku is incorporated or (y) following which the holders of the voting securities of Youku do not continue to hold more than 50% of the combined voting power of the voting securities of the surviving entity, or (2) sale, transfer or other disposition of all or substantially all of the assets of Youku.

  Holders of Youku Class A shares and holders of Youku Class B shares will vote as a single class on each of the Share Issuance, the Name Change, the Voting Power Ratio Change and the Class Vote Threshold Change. In addition, at the Youku AGM, there will be (1) a class meeting of Youku Class A shareholders wherein Youku Class A shareholders will vote as a separate class on the Share Issuance and the Class Vote Threshold Change (the "Youku Class A Shareholders Meeting"), and (2) a class meeting of Youku Class B shareholders wherein Youku Class B shareholders will vote as a separate class on the Voting Power Ratio Change (the "Youku Class B Shareholders Meeting" and, together with the Youku Class A Shareholders Meeting, the "Youku Class Meetings").

Q:
Why has Youku proposed to adopt the Voting Power Ratio Change and the Class Vote Threshold Change?

A:
After the closing of the Merger, the current total voting power of Youku Class B shares will be reduced significantly if no other changes are made. Youku Class B shares are primarily held by shareholders affiliated with Youku's management. Youku believes that it would be in the long-term interest of the company to align the interests of management with those of the company and therefore proposes to adopt the Voting Power Ratio Change and the Class Vote Threshold Change and New Youku Articles reflecting these changes.

Q:
What's the potential impact of the Voting Power Ratio Change and the Class Vote Threshold Change?

A:
If the Voting Power Ratio Change is approved by Youku's shareholders, holders of Youku's Class B shares will hold approximately 53% of Youku's total voting power in aggregate immediately upon the closing of the Merger, calculated based on the number of outstanding shares of Youku and Tudou as of June 30, 2012. Without such Voting Power Ratio Change, holders of Youku Class B shares would hold approximately 46% of Youku's total voting power in aggregate immediately upon the closing of the Merger.

  The approval of the Voting Power Ratio Change and the Class Vote Threshold Change will result in holders of Youku Class B shares, who are primarily Youku's management and affiliates, having greater voting power and influence in Youku after the Merger, which would not otherwise be the case given the dilutive effect to their voting power as a result of the Share Issuance in connection with the Merger. The increased voting power and influence of holders of Youku Class B shares may have anti-takeover effects and may also impact Youku's ADS trading price.

Q:
What vote of Youku shareholders is required to approve the Share Issuance, the Name Change, the Voting Power Ratio Change and the Class Vote Threshold Change?

A:
The Share Issuance cannot be completed unless it is authorized and approved by (1) a resolution passed by an affirmative vote by holders of Youku shares representing a majority of the aggregate voting power at the Youku AGM and (2) a resolution passed by an affirmative vote by holders of a majority of the total outstanding Youku Class A shares at the Youku Class A Shareholders Meeting. The Name Change cannot be completed unless it is authorized and approved by a special resolution passed by an affirmative vote of at least two-thirds of such shareholders of Youku as, being entitled to do so, vote in person or by proxy as a single class at the Youku AGM. The Voting Power Ratio Change must be authorized and approved by (1) an affirmative vote of at least two-thirds of such shareholders of Youku as, being entitled to do so, vote in person or by proxy as a single class at the Youku AGM, and by (2) an affirmative vote of at least two-thirds of such Youku Class B shareholders as, being entitled to do so, vote in person or by proxy as a single class at the Youku Class B Shareholders Meeting which will take place at the Youku AGM. The Class Vote Threshold Change must be authorized and approved by (1) an affirmative vote of at least two-thirds of such shareholders of Youku as, being entitled to do so, vote in person or by proxy as a single class at the Youku AGM, and by (2) an affirmative vote of at least two-thirds of such Youku Class A shareholders as, being entitled to do so, vote in person or by proxy as a single class at the Youku Class A Shareholders Meeting which will take place at the Youku AGM. Each Youku Class A share is entitled to one vote and each Youku Class B share is entitled to three votes.

  As an inducement for Tudou to enter into the Merger Agreement, certain principal shareholders of Youku entered into voting agreements to vote all Youku shares and Youku ADSs beneficially owned by them in favor of, among other things, the resolution to authorize and approve the Share Issuance. As of June 30, 2012, an aggregate of 409,581,285 Youku Class A shares and 645,023,149 Youku Class B shares, constituting approximately 50.3% of the total outstanding Youku shares, approximately 68.6% of the aggregate voting power of Youku shares and 28.5% of the aggregate voting power of Youku Class A shares, are subject to these voting agreements. Please see "The Voting Agreement—Voting Agreements between Tudou and Certain Youku Shareholders" for more information.

  In addition, as of June 30, 2012, excluding Youku share options granted to them, Youku directors and executive officers who are not subject to the voting agreements as a group beneficially owned an aggregate of 18,250,000 Youku Class B ordinary shares, constituting approximately 0.9% of the total outstanding Youku shares and approximately 1.6% of the aggregate voting power of Youku shares. They did not own any Youku Class A shares. Youku expects that the directors and executive officers of Youku not subject to the Tudou Voting Agreement will vote all of the Youku shares they beneficially own in favor of the resolutions to authorize and approve the Share Issuance and Name Change because they believe that the Share Issuance and the Name Change are in the best interests of Youku. Youku expects that the directors and executive officers of Youku will vote all of the Youku shares they beneficially own in favor of the resolutions to authorize and approve the Voting Power Ratio Change and the Class Vote Threshold Change. None of the directors or executive officers of Youku has made a recommendation with respect to the proposed transaction other than as set forth in this joint proxy statement/prospectus.

Q:
Who is entitled to vote at the Youku AGM and the Youku Class Meetings?

A:
The Youku share record date is            , 2012 (New York City time) and the Youku ADS record date is            , 2012 (New York City time). Holders of Youku shares on the Youku share record date are entitled to vote at the Youku AGM and the Youku Class Meetings. Holders of Youku shares may appoint a proxy holder to vote on their behalf. Holders of Youku ADSs on the Youku ADS record date may instruct the Youku depositary how to vote the Youku shares underlying their ADSs. Shareholders entered in the register of members of Youku at the close of business on            , 2012 (New York City time) will receive the proxy card directly from Youku, and Youku ADS holders will receive the voting instruction card from the Youku depositary.

Q:
Who is entitled to participate in the Youku AGM and the Youku Class Meetings?

A:
Only Youku shareholders registered in the register of members of Youku as of the Youku share record date or their proxy holders are entitled to participate in the Youku AGM and the Youku

  Class Meetings or any adjournment thereof. Youku ADS holders themselves may not participate in the Youku AGM and the Youku Class Meetings. Youku ADS holders who wish to attend the Youku AGM or the Youku Class A Shareholders Meeting must surrender their Youku ADSs to the Youku depositary, pay the Youku depositary fees required for such surrender and provide instruction for the registration of the corresponding Youku shares prior to            , 2012, and become registered as a Youku shareholder in Youku's register of members prior to            , 2012, the Youku share record date. As Youku Class B shares do not underly the Youku ADSs, Youku ADS holders are not entitled to vote at the Youku Class B Shareholders Meeting.

Q:
What constitutes a quorum for the Youku AGM and the Youku Class Meetings?

A:
At least one Youku shareholder holding not less than an aggregate of one-third of all voting share capital of Youku in issue present in person or by proxy and entitled to vote constitutes a quorum. In addition, the quorum for meetings of the holders of Youku Class A shares or Youku Class B shares requires at least one holder of Youku Class A shares or Youku Class B shares, respectively, holding or representing by proxy at least one-third of the issued Youku Class A shares or Youku Class B shares, respectively, that are entitled to vote on the Youku share record date.

Q:
How do I vote if my Youku shares are registered in my name?

A:
If Youku shares are registered in your name (that is, you do not hold ADSs) as of the Youku share record date, you should simply indicate on your proxy card how you want to vote, sign and date the proxy card, and mail the proxy card in the return envelope as soon as possible but in any event at least 48 hours before the time of the Youku AGM and Youku Class Meetings, so that your Youku shares will be represented and may be voted at the Youku AGM and Youku Class Meetings.

  Alternatively, you can attend the Youku AGM or Youku Class Meetings and vote in person. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, (1) the Youku shares represented by your proxy will be voted FOR the resolutions to authorize and approve the Share Issuance, the Name Change, the Voting Power Ratio Change and the Class Vote Threshold Change, (2) the Youku Class A shares represented by your proxy card will be voted FOR the resolutions to authorize and approve the Share Issuance and the Class Vote Threshold Change to be voted upon at the Youku Class A Shareholders Meeting, (3) the Youku Class B shares represented by your proxy card will be voted FOR the resolution to authorize and approve the Voting Power Ratio Change to be voted upon at the Youku Class B Shareholders Meeting, and (4) the Youku shares represented by your proxy card will be voted FOR the resolution that, in the event that there are insufficient proxies received at the time of the Youku AGM or Youku Class Meetings (as applicable) to authorize and approve the Share Issuance, the Name Change, the Voting Power Ratio Change and the Class Vote Threshold Change, the chairman of the Youku AGM and Youku Class Meetings (as applicable) be instructed to adjourn the Youku AGM and Youku Class Meetings (as applicable) in order to allow Youku to solicit additional proxies in favor of the approval of the Share Issuance, Name Change, the Voting Power Ratio Change and the Class Vote Threshold Change, unless you appoint a person other than the chairman of the meeting as proxy, in which case the Youku shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines. If your Youku shares are held by your broker, bank or other nominee, please see below for additional information.

  Unless a Youku Class A shareholder indicates otherwise in his or her proxy card, the manner in which the Youku Class A shareholder votes upon the resolutions at the Youku AGM to authorize and approve the Share Issuance and the Class Vote Threshold Change will be deemed to be the same manner in which such Youku Class A shareholder votes upon the resolutions at the Youku Class A Shareholders Meeting to authorize and approve the Share Issuance and the Class Vote

  Threshold Change. Unless a Youku Class B shareholder indicates otherwise in his or her proxy card, the manner in which the Youku Class B shareholder votes upon the resolution at the Youku AGM to authorize and approve the Voting Power Ratio Change will be deemed to be the same manner in which such Youku Class B shareholder votes upon the resolution at the Youku Class B Shareholders Meeting to authorize and approve the Voting Power Ratio Change.

Q:
How do I vote if I hold Youku ADSs?

A:
Voting at the Youku AGM and Youku Class Meetings will be by poll. If you own Youku ADSs as of the close of business on            , 2012 (New York City time), you cannot attend or vote at the Youku AGM and Youku Class Meetings directly, but you may instruct the Youku depositary (as the holder of the Youku shares underlying your ADSs) how to vote the shares underlying your Youku ADSs by completing and signing the Youku ADS voting instruction card and returning it in accordance with the instructions printed on it. The Youku depositary must receive the voting instruction card no later than             a.m. (New York City time) on            , 2012. The Youku depositary shall endeavor, in so far as practicable, to vote or cause to be voted the shares represented by your Youku ADSs in accordance with your voting instructions. If the Youku depositary timely receives valid voting instructions from a Youku ADS holder which fails to specify the manner in which the Youku depositary is to vote the shares represented by Youku ADSs held by such Youku ADS holder, such Youku ADS holder will be deemed to have instructed the Youku depositary to vote in favor of the items set forth in the voting instructions.

  Alternatively, you may vote at the Youku AGM and Youku Class A Shareholders Meeting if you surrender your Youku ADSs prior to            , 2012 (New York City time), the Youku ADS record date, and become a holder of Youku shares by the close of business on            , 2012 (New York City time), the Youku share record date. If you hold your Youku ADSs through a financial intermediary such as a broker, you must rely on the procedures of the financial intermediary through which you hold your Youku ADSs if you wish to vote. If your Youku ADSs are held by your broker, bank or other nominee, see below. If you wish to surrender your Youku ADSs, you need to make arrangements to deliver your Youku ADSs to the Youku depositary for cancellation prior to the close of business in New York City on            , 2012, the Youku ADS record date, together with (1) delivery instructions for the corresponding Youku shares (name and address of person who will be the registered holder of Youku shares) and (2) payment of the ADS cancellation fees (5¢ per Youku ADS to be cancelled) and related expenses and taxes (such as stamp taxes and stock transfer taxes). If you hold your Youku ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the Youku ADSs on your behalf.

  If you request the cancellation of your Youku ADSs between the Youku ADS record date and the Youku share record date, you will be asked to certify that (1) you were a holder of the Youku ADSs being cancelled as of the Youku ADS record date and you have not given, and will not give, directly or indirectly, voting instructions to the Youku depositary as to the Youku ADSs presented for cancellation, or (2) you were not a holder of the Youku ADSs being cancelled as of the Youku ADS record date and you will not vote the Youku Class A shares at the Youku AGM.

  In the event that the Youku depositary receives voting instructions from holders of Youku ADSs that exceed the number of corresponding Youku Class A shares held on deposit as of the Youku share record date, the Youku depositary will prorate the voting instructions received and vote the Youku Class A shares held as of the Youku share record date in accordance with such prorated voting instructions.

  As Youku Class B shares do not underly the Youku ADSs, Youku ADS holders are not entitled to vote at the Youku Class B Shareholders Meeting.

Q:
What will happen if I abstain from voting or fail to vote at the Youku AGM or Youku Class Meetings in person or by proxy?

A:
Youku shareholders who abstain from voting or who fail to cast their vote in person or by proxy will not have their votes counted. Youku ADS holders who abstain from voting or who fail to provide specific voting instructions to Citibank, N.A. (the "Youku depositary") by             a.m. (New York City time) on            , 2012 will be deemed to have instructed the Youku depositary under the deposit agreement, dated as of December 8, 2010 (the "Youku Deposit Agreement"), among Youku, the Youku depositary and all holders from time to time of Youku ADSs, to give a discretionary proxy to a person designated by Youku (the "Youku Designee") under the Youku Deposit Agreement, unless Youku informs the Youku depositary that (1) Youku does not wish such discretionary proxy to be given, (2) substantial opposition exists in respect of the contemplated Share Issuance, the Name Change, the Voting Power Ratio Change and the Class Vote Threshold Change, or (3) the rights of holders of Youku shares may be materially adversely affected by the contemplated Share Issuance, the Name Change, the Voting Power Ratio Change and the Class Vote Threshold Change. It is Youku's intention that the Youku Designee vote all such unvoted Youku Class A shares (1) FOR the resolutions to authorize and approve the Share Issuance, the Name Change, the Voting Power Ratio Change and the Class Vote Threshold Change at the Youku AGM and (2) FOR any resolution to adjourn the Youku AGM and the Youku Class A Shareholders Meeting, if necessary.

Q:
If my Youku ADSs are held in a brokerage account, will my broker vote my Youku ADSs on my behalf?

A:
It is important that you promptly follow the directions provided by your broker, bank or other nominee regarding how to instruct it to vote your Youku ADSs. If you timely provide your broker, bank or other nominee with voting instructions, they will vote the Youku Class A shares underlying your Youku ADSs on your behalf based on such voting instructions. If you do not timely instruct your broker, bank or other nominee how to vote the Youku Class A shares underlying your Youku ADSs, you will be deemed to have instructed the Youku depositary under the Youku Deposit Agreement to give a discretionary proxy to the Youku Designee. It is Youku's intention that the Youku Designee vote all such unvoted Youku Class A shares (1) FOR the resolutions to authorize and approve the Share Issuance, the Name Change, the Voting Power Ratio Change and the Class Vote Threshold Change at the Youku AGM and (2) FOR any resolution to adjourn the Youku AGM and the Youku Class A Shareholders Meeting, if necessary.

Q:
Can I change my vote for the Youku AGM or Youku Class Meetings?

A:
If your Youku shares are registered in your name, you may change your vote in one of three ways:

•
first, you may revoke a proxy by written notice of revocation given to the chairman of the Youku AGM and Youku Class Meetings before the Youku AGM and Youku Class Meetings commence. Any written notice revoking a proxy should be sent to Youku Inc., 11/F, SinoSteel Plaza, 8 Haidian Street, Haidian District, Beijing 100080, People's Republic of China;

•
second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to Youku to ensure that it will be received by Youku no later than             a.m. on        , 2012 (New York City Time); or

•
third, you may attend the Youku AGM and Youku Class Meetings and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the Youku AGM or Youku Class Meeting.

  Holders of Youku ADSs may revoke their voting instructions by notification to the Youku depositary in writing at any time prior to             a.m. New York City time on            , 2012. A holder of Youku ADSs can do this in one of two ways:

  •
  first, a holder of Youku ADSs can revoke its voting instructions by written notice of revocation timely delivered to the Youku depositary; or

  •
  second, a holder of Youku ADSs can complete, date and submit a new ADS voting instruction card to the Youku depositary bearing a later date than the ADS voting instruction card sought to be revoked.

  If you hold your Youku ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the Youku depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

Q:
What should I do if I receive more than one set of voting materials for the Youku AGM and Youku Class Meetings?

A:
You may receive more than one set of voting materials, including multiple copies of the joint proxy statement or multiple proxy cards or Youku ADS voting instruction cards. For example, if you hold your Youku ADSs in more than one brokerage account, you will receive a separate ADS voting instruction card for each brokerage account in which you hold ADSs. If you are a Youku shareholder of record and/or a Youku ADS holder and your Youku shares and/or ADSs, respectively, are registered in more than one name, you will receive more than one proxy card. Please submit each proxy card that you receive.

Q:
Will any proxy solicitor be used in connection with the Youku AGM and Youku Class Meetings?

A:
Youku will ask banks, brokers and other custodians, nominees and fiduciaries to forward Youku's proxy solicitation materials to the beneficial owners of Youku shares or Youku ADSs held of record by such nominee holders. Youku will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners and in obtaining voting instructions from those owners. In addition, proxies may be solicited by mail, in person, by telephone, by Internet or by facsimile by certain of Youku's officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. Youku will pay all expenses of filing, printing and mailing this joint proxy statement/prospectus.

Q:
Do any of Youku's directors or executive officers have interests with respect to the Share Issuance or Name Change that may differ from, or be in addition to, those of other Youku shareholders generally?

A:
Youku's directors and executive officers do not have agreements or arrangements that provide them with interests with respect to the Share Issuance or the Name Change that may differ from, or be in addition to, the interests of other Youku shareholders generally.

Q:
Does the Youku Board recommend the authorization and approval of the Share Issuance, the Name Change, the Voting Power Ratio Change and the Class Vote Threshold Change?

A:
Yes. The Youku Board has approved and adopted the Merger Agreement and recommends that you vote FOR the resolutions to authorize and approve the Share Issuance, the Name Change, the Voting Power Ratio Change and the Class Vote Threshold Change and FOR the resolution that, in the event that there are insufficient proxies received at the time of the Youku AGM and Youku Class Meetings (as applicable) to authorize and approve the Share Issuance, the Name Change, the Voting Power Ratio Change and the Class Vote Threshold Change proposed at the Youku

  AGM and Youku Class Meetings (as applicable), the chairman of the Youku AGM and Youku Class Meetings (as applicable) be instructed to adjourn the Youku AGM and Youku Class Meetings (as applicable) in order to allow Youku to solicit additional proxies in favor of the authorization and approval of the Share Issuance, the Name Change, the Voting Power Ratio Change and the Class Vote Threshold Change.

  For additional information regarding the factors and reasons considered by the Youku Board in approving the Merger, please see "The Merger—Background of the Merger" beginning on page 116, "The Merger—Reasons for the Merger and Recommendation of the Youku Board" beginning on page 121.

Questions and Answers Relating to the Tudou AGM

Q:
When and where will the Tudou AGM be held?

A:
The Tudou AGM will take place on                , 2012, beginning at          local time at          .

Q:
What matters will be voted on at the Tudou AGM?

A:
Tudou shareholders will be asked to consider and vote on the following matters:

•
as a special resolution, to authorize and approve the Merger Agreement, the Plan of Merger and the Merger;

•
as an ordinary resolution, to approve that Messrs. Gary Wei Wang, Hany Nada, David M. Hand, Ted Tak-Tai Lee and Conor Chia-hung Yang (the "Tudou Directors") be re-elected as the directors of Tudou (the "Re-election of Tudou Directors"); and

•
as an ordinary resolution, that in the event that there are insufficient proxies received at the time of the Tudou AGM to authorize and approve the Merger Agreement, the Plan of Merger and the Merger or approve the Re-election of Tudou Directors, the chairman of the Tudou AGM be instructed to adjourn the Tudou AGM in order to allow Tudou to solicit additional proxies in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Merger and the approval of the Re-election of Tudou Directors.

Q:
What vote of Tudou shareholders is required to authorize and approve the Merger Agreement, the Plan of Merger and the Merger?

A:
In order for the Merger to be completed, the Merger Agreement, the Plan of Merger and the Merger must be authorized and approved by a special resolution of Tudou passed by an affirmative vote of at least two-thirds of such shareholders of Tudou as, being entitled to do so, vote in person or by proxy as a single class at the Tudou AGM. Each Tudou Class A share is entitled to four votes and each Tudou Class B share is entitled to one vote.

  As an inducement for Youku to enter into the Merger Agreement, certain principal shareholders of Tudou entered into voting agreements to vote all Tudou shares and Tudou ADSs beneficially owned by them in favor of the resolutions to approve and authorize the Merger Agreement, the Plan of Merger and the Merger. As of June 30, 2012, an aggregate of 64,977,879 Tudou shares, constituting approximately 55.1% of the total outstanding shares of Tudou and 64.2% of the voting power of Tudou, are subject to these voting agreements. Please see "The Voting Agreement—Voting Agreements between Youku and Certain Tudou Shareholders" for more information.

  As of June 30, 2012, excluding Tudou share options granted to them, all of Tudou directors and executive officers that beneficially owned Tudou shares were subject to the voting agreements described in the above paragraph.

Q:
What vote of Tudou shareholders is required to approve the Re-election of Tudou Directors?

A:
The Re-election of Tudou Directors must be approved by an ordinary resolution of Tudou passed by a majority of the votes cast by such shareholders of Tudou as, being entitled to do so, vote in person or by proxy as a single class at the Tudou AGM. Each Tudou Class A share is entitled to four votes and each Tudou Class B share is entitled to one vote.

Q:
Who is entitled to vote at the Tudou AGM?

A:
The Tudou share record date is            , 2012 (New York City time) and the Tudou ADS record date is            , 2012 (New York City time). Holders of Tudou shares on the share record date are entitled to vote at the Tudou AGM. Holders of Tudou shares may appoint a proxy holder to vote on their behalf. Holders of Tudou ADSs may instruct the Tudou depositary how to vote the Tudou shares underlying their Tudou ADSs. Shareholders entered in the register of members of Tudou at the close of business on                , 2012 (New York City time) will receive the voting materials, including the proxy card, directly from Tudou, and Tudou ADS holders will receive the voting materials, including the voting instruction card, from the Tudou depositary.

Q:
Who is entitled to participate in the Tudou AGM?

A:
Only Tudou shareholders registered in the register of members of Tudou as of the Tudou share record date or their proxy holders are entitled to participate in the Tudou AGM or any adjournment thereof. Tudou ADS holders themselves may not participate in the Tudou AGM. Tudou ADS holders who wish to attend the Tudou AGM must surrender their Tudou ADSs to the Tudou depository, pay the Tudou depository fees required for such surrender and provide instruction for the registration of the corresponding Tudou shares prior to            , 2012, and become registered as a Tudou shareholder in Tudou's register of members prior to            , 2012, the Tudou share record date.

Q:
What constitutes a quorum for the Tudou AGM?

A:
Two or more shareholders on record holding not less than an aggregate of one-third of all voting share capital of Tudou in issue present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative or proxy and entitled to vote will constitute a quorum.

Q:
How do I vote if my Tudou shares are registered in my name?

A:
If Tudou shares are registered in your name (that is, you do not hold ADSs) as of the Tudou share record date, you should simply indicate on your proxy card how you want to vote, sign and date the proxy card, and mail the proxy card in the return envelope as soon as possible but in any event at least 48 hours before the time of the Tudou AGM so that your Tudou shares will be represented and may be voted at the Tudou AGM. Alternatively, you can attend the Tudou AGM and vote in person. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, the Tudou shares represented by your proxy will be voted (1) FOR the resolution to authorize and approve the Merger Agreement, the Plan of Merger and the Merger, (2) FOR the resolution to approve the Re-election of Tudou Directors, and (3) FOR the resolution that in the event that there are insufficient proxies received at the time of the Tudou AGM to authorize and approve the Merger Agreement, the Plan of Merger and the Merger or to approve the Re-election of Tudou Directors, the chairman of the Tudou AGM be instructed to adjourn the Tudou AGM in order to allow Tudou to solicit additional proxies in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Merger and the approval of the Re-election of Tudou Directors, unless you appoint a person other than the chairman of the meeting as proxy, in which case the Tudou shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines. If your Tudou shares are held by your broker, bank or other nominee, please see below for additional information.

Q:
How do I vote if I hold Tudou ADSs?

A:
If you own Tudou ADSs as of the close of business on            , 2012 (New York City time), you cannot attend or vote at the Tudou AGM directly, but you may instruct the Tudou depositary (as the holder of the Tudou shares underlying your ADSs) how to vote the shares underlying your Tudou ADSs by completing and signing the Tudou ADS voting instruction card and returning it in accordance with the instructions printed on it. The Tudou depositary must receive the voting instruction card no later than           a.m. New York City time on             , 2012. The Tudou depositary shall endeavor, in so far as practicable, to vote or cause to be voted the shares represented by your Tudou ADSs in accordance with your voting instructions. If the Tudou depositary timely receives valid voting instructions from a Tudou ADS holder which fails to specify the manner in which the Tudou depositary is to vote the shares represented by Tudou ADSs held by such Tudou ADS holder, such Tudou ADS holder will be deemed to have instructed the Tudou depositary to vote in favor of the items set forth in the voting instructions.

  Alternatively, you may vote at the Tudou AGM if you surrender your Tudou ADSs prior to            , 2012 (New York City time), the Tudou ADS record date, and become a holder of Tudou shares by the close of business on            , 2012 (New York City time), the Tudou share record date. If you hold your Tudou ADSs through a financial intermediary such as a broker, you must rely on the procedures of the financial intermediary through which you hold your Tudou ADSs if you wish to vote. If your Tudou ADSs are held by your broker, bank or other nominee, see below. If you wish to surrender your Tudou ADSs, you need to make arrangements to deliver your Tudou ADSs to the Tudou depositary prior to the close of business in New York City on            , 2012, the Tudou ADS record date, together with (1) delivery instructions for the corresponding Tudou shares (name and address of person who will be the registered holder of Tudou shares) and (2) payment of the ADS cancellation fees (5¢ per Tudou ADS to be cancelled) and related expenses and taxes (such as stamp taxes and stock transfer taxes). If you hold your Tudou ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the Tudou ADSs on your behalf. Upon cancellation of the Tudou ADSs, the depositary bank will arrange for the principal Hong Kong office of The Hongkong and Shanghai Banking Corporation Limited, the custodian holding the Tudou shares, to transfer registration of the Tudou shares to you.

Q:
What will happen if I abstain from voting or fail to vote at the Tudou AGM in person or by proxy?

A:
Tudou shareholders who abstain from voting or fail to cast their vote in person or by proxy will not have their votes counted. Tudou ADS holders who abstain from voting or who fail to provide specific voting instructions to the Tudou depositary by             a.m. (New York City time) on                , 2012 may, under the terms of the Tudou Deposit Agreement, be deemed to have instructed the Tudou depositary to give a discretionary proxy to a person designated by Tudou (the "Tudou Designee"). Unless Tudou notifies the Tudou depositary that this provision will not apply, the Tudou Designee will receive a proxy from the Tudou depositary and will vote all such uninstructed Tudou Class B shares FOR the authorization and approval of the Merger Agreement, the Plan of Merger and the Merger, FOR the approval of the Re-election of Tudou Directors and FOR any adjournment of the Tudou AGM.

Q:
If my Tudou ADSs are held in a brokerage account, will my broker vote my Tudou ADSs on my behalf?

A:
It is important that you promptly follow the directions provided by your broker, bank or other nominee regarding how to instruct it to vote your Tudou ADSs. If you timely provide your broker, bank or other nominee with voting instructions, such entity will vote the Tudou Class B shares underlying your Tudou ADSs on your behalf based on such voting instructions. If you do not timely instruct your bank, broker or other nominee how to vote the Tudou Class B shares underlying your Tudou ADSs, you may, under the terms of Tudou Deposit Agreement, be deemed to have instructed the Tudou depositary to give a discretionary proxy to the Tudou Designee. Unless Tudou notifies the Tudou depositary that this provision will not apply, the Tudou Designee will receive a proxy from the Tudou depositary and will vote all such uninstructed Tudou Class B shares FOR the authorization and approval of the Merger Agreement, the Plan of Merger and the Merger, FOR the approval of the Re-election of Tudou Directors and FOR any adjournment of the Tudou AGM.

Q:
Can I change my vote for the Tudou AGM?

A:
If your Tudou shares are registered in your name, you may change your vote in one of three ways:

•
first, you may revoke a proxy by written notice of revocation given to the chairman of the Tudou AGM before the Tudou AGM commences. Any written notice revoking a proxy should be sent to Tudou Holdings Limited, Building No. 6, X2 Creative Park, 1238 Xietu Road, Xuhui District, Shanghai 200032, People's Republic of China;

•
second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to Tudou to ensure that it will be received by Youku no later than             a.m. on                        , 2012 (New York City Time) prior to the Tudou AGM; or

•
third, you may attend the Tudou AGM and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the Tudou AGM.

  Holders of Tudou ADSs may revoke their voting instructions by notification to the Tudou depositary in writing at any time prior to             a.m. New York City time on                        , 2012. A holder of Tudou ADSs can do this in one of two ways:

  •
  first, a holder of Tudou ADSs can revoke its voting instructions by written notice of revocation timely delivered to the Tudou depositary; or

  •
  second, a holder of Tudou ADSs can complete, date and submit a new ADS voting instruction card to the Tudou depositary bearing a later date than the ADS voting instruction card sought to be revoked.

  If you hold your Tudou ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the Tudou depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

Q:
What should I do if I receive more than one set of voting materials for Tudou AGM?

A:
You may receive more than one set of voting materials, including multiple copies of the joint proxy statement or multiple proxy cards or ADS voting instruction cards. For example, if you hold your Tudou ADSs in more than one brokerage account, you will receive a separate ADS voting instruction card for each brokerage account in which you hold ADSs. If you are a Tudou shareholder of record and/or a Tudou ADS holder and your Tudou shares and/or ADSs, respectively, are registered in more than one name, you will receive more than one proxy card. Please submit each proxy card that you receive.

Q:
If I hold certificated Tudou Shares or if I hold ADRs, should I send in my share certificates and/or ADRs now?

A:
No. Promptly after the Merger is completed, each Tudou shareholder of record as of the time of the Merger will be sent written instructions for exchanging their share certificates for the Per Share Merger Consideration. Please do not send your share certificates now. Similarly, you should not send the ADRs that represent your Tudou ADSs to the Tudou depositary at this time. Promptly after the Merger is completed, the Tudou depositary will call for the surrender of all Tudou ADRs for delivery of the Per ADS Merger Consideration. Tudou ADR owners will be receiving a notice from the Tudou depositary relating to the foregoing.

  All holders of uncertificated Tudou shares and Tudou ADSs held in book-form entry will receive their Per Share Merger Consideration or Per ADS Merger Consideration as soon as practicable after the Merger is completed without any further action required on the part of such holders. The Tudou ADS cancellation fee payable to the Tudou depositary, and the Youku ADS issuance fee payable to the Youku depositary, will be deducted from the registered ADS holders' account.

Q:
Am I entitled to appraisal rights as a Tudou shares or ADSs holder?

A:
Shareholders registered in Tudou's register of members as the holders of Tudou shares as of the Tudou share record date who dissent from the Merger will have the right to seek appraisal and payment of the fair value of their Tudou shares if the Merger is completed, but only if they deliver to Tudou, before the vote is taken on the resolution to authorize and approve the Merger Agreement, the Plan of Merger and the Merger, a written objection to the Merger and they subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Law for the exercise of appraisal rights. The fair value of your Tudou shares as determined under that statute could be more than, the same as, or less than the Per Share Merger Consideration you would receive pursuant to the Merger Agreement if you do not exercise appraisal rights with respect to your shares.

  Tudou ADS holders will not have the right to seek appraisal and payment of the fair value of the shares underlying their ADSs. The Tudou depositary will not attempt to perfect any appraisal rights with respect to any of the Tudou shares that it holds, even if an ADS holder requests it to do so. Tudou ADS holders wishing to exercise appraisal rights must surrender their ADSs to the Tudou depositary, pay the Tudou depositary's fees required for such surrender, provide instructions for the registration of the corresponding Tudou shares before             a.m. New York City time on            , 2012 and become registered holders of Tudou shares by the close of business on                , 2012 (New York City time) the Tudou share record date. Thereafter, such former ADS holders must comply with the procedures and requirements for exercising dissenter and appraisal rights with respect to the Tudou shares under Section 238 of the Cayman Companies Law.

  We encourage you to read the information set forth in this joint proxy statement/prospectus carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your appraisal rights. Please see "The Merger—Appraisal Rights" beginning on page 153 as well as "Appendix E—Section 238 of the Cayman Companies Law" to this joint proxy statement/prospectus for additional information.

Q:
If I own Tudou ADSs and seek to perfect appraisal rights, how do I convert my ADSs to Tudou shares, and when is the deadline for completing the conversion of Tudou ADSs to Tudou shares?

A:
If you own Tudou ADSs and wish to exercise appraisal rights, you must surrender your ADSs at the Tudou depositary's office at 101 Barclay Street, New York, New York 10286; Attention: ADR Division. Upon your payment of the Tudou ADS cancellation fee to the Tudou depositary and any other applicable expenses, taxes or charges, such as stamp taxes or stock transfer taxes or fees, the

  Tudou depositary will arrange for the principal Hong Kong office of The Hongkong and Shanghai Banking Corporation Limited, the custodian holding the Tudou shares, to transfer the Tudou shares and any other deposited securities underlying the ADSs to such ADS holder or a person designated by such ADS holder.

  The deadline for surrendering Tudou ADSs to the Tudou depositary for these purposes is the close of business on                , 2012 (New York City time).

  You must become a registered holder of your Tudou shares and lodge a written notice of objection to the plan of Merger with Tudou prior to the Tudou AGM.

Q:
Will any proxy solicitor be used in connection with the Tudou AGM?

A:
Tudou will ask banks, brokers and other custodians, nominees and fiduciaries to forward Tudou's proxy solicitation materials to the beneficial owners of Tudou shares or Tudou ADSs held of record by such nominee holders. Tudou will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners and in obtaining voting instructions from those owners. In addition, proxies may be solicited by mail, in person, by telephone, by Internet or by facsimile by certain of Tudou's officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. Tudou will pay all expenses of filing, printing and mailing this joint proxy statement/prospectus to Tudou shareholders and ADS holders.

Q:
Do any of Tudou's directors or executive officers have interests in the Merger that may differ from, or be in addition to, those of other Tudou shareholders generally?

A:
Some of Tudou's directors and executive officers have agreements and arrangements which may result in their having interests in the Merger that may be different from, or in addition to, the interests of Tudou's shareholders generally, including but not limited to treatment of Tudou share options in the Merger and board representation rights on the Youku Board for Mr. Gary Wei Wang, chairman of the Tudou Board and Tudou's chief executive officer, and an individual appointed by GGV II Delaware L.L.C., one of the principal shareholders of Tudou. The Tudou Board was aware of these agreements and arrangements during its deliberations of the merits of the Merger and in determining to recommend that Tudou shareholders vote to authorize and approve the Merger. Please see "The Merger—Interests of Tudou's Directors and Executive Officers in the Merger" beginning on page 144 for more information.

Q:
Does the Tudou Board recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the Merger and the Re-election of the Tudou Directors?

A:
Yes. The Tudou Board has authorized and approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and recommends that you vote:

•
FOR the special resolution to authorize and approve the Merger Agreement, the Plan of Merger and the Merger;

•
FOR the ordinary resolution to approve the Re-election of Tudou Directors; and

•
FOR the ordinary resolution that in the event that there are insufficient proxies received at the time of the Tudou AGM to authorize and approve the Merger Agreement, the Plan of Merger and the Merger or approve the Re-election of Tudou Directors, the chairman of the Tudou AGM be instructed to adjourn the Tudou AGM in order to allow Tudou to solicit additional proxies in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Merger and the approval of the Re-election of Tudou Directors.

  For additional information regarding the factors and reasons considered by the Tudou Board in approving the Merger, please see "The Merger—Background of the Merger" beginning on page 116, "The Merger—Reasons for the Merger and Recommendation of the Tudou Board" beginning on page 124.

Other Questions

Q:    What do I need to do now as a holder of Youku shares/ADSs and/or Tudou shares/ADSs?

A:
You are urged to carefully read this joint proxy statement/prospectus, including its appendices and the other documents referred to or incorporated by reference into this joint proxy statement/prospectus and to consider how the Merger affects you as a Youku shareholder/ADS holder and/or a Tudou shareholder/ADS holder. You may also want to review the documents referenced under "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" on pages 275 and 276, respectively, and consult with your accounting, legal and tax advisors. Once you have considered all relevant information, you are encouraged to vote by proxy so that (1) your Youku shares and/or the Youku shares underlying your Youku ADSs are represented at the Youku AGM and applicable Youku Class Meeting, and/or (2) the Tudou shares and/or the Tudou shares underlying your Tudou ADSs are represented at the Tudou AGM. You can vote your Youku shares and/or the Youku shares underlying your Youku ADSs by marking your choices on the Youku proxy card or the Youku ADS voting instruction card, respectively, and then signing, dating and mailing it in the return envelope. You can vote your Tudou shares and/or the Tudou shares underlying your Tudou ADSs by marking your choices on the Tudou proxy card or the Tudou ADS voting instruction card, respectively, and then signing, dating and mailing it in the return envelope.

Q:
Who can help answer my questions?

A:
If you have any further questions about the Merger, you can contact representatives from the investor relation departments of Youku and Tudou as follows:

  Ryan Cheung
  Corporate Finance Director
  Youku Inc.
  11/F, SinoSteel Plaza
  8 Haidian Street
  Haidian District
  Beijing 100080
  People's Republic of China
  Tel: (+86 10) 5885-1881 x6090
  Email: ryan.cheung@youku.com

  Michael Fu
  Investor Relations Director
  Tudou Holdings Limited
  Building No. 6, X2 Creative Park,
  1238 Xietu Road, Xuhui District
  Shanghai 200032,
  People's Republic of China
  Tel: (+86 21) 5170-2375
  Email: mfu@tudou.com

Q:
Where can I find more information about the companies involved in the Merger?

A:
You can find more information about Youku, Tudou and Merger Sub in "Summary—The Companies" beginning on page 21 of this joint proxy statement/prospectus, and in the documents described under "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" on pages 275 and 276, respectively.

SUMMARY

        This summary, together with the section titled "Questions and Answers about the Merger and the Annual General Meetings of Youku and Tudou," summarizes the material information in this joint proxy statement/prospectus. However, it may not contain all of the information that may be important to your consideration of the proposed Merger. To understand the Merger fully and for a more complete description of the legal terms of the Merger, you should carefully read this entire joint proxy statement/prospectus and the other documents to which this joint proxy statement/prospectus refers, including the appendixes that are attached to this joint proxy statement/prospectus and incorporated by reference into this joint proxy statement/prospectus. Please see also "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" on pages 275 and 276, respectively. Page references included parenthetically in this summary direct you to the more complete description found elsewhere in this joint proxy statement/prospectus.

 The Companies

Youku Inc.

        Youku is the leading Internet television company in China and its Internet television platform enables users to search, view and share video content across multiple devices. Youku is incorporated under the laws of the Cayman Islands and carries out its operation through its subsidiaries and consolidated affiliated entities in China. For a description of Youku's operation and business in China, please see "Item 4. Information on the Company—A. History and Development of the Company" on page 31 of Youku's annual report on Form 20-F for the year ended December 31, 2011, as filed with the SEC on April 10, 2012 (the "Youku 2011 20-F") and incorporated by reference to the registration statement on Form F-4 of which this joint proxy statement/prospectus is a part.

        Due to PRC legal restrictions on foreign ownership and investment in value-added telecommunications services and advertising businesses in China, Youku operates its business primarily through its consolidated affiliated entities in China. Youku does not hold equity interests in its consolidated affiliated entities. However, through a series of contractual arrangements with these consolidated affiliated entities and their respective shareholders, Youku effectively controls, and is able to derive substantially all of the economic benefits from, these consolidated affiliated entities. For more information on these contractual arrangements, please see "Item 4. Information on the Company—C. Organizational Structure—Contractual Arrangements" of the Youku 2011 20-F, beginning on page 55.

        Youku principal executive offices are located at 11/F, SinoSteel Plaza, 8 Haidian Street, Beijing, 100080, People's Republic of China. Its telephone number at this address is +86 10 5885-1881. Youku's registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Youku also has three branches in Shanghai, Guangzhou and Xi'an, China and one representative office in Chengde, China. Youku's agent for service of process in the United States is Law Debenture Corporate Services Inc. located at 400 Madison Avenue, 4th Floor, New York, New York 10017.

        Youku's American depositary shares, each representing 18 Class A ordinary shares, par value US$0.00001 per share of Youku, are listed on the NYSE under the symbol "YOKU."

Tudou Holdings Limited

        Tudou has been conducting the business of online video sharing and advertising in China and provides an online platform for Chinese Internet users to upload, watch and share videos via the Internet. Tudou is incorporated under the laws of the Cayman Islands and carries out its operation through its subsidiaries and consolidated affiliated entities in China.

        Due to PRC legal restrictions on foreign ownership and investment in value-added telecommunications services and advertising businesses in China, Tudou operates its business primarily through its consolidated affiliated entities in China. Tudou does not hold equity interests in its consolidated affiliated entities. However, through a series of contractual arrangements with these consolidated affiliated entities and their respective shareholders, Tudou effectively controls, and is able to derive substantially all of the economic benefits from, these consolidated affiliated entities. For more information on these contractual arrangements, please see "Important Information Regarding Tudou—Description of Tudou's Business—C. Organizational Structure," beginning on page 212 of this joint proxy statement/prospectus.

        Tudou's principal executive offices are located at Building No. 6, X2 Creative Park, 1238 Xietu Road, Xuhui District, Shanghai 200032, People's Republic of China. Its telephone number at this address is (+86 21) 5170-2355 and the fax number is (+86 21) 5170-2366. Tudou's registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

        Tudou's American depositary shares ("Tudou ADSs"), each representing four Class B ordinary shares, par value US$0.0001 per share of Tudou, are listed on the NASDAQ Global Select Market ("NASDAQ"), under the symbol "TUDO."

Two Merger Sub Inc.

        Two Merger Sub Inc. ("Merger Sub") was incorporated on March 1, 2012 under the laws of the Cayman Islands as an exempted company with limited liability. Merger Sub is a direct and wholly owned subsidiary of Youku, which was formed solely for the purpose of effecting the Merger. Merger Sub has not conducted any business operations other than incidental to its formation and in connection with the transactions contemplated by the Merger Agreement.

        Merger Sub's business offices are located at 11/F, SinoSteel Plaza, 8 Haidian Street, Haidian District, Beijing 100080, People's Republic of China, and its telephone number is +86 10 5885-1881. Merger Sub's registered office in the Cayman Islands is located at the office of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KYI-1104, Cayman Islands.

Risk Factors (page 62)

        An investment in Youku shares and Youku ADSs involves risks, some of which are related to the Merger. In considering the proposed Merger, you should carefully consider the information about these risks set forth under "Risk Factors" beginning on page 62, together with the other information included or incorporated by reference in this joint proxy statement/prospectus. These risks include, without limitation, the following:

  •
  The market price of the Youku ADSs may decline following the completion of the Merger or during the period of time between the Tudou AGM and the dates on which Tudou shareholders and Tudou ADS holders actually receive Youku Class A shares and Youku ADSs pursuant to the Merger Agreement;

  •
  Youku and Tudou may not achieve the expected benefits of the proposed Merger;

  •
  Youku and Tudou will incur transaction and integration costs in connection with the Merger;

  •
  Failure to timely complete the proposed Merger could disrupt Youku's and Tudou's business plans and operations and have a material adverse effect on the trading price of each company's ADSs;

  •
  Tudou has a history of net losses and negative operating cash flow and may incur net losses and negative operating cash flow in the future;

  •
  In preparing its consolidated financial statements, Tudou identified material weaknesses and other control deficiencies in its internal control over financial reporting. If it fails to achieve or maintain an effective internal control system over financial reporting, its ability to accurately and timely report its financial results or prevent fraud may be adversely affected;

  •
  Tudou may be unable to renew its SARFT license in 2014 and may be unable to conduct its business if its SARFT license is revoked or not renewed;

  •
  If the PRC government determines that the contractual arrangements that establish the structure for operating Tudou's businesses do not comply with applicable PRC laws and regulations or if Tudou is found to be in violation of any existing or future PRC laws or regulations, Tudou could be subject to severe penalties and may be forced to discontinue all or a portion of its business; and

  •
  A lawsuit initiated by the ex-wife of Mr. Gary Wei Wang, Tudou's founder, chairman and chief executive officer, seeking the division of 76% of the equity interest in Quan Toodou held by Mr. Wang, may result in the ineffectiveness of Tudou's control over Quan Toodou and its subsidiaries, which hold the licenses and permits necessary for Tudou's operations in China and contributed substantially all of Tudou's net revenues for the fiscal year ended December 31, 2011, and Tudou may lose all of its rights to the revenues from such entity and may not be able to consolidate it if Mr. Wang loses all or a portion of his equity interest in Quan Toodou, which could significantly disrupt Tudou's business, operations and financial condition.

The Annual General Meeting of Youku Shareholders (page 106)

        Youku will hold the Youku AGM at Suite 3206, The Centrium, 60 Wyndham Street, Central, Hong Kong on                        , 2012, beginning at                        (Hong Kong time). The Youku Class Meetings will take place at the Youku AGM.

        The purposes of the Youku AGM are to consider and, if thought fit, to pass the following resolutions:

  •
  as an ordinary resolution, to authorize and approve the Share Issuance that constitutes the considerations for the Merger pursuant to the Merger Agreement;

  •
  as special resolutions, to authorize and approve the Name Change, the Voting Power Ratio Change and the Class Vote Threshold Change; and

  •
  as an ordinary resolution, that in the event there are insufficient proxies received at the time of the Youku AGM and Youku Class Meetings (as applicable) to authorize and approve the Share Issuance, the Name Change, the Voting Power Ratio Change and the Class Vote Threshold Change proposed at the Youku AGM and Youku Class Meetings (as applicable), the chairman of the Youku AGM and Youku Class Meetings (as applicable) be instructed to adjourn the Youku AGM and Youku Class Meetings (as applicable) in order to allow Youku to solicit additional proxies in favor of the authorization and approval of the Share Issuance, the Name Change, the Voting Power Ratio Change and the Class Vote Threshold Change.

        Holders of Youku Class A shares and holders of Youku Class B shares will vote as a single class on each of the resolutions outlined above. In addition, at the Youku AGM, there will be (1) the Youku Class A Shareholders Meeting wherein Youku Class A shareholders will vote as a separate class to approve ordinary resolutions of the Youku Class A shareholders approving the Share Issuance and special resolutions of the Youku Class A shareholders approving the Class Vote Threshold Change and (2) the Youku Class B Shareholders Meeting wherein Youku Class B shareholders will vote as a separate class to approve special resolutions of the Youku Class B shareholders approving the Voting Power Ratio Change.

 Vote Required at the Youku AGM; Tudou Voting Agreements

        The Share Issuance must be authorized and approved by (1) a resolution passed by an affirmative vote by holders of Youku shares representing a majority of the aggregate voting power at the Youku AGM and (2) an affirmative vote by holders of a majority of the total outstanding Youku Class A shares at the Youku Class A Shareholders Meeting. The Name Change must be authorized and approved by an affirmative vote of at least two-thirds of such shareholders of Youku as, being entitled to do so, vote in person or by proxy as a single class at the Youku AGM. The Voting Power Ratio Change must be authorized and approved by (1) an affirmative vote of at least two-thirds of such shareholders of Youku as, being entitled to do so, vote in person or by proxy as a single class at the Youku AGM, and by (2) an affirmative vote of at least two-thirds of such Youku Class B shareholders as, being entitled to do so, vote in person or by proxy at the Youku Class B Shareholders Meeting. The Class Vote Threshold Change must be authorized and approved by (1) an affirmative vote of at least two-thirds of such shareholders of Youku as, being entitled to do so, vote in person or by proxy as a single class at the Youku AGM, and by (2) an affirmative vote of at least two-thirds of such Youku Class A shareholders as, being entitled to do so, vote in person or by proxy at the Youku Class A Shareholders Meeting. As of June 30, 2012, there were 2,096,601,145 Youku shares issued and outstanding and entitled to vote, comprised of 1,437,039,252 Youku Class A shares and 659,561,893 Youku Class B shares.

        As an inducement for Tudou to enter into the Merger Agreement, certain principal shareholders of Youku, including Victor Wing Cheung Koo, Brookside Capital Partners Fund, L.P., Maverick Fund USA, Ltd., Sutter Hill Ventures and certain of their affiliates (the "Youku Voting Shareholders"), entered into voting agreements with and in favor of Tudou on March 11, 2012 (the "Tudou Voting Agreements") contemporaneously with the execution and delivery of the Merger Agreement. As of June 30, 2012, an aggregate of 409,581,285 Youku Class A shares and 645,023,149 Youku Class B shares, constituting approximately 50.3% of the total outstanding Youku shares, approximately 68.6% of the aggregate voting power of Youku shares and 28.5% of the aggregate voting power of Youku Class A shares, are subject to the Tudou Voting Agreements. Under the Tudou Voting Agreements, the Youku Voting Shareholders have agreed, among other things, to vote all Youku shares and Youku ADSs beneficially owned by them in favor of the resolution to authorize and approve the Share Issuance and the Name Change. Please see "The Voting Agreement—Voting Agreements between Tudou and Certain Youku Shareholders" for more information.

        In addition, as of June 30, 2012, excluding Youku share options granted to them, Youku directors and executive officers who are not subject to the Tudou Voting Agreements as a group beneficially owned an aggregate of 18,250,000 Youku Class B ordinary shares, constituting approximately 0.9% of the total outstanding Youku shares and approximately 1.6% of the aggregate voting power of Youku shares. They did not own any Youku Class A shares. Youku currently expects that the directors and executive officers of Youku not subject to the Tudou Voting Agreement will vote all of the Youku shares they beneficially own in favor of the resolutions to authorize and approve the Share Issuance and Name Change because they believe that the Share Issuance and the Name Change are in the best interests of Youku. Youku currently expects that the directors and executive officers of Youku will vote all of the Youku shares they beneficially own in favor of the resolutions to authorize and approve the Voting Power Ratio Change and the Class Vote Threshold Change. None of the directors or executive officers of Youku has made a recommendation with respect to the proposed transaction other than as set forth in this joint proxy statement/prospectus.

        Members of the Youku Board and Youku's executive officers do not have agreements and arrangements that provide them with interests in the Merger that may differ from, or be in addition to, the interests of other Youku shareholders.

 Youku Shareholders and ADS Holders Entitled to Vote; Voting Material

        Only Youku shareholders entered in the register of members of Youku at the close of business on                        , 2012 (New York City time), the Youku share record date, will receive the proxy card directly from Youku. Youku shareholders registered in the register of members of Youku as of the Youku share record date or their proxy holders are entitled to vote and may participate in the Youku AGM or any adjournment thereof. Youku shareholders wanting to vote by proxy should simply indicate on their proxy card how they want to vote, sign and date the proxy card, and mail the proxy card in the return envelope as soon as possible but in any event at least 48 hours before the time of the Youku AGM and Class Meetings.

        Holders of Youku ADSs cannot attend or vote at the Youku AGM or Youku Class A Shareholders Meeting directly, but holders of Youku ADSs as of the close of business on                         , 2012 (New York City time), may instruct the Youku depositary how to vote the shares underlying the ADSs by completing and signing an ADS voting instruction card provided by the Youku depositary and returning it in accordance with the instructions printed on it. Youku depositary must receive the ADS voting instruction card no later than 10:00 a.m. New York City time on                         , 2012. The Youku depositary shall endeavor, in so far as practicable, to vote or cause to be voted the shares represented by Youku ADSs in accordance with your voting instructions. If banks, brokers or other nominee holders of Youku ADSs do not timely receive specific voting instructions from the beneficial owner of Youku ADSs, they will be deemed to have instructed the Youku depositary to give a discretionary proxy to the Youku Designee under the Youku Deposit Agreement, unless Youku informs the Youku depositary that (1) Youku does not wish such discretionary proxy to be given, (2) substantial opposition exists in respect of the contemplated Share Issuance, the Name Change, the Voting Power Ratio Change and the Class Vote Threshold Change, or (3) the rights of holders of Youku shares may be materially adversely affected by the contemplated Share Issuance, the Name Change, the Voting Power Ratio Change and the Class Vote Threshold Change. It is Youku's intention that the Youku Designee vote all such unvoted Youku Class A shares (1) FOR the resolutions to authorize and approve the Share Issuance, the Name Change, the Voting Power Ratio Change and the Class Vote Threshold Change at the Youku AGM, and (2) FOR any resolution to adjourn the Youku AGM or Youku Class A Shareholders Meeting, if necessary.

        Holders of Youku ADSs may vote at the Youku AGM and Youku Class A Shareholders Meeting if they cancel their ADSs and become a holder of Youku shares by the close of business on                         , 2012 (New York City time). Youku ADS holders wanting to cancel their ADSs need to make arrangements to deliver their ADSs to the Youku depositary for cancellation prior to the close of business in New York City on                        , 2012 and complete certain other procedures required by the Youku depositary. Persons who hold Youku ADSs in a brokerage, bank or nominee account, must contact their broker, bank or nominee to find out what actions they need to take to instruct the broker, bank or nominee to cancel the ADSs on their behalf.

        Persons holding Youku ADSs in a brokerage, bank or nominee account should consult with their broker, bank or nominee to obtain directions on how to provide such broker, bank or nominee with instructions on how to vote their Youku ADSs.

        Youku ADS holders who request the cancellation of their Youku ADSs between the Youku ADS record date and the Youku share record date will be asked to certify that such Youku ADS holders (1) were a holder of the Youku ADSs being cancelled as of the Youku ADS record date and have not given, and will not give, directly or indirectly, voting instructions to the Youku depositary as to the Youku ADSs presented for cancellation, or (2) were not a holder of the Youku ADSs being cancelled as of the Youku ADS record date and will not vote the Youku Class A shares at the Youku AGM or Youku Class A Shareholders Meeting.

        In the event that the Youku depositary receives voting instructions from holders of Youku ADSs that exceed the number of corresponding Youku Class A shares held on deposit as of the Youku share record date, the Youku depositary will prorate the voting instructions received and vote the Youku Class A shares held as of the Youku share record date in accordance with such prorated voting instructions.

The Annual General Meeting of Tudou Shareholders (page 112)

        Tudou will hold the Tudou AGM on                        , 2012, beginning at          (local time) at                    , People's Republic of China. The purposes of the Tudou AGM are to consider and, if thought fit, to pass the following resolutions:

  •
  as a special resolution, to authorize and approve the Merger Agreement, the Plan of Merger and the Merger;

  •
  as an ordinary resolution, to approve the Re-election of Tudou Directors; and

  •
  as an ordinary resolution, that in the event that there are insufficient proxies received at the time of the Tudou AGM to authorize and approve the Merger Agreement, the Plan of Merger and the Merger or approve the Re-election of Tudou Directors, the chairman of the Tudou AGM be instructed to adjourn the Tudou AGM in order to allow Tudou to solicit additional proxies in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Merger and the approval of the Re-election of Tudou Directors.

Vote Required at the Tudou AGM; Youku Voting Agreements

        In order for the Merger to be completed, the Merger Agreement, the Plan of Merger and the Merger must be authorized and approved by a special resolution of Tudou passed by an affirmative vote of at least two-thirds of such shareholders of Tudou as, being entitled to do so, vote in person or by proxy as a single class at the Tudou AGM. As of June 30, 2012, there were 116,800,497 Tudou shares issued and outstanding and entitled to vote.

        As an inducement for Youku to enter into the Merger Agreement, certain principal shareholders of Tudou, including Gary Wei Wang and certain of his affiliates, Crescent P.E., Ltd., Crescent Peak Ltd., Crescent Peak II Limited, GGV II Delaware L.L.C., IDG Technology Venture Investment III, L.P., IDG Technology Venture Investment IV, L.P. and Sennett Investments (Mauritius) Pte Ltd. (the "Tudou Voting Shareholders") entered into voting agreements with and in favor of Youku on March 11, 2012 (the "Youku Voting Agreements") contemporaneously with the execution and delivery of the Merger Agreement. As of June 30, 2012, an aggregate of 64,977,879 Tudou shares, constituting approximately 55.1% of the total outstanding shares of Tudou and 64.2% of the voting power of Tudou, are subject to the Youku Voting Agreements. Under the Youku Voting Agreements, the Tudou Voting Shareholders have agreed, among other things, to vote all Tudou shares and Tudou ADSs beneficially owned by them in favor of the resolutions to authorize and approve the Merger Agreement, the Plan of Merger and the Merger. Please see "The Voting Agreement—Voting Agreements between Youku and Certain Tudou Shareholders" for more information.

        As of June 30, 2012, excluding Tudou share options granted to them, all of Tudou directors and executive officers that beneficially owned Tudou shares were subject to the Youku Voting Agreements.

Tudou Shareholders and ADS Holders Entitled to Vote; Voting Material

        Each Tudou share carries one vote. As of June 30, 2012, there were 116,800,497 Tudou shares issued and outstanding and entitled to be voted at the Tudou AGM. Only Tudou shareholders entered in the register of members of Tudou at the close of business on                      , 2012 (New York City time), the Tudou share record date, will receive the final joint proxy statement/prospectus and proxy card directly from Tudou. Tudou shareholders registered in the register of members of Tudou as of the close of business on the Tudou share record date or their proxy holders are entitled to vote, with each Tudou share carrying one vote, and may participate in the Tudou AGM or any adjournment thereof, unless they sell their Tudou shares before                        , 2012. Tudou shareholders wanting to vote by proxy should simply indicate on their proxy card how they want to vote, sign and date the proxy card, and mail the proxy card in the return envelope as soon as possible but in any event at least 48 hours before the time of the Tudou AGM.

        Holders of Tudou ADSs as of the close of business on                        , 2012 (New York City time), the Tudou ADS record date, will receive the final joint proxy statement/prospectus and ADS voting card either directly from Tudou's depositary (in the case of holders of Tudou ADSs who hold the ADSs in certificated form, i.e., in the form of ADRs) or such materials will be forwarded to them by a third party service provider (in the case of beneficial owners of Tudou ADSs who do not hold the ADSs in the form of ADRs). Holders of Tudou ADSs as of the close of business on                         , 2012 (New York City time) cannot attend or vote at the Tudou AGM directly, but may instruct the Tudou depositary how to vote the shares underlying the ADSs by completing and signing an ADS voting instruction card provided by the Tudou depositary and returning it in accordance with the instructions printed on it as soon as possible. The Tudou depositary must receive the ADS voting instruction card no later than 10:00 a.m. New York City time on                        , 2012. The Tudou depositary shall endeavor, in so far as practicable, to vote or cause to be voted the Tudou shares represented by Tudou ADSs in accordance with your voting instructions. If banks, brokers or other nominee holders of Tudou ADSs do not timely receive specific voting instructions from the beneficial owners of Tudou ADSs, they may, under the terms of Tudou Deposit Agreement, be deemed to have instructed the Tudou depositary to give a discretionary proxy to the Tudou Designee. Unless Tudou notifies the Tudou depositary that this provision will not apply, the Tudou Designee will receive a proxy from the Tudou depositary and will vote all such uninstructed Tudou Class B shares underlying Tudou ADSs FOR the authorization and approval of the Merger Agreement, the Plan of Merger and the Merger, FOR the approval of the Re-election of Tudou Directors and FOR any adjournment of the Tudou AGM.

        Holders of Tudou ADSs may vote at the Tudou AGM if they cancel their ADSs and become a holder of Tudou shares by the close of business on                        , 2012 (New York City time). Tudou ADS holders wanting to cancel their ADSs need to make arrangements to deliver their ADSs to the Tudou depositary for cancellation prior to the close of business in New York City on                         , 2012 and complete certain other procedures required by the Tudou depositary.

        Persons holding Tudou ADSs in a brokerage, bank or nominee account should consult with their broker, bank or nominee to obtain directions on how to provide such broker, bank or nominee with instructions on how to vote their Tudou ADSs.

The Merger Agreement and Plan of Merger (page 156)

        On March 11, 2012, Youku, Merger Sub and Tudou entered into the Merger Agreement, which provides for the merger of Merger Sub with and into Tudou, with Tudou continuing as the surviving company and as a wholly owned subsidiary of Youku. Upon completion of the Merger, Tudou will cease to be a publicly traded company, and Tudou shareholders will cease to have any direct rights in Tudou as a shareholder or an ADS holder.

        Copies of the Merger Agreement and the Plan of Merger are attached as Appendix A to this joint proxy statement/prospectus. Both Youku and Tudou encourage you to read the entire Merger Agreement and Plan of Merger carefully because they are the principal legal documents governing the Merger.

 Merger Consideration (page 156)

        The Merger Consideration that Tudou shareholders and Tudou ADS holders will receive in the Merger is described in more detail in "The Merger Agreement, the Plan of Merger and the Merger—Merger Consideration" on page 156. In summary, if the Merger is completed:

  1.
  other than as provided in paragraph (2) immediately below, each Tudou Class A share and each Tudou Class B share issued and outstanding immediately prior to the effective time of the Merger (other than the Excluded Tudou Shares and Dissenter Shares) shall be cancelled in exchange for the right to receive 7.177 Youku Class A shares; and

  2.
  each Tudou ADS shall be surrendered in exchange for the right to receive 1.595 Youku ADS.

        Youku anticipates that, immediately following the Merger, the Tudou ADS holders and Tudou shareholders prior to the Merger will own approximately 28.5% of the combined entity's outstanding share capital on a fully diluted basis.

        The value of the Merger Consideration will fluctuate based on the trading price for Youku ADSs. Regardless of the trading price of Youku's ADSs on the NYSE on the effective date of the Merger, Tudou shareholders will receive 7.177 Youku Class A shares for each Tudou share they own and Tudou ADS holders will receive 1.595 Youku ADS for each Tudou ADS they own. The market value of the Youku shares and Youku ADSs that Tudou shareholders and Tudou ADS holders, respectively, will receive in the Merger will increase or decrease as the trading price of Youku ADSs increases or decreases, and may be different at the time the Merger is completed than it was at the time the Merger Agreement was signed or will be at the time of the Tudou AGM to approve the Merger or the time of the Youku AGM to approve the Share Issuance, Name Change, the Voting Power Ratio Change and the Class Vote Threshold Change. The market price of Youku ADSs could be lower at any time prior to the completion of the Merger or at any time thereafter than it was at the date of the Merger Agreement. As of July 13, 2012, the closing price of Youku ADSs on the NYSE was US$18.92 per ADS. Tudou shareholders are urged to obtain current trading prices for Youku ADSs on the website of the New York Stock Exchange at http://www.nyse.com/. This website is not incorporated by reference in this joint proxy statement/prospectus.

Treatment of Tudou Share Options (page 157)

        Each option to purchase Tudou shares granted pursuant to Tudou's share incentive plan ("Tudou share option") that is outstanding immediately prior to the effective time, whether vested or unvested, shall, at the effective time of the Merger, be assumed by Youku and be replaced by Youku with an option to purchase Youku Class A shares granted under Youku's share incentive plans ("Youku share option"). Each such Youku share option shall be exercisable for that number of whole Youku Class A shares (rounded down to the nearest whole share) equal to the product of (1) the total number of Tudou shares subject to such Tudou share option and (2) 7.177, at an exercise price per Youku Class A share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of the Tudou share option by (y) 7.177. Each such Youku share option shall continue to have, and shall be subject to, the same terms and conditions as applied to the Tudou share option immediately prior to the effective time (but taking into account any changes thereto provided for in the Tudou share incentive plan, any award agreement, or any other contract or agreement, including by reason of the Merger Agreement or the transactions contemplated thereby). In addition, Tudou may consider the immediate vesting upon the closing of the Merger of the Tudou share options held by certain directors and officers of Tudou, including Mr. Gary Wei Wang, chairman of the Tudou Board and Tudou's chief executive officer, in which case such Tudou share options shall become fully vested and exercisable upon the closing of the Merger.

Reasons for the Merger and Recommendation of the Youku Board (page 121)

        The Youku Board, in consultation with Youku's management and legal and financial advisors, evaluated the proposed Merger, including the terms and conditions of the Merger Agreement. On March 8, 2012, the Youku Board unanimously (1) approved the Merger Agreement, the Plan of Merger, the Merger and the other transactions contemplated by the Merger Agreement, (2) directed that the Share Issuance and the Name Change be submitted to Youku shareholders for authorization and approval, and (3) recommended that Youku shareholders authorize and approve the Share Issuance and the Name Change. Accordingly, the Youku Board recommends that Youku shareholders vote "FOR" the resolutions to authorize and approve the Share Issuance and the Name Change. For a summary of the material factors considered by the Youku Board in reaching its decision to authorize and adopt the Merger Agreement, the Plan of Merger and The Merger, please see "The Merger—Reasons for the Merger and Recommendation of the Youku Board" beginning on page 121.

Reasons for the Merger and Recommendation of the Tudou Board (page 124)

        The Tudou Board, acting with the advice and assistance of Tudou's management and financial and legal advisors, evaluated the proposed Merger, including the terms and conditions of the Merger Agreement. On March 10, 2012, the Tudou Board (1) determined that the Merger Agreement, the Plan of Merger and the Merger are advisable, fair to and in the best interests of Tudou and its shareholders, (2) authorized and approved the Merger Agreement, the Plan of Merger and the Merger; (3) directed that the Merger Agreement, the Plan of Merger and the Merger be submitted to Tudou shareholders for authorization and approval; and (4) recommended that Tudou shareholders authorize and approve the Merger Agreement, the Plan of Merger and the Merger by way of special resolution. Accordingly, the Tudou Board recommends that Tudou shareholders vote "FOR" the resolution to authorize and approve the Merger Agreement, the Plan of Merger and the Merger. For a summary of the material factors considered by the Tudou Board in reaching its decision to authorize and adopt the Merger Agreement, the Plan of Merger and The Merger, please see "The Merger—Reasons for the Merger and Recommendation of the Tudou Board" beginning on page 124.

Opinion of Allen & Company LLC as Financial Advisor to Youku (page 128)

        In connection with the Merger, Allen & Company LLC ("Allen & Company") delivered a written opinion, dated March 11, 2012, to the Youku Board as to the fairness, from a financial point of view and as of the date of the opinion, to Youku of the 7.177x Share Exchange Ratio. The full text of Allen & Company's written opinion, dated March 11, 2012, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this joint proxy statement/prospectus as Appendix C. Allen & Company's opinion was intended for the benefit and use of the Youku Board (in its capacity as such) in connection with its evaluation of the Share Exchange Ratio from a financial point of view to Youku and does not address any other aspect of the Merger. Allen & Company's opinion does not constitute a recommendation as to what course of action the Youku Board or Youku should pursue in connection with the Merger, or otherwise address the merits of the underlying decision by Youku to engage in the Merger, including in comparison to other strategies or transactions that might be available to Youku or in which Youku might engage. The opinion does not constitute advice or a recommendation to any security holder as to how such security holder should vote or act on any matter relating to the Merger or otherwise.

Opinion of Morgan Stanley Asia Limited as Financial Advisor to Tudou (page 135)

        Tudou retained Morgan Stanley Asia Limited ("Morgan Stanley"), to act as its financial advisor in connection with the Merger. On March 8, 2012, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, to the Tudou Board that as of such date and, based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the Share Exchange Ratio and the

ADS Exchange Ratio pursuant to the Merger Agreement were fair, from a financial point of view, to the holders of Tudou shares and the holders of Tudou ADSs, respectively. The full text of Morgan Stanley's written fairness opinion dated March 10, 2012, is attached as Appendix D to this joint proxy statement/prospectus. Morgan Stanley's opinion is directed to the Tudou Board and addresses only the fairness from a financial point of view of the Share Exchange Ratio and the ADS Exchange Ratio pursuant to the Merger Agreement to the holders of Tudou shares and Tudou ADSs, respectively, as of the date of the opinion. It does not address any other aspects of the Merger and does not constitute a recommendation to any holder of ordinary shares or ADSs of Tudou or Youku as to how to vote at the shareholder meetings.

 Conditions to the Completion of the Merger (page 171)

        The completion of the transactions contemplated by the Merger Agreement, including the Merger, is subject to the satisfaction of the following conditions:

  •
  the Merger Agreement, the Plan of Merger and the Merger being authorized and approved by Tudou shareholders, and the Share Issuance being authorized and approved by Youku shareholders;

  •
  the registration statement on Form F-4 (of which this joint proxy statement/prospectus is a part) having become effective under the Securities Act, and not having become the subject of any stop order, or any proceedings to seek a stop order, to suspend the effectiveness of the Form F-4;

  •
  the Youku ADSs issuable as Merger Consideration pursuant to the Merger Agreement having been approved for listing on the NYSE, subject to official notice of issuance; and

  •
  no governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which (1) is in effect and (2) has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.

        The obligations of Youku and Merger Sub to consummate the Merger are also subject to the satisfaction, or waiver by Youku, of the following conditions, among others:

  •
  (1) certain representations and warranties of Tudou in the Merger Agreement being true and correct in all material respects as of the date of the Merger Agreement and as of the closing date as if made on and as of such date and time, (2) certain representations and warranties of Tudou in the Merger Agreement being true and correct in all but immaterial respects as of the date of the Merger Agreement and as of the closing date as if made on and as of such date and time, and (3) subject to certain exceptions, certain representations and warranties of Tudou set forth in the Merger Agreement being true and correct interpreted without giving effect to certain materiality qualifiers;

  •
  Tudou having performed or complied in all material respects with all covenants and agreements required to be performed or complied with by it under the Merger Agreement prior to or at the time of closing;

  •
  since the date of the Merger Agreement, there not having been a material adverse effect on Tudou and the Tudou Subsidiaries;

  •
  all nominee shareholders of the variable interest entities of Tudou having transferred, free of any third-party rights, claims or liens (except for certain permitted liens), all of their respective equity interests in each such variable interest entity to the person(s) designated by Youku. Youku and Tudou have agreed to satisfy the equity transfer obligations by arranging for a person designated by Youku to become the new controlling shareholder of Quan Toodou, the principal consolidated affiliated entity of Tudou, without the existing shareholders of Quan Toodou transferring any equity interest in Quan Toodou prior to the closing of the Merger; and

  •
  Tudou shareholders holding more than 10% of the outstanding Tudou shares not having validly served a written objection under Section 238 of the Cayman Companies Law.

        The obligations of Tudou to consummate the Merger are subject to the satisfaction, or waiver by Tudou, of the following conditions, among others:

  •
  (1) certain representations and warranties of Youku and Merger Sub in the Merger Agreement being true and correct in all material respects as of the date of the Merger Agreement and as of the closing date as if made on and as of such date and time, (2) certain representations and warranties of Youku and Merger Sub in the Merger Agreement being true and correct in all but immaterial respects as of the date of the Merger Agreement and as of the closing date as if made on and as of such date and time, and (3) subject to certain exceptions, certain representations and warranties of Youku and Merger Sub set forth in the Merger Agreement being true and correct interpreted without giving effect to certain materiality qualifiers;

  •
  Youku and Merger Sub having performed or complied in all material respects with all covenants and agreements required to be performed or complied with by them under the Merger Agreement prior to or at the time of closing; and

  •
  since the date of the Merger Agreement, there not having been a material adverse effect on Youku and the Youku Subsidiaries.

        Youku and Tudou cannot assure you that all of the conditions to complete the Merger will be satisfied or waived.

Termination of the Merger Agreement (page 173)

        The Merger Agreement may be terminated by either or both of Youku and Tudou, as described in more detail in "The Merger Agreement and Plan of Merger—Termination of the Merger Agreement."

        Tudou is required to pay Youku a termination fee of US$100.0 million if the Merger Agreement is terminated by Youku because:

  •
  the representations and warranties of Tudou shall not be true and correct or Tudou shall have breached or failed to perform any of its covenants or agreements contained in the Merger Agreement; or

  •
  all of the closing conditions to the completion of the Merger or to the obligations of Youku and Merger Sub to consummate the Merger are otherwise satisfied, Youku has confirmed by notice to Tudou that all conditions to its obligation to consummate the Merger have been satisfied or that it will waive any such unsatisfied conditions, and Tudou fails to consummate the Merger within three business days following the date the closing should have occurred as set forth in the Merger Agreement.

        Youku is required to pay Tudou a termination fee of US$100.0 million if the Merger Agreement is terminated by Tudou because:

  •
  the representations and warranties of Youku or Merger Sub shall not be true and correct or Youku or Merger Sub shall have breached or failed to perform any of their covenants or agreements contained in the Merger Agreement; or

  •
  all of the closing conditions to the completion of the Merger or to the obligations of Tudou to consummate the Merger are otherwise satisfied, Tudou has confirmed by notice to Youku that all conditions to its obligation to consummate the Merger have been satisfied or that it will waive any such unsatisfied conditions, and Youku or Merger Sub fails to consummate the Merger within three business days following the date the closing should have occurred as set forth in the Merger Agreement.

        In addition, in the event that the Merger Agreement is terminated by Youku or Tudou due to Youku's shareholders not having authorized and approved the Share Issuance, Youku shall pay Tudou a termination fee of US$10.0 million.

Fees and Expenses (page 175)

        Whether or not the Merger is completed, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses except as otherwise provided in the Merger Agreement.

Listing of Youku ADSs (page 166)

        Youku ADSs currently trade on the NYSE under the symbol "YOKU." It is a condition to completion of the Merger that the Youku ADSs to be delivered to Tudou ADS holders in connection with the Merger be approved for listing on the NYSE, subject to official notice of issuance. Youku will use its reasonable best efforts to cause any Youku ADSs to be issued in connection with the Merger to be approved for listing on the NYSE.

Delisting of Tudou ADSs (page 166)

        Tudou ADSs currently trade on the NASDAQ under the symbol "TUDO." If the Merger is completed, all of the Tudou ADSs will be de-listed from the NASDAQ, and the Tudou ADSs and the underlying Tudou shares will be deregistered under the Exchange Act.

Acquisition Proposals Relating to Tudou (page 167)

        Tudou will not, nor will it permit any of its subsidiaries or consolidated affiliated entities (collectively, the "Tudou Subsidiaries") to, nor will it authorize or permit any officer, director or employee or any advisor or representative of Tudou or any of the Tudou Subsidiaries to, directly or indirectly, (1) solicit, initiate or encourage any inquiry or the making of any proposal or offer or any other effort or attempt that constitutes, or may reasonably be expected to lead to, any acquisition proposal, (2) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to Tudou or any of the Tudou Subsidiaries, or take any other action to facilitate, any acquisition proposal, or (3) enter into any letter of intent, agreement or agreement in principle with respect to an acquisition proposal.

        Prior to obtaining the required Tudou shareholder approval of the Merger Agreement and the Merger, the Tudou Board may change their recommendation to Tudou shareholders that they approve the Merger Agreement and the Merger if the Tudou Board has determined in good faith, after consultation with its financial advisor and outside legal advisor, that failure to effect a change of recommendation would constitute a breach of the directors' fiduciary duties under applicable law; provided, however, that prior to taking such action or announcing the intention to do so, (1) the Tudou Board has given Youku at least five business days' prior written notice of its intention to take such action and a description of the reasons for taking such action, (2) Tudou has negotiated, and has caused its representatives to negotiate, in good faith with Youku during such notice period to enable Youku to revise the terms of the Merger Agreement in such a manner that would obviate the need for taking such action, and (3) following the end of such notice period, the Tudou Board shall have considered in good faith any revisions to the Merger Agreement proposed in writing by Youku in a manner that would form a binding contract if accepted by Tudou, and shall have determined in good faith, after consultation with its financial advisor and outside legal advisor, that failure to effect a change of recommendation would constitute a breach of the directors' fiduciary duties under applicable law.

Competing Proposals Relating to Youku (page 167)

        Until the earlier of the effective time of the Merger or the termination of the Merger Agreement, Youku will not, nor will it permit any of its subsidiaries or consolidated affiliated entities (collectively, the "Youku Subsidiaries") to, nor will it authorize or permit any representatives of Youku or any of the Youku Subsidiaries to, directly or indirectly, (1) solicit, initiate or encourage any inquiry or the making of any proposal or offer or any other effort or attempt that constitutes, or may reasonably be expected to lead to, any competing proposal, (2) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to Youku or any of the Youku Subsidiaries, or take any other action to facilitate, any competing proposal, or (3) enter into any letter of intent, agreement or agreement in principle with respect to any competing proposal.

        Prior to the time the vote of Youku shareholders to authorize and approve the Share Issuance and the Name Change, but not after, the Youku Board may change its recommendation that shareholders of Youku vote in favor of the Share Issuance and the Name Change if the Youku Board has determined in good faith, after consultation with its financial advisor and outside legal advisor, that failure to take such action would constitute a breach of the directors' fiduciary duties under applicable law; provided, however, that prior to taking such action or announcing the intention to do so, (1) the Youku Board has given Tudou at least five business days' prior written notice of its intention to take such action and a description of the reasons for taking such action, (2) Youku has negotiated, and has caused its representatives to negotiate, in good faith with Tudou during such notice period to enable Tudou to revise the terms of the Merger Agreement in such a manner that would obviate the need for taking such action and (3) following the end of such notice period, the Youku Board shall have considered in good faith any revisions to the Merger Agreement proposed in writing by Tudou in a manner that would form a binding contract if accepted by Youku, and shall have determined in good faith, after consultation with its financial advisor and outside legal advisor, that failure to change its recommendation that shareholders of Youku vote in favor of the Share Issuance and Name Change would constitute a breach of the directors' fiduciary duties under applicable law.

Appraisal Rights (page 153)

        Tudou shareholders who dissent from the Merger will have the right to seek appraisal and payment of the fair value of their Tudou shares if the Merger is completed, but only if they deliver to Tudou, before the vote is taken on the resolution to authorize and approve the Merger Agreement, the Plan of Merger and the Merger, a written objection to the Merger and they subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Law for the exercise of appraisal rights. The fair value of Tudou shares as determined under that statute could be more than, the same as, or less than the Per Share Merger Consideration such Tudou shareholder would receive pursuant to the Merger Agreement if such Tudou shareholder did not exercise appraisal rights with respect to his or her shares.

        Tudou ADS holders will not have the right to seek appraisal and payment of the fair value of the shares underlying their ADSs. The Tudou depositary will not attempt to perfect any appraisal rights with respect to any of the Tudou shares that it holds, even if an ADS holder requests the Tudou depositary to do so. Tudou ADS holders wishing to exercise appraisal rights must surrender their ADSs at the Tudou depositary's office, pay certain fees and complete certain procedures required by the

Tudou depositary under the Tudou Deposit Agreement, and become registered holders of Tudou shares by the close of business on                , 2012 (New York City time). Thereafter, such former Tudou ADS holders must comply with the procedures and requirements for exercising dissenter and appraisal rights with respect to the Tudou shares under Section 238 of the Cayman Companies Law.

        Youku shareholders and ADS holders are not entitled to appraisal rights.

        For more information, please see "The Merger—Appraisal Rights" beginning on page 153.

Board Representation Rights (page 169)

        Prior to the effective time of the Merger, Youku shall organize a meeting of the Youku Board for the purpose of appointing to the Youku Board as a director (1) Mr. Gary Wei Wang, who, subject to the paragraph below, shall be entitled to serve as a director on the Youku Board for a term of one year, and (2) Mr. Jixun Foo, who, subject to the paragraph below, shall be entitled to serve as a director on the Youku Board until his resignation or the designation of his successor by GGV II Delaware L.L.C. The Youku Board shall cause any successor so designated by GGV II Delaware L.L.C. to be appointed to the Youku Board as a director.

        Notwithstanding anything in the preceding paragraph to the contrary, at such time after the effective time of the Merger as Crescent Peak, Ltd, Crescent Peak II Limited, Crescent P.E., Ltd., Gary Wei Wang , First Easy Group Limited (a company ultimately owned by Mr. Gary Wei Wang's family trust), and GGV II Delaware L.L.C. (collectively, the "Tudou Principal Shareholders") beneficially own, in the aggregate, less than 5% of the total issued and outstanding Youku shares on a fully diluted basis for the first time, (1) the board representation rights discussed in the preceding paragraph shall immediately terminate and upon the request of the Youku Board, Mr. Gary Wei Wang and/or Mr. Jixun Foo shall tender his respective resignation from the Youku Board and (2) Youku may remove Mr. Wang and/or Mr. Foo from the Youku Board pursuant to its then effective articles of association.

        For more information, please see "The Merger Agreement and Plan of Merger—Board Representation Rights" beginning on page 169.

Interests of Tudou's Directors and Executive Officers in the Merger (page 144)

        In considering the recommendation of the Tudou Board that Tudou shareholders vote for the authorization and approval of the Merger Agreement, the Plan of Merger and the Merger, Tudou shareholders should be aware that certain members of the Tudou Board and certain executive officers of Tudou have agreements and arrangements that may result in their having interests in the Merger different from, or in addition to, the interests of other Tudou shareholders generally. These interests include, but are not limited to, treatment of Tudou share options in the Merger and board representation rights on the Youku Board for Mr. Gary Wei Wang. See certain directors and executive officers of Tudou including Mr. Gary Wei Wang, and an individual appointed by GGV II Delaware L.L.C., one of the principal shareholders of Tudou. The Tudou Board was aware of these agreements and arrangements during its deliberations of the merits of the Merger and in determining to recommend that Tudou shareholders vote to authorize and approve the Merger Agreement, the Plan of Merger and the Merger.

        Please see "The Merger—Interests of Tudou's Directors and Executive Officers in the Merger" beginning on page 144 for more information.

Lock-up Restriction for Tudou Voting Shareholders

        In the Youku Voting Agreements, each Tudou Voting Shareholder has agreed to comply with restrictions on the disposition and encumbrance of the Youku shares or Youku ADSs received by it for 180 days following the closing of the Merger.

No Regulatory Approvals Necessary to Complete the Merger

        No further regulatory filings or approvals will be required for the completion of the Merger other than the filing of the Plan of Merger (and supporting documents as specified in the Cayman Companies Law) with the Cayman Islands Registrar of Companies and, in the event the Merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of Tudou and Merger Sub as at the time of the filing of the Plan of Merger and notice of merger being published in the Cayman Islands Gazette.

Accounting Treatment (page 147)

        The merger will be accounted for by Youku as a business combination using the acquisition method of accounting under accounting principles generally accepted in the United States ("U.S. GAAP").

        For more detail on the accounting treatment of the Merger, please see "Unaudited Pro Forma Condensed Combined Financial Information—Notes to Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 53.

Material Tax Consequences of the Merger

Material U.S. Federal Income Tax Consequences (page 147)

        Based on certain assumptions, representations and covenants, the Merger should qualify as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended, (the "Internal Revenue Code") for U.S. federal income tax purposes if neither Youku or Tudou is or has been a "passive foreign investment company" for U.S. federal income tax purposes (a "PFIC"). If the Merger qualifies as a reorganization under section 368(a) of the Internal Revenue Code and neither Youku nor Tudou is or has been a PFIC, Tudou shareholders will not recognize gain or loss on the exchange of their Tudou shares for Youku Class A shares and Tudou ADS holders will not recognize gain or loss on the exchange of their Tudou ADSs for Youku ADSs, although gain or loss may be recognized upon the receipt of cash in lieu of fractional Youku Class A shares or Youku ADSs. Youku and Tudou cannot assure Tudou shareholders and Tudou ADS holders that the Internal Revenue Service (the "IRS") will agree with the treatment of the Merger as a reorganization under section 368(a) of the Internal Revenue Code. Tax matters are complicated, and the tax consequences of the Merger to each Tudou shareholder or each Tudou ADS holder will depend on the facts of each holder's situation. Tudou shareholders and Tudou ADS holders are urged to read the discussion under "The Merger—Material U.S. Federal Income Tax Consequences" and to consult their tax advisors for a full understanding of the tax consequences of their participation in the Merger.

Material PRC Income Tax Consequences (page 151)

        Tudou does not believe that it would be considered a resident enterprise under the PRC Enterprise Income Tax Law (the "EIT Law") or that the gain, if any, recognized on the receipt of the Merger Consideration for Tudou shares or Tudou ADSs should otherwise be subject to PRC income tax to holders of such Tudou shares or Tudou ADSs that are not PRC residents. If, however, the PRC tax authorities were to determine that Tudou should be considered a resident enterprise under the EIT Law or that the receipt of the Merger Consideration for Tudou shares or Tudou ADSs should otherwise be subject to PRC income tax, then a gain recognized on the receipt of the Merger Consideration for Tudou shares or Tudou ADSs pursuant to the Merger by Tudou shareholders or Tudou ADS holders, respectively, who are non-resident enterprises under the EIT Law could be treated as PRC-source income that would be subject to PRC withholding tax at a rate of 10%, unless otherwise reduced pursuant to an applicable tax treaty. Youku's and Tudou's current understanding is that none of Youku, Merger Sub or Tudou will be required to deduct or withhold any amount from the Merger Consideration under applicable PRC law. In the event that circumstances change and a deduction or withholding is required, each of the surviving company, Tudou, Youku and the exchange agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement such amounts as it reasonably determines is required to deduct and withhold with respect to the making of such payment under any applicable tax laws of the PRC. To the extent that amounts are so withheld and paid over to the appropriate governmental entity by the surviving company, Tudou, Youku or the exchange agent, as the case may be, such withheld amounts shall be treated for all purposes of the Merger Agreement as having been paid to the holder of Tudou shares or Tudou ADSs in respect to which such deduction and withholding was made by the surviving company or Youku, as the case may be. In the event that deduction or withholding in respect of PRC tax is necessary, Youku and Tudou will revise this joint proxy statement/prospectus to describe the proposed deduction or withholding, and Youku will file with the SEC an amendment to its registration statement on Form F-4, which will include the revised joint proxy statement/prospectus. You should consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including any PRC tax consequences. Please see "Material PRC Income Tax Consequences of the Merger" beginning on page 151 for additional information.

Material Cayman Islands Tax Consequences (page 153)

        The Cayman Islands currently has no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable to the Cayman Islands government in respect of the Merger or the receipt of Merger Consideration by Tudou shareholders or Tudou ADS holders under the terms of the Merger Agreement. This is subject to the qualification that (1) Cayman Islands stamp duty may be payable if any original transaction documents are brought to or executed in the Cayman Islands; and (2) registration fees will be payable to the Cayman Islands Registrar of Companies to register the Plan of Merger.

Comparison of Rights of Holders of Youku Securities and Tudou Securities (page 251)

        In the Merger, Tudou shareholders will receive Youku Class A shares and Tudou ADS holders will receive Youku ADSs. The rights of Youku shareholders are governed by Cayman Islands law and the memorandum and articles of association of Youku, and the rights of Tudou shareholders are governed by Cayman Islands law and the memorandum and articles of association of Tudou. Upon completion of the Merger, the rights of Tudou shareholders who become shareholders of Youku in the Merger will be governed by Cayman Islands law and the memorandum and articles of association of Youku. There are certain differences between the rights of Tudou shareholders and the rights of Youku shareholders due to differences between the two companies' memorandum and articles of association. For a discussion of these differences, please see "Comparison of Rights of Holders of Youku Securities and Tudou Securities—Comparison of Rights of Youku and Tudou Shareholders" beginning on page 251.

        The rights of Tudou ADS holders are governed by the Tudou Deposit Agreement, and the rights of Youku ADS holders are governed by the Youku Deposit Agreement. Upon completion of the Merger, the rights of Tudou ADS holders who become Youku ADS holders in the Merger will be governed by the Youku Deposit Agreement. There are certain differences between the rights of Tudou ADS holders and those of Youku ADS holders under the respective deposit agreement. For a comparison of the material differences, please see "Comparison of Rights of Holders of Youku

Securities and Tudou Securities—Comparison of Rights of Youku and Tudou American Depositary Share holders" beginning on page 261.

Comparative Market Price and Dividend Information

        The Youku ADSs are listed on the NYSE under the symbol "YOKU." The Tudou ADSs are currently listed on the NASDAQ under the symbol "TUDO." The table below sets forth, for the periods indicated, the per ADS high and low closing sales prices for the Youku ADSs on the NYSE and the Tudou ADSs on the NASDAQ.

        Neither Youku nor Tudou has declared or paid any dividends on its ordinary shares or ADSs since their initial public offerings in December 2010 and August 2011, respectively.

	Youku ADSs (in US$)		Tudou ADSs (in US$)
	High	Low	High	Low
Annual information since listing
2010	42.7	29.72	N/A	N/A
2011	67.27	14.31	26.88	10.00
Quarterly information for the past two years and subsequent quarters
2011, quarter ended
March 31	51.26	29.55	N/A	N/A
June 30	67.27	26.25	N/A	N/A
September 30	38.59	14.31	26.88	13.65
December 31	22.85	14.55	16.95	10.00
2012, quarter ended
March 31	31.85	15.57	42.50	9.57
Monthly information for the most recent six months
January 2012	23.55	15.57	13.99	9.57
February 2012	25.39	20.88	16.66	13.80
March 2012	31.85	21.99	42.50	12.00
April 2012	24.78	21.48	36.04	29.27
May 2012	25.10	20.27	37.03	29.98
June 2012	25.54	20.96	38.28	32.37
July (through July 13)	20.82	18.21	32.20	27.41

        The following table presents the last reported closing sale price per ADS of the Youku ADS on the NYSE and of the Tudou ADSs on the NASDAQ (1) on March 9, 2012, the last full trading day prior to the public announcement by Youku and Tudou of the execution of the Merger Agreement, and (2) July 13, 2012, the last trading day for which this information could be calculated prior to the filing of Youku's registration statement on Form F-4, of which this joint proxy statement/prospectus is a part.

	Youku ADSs(1)	Tudou ADSs(2)
	(US$)	(US$)
March 9, 2012	25.01	15.39
July 13, 2012	18.92	29.02

(1)
Each Youku ADS represents 18 Youku Class A shares.

(2)
Each Tudou ADS represents 4 Tudou Class B shares.

        Tudou shareholders and ADS holders will not receive the Merger Consideration until after the proposed Merger is completed. There can be no assurance as to the trading prices of the Youku ADSs at the time of the closing of the proposed Merger. The market prices of the Youku ADSs and Tudou ADSs are likely to fluctuate prior to consummation of the Merger and cannot be predicted. Youku urges you to obtain current market information regarding the Youku ADSs and Tudou ADSs before you vote.

Exchange Rates

        Substantially all of Youku and Tudou's operations are conducted in China and all of their revenues are denominated in Renminbi. This joint proxy statement/prospectus contains translations of RMB amounts into U.S. dollars at specific rates solely for the convenience of the reader. The conversion of RMB into U.S. dollars in this joint proxy statement/prospectus is based on the certified exchange rate published by the Board of Governors of the Federal Reserve Bank. Unless otherwise noted, all translations from RMB to U.S. dollars and from U.S. dollars to RMB in this joint proxy statement/prospectus were made at a rate of RMB6.2939 to US$1.00, the certified exchange rate in effect on December 31, 2011. Neither of Youku or Tudou makes any representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate or at all. The PRC government restricts the conversion of RMB into foreign currency and foreign currency into RMB for certain types of transactions. On July 6, 2012, the certified exchange rate was RMB6.3640 to US$1.00.

        The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated. The source of these rates is the Federal Reserve Statistical Release.

	Exchange rate
Period	Period End	Average(1)	Low	High
	(RMB Per US$1.00)
2007	7.2946	7.5806	7.8127	7.2946
2008	6.8225	6.9193	7.2946	6.7800
2009	6.8259	6.8295	6.8470	6.8176
2010	6.6000	6.7608	6.8270	6.6000
2011	6.2939	6.4630	6.6364	6.2939
December	6.2939	6.3482	6.3733	6.2939
2012
January	6.3080	6.3119	6.3330	6.2940
February	6.2935	6.2997	6.3120	6.2935
March	6.2975	6.3125	6.3315	6.2975
April	6.2790	6.3043	6.3150	6.2790
May	6.3684	6.3242	6.3684	6.3052
June	6.3530	6.3633	6.3703	6.3530
July (through July 6)	6.3640	6.3551	6.3640	6.3487

Source: Federal Reserve Statistical Release

(1)
Annual averages were calculated by using the average of the exchange rates on the last day of each month during the relevant year. Monthly averages are calculated by using the average of the daily rates during the relevant month.

SELECTED HISTORICAL FINANCIAL DATA OF YOUKU

        The table below sets forth the selected historical consolidated statement of operations data of Youku for the five years ended December 31, 2011 and the selected consolidated balance sheet data of Youku as of December 31, 2007, 2008, 2009, 2010 and 2011. The selected historical consolidated statement of operations data of Youku for the five years ended December 31, 2011 and the selected consolidated balance sheet data as of December 31, 2007, 2008, 2009, 2010 and 2011 have been derived from the audited historical consolidated financial statements of Youku. Youku's audited historical consolidated financial statements for the three years ended December 31, 2011 and as of December 31, 2010 and 2011 are contained in the Youku 2011 20-F and are incorporated by reference into this joint proxy statement/prospectus.

        You should read the following selected historical financial information in conjunction with the audited historical consolidated financial statements of Youku and related notes and "Item 5. Operating and Financial Review and Prospects," which are contained in the Youku 2011 20-F that Youku has previously filed with the SEC and which is incorporated in this joint proxy statement/prospectus by reference. See "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" on pages 275 and 276, respectively.

        The historical consolidated financial data for Youku has been prepared in accordance with U.S. GAAP. The historical results of Youku do not necessarily indicate results expected for any future periods.

	Year Ended December 31,
	2007	2008	2009	2010	2011
	RMB	RMB	RMB	RMB	RMB	US$
	(in thousands, except for number of shares, ADSs, per share and per ADS information)
Selected Consolidated Statements of Operations Data:
Net revenues(1)	1,778	33,022	153,626	387,097	897,624	142,619
Cost of revenues(2)	(46,148)	(171,130)	(216,708)	(350,830)	(697,337)	(110,796)

Gross (loss) profit	(44,370)	(138,108)	(63,082)	36,267	200,287	31,823
Operating expenses(2):
Sales and marketing	(22,469)	(35,086)	(72,746)	(130,238)	(230,475)	(36,619)
Product development	(15,530)	(15,398)	(20,908)	(31,287)	(72,573)	(11,531)
General and administrative	(5,843)	(14,367)	(18,523)	(28,957)	(80,529)	(12,795)

Total operating expenses	(43,842)	(64,851)	(112,177)	(190,482)	(383,577)	(60,945)

Loss from operations	(88,212)	(202,959)	(175,259)	(154,215)	(183,290)	(29,122)
Interest income	1,013	5,384	2,054	1,170	23,693	3,764
Interest expense	—	(4,240)	(6,835)	(7,440)	(6,825)	(1,084)
Amortization of debt issuance costs	—	(2,380)	—	—	—	—
Change in fair value of derivative financial liabilities and warrant liability	(2,422)	(264)	(2,313)	(44,268)	—	—
Others, net	(62)	(1)	67	69	(5,682)	(903)

Loss before income taxes	(89,683)	(204,460)	(182,286)	(204,684)	(172,104)	(27,345)
Income taxes	—	—	—	—	—	—
Net loss*	(89,683)	(204,460)	(182,286)	(204,684)	(172,104)	(27,345)

Net loss per share:
Basic	(0.25)	(0.56)	(0.50)	(0.44)	(0.09)	(0.01)
Diluted	(0.25)	(0.56)	(0.50)	(0.44)	(0.09)	(0.01)
Net loss per ADS(3):
Basic	(4.42)	(10.08)	(8.98)	(7.90)	(1.55)	(0.25)
Diluted	(4.42)	(10.08)	(8.98)	(7.90)	(1.55)	(0.25)
Shares used in computation, basic and diluted:	365,011,250	365,134,375	365,432,916	466,340,541	1,992,923,515	1,992,923,515
ADSs used in computation, basic and diluted:	20,278,403	20,285,243	20,301,829	25,907,808	110,717,973	110,717,973
Selected non-GAAP Financial Data(4)
Adjusted EBITDA	(78,237)	(172,371)	(134,487)	(99,514)	(90,068)	(14,311)

Adjusted net loss	(86,012)	(200,531)	(175,408)	(148,426)	(124,610)	(19,799)

*
Comprehensive loss

In June 2011, the FASB issued Accounting Standard Update 2011-05, Comprehensive Income (Topic 220), Presentation of Comprehensive Income ("Topic 220"). Under Topic 220, an entity has the option to present the components of net income and comprehensive income in either one or two consecutive financial statements. An entity should apply Topic 220 retrospectively. For a public entity, Topic 220 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. After discussing with its independent auditor, Youku believes there is no need to retrospectively revise previously issued annual financial statements incorporated by reference into this joint proxy statement/prospectus since related disclosures are included in this joint proxy statement/prospectus.

Other comprehensive loss consists of foreign currency translation adjustments from those entities not using RMB as their functional currency. The statement of comprehensive loss is set forth below:

	Year Ended December 31,
	2007	2008	2009	2010	2011
	RMB	RMB	RMB	RMB	RMB	US$
	(In thousands)
Net loss	(89,683)	(204,460)	(182,286)	(204,684)	(172,104)	(27,345)
Other comprehensive loss, before tax:
Foreign currency translation adjustments	(1,741)	(1,041)	(47)	(11,094)	(94,225)	(14,971)

Other comprehensive loss, before tax	(1,741)	(1,041)	(47)	(11,094)	(94,225)	(14,971)
Income tax expense related to components of other comprehensive loss	—	—	—	—	—	—

Other comprehensive loss, net of tax	(1,741)	(1,041)	(47)	(11,094)	(94,225)	(14,971)
Comprehensive loss	(91,424)	(205,501)	(182,333)	(215,778)	(266,329)	(42,316)

(1)
Net revenues are presented net of commissions earned by third-party advertising agencies as set forth below:

	Year Ended December 31,
	2007	2008	2009	2010	2011
	RMB	RMB	RMB	RMB	RMB	US$
	(in thousands)
Commissions earned by third-party advertising agencies	—	6,379	37,866	86,602	180,644	28,701
(2)
Including share-based compensation expenses as set forth below:

	Year Ended December 31,
	2007	2008	2009	2010	2011
	RMB	RMB	RMB	RMB	RMB	US$
	(in thousands)
Allocation of Share-based Compensation Expenses
Cost of revenues	—	259	283	918	3,894	619
Sales and marketing	141	861	1,690	5,954	14,196	2,255
Product development	684	1,401	1,657	3,049	12,233	1,944
General and administrative	424	1,144	935	2,069	17,171	2,728

Total	1,249	3,665	4,565	11,990	47,494	7,546

(3)
Each ADS represents 18 Youku Class A shares.

(4)
To supplement Youku's consolidated financial results presented in accordance with U.S. GAAP, Youku uses the following measures defined as non-GAAP financial measures in evaluating its business: adjusted net loss and adjusted EBITDA. Youku defines adjusted net loss as net loss excluding share-based compensation expenses and change in fair value of derivative financial liabilities and warrant liability. Youku defines adjusted EBITDA as net loss before income taxes, interest expense, interest income, depreciation and amortization (excluding amortization of purchased contents), further adjusted for change in fair value of derivative financial liabilities and warrant liability, share-based compensation expenses and other non-operating items. Youku presents non-GAAP financial measures because they are used by its management to evaluate its operating performance. Youku also believes that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating its consolidated results of operations in the same manner as its management and in comparing financial results across accounting periods and to those of its peer companies. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the table below.

	Year Ended December 31,
	2007	2008	2009	2010	2011
	RMB	RMB	RMB	RMB	RMB	US$
	(in thousands)
Net loss	(89,683)	(204,460)	(182,286)	(204,684)	(172,104)	(27,345)
Add back:
share-based compensation expenses	1,249	3,665	4,565	11,990	47,494	7,546
change in fair value of derivative financial liabilities and warrant liability	2,422	264	2,313	44,268	—	—

Adjusted net loss	(86,012)	(200,531)	(175,408)	(148,426)	(124,610)	(19,799)

	Year Ended December 31,
	2007	2008	2009	2010	2011
	RMB	RMB	RMB	RMB	RMB	US$
	(in thousands)
Net loss	(89,683)	(204,460)	(182,286)	(204,684)	(172,104)	(27,345)
Add (deduct):
Income taxes	—	—	—	—	—	—
Interest expense	—	4,240	6,835	7,440	6,825	1,084
Interest income	(1,013)	(5,384)	(2,054)	(1,170)	(23,693)	(3,764)
Depreciation and amortization (excluding amortization of acquired content)	8,726	26,923	36,207	42,711	45,728	7,265
Share-based compensation expenses	1,249	3,665	4,565	11,990	47,494	7,546
Amortization of debt issuance costs	—	2,380	—	—	—	—
Change in fair value of derivative financial liabilities and warrant liability	2,422	264	2,313	44,268	—	—
Others, net	62	1	(67)	(69)	5,682	903

Adjusted EBITDA	(78,237)	(172,371)	(134,487)	(99,514)	(90,068)	(14,311)

        The following table presents a summary of Youku's selected consolidated balance sheet data as of December 31, 2007, 2008, 2009, 2010 and 2011:

	Year Ended December 31,
	2007	2008	2009	2010	2011
	RMB	RMB	RMB	RMB	RMB	US$
	(in thousands)
Selected Consolidated Balance Sheet Data:
Cash and cash equivalents	157,755	88,915	301,608	1,811,423	2,292,538	364,248
Total current assets	172,933	228,600	384,322	2,063,085	4,147,780	659,017
Total assets	219,214	291,746	441,741	2,190,168	4,675,558	742,872
Total current liabilities	22,616	60,159	132,479	260,225	462,999	73,563
Total liabilities	22,616	92,115	146,754	278,680	470,381	74,736
Convertible redeemable preferred shares	302,769	507,614	780,599	—	—	—
Total equity (deficit)	(106,171)	(307,983)	(485,612)	1,911,488	4,205,177	668,136

RECENT DEVELOPMENTS RELATING TO YOUKU

        Set forth in the paragraph below is selected unaudited condensed consolidated statement of operations data for Youku for the three months ended March 31, 2011 and March 31, 2012. The unaudited condensed consolidated statement of operations data has been prepared on the same basis as Youku's audited consolidated financial statements. The unaudited condensed consolidated statement of operations data reflects all adjustments, consisting only of normal and recurring adjustments, which Youku considers necessary for a fair statement of its financial position and operating results for the periods presented. Youku's financial results for the three months ended March 31, 2012 may not be indicative of its financial results for the full year ending December 31, 2012 or for future interim periods.

        Youku's total net revenues for the three months ended March 31, 2012 were RMB270.2 million (US$42.9 million), an increase of 111% from RMB128.0 million for the three months ended March 31, 2011. Youku incurred a gross loss of RMB22.6 million (US$3.6 million) for the three months ended March 31, 2012 as compared to a gross profit of RMB14.0 million for the three months ended March 31, 2011. Net loss was RMB156.1 million (US$24.8 million) for the three months ended March 31, 2012, as compared to a net loss of RMB46.9 million for the three months ended March 31, 2011.

SELECTED HISTORICAL FINANCIAL DATA OF TUDOU

        The table below sets forth the selected historical consolidated statement of operations data of Tudou for the five years ended December 31, 2011 and the selected consolidated balance sheet data of Tudou as of December 31, 2008, 2009, 2010 and 2011.

        The selected historical consolidated statements of operations data of Tudou for the three years ended December 31, 2011 and the selected consolidated balance sheet data as of December 31, 2010 and 2011 have been derived from the audited historical consolidated financial statements of Tudou included elsewhere in this joint proxy statement/prospectus. The selected historical consolidated statement of operations data of Tudou for the fiscal years ended December 31, 2007 and 2008 and the selected consolidated balance sheet data as of December 31, 2008 and 2009 have been derived from the audited historical consolidated financial statements of Tudou not included in this joint proxy statement/prospectus.

        You should read the following selected historical financial information in conjunction with the audited historical consolidated financial statements of Tudou and related notes included in this joint proxy statement/prospectus and "Operating and Financial Review and Prospects of Tudou" in this joint proxy statement/prospectus.

        The selected historical consolidated financial data for Tudou has been prepared in accordance with U.S. GAAP. The historical results of Tudou do not necessarily indicate results expected for any future periods.

	For the Year Ended December 31,
	2007	2008	2009	2010	2011	2011
	RMB	RMB	RMB	RMB	RMB	US$
	(in thousands, except share and per share data)
Selected Consolidated Statements of Operations
Net revenues	6,618	26,220	89,147	286,258	512,195	81,380
Cost of revenues(1)	(72,,394)	(143,332)	(127,182)	(226,399)	(427,842)	(67,977)

Gross profit (loss)	(65,777)	(117,111)	(38,035)	59,8589	84,354	13,402
Operating expenses:
Sales and marketing expenses(1)	(12,997)	(42,574)	(73,435)	(143,224)	(286,848)	(45,576)
General and administrative expenses(1)	(11,824)	(37,781)	(37,586)	(104,911)	(174,972)	(27,800)
Impairment of equipment	—	(8,736)	(2,372)	—	—	—

Total operating expenses	(24,821)	(89,091)	(113,393)	(248,136)	(461,819)	(73,376)

Loss from operations	(90,598)	(206,203)	(151,428)	(188,277)	(377,466)	(59,973)
Finance income	2,545	3,573	3,104	331	428	68
Finance expenses	—	—	—	(12,851)	(4,771)	(758)
Other income (expense), net	(21)	(237)	(63)	1	(134)	(21)
Foreign exchange gain (loss)	(7,811)	(9,772)	3,610	(10,957)	(15,486)	(2,461)
Beneficial conversion charge on convertible loan	—	—	—	(10,967)	—	—
Fair value changes in warrant liabilities	—	—	—	(124,680)	(113,733)	(18,070)

Loss before income taxes	(95,884)	(212,639)	(144,777)	(347,400)	(511,162)	(81,215)
Income taxes	(0.0)*	—	—	—	—	—
Net loss	(95,884)	(212,639)	(144,777)	(347,400)	(511,162)	(81,215)

Net loss attributable to ordinary shareholders	(85,192)	(195,101)	(145,086)	(362,384)	(526,047)	(83,580)

Loss per ordinary share basic and diluted	(7.10)	(16.26)	(12.09)	(30.20)	(10.51)	(1.67)
Weighted average number of ordinary shares used in computing loss per share, basic and diluted	12,000	12,000	12,000	12,000	50,069	50,069
Non-GAAP Financial Data
Adjusted net loss(2)	(90,180)	(201,321)	(133,255)	(107,176)	(292,395)	(46,457)

*
Less than RMB100.

(1)
These items include share-based compensation expenses as follows:

	For the Year Ended December 31,
	2007	2008	2009	2010	2011
	RMB	RMB	RMB	RMB	RMB	US$
	(in thousands)
Share-based compensation expenses included in:
Cost of revenues	1,217	2,763	1,876	14,133	14,177	2,253
Sales and marketing expenses	2,066	3,918	3,492	31,025	39,475	6,272
General and administrative expenses	2,421	4,638	6,155	59,418	51,383	8,164

Total	5,703	11,318	11,522	104,576	105,035	16,688

(2)
Tudou defines adjusted net loss, a non-GAAP financial measure, as net loss excluding share-based compensation expenses, beneficial conversion charges on convertible loans and fair value changes in warrant liabilities. Tudou believes adjusted net loss is useful supplemental information for investors and other interested persons to assess its operating performance without the effect of non-cash beneficial conversion charges on convertible loans and fair value changes in warrant liabilities, which will not likely be recurring factors in its business in the future, and share-based compensation expenses, which have been and will continue to be a significant recurring factor in its business. Tudou presents this non-GAAP financial measure because its management uses this measure to evaluate its operating performance. Tudou believes that this non-GAAP financial measure provides useful information to investors and other interested persons because such information allows them to understand and evaluate its consolidated results of operations in the same manner as its management and to make period over period comparison of its financial results. However, adjusted net loss has material limitations as an analytical tool. One limitation of using non-GAAP adjusted net loss is that it does not include all items that impact its net loss for the period. In addition, because adjusted net loss may not be calculated in the same manner by all companies, it may not be comparable to other similar titled measures used by other companies. In light of the foregoing limitations, you should not consider adjusted net loss in isolation from or as an alternative to net loss prepared in accordance with U.S. GAAP. For a reconciliation of adjusted net loss to net loss, please see the table below:

	For the Year Ended December 31,
	2007	2008	2009	2010	2011
	RMB	RMB	RMB	RMB	RMB	US$
	(in thousands)
Net loss	(95,884)	(212,639)	(144,777)	(347,400)	(511,162)	(81,215)
Add back:
Share-based compensation expenses	5,703	11,318	11,522	104,576	105,035	16,688
Beneficial conversion charge on convertible loan	—	—	—	10,967	—	—
Fair value changes in warrant liabilities	—	—	—	124,680	113,733	18,070

Adjusted net loss	(90,180)	(201,321)	(133,255)	(107,176)	(292,395)	(46,457)

        The following table presents a summary of Tudou's selected consolidated balance sheet data as of December 31, 2008, 2009, 2010 and 2011:

	As of December 31,
	2008	2009	2010	2011
	RMB	RMB	RMB	RMB	US$
	(in thousands)
Selected Consolidated Balance Sheet Data:
Cash and cash equivalents	260,769	62,034	263,151	872,001	138,547
Restricted cash	—	—	66,227	96,787	15,378
Short term investments	11,312	84,212	5,837	—	—
Total current assets	303,479	223,511	614,182	1,299,156	206,415
Total assets	339,699	263,003	698,742	1,692,492	268,910
Total current liabilities	51,865	119,946	418,359	478,392	76,009
Total liabilities	51,865	119,946	572,399	478,392	76,009
Mezzanine equity:
Series A redeemable convertible preferred shares	5,909	6,757	7,381	—	—
Series B redeemable convertible preferred shares	58,094	58,040	56,293	—	—
Series C redeemable convertible preferred shares	129,857	129,736	125,831	—	—
Series D redeemable convertible preferred shares	388,205	387,842	376,169	—	—
Series E redeemable convertible preferred shares	—	—	351,402	—	—
Accumulated deficit	(294,328)	(439,414)	(801,797)	(1,327,844)	(210,973)
Total shareholders' equity/(deficit)	(294,231)	(439,317)	(790,733)	1,214,100	192,901
Total liabilities and shareholders' equity/(deficit)	339,699	263,003	698,742	1,692,492	268,910

RECENT DEVELOPMENTS RELATING TO TUDOU

        Set forth in the paragraph below is selected unaudited condensed consolidated statement of operations data for Tudou for the three months ended March 31, 2011 and March 31, 2012. The unaudited condensed consolidated statement of operations data has been prepared on the same basis as Tudou's audited consolidated financial statements. The unaudited condensed consolidated statement of operations data reflects all adjustments, consisting only of normal and recurring adjustments, which Tudou considers necessary for a fair statement of its financial position and operating results for the periods presented. Tudou's financial results for the three months ended March 31, 2012 may not be indicative of its financial results for the full year ending December 31, 2012 or for future interim periods.

        Tudou's total net revenues for the three months ended March 31, 2012 were RMB140.3 million (US$22.3 million), an increase of 76.7% from RMB79.4 million for the three months ended March 31, 2011. Tudou incurred a gross loss of RMB39.4 million (US$6.2 million) for the three months ended March 31, 2012, as compared to a gross loss of RMB1.6 million for the three months ended March 31, 2011. Net loss was RMB134.5 million (US$21.4 million) for the three months ended March 31, 2012, as compared to net loss of RMB336.0 million for the three months ended March 31, 2011.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        Youku will acquire all of the outstanding Tudou shares and share options to purchase ordinary shares of Tudou in a stock-for-stock transaction announced on March 12, 2012. The accompanying unaudited pro forma condensed combined balance sheet (the "Pro Forma Balance Sheet") as of March 31, 2012 combines the historical consolidated balance sheets of Youku and Tudou, giving effect to the Merger as if it had been completed on March 31, 2012. The accompanying unaudited pro forma condensed combined statements of operations (the "Pro Forma Statements of Operations") for the three months ended March 31, 2012 and the year ended December 31, 2011 combine the historical consolidated statements of operations of Youku and Tudou, giving effect to the Merger as if it had been completed on January 1, 2011.

        The accompanying unaudited pro forma condensed combined financial statements (the "Statements") and related notes were prepared using the acquisition method of accounting with Youku considered the acquirer of Tudou. Accordingly, the purchase consideration to be paid in the Merger has been preliminarily allocated to the assets acquired and liabilities assumed of Tudou based upon their estimated fair values as of March 31, 2012. Any amount of the purchase consideration that is in excess of the estimated fair values of the assets acquired and liabilities assumed will be recorded as goodwill in Youku's balance sheet after the completion of the Merger. As of the date of this joint proxy statement/prospectus, Youku has not completed the detailed valuation work necessary to arrive at the required estimates of the fair value of the Tudou assets to be acquired and the liabilities to be assumed and the related allocation of purchase price, nor has it identified all adjustments necessary to conform Tudou's accounting policies to Youku's accounting policies. A third party firm has assisted Youku management in assessing the fair value of certain intangible assets and fixed assets of Tudou. A final determination of the fair value of Tudou's assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of Tudou that exist as of the date of completion of the Merger and, therefore, cannot be made prior to that date. Additionally, the purchase consideration to be paid by Youku to complete the Merger will be determined based on the trading price of Youku ADSs at the time of the completion of the Merger. Accordingly, the accompanying unaudited pro forma purchase price allocation is preliminary and is subject to further adjustments as additional information becomes available and as additional analyses are performed. The preliminary unaudited pro forma purchase price allocation has been made solely for the purpose of preparing the Statements presented below. Youku estimated the fair value of Tudou's assets and liabilities based on discussions with Tudou's management, due diligence review in connection with the Merger, and information available to Youku in public filings. Until the Merger is completed, both companies are limited in their ability to share information with each other. Upon completion of the Merger, valuation work will be performed. Increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments to the balance sheet and/or statements of operations until the purchase price allocation is finalized. There can be no assurance that such finalization will not result in material changes from the preliminary purchase price allocation included in the Statements.

        Youku expects to incur significant costs and achieve significant revenue and other synergies in connection with integrating the operations of Youku and Tudou. The Statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies, or any revenue, tax, or other synergies expected to result from the Merger. The Statements and related notes are being provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated balance sheet of Youku would have been had the Merger occurred on the dates assumed, nor are they necessarily indicative of Youku's future consolidated results of operations or consolidated balance sheet. The Statements are based upon currently available information and estimates and assumptions that Youku's management believe are reasonable as of the date of this joint proxy statement/prospectus. Any of the factors underlying these estimates and assumptions may change or prove to be materially different, and the estimates and assumptions may not be representative of facts existing at the closing date of the Merger.

        The Statements have been developed from and should be read in conjunction with the audited historical consolidated financial statements of Youku and Tudou. Youku's audited historical consolidated financial statements for the three years ended December 31, 2011 and as of December 31, 2010 and 2011 are contained in Youku's 2011 20-F, which is incorporated by reference into this joint proxy statement/prospectus. Tudou's audited historical consolidated financial statements for the three years ended December 31, 2011 and as of December 31, 2010 and 2011 are included elsewhere in this joint proxy statement/prospectus. The historical consolidated financial statements of Tudou have been adjusted by condensing or disaggregating certain line items in order to conform with Youku's financial statement presentation. The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

 Unaudited Pro Forma Condensed Combined Statements of Comprehensive Income

	For the Three Months Ended March 31, 2012
	Historical Youku (Unaudited) RMB	Historical Tudou (Unaudited) RMB	Pro Forma Adjustments (Unaudited) RMB		Pro Forma Combined (Unaudited) RMB	Pro Forma Combined (Unaudited) US$(1)
	(in thousands, except share and per share amounts)
Net revenues	270,167	140,281	5,575	(a)	416,023	66,062
Cost of revenues	(292,736)	(179,633)	(8,984	)(b)	(481,353)	(76,436)

Gross loss	(22,569)	(39,352)	(3,409)		(65,330)	(10,374)
Product development expenses	(28,833)	—	(17,683	)(c)	(46,516)	(7,386)
Sales and marketing expenses	(66,406)	(68,808)	18,556	(d)	(116,658)	(18,525)
General and administrative expenses	(48,586)	(24,527)	12,302	(e)	(60,811)	(9,656)

Loss from operations	(166,394)	(132,687)	9,766		(289,315)	(45,941)
Interest income	11,603	639	—		12,242	1,944
Interest expense	(1,151)	(1,518)			(2,669)	(424)
Others, net	3,393	(894)	—		2,499	397

Loss before income taxes	(152,549)	(134,460)	9,766		(277,243)	(44,024)
Income taxes	(3,576)	—	—		(3,576)	(568)

Net loss	(156,125)	(134,460)	9,766		(280,819)	(44,592)

Net loss per share, basic and diluted	(0.08)	(1.19)			(0.10)	(0.02)
Shares used in computation, basic and diluted	2,066,687,393	113,431,544	829,955,538	(f)	2,896,642,931	2,896,642,931
Other comprehensive loss, before tax*
Foreign currency translation adjustments	(2,288)	—	—		(2,288)	(363)

Other comprehensive loss, before tax	(2,288)	—	—		(2,288)	(363)
Income tax expense related to components of other comprehensive loss	—	—	—		—	—

Comprehensive loss	(158,413)	(134,460)	9,766		(283,107)	(44,955)

*
Under Topic 220, an entity will have the option to present the components of net income and comprehensive income in either one or two consecutive financial statements. An entity should apply Topic 220 retrospectively. For a public entity, Topic 220 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. After discussing with its auditors, Youku believes there is no need to retrospectively revise previously issued annual financial statements incorporated by reference in this joint proxy statement/prospectus since related disclosures are included in note 4(g).

(1)
The reporting currency of Youku is Renminbi, but for the convenience of the reader, the amounts presented throughout the Statements are in US dollars. Unless otherwise noted, all conversions from RMB to US$ are made at a rate of RMB6.2975 to US$1.00, the effective noon buying rate as of March 30, 2012 in the City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York. No representation is made that the RMB amounts could have been, or could be, converted into US$ at such rate.

 Unaudited Pro Forma Condensed Combined Statements of Operations

	For the Year Ended December 31, 2011
	Historical Youku (Audited) RMB	Historical Tudou (Audited) RMB	Pro Forma Adjustments (Unaudited) RMB		Pro Forma Combined (Unaudited) RMB	Pro Forma Combined (Unaudited) US$(2)
	(in thousands, except share and per share amounts)
Net revenues	897,624	512,195	60,418	(a)	1,470,237	233,598
Cost of revenues	(697,337)	(427,842)	(77,705)	(b)	(1,202,884)	(191,119)

Gross profit (loss)	200,287	84,353	(17,287)		267,353	42,479
Product development expenses	(72,573)	—	(43,144)	(c)	(115,717)	(18,386)
Sales and marketing expenses	(230,475)	(286,848)	54,603	(d)	(462,720)	(73,519)
General and administrative expenses	(80,529)	(174,971)	28,142	(e)	(227,358)	(36,124)

Loss from operations	(183,290)	(377,466)	22,314		(538,442)	(85,550)
Interest income	23,693	428	—		24,121	3,832
Interest expense	(6,825)	(4,771)	—		(11,596)	(1,842)
Change in fair value of warrant liability	—	(113,733)	—		(113,733)	(18,070)
Others, net	(5,682)	(15,620)	—		(21,302)	(3,385)

Loss before income taxes	(172,104)	(511,162)	22,314		(660,952)	(105,015)
Income taxes	—	—	—		—	—

Net loss	(172,104)	(511,162)	22,314		(660,952)	(105,015)
Accretion and effect of foreign exchange movement on preferred shares	—	(14,885)	—		(14,885)	(2,365)

Net loss attributable to ordinary shareholders	(172,104)	(526,047)	22,314		(675,837)	(107,380)

Net loss per share, basic and diluted	(0.09)	(10.51)			(0.24)	(0.04)
Shares used in computation, basic and diluted	1,992,923,515	50,069,321	829,955,538	(f)	2,822,879,053	2,822,879,053

(2)
The conversions from RMB to US$ in the above Pro Forma Statements of Operations are made at a rate of RMB6.2939 to US$1.00, the effective noon buying rate as of December 31, 2011 in the City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York. No representation is made that the RMB amounts could have been, or could be, converted into US$ at such rate.

 Unaudited Pro Forma Condensed Combined Statements of Financial Position

	March 31, 2012
	Historical Youku (Unaudited) RMB	Historical Tudou (Unaudited) RMB	Pro Forma Adjustments (Unaudited) RMB		Pro Forma Combined (Unaudited) RMB	Pro Forma Combined (Unaudited) US$(1)
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	2,219,535	695,746	(11,129)	(h)	2,904,152	461,160
Restricted cash	—	96,685			96,685	15,353
Short-term investments	1,407,835	—			1,407,835	223,555
Accounts receivable, net	445,889	256,603			702,492	111,551
Content licensed	—	47,551	(47,551)	(i)	—	—
Intangible assets, net	28,024	—	47,551	(i)	75,575	12,001
Capitalized content production costs	—	696	(696)	(j)	—	—
Prepayments and other assets	23,526	15,348			38,874	6,172

Total current assets	4,124,809	1,112,629	(11,825)		5,225,613	829,792
Non-current assets:
Property and equipment, net	97,975	93,394	3,635	(k)	195,004	30,965
Content licensed	—	200,466	(200,466)	(i)	—	—
Intangible assets, net	200,439	5,974	1,473,576	(i)	1,679,989	266,771
Capitalized content production costs	4,892	—	6,900	(j)	11,792	1,872
Goodwill	61,824	—	5,170,207	(l)	5,232,031	830,811
Prepayments and other assets	254,205	180,267	(10,000)	(m)	424,472	67,402

Total non-current assets	619,335	480,101	6,443,852		7,543,288	1,197,821

TOTAL ASSETS	4,744,144	1,592,730	6,432,027		12,768,901	2,027,613

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	94,207	163,179			257,386	40,871
Advances from customers	57,833	—			57,833	9,183
Accrued expenses and other liabilities	466,556	254,056	(6,196)	(n)	714,416	113,444
Current portion of long-term debt	10,995	—			10,995	1,746
Short-term loan	—	83,344			83,344	13,234

Total current liabilities	629,591	500,579	(6,196)		1,123,974	178,478
Long-term debt	4,366	—			4,366	693
Deferred tax liability	—	—	321,321	(o)	321,321	51,024

Total liabilities	633,957	500,579	315,125		1,449,661	230,195
Total shareholders' equity	4,110,187	1,092,151	6,116,902	(p)	11,319,240	1,797,418

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	4,744,144	1,592,730	6,432,027		12,768,901	2,027,613

(1)
The reporting currency of Youku is Renminbi, but for the convenience of the reader, the amounts presented throughout the Statements are in US dollars. Unless otherwise noted, all conversions from RMB to US$ are made at a rate of RMB6.2975 to US$1.00, the effective noon buying rate as of March 30, 2012 in the City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York. No representation is made that the RMB amounts could have been, or could be, converted into US$ at such rate.

Notes To Unaudited Pro Forma Condensed Combined Financial Statements

Note 1. Description of The Transaction

        On March 11, 2012, Youku and Tudou signed the Merger Agreement for Tudou to combine with Youku in a 100% stock-for-stock transaction. Under the terms of the Merger Agreement, each Tudou Class A share and Class B share issued and outstanding immediately prior to the effective time of the Merger will be cancelled in exchange for the right to receive 7.177 Youku Class A shares, and each Tudou ADS will be surrendered in exchange for the right to receive 1.595 Youku ADS, which will result in Youku shareholders and ADS holders owning approximately 71.5% of the combined entity upon completion of the Merger and Tudou shareholders and ADS holders owning approximately 28.5%. Upon completion of the Merger, the combined entity will be named "Youku Tudou Inc." Youku's ADSs will continue to be listed on the NYSE under the symbol "YOKU".

Note 2. Basis of Pro Forma Presentation

        The Statements have been derived from the audited historical consolidated financial statements of Youku and Tudou. Certain financial statement line items included in Tudou's historical presentation have been disaggregated or condensed to conform to corresponding financial statement line items included in Youku's historical presentation. These include: business taxes, share based compensation expenses, selling and general administrative expenses relating to product development, professional content licensed, and intangible assets related to purchased software.

        Additionally, based on Youku's review of Tudou's publicly disclosed summary of significant accounting policies and preliminary discussions with Tudou management, the nature and amount of any adjustments to the historical financial statements of Tudou to conform its accounting policies to those of Youku are not expected to be material. Prior to and following the completion of the Merger, further review of Tudou's accounting policies and financial statements may result in revisions to Tudou's policies and classifications to conform to those of Youku, which could have a material impact on Youku's actual future financial condition and results of operations as compared to the Pro Forma Balance Sheet and Pro Forma Statement of Operations included in this joint proxy statement/prospectus.

        The Merger is reflected in the Statements as an acquisition of Tudou by Youku using the acquisition method of accounting in accordance with business combination accounting guidance under U.S. GAAP. Under these accounting standards, the total estimated purchase price will be calculated as described in Note 3 to the Statements, and the assets acquired and the liabilities assumed will be measured at estimated fair value. For the purpose of measuring the estimated fair value of the assets acquired and liabilities assumed, Youku has applied the accounting guidance under U.S. GAAP for fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The fair value measurements utilize estimates based on key assumptions in connection with the Merger, including historical and current market data. The unaudited pro forma adjustments included in this joint proxy statement/prospectus are preliminary and will be revised at the effective time of the Merger as additional information becomes available and as valuation work is performed. The final purchase price allocation will be determined after the completion of the Merger, and the final allocations may differ materially from those presented.

Note 3. Estimate of Consideration Expected To Be Transferred

        Based on a Youku ADS price of US$24.23, the closing price of the Youku ADSs on the NYSE on May 25, 2012 (the most recent practicable date before the issuance of the Statements), and the number of Tudou shares and Tudou share options to purchase Tudou shares outstanding at May 25, 2012, the

Note 3. Estimate of Consideration Expected To Be Transferred (Continued)

total dollar value of the merger consideration to be delivered to all Tudou shareholders and ADS holders in the Merger would have been approximately RMB7.2 billion (US$1.1 billion). Changes in Youku ADS price, or the number of Tudou shares and Tudou share options to purchase Tudou shares at the closing of the Merger could result in material differences in the purchase consideration and, thus, the purchase price and related purchase price allocation.

        The following is a preliminary estimate of the total dollar value of the merger consideration to be delivered to all Tudou shareholders and ADS holders in the Merger:

	RMB	US$
	(In thousands)
To Tudou shareholders*	7,035,645	1,117,212
To holders of outstanding Tudou share options**	178,341	28,319

Total consideration	7,213,986	1,145,531

*
The estimated fair value of Youku shares issued to Tudou shareholders is based on the closing price of US$24.23 of Youku ADS on the NYSE on May 25, 2012.
**
Youku will issue replacement share options. These options have a preliminarily estimated fair value of RMB193.5 million (US$30.7 million), RMB178.3 million (US$28.3 million) of which is attributable to pre-combination services and included as a component of the consideration to be transferred in the Merger.

        The above estimate does not purport to represent the actual value of the total purchase consideration that will be received by Tudou's shareholders and ADS holders when the Merger is completed. In accordance with U.S. GAAP, the fair value of equity securities issued as part of the merger consideration will be measured on the acquisition date of the Merger at the then-current market price.

        This requirement will likely result in a per ADS value component different from the US$24.23 assumed in these Statements and that difference may be material. For example, an increase or decrease of 10% in the price of Youku ADS on the effective date of the Merger from the price of Youku ADSs assumed in the Statements would increase or decrease the value of the purchase consideration by approximately RMB721 million (US$115 million), which would be reflected in the Statements as an equivalent increase or decrease to goodwill.

        The allocation of the preliminary purchase price to the fair values of assets to be acquired and liabilities to be assumed in the Merger includes unaudited pro forma adjustments to reflect the expected fair values of Tudou's assets and liabilities as of March 31, 2012. The allocation of the preliminary purchase price is as follows:

	RMB	US$
	(In thousands)
Total tangible assets acquired	1,329,340	211,090
Total intangible assets acquired	1,536,339	243,960
Goodwill	5,170,207	820,994
Total liabilities assumed	(821,900)	(130,513)

Total estimated purchase consideration	7,213,986	1,145,531

Note 3. Estimate of Consideration Expected To Be Transferred (Continued)

        No assurances can be provided as to the actual purchase price to be paid by Youku, the fair value of the assets to be acquired or the liabilities to be assumed in the Merger, or as to the final allocations of the purchase price. Any differences from those presented in the Statements could be material.

Note 4. Adjustments To Unaudited Pro Forma Condensed Combined Financial Statements

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

(a)   Business taxes

        The historical net revenues of Tudou for the three months ended March 31, 2012 were recorded net of business taxes. The adjustment of RMB5.6 million was to record Tudou's business taxes in revenue and cost of revenues to conform to Youku's presentation.

        The historical net revenues of Tudou for the year ended December 31, 2011 were recorded net of business taxes. The adjustment of RMB60.4 million was to record Tudou's business taxes in revenue and cost of revenues to conform to Youku's presentation.

(b)   Cost of revenues

        Adjustments to cost of revenues for the three months ended March 31, 2012:

	RMB	US$
	(In thousands)
To adjust amortization expense for newly identified intangible assets	(4,725)	(750)
To adjust share-based compensation expense of assumed Tudou options	1,398	222
To reclassify business taxes to cost of revenues	(5,575)	(885)
To increase amortization expense to reflect the higher basis of acquired licensed contents	(82)	(13)

	(8,984)	(1,426)

        Adjustments to cost of revenues for the year ended December 31, 2011:

	RMB	US$
	(In thousands)
To adjust amortization expense for newly identified intangible assets	(18,900)	(3,001)
To adjust share-based compensation expense of assumed Tudou options	8,269	1,313
To reclassify business taxes to cost of revenues	(60,418)	(9,594)
To increase amortization expense to reflect the higher basis of acquired licensed contents	(452)	(72)
To increase amortization expense to reflect the higher basis of acquired capitalized content production costs	(6,204)	(985)

	(77,705)	(12,339)

Note 4. Adjustments To Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

(c)   Product development expenses

        Adjustments to product development expenses for the three months ended March 31, 2012:

	RMB	US$
	(In thousands)
To adjust amortization expense for newly identified intangible assets	(1,147)	(182)
To adjust share-based compensation expense of assumed Tudou options	(1,020)	(162)
To reclassify certain sales and marketing expenses to product development expenses to conform to Youku's presentation	(15,516)	(2,464)

	(17,683)	(2,808)

        Adjustments to product development expenses for the year ended December 31, 2011:

	RMB	US$
	(In thousands)
To adjust amortization expense for newly identified intangible assets	(4,586)	(728)
To adjust share-based compensation expense of assumed Tudou options	(198)	(31)
To reclassify certain sales and marketing expenses to product development expenses to conform to Youku's presentation	(38,360)	(6,091)

	(43,144)	(6,850)

(d)   Sales and marketing expenses

        Adjustments to sales and marketing expenses for the three months ended March 31, 2012:

	RMB	US$
	(In thousands)
To adjust share-based compensation expense of assumed Tudou options	3,040	483
To reclassify certain sales and marketing expenses to product development expenses to conform to Youku's presentation	15,516	2,464

	18,556	2,947

        Adjustments to sales and marketing expenses for the year ended December 31, 2011:

	RMB	US$
	(In thousands)
To adjust share-based compensation expense of assumed Tudou options	16,243	2,579
To reclassify certain sales and marketing expenses to product development expenses to conform to Youku's presentation	38,360	6,091

	54,603	8,670

Note 4. Adjustments To Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

(e)   General and administrative expenses

        Adjustments to general and administrative expenses for the three months ended March 31, 2012:

	RMB	US$
	(In thousands)
To adjust amortization expense for newly identified intangible assets	(2,826)	(449)
To adjust share-based compensation expense of assumed Tudou options	(1,410)	(224)
To remove non-recurring merger transaction costs incurred by Youku	16,538	2,626

	12,302	1,953

        Adjustments to general and administrative expenses for the year ended December 31, 2011:

	RMB	US$
	(In thousands)
To adjust amortization expense for newly identified intangible assets	(11,307)	(1,795)
To adjust share-based compensation expense of assumed Tudou options	39,449	6,264

	28,142	4,469

(f)    Shares outstanding

        The unaudited pro forma adjustment reflects the issuance of approximately 830 million Youku Class A shares at the effective time of the Merger.

        The unaudited pro forma weighted average number of basic shares outstanding is calculated by adding Youku's weighted average number of basic shares outstanding for the period and the number of Youku shares expected to be issued to Tudou shareholders of approximately 830 million in the Merger. The unaudited pro forma weighted average number of diluted shares outstanding is calculated by adding Youku's weighted average number of diluted shares outstanding for the period and the number of Youku Class A shares expected to be issued in the Merger. Each outstanding option to acquire Tudou shares issued under any of Tudou's share incentive plans, whether or not then vested or exercisable, will be cancelled and terminated at the effective time of the Merger in exchange for the right receive 7.177 Youku Class A shares.

Note 4. Adjustments To Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

(g)   Comprehensive loss

        Other comprehensive loss consists of foreign currency translation adjustments from those entities not using RMB as their functional currency. The unaudited pro forma combined statement of comprehensive loss for the three months ended March 31, 2012 is as follows:

	RMB	US$
	(In thousands)
Net loss	(280,819)	(44,592)

Other comprehensive loss:
Foreign currency translation adjustment	(2,288)	(363)
Income tax expense related to components of other comprehensive loss	—	—

Total comprehensive loss	(283,107)	(44,955)

        The statement of comprehensive loss for the year ended December 31, 2011 is as follows:

	RMB	US$
	(In thousands)
Net loss	(675,837)	(107,380)
Other comprehensive loss:
Foreign currency translation adjustment	(94,225)	(14,971)
Income tax expense related to components of other comprehensive loss	—	—

Total comprehensive loss	(770,062)	(122,351)

(h)   Cash and cash equivalents

        The unaudited pro forma adjustment reflects a decrease in cash of RMB11.1 million for estimated merger transaction costs.

(i)    Content licensed and intangible assets

        The unaudited pro forma adjustment amount represents the reclassification of content licensed to intangible assets to conform with Youku's presentation and RMB1,278 million (US$203 million) to recognize the newly identified and the step-up to the preliminary estimated fair value of Tudou's identifiable intangible assets as of March 31, 2012. The adjustment also reflects a reclassification of purchased software licenses included in intangible assets to fixed assets to conform with Youku's presentation. The newly identified intangible assets primarily consist of domain name, trademarks and online video licenses of RMB1,141 million (US$181 million), technology of RMB32.1 million (US$5.1 million), customer relationships of RMB37.7 million (US$6.0 million), and user-generated content of RMB56.7 million (US$9 million). The domain name, trademarks and online video licenses are expected to be indefinite-lived intangible assets. The estimated fair value of the amortizable intangible assets is expected to be amortized on a straight-line basis over estimated useful lives that generally range from one to seven years, subject to the finalization of the purchase price allocation.

Note 4. Adjustments To Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

(j)    Capitalized content production costs

        To record the increased fair value of capitalized content production costs and to reclassify content production costs to non-current assets to conform to Youku's presentation.

(k)   Property and equipment

        The unaudited pro forma adjustment amount represents reclassification of purchased software licenses included in intangible assets to fixed assets to conform with Youku's presentation.

(l)    Goodwill

        Goodwill reflects the preliminary estimate of the excess of the purchase price to be paid by Youku over the fair value of Tudou's identifiable assets to be acquired and liabilities to be assumed in the Merger (Note 3).

(m)  Other noncurrent assets

        The unaudited pro forma adjustment reflects RMB10 million (US$1.6 million) valuation reserve against Tudou's other receivable from Tudou's revenue sharing program. Subsequent to the issuance of its consolidated financial statements, Tudou's management expects that the program will be terminated in the near future. Therefore, the deposit of revenue sharing program of RMB10 million is not expected to be recoverable.

(n)   Accrued expenses and other liabilities

        The unaudited pro forma adjustment reflects a reverse of RMB6.2 million (US$1.0 million) of accrued merger transaction costs.

(o)   Deferred income tax liabilities

        The unaudited pro forma adjustment reflects the change in net deferred income taxes arising from fair value adjustments to Tudou's assets to be acquired and liabilities to be assumed by Youku in the Merger. Deferred income taxes arising from the estimated fair value adjustments related to Tudou's identifiable intangible assets have been calculated based on Tudou' statutory tax rate of 25%.

(p)   Shareholders' equity

        The unaudited pro forma adjustment reflects the expected issuance of approximately 830 million of Youku Class A shares at the effective time of the Merger (based upon the number of outstanding shares of Tudou as of May 25, 2012).

        In addition, accumulated deficit increased by RMB4.9 million (US$0.8 million) for estimated transaction costs. RMB16.5 million transaction costs were incurred by Youku in its historical statement of operations for the three months ended March 31, 2012.

        Furthermore, the unaudited pro forma adjustment reflects a non-recurring item relating to the replacement of options to purchase Tudou Class B shares with options to purchase Youku Class A shares. According to Accounting Standards Codification ("ASC") 805, Business Combinations ("ASC 805"), to determine the portion of a replacement award that is part of the consideration transferred for the acquiree, the acquirer shall measure both the replacement awards granted by the acquirer and the acquiree awards as of the acquisition date in accordance with ASC 718, Compensation—Stock Compensation. The portion of the fair-value-based measure of the replacement

Note 4. Adjustments To Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

award that is part of the consideration transferred in exchange for the acquiree equals the portion of the acquiree award that is attributable to pre-combination service. Therefore, any difference between Youku's issued replacement award and Tudou's award attributable to pre-combination service is charged to Youku's post-combination financial statements on the date of replacement, or the acquisition date. The net impact of the adjustment is nil on the unaudited pro forma balance sheet.

Note 5. Restructuring Costs Related To Post-Merger Activities

        As part of combining the two companies, Youku expects to incur restructuring costs during the year commencing with the closing of the Merger. The restructuring costs will be primarily comprised of costs associated with canceling or reducing Tudou's existing purchase commitments, equipment and services. The Statements do not reflect adjustments related to these restructuring costs as the management of Youku and Tudou are not able to estimate the amount of these costs at this time. Certain liabilities associated with these restructuring activities may be recognized in the purchase price allocation upon completion of the Merger in accordance with ASC 805, which specifies that an acquirer would recognize a liability for restructuring or exit activities associated with the target company in a business combination only if the recognition criteria in ASC 420, Exit or Disposal Cost Obligations, are met by the acquirer at the acquisition date.

HISTORICAL AND PRO FORMA PER SHARE DATA

        The following table presents, for the year ended December 31, 2011 and for the three months ended March 31, 2012, selected historical per share and per ADS data of Youku and Tudou, as well as similar information reflecting the combination of Youku and Tudou as if the proposed Merger had occurred on the first day of the periods presented and as a result was effective for the periods presented, which we refer to as "pro forma combined" information. The pro forma combined Tudou equivalent per ADS data presented below is calculated by multiplying the pro-forma consolidated per share data by the ADS Exchange Ratio of 1.595 Youku ADS.

        The pro forma combined information is derived from the unaudited pro forma condensed combined financial information as set forth in "Unaudited Pro Forma Condensed Combined Financial Information" beginning on page 48 of this joint proxy statement/prospectus and is provided for informational purposes only and is not necessarily an indication of the results that would have been achieved had the proposed Merger been completed as of the first day of the periods presented or that may be achieved by the combined company in the future. The December 31, 2011 selected comparative per share and per ADS information of Youku and Tudou set forth below has been derived from the respective audited consolidated financial statements. You should read the information in this section along with the historical consolidated financial statements of Youku and Tudou, respectively, and accompanying notes for the periods referred to above included in the documents described under "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" on pages 275 and 276, respectively. The audited historical consolidated financial statements for Youku and Tudou have been prepared in accordance with U.S. GAAP. The March 31, 2012 selected comparative per share and per ADS information of Youku and Tudou set forth below has been derived from the respective unaudited management accounts of Youku and Tudou, which are not included in this joint proxy statement/prospectus.

	Year Ended December 31, 2011			Three Months Ended March 31, 2012
		Per share	Per ADS	Per share	Per ADS
Basic loss per share/ADS
Youku historical	US$	(0.01)	(0.25)	(0.01)	(0.22)
Tudou historical	US$	(1.67)	(6.68)	(0.19)	(0.75)
Pro forma combined	US$	(0.04)	(0.68)	(0.02)	(0.28)
Pro forma combined Tudou equivalent(1)	US$	(0.27)	(1.09)	(0.11)	(0.44)
Diluted loss per share/ADS
Youku historical	US$	(0.01)	(0.25)	(0.01)	(0.22)
Tudou historical	US$	(1.67)	(6.68)	(0.19)	(0.75)
Pro forma combined	US$	(0.04)	(0.68)	(0.02)	(0.28)
Pro forma combined Tudou equivalent	US$	(0.27)	(1.09)	(0.11)	(0.44)
Cash Dividends per share/ADS
Youku historical	US$	—	—	—	—
Tudou historical	US$	—	—	—	—
Pro forma combined	US$	—	—	—	—
Pro forma combined Tudou equivalent	US$	—	—	—	—
Book value per share/ADS
Youku historical	US$			0.32	5.68
Tudou historical	US$			1.53	6.12
Pro forma combined	US$			0.62	11.17
Pro forma combined Tudou equivalent	US$			4.45	17.82

(1)
Tudou equivalent figures are calculated by multiplying the pro forma consolidated per share data by the Share Exchange Ratio of 7.177 and per ADS data by the ADS Exchange Ratio of 1.595 Youku ADS.

(2)
For purposes of determining the pro forma combined dividend per ADS, Youku assumed that its dividend policy would not change because of the Merger. As a result, the pro forma combined dividend per ADS amounts are identical to the Youku historical dividend per ADS amounts.

RISK FACTORS

        Investing in Youku shares or Youku ADSs involves risks, some of which are related to the Merger. In considering the proposed Merger, you should carefully consider the following information about these risks, as well as the other information included in or incorporated by reference into this joint proxy statement/prospectus, including Youku's annual report for the year ended December 31, 2011 and the extensive risk factors relating to the businesses of Youku described in the Youku annual report beginning on page 5. The business of Youku as well as its financial condition or results of operations could be materially adversely affected by any of these risks, as well as other risks and uncertainties not currently known to Youku or not currently deemed to be material.

        Please see "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" on pages 275 and 276, respectively, for information on where you can find the documents Youku has filed with or furnished to the SEC and which are incorporated into this joint proxy statement/prospectus by reference.

Risks Related to the Merger and the Combined Business

The market price of the Youku ADSs may decline following the completion of the Merger or during the period of time between the Tudou AGM and the date on which Tudou shareholders and Tudou ADS holders actually receive Youku Class A shares and Youku ADSs pursuant to the Merger Agreement.

        At the effective time of the Merger, (1) each outstanding Tudou share will be converted into the right to receive fixed consideration consisting of 7.177 Youku Class A shares, and (2) each outstanding Tudou ADS will be converted into the right to receive fixed consideration consisting of 1.595 Youku ADS; provided that the Excluded Tudou Shares shall be cancelled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefore, and the Dissenter Shares will be cancelled for the appraised or agreed value under the Cayman Companies Law.

        In regards to the Youku Class A share and Youku ADS portion of the Merger Consideration to be delivered to Tudou shareholders and Tudou ADS holders, respectively, under the Merger Agreement, the Share Exchange Ratio of 7.177 and the ADS Exchange Ratio of 1.595 are fixed and will not be adjusted to reflect changes in the market value of Youku ADSs.

        The market price of Youku ADSs may decline at any time following the completion of the Merger if, among other reasons:

  •
  the synergies expected by Youku and Tudou across a number of areas, including leveraging licensed content over a larger user base and realizing efficiencies in bandwidth management and other common expenses, are not achieved;

  •
  the effect of the Merger with Tudou on the financial results of Youku is not consistent with the expectations of financial analysts or investors; or

  •
  Tudou ADS holders sell a significant number of Youku ADSs after consummation of the Merger, or Tudou shareholders who receive Youku Class A shares under the Merger Agreement later sell a significant number of Youku ADSs in the open market.

        In addition, the market price of the Youku ADSs may fluctuate or decline during the period of time between the Tudou AGM and the date on which Tudou shareholders and Tudou ADS holders entitled to receive Youku Class A shares and Youku ADSs, respectively, pursuant to the Merger Agreement, actually receive Youku Class A shares and Youku ADSs. These fluctuations may be caused by changes in the businesses, operations, financial results and prospects of Youku and Tudou, market expectations of the likelihood that the Merger will be completed and the timing of the completion of the Merger, general market and economic conditions or other factors. At the time they cast their votes regarding the authorization and approval of the Merger Agreement, Tudou shareholders and ADS holders will not know the actual market value of the Youku Class A shares and Youku ADSs they will receive when the Merger is finally completed. The actual market value of the Youku Class A shares and Youku ADSs, when received by Tudou shareholders and Tudou ADS holders, will depend on the market value of those Youku Class A shares and Youku ADSs on that date. This market value may be less than the value of the Youku Class A shares and Youku ADSs at the time the Merger Agreement was signed or when the Tudou AGM is held.

Youku and Tudou may not achieve the expected benefits of the proposed Merger.

        Youku and Tudou entered into the Merger Agreement with the expectation that the proposed Merger will result in various benefits. See "The Merger—Reasons for the Merger and Recommendation of the Youku Board" and "The Merger—Reasons for the Merger and Recommendation of the Tudou Board." Some of those benefits may not be achieved or, if achieved, may not be achieved in the time frame in which they are expected. Whether these anticipated benefits are realized depends on future events and circumstances, some of which are beyond the parties' control. For example, Youku's future growth in revenues, earnings and cash flow will partly depend on future economic conditions and conditions in the Internet television industry in China. In addition, the potential synergies that Youku and Tudou anticipate due to an integration of the two companies may not be realized.

Youku and Tudou will incur transaction and integration costs in connection with the Merger.

        Youku and Tudou have incurred, and expect to continue to incur, significant costs in connection with the Merger. Youku will also incur integration costs following the completion of the Merger as Tudou's operations are integrated with Youku's operations. The synergies expected to arise from the Merger across a number of areas, including leveraging licensed content over a larger user base and realizing efficiencies in bandwidth management and other common expenses, may not be achieved in the near term or at all, and if achieved, may not be sufficient to offset the costs associated with the Merger. Unanticipated costs, or the failure to achieve such expected improvement, may have an adverse impact on the results of operations of the combined company following the completion of the Merger.

Failure to timely complete the proposed Merger could disrupt Youku's and Tudou's business plans and operations and have a material adverse effect on the trading price of each company's ADSs.

        Although Youku and Tudou expect to complete the Merger promptly after receiving Tudou shareholder approval and Youku shareholder approval at their respective AGMs, the transaction is subject to certain customary closing conditions. In particular, pursuant to the Merger Agreement, Tudou shall use its reasonable best efforts to cause the current shareholders of Tudou's consolidated affiliated entities to transfer their equity interests on or before the closing of the Merger to persons designated by Youku free of any third-party rights, claims or liens (except for certain permitted liens), and revise certain variable interest entity agreements to reflect the change of the nominee shareholders of such entities. Youku and Tudou have agreed to satisfy the equity transfer obligations by arranging for a person designated by Youku to become the new controlling shareholder of Quan Toodou, the principal consolidated affiliated entity of Tudou, without the existing shareholders of Quan Toodou transferring any equity interest in Quan Toodou prior to the closing of the Merger. Tudou and Youku will effect this change of controlling shareholder by increasing the registered capital of Quan Toodou, thereby diluting the ownership interest in Quan Toodou of its current shareholders, and arranging for a person designated by Youku to become the new controlling shareholder of Quan Toodou by subscribing for the increased registered capital. The capital increase and subscription by Youku's designee will occur after Youku and Tudou have each obtained shareholder approval at their respective AGMs but prior to completion of the Merger. This capital increase of Quan Toodou will require registration with the corresponding local branch of the SAIC and is expected to take approximately two weeks to complete. The new controlling shareholder and the remaining shareholders of Quan Toodou will execute contractual arrangements with Reshuffle Technology prior to the closing of the Merger, including a business operations agreement, equity interest pledge agreement, power of attorney, exclusive technical and consulting services agreement, equity option agreement and loan agreement, which agreements will be in the same form as the contractual arrangements among 1Verge Internet and Youku's consolidated affiliated entities and their respective shareholders. The equity interest pledge will be registered with the local branch of the SAIC once the registration procedure for the capital increase is complete, which is estimated to take approximately five business days.

        The companies' inability to complete the Merger on the expected schedule or at all would likely disrupt their operations and require the companies to revise their respective business plans, and could otherwise have a material adverse effect on each company's business and on the trading price of each company's ADSs. Moreover, if the Merger is not completed, both companies will be subject to several risks, including having to pay certain costs relating to the Merger, the possibility of one of the parties needing to pay a significant termination fee to the other party, and the management teams of Youku and Tudou having their focus diverted from pursuing other opportunities that could be beneficial to Youku or Tudou, in each case, without realizing any of the benefits that might have resulted had the Merger been completed.

Certain directors and executive officers of Tudou have agreements and arrangements that may result in their having interests in the Merger different from, or in addition to, those of Tudou shareholders generally.

        In considering the recommendation of the Tudou Board to Tudou shareholders to approve the Merger, Merger Agreement and Plan of Merger, Tudou shareholders should be aware that certain members of the Tudou Board and certain executive officers of Tudou have agreements and arrangements which may result in their having interests in the Merger different from, or in addition to, those of Tudou shareholders generally, including treatment of Tudou share options in the Merger for certain directors and executive officers of Tudou including Mr. Gary Wei Wang and board representation rights on the Youku Board for Mr. Gary Wei Wang and an individual appointed by GGV II Delaware L.L.C., one of the principal shareholders of Tudou. The Tudou Board was aware of these agreements and arrangements during its deliberations of the merits of the Merger and in determining to recommend that Tudou shareholders approve the Merger, Merger Agreement and Plan of Merger. Please see "The Merger—Interests of Tudou's Directors and Executive Officers in the Merger" beginning on page 144 for more information.

The unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus is preliminary and the actual financial condition and results of operations after the merger may differ materially.

        The unaudited pro forma condensed combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Youku's actual financial condition or results of operations would have been had the Merger been completed on the dates indicated. The pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates, to record the Tudou identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this joint proxy statement/prospectus is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Youku as of the date of completion of the Merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus. For more information, see "Unaudited Pro Forma Condensed Combined Financial Information" beginning on page 48.

If the IRS were to successfully challenge the qualification of the Merger as a reorganization under section 368(a) of the Internal Revenue Code, certain adverse tax consequences affecting the holders of Tudou shares and Tudou ADSs who respectively receive Youku Class A shares and Youku ADSs in the Merger may result, including such holders of Tudou shares and Tudou ADSs needing to recognize gain or loss with respect to the Tudou shares and Tudou ADSs surrendered in the Merger.

        The Merger is intended to qualify as a reorganization under section 368(a) of the Internal Revenue Code for U.S. federal income tax purposes. If the Merger qualifies as a reorganization under section 368(a) of the Internal Revenue Code and neither Youku nor Tudou is or has been a "passive foreign investment company" for U.S. federal income tax purposes (a "PFIC"), Tudou shareholders will not recognize gain or loss on the exchange of their Tudou shares for Youku Class A shares and Tudou ADS holders will not recognize gain or loss on the exchange of their Tudou ADSs for Youku ADSs, although gain or loss may be recognized upon the receipt of cash in lieu of fractional Youku Class A shares or Youku ADSs. Whether the Merger qualifies as a reorganization within the meaning of section 368(a) of the Internal Revenue Code with respect to which Tudou shareholders and Tudou ADS holders generally do not recognize gain or loss is uncertain and depends, in part, upon whether either Youku or Tudou is or has been a PFIC. Although neither Youku nor Tudou expect to be classified as a PFIC, because PFIC status is a fact-intensive determination made on an annual basis, no assurance can be given that each of Youku or Tudou is not or has not been classified as a PFIC.

        Youku and Tudou cannot assure Tudou shareholders and Tudou ADS holders that the IRS will agree with the treatment of the Merger as a reorganization under section 368(a) of the Internal Revenue Code. If the IRS successfully challenges the qualification of the Merger as a reorganization under section 368(a) of the Internal Revenue Code, Tudou shareholders and Tudou ADS holders would generally be required to recognize gain or loss with respect to the Tudou shares and Tudou ADSs surrendered in the Merger in an amount equal to the difference between their adjusted tax basis in the surrendered Tudou shares or ADSs and the fair market value, as of the effective date of the Merger, of the Youku Class A shares or Youku ADSs (including any fractional Youku Class A shares or Youku ADSs) received or to be received in the Merger. Generally, in such event, the tax basis in the Youku Class A shares or Youku ADSs received by Tudou shareholders and Tudou ADS holder would equal their fair market value as of the effective date of the Merger, and the holding period for the Youku Class A shares or Youku ADSs would begin on the day after the Merger.

        Tax matters are complicated, and the tax consequences of the Merger to each Tudou shareholder or each Tudou ADS holder will depend on the facts of each holder's situation. Tudou shareholders and Tudou ADS holders are urged to read the discussion under "The Merger—Material U.S. Federal Income Tax Consequences" beginning on page 147 of this joint proxy statement/prospectus and to consult their tax advisors for a full understanding of the tax consequences of their participation in the Merger.

Risks Related to Youku

        Please see "Item 3.D.—Key Information—Risk Factors" of the Youku 2011 20-F, beginning on page 5, "Risk Factors—Risks Related to an Investment in Youku Class A shares and Youku ADSs" in this joint proxy statement/prospectus, beginning on page 103, and the risk factor below for information concerning the risks relating to Youku and an investment in Youku Class A shares and Youku ADSs.

If the custodians or authorized users of controlling non-tangible assets of Youku, including corporate chops and seals, fail to fulfill their responsibilities or misappropriate or misuse these assets, Youku's business and operations could be materially and adversely affected.

        Under PRC law, legal documents for corporate transactions, including contracts such as advertising contracts that Youku's business relies on, are executed using the chops or seal of the signing entity or with the signature of a legal representative whose designation is registered and filed with the relevant branch of the Administration of Industry and Commerce ("AIC").

        Although Youku usually utilizes chops to enter into contracts, the designated legal representatives of each of Youku's PRC subsidiaries and consolidated affiliated entities have the apparent authority to enter into contracts on behalf of such entities without chops and bind such entities. All designated legal representatives of Youku's PRC subsidiaries and consolidated affiliated entities are members of Youku's senior management team who have signed employment agreements with Youku or its PRC subsidiaries and consolidated affiliated entities under which they agree to abide by various duties they owe to Youku.

        In order to maintain the physical security of Youku's chops, the chops are generally stored in secured locations accessible only by the authorized personnel in the legal or finance departments of each of Youku's subsidiaries and consolidated affiliated entities. Youku's designated legal representatives generally do not have access to the chops, but if such designated legal representatives were to obtain the chops, in spite of these protections, Youku may encounter difficulties in maintaining control over the relevant entities. Although Youku has implemented internal control procedures to monitor the use of corporate chops, such procedures may not be able to prevent all instances of abuse or negligence.

        If any of the designated legal representatives obtains and misuses or misappropriates Youku's chops and seals or other controlling intangible assets for whatever reason, Youku could experience disruption to its normal business operations. If a designated legal representative obtains control of the chops in an effort to obtain control over the entity, Youku or its PRC subsidiary and affiliated entity would need to pass a new shareholder or board resolution to designate a new legal representative and Youku would need to take legal action to seek the return of the chops, apply for new chops with the relevant authorities, or otherwise seek legal redress for the violation of the representative's fiduciary duties to Youku, which could involve significant time and resources and divert management attention away from Youku's business. In addition, the affected entity may not be able to recover corporate assets that are sold or transferred out of Youku's control in the event of such a misappropriation if a transferee relies on the apparent authority of the representative and acts in good faith.

The current shareholders of Tudou's consolidated affiliated entities might have, or in the future might have, conflicts of interest with Tudou and/or Youku. After the closing of the Merger, the remaining shareholders of Tudou's consolidated affiliated entities might not perform their obligations under their contractual arrangements with Tudou, or may refuse to transfer their equity interests to persons designated by Youku, which may have a material adverse effect on Youku's business.

        Youku and Tudou have agreed to arrange for a person designated by Youku to become the new controlling shareholder of Quan Toodou, the principal consolidated affiliated entity of Tudou, prior to the closing of the Merger. Youku and Tudou have also agreed to arrange for a person designated by Youku to become the new controlling shareholder of Beijing Tixian, the remaining Tudou consolidated affiliated entity which was newly established in January 2012 to develop Tudou's animation related business and has not been active since its inception, as soon as possible after the closing of the Merger. The current shareholders of Quan Toodou, Mr. Gary Wei Wang and Ms. Zhiqi Wang, and the current shareholders of Beijing Tixian, Mr. Zhou Yu and Mr. Ye Yuan, all of whom are Tudou's employees, will remain minority shareholders of these entities after the closing of the Merger. Such minority shareholders will collectively hold one-third (33.3%) of equity interests in each of Quan Toodou and Beijing Tixian after the addition of the Youku designated new controlling shareholders in these two entities. These shareholders and the Youku designated controlling shareholders have agreed to enter into new contractual arrangements with Reshuffle Technology in the form satisfactory to Youku prior to the closing of the Merger with respect to their interests in Quan Toodou and immediately after the closing of the Merger with respect to their interests in Beijing Tixian. Youku believes that these changes provide Youku with effective control over Quan Toodou and Beijing Tixian after the closing of the Merger.

        However, Youku cannot assure you that these minority shareholders will enter into new contractual agreements with Reshuffle Technology as they have agreed to or perform their contractual obligations with Reshuffle Technology under the new contractual arrangements, including transferring their equity interests to persons designated by Youku in the future if and when Youku requests them to do so. If these minority shareholders fail to perform their obligations under their respective agreements with Reshuffle Technology, Youku may have to rely on legal remedies under PRC law to enforce such minority shareholder's contractual obligations, including seeking specific performance or injunctive relief, which may not be effective.

        Furthermore, if any of the minority shareholders depart or resign from the combined entity after the closing of the Merger or any other conflicts arise in the future, such minority shareholders may not act in the best interests of Youku and such conflicts may not be resolved in Youku's favor. If Youku cannot resolve any conflicts of interest or disputes between it and the minority shareholders of Quan Toodou and Beijing Tixian, Youku would need to rely on legal proceedings, which could be expensive and time-consuming and could divert management's attention.

Risks Related to Tudou

Tudou has a history of net losses and negative operating cash flow and may incur net losses and negative operating cash flow in the future.

        Tudou incurred net losses of RMB144.8 million, RMB347.4 million and RMB511.2 million (US$81.2 million) in 2009, 2010 and 2011, respectively, and it may incur losses in the future. In addition, Tudou incurred negative cash flow from operations of RMB94.8 million and RMB98.8 million in 2009 and 2010, respectively. Although Tudou achieved positive cash flow from operations of RMB1.5 million (US$0.2 million) in 2011, it expects its expenses to increase as it expands its operations, primarily in connection with leasing Internet bandwidth, acquiring premium licensed content, developing and producing content in-house, and undertaking sales and marketing activities.

        Tudou's ability to achieve profitability and positive operating cash flow depends on the growth of the online video industry and the online advertising market, the acceptance of its online video content by its users, the growth of its user base, its ability to control expenses, the expansion and effectiveness of its subscription fee-based and per-clip based mobile video services, its ability to attract and retain advertisers and advertising agencies, and its ability to provide new advertising services to meet the demands of advertisers. Tudou may not be able to achieve or sustain profitability or positive operating cash flow, and if Tudou achieves positive operating cash flow, those cash flows may not be enough to satisfy its capital expenditures and other cash needs.

Tudou is a relatively young company facing risks and uncertainties associated with operating in the rapidly developing and evolving online video industry. Its limited operating history makes evaluating its business and prospects difficult.

        Tudou launched its website in 2005. As a relatively early-stage company in the new and rapidly evolving Chinese online video industry, it faces numerous risks and uncertainties. Some of these risks relate to its ability to:

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  attract a large audience by expanding its online video content library and enhancing its user experience;

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  raise its brand awareness and increase its user loyalty;

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  maintain and develop relationships with advertisers and advertising agencies;

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  acquire premium licensed content at a commercially acceptable costs;

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  offer innovative advertising services;

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  maintain and develop relationships with China Mobile and other telecommunication operators to build its mobile video business;

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  attract and retain qualified personnel; and

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  successfully adapt its business model to changes in this new and rapidly evolving industry.

        You should consider Tudou's business and prospects in light of the risks and uncertainties it faces as a relatively early-stage company operating in a rapidly evolving market. Tudou may not be successful in addressing the risks and uncertainties listed above, which may materially adversely affect its business prospects.

Tudou faces uncertainties regarding the growth of the online video industry and user acceptance of its online video content, which could adversely affect its revenues and prospects.

        The growth of the online video industry and online advertising services from which Tudou derives most of its revenues, as well as the level of demand and market acceptance of its services, are subject to uncertainties and numerous other factors, some of which are beyond Tudou's control. These uncertainties and factors include but are not limited to:

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  general economic conditions, particularly economic conditions adversely affecting consumer spending and spending on advertising;

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  the growth of Internet usage and penetration in China, and the rate of any such growth;

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  government regulation of the Internet industry, particularly the online video industry;

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  competition between online video and traditional media formats, such as television;

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  the popularity and price of online advertising services that Tudou and its competitors launch and distribute; and

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  changes in user demographics, tastes and preferences.

        A decline in the popularity of online videos in general, or Tudou's website in particular, or a decline in its user base, will adversely affect its revenues and prospects.

Tudou relies on online advertising sales for substantially all of its revenues. The online advertising market is subject to many challenges and uncertainties. If Tudou fails to retain existing advertisers or attract new advertisers for its online advertising services, its business, results of operations and prospects could be seriously harmed.

        In 2009, Tudou generated all, and in 2010 and 2011, it generated substantially all of its revenues from online advertising services. The online advertising market continues to evolve in China. Many advertisers have limited experience with the Internet as an advertising medium, have not traditionally devoted significant advertising expenditures to online advertising and may not find the Internet to be effective for promoting products and services.

        Advertising agencies also have limited experience in procuring online video advertising for advertisers. If the Internet does not become more widely accepted as a medium for advertising, Tudou's ability to increase its revenues could be negatively affected.

        Tudou's ability to generate and maintain substantial advertising revenues depends on a number of factors, many of which are beyond its control, including but not limited to:

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  the development and retention of a large user base with demographics attractive to advertisers;

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  the acceptance of online advertising as an effective way for advertisers to market their businesses;

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  the maintenance and enhancement of its brand;

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  increased competition, potential downward pressure on online advertising prices and limitations on its advertising space;

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  the development of independent and reliable means of measuring traffic and verifying the effectiveness of its online advertising inventory;

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  the popularity of new content and content distribution channels that it develops;

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  its ability to access content that users want to view, including its ability to upload video clips; and

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  its ability to achieve continued success with innovative advertising services.

        Advertisers and advertising agencies will not do business with Tudou if they believe advertising spending on Tudou's website will not generate sales to end customers, or if Tudou does not deliver advertisements in an appropriate and effective manner. In addition, third parties may develop certain technologies to block the display of advertisements and other marketing products on Tudou's website, which may in turn cause Tudou to lose advertisers and adversely affect its operating results. Moreover, changes in government policy could restrict or curtail Tudou's online advertising services. Failure to retain existing advertisers or attract new advertisers for Tudou's online marketing services could materially harm its business, results of operations and growth prospects.

Tudou's business depends on a strong brand, and if it is not able to maintain and enhance its brand, or if it fails to protect its brand against unauthorized use by third parties, its business and operating results may be harmed.

        The brand "Tudou" is one of the most recognized online video brands in China according to iResearch, and Tudou's strong brand has contributed significantly to the success and rapid growth of its business. Tudou also believes that maintaining and enhancing the "Tudou" brand is critical to increasing users and advertisers. As Tudou's market becomes increasingly competitive, maintaining and enhancing its brand will depend on its ability to retain a leading position in the online video industry in China.

        Historically, Tudou developed its user base primarily by word-of-mouth and incurred limited brand promotion expenses. Positive user experience and media coverage in recent years have significantly enhanced its reputation and brand. Tudou has also conducted marketing and brand promotion activities in recent years, but it cannot assure you that these activities will achieve expected results. Tudou relies on trademark law, company brand name protection policies and agreements with its employees, advertisers, advertising agencies, business partners and others to protect its brand. Despite such precautions, it may be unable to prevent third parties from using its brand without authorization.

        Tudou owns 54 registered trademarks in China and is applying for 42 additional trademarks in China. In addition, Tudou and Youku have jointly applied for 21 trademark registrations in China. Tudou cannot assure you that such trademark applications will be accepted. As a result, it may be unable to prevent third parties from utilizing such brand names in relevant areas, which could materially adversely impact its brand image. Moreover, if any third party successfully registers any trademark Tudou uses, that party may challenge Tudou's use of that trademark and brand name and Tudou may face trademark infringement claims.

        Tudou regards its brand as critical to its success. Failure to maintain or enhance the recognition of the "Tudou" brand, or to protect the brand against unauthorized use by third parties, would materially adversely affect its business and results of operations. In addition, any negative publicity about Tudou or its online video content and services, whether or not true, could harm its brand image and adversely affect its business and operating results.

Tudou faces significant competition and may be unable to compete successfully against its competitors, which would materially adversely affect its business and results of operations.

        China's online video industry is competitive and Tudou faces competition from many independent online video websites, large Chinese Internet companies and major TV websites. Prior to the completion of the Merger, Youku has been one of Tudou's major competitors. In addition, large Chinese Internet companies, including Shanda Interactive Entertainment, SINA Corporation, Baidu, Inc., Sohu.com Inc., Tencent Holdings Limited, NetEase.com, Inc., Renren Inc. and/or their respective affiliates, have launched online video websites. Some of China's major TV networks, such as China Central Television ("CCTV"), Phoenix Satellite TV and Hunan Satellite TV, have also launched online video websites. Moreover, Tudou potentially competes with software-based streaming video sites.

        Tudou competes with the foregoing entities on the basis of brand recognition, demographic composition of viewers, technology platform, ability to provide innovative advertising services to advertisers and advertising agencies, relationships with advertisers and advertising agencies, and advertising prices. It also competes based on its ability to source creative user-generated content ("UGC"), acquire popular premium licensed content at reasonable costs and create quality content developed in-house.

        Some of Tudou's competitors have significantly greater financial resources, longer operating histories or more experience in attracting and retaining users and managing relationships with advertisers and advertising agencies. They may compete with Tudou for users, advertisers, advertising agencies and strategic content partners in a variety of ways, including by investing in content procurement and improving the features and functionality of their online video platforms. If any of Tudou's competitors provides a comparable or better user experience, Tudou's user traffic could decline significantly. Any decline in traffic could weaken Tudou's brand and result in loss of advertisers, which would materially adversely affect its results of operations.

        Tudou also faces competition from other advertising media, such as television, radio, print media, billboards and other forms of outdoor media, for a share of advertisers' marketing budgets. Large companies in China generally allocate, and will likely continue to allocate, most of their advertising budgets to traditional advertising media and only a small portion of their budgets to online advertising and other forms of advertising media. If these companies do not devote a larger portion of their advertising budgets to online advertising services provided by Tudou, Tudou's advertisers reduce the amount they spend on online advertising or advertising agencies do not procure Tudou's services for advertisers, Tudou's results of operations and growth prospects could be adversely affected.

If the custodians or authorized users of controlling non-tangible assets of Tudou, including corporate chops and seals, fail to fulfill their responsibilities or misappropriate or misuse these assets, Tudou's business and operations could be materially and adversely affected.

        Under PRC law, legal documents for corporate transactions, including contracts such as advertising contracts that Tudou's business relies on, are executed using the chops or seal of the signing entity or with the signature of a legal representative whose designation is registered and filed with the relevant branch of the AIC.

        Although Tudou usually utilizes chops to enter into contracts, the designated legal representatives of each of Tudou's PRC subsidiaries and consolidated affiliated entities has the apparent authority to enter into contracts on behalf of such entities without chops and bind such entities. All designated legal representatives of Tudou's PRC subsidiaries and consolidated affiliated entities are members of Tudou's senior management team who have signed employment agreements with Tudou or its PRC subsidiaries and consolidated affiliated entities under which they agree to abide by various duties they owe to Tudou.

        In order to maintain the physical security of Tudou's chops, the chops are generally stored in secured locations accessible only by the authorized personnel in the legal or finance departments of each of Tudou's subsidiaries and consolidated affiliated entities. Tudou's designated legal representatives generally do not have access to the chops, but if such designated legal representatives were to obtain the chops, in spite of these protections, Tudou may encounter difficulties in maintaining control over the relevant entities. Further, after the person designated by Youku becomes the controlling shareholder and legal representative of Quan Toodou, Youku will also require that such person follow the relevant rules as to the use of chops. However, Youku can not ensure that such person will follow those rules. Although Tudou has implemented internal control procedures to monitor the use of corporate chops, such procedures may not be able to prevent all instances of abuse or negligence.

        If any of the designated legal representatives obtains and misuses or misappropriates Tudou's chops and seals or other controlling intangible assets for whatever reason, Tudou could experience disruption to its normal business operations. If a designated legal representative obtains control of the chops in an effort to obtain control over the entity, Tudou or its PRC subsidiary and affiliated entity would need to pass a new shareholder or board resolution to designate a new legal representative and Tudou would need to take legal action to seek the return of the chops, apply for new chops with the relevant authorities, or otherwise seek legal redress for the violation of the representative's fiduciary duties to Tudou, which could involve significant time and resources and divert management attention away from Tudou's business. In addition, the affected entity may not be able to recover corporate assets that are sold or transferred out of Tudou's control in the event of such a misappropriation if a transferee relies on the apparent authority of the representative and acts in good faith.

Tudou has been, and expects to continue to be, exposed to intellectual property infringement and other claims in China, including claims based on content posted on its website, which could be time-consuming and costly to defend and may result in substantial damages or court orders that prevent it from providing its existing services.

        Tudou's success depends on its ability to operate its business without infringing third-party rights, including third-party intellectual property rights. Companies in the Internet, technology and media industries own and seek to obtain, patents, copyrights, trademarks and trade secrets, and are frequently involved in litigation based on allegations of infringement or other violations of intellectual property rights or related legal rights. Patents issued or pending that are held by others may cover significant aspects of Tudou's technologies, products, business methods or services. Tudou's platform is open to Internet users for uploading video clips. As a result, content posted by Tudou's users may expose Tudou to allegations by third parties of infringement of intellectual property rights, unfair competition, invasion of privacy, defamation and other violations of third-party rights.

        Pursuant to Tudou's user agreement, users agree not to use Tudou's services in a way that is illegal or obscene or that would otherwise violate generally accepted codes of ethics. Tudou's user agreement also requires that users have the right to, or the license to use, the content they upload to Tudou's website and users agree to be solely liable for all legal liabilities with respect to such content. Although Tudou has established procedures to enable copyright owners to notify Tudou of alleged infringement and has implemented a video fingerprint system to identify infringing content, given the volume of content uploaded, it is not commercially feasible to identify and remove all potentially infringing content uploaded by users.

        Third parties may take action and file claims against Tudou if they believe that certain content on its site violates their copyrights or other related legal rights. Tudou has been subject to such claims in the PRC. It was subject to a total of 119, 201 and 332 lawsuits in China for alleged copyright infringement in 2009, 2010 and 2011, respectively. Approximately 67.6% of the lawsuits filed from January 1, 2009 through December 31, 2011 were rejected by relevant PRC courts, withdrawn by the plaintiffs or settled by the parties. For those cases Tudou lost or settled, it paid damages in an aggregate amount of approximately RMB0.3 million, RMB1.5 million and RMB1.5 million (US$0.3 million) in 2009, 2010 and 2011, respectively.

        Although Tudou has established screening processes in an attempt to filter out popular movie titles featured in Chinese cinema and is implementing a video fingerprint system to identify infringing content, it may not successfully filter out all potentially infringing content uploaded by users. Therefore, Tudou anticipates that copyright infringement claims against it in the PRC will continue to arise.

        Although Tudou's license agreements with licensors of premium licensed content require that the licensors have the legal right to license such content, Tudou cannot ensure that each licensor has such authorization. If any purported licensor does not actually have authorization relating to the premium licensed content or right to license a work of authorship provided to Tudou, Tudou may be subject to claims of copyright infringement from third parties, and Tudou cannot assure that the relevant licensor will indemnify it for all losses it may incur from such claims.

        Since 2005, relevant PRC government authorities have launched annual campaigns aimed to crack down on Internet copyright infringement and piracy, which normally last for three to four months. In the past, government authorities shut down several websites engaging in copyright infringement and piracy during such campaigns. Given the large volume of content uploaded by its users, Tudou cannot identify and remove all potentially infringing content on its website, and it may be subject to penalties in such campaigns. In serious cases, PRC authorities could revoke the operating permits of the websites engaging in illegal activities.

        Tudou may also face litigation or administrative actions in the PRC for defamation, negligence or other injuries resulting from the content it provides or the nature of its services. Such litigation and administrative actions, regardless of merit, may be expensive and time-consuming and divert resources and management attention from Tudou's operations. Furthermore, such litigation or administrative actions may adversely affect Tudou's brand image and reputation.

Tudou is exposed to intellectual property infringement and other claims in the United States or other jurisdictions

        Although Tudou has not previously been subject to legal actions for copyright infringement in jurisdictions other than the PRC, it may be subject to such actions in the future. These other jurisdictions may impose different protections for copyrights, and the claims may result in potentially larger damage awards than have been imposed in the PRC. For example, although Tudou's operations are in the PRC and its site targets audiences in Asia, its site includes some English-language content and is accessible by users in the U.S. and elsewhere. A U.S. court may determine that such court has jurisdiction over Tudou for claims for U.S. copyrights.

        Although U.S. copyright laws, including the Digital Millennium Copyright Act (17 U.S.C. § 512), or the DMCA, provide safeguards from claims for monetary relief for copyright infringement for certain entities that host user-uploaded content and that comply with specified statutory requirements, and although Tudou has taken steps to comply with the DMCA "safe harbor" requirements, a U.S. court could conclude that such court has jurisdiction and that Tudou is not eligible for safeguards provided by the DMCA for infringement claims that occurred prior to its implementation of steps to comply with the DMCA. In addition, for infringement claims arising after Tudou's implementation of efforts to comply with DMCA safeguards, a U.S. court could conclude that Tudou has not complied with all the statutory requirements necessary to qualify for safe harbor status. As a result, Tudou could be subject to copyright infringement claims in the U.S.

        In December 2010, Tudou received a letter sent on behalf of certain American entertainment companies (Twentieth Century Fox Film Corporation, Universal City Studios LLLP, Viacom Inc., Paramount Pictures Corporation and Warner Bros. Entertainment Inc.) of alleged copyright infringement issues arising from its website. This letter did not specify any particular acts of infringement or monetary losses allegedly suffered. Tudou has entered into a copyright protection agreement with these entertainment companies to develop certain copyright protection measures, including filtering.

        In addition, Tudou has adopted procedures designed to improve its copyright protection policy and procedures, including implementing a video fingerprint system to identify infringing content on a real-time basis. Tudou has not made any provision in its audited consolidated financial statements for this U.S. copyright infringement matter. However, these entertainment companies could file a claim against Tudou. Any resulting litigation could be time consuming, costly and uncertain as to outcome. If these content owners successfully assert a claim for copyright infringement, the liability could materially affect Tudou's business, financial condition and results of operations.

Maintaining copyright protection controls may be costly and Tudou's business may be placed at a competitive disadvantage.

        Some online video sites provide links to and host content on their websites that may infringe copyright rights or third-party rights. Tudou has developed a digital identification system that codes video clips based on audio and video components and can identify video clips with codes similar to those on its in-house "black list" of content. After receiving notice from copyright owners and licensees, Tudou typically updates its black list by adding notified copyrighted content, and removes any UGC matching the listed items. Tudou's copyright policies and user agreement prohibit users from illegally uploading copyright-protected content to its website. In addition, Tudou allocates a significant portion of its working capital to pay royalties for licensed content.

        However, none of the foregoing procedures can eliminate the risk of infringing or illegal material being posted on Tudou's website. Tudou's revenues from online advertising services may not be sufficient to offset the cost of acquiring legally licensed content. At the same time, Tudou's competitors may be able to derive revenues from illegal content that requires little or no royalty payment. Tudou's business may be placed at a disadvantage compared with competitors that incur lower operating expenses by offering illegal content or not monitoring their websites for such content.

Tudou may not be able to adequately protect its intellectual property rights, and any failure to protect its intellectual property rights could adversely affect its revenues and competitive position.

        Tudou believes that trademarks, trade secrets, patents, copyrights and other intellectual property it uses are important to its business. Tudou relies on a combination of trademark, copyright, patent and trade secret protection laws in China and other jurisdictions, as well as confidentiality procedures and contractual provisions to protect its intellectual property. Tudou has invested significant resources in developing its intellectual property and acquiring licenses to use and distribute the intellectual property of others for its online video site. Failure to maintain or protect these rights could harm Tudou's business. In addition, any unauthorized use of Tudou's intellectual property by third parties may adversely affect its revenues and its reputation.

        The validity, enforceability and scope of protection available under intellectual property laws with respect to the Internet industry in China are uncertain and evolving. Implementation and enforcement of PRC intellectual property-related laws have historically been deficient and ineffective. Accordingly, protection of intellectual property rights in China may not be as effective as in the United States or other Western countries.

        Furthermore, policing unauthorized use of proprietary technology is difficult and expensive, and Tudou may need to resort to litigation to enforce or defend patents issued to it or its other intellectual property or to determine the enforceability, scope and validity of its proprietary rights or those of others. Such litigation and an adverse determination in any such litigation could result in substantial costs and diversion of resources and management attention.

If Tudou fails to innovate and provide high-quality online video content to attract users, it may not be able to generate sufficient user traffic to remain competitive.

        Tudou's success depends on providing online video content that enables users to have a high-quality online video viewing experience. Tudou needs to closely track evolving user tastes and preferences for online video services to maintain and grow its user base and to sell advertising services. In order to attract and retain users and compete effectively, Tudou must invest significant resources in Internet bandwidth and content and the features and functionality of its online video platform.

        Historically, Tudou has successfully encouraged its users to upload UGC that is attractive to its user base. However, it cannot assure you that it will succeed in motivating its users to upload appealing UGC. Furthermore, Tudou cannot assure you that its UGC support programs, such as talent development and training programs and monetary reward programs, will incentivize its UGC producers to upload popular UGC. In addition to licensing UGC, Tudou licenses premium content from third parties. If Tudou is not able to license popular premium content at commercially reasonable prices, or its desired premium content becomes exclusive to its competitors, the attractiveness of its website to users will diminish.

        Tudou also produces content in-house, and plans to invest significant resources in producing content. Since October 2010, Tudou has produced six series, including "Made for Internet" drama series, micro-movies and variety shows, which have received over 200 million video views to date. However, user tastes and preferences change quickly. If Tudou is unable to anticipate user preferences or industry changes, or if it is unable to select premium licensed content or produce in-house content to meet user tastes and preferences on a timely basis, it may lose users and its operating results may suffer. Moreover, Tudou's competitors may be able to offer a video viewing experience that is better than what it offers, forcing Tudou to expend significant resources to remain competitive.

Tudou depends on a limited number of advertisers for its revenues. Failure to maintain relationships with these advertisers may cause significant fluctuations or declines in its revenues.

        Tudou depends on a limited number of advertisers for a significant portion of its revenues. Its top 10 advertisers accounted for approximately 29.6%, 21.8% and 22.1% of its net revenues in 2009, 2010 and 2011, respectively. Tudou does not maintain long-term contracts or exclusive arrangements with advertisers, and competition for these advertisers is intense.

        Tudou cannot assure you that it can maintain its relationships with its advertisers. Tudou anticipates that its dependence on a limited number of advertisers will continue for the foreseeable future. Tudou's failure to maintain relationships with these advertisers could materially adversely affect its business, financial condition, results of operations and prospects.

Tudou relies on advertising agencies for substantially all of its sales. Its failure to maintain and enhance relationships with advertising agencies could materially adversely affect its margins. In addition, the consolidation of advertising agencies in China could increase the bargaining power of larger advertising agencies, which may adversely affect Tudou's net revenues.

        As is customary in the advertising industry in China, Tudou typically enters into advertising contracts with third-party advertising agencies. In China's advertising industry, advertising agencies typically have longstanding relationships with the advertisers they represent. Tudou intends to utilize its advertising agencies' relationships and network to increase its sales and expand its advertiser base. Tudou relies on third-party advertising agencies for substantially all of its sales to, and collection of payment from, its advertisers.

        In addition, Tudou depends on a limited number of advertising agencies for a significant portion of its revenues. Its top 10 advertising customers, which consist primarily of advertising agencies, accounted for approximately 52%, 46% and 41% of its net revenues for the years ended December 31, 2009, 2010 and 2011, respectively. Tudou does not have long-term or exclusive arrangements with these agencies, and it cannot assure you that it will maintain favorable relationships with them. In addition, if a small number of large advertising agencies were to control the online advertising market, these advertising agencies could demand higher agency fees, which could reduce Tudou's net revenues.

The financial soundness and settlement pattern of advertisers and advertising agencies working with Tudou could affect Tudou's collection of accounts receivable, results of operations and cash flows.

        Tudou's business depends on its ability to successfully obtain payments for work performed. Tudou typically enters into advertising contracts with third-party advertising agencies and collects payments from them. It occasionally enters into advertising contracts with and collects payments from advertisers.

        Tudou generally offers credit terms of 90 days; however, actual payment terms significantly depend on settlements from advertising agencies and advertisers, which remain subject to their payment policies. As of December 31, 2009, 2010 and 2011, Tudou's accounts receivable balance net of allowance for doubtful accounts was RMB71.1 million, RMB243.0 million and RMB239.8 million (US$38.1 million), respectively. The average turnover days for Tudou's accounts receivable were 139 days in 2009, 149 days in 2010 and 132 days in 2011.

        The financial soundness of advertising agencies and advertisers working with Tudou will affect Tudou's collection of accounts receivable. Failure to collect receivables in a timely manner may adversely affect Tudou's cash flows, operations and business strategy, such as funding its expansion of Internet bandwidth capacity, procuring premium licensed content and enhancing its technology platform. Since Tudou does not require collateral or other security from advertising agencies, it establishes a provision for doubtful accounts based upon estimates, historical experience and other factors surrounding the credit risk of specific advertising agencies and advertisers.

        In 2009, 2010 and 2011, Tudou recorded RMB3.5 million, RMB7.5 million and RMB44.2 million (US$7.0 million) as an allowance for doubtful accounts, respectively. The significant increase in allowance for bad debts was primarily related to a deterioration in the financial condition of certain advertising agencies and advertisers and an increase in long aged overdue receivables. However, actual losses on client receivables balances could differ from those that Tudou anticipates, and as a result, Tudou may need to adjust its allowance, which could negatively affect its results of operations and financial condition.

        Tudou may not accurately assess the creditworthiness of advertising agencies and advertisers. Macroeconomic conditions, including turmoil in the global financial system, could also result in financial difficulties for advertising agencies and advertisers, including limited access to credit markets, insolvency or bankruptcy. These circumstances could cause advertising agencies to delay payments to Tudou, request modifications to their payment arrangements that could increase Tudou's receivables balances or default on their payment obligations to Tudou. Tudou does not expect the age of its accounts receivable to significantly improve in the foreseeable future. Any inability of advertising agencies to pay Tudou may adversely affect its results of operations and cash flows.

Tudou depends primarily on China Mobile for revenues derived from its mobile video services, and any loss or deterioration of its relationship with China Mobile may severely disrupt its mobile video services.

        Tudou relies primarily on the wireless video platforms of China Mobile for mobile video services it distributes to China Mobile's subscribers. Mobile phone users pay a monthly subscription fee or pay on a per-clip basis, and Tudou shares the fees with China Mobile. Although Tudou's agreement with China Mobile expired in November 2011, Tudou has been working with China Mobile under the same terms as in the agreement since that time. Tudou is in the process of renewing the agreement, but cannot ensure that it will be able to renew it.

        In addition, Tudou may not enter into similar arrangements with other telecommunication operators during the term of the agreement with China Mobile pursuant to the exclusivity provision under the agreement. Despite this exclusivity provision, Tudou entered into a cooperation agreement with a joint venture of China Unicom and a subsidiary of China Telecom in order to expand its mobile video services business.

        Although Tudou believes its cooperation models with China Unicom and China Telecom are different from its agreement with China Mobile, China Mobile might deem them as events of default under its agreement with China Mobile. As a result, China Mobile could refuse to renew or terminate its cooperation agreement with Tudou and seek damages caused by any alleged breach.

        Any loss or deterioration of Tudou's relationship with China Mobile may severely disrupt Tudou's mobile video services business and the loss of this source of revenues, which Tudou regards as an important component of its growth strategy. In addition, as China Mobile is not prohibited under Tudou's cooperation agreement from working with other mobile video providers, Tudou's mobile video services may face competition and pricing pressure from other providers.

Higher Internet bandwidth costs may materially adversely affect Tudou's gross margins, business, financial condition and results of operations.

        The procurement of Internet bandwidth has historically accounted for the majority of Tudou's cost of revenues. Tudou's Internet bandwidth costs amounted to RMB74.4 million, RMB103.6 million and RMB180.2 million (US$28.6 million) in 2009, 2010 and 2011, respectively, representing 58.5%, 45.8% and 42.1% of its total cost of revenues in those respective years.

        Tudou leases Internet bandwidth from provincial subsidiaries of China Telecom and China Unicom, as well as independent third-parties that procure Internet bandwidth from telecommunication operators. The provincial subsidiaries of China Telecom and China Unicom function as independent companies, and Tudou negotiates prices separately with them or with independent third-party bandwidth vendors. Tudou expects the cost of Internet bandwidth to increase given the anticipated increase in its user traffic and its growing online video content library.

        Tudou cannot assure you that it will be able to lease sufficient bandwidth in a timely manner or on acceptable terms, if at all. Failure to do so may significantly impair the user experience on Tudou's website and decrease the effectiveness of its website to users and advertisers. In addition, if China Telecom and China Unicom centralize the pricing of Internet bandwidth, lease Internet bandwidth through competitive tender processes or otherwise increase Internet bandwidth leasing prices, Tudou's Internet bandwidth leasing costs may substantially increase, which could significantly increase its cost of revenues and materially adversely affect its gross margins, financial condition and results of operations.

If Tudou is not able to obtain premium licensed content at commercially acceptable costs, its business, financial condition and results of operations will be materially and adversely affected.

        Tudou needs to license and acquire popular video content to deliver an engaging experience for its users and present attractive advertising opportunities for advertisers. Tudou believes that popular premium licensed content will help increase its user base and overall traffic and is a critical factor in its future success. From 2007 to 2009, Tudou obtained licenses for more than 830 TV drama series and 240 movies. In 2010, it significantly increased its content procurement and obtained licenses for more than 1,360 TV drama series, 1,180 movies and 180 variety shows. In 2011, it obtained licenses for more than 660 TV drama series, 430 movies and 80 variety shows.

        In addition, through content access arrangements between Tudou and Leshi Internet Information & Technology (Beijing) Co. Ltd. ("LeTV"), Tudou's users have been able to access a substantial portion of LeTV's extensive content portfolio of over 680 TV episodes and 650 movies since October 2011. Tudou expects that its investment in premium licensed content will increase in the foreseeable future as it procures more premium licensed content and that its unit procurement costs, such as licensing fees for TV drama series and movies, will increase. If Tudou is unable to procure premium licensed content at commercially acceptable costs, or generate sufficient revenues to outpace the increase in market prices for premium licensed content, its business, financial condition and results of operations will be materially adversely affected.

Tudou relies on proper operation and maintenance of its website and its network infrastructure. Any malfunction, capacity constraint or operation interruption for any extended period may adversely affect Tudou's online video business.

        The satisfactory performance, stability, security and availability of the Tudou.com site and Tudou's network infrastructure are critical to maintaining its reputation and ability to attract and retain users and advertisers. Tudou's information system provides a database of user data, advertising records, premium licensed content and other aspects of Tudou's business to assist management and help ensure effective communication among various departments and offices of Tudou. A key element of Tudou's business is to generate a high volume of user traffic on its website. Accordingly, any failure to maintain the satisfactory performance, stability, security and availability of Tudou's website and technology platform may significantly harm its reputation and ability to attract and maintain Internet users, which may affect its advertisers' interest in advertising their products and services on its site.

        From time to time, Tudou's users in certain locations have not been able to gain access to the Tudou.com site for periods lasting from several minutes to several hours, due to server interruptions, power shutdowns, Internet connection problems or other reasons. Although Tudou has not experienced an extended period of interruption in the past, a prolonged interruption may occur in the future. Any server interruptions, break-downs or system failures, whether attributable to events within or outside Tudou's control, that result in a sustained shutdown of all or a material portion of Tudou's website, could reduce the attractiveness of its product offerings.

        In addition, any substantial increase in the volume of traffic on the Tudou.com site will require Tudou to increase its investment in bandwidth and expand and upgrade its technology platform. Tudou may not be able to accurately project the rate or timing of such increases or timely expand and upgrade its systems and technology platform to accommodate such increases. Tudou's network systems are also vulnerable to damage from computer viruses, fires, floods, earthquakes, power losses, telecommunication failures, computer hacking and similar events. Tudou does not maintain insurance policies covering losses relating to its network systems or other assets. As a result, any capacity constraints or operation interruptions for any extended period may materially adversely affect Tudou's revenues and results of operations.

Tudou depends on its key personnel for the success of its business, and losing their services would severely disrupt its business.

        Tudou's future success depends upon the continued service of its key executives. If Tudou loses the services of key senior management members or other key employees, it may not be able to locate qualified replacements, and may incur additional expenses to recruit and train new personnel, which could severely disrupt its business. In addition, if any of these key executives or employees joins or forms a competing company, Tudou could lose advertisers, advertising agencies and content providers and incur additional expenses to recruit and train personnel. Each of Tudou's executive officers has entered into an employment agreement and a confidentiality, non-competition and non-solicitation agreement with Tudou. As Tudou believes is customary in its industry in China, it does not maintain key-man life insurance for any of its key executives.

        Competition for personnel in the online video and advertising industry is intense, and the availability of suitable and qualified candidates in China is limited. Competition for qualified individuals could cause Tudou to offer higher compensation and other benefits to attract and retain them, which could materially adversely affect Tudou's financial condition and results of operations. Tudou previously awarded share-based compensation, such as stock options, to its senior management and key employees. Some of the options have not yet vested. These retention awards may cease to be effective to retain Tudou's current employees once they vest.

If Tudou fails to keep up with rapid changes in certain technologies and their impact on user behavior, its future success may be adversely affected.

        The industry in which Tudou operates is characterized by rapid technological change. Tudou's success will depend on its ability to respond to rapidly changing technologies, to adapt its services to evolving industry standards and to improve the performance and reliability of its services. Tudou's failure to adapt to these changes could harm its business. In addition, changes in user behavior resulting from technological changes may also adversely affect Tudou. For example, the number of people accessing the Internet through devices other than personal computers, including mobile phones, hand-held devices and other content delivery methods has increased in recent years. With the introduction of 3G mobile services by all three mobile carriers in China in 2009, Tudou expects this trend to continue.

        If Tudou is slow to adopt solutions and technologies compatible with new mobile networks or technologies, or if the solutions and technologies it adopts are not widely accepted and used by users of non-PC communications devices, it may not be able to capture a significant share of this increasingly important market. In addition, the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes could require substantial expenditures to modify or adapt its products, services or technology platform. If Tudou fails to evolve with rapid technological changes to remain competitive, its results of operations and prospects may be adversely affected.

Undetected programming errors or flaws or failure to maintain effective customer service could harm Tudou's reputation or decrease market acceptance of its video programs, which would materially adversely affect its results of operations.

        The video programs, including advertising video programs, on Tudou's website may contain errors or flaws that may only become apparent after their release. From time to time, users have notified Tudou of programming flaws affecting their user experience, and Tudou may also detect programming flaws and errors when it monitors its video advertisements. Tudou generally has been able to resolve these flaws and errors. However, it cannot assure you that it will be able to detect and resolve programming flaws and errors in a timely manner. Undetected programming errors and defects, and any resulting unsatisfactory customer experience, could disrupt Tudou's operations, harm its reputation and cause its users and advertisers to reduce their use of its services, any of which could materially adversely affect Tudou's results of operations.

If Tudou fails to effectively manage its growth, its business, financial condition, results of operations and prospects may be materially adversely affected.

        Tudou has limited operational, administrative and financial resources, which may be inadequate to sustain its rapid growth. If Tudou's user base continues to expand, it will need to increase its investment in Internet bandwidth and its technology platform, facilities and other areas of operations, including customer service and sales and marketing. Tudou expects to procure more Internet bandwidth and premium licensed content to deliver an engaging experience for users and present attractive advertising opportunities for advertisers.

        Tudou's success will depend on, among other things, its ability to effectively maintain relationships with key advertisers, advertising agencies, content partners, mobile network operators and other strategic partners; to train, motivate and retain key employees and attract and integrate new employees; to develop and improve operational, financial, accounting and other internal systems and controls; and to maintain adequate controls and procedures to ensure that its public disclosure under applicable laws, including U.S. securities laws, is complete and accurate.

        Tudou has experienced rapid growth and expansion that has placed significant strain on its management personnel, systems and resources. Tudou anticipates that it will need to implement new and upgraded operational and financial systems, procedures and controls, including the improvement of its accounting and other internal management systems, all of which require substantial management efforts. Tudou will also need to expand, train, manage and motivate its workforce, and manage its relationships with advertisers, advertising agencies and content providers. These efforts require substantial management effort and skills and Tudou may incur additional expenditures.

        In addition, acquisition of companies that have historical non-compliance issues may bring Tudou more risks. For example, Tudou Limited, a Hong Kong company that Tudou acquired in February 2011, failed to conduct certain corporate actions in compliance with Hong Kong law, including making certain mandatory fund contributions for its three employees. Tudou has performed a legal analysis of the acquisition with its local counsel and concluded that it is not likely that the relevant authority will penalize Tudou Limited. Tudou is not able to estimate the amount of any financial penalty, which the relevant authority has sole discretion to determine. Tudou's inability to effectively manage its growth may adversely affect its business, financial condition, results of operations and prospects.

In preparing its consolidated financial statements, Tudou identified material weaknesses and other control deficiencies in its internal control over financial reporting. If it fails to achieve or maintain an effective internal control system over financial reporting, its ability to accurately and timely report its financial results or prevent fraud may be adversely affected.

        Prior to its initial public offering in August 2011, Tudou was a private company with limited accounting personnel and other resources to address its internal controls and procedures over financial reporting. In the preparation and the external audit of its consolidated financial statements for 2008, 2009 and 2010 in connection with its initial public offering, Tudou and its independent registered public accounting firm identified certain deficiencies in its internal control over financial reporting, including material weaknesses and significant deficiency as defined in the standards established by the U.S. Public Company Accounting Oversight Board or a Auditing Standard No. 5.

        The material weaknesses were (1) the lack of sufficient resources with adequate U.S. GAAP knowledge and experience to identify, evaluate and conclude on certain accounting matters independently and (2) the lack of effective controls designed and in place to ensure the completeness and accuracy of consolidated financial statements and disclosures in accordance with U.S. GAAP, which resulted in errors mainly in recording and accounting for redeemable convertible preferred shares, share-based compensation, accrual for litigation losses, agency fees and certain balance sheet line item reclassifications. The significant deficiency related to the lack of formally documented corporate accounting policies in certain areas and the setup of accounts in accordance with U.S. GAAP.

        During the audit of its consolidated financial statements for the year ended December 31, 2011, Tudou and its independent registered public accounting firm determined that a number of control deficiencies, including the above-mentioned material weaknesses, continue to exist. Neither Tudou nor its independent registered public accounting firm undertook a comprehensive assessment of its internal controls for purposes of identifying and reporting material weaknesses and other control deficiencies in its internal control over financial reporting. In light of the number of control deficiencies identified as a result of the limited procedures performed, had Tudou performed a formal assessment of its internal control over financial reporting or had its independent registered public accounting firm performed an audit of its internal control over financial reporting, additional control deficiencies may have been identified.

        Following the identification of the material weaknesses and other control deficiencies, Tudou has taken measures to remedy these deficiencies. However, the implementation of these measures may not fully address these deficiencies in Tudou's internal control over financial reporting, and Tudou cannot conclude that they have been fully remedied. Tudou's failure to correct these control deficiencies or its failure to discover and address any other control deficiencies could result in inaccuracies in its financial statements and impair its ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, Tudou's business, financial condition, results of operations and prospects may be materially adversely affected. Moreover, ineffective internal control over financial reporting significantly hinders Tudou's ability to prevent fraud.

As with other independent registered accounting firms operating in China, the PRC authorities will not permit the Public Company Accounting Oversight Board to inspect Tudou's auditor, which may deprive investors of the benefits of inspections.

        Tudou's independent registered public accounting firm that issues the audit reports included in Tudou's annual reports filed with the SEC, as well as the audit report included elsewhere in this joint proxy statement/prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the Public Company Accounting Oversight Board (United States) (the "PCAOB") is required by United States law to undergo regular inspections by the PCAOB to assess its compliance with United States law and professional standards. Because Tudou's auditor is located in China, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the PRC authorities, Tudou's auditor, like other independent registered public accounting firms operating in China, is currently not inspected by the PCAOB.

        Inspections of other firms that the PCAOB has conducted outside of China have identified deficiencies in those firms' audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. The inability of the PCAOB to conduct inspections of independent registered public accounting firms operating in China makes it more difficult to evaluate the effectiveness of Tudou's auditor's audit procedures or quality control procedures. As a result, investors may be deprived of the benefits of PCAOB inspections.

Tudou's quarterly revenues and operating results are difficult to predict and could fall below investor expectations.

        Tudou's quarterly revenues and operating results have fluctuated in the past and may continue to fluctuate significantly depending upon a number of factors. In particular, Tudou's revenues may be affected by the seasonality of advertising spending in China. For instance, Tudou typically has slightly lower sales during the first quarter of each year primarily due to the Chinese New Year holiday in that quarter. Other factors that may affect Tudou's financial results include, among others:

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  global economic conditions;

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  changes in government policies or regulations, or their enforcement;

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  Tudou's ability to attract and retain advertisers; and

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  Tudou's ability to maintain and increase user traffic.

        In addition, Tudou expects that major non-cash items will affect its results of operations. Share-based compensation charges are the primary non-cash item that impacts its financial results and Tudou expects to continue to incur these charges in the future. Determining the amount of Tudou's share-based compensation expense requires the input of highly subjective assumptions, including the expected life of the share-based payment awards, estimated forfeitures and the price volatility of underlying shares. Some of these factors are beyond Tudou's control, making its quarterly results difficult to predict. You should not rely on Tudou's results of operations for prior quarters as an indication of its future results.

Fluctuations in exchange rates have resulted in, and are expected to continue to result in, foreign exchange losses and to adversely affect Tudou's profitability.

        Fluctuation in the value of the Renminbi may materially adversely affect Tudou's profitability. The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. Under this policy, the PRC government allowed the Renminbi to fluctuate within a narrow and managed band against a basket of certain foreign currencies.

        For almost two years after reaching a high against the U.S. dollar in July 2008, the Renminbi traded within a narrow band against the U.S. dollar, remaining within 1% of its July 2008 high. As a consequence, the Renminbi fluctuated sharply since July 2008 against other freely traded currencies, in tandem with the U.S. dollar. In June 2010, the PRC government announced that it would increase Renminbi exchange rate flexibility and since that time the Renminbi has appreciated against the U.S. dollar. There remains significant international pressure on the PRC government to adopt a more flexible currency policy, which could result in greater fluctuation of the Renminbi against the U.S. dollar.

        Tudou's financial statements are expressed in Renminbi, and most of Tudou's assets, revenues, costs and expenses are denominated in Renminbi. Tudou principally relies on dividends and other distributions paid to it by its subsidiaries in China. Tudou's results of operations will be affected by the foreign exchange rate between U.S. dollars and Renminbi. To the extent Tudou holds assets denominated in U.S. dollars, any appreciation of the Renminbi against the U.S. dollar could result in a charge to Tudou's income statement and a reduction in the value of its U.S. dollar denominated assets. On the other hand, a decline in the value of Renminbi against the U.S. dollar could reduce the U.S. dollar equivalent amounts of Tudou's financial results.

        Limited hedging transactions are available in China to reduce Tudou's exposure to exchange rate fluctuations. Tudou has not entered into any forward contracts to hedge its exposure to Renminbi-U.S. dollar exchange risk, although it bought Euros and Australian dollars in 2009 to diversify its foreign currency balances and to mitigate foreign exchange risk associated with the U.S. dollar's depreciation against the Renminbi. While Tudou may enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited, and it may not be able to successfully hedge its exposure at all. In addition, PRC exchange control regulations that restrict Tudou's ability to convert Renminbi into foreign currency may increase Tudou's currency exchange risks.

Tudou's principal shareholders, directors and executive officers own a large percentage of its shares, allowing them to exercise substantial influence over matters subject to Tudou shareholder approval, including the Merger Agreement, the Plan of Merger and the Merger to be voted upon at the Tudou AGM.

        As of March 15, 2012, Tudou's executive officers, directors and principal shareholders holding 5% or more of the outstanding Tudou shares, as well as their affiliates, own 56.4% of the total issued and outstanding Tudou shares and 64.7% of the aggregate voting power of Tudou. Accordingly, these executive officers, directors and principal shareholders have substantial influence over the outcome of corporate actions requiring shareholder approval, including the Merger Agreement, the Plan of Merger and the Merger to be voted upon at the Tudou AGM, as well as the election of directors, any other merger, consolidation or sale of all or substantially all of Tudou's assets or any other significant corporate transaction. In addition, the interests of such parties may not align with those of Tudou's other shareholders. These shareholders may also delay or prevent a change of control or otherwise discourage a potential acquirer from attempting to obtain control of Tudou, even if such a change of control would benefit Tudou's other shareholders.

        As an inducement for Youku to enter into the Merger Agreement, the Tudou Voting Shareholders entered into the Youku Voting Agreements contemporaneously with the execution and delivery of the Merger Agreement. See "The Voting Agreements—Voting Agreements between Youku and Certain Tudou Shareholders" on page 177 of this joint proxy statement/prospectus for more information. As of June 30, 2012, an aggregate of 64,977,879 Tudou shares, constituting approximately 55.1% of the total outstanding shares of Tudou and 64.2% of the voting power of Tudou, are subject to the Youku Voting Agreements. Under the Youku Voting Agreements, the Tudou Voting Shareholders have agreed, among other things, to vote all Tudou shares and Tudou ADSs beneficially owned by them in favor of the approval and authorization of the Merger, the Merger Agreement, the Plan of Merger and the other transactions contemplated by the Merger Agreement which are considered at any meeting of the Tudou shareholders

        In addition, as of June 30, 2012, excluding Tudou share options granted to them, all of Tudou's directors and executive officers that beneficially owned Tudou shares were subject to the Youku Voting Agreements. Tudou currently expects that all directors and executive officers of Tudou who beneficially own Tudou shares and are not subject to the Youku Voting Agreements will vote all of the Tudou shares they beneficially own in favor of the Merger, the Merger Agreement and the Plan of Merger because they believe that the Merger, the Merger Agreement and the Plan of Merger are in the best interests of Tudou. None of the directors or executive officers of Tudou has made a recommendation with respect to the proposed transaction other than as set forth in this joint proxy statement/prospectus.

Tudou may need additional capital, but it may be unable to raise capital in a timely manner or on acceptable terms, or at all. Furthermore, it may sell additional equity or debt securities that may dilute its shareholders or include covenants that may restrict its operations or its ability to pay dividends.

        To grow its business and remain competitive, Tudou may require additional capital. Tudou's ability to obtain additional capital is subject to a variety of uncertainties, including:

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  its future financial condition, results of operations and cash flows;

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  general market conditions for capital raising activities by online video and other Internet companies; and

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  economic, political and other conditions in China and internationally.

        Tudou may be unable to obtain additional capital in a timely manner or on acceptable terms or at all. In addition, Tudou's capital needs and other business reasons could require it to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity or equity-linked securities could dilute its shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict Tudou's operations or its ability to pay dividends to its shareholders.

If Tudou grants employee share options, restricted shares or other equity incentives in the future, its net income could be adversely affected.

        Tudou adopted a share incentive plan in 2006, as amended and restated in 2008, 2010 and 2011, respectively. It is required to account for share-based compensation in accordance with Financial Accounting Standards Board ("FASB"), Accounting Standards Codification ("ASC"), topic 718, Compensation—Stock Compensation. ASC 718 requires a company to recognize, as an expense, the fair value of share options and other equity incentives to employees based on the fair value of equity awards on the date of the grant, recognizing the compensation expense over the period in which the recipient is required to provide service in exchange for the option award.

        As of December 31, 2011, options to purchase a total of 9,227,095 ordinary shares under Tudou's share incentive plan were outstanding. As a result, Tudou incurred share-based compensation expenses of RMB11.5 million, RMB104.6 million and RMB105.0 million (US$16.7 million) in 2009, 2010 and 2011, respectively. If Tudou grants more options, restricted shares or other equity incentives, it could incur significant compensation charges and its results of operations could be adversely affected.

Tudou is a Cayman Islands company and, because judicial precedent regarding the rights of shareholders is more limited under Cayman Islands law than that under U.S. law, Tudou shareholders may have less protection for their shareholder rights than they would under U.S. law.

        Tudou's corporate affairs are governed by its memorandum and articles of association, as amended and restated from time to time, the Companies Law (as amended) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of Tudou's directors to Tudou under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands.

        The rights of Tudou's shareholders and the fiduciary responsibilities of its directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. In addition, some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands.

        As a result of all of the above, public shareholders may have more difficulty in protecting their interests in response to actions taken by management, members of the board of directors or controlling shareholders than they would as shareholders of a U.S. public company.

Tudou shareholders may have difficulty enforcing judgments obtained against Tudou.

        Tudou is a Cayman Islands company and substantially all of its assets are located outside of the United States. Tudou conducts substantially all of its operations in the PRC. In addition, most of Tudou's directors and officers are nationals and residents of countries other than the United States. As a result, it may be difficult for Tudou shareholders to effect service of process upon these persons in the United States. It may also be difficult for Tudou shareholders to enforce judgments obtained in

U.S. courts based on the civil liability provisions of the U.S. federal securities laws against Tudou and its officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside of the United States.

        The courts of the Cayman Islands or the PRC may not recognize or enforce judgments of U.S. courts against Tudou or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. Furthermore, Cayman Islands or PRC courts may not entertain original actions brought in the Cayman Islands or the PRC against Tudou or its directors and officers predicated upon the securities laws of the United States or any state.

Tudou faces risks related to natural disasters and health epidemics in China, which could materially adversely affect its business and results of operations.

        Tudou's business could be materially adversely affected by natural disasters or the outbreak of health epidemics in China. In the last decade, the PRC has suffered health epidemics related to the outbreak of avian influenza and severe acute respiratory syndrome ("SARS"). Any natural disasters or health epidemics in the PRC could materially adversely affect Tudou's business and results of operations.

The regulation of the Internet industry is new and subject to interpretation in China, and Tudou's business could be adversely affected if it is deemed to have violated applicable laws and regulations.

        The PRC government extensively regulates the Internet industry, including foreign ownership of, and the licensing and permit requirements pertaining to, companies in the Internet industry. These Internet-related laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainties. Tudou may be required by the PRC government to obtain additional licenses and permits that Tudou does not currently hold.

        New laws and regulations may be promulgated that will regulate Internet activities, including the online video industry. In addition, the evolving PRC regulatory system for the Internet industry may lead to the establishment of new regulatory agencies. For example, in May 2011, the State Council announced the establishment of a new department, the State Internet Information Office (with the involvement of the State Council Information Office, the MIIT and the Ministry of Public Security). The primary role of this new agency is to facilitate policy-making and legislative development in the Internet sector, to direct and coordinate with the relevant departments in connection with online content administration, and to deal with cross-ministry regulatory matters in relation to the Internet industry.

        If these new laws and regulations are promulgated or any other new Internet regulatory agencies are established, additional licenses may be required for Tudou's operations. Given their uncertainties and complexities, Tudou cannot assure you that its operations will comply with these laws and regulations, particularly those governing online video and advertising operations. If Tudou is found to be in violation of any existing or future PRC laws or regulations, the relevant PRC authorities will have broad discretion in dealing with such a violation, including, without limitation, levying fines, requiring Tudou to rectify the violation in a timely manner, revoking its business license or other licenses or permits for operation, and requiring it to discontinue part or all of its business. Any of these actions could cause Tudou's business to suffer.

Tudou may be unable to renew its SARFT license in 2014 and may be unable to conduct its business if its SARFT license is revoked or not renewed.

        Under regulations issued in December 2007 by the MIIT and the State Administration of Radio, Film and Television ("SARFT"), transmission of audio and visual programs online requires a SARFT license. An applicant engaging in Internet audio-visual program services must be a state-owned entity or a state-controlled entity with full corporate capacity, and the business to be carried out by the applicant must satisfy the overall planning and guidance catalog for Internet audio-visual program services as determined by SARFT. Pursuant to a press conference held by SARFT and MIIT in February 2008 and the Notice on Relevant Issues Concerning the Application and Approval of SARFT Licenses issued by SARFT in May 2008, non-state-owned or non-state-controlled providers of Internet audio-visual program services that had already been operating lawfully prior to the promulgation of such regulations are eligible to apply for SARFT licenses as long as those providers have been in compliance with PRC laws and regulations.

        Tudou commenced its Internet audio-visual program services before the promulgation of the regulations that SARFT and MIIT issued in December 2007 and obtained its first SARFT license in September 2008. Tudou subsequently applied for the update and renewal of its SARFT license and obtained the most recent update of its SARFT license in December 2011. Tudou's current SARFT license expires in December 2014. Because none of Tudou's PRC subsidiaries or consolidated affiliated entities in China are state-owned or state-controlled companies, if the PRC government were to require all holders of SARFT licenses to be state-owned or state-controlled companies regardless of the date when the license holder obtained its first SARFT license, then Tudou may not be qualified to renew its SARFT license once the current license expires. If Tudou operates without a SARFT license, it may be subject to penalties including warnings and administrative fines up to RMB30,000. Under serious circumstances, the PRC government may order Tudou to cease its operations, confiscate its equipment used for illegal operations and impose administrative fines ranging from one time to two times the relevant investment amount. If Tudou is unable to renew its SARFT license or its SARFT license is revoked, it will no longer be able to engage in the transmission of audio and visual programs through the Internet, which would materially and adversely affect its business.

Tudou may be subject to administrative penalties including the revocation of its SARFT license if it broadcasts certain video clips online for which no permit from SARFT was obtained.

        A permit from SARFT must be obtained for each film, TV series, TV animation or academic and documentary film prior to being broadcast online in China. On December 15, 2011, the Legislative Office of the State Council circulated a draft of the China Film Industry Promotion Law for public comment. Article 26 of the draft China Film Industry Promotion Law provides that any film without a permit for public screening shall not be disseminated via any network, such as the Internet, telecommunication networks or television, and shall not be incorporated into an audio-visual product. Tudou cannot assure you that a permit was obtained for each video clip of such programs broadcast on its website. Tudou's management believes that a SARFT permit has been obtained for a substantial majority of the PRC domestic video content broadcast on Tudou's website for which a SARFT permit is required, and that most of the foreign video content broadcast on Tudou's website for which a SARFT permit is required lacks a SARFT permit. As of the date of this joint proxy statement/prospectus, Tudou has not received any warning notices from or been assessed any penalties by the relevant governmental authorities for regulatory non-compliance for broadcasting video content without the necessary SARFT permit. However, government authorities could prohibit Tudou from broadcasting video content for which a required SARFT permit has not been obtained on its website. As a result, Tudou may not be able to generate advertising revenues from such content or recoup the licensing costs it previously paid for such content. In addition, broadcasting any video clip lacking a necessary SARFT permit on its website may further subject Tudou to administrative penalties including warnings, orders for rectification, fines and revocation of its SARFT license. If SARFT revokes Tudou's SARFT license due to regulatory non-compliance, Tudou may be required to discontinue part or all of its business.

Tudou may be subject to administrative fines and other penalties if SARFT requires Tudou to obtain its approval for the production and distribution of "made-for-Internet" drama series and reality shows and Tudou is unable to obtain SARFT's approval.

        Unlike TV dramas and reality shows broadcast on TV stations, PRC law does not specifically require approval from SARFT or its local branch for the production and distribution of "made-for-Internet" drama series and reality shows. However, in practice and on a case by case basis, SARFT or its local branches may regulate certain "made-for-Internet" drama series and reality shows in a similar manner as it regulates TV dramas and reality shows, based on quality, runtime, production standards and other factors. If SARFT or any of its local branches requires Tudou to obtain its approval for the production and distribution of "made-for-Internet" drama series and reality shows, Tudou cannot assure you that it will be able to obtain approval in a timely manner or at all. In this event, Tudou may be subject to penalties including administrative fines for the unapproved production and distribution of "made-for-Internet" drama series and reality shows.

Tudou may be subject to administrative fines or required to cease Internet information services if it cannot obtain an Internet news license.

        Tudou may be required to obtain an Internet news license from the State Council News Office for the dissemination of news through its website. Although Tudou is applying for an Internet news license, it cannot assure you that it will be able to obtain one. Without a license for the dissemination of news video clips through the Internet, it may receive a warning notice from the PRC government to remove all relevant videos and to cease dissemination of news video clips. It may also be subject to administrative fines ranging from RMB10,000 to RMB30,000, and in severe cases, as determined by the PRC government, it may be ordered to cease Internet information services. Although to date Tudou has not received any warning notice or penalties from the relevant governmental authority regarding its dissemination of news through its website, there is no assurance that the PRC government will not impose penalties before Tudou obtains an Internet news license.

Tudou may be subject to administrative fines and other penalties if educational administrative authorities determine that their approval is needed in order for Tudou to broadcast educational videos on its website.

        Although Tudou currently does not produce or distribute public educational video clips on its online education channel, its website contains promotional videos for educational institutions and educational information generated or placed on its website by users on its online education channel or other channels. Educational administrative authorities may require Tudou to obtain approval for distributing promotional videos and educational information. Tudou does not have approval and cannot assure you that it will be able to obtain approval if required to do so. Without approval to distribute educational videos through the Internet, Tudou may receive a warning notice from the PRC government to remove all relevant videos and cease dissemination of educational video clips, and may also be subject to administrative fines and other penalties.

Violation of PRC laws regulating advertisement may result in penalties.

        PRC advertising laws and regulations require advertisers, advertising operators and advertising distributors, including online advertising publishers such as Tudou, to ensure that the content of the advertisements they prepare or distribute are fair and accurate and comply with applicable law. Violation of these laws or regulations may result in penalties, including fines, confiscation of advertising fees, orders to cease dissemination of the advertisements and orders to publish an advertisement correcting the misleading information. For serious violations, the PRC government may force the violator to terminate its advertising operations or revoke its business license. Furthermore, advertisers, advertising operators or advertising distributors may be subject to civil liability if they infringe on the right of third parties.

        Under PRC advertising laws and regulations, Tudou must monitor the advertising content uploaded on its website. In addition, where special government review is required for specific categories of advertisements before posting, it must confirm that a review has been performed and approval has been obtained. Tudou's reputation could be harmed and its results of operations could be adversely affected if advertisements shown on its website are provided to it by advertisers or advertising agencies in violation of relevant PRC advertising laws and regulations, or if the supporting documentation and government approvals provided to it by advertisers or advertising agencies in connection with advertising content are not complete.

Regulation and censorship of information disseminated over the Internet and wireless telecommunication networks in China may adversely affect Tudou's business, and Tudou may be liable for information displayed on, retrieved from, or linked to its website.

        China has enacted regulations governing telecommunication service providers, Internet and wireless access and the distribution of news and other information. Under these regulations, Internet content providers ("ICPs"), including Tudou, are prohibited from posting or displaying over the Internet or wireless networks content that, among other things, violates PRC laws and regulations, including failure to obtain required licenses and permits for such content, impairs the national dignity of China, or is obscene, superstitious, fraudulent or defamatory. When ICPs find that information falling within the above scope is transmitted on their website or is stored in their electronic bulletin service system, they must terminate the transmission of the information or delete the information immediately, keep records and report the actions to relevant authorities.

        Failure to comply with these requirements could result in the revocation of the ICP license and other required licenses and the closure of the concerned websites. The website operator may also be held liable for prohibited information displayed on, retrieved from or linked to such website. Telecommunications operators such as China Mobile, China Unicom and China Telecom also have policies prohibiting or restricting the distribution of inappropriate content. Since December 2009, the Chinese government has been increasing its efforts to crack down on inappropriate content disseminated over the Internet and wireless networks.

        As these regulations are relatively new and subject to interpretation by the relevant authorities, Tudou may not be able to determine the type of content that could result in liability as an online and mobile video service operator. In addition, Tudou may not be able to control or restrict the content of other Internet content providers linked to or accessible through its websites, or content generated or placed on its website by its users, despite its attempt to monitor such content. To the extent that regulatory authorities find any portion of Tudou's content objectionable or requiring any license or permit that it has not obtained, they may require Tudou to limit or eliminate the dissemination of the information or otherwise curtail the content on its website, and keep records and report to relevant authorities, which may reduce user traffic. In addition, Tudou may be subject to significant penalties for violations of regulations arising from information displayed on, retrieved from or linked to its website, including a suspension or shutdown of its operations. Tudou's reputation among users, advertisers and advertising agencies may also be adversely suffer, which would materially and adversely affect Tudou's financial condition and results of operations.

Tudou's business licenses limit the scope of Tudou's business in China and Tudou may not continue to operate or expand its business without government approval and renewal of its business licenses.

        Under PRC law, a company is required to conduct its business within the scope prescribed in its business license. A company must obtain government approval to amend its business license if the company's business expands or changes and must periodically renew its business license. In some cases, additional prior governmental approvals, licenses, registrations or filings may also be required in order to obtain, amend or renew a business license. For example, Tudou's PRC subsidiaries which are foreign-invested enterprises must first obtain approval from the Ministry of Commerce ("MOFCOM") in order to expand the business scope set forth in their business licenses, and MOFCOM may impose additional requirements depending on the business scope. In addition, a company that operates an advertising business must obtain from the PRC AIC or its local branches a business license that includes the operation of an advertising business in its business scope. Tudou holds the licenses required to operate its advertising business.

        Tudou's management believes that Tudou and its PRC subsidiaries and consolidated affiliated entities currently conduct their businesses within the scope of their business licenses. If Tudou expands or changes its business in the future, one or more of Tudou's PRC subsidiaries or consolidated affiliated entities will need to obtain government approval in order to expand or amend the approved business scope set forth in its business license. There is no assurance that approval for an expanded or amended business scope, or any additional governmental approvals, licenses, registrations or filings that may be required will be obtained in a timely manner or at all. Tudou's PRC subsidiaries and consolidated affiliated entities may be subject to fines and penalties, including a complete cessation of business, if their business activities exceed the business scope set forth are their business licenses or if they operate without valid business licenses. Accordingly, Tudou's business may not expand or continue without government approval and renewal of business licenses.

Governmental control of currency conversion may limit Tudou's ability to use its operating cash flows effectively and the ability of its PRC subsidiaries to obtain financing.

        Tudou generates substantially all of its operating cash flows in Renminbi, which is not a freely convertible currency with respect to "capital account transactions," which principally includes investments and loans. Restrictions on currency conversion imposed by the PRC government may limit Tudou's ability to use operating cash flows generated in Renminbi to fund its expenditures denominated in foreign currencies or its business activities outside of China, if any. Under China's foreign exchange regulations, Renminbi can generally be freely converted into foreign currency without prior approval of the State Administration of Foreign Exchange (the "SAFE"), for payments relating to "current account transactions," which include dividend payments to shareholders outside the PRC, payment of compensation and benefits in foreign currencies to employees located outside the PRC and payments for the import of goods and services, by complying with certain procedural requirements. However, the PRC government could take measures to restrict access to foreign currencies for current account transactions.

        Conversion of Renminbi into foreign currencies, and of foreign currencies into Renminbi, for payments relating to "capital account transactions" generally requires the approval of the SAFE and other relevant PRC governmental authorities. Restrictions on the convertibility of Renminbi for capital account transactions could affect the ability of Tudou's PRC subsidiaries to make investments overseas, to pay for capital expenditures outside of the PRC in foreign currencies, to obtain foreign currency through debt or equity financing, including by means of loans or capital contributions from Tudou, to pay off debt generated outside of the PRC, or to use outside of the PRC or pay to investors who are not PRC citizens proceeds from the liquidation of assets located in the PRC. If Tudou's PRC subsidiaries borrow foreign currency from Tudou or other foreign lenders, they must do so within approved limits that satisfy approval documentation and PRC debt-to-equity ratio requirements. Furthermore, such loans must be registered with the SAFE or its local counterpart. In practice, completing the SAFE registration process can be time consuming.

        In addition, the SAFE strengthened its oversight of the flow and use of Renminbi funds converted from the foreign currency-denominated capital of a foreign-invested company. The use of such Renminbi may not change without approval from the SAFE, and may not be used to repay Renminbi loans if the proceeds of such loans have not yet been used for purposes within the company's approved business scope. Violations of Circular 142 may result in severe penalties, including substantial fines set forth in the Foreign Exchange Administration Regulations.

        Tudou cannot assure you that it will be able to complete necessary government registrations or obtain necessary government approvals on a timely basis, if at all, with respect to loans to its PRC subsidiaries or with respect to future capital contributions to its PRC subsidiaries. Failure to complete such registrations or obtain such approvals could limit Tudou's ability to capitalize or otherwise fund its PRC operations, which could materially adversely affect its liquidity and its ability to fund and expand its business.

Tudou's PRC subsidiaries do not have the business scope of equity investments under their current business licenses and, as a result, Tudou is prohibited from using Renminbi converted from foreign currency denominated capital to establish new subsidiaries or to invest in other companies in China, including Tudou's consolidated affiliated entities.

        On August 29, 2008, SAFE promulgated Circular 142, a notice regulating the conversion by a foreign-invested company of foreign currency denominated capital into Renminbi and restricting the use of such converted Renminbi. SAFE promulgated Circular 45 on November 16, 2011 in order to clarify the application of Circular 142. Under Circular 142 and Circular 45, a foreign-invested company can only use Renminbi converted from foreign currency denominated capital for purposes within its business scope, as approved by the applicable governmental authorities. Tudou's PRC subsidiaries have used Renminbi converted from foreign currency denominated capital to acquire bandwidth, pay salaries and benefits to employees and fund other operational needs, all of which are within the approved business scopes of the subsidiaries.

        In addition, Circular 142 and Circular 45 provide that a foreign-invested company may not use such converted Renminbi for equity investments in the PRC unless its business license specifically includes equity investments within its business scope. Currently, none of Tudou's PRC subsidiaries, all of which are foreign-invested enterprises, has an approved business scope that includes equity investments. See "Important Information Regarding Tudou—Description of Tudou's Business—A. History and Development of Tudou" on pages 183 and 184 of this joint proxy statement/prospectus for more information on the approved business scope of each of Tudou's PRC subsidiaries.

        As a result, although Tudou may finance its PRC subsidiaries through shareholder loans or capital contributions after obtaining approval from the applicable PRC governmental authorities, such capital can only be used for approved business purposes specified in the business licenses of the PRC subsidiaries, and none of Tudou's PRC subsidiaries is allowed to use such funds to make any equity investment in the PRC by means of establishing new subsidiaries or acquiring an equity interest in other entities in China. In addition, as a result of the restrictions under Circular 142 and Circular 45, Tudou's PRC subsidiaries cannot use Renminbi converted from foreign currency denominated capital to contribute capital or extend loans to Tudou's consolidated affiliated entities in China or extend loans to shareholders of the consolidated affiliated entities for the purpose of allowing the shareholders to make capital contributions to the consolidated affiliated entities. This limitation could adversely affect the ability of Tudou's PRC subsidiaries to expand their business operations and Tudou's ability to provide financial support to its consolidated affiliated entities in China.

Changes in China's economic, political or social conditions or government policies could materially adversely affect Tudou's business.

        Substantially all of Tudou's assets and operations are located in China. Accordingly, Tudou's business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in China.

        The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, the government still owns a substantial portion of productive assets in China. In addition, the Chinese government plays a significant role in regulating industrial development by imposing industrial policies. The Chinese government also exercises significant control over China's economic growth by allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

        While the Chinese economy has grown significantly over the past decades, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may negatively affect Tudou. For example, Tudou's financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the Chinese government has implemented certain measures, including interest rate increases, to control the pace of economic growth. These measures may result in decreased economic activity in China, which may adversely affect Tudou's business and operating results.

Uncertainties with respect to the PRC legal system could materially adversely affect Tudou.

        Tudou conducts its business primarily through its subsidiaries and consolidated affiliated entities in China. Its operations in China are governed by PRC laws and regulations. Tudou's PRC subsidiaries are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to wholly foreign-owned enterprises. The PRC legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing general economic matters.

        The overall effect of the legislation has been to significantly enhance the protections afforded to various forms of foreign investments in China. However, since these laws and regulations are relatively new and the PRC legal system is rapidly evolving, the interpretation of many laws, regulations and rules is not always uniform and enforcement of these laws, regulations and rules involves uncertainties, which may limit legal protections available to Tudou.

        Even if Tudou attempts to comply with relevant laws and regulations, it may not always be able to do so due to a lack of detailed implementation rules by relevant government authorities. In addition, some government authorities (including local government authorities) may not consistently apply regulatory requirements issued by themselves or other PRC government authorities, making strict compliance with all regulatory requirements impractical, or in some circumstances, impossible. For example, Tudou may have to resort to administrative and court proceedings to enforce the legal protections that it enjoys by law or contract. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection Tudou enjoys than in more developed legal systems.

        These uncertainties may impede Tudou's ability to enforce the contracts it has entered into with its business partners and advertising agencies. In addition, such uncertainties, including the inability to enforce Tudou's contracts, together with any development or interpretation of PRC law adverse to Tudou, could materially adversely affect Tudou's business. These uncertainties also affect the contractual arrangements Tudou has in place with its consolidated affiliated entities, including Quan Toodou Network Science and Technology Co., Ltd. ("Quan Toodou"). For the years presented in this joint proxy statement/prospectus, substantially all of Tudou's net revenues were attributable to Quan Toodou (excluding the impact of service fees paid by Quan Toodou to Reshuffle Technology (Shanghai) Co., Ltd. ("Reshuffle Technology") pursuant to contractual arrangements, which were eliminated during consolidation). For additional information on risks relating to Tudou's consolidated affiliated entities, see "—If the PRC government determines that the contractual arrangements that establish the structure for operating Tudou's businesses do not comply with applicable PRC laws and regulations or if Tudou is found to be in violation of any existing or future PRC laws or regulations, Tudou could be subject to severe penalties and may be forced to discontinue all or a portion of its business."

        Furthermore, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other developed countries. Accordingly, Tudou cannot predict the effect of future developments in the PRC legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the legal protections available to Tudou and other foreign investors, including Tudou shareholders and Tudou ADS holders. In addition, any litigation in China may be protracted and result in substantial costs and diversion of Tudou's resources and management attention.

If the PRC government determines that the contractual arrangements that establish the structure for operating Tudou's businesses do not comply with applicable PRC laws and regulations or if Tudou is found to be in violation of any existing or future PRC laws or regulations, Tudou could be subject to severe penalties and may be forced to discontinue all or a portion of its business.

        Tudou is a Cayman Islands company and, as such, it is classified as a foreign enterprise under PRC laws. Tudou's PRC subsidiaries, Reshuffle Technology, Wohong Technology (Shanghai) Co., Ltd. ("Wohong Technology"), Chuanxian Network Technology (Shanghai) Co., Ltd. ("Chuanxian Network"), and Toodou (China) Advertising Co., Ltd. ("Toodou Advertising"), are foreign-invested enterprises. Various regulations in China restrict or prevent foreign-invested entities from holding certain licenses required to operate Internet-related and mobile value-added service businesses, including Internet information services, online advertising and mobile value-added services.

        In light of these restrictions, Tudou relies on Quan Toodou and its wholly-owned subsidiary, Quan Toodou Cultural Communication Co., Ltd. ("Quan Toodou Cultural"), to hold and maintain the licenses necessary to operate its website as well as online advertising and value-added telecommunications services in China. Tudou also relies on Shanghai Suzao Network Science and Technology Co., Ltd. ("Shanghai Suzao") to maintain its network infrastructure, which is necessary to its website operation. In addition, Tudou relies on Beijing Tixian Digital Science and Technology Co., Ltd. ("Beijing Tixian"), to conduct animation related business. For the years presented in this joint proxy statement/prospectus, substantially all of Tudou's net revenues were attributable to Quan Toodou (excluding the impact of service fees paid by Quan Toodou to Reshuffle Technology pursuant to the contractual arrangements, which were eliminated during consolidation).

        Tudou does not have any equity interest in its consolidated affiliated entities, namely, Quan Toodou, Shanghai Suzao and Beijing Tixian, but receives their economic benefits through contractual arrangements and certain corporate governance and shareholder rights arrangements. In addition, Tudou has entered into agreements with Quan Toodou, Shanghai Suzao, Beijing Tixian and each of their respective shareholders which allow it to substantially control Quan Toodou, Shanghai Suzao and Beijing Tixian.

        The Circular on Strengthening the Administration of Foreign Investment in and Operation of Value-added Telecommunications Business ("the Circular"), issued by the Ministry of Industry and Information Technology in July 2006, reiterated the regulations on foreign investment in value-added telecommunications businesses, which require foreign investors to set up foreign-invested enterprises and obtain an ICP license to conduct Internet information services in China. Under the Circular, a domestic company that holds an ICP license is prohibited from leasing, transferring or selling the ICP license to foreign investors in any form, and from providing any assistance, including providing resources, sites or facilities, to foreign investors that conduct value-added telecommunications business illegally in China.

        Furthermore, the relevant trademarks and domain names used in the value-added telecommunications business must be owned by the value-added telecommunications service provider itself or by its shareholders. The Circular further requires each ICP license holder to have the necessary facilities for its approved operations and to maintain such facilities in the regions covered by its license. In addition, value-added telecommunications service providers must maintain network and information security in accordance with PRC regulations. Due to a lack of interpretative materials from the regulator, it is unclear what impact the Circular will have on Tudou or other Chinese Internet companies that have adopted the same or similar corporate and contractual structures as Tudou's.

        In addition, the Ministry of Commerce (the "MOFCOM"), promulgated the Rules of MOFCOM on Implementation of Security Review System of Mergers and Acquisitions of Domestic Enterprises by Foreign Investors in August 2011, or the MOFCOM Security Review Rules, to implement the Notice of the General Office of the State Council on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated on February 3, 2011, or Circular No. 6. According to these circulars and rules, a security review is required for mergers and acquisitions by foreign investors having "national defense and security" concerns and mergers and acquisitions by which foreign investors may acquire "de facto control" over domestic enterprises that may trigger "national security" concerns. Under Circular No. 6, any of the following would constitute "de facto control": (1) ownership of more than a 50% equity interest in a PRC domestic enterprise by a foreign investor, its parent holding company or its controlled subsidiaries; (2) ownership of more than a 50% equity interest in a PRC domestic enterprise by one or more foreign investors, (3) ownership of less than a 50% equity interest in a PRC domestic enterprise by one or more foreign investors with voting rights sufficient to have significant influence on resolutions of shareholders and the board of directors, and (4) other circumstances resulting in control by foreign investors over matters such as operational decisions, finance, human resources and technology.

        When deciding whether a specific merger or acquisition of a domestic enterprise by foreign investors is subject to security review, the MOFCOM will look into the substance and actual impact of the transaction. The MOFCOM Security Review Rules prohibit foreign investors from bypassing the security review requirement by structuring transactions through proxies, trusts, indirect investments, leases, loans, control through contractual arrangements or offshore transactions. There is no explicit provision or official interpretation pursuant to which Tudou's online video business would be subject to security review, and there is no requirement for foreign investors to those mergers and acquisitions already completed prior to the promulgation of Circular No. 6 to submit such transactions to MOFCOM for security review.

        Tudou entered into the contractual arrangements with Quan Toodou, Shanghai Suzao and their respective shareholders prior to the effectiveness of Circular No. 6 and the MOFCOM Security Review Rules. According to Tudou's PRC counsel, neither Circular No. 6 nor the MOFCOM Security Review Rules have retroactive effect. Therefore, Tudou does not believe it needs to submit its existing contractual arrangements with these consolidated affiliated entities to MOFCOM for security review. There is no explicit provision or official interpretation pursuant to which Beijing Tixian's animation-related business would be subject to security review. Consequently, Tudou's management does not intend to submit its contractual arrangements with Beijing Tixian to MOFCOM for security review. However, Circular No. 6 and the MOFCOM Security Review Rules are relatively new and lack further implementation rules and the scope of industries which may be subject to security review is unclear. Accordingly, it is not clear whether Tudou will be required to submit its contractual arrangements with Beijing Tixian to MOFCOM for security review. If MOFCOM determines that the contractual arrangements between Tudou and Beijing Tixian or any other consolidated affiliated entities are required to be submitted for national security review, Tudou could be subject to various sanctions as a result of its failure to make a timely submission, including orders requiring Tudou to make such submissions within a specified period of time, orders requiring Tudou to modify its ownership structure or operations or orders to terminate the contractual arrangements in extreme cases.

        In the opinion of Fangda Partners, Tudou's PRC counsel, (1) the ownership structure of Quan Toodou, Shanghai Suzao and Beijing Tixian is in compliance with all existing PRC laws and regulations and (2) each contract under Reshuffle Technology's contractual arrangements with Quan Toodou, Shanghai Suzao, Beijing Tixian and each of their respective shareholders establishing Tudou's corporate structure as described above is valid and binding and will not result in any violation of PRC laws or regulations currently in effect. However, Tudou cannot assure you that it will not be found in violation of any current or future PRC laws and regulations.

        Tudou's PRC counsel has also advised that there are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including the Circular. Accordingly, Tudou cannot assure you that the PRC regulatory authorities and courts will take a view that is consistent with the opinion of its PRC counsel. In addition, as part of the contractual arrangements described above, Reshuffle Technology entered into an equity pledge agreement with the shareholders of Shanghai Suzao, pursuant to which these shareholders pledged their respective equity interests in Shanghai Suzao for the benefit of Reshuffle Technology. According to the PRC Property Rights Law, such pledges will only be effective upon registration with the relevant local branch of the State Administration for Industry and Commerce. As part of the dissolution process of Shanghai Suzao, Shanghai Suzao de-registered the equity pledge with the local branch of the State Administration for Industry and Commerce. Without registration of this equity pledge, Tudou cannot assure you that PRC courts will recognize such pledge if disputes arise regarding the pledged equity interest or that Reshuffle Technology's interests as pledgee will prevail over those of third parties, if any. Shanghai Suzao is currently not conducting any business operations and Tudou expects that the dissolution will be completed by the end of 2012.

        If Tudou is found to be in violation of any existing or future PRC laws or regulations, including the Circular, or fails to obtain or maintain any of the required permits or approvals, the relevant regulatory authorities will have broad discretion in dealing with such violation, including levying fines, confiscating Tudou's income, revoking Reshuffle Technology, Quan Toodou, Shanghai Suzao or Beijing Tixian's business license or operating licenses, requiring Tudou to restructure the relevant ownership structure or operations and to discontinue all or any portion of Tudou's business. Any of these actions could significantly disrupt Tudou's operations.

Tudou's contractual arrangements with Quan Toodou, Shanghai Suzao, Beijing Tixian and their respective shareholders may not be as effective in providing control over Quan Toodou, Shanghai Suzao and Beijing Tixian as direct ownership of these companies.

        Tudou operates its website and conducts its online video and advertising businesses as well as animation related businesses in China through Quan Toodou and its subsidiaries, Shanghai Suzao and Beijing Tixian. Tudou has entered into a series of agreements with Quan Toodou, Shanghai Suzao, Beijing Tixian and each of their respective shareholders. These agreements provide Tudou with effective control over Quan Toodou, Shanghai Suzao and Beijing Tixian. Under the contractual arrangements, Tudou receives the economic benefits of Quan Toodou, Shanghai Suzao and Beijing Tixian, and is authorized to exercise shareholder rights in Quan Toodou, Shanghai Suzao and Beijing Tixian. For a detailed description of these contractual arrangements and Tudou's control over these companies, see "Important Information Regarding Tudou—C. Organizational Structure" of this joint proxy statement/prospectus.

        These contractual arrangements may not be as effective in providing Tudou with control over Quan Toodou, Shanghai Suzao and Beijing Tixian as direct ownership of these companies. Quan Toodou, Shanghai Suzao, Beijing Tixian and their respective shareholders may breach the agreements and Tudou may have to incur substantial costs to enforce them. Under PRC law, legal remedies for breach of contract include specific performance, cure of non-conforming performance and compensation for losses. However, given the uncertainties of the PRC legal system and its enforcement of PRC law, Tudou's ability to enforce these contractual arrangements may be limited. Furthermore, if Tudou's consolidated affiliated entities or their respective shareholders fail to perform their obligations secured by the pledges under the equity interest pledge agreements, Reshuffle Technology, as the pledgee, will not be able to enforce the agreements by acquiring the pledged equity interest due to PRC regulatory restrictions on foreign ownership of internet-related businesses. The primary remedy for default under these arrangements is to require the pledgor to sell the equity interest in an auction or private sale and remit the proceeds to Tudou, net of all related taxes and expenses. Such an auction or private sale may not result in Tudou's receipt of the full value of the equity interest in the consolidated affiliated entity or its business. Therefore, if Tudou is unable to enforce these contractual arrangements, or if there is a significant delay in the judicial enforcement of these contractual arrangements, Tudou's business and operations could be materially and adversely affected.

If any of Tudou's consolidated affiliated entities undergoes a voluntary or involuntary liquidation proceeding, Reshuffle Technology would be treated as an unsecured creditor of such entity in such liquidation proceeding, and during such liquidation proceeding such entity generally would not be able to perform its obligations under its contractual arrangements with Reshuffle Technology. If such a liquidation proceeding were to occur, the contractual arrangements entered into by the consolidated affiliated entity undergoing the liquidation proceeding may be terminated and Reshuffle Technology may not be able to acquire an equity interest in such entity pursuant to its exclusive call option agreements.

        If any of Tudou's consolidated affiliated entities undergoes a voluntary or involuntary liquidation proceeding, its creditors, including Reshuffle Technology and unrelated third-party creditors, may claim rights to some or all of its assets. Reshuffle Technology may claim service fees owed to it under the exclusive consultancy and service agreements and may claim damages as a result of any breach of, or failure to perform under, the contractual arrangements by the consolidated affiliated entities. However, as the pledged equity of such entities would not be included in the assets to be liquidated in such proceedings, Reshuffle Technology would be treated as an unsecured creditor of such entities and would not have priority over other third-party creditors.

        Although the contractual arrangements would remain in effect, the affected entity generally would not be able to perform its obligations under these contractual arrangements during a liquidation proceeding because PRC law generally prohibits a company in the process of liquidation from conducting any business operations that are not part of the liquidation proceeding. On the other hand, the bankruptcy administrator could terminate the contractual arrangements entered into by the affected entity. In addition, a court in a liquidation proceeding may decide that any transfer of the equity interest in the affected entity be suspended or prohibited, and the relevant branch of the AIC may also decide not to register such equity transfer, in which case Reshuffle Technology and its designee may not be able to acquire and become the registered owner of an equity interest in such entity pursuant to its exclusive call option agreement.

The shareholders, directors and officers of Tudou's consolidated affiliated entities may have potential conflicts of interest with Tudou, which may materially adversely affect its business and financial condition.

        Each of Tudou's consolidated affiliated entities is jointly owned by its several employees, including Gary Wei Wang, its founder, chairman and chief executive officer. Conflicts of interest between these individuals' role as shareholders of its consolidated affiliated entities and their duties to Tudou may arise. In addition, several of these individuals are directors and executive officers of Tudou's consolidated affiliated entities. PRC laws provide that a director or certain members of senior management owes a fiduciary duty to the company he directs or manages. These individuals must act in good faith and in the best interests of the relevant consolidated affiliated entity and must not use their respective positions for personal gain. These laws do not require these individuals to consider Tudou's best interests when making decisions as a director or member of management of the relevant consolidated affiliated entities. Conflicts may arise between these individuals' fiduciary duties as directors and officers of the consolidated affiliated entities and Tudou.

        Tudou cannot assure you that when conflicts of interest arise, these individuals will act in the best interests of Tudou or that conflicts of interest will be resolved in Tudou's favor. Tudou does not currently have arrangements to address potential conflicts of interest between these individuals and Tudou and a conflict could result in these individuals as directors and officers of Tudou violating fiduciary duties owed to it. In addition, these individuals may breach or cause Tudou's consolidated affiliated entities to breach or refuse to renew the existing contractual arrangements that allow Tudou to effectively control its consolidated affiliated entities and receive economic benefits from them. If Tudou cannot resolve any conflicts of interest or disputes between itself and the shareholders of its consolidated affiliated entities, it will have to rely on legal proceedings, which could disrupt its business, and the outcome of any such legal proceedings would be uncertain.

A lawsuit initiated by the ex-wife of Mr. Gary Wei Wang, Tudou's founder, chairman and chief executive officer, seeking the division of 76% of the equity interest in Quan Toodou held by Mr. Wang, may result in the ineffectiveness of Tudou's control over Quan Toodou and its subsidiaries, which hold the licenses and permits necessary for Tudou's operations in China and contributed substantially all of Tudou's net revenues for the fiscal year ended December 31, 2011, and Tudou may lose all of its rights to the revenues from such entity and may not be able to consolidate it if Mr. Wang loses all or a portion of his equity interest in Quan Toodou, which could significantly disrupt Tudou's business, operations and financial condition.

        The shareholders of Tudou's consolidated affiliated entities may be involved in personal disputes with third parties that may adversely affect their respective equity interests in the relevant consolidated affiliated entity and the validity or enforceability of Tudou's contractual arrangements with the relevant consolidated affiliated entity and its shareholders. The ex-wife of Mr. Gary Wei Wang, Tudou's founder, chairman and chief executive officer who holds 95% of the equity interests in Quan Toodou, initiated a lawsuit against him with a local court in Shanghai in late 2010. She claimed, among other things, for the division of 76% of the equity interests in Quan Toodou held by Mr. Wang, which she alleged formed part of the community property during their marriage.

        Tudou relies on Quan Toodou and its subsidiaries to hold and maintain the licenses necessary to operate its website as well as online advertising and value-added telecommunications services in China. Upon the plaintiff's application and as part of the conservatory measures in this lawsuit, the court issued an order, or the Asset Conservatory Notification, to impose restrictions on the transfer, dividend distribution and other disposal of 38% of the equity interests in Quan Toodou held by Mr. Wang. This lawsuit was concluded through a settlement directed by the court in June 2011 and, pursuant to a court ruling, Mr. Wang is entitled to the equity interests in any companies that are directly or indirectly held by him.

        In exchange, Mr. Wang agreed to pay the plaintiff out of his personal assets a cash amount before June 2012, which he has paid, and an additional cash amount in the event of an initial public offering, merger, acquisition, reorganization or a similar transaction of Tudou within two years after such an event. In the meantime, the court also issued an order releasing the conservatory measures imposed by the Assets Conservatory Notification. To ensure that Mr. Wang fulfills his obligations under the court ruling, Tudou has obtained an undertaking from Mr. Wang in which Mr. Wang confirms that, based on the estimated value of his asset portfolio, he is able to discharge his obligations under the court ruling and that he will duly perform such obligations in a timely manner. Mr. Wang has also agreed to indemnify Tudou from any losses resulting from his failure to perform or a delay in performing his obligations under the court ruling. The undertaking letter does not specify the manner of indemnification. Tudou may elect to sue Mr. Wang to recover any losses resulting from Mr. Wang's breach of the undertaking letter. Such a suit could be time consuming and costly and its outcome would be uncertain. It may also, through Reshuffle Technology, exercise the call option to request Mr. Wang to transfer all or part of his equity interest in Quan Toodou to a person it designates. Such transfer is permitted because Mr. Wang's equity interest in Quan Toodou is free from encumbrances except for the encumbrance under his equity pledge agreement with Reshuffle Technology, and the court ruling has released the conservatory measures imposed on his equity interest. Tudou believes that Mr. Wang's interest is aligned with its interests in maintaining Quan Toodou as a variable interest entity. Tudou also believes that the likelihood that Mr. Wang will not perform his obligations under the court ruling is remote based on its assessment of his asset portfolio and his payment obligation under the court ruling. In addition, Mr. Wang has agreed in his voting agreement with Youku, dated March 11, 2012, that in the event he does not satisfy his payment obligations under the settlement prior to the closing of the Merger, Youku is entitled to withhold sufficient merger consideration payable to Mr. Wang at the closing to satisfy his obligations under the settlement. Therefore, Tudou's management has not elected to exercise the call option.

        If Mr. Wang does not fully perform his obligations for whatever reason, the court may, upon his ex-wife's application for enforcement, evaluate and determine whether Mr. Wang has performed his obligations under the settlement agreement. If the court determines that Mr. Wang fails to fully perform his obligations, Mr. Wang's personal assets, including his equity interests in Quan Toodou, may be subject to the court's enforcement measures. In such circumstances, the court may impose new conservatory measures on Mr. Wang's equity interest in Quan Toodou, order Mr. Wang to transfer a portion or all of his equity interests in Quan Toodou to his ex-wife or sell his equity interests to a third party and use the proceeds to pay his ex-wife. As a result of such enforcement measures, Mr. Wang's undertaking to indemnify Tudou pursuant to his undertaking letter would not protect the equity interest in Quan Toodou, and Reshuffle Technology would not be able to exercise the call option to request Mr. Wang to transfer all or part of his equity interest in Quan Toodou to a person it designates. In the event of the transfer or sale of Mr. Wang's equity interests, the other existing shareholder of Quan Toodou, Ms. Zhiqi Wang, will have a right of first refusal to purchase the equity interests from Mr. Wang prior to the transfer to Mr. Wang's ex-wife or the sale to a third party. In that case, Ms. Zhiqi Wang will need to obtain financing sufficient to exercise her right of first refusal. It is uncertain what the value of the equity interests would be at that time, and the court would have wide discretion in determining a valuation.

        If the other existing shareholder fails to obtain financing or otherwise fails to exercise the right of first refusal, and Mr. Wang's ex-wife or any other third party obtains any equity interests in Quan Toodou without being subject to obligations similar to Mr. Wang's obligations under these existing contractual arrangements, Tudou may have to re-negotiate with Mr. Wang's ex-wife or such other third party and request such person to become a party to the contractual arrangements with Quan Toodou. If such person does not become a party to these contractual arrangements, with such person obtaining more than one-third of the equity interests in Quan Toodou, such person may have certain protective rights, including the power to veto certain critical corporate actions of Quan Toodou, such as increases or decreases in registered capital, amendment of the articles of association, merger, division or dissolution of Quan Toodou and change of company form of Quan Toodou.

        In addition, if such person does not become a party to these contractual arrangements after obtaining more than half of the equity interests in Quan Toodou, Tudou will not be able to continue to consolidate Quan Toodou. For the years presented in this joint proxy statement/prospectus, almost 100% of Tudou's net revenues and approximately 8% to 54% of Tudou's costs were attributable to Quan Toodou (excluding the impact of the service fees paid by Quan Toodou to Reshuffle Technology pursuant to the contractual arrangements, which were eliminated during the consolidation), and Tudou expects that these costs may increase in the future. The ineffectiveness of control over Quan Toodou that may result from this lawsuit could significantly disrupt Tudou's business and financial condition, and could negatively impact Tudou's ability to execute such corporate actions.

        In addition, under certain of Tudou's business agreements entered into by Quan Toodou, such as the collaboration agreements with China Mobile and Samsung, the counterparties will have the right to terminate such agreements in the event of any significant changes in the shareholding structure or ownership of Quan Toodou. If the above litigation results in such significant changes, the relevant counterparties may terminate their agreements with Tudou.

Contractual arrangements Tudou has entered into with Quan Toodou, Shanghai Suzao and Beijing Tixian may be subject to scrutiny by the PRC tax authorities, and a finding that Tudou or its affiliated entities owe additional taxes could reduce Tudou's net income.

        As required by applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. Tudou could face adverse tax consequences if the PRC tax authorities determine that any of the contractual arrangements between its subsidiary in China on the one hand, and Quan Toodou, Shanghai Suzao and Beijing Tixian on the other, does not represent an arm's-length price and adjust Quan Toodou, Shanghai Suzao or Beijing Tixian's income in the form of a transfer pricing adjustment.

        A transfer pricing adjustment could, among other things, result in a reduction, for PRC tax purposes, of expense deductions recorded by Quan Toodou, Shanghai Suzao or Beijing Tixian, which could in turn increase their respective tax liabilities. In addition, PRC tax authorities may impose late payment fees and other penalties on Tudou's affiliated entities for underpaid taxes. Tudou's net income may be adversely affected if its affiliated entities' tax liabilities increase or if they are subject to late payment fees or other penalties.

The M&A Rules and other related rules establish more complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for Tudou to pursue growth through acquisitions in China.

        On August 8, 2006, six PRC regulatory authorities, including the MOFCOM, the State-owned Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the CSRC, and the SAFE, jointly issued the Regulation on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the "M&A Rules"), which became effective on September 8, 2006, as amended on June 22, 2009. The M&A Rules establish procedures and requirements that could make some acquisitions of Chinese companies by foreign investors more time-consuming and complex, including requiring in some instances prior notification to or approval by the MOFCOM.

        Tudou may grow its business in part by acquiring complementary businesses in China. Complying with the requirements of the M&A Rules to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the MOFCOM, may delay or inhibit Tudou's ability to complete such transactions, which could affect Tudou's ability to expand its business and maintain its market share.

        The MOFCOM Security Review Rules effective from September 1, 2011 provide that a merger or acquisition of a domestic enterprise by foreign investors is subject to security review. In addition, the principle of substance over form should be applied to such security review and foreign investors are prohibited from bypassing the security review requirement by structuring transactions through proxies, trusts, indirect investments, leases, loans, control through contractual arrangements or offshore transactions. If the business of any PRC domestic target company that Tudou plans to acquire falls into the ambit of security review under the MOFCOM Security Review Rules, Tudou may not be able to pass such security review process or successfully acquire such company by either equity or asset acquisition or through a contractual arrangement.

Recent PRC regulations, particularly SAFE Circular No. 75 relating to acquisitions of PRC companies by foreign entities, may limit Tudou's ability to acquire PRC companies and adversely affect the implementation of its strategy as well as its business and prospects.

        On October 21, 2005, the SAFE issued the Circular on Several Issues concerning Foreign Exchange Administration for Domestic Residents to Engage in Financing and in Return Investments via Overseas Special Purpose Companies, known as Circular No. 75, which became effective on November 1, 2005. Circular No. 75 and related rules provide, among other things, that prior to establishing or acquiring direct or indirect interest of an offshore company (the "Offshore SPV"), for the purpose of financing that Offshore SPV with assets of, or equity interests in, an enterprise in the PRC, each PRC resident (whether a natural or legal person) holding a direct or indirect interest in the Offshore SPV must complete prescribed registration procedures with the relevant local branch of the SAFE.

        Such PRC resident must amend his SAFE registration under certain circumstances, including upon any injection of equity interests in, or assets of, a PRC enterprise to the Offshore SPV as well as any material change in the capital of the Offshore SPV, including by way of a transfer or swap of shares, merger or division, long-term equity or debt investment or the creation of any security interests in favor of third parties. Circular No. 75 applies retroactively and to indirect shareholdings.

        PRC residents who have established or acquired direct or indirect interests in any Offshore SPVs that have made onshore investments in the PRC in the past are required to complete the registration procedures by March 31, 2006. The SAFE subsequently issued relevant guidance to its local branches with respect to the operational procedures of the SAFE registration under Circular No. 75.

        Tudou has requested PRC residents that, to Tudou's knowledge, hold direct or indirect interests in Tudou to make necessary applications, filings and amendments as required under Circular No. 75 and other related rules. However, Tudou may not know the identities of all the PRC residents holding direct or indirect interests in Tudou, and it cannot provide any assurances that these PRC residents will comply with its request to make or obtain any applicable registrations or comply with other requirements required by Circular No. 75 or other related rules.

        The failure or inability of these PRC residents to make required registrations or to comply with other requirements under Circular No. 75 and other related rules may subject such PRC residents or Tudou's PRC subsidiary to fines and legal sanctions and limit Tudou's ability to contribute additional capital into or provide loans to Tudou's PRC subsidiary and limit its PRC subsidiary's ability to pay dividends or otherwise distribute profits to Tudou.

All employee participants in Tudou's share incentive plans who are PRC citizens may be required to register with the SAFE. Tudou may also face regulatory uncertainties that could restrict its ability to adopt additional option plans for its directors and employees under PRC law.

        In December 2006, the People's Bank of China promulgated the Administrative Measures for Individual Foreign Exchange, which set forth requirements for foreign exchange transactions by PRC individuals under either the current account or the capital account. In January 2007, the SAFE issued the Implementation Rules of the Administrative Measures for Individual Foreign Exchange, which, among other things, specified approval requirements for certain capital account transactions such as a PRC citizen's participation in the employee stock ownership plans or stock option plans of an overseas publicly-listed company.

        In February 2012, the SAFE promulgated the Notices on Issues concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plans of Overseas-Listed Companies (the "Stock Option Rule"), which terminated the Processing Guidance on Foreign Exchange Administration for Domestic Individuals Participating in Employee Stock Ownership Plans or Stock Option Plans of Overseas-Listed Companies issued by the SAFE in March 2007. Under the Stock Option Rule, PRC citizens who participate in any stock incentive plan including an employee stock option plan of an overseas-listed company are required, through a qualified PRC domestic agent or PRC subsidiary of such overseas-listed company, to register their stock options with the SAFE and complete certain other procedures.

        Tudou and its PRC citizen employees participating in its stock incentive plan are subject to the Stock Option Rule. Tudou is applying for registration of its stock incentive plan with the local branch of the SAFE in Shanghai. Failure to comply with the Stock Option Rule and other relevant rules will subject Tudou or its PRC citizen employees participating in its stock incentive plan to fines and other legal or administrative sanctions and result in restrictions on its option plans, including the grant of options under such plans to its employees, which could adversely affect its operations.

The enforcement of labor contract law and an increase in labor costs in the PRC may adversely affect Tudou's business and its profitability.

        China adopted a labor contract law and its implementation rules effective on January 1, 2008 and September 18, 2008, respectively. The labor contract law and its implementation rules impose more stringent requirements on employers with regard to, among others, minimum wages, severance payments upon permitted termination of employment by an employer and non-fixed term employment contracts, time limits for probation periods as well as the duration and the times that an employee can be placed on a fixed term employment contract. Due to the limited period of effectiveness of the labor contract law and its implementation rules and the lack of clarity with respect to their implementation and potential penalties and fines, it is uncertain how they will impact Tudou's employment policies and practices.

        Tudou's employment policies and practices may violate the labor contract law or its implementation rules and Tudou may be subject to related penalties, fines or legal fees. Compliance with the labor contract law and its implementation rules may increase Tudou's operating expenses, in particular its personnel expenses, as the continued success of Tudou's business depends significantly on its ability to attract and retain qualified personnel. In the event that Tudou decides to terminate some of its employees or otherwise change its employment or labor practices, the labor contract law and its implementation rules may also limit its ability to effect those changes in a cost-effective or desirable manner, which could adversely affect its business and results of operations.

Tudou may be classified as a "resident enterprise" for PRC enterprise income tax purposes, which could result in unfavorable tax consequences for it and its non-PRC shareholders.

        Under the PRC Enterprise Income Tax Law (the "EIT Law"), and its implementation rules, an enterprise established outside of the PRC with "de facto management bodies" within the PRC is considered a PRC resident enterprise and is subject to the enterprise income tax at the rate of 25% on its worldwide income. The rules implementing the EIT law define the term "de facto management bodies" as "establishments that carry out substantial and overall management and control over, among other things, manufacturing and other operations, personnel, accounting, properties of an enterprise."

        The State Administration for Taxation issued the Notice Regarding the Determination of Chinese-Controlled Overseas Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies ("SAT Circular 82"), on April 22, 2009. SAT Circular 82 clarifies that dividends and other income paid by resident enterprises to shareholders that are non-PRC resident enterprises will be considered to be PRC source income, and subject to PRC withholding tax, currently at a rate of 10% unless otherwise reduced or exempted by relevant tax treaties. SAT Circular 82 also subjects such resident enterprises to reporting requirements with the PRC tax authorities. SAT Circular 82 provides specific factors for determining whether the "de facto management body" of a PRC-controlled offshore incorporated enterprise is located in China. The factors include (1) the location where senior management members responsible for the enterprise's daily operations discharge their duties; (2) the location where financial and human resource decisions are made or approved by organizations or persons; (3) the location where major assets and corporate documents are kept; and (4) the location where the majority of all directors with voting rights or senior management have their habitual residence. In addition, the SAT issued a bulletin on July 27, 2011, effective September 1, 2011, providing more guidance on the implementation of SAT Circular 82. This bulletin clarifies matters including resident status determination, post-determination administration and the identity of the competent tax authorities. Although both SAT Circular 82 and the bulletin apply only to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, and not to those controlled by PRC individuals or foreign individuals, the criteria set forth in SAT Circular 82 and the bulletin may reflect the SAT's general position on how the "de facto management body" test should be applied in determining the tax resident status of offshore enterprises. Due to the short history of the EIT Law and lack of applicable legal precedents, it remains unclear how the PRC tax authorities will determine the PRC tax resident treatment of a PRC-controlled offshore enterprise.

        As holding companies incorporated outside of China, none of Tudou Holdings Limited, StarCloud Media Co., Limited, Tudou Limited and Star Menor Limited is controlled by a PRC enterprise or PRC enterprise group. In addition, Tudou is not aware of any offshore holding companies with a similar corporate structure ever having been deemed a PRC "resident enterprise" by the PRC tax authorities. Therefore, Tudou does not consider itself to be a PRC resident enterprise. However, if the PRC tax authorities disagree with Tudou's assessment and determine that Tudou is a PRC resident enterprise, it may be subject to the PRC enterprise income tax at 25% on its global income. In such cases, however, there is no guarantee that the preferential treatment of PRC tax residents will automatically apply to Tudou, such as the withholding tax exemption on dividends between qualified PRC resident companies. In addition, dividends paid by Tudou to its shareholders that are non-PRC resident enterprises as well as capital gains recognized by them with respect to the sale of Tudou's shares may be subject to PRC withholding tax under the EIT Law. This will impact Tudou's effective tax rate, will materially adversely affect its net income and results of operations, and may require it to withhold tax on its shareholders that are non-PRC resident enterprises.

Dividends Tudou receives from its operating subsidiaries located in the PRC may be subject to PRC withholding tax.

        The EIT Law provides that a maximum income tax rate of 20% may be applicable to dividends payable to non-PRC investors that are "non-resident enterprises," to the extent such dividends are derived from sources within the PRC. The State Council has reduced such rate to 10%, in the absence of any applicable tax treaties that may reduce such rate, through the implementation regulations. Tudou is a Cayman Islands holding company and substantially all of its income may be derived from dividends it receives from its operating subsidiaries located in the PRC. China has not entered into any tax treaties with the Cayman Islands.

        Pursuant to the double taxation avoidance arrangement between the PRC and Hong Kong and subject to the approval of the local tax authorities, dividends paid to Star Manor Limited ("Star Manor"), and Tudou Limited by their respective PRC subsidiaries may be subject to PRC withholding tax at the preferential rate of 5% as long as Star Manor and Tudou Limited are each deemed a Hong Kong resident enterprise under the EIT Law and directly hold 25% or more equity interest in their relevant PRC subsidiary. However, if the PRC tax authorities do not consider Star Manor or Tudou Limited as the beneficial owner of any dividends paid from their respective PRC subsidiaries based on the "substance over form" principle under applicable tax rules and thus deny the claim for the preferential withholding tax rate, dividends from such PRC subsidiaries to Star Manor and Tudou Limited would be subject to PRC withholding tax at a rate of 10% instead of 5%. If Tudou is required under the EIT Law to pay withholding tax for any dividends it receives from its subsidiaries, the amount of dividends, if any, it may pay to Tudou shareholders and Tudou ADS holders may be materially adversely affected.

Dividends payable by Tudou to its foreign investors and gains on the sale of Tudou ADSs or Tudou shares by its foreign investors may become subject to taxes under PRC tax laws.

        Under the EIT Law and its implementation regulations issued by the State Council, a 10% PRC withholding tax is applicable to dividends payable to investors that are "non-resident enterprises," which do not have an establishment or place of business in the PRC or which have such establishment or place of business but have income not effectively connected with such establishment or place of business, to the extent such dividends are derived from sources within the PRC. Similarly, any gain realized on the transfer of ADSs or shares by such investors is also subject to a PRC withholding tax, usually at a rate of 10% unless otherwise reduced or exempted by relevant tax treaties, if such gain is regarded as income derived from sources within the PRC. It is unclear whether dividends paid on Tudou shares or Tudou ADSs, or any gain realized from the transfer of Tudou shares or Tudou ADSs, would be treated as income derived from sources within the PRC and would as a result be subject to PRC withholding tax.

        If Tudou is considered a PRC "resident enterprise," then any dividends paid to overseas Tudou shareholders or Tudou ADS holders that are "non-resident enterprises" and any gains realized by them from the transfer of Tudou ADSs or Tudou shares may be regarded as being derived from PRC sources and, as a result, would be subject to a 10% PRC withholding tax, unless otherwise reduced or exempted by relevant tax treaties. Tudou is unclear whether, if it is considered a PRC "resident enterprise," holders of Tudou ADSs or Tudou shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas. If dividends payable to Tudou's non-PRC investors that are "non-resident enterprises," or gains from the transfer of Tudou shares or Tudou ADSs by such investors are subject to PRC tax, the value of an investment in Tudou shares or Tudou ADSs may be materially adversely affected.

Tudou faces uncertainty regarding PRC tax reporting obligations and the consequences of certain indirect transfers of the stock of its operating company.

        Under the Circular on Strengthening the Administration of Enterprises Income Tax on Non-resident Enterprises' Equity Transfer Income ("Circular 698," Guo Shui Han [2009] No. 698), issued by the State Administration of Taxation, which became effective retroactively as of January 1, 2008, and the Bulletin on Certain Issues regarding Administration of Income Tax on Non-resident Enterprises ("Bulletin 24," Bulletin (2011) No. 24 of the State Administration of Taxation), which was issued by the State Administration of Taxation and became effective as of April 1, 2011, where a foreign investor transfers equity interests in a PRC resident enterprise indirectly by way of the sale of equity interests in an overseas holding company (an "Indirect Transfer"), and such overseas holding company is located in a tax jurisdiction that: (1) has an effective tax rate less than 12.5% or (2) does not tax foreign income of its residents, the foreign investor should report such Indirect Transfer to the competent tax authority of the PRC resident enterprise within 30 days of execution of the equity transfer agreement for such Indirect Transfer.

        The PRC tax authority will examine the true nature of the Indirect Transfer, and if the tax authority considers that the foreign investor has adopted an abusive arrangement without a reasonable commercial purpose in order to avoid PRC tax, they will disregard the existence of the overseas holding company that is used for tax planning purposes and re-characterize the Indirect Transfer. As a result, gains derived from such Indirect Transfer could be subject to PRC withholding tax at the rate of up to 10%.

        Although Tudou does not believe that Tudou and Tudou's non-resident investors would be subject to PRC income tax pursuant to Circular 698 for receipt of the Merger Consideration pursuant to the Merger, there is some uncertainty as to the application of Circular 698. For example, the term "Indirect Transfer" is not clearly defined and the relevant governmental authority has not yet promulgated any formal interpretations or declarations as to the process and format for reporting an Indirect Transfer to the competent tax authority. Circular 698 may be determined by the applicable tax authorities to be applicable to the Merger. As a result, Tudou and Tudou's non-resident investors may be subject to PRC tax under Circular 698 and may be required to expend resources to comply with Circular 698 or to establish that Tudou should not be taxed under Circular 698, which may have a material adverse effect on Tudou's financial condition and results of operations or such non-resident investors' investments in Tudou. For more information, see "The Merger-Material PRC Income Tax Consequences of the Merger" beginning on page 151 of this joint proxy statement/prospectus.

A newly adopted PRC tax pilot program may have an adverse impact on Tudou's results of operations and financial condition.

        The PRC government recently adopted a PRC tax pilot program, which is initially being implemented in Shanghai and may be extended to other cities. On November 16, 2011, the Ministry of Finance and the State Administration of Taxation jointly issued the Circular on the Pilot Program for the Collection of Value Added Tax in Lieu of Business Tax ("Circular 110"), and the Circular on the Pilot Program for the Collection of Value Added Tax in Lieu of Business Tax in the Transportation and Certain Modern Service Sectors in Shanghai ("Circular 111"). These circulars became effective on January 1, 2012. Pursuant to Circular 110 and Circular 111, starting from January 1, 2012, companies classified by Shanghai's local tax authorities as being engaged in certain services, including transportation services, research and development services, information technology services and advertising services, are required to pay value added tax ("VAT"), at a rate ranging from 6% to 17% in lieu of business tax. Advertising services provided by Tudou's Shanghai entities have been subject to a 6% VAT in lieu of business tax since January 1, 2012. This program may negatively impact Tudou's results of operations.

Tudou relies on dividends paid by its subsidiaries for its cash needs, and any limitation on the ability of its subsidiaries to make payments to it could materially adversely affect its ability to conduct its business.

        Tudou conducts its business through its consolidated subsidiaries and consolidated affiliated entities incorporated in China. Tudou relies on dividends paid by its consolidated subsidiaries for its cash needs, including the funds necessary to pay any dividends and other cash distributions to its shareholders, to service any debt it may incur and to pay its operating expenses. The payment of dividends by entities established in China is subject to limitations. Regulations in China permit payment of dividends only out of accumulated profits determined in accordance with accounting standards and regulations in China.

        As of December 31, 2011, Tudou's PRC subsidiaries had an aggregate accumulated deficit of RMB496.5 million (US$78.9 million) as determined under applicable PRC accounting standards. Each of Tudou's PRC subsidiaries is also required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its general reserve fund until the aggregate amount of such reserves reaches 50% of its respective registered capital, as well as to allocate a discretional portion of its after-tax profits to its staff welfare and bonus fund. Such statutory reserves are not distributable as loans, advances or cash dividends.

        Tudou anticipates that in the foreseeable future its PRC subsidiaries will need to continue to set aside 10% of their respective after-tax profits to their statutory reserves after they have become profitable and have made up historical losses. In addition, if any of Tudou's PRC subsidiaries incurs debt on its own behalf in the future, the instruments governing the debt may restrict Tudou's ability to pay dividends or make other distributions to it. Any limitations on the ability of Tudou's PRC subsidiaries to transfer funds to it could materially adversely limit its ability to grow, make investments or acquisitions that could be beneficial to its business, pay dividends or otherwise fund and conduct its business.

Risks Related to an Investment in Youku Class A Shares and Youku ADSs

The Youku Class A shares and Youku ADSs to be received by Tudou shareholders and Tudou ADS holders, respectively, will have different rights from the Tudou shares and Tudou ADSs.

        At the effective time of the Merger, Tudou shareholders will become Youku shareholders, and Tudou ADS holders will become Youku ADS holders. While both Youku and Tudou are incorporated in the Cayman Islands, there are certain differences between the rights of Tudou Class A shareholders and Tudou Class B shareholders under Tudou's amended and restated memorandum and articles of association and the rights of Youku Class A shareholders and Youku Class B shareholders under Youku's amended and restated memorandum and articles of association. For example, on all matters subject to a vote at general meetings of Youku and where a poll is requested, each Youku Class A share is entitled to one vote and each Youku Class B share is entitled to three votes, and on all matters subject to a vote at general meetings of Tudou, each Tudou Class A share is entitled to four votes and each Tudou Class B share is entitled to one vote. In the event that the Voting Power Ratio Change is approved at the Youku AGM, on all matters subject to a vote at general meetings of Youku and where a poll is requested, each Youku Class B share would be entitled to four votes. In addition, approval by the holders representing a majority of the aggregate voting power of Youku and also by the holders of a majority of the total outstanding Youku Class A shares is required for certain corporate matters, namely (1) a change of control event, (2) the issuance of that number of Youku shares (or of securities convertible into or exercisable for a number of Youku shares) which is equal to or in excess of 20% of the number of all Youku shares outstanding immediately prior to the issuance of such shares or securities on an as-converted basis below certain share price (3) election of directors, and (4) issuance of Youku shares, or of securities convertible into or exercisable for Youku shares exceeding either 1% of the total outstanding Youku shares on an as-converted basis or 1% of the aggregate voting power outstanding before the issuance to a director, officer or substantial security holder of Youku on an individual basis. If the Class Vote Threshold Change is approved at the Youku AGM and the Youku Class A Shareholders Meeting, approval by the holders representing a majority of the total outstanding Youku Class A shares then held by Youku shareholders who acquired Youku shares prior to the completion of Youku's initial public offering in December 2010 and continue to hold a majority of such shares (either in the form of Youku Class A shares or Youku ADSs) would be required for the corporate matters in the preceding sentence, in addition to such corporate matters needing to be approved by the holders representing a majority of the aggregate voting power of Youku who attend shareholders meetings in person or by proxy. Under Tudou's amended and restated memorandum and articles of association, Tudou Class A shareholders and Tudou Class B shareholders at all times vote together as one class on all resolutions submitted to a vote by shareholders, and there are no separate class votes. For a summary of the material differences between Youku shareholder rights and Tudou shareholder rights, see "Comparison of Rights of Holders of Youku Securities and Tudou Securities—Comparison of Rights of Youku and Tudou Shareholders," beginning on page 251.

        Similarly, there are certain differences between the rights of Tudou ADS holders under the Tudou Deposit Agreement and the rights of Youku ADS holders under the Youku Deposit Agreement. For example, there are differences in the fees that the Youku depositary and the Tudou depositary charge under various circumstances. For a summary of the material differences between the rights of Youku ADS holders and the rights of Tudou ADS holders, see "Comparison of Rights of Holders of Youku Securities and Tudou Securities—Comparison of Rights of Youku and Tudou American Depositary Share Holders," beginning on page 261.

FORWARD-LOOKING STATEMENTS

        This joint proxy statement/prospectus and the information incorporated by reference into this joint proxy statement/prospectus include certain forward-looking statements. In addition, in the future Youku, Tudou, and others on their behalf may make statements that constitute forward-looking statements. Such forward-looking statements can be identified by the use of forward-looking terminology such as "will," "believes," "intends," "plans," or "expects," or similar expressions, or by express or implied discussions regarding the Merger, the future financial results or business prospects of Youku, Tudou or any of their respective subsidiaries or consolidated affiliated entities or the potential growth opportunities or expected benefits from the Merger; or by discussions of strategies, plans, expectations or intentions. You should not place undue reliance on these statements.

        Such forward-looking statements reflect the current views of Youku and/or Tudou regarding future events, and involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. There can be no assurance that Youku, Tudou or any of their respective subsidiaries or consolidated affiliated entities or service lines will achieve any particular financial results, or that the Merger will be completed or the expected benefits of the Merger will be achieved in a timely manner or at all. In particular, management's expectations could be affected by, among other things: the Internet television industry in China and user acceptance of online video content may not grow as quickly as expected; failure to generate sufficient revenues to outpace the increase in market prices for professionally produced content; unexpected regulatory actions or delays or government regulation generally; uncertainties regarding future demand for the services and products of Youku or Tudou; unforeseen adverse consequences of the proposed Merger, such as making it more difficult to maintain relationships with key employees; and the impact that the foregoing factors could have on the values attributed to the assets and liabilities of Youku, Tudou and any of their respective subsidiaries or consolidated affiliated entities as recorded on their consolidated balance sheets. Some of these factors are discussed in more detail under "Risk Factors" in this joint proxy statement/prospectus, in the Youku 2011 20-F, including under "Item 3.D. Risk Factors," "Item 4. Information on the Company" and "Item 5. Operating and Financial Review and Prospects," and in Tudou's annual report on Form 20-F for the year ended December 31, 2011, as filed with the SEC on March 30, 2012 (the "Tudou 2011 20-F"), including under "Item 3.C. Risk Factors." Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this joint proxy statement/prospectus or in the documents incorporated herein by reference as anticipated, believed, estimated or expected.

        Youku and Tudou do not as a matter of course make public forecasts as to their respective future earnings or other results other than providing estimated ranges of their expected financial results for as much as one quarter in advance in their respective regular earnings press releases. Both Youku and Tudou are very cautious of making financial forecasts for any extended period given the unpredictability of the underlying assumptions and estimates inherent in preparing financial forecasts. However, in connection with the negotiation of the Merger and as described in more detail in "The Merger—Certain Financial Forecasts" in this joint proxy statement/prospectus, beginning on page 126, Youku and Tudou provided to each other, as well to their respective financial advisors, certain non-public, internal financial forecasts that the managements of Youku and Tudou prepared regarding their respective company's future operations. The internal financial forecasts were not prepared with a view toward public disclosure, nor were they prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to financial forecasts, but, in the view of the management of Youku and Tudou, were prepared on a reasonable basis, reflecting the best currently available estimates and judgments, and presenting, to the best of their respective knowledge and belief, the expected course of action and the expected future financial performance of Youku and Tudou, respectively. However, this information is not fact and should not be relied upon as being necessarily predictive of actual future results.

        Neither the independent auditor of Youku nor the independent auditor of Tudou, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the financial forecasts of Youku and Tudou, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the financial forecasts of Youku and Tudou. The report of the independent auditor of Tudou included in this joint proxy statement/prospectus relates to Tudou's historical financial information; it does not extend to the financial forecasts of Youku and Tudou and should not be read to do so.

        Youku and Tudou caution against placing undue reliance on forward-looking statements, which reflect their current beliefs and are based on information currently available to them as of the date a forward-looking statement is made. Forward-looking statements set forth or incorporated by reference herein speak only as of the date of this joint proxy statement/prospectus or the date of the document incorporated by reference into this joint proxy statement/prospectus, as the case may be, and will only be updated in this joint proxy statement/prospectus or the document incorporated by reference into this joint proxy statement/prospectus, as the case may be, to the extent required by applicable federal securities law. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear in Youku's or Tudou's public filings with the SEC, which are accessible at www.sec.gov, and which you are advised to consult. For additional information, please see the section entitled "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" beginning on pages 275 and 276, respectively.

THE ANNUAL GENERAL MEETING OF YOUKU SHAREHOLDERS

Date, Time and Place

        Youku will hold the Youku AGM at Suite 3206, The Centrium, 60 Wyndham Street, Central, Hong Kong on                , 2012, beginning at          (Hong Kong time). The Youku Class Meetings will take place at the Youku AGM.

Matters to be Considered at the Youku AGM

        The purposes of the Youku AGM are to consider and, if thought fit, to pass the following resolutions:

  1.
  as an ordinary resolution to authorize and approve the Share Issuance that constitutes the consideration for the Merger pursuant to the Merger Agreement;

  2.
  as special resolutions, to authorize and approve the Name Change, the Voting Power Ratio Change and the Class Vote Threshold Change; and

  3.
  as an ordinary resolution, to authorize and approve that in the event there are insufficient proxies received at the time of the Youku AGM and Youku Class Meetings (as applicable) to authorize and approve the Share Issuance, the Name Change, the Voting Power Ratio Change and the Class Vote Threshold Change proposed at the Youku AGM and Youku Class Meetings (as applicable), the chairman of the Youku AGM and Youku Class Meetings (as applicable) be instructed to adjourn the Youku AGM and Youku Class Meetings (as applicable) in order to allow Youku to solicit additional proxies in favor of the authorization and approval of the Share Issuance, the Name Change, the Voting Power Ratio Change and the Class Vote Threshold Change.

        Holders of Youku Class A shares and holders of Youku Class B shares will vote as a single class on each of the resolutions outlined above. In addition, at the Youku AGM, there will be (1) the Youku Class A Shareholders Meeting wherein Youku Class A shareholders will vote as a separate class to approve ordinary resolutions of the Youku Class A shareholders approving the Share Issuance and special resolutions of the Youku Class A shareholders approving the Class Vote Threshold Change and (2) the Youku Class B Shareholders Meeting wherein Youku Class B shareholders will vote as a separate class to approve special resolutions of the Youku Class B shareholders approving the Voting Power Ratio Change.

Recommendation of Youku's Board of Directors

        After careful consideration, Youku's board of directors (1) has unanimously approved the Merger Agreement and recommends that you vote "FOR" the resolutions to authorize and approve the Share Issuance and the Name Change, and (2) unanimously recommends that you vote "FOR" the resolutions to authorize and approve the Voting Power Ratio Change and the Class Vote Threshold Change.

Record Date and Quorum

        A quorum of Youku shareholders is necessary to have a valid shareholders' meeting. Pursuant to Youku's memorandum and articles of association, at least one Youku shareholder holding not less than an aggregate of one-third of all voting share capital of Youku in issue present in person or by proxy and entitled to vote constitutes a quorum for all purposes. In addition, the quorum for meetings of the holders of Youku Class A shares and Youku Class B shares requires at least one holder of Youku Class A shares or Youku Class B shares, respectively, holding or representing by proxy at least one-third of the issued Youku Class A shares or Youku Class B shares, respectively, that are entitled to vote on the Youku share record date. Upon written request to Youku depositary, abstention shares underlying Youku ADSs will be included in the calculation of the number of Youku shares represented at the Youku AGM for purposes of determining whether a quorum has been achieved.

        Youku expects, as of the Youku share record date, there will be 1,437,039,252 Youku Class A shares and 659,561,893 Youku Class B ordinary shares entitled to be voted at the Youku AGM.

Vote Required; Voting Agreements between Tudou and Certain Youku Shareholders

        The Share Issuance must be approved by (1) an affirmative vote by holders of Youku shares representing a majority of the aggregate voting power at the Youku AGM and (2) an affirmative vote by holders of a majority of the total outstanding Youku Class A shares at the Youku Class A Shareholders Meeting. The Name Change must be authorized and approved by an affirmative vote of at least two-thirds of such shareholders of Youku as, being entitled to do so, vote in person or by proxy as a single class at the Youku AGM. The Voting Power Ratio Change must be authorized and approved by (1) an affirmative vote of at least two-thirds of such shareholders of Youku as, being entitled to do so, vote in person or by proxy as a single class at the Youku AGM, and by (2) an affirmative vote of at least two-thirds of such Youku Class B shareholders as, being entitled to do so, vote in person or by proxy at the Youku Class B Shareholders Meeting. The Class Vote Threshold Change must be authorized and approved by (1) an affirmative vote of at least two-thirds of such shareholders of Youku as, being entitled to do so, vote in person or by proxy as a single class at the Youku AGM, and by (2) an affirmative vote of at least two-thirds of such Youku Class A shareholders as, being entitled to do so, vote in person or by proxy at the Youku Class A Shareholders Meeting. As of June 30, 2012, there were 2,096,601,145 Youku shares issued and outstanding and entitled to vote.

        As an inducement for Tudou to enter into the Merger Agreement, certain principal shareholders of Youku, including Victor Wing Cheung Koo, Brookside Capital Partners Fund, L.P., Maverick Fund USA, Ltd., Sutter Hill Ventures and certain of their affiliates (the "Youku Voting Shareholders"), entered into voting agreements with and in favor of Tudou on March 11, 2012 (the "Tudou Voting Agreements") contemporaneously with the execution and delivery of the Merger Agreement. As of June 30, 2012, an aggregate of 409,581,285 Youku Class A shares and 645,023,149 Youku Class B shares, constituting approximately 50.3% of the total outstanding Youku shares, approximately 68.6% of the aggregate voting power of Youku shares and 28.5% of the aggregate voting power of Youku Class A shares, are subject to the Tudou Voting Agreements. Under the Tudou Voting Agreements, the Youku Voting Shareholders have agreed, among other things, to vote all Youku shares and Youku ADSs beneficially owned by them in favor of the resolutions to authorize and approve the Share Issuance and the Name Change. Please see "The Voting Agreement—Voting Agreements between Tudou and Certain Youku Shareholders" for more information.

        In addition, as of June 30, 2012, excluding Youku share options granted to them, Youku directors and executive officers who are not subject to the Tudou Voting Agreements as a group beneficially owned an aggregate of 18,250,000 Youku Class B ordinary shares, constituting approximately 0.9% of the total outstanding Youku shares and approximately 1.6% of the aggregate voting power of Youku shares. They did not own any Youku Class A shares. Youku currently expects that the directors and executive officers of Youku not subject to the Tudou Voting Agreement will vote all of the Youku shares they beneficially own in favor of the resolutions to authorize and approve the Share Issuance and the Name Change because they believe that the Share Issuance and the Name Change are in the best interests of Youku. Youku expects that the directors and executive officers of Youku will vote all of the Youku shares they beneficially own in favor of the resolutions to authorize and approve the Voting Power Ratio Change and the Class Vote Threshold Change.

        Members of the Youku Board and Youku's executive officers do not have agreements and arrangements that provide them with interests with respect to the Share Issuance or Name Change that may differ from, or be in addition to, the interests of other Youku shareholders generally.

Youku Shareholders and ADS Holders Entitled to Vote; Voting Materials

        Only Youku shareholders entered in the register of members of Youku at the close of business on        , 2012 (New York City time), the Youku share record date, will receive the proxy card directly from Youku. Youku shareholders registered in the register of members of Youku as of the Youku share record date or their proxy holders are entitled to vote and may participate in the Youku AGM or Youku Class Meetings or any adjournment thereof. Youku shareholders wanting to vote by proxy should simply indicate on their proxy card how they want to vote, sign and date the proxy card, and mail the proxy card in the return envelope as soon as possible but in any event at least 48 hours before the time of the Youku AGM.

        Holders of Youku ADSs as of the close of business on          , 2012 (New York City time), cannot attend or vote at the Youku AGM or Youku Class A Shareholders Meeting directly, but may instruct the Youku depositary how to vote the shares underlying the ADSs by completing and signing an ADS voting instruction card provided by the Youku depositary and returning it in accordance with the instructions printed on it. The Youku depositary must receive the ADS voting instruction card no later than 10:00 a.m. New York City time on          , 2012. The Youku depositary shall endeavor, in so far as practicable, to vote or cause to be voted the shares represented by Youku ADSs in accordance with your voting instructions. As Youku Class B shares do not underly the Youku ADSs, Youku ADS holders are not entitled to vote at the Youku Class B Shareholders Meeting.

        Holders of Youku ADSs may vote at the Youku AGM and Youku Class A Shareholders Meeting if they cancel their ADSs and become a holder of Youku shares by the close of business on           , 2012 (New York City time). Youku ADS holders wanting to cancel their ADSs need to make arrangements to deliver their ADSs to the Youku depositary for cancellation prior to the close of business in New York City on          , 2012 and complete certain other procedures required by the Youku depositary. Persons who hold Youku ADSs in a brokerage, bank or nominee account, must contact their broker, bank or nominee to find out what actions they need to take to instruct the broker, bank or nominee to cancel the ADSs on their behalf.

        Youku ADS holders who request the cancellation of their Youku ADSs between the Youku ADS record date and the Youku share record date will be asked to certify that such Youku ADS holders (1) were a holder of the Youku ADSs being cancelled as of the Youku ADS record date and have not given, and will not give, directly or indirectly, voting instructions to the Youku depositary as to the Youku ADSs presented for cancellation, or (2) were not a holder of the Youku ADSs being cancelled as of the Youku ADS record date and will not vote the Youku Class A shares at the Youku AGM or Youku Class A Shareholders Meeting.

        In the event that the Youku depositary receives voting instructions from holders of Youku ADSs that exceed the number of corresponding Youku Class A shares held on deposit as of the Youku share record date, the Youku depositary will prorate the voting instructions received and vote the Youku Class A shares held as of the Youku share record date in accordance with such prorated voting instructions.

        Persons holding Youku ADSs in a brokerage, bank or nominee account should consult with their broker, bank or nominee to obtain directions on how to provide such broker, bank or nominee with instructions on how to vote their ADSs.

        Each Youku Class A share carries one vote, and each Youku Class B ordinary share carries three votes. Each Youku ADS represents 18 Youku Class A shares. As of June 30, 2012, there were

1,437,039,252 Youku Class A shares and 659,561,893 Youku Class B ordinary shares issued and outstanding (including Youku shares represented by ADSs), all of which are entitled to vote on the proposals at the Youku AGM, subject to the procedures described above. All of the Youku Class A shares and Youku Class B shares described in the previous sentence are entitled to vote on the proposals at the Youku Class A Shareholders Meeting and Youku Class B Shareholders Meeting, respectively, subject to the procedures described above. As of June 30, 2012, there were 116,477,841 Youku ADSs outstanding; subject to the cancellation procedures described above, none of the holders of these ADSs may vote in person at the Youku AGM and the Youku Class A Shareholders Meeting.

        Persons who have acquired Youku shares and whose names are entered in Youku's register of members before the close of business on                , 2012 (New York City time) will receive the proxy form (including the voting material) before the Youku AGM, and persons who are Youku ADS holders as of the close of business on                , 2012 (New York City time) will receive the ADS voting instruction card from the depositary before the Youku AGM. Youku shareholders who have acquired Youku shares after             , 2012 may not attend the Youku AGM or Youku Class Meetings unless they receive a proxy from the person or entity who had sold them such Youku shares.

Proxy Holders for Registered Youku Shareholders

        Youku shareholders registered in the register of members of Youku as of the Youku share record date who are unable to participate in the Youku AGM or Youku Class Meetings, may appoint as a representative another Youku shareholder, a third party or Youku as proxy holder by completing and returning the form of proxy in accordance with the instructions printed thereon. With regard to the items listed on the agenda and without any explicit instructions to the contrary, Youku as proxy holder will vote in favor of the Share Issuance, Name Change, the Voting Power Ratio Change and the Class Vote Threshold Change according to the recommendation of the Youku Board. If new proposals (other than those on the agenda) are put forth before the Youku AGM or Youku Class Meetings, Youku as proxy holder will vote in accordance with the position of the Youku Board.

Voting of Proxies and Failure to Vote; Discretionary Proxy of Youku Under Youku Deposit Agreement

        All Youku shares represented by valid proxies will be voted at the Youku AGM and Youku Class Meetings in the manner specified by the holder. Unless a Youku Class A shareholder indicates otherwise in his or her proxy card, the manner in which the Youku Class A shareholder votes upon the resolutions at the Youku AGM to authorize and approve the Share Issuance and the Class Vote Threshold Change will be deemed to be the same manner in which such Youku Class A shareholder votes upon the resolutions at the Youku Class A Shareholders Meeting to authorize and approve the Share Issuance and the Class Vote Threshold Change. Unless a Youku Class B shareholder indicates otherwise in his or her proxy card, the manner in which the Youku Class B shareholder votes upon the resolution at the Youku AGM to authorize and approve the Voting Power Ratio Change will be deemed to be the same manner in which such Youku Class B shareholder votes upon the resolution at the Youku Class B Shareholders Meeting to authorize and approve the Voting Power Ratio Change.

        If a Youku shareholder returns a properly signed proxy card but does not indicate how the Youku shareholder wants to vote, (1) the Youku shares represented by that proxy card will be voted "FOR" the resolutions to authorize and approve the Share Issuance, Name Change, the Voting Power Ratio Change and the Class Vote Threshold Change, (2) the Youku Class A shares represented by that proxy card will be voted "FOR" the resolutions to authorize and approve the Share Issuance and the Class Vote Threshold Change to be voted upon at the Youku Class A Shareholders Meeting, (3) the Youku Class B shares represented by that proxy card will be voted "FOR" the resolution to authorize and approve the Voting Power Ratio Change to be voted upon at the Youku Class B Shareholders Meeting, and (4) the Youku shares represented by that proxy card will be voted FOR the resolution that, in the event that there are insufficient proxies received at the time of the Youku AGM or Youku Class

Meetings (as applicable) to authorize and approve the Share Issuance, the Name Change, the Voting Power Ratio Change and the Class Vote Threshold Change, the chairman of the Youku AGM or Youku Class Meetings (as applicable) be instructed to adjourn the Youku AGM or Youku Class Meetings (as applicable) in order to allow Youku to solicit additional proxies in favor of the approval of the Share Issuance, Name Change, the Voting Power Ratio Change and the Class Vote Threshold Change, unless the Youku shareholder appoints a person other than the chairman of Youku AGM or Youku Class Meetings (as applicable) as proxy, in which case the Youku shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines. Youku shareholders who fail to cast their vote in person or by proxy will not have their votes counted.

        Banks, brokers and other nominees who hold Youku ADSs in "street name" for their customers do not have discretionary authority to provide the Youku depositary with voting instructions on how to vote the Youku shares underlying the Youku ADSs with respect to the Share Issuance, the Name Change, the Voting Power Ratio Change and the Class Vote Threshold Change; provided that if banks, brokers or other nominees do not timely receive specific voting instructions from the beneficial owner of Youku ADSs, they will be deemed to have instructed the Youku depositary to give a discretionary proxy to a person designated by Youku, or a Youku Designee, under the Youku depositary agreement, unless Youku informs the Youku depositary that (1) Youku does not wish such discretionary proxy to be given, (2) substantial opposition exists in respect of the contemplated Share Issuance, the Name Change, the Voting Power Ratio Change and the Class Vote Threshold Change, or (3) the rights of holders of Youku shares may be materially adversely affected by the contemplated Share Issuance, the Name Change, the Voting Power Ratio Change and the Class Vote Threshold Change. It is Youku's intention that the Youku Designee votes all such unvoted Youku Class A shares (1) FOR the resolutions to authorize and approve the Share Issuance, the Name Change, the Voting Power Ratio Change and the Class Vote Threshold Change at the Youku AGM, and (2) FOR any resolution to adjourn the Youku AGM or Youku Class A Shareholder Meeting, if necessary.

Revocability of Proxies

        Registered holders of Youku shares may revoke their proxies in one of three ways:

  •
  first, a registered Youku shareholder may revoke a proxy by written notice of revocation given to the chairman of the Youku AGM or Youku Class Meetings before the Youku AGM commences. Any written notice revoking a proxy should be sent to Youku Inc., 11/F, SinoSteel Plaza, 8 Haidian Street, Haidian District, Beijing 100080, People's Republic of China;

  •
  second, a registered Youku shareholder may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to Youku no less than 48 hours prior to the Youku AGM; or

  •
  third, a registered Youku shareholder may attend the Youku AGM or Youku Class Meetings and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the Youku AGM or Youku Class Meetings.

        Holders of Youku ADSs may revoke their voting instructions by notification to the Youku depositary in writing at any time prior to 10:00 a.m. New York City time on      , 2012. A holder of Youku ADSs can do this in one of two ways:

  •
  first, a holder of Youku ADSs can revoke its voting instructions by written notice of revocation timely delivered to the Youku depositary; or

  •
  second, a holder of Youku ADSs can complete, date and submit a new ADS voting instruction card to the Youku depositary bearing a later date than the ADS voting instruction card sought to be revoked.

        If you hold your Youku ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the Youku depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

Whom to Call for Assistance

        If you need assistance, including help in changing or revoking your proxy, you can contact Ryan Cheung, Corporate Finance Director, Youku Inc., by telephone at (+8610) 5885-1881 x6090, email at ryan.cheung@youku.com, or mailing him at Youku Inc., 11/F, SinoSteel Plaza, 8 Haidian Street, Haidian District, Beijing 100080, People's Republic of China.

Solicitation of Proxies

        Youku will ask banks, brokers and other custodians, nominees and fiduciaries to forward Youku's proxy solicitation materials to the beneficial owners of Youku Class A shares or Youku ADSs held of record by such nominee holders. Youku will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners and in obtaining voting instructions from those owners. In addition, proxies may be solicited by mail, in person, by telephone, by Internet or by facsimile by certain of Youku's officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. Youku will pay all expenses of filing, printing and mailing this joint proxy statement/prospectus to Youku shareholder and Youku ADS holders.

Other Business

        Youku is not currently aware of any business to be acted upon at the Youku AGM or Youku Class Meetings other than the matters discussed in the notice convening the meeting.

THE ANNUAL GENERAL MEETING OF TUDOU SHAREHOLDERS

Date, Time and Place

        Tudou will hold the Tudou AGM on                , 2012, beginning at        (local time) at Building No. 6, X2 Creative Park, 1238 Xietu Road, Xuhui District, Shanghai 200032, People's Republic of China.

Matters to be Considered at the Tudou AGM

        The purposes of the Tudou AGM are to consider and, if thought fit, to pass the following resolutions:

  1.
  as a special resolution, to authorize and approve the Merger Agreement, Plan of Merger and the Merger;

  2.
  as an ordinary resolution, to approve the Re-election of Tudou Directors; and

  3.
  as an ordinary resolution, that in the event that there are insufficient proxies received at the time of the Tudou AGM to authorize and approve the Merger Agreement, the Plan of Merger and the Merger or approve the Re-election of Tudou Directors, the chairman of the Tudou AGM be instructed to adjourn the Tudou AGM in order to allow Tudou to solicit additional proxies in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Merger and the approval of the Re-election of Tudou Directors.

Recommendation of Tudou's Board of Directors

        After careful consideration, the Tudou Board has unanimously approved the Merger Agreement, the Plan of Merger and the Merger and recommends that Tudou shareholders vote "FOR" the resolution to authorize and approve the Merger Agreement, the Plan of Merger and the Merger.

        According to Tudou's memorandum and articles of association, all directors of Tudou shall retire from office and be eligible for re-election at the Tudou AGM. The Tudou Board consists of eight members. All directors retiring at the Tudou AGM except for Mr. Sam Yung King Lai, Mr. Suyang Zhang and Mr. Seow Woon Kwong have offered themselves for re-election. Each nominee, if elected, will, subject to Tudou's memorandum and articles of association, hold office until such time as he is removed from office by special resolution of Tudou's shareholders or he voluntarily resigns from his office. The office of a director shall be vacated if, among other things, the director becomes bankrupt or makes any arrangement or composition with his creditors, or dies or is found to be or to have become of unsound mind or, without special leave of absence from the Tudou Board, is absent from three consecutive meetings of the Tudou Board and the Tudou Board resolves that his office be vacated.

        The Tudou Board, at the recommendation of its corporate governance and nominating committee, has nominated the Tudou Directors for re-election at the Tudou AGM and recommends that Tudou shareholders vote "FOR" the resolution to approve the Re-election of Tudou Directors.

Quorum

        Two or more shareholders on record holding not less than an aggregate of one-third of all voting share capital of Tudou in issue present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative or proxy and entitled to vote will constitute a quorum.

Vote Required; Voting Agreements between Youku and Certain Tudou Shareholders

        In order for the Merger to be completed, the Merger Agreement, the Plan of Merger and the Merger must be authorized and approved by a special resolution of Tudou passed by an affirmative vote of at least two-thirds of such shareholders of Tudou as, being entitled to do so, vote in person or by proxy as a single class at the Tudou AGM. The Re-election of Tudou Directors must be approved by an ordinary resolution of Tudou passed by a majority of the votes cast by such shareholders of Tudou as, being entitled to do so, vote in person or by proxy as a single class at the Tudou AGM. As of June 30, 2012, there were 116,800,497 Tudou shares issued and outstanding and entitled to vote.

        As an inducement for Youku to enter into the Merger Agreement, the Tudou Voting Shareholders entered into voting agreements with and in favor of Youku on March 11, 2012 (the "Youku Voting Agreements") contemporaneously with the execution and delivery of the Merger Agreement. As of June 30, 2012, an aggregate of 64,977,879 Tudou shares, constituting approximately 55.1% of the total outstanding shares of Tudou and 64.2% of the voting power of Tudou, are subject to the Youku Voting Agreements. Under the Youku Voting Agreements the Tudou Voting Shareholders have agreed, among other things, to vote all Tudou shares and Tudou ADSs beneficially owned by them in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Merger. Please see "The Voting Agreement—Voting Agreements between Youku and Certain Tudou Shareholders" for more information.

        As of June 30, 2012, excluding Tudou share options granted to them, all of Tudou directors and executive officers that beneficially owned Tudou shares were subject to the Youku Voting Agreements.

Tudou Shareholders and ADS Holders Entitled to Vote; Voting Materials

        Only Tudou shareholders entered in the register of members of Tudou at the close of business on          , 2012 (New York City time), the Tudou share record date, will receive the final joint proxy statement/prospectus and proxy card directly from Tudou. Tudou shareholders registered in the register of members of Tudou as of the Tudou share record date or their proxy holders are entitled to vote and may participate in the Tudou AGM or any adjournment thereof, unless they sell their Tudou shares before          , 2012. Tudou shareholders wanting to vote by proxy should simply indicate on their proxy card how they want to vote, sign and date the proxy card, and mail the proxy card in the return envelope as soon as possible but in any event at least 48 hours before the time of the Tudou AGM.

        Holders of Tudou ADSs as of the close of business on                        , 2012 (New York City time), the Tudou ADS record date, will receive the final joint proxy statement/prospectus and ADS voting card either directly from Tudou's depositary (in the case of holders of Tudou ADSs who hold the ADSs in certificated form, i.e., in the form of ADRs) or such materials will be forwarded to them by a third party service provider (in the case of beneficial owners of Tudou ADSs who do not hold the ADSs in the form of ADRs). Holders of Tudou ADSs as of the close of business on           , 2012 (New York City time), cannot attend or vote at the Tudou AGM directly, but may instruct the Tudou depositary how to vote the shares underlying the ADSs by completing and signing an ADS voting instruction card provided by the Tudou depositary and returning it in accordance with the instructions printed on it. The Tudou depositary must receive the ADS voting instruction card no later than 10:00 a.m. New York City time on           , 2012. The Tudou depositary shall endeavor, in so far as practicable, to vote or cause to be voted the shares represented by Tudou ADSs in accordance with your voting instructions.

        Holders of Tudou ADSs may vote at the Tudou AGM if they cancel their ADSs and become a holder of Tudou shares by the close of business on          , 2012 (New York City time). Tudou ADS holders wanting to cancel their ADSs need to make arrangements to deliver their ADSs to the Tudou depositary for cancellation prior to the close of business in New York City on           , 2012 and complete certain other procedures required by the Tudou depositary. Persons who hold Tudou ADSs in a brokerage, bank or nominee account, must contact their broker, bank or nominee to find out what actions they need to take to instruct the broker, bank or nominee to cancel the ADSs on their behalf.

        Persons holding Tudou ADSs in a brokerage, bank or nominee account should consult with their broker, bank or nominee to obtain directions on how to provide such broker, bank or nominee with instructions on how to vote their ADSs.

        Each Tudou Class A share carries four votes and each Tudou Class B share carries one vote. Each Tudou ADS represents four Tudou Class B shares. As of June 30, 2012, there were 116,800,497 Tudou shares issued and outstanding (including Tudou shares represented by ADSs), all of which are entitled to vote on the proposals at the Tudou AGM, subject to the procedures described above. As of June 30, 2012, there were 13,220,027 Tudou ADSs outstanding; subject to the cancellation procedures described above, none of the holders of these ADSs may vote in person at the Tudou AGM.

        Persons who have acquired Tudou shares or ADSs after        , 2012, but on or before          , 2012, will receive the proxy form (including the voting material) shortly before the Tudou AGM. Tudou shareholders who have acquired Tudou shares after          , 2012 may not attend the Tudou AGM unless they receive a proxy from the person or entity who had sold them such Tudou shares. Tudou shareholders who have sold their Tudou shares before          , 2012 are not entitled to vote or participate in the Tudou AGM.

Proxy Holders for Registered Tudou Shareholders

        Tudou shareholders registered in the register of members of Tudou as of the Tudou share record date who are unable to participate in the Tudou AGM may appoint as a representative another Tudou shareholder, a third party or Tudou as proxy holder by completing and returning the form of proxy in accordance with the instructions printed thereon. With regard to the items listed on the agenda and without any explicit instructions to the contrary, Tudou as proxy holder will vote in favor of the Merger according to the recommendation of the Tudou Board. If new proposals (other than those on the agenda) are put forth before the Tudou AGM, Tudou as proxy holder will vote in accordance with the position of the Tudou Board.

Voting of Proxies and Failure to Vote; Discretionary Proxy of Tudou Under Tudou Deposit Agreement

        All Tudou shares represented by valid proxies will be voted at the Tudou AGM in the manner specified by the holder. If a Tudou shareholder returns a properly signed proxy card but does not indicate how the Tudou shareholder wants to vote, the Tudou shares represented by that proxy card will be voted (1) FOR the resolution to authorize and approve the Merger Agreement, the Plan of Merger and the Merger, (2) FOR the resolution to approve the Re-election of Tudou Directors, and (3) FOR the resolution that in the event that there are insufficient proxies received at the time of the Tudou AGM to authorize and approve the Merger Agreement, the Plan of Merger and the Merger or to approve the Re-election of Tudou Directors, the chairman of the Tudou AGM be instructed to adjourn the Tudou AGM in order to allow Tudou to solicit additional proxies in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Merger and the approval of the Re-election of Tudou Directors, unless the Tudou shareholder appoints a person other than the chairman of the Tudou AGM as proxy, in which case the Tudou shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines. Tudou shareholders who fail to cast their vote in person or by proxy will not have their votes counted.

        Banks, brokers and other nominees who hold Tudou ADSs in "street name" for their customers do not have discretionary authority to provide the Tudou depositary with voting instructions on how to vote the Tudou shares underlying the Tudou ADSs with respect to the authorization and approval of the Merger Agreement, the Plan of Merger and the Merger or the approval of the Re-election of Tudou Directors; provided that if banks, brokers or other nominee holders of Tudou ADSs do not timely receive specific voting instructions from the beneficial owners of Tudou ADSs, they may, under the terms of Tudou Deposit Agreement, be deemed to have instructed the Tudou depositary to give a discretionary proxy to the Tudou Designee. Unless Tudou notifies the Tudou depositary that this provision will not apply, the Tudou Designee will receive a proxy from the Tudou depositary and will vote all such uninstructed Tudou Class B shares FOR the authorization and approval of the Merger

Agreement, the Plan of Merger and the Merger, FOR the approval of the Re-election of Tudou Directors and FOR any adjournment of the Tudou AGM.

Revocability of Proxies

        Registered holders of Tudou shares may revoke their proxies in one of three ways:

  •
  first, a registered Tudou shareholder may revoke a proxy by written notice of revocation given to the chairman of the Tudou AGM before the Tudou AGM commences. Any written notice revoking a proxy should be sent to Tudou Holdings Limited, Building No. 6, X2 Creative Park, 1238 Xietu Road, Xuhui District, Shanghai 200032, People's Republic of China;

  •
  second, a registered Tudou shareholder may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to Tudou no less than 48 hours prior to the Tudou AGM; or

  •
  third, a registered Tudou shareholder may attend the Tudou AGM and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the Tudou AGM.

        Holders of Tudou ADSs may revoke their voting instructions by notification to the Tudou depositary in writing at any time prior to 10:00 a.m. New York City time on      , 2012. A holder of Tudou ADSs can do this in one of two ways:

  •
  first, a holder of Tudou ADSs can revoke its voting instructions by written notice of revocation timely delivered to the Tudou depositary; or

  •
  second, a holder of Tudou ADSs can complete, date and submit a new ADS voting instruction card to the Tudou depositary bearing a later date than the ADS voting instruction card sought to be revoked.

        If you hold your Tudou ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the Tudou depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

Whom to Call for Assistance

        If you need assistance, including help in changing or revoking your proxy, contact Michael Fu, Investor Relations Director, Tudou Holdings Limited, by telephone at (+86 21) 5170-2375, email at mfu@tudou.com or mail at Tudou Holdings Limited, Building No. 6, X2 Creative Park, 1238 Xietu Road, Xuhui District, Shanghai 200032, People's Republic of China.

Solicitation of Proxies

        Tudou will ask banks, brokers and other custodians, nominees and fiduciaries to forward Tudou's proxy solicitation materials to the beneficial owners of Tudou shares or Tudou ADSs held of record by such nominee holders. Tudou will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners and in obtaining voting instructions from those owners. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of Tudou's officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. Tudou will pay all expenses of filing, printing and mailing this joint proxy statement/prospectus to Tudou shareholders and Tudou ADS holders.

Other Business

        Tudou is not currently aware of any business to be acted upon at the Tudou AGM other than the matters discussed in the notice convening the meeting.

THE MERGER

Background of the Merger

        The following is a summary of the meetings, negotiations, material contacts and discussions between Youku and Tudou that preceded the execution of the Merger Agreement. These events occurred in China and Hong Kong and, as a result, China Standard Time is used for all dates and times given.

        The board of directors of each of Youku and Tudou, as part of its ongoing evaluation of the company's business strategy, regularly reviews and discusses with the senior management team the company's performance, prospects and overall strategic direction, and considers ways to strengthen the company's business and enhance long-term shareholder value. These reviews and discussions have focused on, among other things, the business environment facing China's online video industry generally and each company's competitive position. In recent years, the board of directors of each company also discussed potential opportunities for business combinations, acquisitions and other strategic alternatives. Both companies have had conversations in the past with various other parties regarding potential strategic transactions, including possible business combinations. Youku periodically received financial advice from an international investment bank with respect to potential acquisitions. A second investment bank also periodically advised Youku on PRC business and other issues relevant to acquisitions and associated post-acquisition integration.

        Beginning in 2009, and before the events leading up to the negotiation and execution of the Merger Agreement, Tudou engaged in numerous discussions with other companies regarding a variety of possible business opportunities. These discussions ranged from possible commercial or strategic partnering arrangements to possible acquisitions by or of Tudou or other business combination transactions. Tudou received, on occasion, unsolicited inquiries from third parties regarding possible business combinations or other strategic transaction opportunities. During this period, Credit Suisse Securities (USA) LLC and China eCapital Corporation periodically provided Tudou with strategic advice with respect to strategic alternatives and possible acquisitions and business combinations.

        In the context of these discussions, representatives of Youku and Tudou, from time to time between 2009 and 2011, engaged in informal discussions regarding the possibility of mutual business opportunities, including a potential business combination transaction involving the two companies. All discussions during this period were preliminary in nature, did not lead to any specific proposal or agreements and the discussions were ultimately discontinued.

        In November 2011, Morgan Stanley began providing strategic advice to Tudou in connection with the Tudou Board's consideration of various potential strategic alternatives. The Tudou Board sought Morgan Stanley's financial advice due to its experience in and knowledge about advising clients on strategic alternatives in similar situations and its familiarity with the online video industry in China. As Tudou believed that the industry was likely to undergo consolidation, Tudou determined to actively explore such opportunities.

        In early 2012, the Tudou Board continued to discuss and consider potential strategic alternatives that might be available to it, including a potential business combination with Youku and other potential strategic combinations. Representatives of Morgan Stanley continued to advise the Tudou Board on the evaluation of the current business and future prospects of Tudou and the strategic considerations involved in a combination between Tudou and Youku, as well as between Tudou and other competitors in China's online video industry. During this period, Tudou's senior management and the Tudou Board also considered potential business combinations with certain of Tudou's competitors in the online video industry as well as strategic partnerships and joint ventures with, and acquisitions of, other companies to expand Tudou's business. As a result of these discussions and its periodic review of potentially available transactions and acquisitions, Tudou believes it is generally aware of the opportunities for strategic transactions and acquisitions involving companies in China's online video industry generally and Tudou in particular.

        In February 2012, Youku and Tudou reengaged in discussions and outlined the structure and some of the key terms of a potential transaction that were largely consistent with the terms of the Merger which were ultimately agreed upon. For the reasons discussed below under "—Reasons for the Merger and Recommendation of the Youku Board" and "—Reasons for the Merger and Recommendation of the Tudou Board" beginning on pages 121 and 124, respectively, the Youku Board and the Tudou Board considered the proposed combination of Youku and Tudou to be more attractive to Youku, Tudou and their respective shareholders than other potential strategic alternatives available to Youku and Tudou.

        During the first week of February 2012, Eric X. Li, a representative of Chengwei Capital, a principal pre-IPO investor in Youku, approached Mr. Jixun Foo, a representative of GGV Capital, a principal pre-IPO investor in Tudou, to discuss the possibility of a potential combination of the companies. Mr. Foo indicated his willingness to discuss it further, and the two agreed to meet.

        On February 15, 2012, Youku's board of directors convened a special meeting to review and assess potential transactions with other major industry players in China. During this meeting, the Youku Board instructed Youku's management to proceed with discussion of a potential business combination transaction with Tudou as soon as practicable, subject to the Youku Board's approval of terms and conditions of the transaction.

        On February 16, 2012, Mr. Victor Koo, the Chief Executive Officer of Youku, Mr. Dele Liu, who was Senior Vice President and Chief Financial Officer of Youku from 2006 to July 2012 (and who became President of Youku in July 2012), and Mr. Li met Mr. Foo in Beijing. During the meeting, the parties had a preliminary discussion about the possibility of combining Youku and Tudou by way of a stock-for-stock merger. Following the meeting, Mr. Foo informed Mr. Gary Wei Wang, the Chief Executive Officer of Tudou, regarding the meeting.

        After the meeting with Mr. Foo on February 16, 2012, Youku instructed its outside counsel, Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden"), to prepare a draft memorandum of understanding regarding certain major terms for the proposed business combination.

        On February 19, 2012, Youku delivered a preliminary, working draft memorandum of understanding to Mr. Foo, and on February 20, 2012, Youku delivered an updated preliminary draft memorandum of understanding to Mr. Foo. Neither draft included a proposed exchange ratio.

        On February 22, 2012, Mr. Wang, Ms. Bin Yu, the Chief Financial Officer of Tudou, and Mr. Foo discussed the draft memorandum of understanding with Kirkland & Ellis International LLP ("Kirkland & Ellis"), Tudou's outside legal counsel.

        On February 23, 2012, Tudou provided Youku with its high-level written comments on certain of the terms in Youku's February 20 draft memorandum of understanding, but did not include a proposed exchange ratio or any other pricing information. From February 19 to February 24, 2012, representatives of Youku, including Mr. Li, continued to discuss with Mr. Foo the terms of the proposed business combination. The draft memorandum of understanding was never finalized. On February 24, 2012, management and certain directors and shareholder representatives of Youku and Tudou had a series of meetings in Hong Kong to discuss the proposed business combination. Representatives of Skadden and Kirkland & Ellis were present during the final meeting of the day. The parties preliminarily discussed that as of the closing of the proposed business combination, all of Tudou's issued shares would be exchanged for 28.5% of Youku's shares on a fully diluted basis. The parties also discussed entering into a mutual confidentiality agreement, including "standstill" provisions, to permit Youku and Tudou to exchange confidential information to facilitate their determination of whether to proceed with the proposed merger. Later that night, Skadden sent a draft mutual confidentiality agreement to Kirkland & Ellis.

        Later on February 24, 2012, Mr. Liu informed a representative of Allen & Company of the potential merger. Youku subsequently engaged Allen & Company as its financial advisor to evaluate,

and to render to the Youku Board an opinion regarding, the exchange ratio to be provided for in the merger from a financial point of view to Youku. Allen & Company previously acted as an underwriter in Youku's initial public offering and its follow-on offering.

        In the evening on February 24, 2012, following the meeting with Youku, representatives of Tudou met with representatives of Morgan Stanley and Kirkland & Ellis to discuss the potential merger and related matters. Thereupon, Tudou retained Morgan Stanley as its financial advisor to provide advice and assistance in connection with the potential merger and to render an opinion to the Tudou Board as to the fairness from a financial point of view.

        On the morning of February 25, 2012, the Youku Board held a special meeting to discuss the proposed merger. Members of Youku's management summarized the meetings between representatives of Youku and Tudou, and provided an update on developments regarding the key terms of the proposal for the potential combination, including the proposed merger consideration to be paid to Tudou shareholders. Following a full discussion, the Youku Board authorized management to further negotiate the proposed merger with Tudou.

        Also on the morning of February 25, 2012, management and certain directors and shareholder representatives of each of Youku and Tudou, together with Skadden and Kirkland & Ellis, met in Hong Kong to discuss a protocol for conducting mutual due diligence and a proposed work plan and transaction timeline. During the remainder of the day, Skadden and Kirkland & Ellis negotiated the terms of the confidentiality agreement and that evening, Youku, Tudou and certain of their shareholders signed a mutual confidentiality agreement along the lines previously discussed.

        Also on February 25, 2012, Youku decided that Youku's existing PRC legal advisor, TransAsia Lawyers, would continue its role as Youku's PRC legal advisor in connection with the proposed merger, and determined to retain Conyers Dill & Pearman as Youku's Cayman Islands legal advisor in connection with the merger. Also on February 25, 2012, Tudou decided that Tudou's existing PRC legal advisor, Fangda Partners, and existing Cayman Islands legal advisor, Maples and Calder, would continue their respective roles as Tudou's PRC legal advisor and Cayman Islands legal advisor in connection with the proposed merger.

        On February 26, 2012, the Tudou Board held a special telephonic meeting to discuss the proposed merger. Representatives of Kirkland & Ellis and Maples and Calder participated in the meeting. Mr. Wang and Mr. Foo reviewed with the Tudou Board the key terms of the proposal as well as an update on the competitive landscape of China's online video industry, Tudou's competitors and its consolidation opportunities. Kirkland & Ellis and Maples and Calder each gave a presentation to the Tudou Board regarding the board's fiduciary duties under Cayman Islands law in connection with any potential transaction with Youku. The Tudou Board and its advisors then discussed the merits of Youku's proposal and whether to undertake a sale process involving other potential bidders, the strategic focus of potential counterparties and the likelihood of obtaining a higher price than Youku's proposal from another acquirer. The Tudou Board concluded that, unless future developments made such actions advisable, a broad sale process would not be in the best interests of Tudou or its shareholders because such a process, among other things, would potentially risk the withdrawal of Youku's proposal or an adverse change in such proposal, was likely to become known in the market and, given both the premium implied by Youku's proposed exchange ratio and the expected future financial performance of Tudou if it were to continue to operate as a stand-alone company, would be unlikely to produce a competing proposal on terms better than Youku's proposal. After a full discussion, the Tudou Board authorized directors Gary Wei Wang, Hany Nada and David Hand and Mr. Jixun Foo to continue negotiations with Youku and to develop the terms of the proposal.

        On February 26, 2012, teams of Youku and Tudou employees, legal advisors and consultants began a due diligence review of Tudou and Youku, respectively, including remote and on-site documentary due diligence and discussions with Tudou and Youku management. Between February 26, 2012 and the signing of the Merger Agreement, both Youku and Tudou continued and completed their respective due diligence investigations and conducted various meetings with Youku's and Tudou's management to discuss the respective business and financial conditions of the two companies.

        On February 28, 2012, Skadden delivered the initial draft of the Merger Agreement to Tudou and Kirkland & Ellis. Later that day, representatives of Tudou and Kirkland & Ellis held a telephonic meeting, during which Kirkland & Ellis summarized the draft merger agreement, including, among other things, the lack of overall certainty of closing provided by the draft merger agreement.

        On February 29, 2012, at the direction of Tudou, Kirkland & Ellis provided Skadden comments on the initial draft of the Merger Agreement. The revised draft of the merger agreement, among other things, increased the certainty of the merger for Tudou relative to the initial draft of the merger agreement that had been provided.

        Later on February 29, 2012, Skadden and Kirkland & Ellis met in Shanghai to discuss, among other things, (1) the scope of the representations and warranties to be made by Tudou and Youku, (2) Youku's right to terminate the Merger Agreement, (3) the availability of certain equitable remedies to each party and (4) treatment of the Tudou share options.

        On March 1, 2012, at the direction of Tudou, Kirkland & Ellis provided Skadden responses to certain of the issues raised by Skadden during the meeting on the previous day.

        On March 2, 2012, Skadden provided a revised draft of the Merger Agreement to Kirkland & Ellis and Tudou. Later that day, representatives of Skadden and Kirkland & Ellis met in Shanghai to discuss the draft Merger Agreement and the terms of the merger. The parties discussed, among other things, (1) the size of the termination fee, (2) the threshold ownership of Youku shares required for certain Tudou shareholders to retain Youku Board representation rights, (3) the structure and authority of the members of the proposed transition management committee, (4) the treatment of the Tudou share options, (5) the non-competition agreements relating to certain key employees of Tudou, and (6) the percentages of the aggregate voting power and total outstanding shares that each of Youku and Tudou expected to agree to enter into voting agreements in connection with the proposed merger.

        On March 3, 2012, Kirkland & Ellis provided comments on the revised draft of the Merger Agreement to Skadden and Youku.

        On March 5, 2012, shareholder representatives of Youku and Tudou, Skadden and Kirkland & Ellis met in Shanghai to discuss the major outstanding issues relating to the draft Merger Agreement. The parties discussed, among other things, the size of the reciprocal termination fee and the consequences under the Merger Agreement of Youku possibly failing to receive shareholder approval for the proposed share issuance.

        On March 6, 2012, the Youku Board held a special meeting to discuss the status of negotiations regarding the proposed merger. Members of Youku's senior management and representatives of Allen & Company also attended this meeting. The Youku Board reviewed with senior management the status of the negotiations and the terms of the merger and the Merger Agreement, as well as the proposed calculation of the merger exchange ratio. Mr. Koo provided an update on the results of the due diligence conducted to date by Youku and its legal and accounting advisors. Also at this meeting, Allen & Company reviewed with the Youku Board Allen & Company's preliminary financial analysis of the merger exchange ratio and informed the Youku Board that, subject to final calculation of the merger exchange ratio and based on (and assuming no material changes in) the information available to Allen & Company as of that date, Allen & Company believed it would be in a position to render to the Youku Board an opinion as to the fairness, from a financial point of view, to Youku of the merger exchange ratio. Allen & Company subsequently delivered a financial presentation and written opinion, dated March 11, 2012, to the Youku Board, once the 7.177x Share Exchange Ratio was determined, to the effect that, as of that date and based on and subject to the matters described in the opinion, the 7.177x Share Exchange Ratio was fair, from a financial point of view, to Youku. Following further discussion of the strategic rationale for the transaction, the Youku Board agreed to reconvene on March 8, 2012 to determine whether to approve the merger.

        Also on March 6, 2012, Tudou provided Youku with its proposed calculation of the merger exchange ratio. Between March 6, 2012 and the signing of the Merger Agreement, Youku and Tudou continued to discuss the precise calculation of the exchange ratio.

        On March 7, 2012, Skadden distributed to Kirkland & Ellis a revised draft Merger Agreement to reflect comments from Youku. Later that day, Skadden and Kirkland & Ellis discussed the draft Merger Agreement addressing, among other things, the amount of the termination fee, the circumstances under which Youku and Merger Sub would be required to pay the termination fee and the scope of the restriction on Youku relating to discussions or solicitations of competing proposals.

        In the morning of March 8, 2012, the Youku Board re-convened to discuss the proposed transaction. Mr. Koo updated the Youku Board on the results of the due diligence conducted to date by both Youku and its legal and accounting advisors, as well the status of the negotiation of the terms of the merger and the Merger Agreement. The Youku Board further discussed the reasons for the proposed merger, including the potential synergies arising from the proposed combination. After taking into consideration the discussions with members of Youku's senior management, referring in part to prior discussions of these topics at prior meetings, and the anticipated receipt of the opinion of Allen & Company as noted above, the Youku Board determined to proceed with the proposed merger and share issuance. See "—Reasons for the Merger and Recommendation of the Youku Board" beginning on page 121. Accordingly, the Youku Board unanimously approved the form of the Merger Agreement and the plan of merger presented to the Youku Board and the merger and other transactions contemplated by the Merger Agreement and recommended that Youku shareholders approve the share issuance and the name change in connection with the merger. The Youku Board then directed and authorized Youku's management to proceed to finalize and execute the definitive Merger Agreement based on the terms reviewed at the meeting.

        Also in the morning of March 8, 2012, the Tudou Board met telephonically to discuss the status of negotiations regarding the potential merger with Youku. Representatives of Morgan Stanley, Kirkland & Ellis and Maples and Calder were present at this meeting. Together with Tudou's financial and legal advisors, the Tudou Board reviewed the chronology of events since the previous Tudou Board meeting and the various work streams engaged in the proposed transaction, including the due diligence review, financial analysis and negotiations regarding the Merger Agreement. Representatives of Maples and Calder again reviewed with the Tudou Board their fiduciary duties under Cayman Islands law in connection with the proposed transaction. Representatives of Kirkland & Ellis also gave a presentation to the Tudou Board summarizing the key terms of the proposed Merger Agreement and ancillary agreements. Also at this meeting, representatives of Morgan Stanley presented to the Tudou Board their financial analysis of a potential transaction between Tudou and Youku. Following the presentation, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, to the Tudou Board that as of such date and, based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the exchange ratio pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of Tudou Class A shares and Tudou Class B shares and holders of Tudou ADSs. The fairness opinion of Morgan Stanley is more fully described under the section "—Opinion of Morgan Stanley Asia Limited as Financial Advisor to Tudou" beginning on page 135. Following the advisor presentations, the Tudou Board and its advisors discussed the principal reasons for the merger, Tudou's prospects as a standalone company and the absence of any alternatives transactions that were known to the Tudou Board or its advisors that would be reasonably likely to result in a value for Tudou shareholders in excess of the merger consideration. See "—Reasons for the Merger and Recommendation of the Tudou Board" beginning on page 124. The Tudou Board then authorized its advisors to negotiate and finalize the Merger Agreement.

        Later on March 8, 2012, Kirkland & Ellis distributed comments on the revised draft Merger Agreement to Skadden. Later that day, Mr. Li and Mr. Foo agreed on the remaining significant open matters, including the amount of the termination fee, the method of calculating the merger exchange ratio, the authority of Tudou's representative on the transition management committee, the length and scope of non-competition agreement for Mr. Wang and the scope of the restriction on Youku relating to discussions or solicitations of competing proposals.

        Also on March 8, 2012, senior management and corporate development and operations teams from both Youku and Tudou met to discuss the process of planning to integrate the two companies' businesses post-closing.

        During March 9, 2012 and March 10, 2012, the parties finalized the merger exchange ratio, and Skadden and Kirkland & Ellis engaged in discussions and negotiations to finalize the Merger Agreement.

        On March 10, 2012, the Tudou Board held another special telephonic meeting to review the proposed merger between Tudou and Youku on the terms set forth in the draft Merger Agreement previously presented to the Tudou Board. Representatives of Maples and Calder provided a further overview of the Tudou Board's fiduciary duties under Cayman Islands law. In addition, Kirkland & Ellis summarized the resolution of certain key issues under the Merger Agreement that had been discussed at the March 8 meeting of the Tudou Board. Representatives of Morgan Stanley reviewed and updated their financial analysis of the merger. Thereafter, Morgan Stanley orally reconfirmed its opinion to the Tudou Board that as of such date and, based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the exchange ratio pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of Tudou Class A shares and Tudou Class B shares and holders of Tudou ADSs. In view of the knowledge of the Tudou Board of the industry as well as potential parties that would be interested in a combination with Tudou and after discussion with Morgan Stanley, the Tudou Board also confirmed that Youku was the party best positioned to offer a business combination on the most favorable terms available to Tudou and that seeking other indications of interest was not likely to result in a better transaction and could put the transaction with Youku at risk. After taking into consideration the discussions with its financial advisor, outside counsel, and members of Tudou senior management, referring in part to prior discussions of these topics at prior meetings, the Tudou Board determined that it was fair to, and in the best interests of, Tudou and its shareholders to proceed with the proposed merger. See "—Reasons for the Merger and Recommendation of the Tudou Board" beginning on page 124. Accordingly, the Tudou Board authorized and approved the Merger Agreement, the Plan of Merger and the Merger and the transactions contemplated by the Merger Agreement, and recommended that the shareholders of Tudou authorize and approve the Merger, the Merger Agreement and the Plan of Merger. The Tudou Board then authorized its advisors to continue negotiating and to finalize the Merger Agreement.

        On March 11, 2012, Youku and Tudou executed the Merger Agreement and related ancillary documents.

        On March 12, 2012, prior to the opening of the financial markets in New York City, Youku and Tudou issued a joint press release announcing the execution of the Merger Agreement.

Reasons for the Merger and Recommendation of the Youku Board

        On March 8, 2011, the Youku Board unanimously (1) approved the Merger Agreement, the Plan of Merger and the Merger and the other transactions contemplated by the Merger Agreement, (2) directed that the Share Issuance and the Name Change be submitted to Youku shareholders for authorization and approval, and (3) recommended that Youku shareholders authorize and approve the Share Issuance and the Name Change.

        Accordingly, the Youku Board recommends that Youku shareholders vote "FOR" the resolutions to authorize and approve the Share Issuance and the Name Change.

        The purpose of the Merger is to create a differentiated leader in the online video market in China with the largest user base, most comprehensive content library, most advanced bandwidth infrastructure and strongest monetization capability within the sector. As described above under "—Background of the Merger," the Youku Board, in evaluating the Merger and the Merger Agreement, consulted with Youku's management and its legal and financial advisors and, in reaching its decision at its meeting on March 8, 2012 to authorize and approve the Merger Agreement, the Plan of Merger and the Merger and to recommend that Youku shareholders authorize and approve the Share Issuance and the Name Change, considered a variety of factors weighing positively and negatively in respect of the Merger. The discussion of the factors considered by the Youku Board in this sub-section is not intended to be exhaustive and only includes the material factors considered by the Youku Board. In view of the large number of factors considered by the Youku Board in connection with the evaluation of the Merger Agreement and the Merger and the complexity of these matters, the Youku Board did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching its determination, nor did the Youku Board evaluate whether these factors were of equal importance. In addition, each director may have given different weight to the various factors and may have viewed some factors more positively or negatively than others. This explanation of the Youku Board's reasons for the Merger and all other information presented in this sub-section is forward-looking in nature and, therefore, should be read in light of the factors discussed under "Forward-Looking Statements."

        In addition to the strategic benefits of the Merger described in "—Background of the Merger," in reaching its determination to approve the Merger Agreement, the Plan of Merger and the Merger, the Youku Board also considered the following factors:

  •
  the Youku Board's belief that the combined company will have the reach and scale to bring its users high quality content at high speeds;

  •
  the Youku Board's belief that trends in the online video industry favor consolidation, and, following the proposed Merger, the combined company would be a clear and dominant leader in the industry;

  •
  the Youku Board's belief that it will see significant synergies across a number of areas including leveraging licensed content over a larger user base and realizing efficiencies in bandwidth management and other common expenses;

  •
  the recommendation of Youku's management to proceed with the Merger;

  •
  the financial presentation and opinion, dated March 11, 2012, of Allen & Company to the Youku Board as to the fairness, from a financial point of view and as of the date of the opinion, to Youku of the 7.177x Share Exchange Ratio, as more fully described below under the heading "—Opinion of Allen & Company LLC as Financial Advisor to Youku";

  •
  the Youku Board's belief that the Name Change can help the combined company effectively retain the values and benefits associated with the Tudou brand;

  •
  the Youku Board's belief that the terms of the Merger Agreement and other documents to be executed in connection with the consummation of the Merger were reasonable, including, among other things:

  •
  the composition of the board of directors for the combined company will allow Youku to have control over the strategic direction and key decisions of the combined company after the Merger;

    •
    the limited conditions to the parties' obligations to complete the Merger and the probability that such conditions would be satisfied;

    •
    the fact that the termination date under the Merger Agreement allows for time that is expected to be sufficient to complete the Merger;

    •
    the ability of Youku to obtain a termination fee of $100.0 million from Tudou if the Merger is not consummated for certain reasons;

    •
    the fact that Tudou's founder has agreed to enter into a three-year non-compete agreement; and

    •
    the fact that all pre-IPO principal shareholders of Tudou have agreed to a 180-day lock-up restriction after the consummation of the Merger;

  •
  the likelihood that the Merger would be completed based on, among other things:

  •
  the likelihood and anticipated timing of completing the Merger in light of the scope of the conditions to completion, including the absence of significant required regulatory approvals;

  •
  Youku's ability to seek specific performance to prevent breaches of the Merger Agreement and to enforce specifically the terms of the Merger Agreement; and

  •
  the business reputation and capabilities of Tudou and its management, which the Youku Board believed supported the conclusion that a transaction with Tudou could be completed in an orderly manner; and

  •
  the information and advice previously provided to and reviewed by the Youku Board;

        The Youku Board also considered the following potentially negative factors associated with the Merger:

  •
  the risks and contingencies related to the announcement and pendency of the Merger, including the impact of the Merger on Tudou's customers, employees, suppliers and relationships with other third parties;

  •
  the risk of diverting Youku management focus, employee attention and resources from other strategic opportunities and from operational matters while working to complete the Merger;

  •
  the challenges of combining the businesses, policies, processes, systems, operations and workforces of Youku and Tudou and realizing the anticipated cost savings and operating synergies, and the risk that potential benefits and synergies sought in the Merger may not be realized or may not be realized within the expected time period;

  •
  the risk that the parties may incur significant costs and unexpected delays in consummating the Merger;

  •
  the fact that there can be no assurance that all conditions to the parties' obligations to complete the Merger (including the condition that Youku's shareholders approve the Share Issuance) will be satisfied and, as a result, the Merger may not be consummated, and the possible effects on Youku should the parties fail to complete the Merger;

  •
  the fact that, under the terms of the Merger Agreement, Youku must pay to Tudou a termination fee of US$100.0 million if the Merger Agreement is terminated under certain circumstances; and

  •
  the fact that, pursuant to the Merger Agreement, Youku must generally conduct its business in the ordinary course and is subject to a variety of other restrictions on the conduct of its business prior to the closing of the Merger or termination of the Merger Agreement, which may delay or prevent it from pursuing business opportunities that may arise or preclude actions that would be advisable if Youku were to not enter into the Merger Agreement.

Reasons for the Merger and Recommendation of the Tudou Board

        At a special meeting of the Tudou Board on March 10, 2012, the Tudou Board unanimously determined that the Merger Agreement, the Plan of Merger and the Merger are advisable, fair to and in the best interests of Tudou and its shareholders, and authorized and approved the Merger Agreement, the Plan of Merger and the Merger. At the meeting, the Tudou Board further directed that the Merger Agreement, the Plan of Merger and the Merger be submitted to Tudou shareholders at a shareholder meeting for authorization and approval, and recommended that Tudou shareholders authorize and approve the Merger Agreement, the Plan of Merger and the Merger by way of special resolution.

        Accordingly, the Tudou Board recommends that Tudou shareholders vote "FOR" the resolution to authorize and approve the Merger Agreement, the Plan of Merger and the Merger.

        As described above under "—Background of the Merger," the Tudou Board, in evaluating the Merger and the Merger Agreement, consulted with Tudou management and its legal and financial advisors and, in reaching its decision at its meeting on March 10, 2012 to authorize and approve the Merger Agreement, the Plan of Merger and the Merger, considered a variety of factors weighing positively and negatively in respect of the Merger. The discussion of the factors considered by the Tudou Board in this sub-section is not intended to be exhaustive and only includes the material factors considered by the Tudou Board. In view of the large number of factors considered by the Tudou Board in connection with the evaluation of the Merger Agreement and the Merger and the complexity of these matters, the Tudou Board did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching its determination, nor did the Tudou Board evaluate whether these factors were of equal importance. In addition, each director may have given different weight to the various factors and may have viewed some factors more positively or negatively than others. This explanation of the Tudou Board's reasons for the Merger and all other information presented in this sub-section is forward-looking in nature and, therefore, should be read in light of the factors discussed under "Forward-Looking Statements."

        In addition to the strategic benefits of the Merger described in "—Background of the Merger," in reaching its determination to approve the Merger Agreement and the Merger, the Tudou Board also considered the following factors:

  •
  the Tudou Board's knowledge of Tudou's business, financial condition, results of operations, prospects and competitive position and its belief that the Merger is more favorable to Tudou shareholders than other alternatives reasonably available to Tudou and its shareholders, including the alternative of remaining a publicly-traded company;

  •
  the Tudou Board's recognition of the challenges in its efforts to increase shareholder value as an independent publicly-traded company, including competition from companies with substantially greater resources than Tudou currently has;

  •
  estimated forecasts of Tudou's future financial performance prepared by Tudou's management, together with management's view of Tudou's financial condition, results of operations, business, prospects and competitive position;

  •
  the limited trading volume of Tudou ADSs on the NASDAQ;

  •
  the possibility that it could take a considerable period of time before the trading price of Tudou ADSs would reach and sustain at least the implied per ADS merger consideration of US$39.89 (based on the ADS Exchange Ratio of 1.595) as of March 9, 2012, as adjusted for present value;

  •
  the financial information and analyses presented by Morgan Stanley to the Tudou Board, and its opinion dated March 10, 2012 to the Tudou Board to the effect that, as of March 10, 2012, based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the Share Exchange Ratio and the ADS Exchange Ratio pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of Tudou shares and holders of Tudou ADSs, respectively. A copy of the written opinion that was delivered to the Tudou Board is included as Appendix D to this joint proxy statement/prospectus and is described under "—Opinion of Morgan Stanley Asia Limited as Financial Advisor to Tudou," beginning on page 135;

  •
  the recommendation of Tudou's management to proceed with the Merger;

  •
  the fact that Tudou shareholders will have ongoing equity participation in Youku following the Merger, and that Tudou shareholders will participate in future earnings or growth, if any, and benefit from increases in the value of Youku shares following the Merger, if any;

  •
  the information and advice previously provided to and reviewed by the Tudou Board;

  •
  prior deliberations of the Tudou Board concerning the Merger and likelihood of alternative strategic transactions and business strategies involving Tudou;

  •
  the financial and other terms of the Merger, the Merger Agreement and related documents; and

  •
  the likelihood and anticipated timing of completing the Merger in light of the scope of the conditions to completion, including the absence of significant required regulatory approvals.

        The Tudou Board also considered the following potentially negative factors associated with the Merger:

  •
  the restrictions on the conduct of Tudou's business prior to the completion of the Merger, which may delay or prevent Tudou from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Tudou pending completion of the Merger;

  •
  the possibility that a sale process open to all possible bidders might result in a higher sale price than the Merger Consideration;

  •
  the possibility that the Merger might not be consummated and the negative impact of a public announcement of the Merger on Tudou's sales and operating results and Tudou's ability to attract and retain key management, marketing and technical personnel; and

  •
  the risks and costs to Tudou if the Merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on business and customer relationships.

        During its consideration of the Merger with Youku, the Tudou Board was also aware that certain members of the Tudou Board and certain executive officers of Tudou have agreements and arrangements which may result in their having interests in the Merger different from, or in addition to, those of Tudou shareholders generally, as described in "—Interests of Tudou's Directors and Executive Officers in the Merger" beginning on page 144.

 Certain Financial Forecasts

        Youku and Tudou do not as a matter of course make public forecasts as to their respective future earnings or other results other than providing estimated ranges of their expected financial results for as much as one quarter in advance in their respective regular earnings press releases. Both Youku and Tudou are very cautious of making financial forecasts for any extended period given the unpredictability of the underlying assumptions and estimates inherent in preparing financial forecasts. However, in connection with the negotiation of the Merger, Youku and Tudou provided to each other certain non-public, internal financial forecasts for calendar years 2012 to 2016 that the managements of Youku and Tudou prepared regarding their respective company's future operations. A summary of such financial forecasts are set forth in the tables on page 127 of this joint proxy statement/prospectus. The financial forecasts prepared by the management of Youku for calendar years 2012 to 2016 as set forth in the table on page 127 were provided to Morgan Stanley for purposes of its financial analyses, and the financial forecasts of Youku for calendar year 2012 as set forth in the first column of such table were provided to Allen & Company for purposes of its financial analyses. The financial forecasts prepared by the management of Tudou for calendar years 2012 to 2016 as set forth in the table on page 127 were provided to Morgan Stanley and Allen & Company for purposes of their respective financial analyses. The financial forecasts of Youku and Tudou were not prepared with a view toward public disclosure, nor were they prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information or with generally accepted accounting principles in any jurisdiction.

        The financial forecasts of Youku and Tudou are included in this joint proxy statement/prospectus only because such forecasts were provided to Tudou, Youku and their respective advisors in connection with the Merger. The management of Youku and the management of Tudou believe that their respective forecasts were prepared on a reasonable basis, reflecting the best currently available estimates and judgments, and presenting, to the best of their respective knowledge and belief, the expected course of action and the expected future financial performance of Youku and Tudou, respectively. However, these forecasts should not be considered as fact and should not be relied upon as being necessarily predictive of actual future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the forecasts.

        The financial forecasts of Youku and Tudou are based on the following material assumptions made by the managements of Youku and Tudou, respectively: no material changes in the existing political, legal, fiscal and economic conditions and online video industry in China; no material deviation in market conditions from economic forecasts; the ability of Youku and Tudou to continue their respective business as conducted at the time of the financial forecasts and carry out their respective business strategies as currently planned; no extraordinary corporate actions, such as dispositions of assets or properties, by either Youku or Tudou; Youku' and Tudou's ability to retain competent management and key personnel to support their respective ongoing operations; and certain margin and growth rate assumptions for each period for which Youku and Tudou have provided financial forecasts.

        The foregoing material assumptions, as well as other assumptions made by the management of Youku and Tudou in preparing their respective financial forecasts, are subject to significant uncertainties and contingencies that are difficult to predict and are beyond the control of Youku and Tudou. In addition, the forecasts were prepared in the first quarter of 2012 and do not take into account any circumstances or events occurring after the date on which they were prepared and, accordingly, do not give effect to the Merger or any changes to the operations or strategy of Youku or Tudou that may be implemented or that were not anticipated at the time the forecasts were prepared. Although the management of Youku and Tudou believe that there was a reasonable basis for their respective financial forecasts and underlying assumptions, all assumptions remain uncertain, and the predictive nature of financial forecasts decreases with the length of the forecasted period. Accordingly, there can be no assurance that the assumptions made in preparing the financial forecasts will prove accurate. There will be differences between actual and forecasted results, and the differences may be material. You should consider the risks set forth in "Item 3.D—Risk Factors" in the Youku 2011 20-F, which is incorporated by reference into this joint proxy statement/prospectus, the risks set forth in "Item 3.D—Risk Factors" in the Tudou 20-F, and the risks set forth in the section of this joint proxy statement/prospectus titled "Risk Factors" beginning on page 62. The financial forecasts are forward-looking statements and you should consider the intrinsic uncertainties related to forward-looking statements set forth in "Forward-Looking Statements" beginning on page 104 of this proxy statement/prospectus.

        The table below sets forth a summary of Youku's financial forecasts prepared by Youku's management.

	Calendar year
	2012E	2013E	2014E	2015E	2016E
	(in thousands of RMB)
Net revenue	1,931,502	3,367,172	5,364,311	7,895,386	11,441,485
Gross profit	479,099	1,148,028	2,006,588	3,149,690	4,793,912
Non-GAAP EBITDA(1)	(61,690)	421,901	976,841	1,693,779	2,693,495
Non-GAAP net income/(loss)(2)	(114,360)	350,321	894,945	1,603,012	2,588,251

(1)
"Non-GAAP EBITDA" refers to net income/(loss) before income taxes, interest expenses, interest income, depreciation and amortization (excluding amortization of acquired content), and further adjustments for share-based compensation expenses, business combination related expenses and other non-operating items.

(2)
"Non-GAAP net income/(loss)" is calculated by excluding share-based compensation expenses and business combination related expenses.

        The table below sets forth a summary of Tudou's financial forecasts prepared by Tudou's management.

	Calendar year
	2012E	2013E	2014E	2015E	2016E
	(in thousands of RMB)
Net revenue	986,351	1,724,770	2,664,898	3,893,412	5,468,012
Gross profit	176,605	540,610	931,685	1,357,909	1,794,132
Non-GAAP EBITDA(1)	104,853	525,155	1,024,800	1,630,631	2,329,800
Non-GAAP net income/(loss)(2)	(189,571)	66,745	330,125	536,069	665,962

Notes:

(1)
"Non-GAAP EBITDA" refers to non-GAAP net income/(loss) before interest, taxes, depreciation and amortization, and excludes share-based compensation expenses.

(2)
"Non-GAAP net income/(loss)" is calculated by excluding from net income/(loss) share-based compensation expenses and fair value changes in warrant liabilities.

        Non-GAAP EBITDA and non-GAAP net income are non-GAAP measures that are used by the management of Youku and Tudou as supplemental financial measures to evaluate their respective operational trends. Neither of these metrics are defined under, or computed in accordance with, U.S. GAAP, and accordingly, such metrics may not be a comparable measurement to those used by other companies. Neither of these metrics should be relied upon as an alternative to net income or other income statement line items calculated in accordance with U.S. GAAP.

        None of Youku or Tudou or their respective affiliates, officers, directors, advisors or other representatives has made or makes any representation to Tudou's shareholders or ADS holders regarding the ultimate performance of Youku or Tudou compared to the information contained in the financial forecasts or that forecasted results will be achieved. The inclusion of the financial forecasts in this joint proxy statement/prospectus should not be regarded as an indication that such forecasts will be necessarily predictive of actual future events, and they should not be relied on as such.

        By including in this joint proxy statement/prospectus a summary of the financial forecasts, neither Youku, Tudou nor any other person undertakes any obligation to update, or publicly disclose any update to, these financial forecasts to reflect circumstances or events, including unanticipated events, that may have occurred or that may occur after the preparation of these forecasts, even in the event that any or all of the assumptions underlying the financial forecasts change, except to the extent required by applicable federal securities law.

        Neither the independent auditor of Youku nor the independent auditor of Tudou, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the financial forecasts of Youku and Tudou, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the financial forecasts of Youku and Tudou. The report of the independent auditor of Tudou included in this joint proxy statement/prospectus relates to Tudou's historical financial information; it does not extend to the financial forecasts of Youku and Tudou and should not be read to do so.

 Opinion of Allen & Company LLC as Financial Advisor to Youku

        Youku engaged Allen & Company to render a written opinion to the Youku Board as more fully described below. On March 11, 2012, in connection with the execution of the Merger Agreement, Allen & Company delivered to the Youku Board a written opinion, dated March 11, 2012, to the effect that, as of that date and based on and subject to the matters described in the opinion, the 7.177x Share Exchange Ratio was fair, from a financial point of view, to Youku.

        The full text of Allen & Company's written opinion, dated March 11, 2012, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this joint proxy statement/prospectus as Appendix C. Allen & Company's opinion was intended for the benefit and use of the Youku Board (in its capacity as such) in connection with its evaluation of the Share Exchange Ratio from a financial point of view to Youku and does not address any other aspect of the Merger. Allen & Company's opinion does not constitute a recommendation as to what course of action the Youku Board or Youku should pursue in connection with the Merger, or otherwise address the merits of the underlying decision by Youku to engage in the Merger, including in comparison to other strategies or transactions that might be available to Youku or in which Youku might engage. The opinion does not constitute advice or a recommendation to any security holder as to how such security holder should vote or act on any matter relating to the Merger or otherwise.

        Allen & Company was not requested to, and it did not, recommend the specific consideration payable in the Merger. The type and amount of consideration payable in the Merger was determined through negotiation between Youku and Tudou, and the decision to enter into the Merger Agreement was solely that of the Youku Board. Allen & Company's opinion and financial analysis were only one of many factors considered by the Youku Board in its evaluation of the Merger and should not be viewed as determinative of the views of the Youku Board or management with respect to the Merger or the Share Exchange Ratio. Allen & Company's opinion as expressed in its opinion letter reflected and gave effect to Allen & Company's general familiarity with Youku and Tudou as well as information which it received during the course of its assignment, including information provided by Youku's and Tudou's managements in the course of discussions relating to the Merger as more fully described below. In arriving at its opinion, Allen & Company neither conducted a physical inspection of the properties or facilities of Youku or Tudou nor made or obtained any evaluations or appraisals of the assets or liabilities, contingent or otherwise, of Youku or Tudou, or conducted any analysis concerning the solvency of Youku or Tudou.

        In arriving at its opinion, Allen & Company, among other things:

  •
  reviewed the financial terms and conditions of the Merger Agreement;

  •
  reviewed certain publicly available historical business and financial information relating to Youku and Tudou, including their respective public filings, market prices and trading volumes;

  •
  reviewed certain internal financial statements and other financial and operating data of Youku and Tudou provided by Youku's and Tudou's managements;

  •
  reviewed certain internal financial projections relating to Youku for calendar year 2012 prepared by Youku's management and certain publicly available financial projections relating to Youku for calendar years 2013 and 2014 discussed with Allen & Company by Youku's management;

  •
  reviewed certain internal financial projections relating to Tudou for calendar years 2012 through 2016 prepared by Tudou's management;

  •
  reviewed certain information relating to potential strategic, financial and operational benefits anticipated by Youku's management to result from the Merger;

  •
  held discussions with Youku's and Tudou's managements relating to the past and current operations and financial condition and prospects of Youku and Tudou;

  •
  reviewed and analyzed certain publicly available information, including certain stock market data and financial information, relating to selected companies with businesses which Allen & Company deemed relevant in evaluating Youku and Tudou;

  •
  reviewed and analyzed certain publicly available financial information relating to selected transactions which Allen & Company deemed relevant in evaluating the Merger; and

  •
  conducted such other financial analyses and investigations as Allen & Company deemed necessary or appropriate for the purposes of its opinion.

        In rendering its opinion, Allen & Company relied on and assumed, with Youku's consent and without independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information available to Allen & Company from public sources, provided to Allen & Company by Youku, Tudou or their respective representatives or otherwise reviewed by Allen & Company. With respect to financial projections and other information prepared by Youku's and Tudou's managements relating to Youku, Tudou and potential strategic, financial and operational benefits anticipated by Youku's management to result from the Merger, Allen & Company was advised and assumed, with Youku's consent, that they were reasonably prepared in good faith reflecting the best currently available estimates and judgments of Youku's and Tudou's managements, as the case may be, as to the future operating and financial performance of Youku and Tudou and such strategic, financial and operational benefits. With respect to publicly available financial projections relating to Youku referred to above, with Youku's consent, Allen & Company assumed that they were a reasonable basis upon which to evaluate the future operating and financial performance of Youku for the periods reflected therein and used such financial projections in performing Allen & Company's analyses. In addition, Allen & Company assumed, with Youku's consent, that the financial results (including the strategic, financial and operational benefits) reflected in the financial projections and other information utilized in Allen & Company's analyses would be realized in the amounts and at the times contemplated thereby. Allen & Company assumed no responsibility for and expressed no view or opinion as to such financial projections and other information or the assumptions on which they were based. Allen & Company relied, without independent verification and with Youku's consent, upon the assessments of Youku's management as to (1) industry trends and prospects in, and foreign ownership and other regulatory matters relating to, the Chinese markets in which Youku and Tudou operate and their potential impact on Youku and Tudou; (2) Youku's and Tudou's existing technology and services and the validity of, and risks associated with, Youku's and Tudou's future technology and services (including any potential or pending copyright infringement claims involving such existing and future technology and services or other litigation involving Youku and Tudou); and (3) Youku's ability to retain key advertisers and partners of Tudou and to integrate the business of Tudou. Allen & Company assumed, with Youku's consent, that there would be no developments with respect to any of the foregoing that would affect its analyses or opinion.

        Allen & Company's opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Allen & Company as of, the date of its opinion. The credit, financial and stock markets have been experiencing unusual volatility and Allen & Company expressed no opinion or view as to any potential effects of such volatility on Youku, Tudou or the Merger. It should be understood that subsequent developments may affect the conclusion expressed in Allen & Company's opinion and that Allen & Company assumed no responsibility for advising any person of any change in any matter affecting its opinion or for updating or revising its opinion based on circumstances or events occurring after the date of its opinion. In connection with its engagement, Allen & Company was not requested to, and it did not, participate in the negotiation or structuring of the Merger. Allen & Company did not express any opinion as to the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation payable to any officers, directors or employees of any party to the Merger, or any class of such persons or any other party, relative to the Exchange Ratio or otherwise. Allen & Company did not express any opinion as to what the value of Youku Class A shares or Youku ADSs would be when issued in connection with the Merger or the prices at which Youku Class A shares, Youku ADSs or any other securities of Youku or Tudou might trade or otherwise be transferable at any time.

        In addition, Allen & Company did not express any opinion as to any tax or other consequences that might result from the Merger, nor did Allen & Company's opinion address any legal, regulatory, tax or accounting matters, as to which Allen & Company understood that Youku obtained such advice as it deemed necessary from qualified professionals. Allen & Company assumed, with Youku's consent, that the Merger would qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended. Allen & Company also assumed, with Youku's consent, that the Merger would be consummated in accordance with the terms and conditions set forth in the Merger Agreement and that all governmental, regulatory or other consents necessary for the consummation of the Merger as contemplated by the Merger Agreement would be obtained without adverse effect on Youku, Tudou or the Merger.

        Allen & Company's opinion was limited to the fairness, from a financial point of view and as of the date of its opinion, to Youku of the 7.177x Share Exchange Ratio without taking into account different attributes of Tudou Class A shares, Tudou Class B shares and Tudou ADSs, including with respect to control, voting, liquidity or other rights, restrictions or aspects which might distinguish such securities. Allen & Company's opinion did not address any other aspect or implication of the Merger, including, without limitation, the form of securities issuable in the Merger or any aspects or implications of any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise. Except as described in this summary, Youku imposed no other instructions or limitations on Allen & Company with respect to the investigations made or the procedures followed by it in rendering its opinion.

        This summary is not a complete description of Allen & Company's opinion or the financial analyses performed and factors considered by Allen & Company in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Allen & Company arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Allen & Company believes that its analyses and this summary must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Allen & Company's analyses and opinion.

        In performing its analyses, Allen & Company considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond Youku's control. No company, business or transaction used in the analyses is identical to Youku, Tudou or the Merger, and an evaluation of the results of those analyses is not entirely mathematical. Accordingly, such analyses may not necessarily utilize all companies or transactions that could be deemed comparable to Youku, Tudou and the Merger. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

        The assumptions and estimates contained in Allen & Company's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the assumptions and estimates used in, and the results derived from, Allen & Company's analyses are inherently subject to substantial uncertainty.

        The following is a summary of the material financial analyses performed in connection with Allen & Company's opinion dated March 11, 2012. The financial analyses summarized below include information presented in tabular format. In order to fully understand Allen & Company's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Allen & Company's financial analyses.

Tudou Financial Analyses

        Selected Public Companies Analysis.    Allen & Company reviewed financial and stock market information of Tudou and, among others, Youku and the following 22 selected publicly held companies of which 12 were U.S. Internet companies and 10 were Chinese Internet companies, which companies generally were selected because, as is the case with Tudou, they are Internet companies with significant exposure to the online advertising industry and high revenue growth across various industry segments:

Selected U.S. Internet Companies	Selected Chinese Internet Companies
• Angie's List, Inc.	• Alibaba.com Limited
• Bankrate, Inc.	• Baidu, Inc.
• Groupon, Inc.	• Ctrip.com International, Ltd.
• HomeAway, Inc.	• Focus Media Holding Limited
• LinkedIn Corporation	• Leshi Internet Information and Technology Corporation
• Mercadolibre, Inc.	• Qihoo 360 Technology Co. Ltd.
• Netflix, Inc.	• Renren Inc.
• OpenTable, Inc.	• Sina Corporation
• Pandora Media, Inc.	• Sohu.com Inc.
• The Active Network, Inc.	• Tencent Holdings Ltd.
• Zillow, Inc.
• Zynga Inc.

        Allen & Company reviewed, among other things, enterprise values of Youku and the selected companies, calculated as fully-diluted market value based on closing stock prices on March 9, 2012, plus debt, less cash and other adjustments, as a multiple of calendar years 2012 and 2013 estimated revenue. The overall ranges of calendar years 2012 and 2013 estimated revenue multiples observed for Youku and the selected companies were 1.6x to 13.0x and 1.4x to 9.3x, respectively (with mean and median calendar year 2012 estimated revenue multiples of 6.8x and 6.4x, respectively, and a mean and median calendar year 2013 estimated revenue multiple of 5.0x). Allen & Company then applied selected ranges of calendar years 2012 and 2013 estimated revenue multiples derived from Youku and the selected companies of 5.9x to 6.9x and 4.5x to 5.5x, respectively, to Tudou's calendar years 2012 and 2013 estimated revenue. Financial data of Youku and the selected companies were based on publicly available research analysts' estimates, public filings and other publicly available information. Financial data of Tudou were based on internal estimates of Tudou's management. This analysis indicated the following implied exchange ratio reference ranges based on the closing price of Youku ADSs on March 9, 2012, as compared to the 7.177x Share Exchange Ratio provided for in the Merger:

Implied Exchange Ratio Reference Ranges Based On:
Share Exchange Ratio
CY2012E Revenue	CY2013E Revenue
6.186x - 7.108x	8.004x - 9.617x	7.177x

        Selected Transactions Analysis.    Allen & Company reviewed financial information for the following 15 transactions in the Internet industry publicly announced between April 30, 2007 and February 7, 2011, which transactions generally were selected because, as is the case with the Merger, they involved Internet companies with significant exposure to the online advertising industry and high revenue growth across various industry segments for which relevant financial information relating to such transactions was publicly available:

Announcement Date	Acquiror	Target
02/07/2011	• AOL Inc.	• HuffingtonPost.com LLC
01/21/2011	• Orange SA	• Dailymotion SA
09/20/2010	• Hellman & Friedman LLC	• Internet Brands, Inc.
05/18/2010	• Yahoo! Inc.	• Associated Content, Inc.
11/09/2009	• Google Inc.	• AdMob Google Inc.
09/01/2009	• Silver Lake Partners	• Skype Inc.
08/05/2009	• Google Inc.	• On2 Technologies Inc.
07/22/2009	• Apax Partners Worldwide LLP	• Bankrate, Inc.
05/15/2008	• CBS Corporation	• CNET Networks, Inc.
03/13/2008	• AOL Inc.	• Bebo, Inc.
02/22/2008	• Lagardere Active SAS	• Doctissimo SA
12/18/2007	• Naspers Ltd.	• Tradus plc
08/01/2007	• The Walt Disney Company	• Club Penguin Entertainment, Inc.
06/26/2007	• Axel Springer AG	• auFeminin.com
04/30/2007	• Yahoo! Inc.	• Right Media, Inc.

        Allen & Company reviewed, among other things, transaction values, calculated as the purchase prices paid for the target companies in the selected transactions, plus debt, less cash and other adjustments, as a multiple of such target companies' latest 12 months and, to the extent publicly available, one-year forward revenue as of the announcement date of the relevant transaction. The overall ranges of latest 12 months and one-year forward revenue multiples observed for the selected transactions were 3.4x to 42.5x and 3.4x to 17.0x, respectively (with mean and median latest 12 months revenue multiples of 12.7x and 8.9x, respectively, and mean and median one-year forward revenue multiples of 8.3x and 6.7x, respectively). Allen & Company then applied selected ranges of latest 12 months and one-year forward revenue multiples derived from the selected transactions of 8.4x to 9.4x and 6.2x to 7.2x, respectively, to Tudou's calendar year 2011 revenue and calendar year 2012 estimated revenue. Financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Financial data of Tudou were based on internal estimates of Tudou's management. This analysis indicated the following implied exchange ratio reference ranges based on the closing price of Youku ADSs on March 9, 2012, as compared to the 7.177x Share Exchange Ratio provided for in the Merger:

Implied Exchange Ratio Reference Ranges Based On:
Latest 12 Months Revenue	One-Year Forward Revenue	Share Exchange Ratio
4.773x - 5.252x	6.425x - 7.347x	7.177x

        Discounted Cash Flow Analysis.    Allen & Company performed a discounted cash flow analysis of Tudou to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Tudou was forecasted to generate during calendar years 2012 through 2016 based on internal estimates of Tudou's management. Allen & Company calculated terminal values for Tudou by applying to Tudou's calendar year 2016 estimated earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, terminal value multiples of 10.0x to 12.0x, which range was selected based on Allen & Company's professional judgment and after taking into consideration, among other things, estimated EBITDA trading multiples of the high-growth Internet companies listed above under the caption "Selected Public Companies Analysis" and publicly-traded general Internet companies with more normalized revenue growth. The present values of the cash flows and terminal values were then calculated using discount rates ranging from 12.0% to 14.0%, which discount rates were selected based on Allen & Company's professional judgment and after taking into consideration, among other things, a weighted average cost of capital calculation. This analysis indicated the following implied exchange ratio reference range based on the closing price of Youku ADSs on March 9, 2012, as compared to the 7.177x Share Exchange Ratio provided for in the Merger:

Implied Exchange Ratio Reference Range	Share Exchange Ratio
6.299x - 7.865x	7.177x

Youku Selected Public Company Multiples Analysis

        Allen & Company reviewed financial and stock market information of Youku and, among others, Tudou and the selected companies referred to above under "Tudou Financial Analyses—Selected Public Companies Analysis." Allen & Company reviewed, among other things, enterprise values of the selected companies as a multiple of calendar years 2012 and 2013 estimated revenue. Allen & Company then compared these multiples derived for Tudou and the selected companies with corresponding multiples implied for Youku based on the closing price of Youku ADSs on March 9, 2012. Financial data of Tudou and the selected companies were based on publicly available research analysts' estimates, public filings and other publicly available information. Financial data of Youku were based both on internal estimates of Youku's management for calendar year 2012 and publicly available research analysts' consensus estimates for calendar years 2012 and 2013. This analysis indicated the following overall implied high, mean, median and low multiples for Tudou and the selected companies, as compared to corresponding multiples implied for Youku based on the closing price of Youku ADSs on March 9, 2012 and both internal estimates of Youku's management and publicly available research analysts' consensus estimates for Youku:

Implied Multiples for Youku Based on Closing Youku ADS Price on March 9, 2012
Implied Multiples for Tudou and Selected Companies
					Consensus Estimates	Management Estimates
Enterprise Value as Multiple of Revenue:	High	Mean	Median	Low
CY2012E	13.0x	6.5x	6.1x	1.6x	9.1x	8.0x
CY2013E	9.3x	4.9x	5.0x	1.4x	5.5x	—

Other Factors

        Allen & Company also noted certain additional factors that were not considered part of Allen & Company's financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

  •
  financial and stock market information of nine other selected publicly held Internet companies (Amazon.com, Ancestry.com Inc., AOL Inc. Inc., eBay Inc., Google Inc., IAC/InterActiveCorp, priceline.com Incorporated, TripAdvisor, Inc. and Yahoo! Inc.), including overall ranges of calendar years 2012 and 2013 estimated revenue multiples observed for the selected companies of 0.6x to 5.8x and 0.6x to 4.9x, respectively (with mean and median calendar year 2012 estimated revenue multiples of 2.8x and 2.3x, respectively, and mean and median calendar year 2013 estimated revenue multiples of 2.4x to 2.1x, respectively); and

  •
  potential pro forma financial effects of the merger on Youku's calendar years 2012, 2013 and 2014 estimated earnings per share ("EPS"), after giving effect to potential synergies anticipated by Youku's management to result from the Merger, based on internal estimates of Youku's management relating to Youku for calendar year 2012, publicly available research analysts' consensus estimates relating to Youku for calendar years 2013 and 2014 and internal estimates of Tudou's management relating to Tudou, which indicated that the Merger could be accretive to Youku's calendar year 2012 estimated EPS (by reducing the amount by which Youku's calendar year 2012 estimated EPS could be negative) and could be accretive to Youku's calendar years 2013 and 2014 estimated EPS by approximately 259% and 97%, respectively. The actual results achieved by the combined company may vary from forecasted results and the variations may be material.

Miscellaneous

        Youku has agreed to pay Allen & Company a fee of US$1.5 million upon delivery of Allen & Company's opinion. No portion of Allen's fee is contingent upon either the conclusion expressed in Allen & Company's opinion or successful consummation of the Merger. Youku also has agreed to reimburse Allen & Company for its reasonable expenses, including reasonable fees and expenses of its legal counsel, and to indemnify Allen & Company and related parties against certain liabilities, including liabilities under the federal securities laws, relating to, or arising out of, its engagement.

        Youku selected Allen & Company to act as its financial advisor in connection with the Merger based on Allen & Company's reputation, experience and familiarity with Youku and its business. Allen & Company, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and related financings, bankruptcy reorganizations and similar recapitalizations, negotiated underwritings, secondary distributions of listed and unlisted securities, and valuations for corporate and other purposes. Allen & Company in the past has provided and in the future may provide investment banking services to Youku, for which services Allen & Company has received and may receive compensation, including, during the two-year period prior to date of its opinion, acting as placement agent in connection with a private placement of Youku preferred shares and co-manager in connection with the initial public offering and a follow-on offering of Youku ADSs. In the ordinary course of business as a broker-dealer and market maker, Allen & Company may have long or short positions, either on a discretionary or non-discretionary basis, for its own account or for those of its clients, in the debt and equity securities, or related derivative securities, of Youku and Tudou. The issuance of Allen & Company's opinion was approved by Allen & Company's fairness opinion committee.

Opinion of Morgan Stanley Asia Limited as Financial Advisor to Tudou

        Tudou retained Morgan Stanley to act as its financial advisor in connection with the Merger because of its qualifications, expertise and reputation. On March 8, 2012, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, to the Tudou Board that as of such date and, based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the Share Exchange Ratio and the ADS Exchange Ratio pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of Tudou shares and holders of Tudou ADSs, respectively.

        The full text of Morgan Stanley's written fairness opinion dated March 10, 2012, is attached as Appendix D to this joint proxy statement/prospectus. You should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Morgan Stanley in rendering its opinion. This summary is qualified in its entirety by reference to the full text of such opinion. Morgan Stanley's opinion is directed to the Tudou Board and addresses only the fairness from a financial point of view of the Share Exchange Ratio and ADS Exchange Ratio pursuant to the Merger Agreement to the holders of Tudou shares and the holders of Tudou ADSs, respectively, as of the date of the opinion. It does not address any other aspects of the Merger and does not constitute a recommendation to any holder of ordinary shares or ADSs of Tudou or Youku as to how to vote at the shareholder meetings.

        In arriving at its opinion, Morgan Stanley, among other things:

  •
  reviewed certain publicly available financial statements and other business and financial information of Tudou and Youku, respectively;

  •
  reviewed certain internal financial statements and other public and private financial and operating data concerning Tudou and Youku, respectively;

  •
  reviewed certain, limited financial forecasts prepared by the managements of Tudou and Youku, respectively;

  •
  reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the managements of Tudou and Youku, respectively;

  •
  discussed the past and current operations and financial condition and the prospects of Tudou, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Tudou and Youku, respectively;

  •
  reviewed the reported prices and trading activity for Tudou ADSs and Youku ADSs;

  •
  compared the financial performance of Tudou and Youku and the prices and trading activity of Tudou ADSs and Youku ADSs with that of certain other publicly-traded companies comparable with Tudou and Youku, respectively, and their securities;

  •
  reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  •
  participated in certain discussions on the Merger among representatives of Tudou and Youku and their financial and legal advisors;

  •
  reviewed the draft Merger Agreement and certain related documents; and

  •
  reviewed such other information and considered such other factors as it deemed appropriate.

        In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley or discussed with Morgan Stanley by Tudou and Youku and that formed a substantial basis for its opinion. Morgan Stanley has further relied upon the assurances of the managements of Tudou and Youku that they are not aware of any facts or circumstances that would make such information inaccurate or misleading; and Morgan Stanley has not assumed any responsibility or liability therefor. With respect to the limited financial forecasts prepared by the managements of Tudou and Youku, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Tudou and Youku of the future financial performance of Tudou and Youku. Morgan Stanley expressed no view as to the sufficiency, adequacy or any other aspect of such financial forecasts or the assumptions on which they were based.

        In addition, Morgan Stanley assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, and that the definitive Merger Agreement would not differ in any material respect from the draft thereof furnished to Morgan Stanley. Morgan Stanley also assumed that the representations and warranties made by Tudou and Youku in the Merger Agreement were and will be true and correct in all respects material to Morgan Stanley's analysis. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. Morgan Stanley is not a legal, tax, or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Youku and Tudou and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters.

        Morgan Stanley relied upon, without independent verification, the assessment by the managements of Tudou and Youku of: (1) the strategic, financial and other benefits expected to result from the Merger; (2) the timing and risks associated with the integration of Tudou and Youku; (3) their ability to retain key employees of Tudou and Youku, respectively and (4) the validity of, and risks associated with, Tudou and Youku's existing and future technologies, intellectual property, products, services and business models. Morgan Stanley also did not make any assessment with regard to the holding or organizational structure of Tudou or Youku, its validity or risk. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Tudou's officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of Tudou shares and Tudou ADSs in the Merger or with respect to the underlying decision by Tudou to engage in the Merger. Morgan Stanley's opinion did not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or were available. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Tudou, nor was it furnished with any such valuations or appraisals. Morgan Stanley's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of its opinion. Events occurring after the date of Morgan Stanley's opinion may affect the opinion and the assumptions used in preparing it, and Morgan Stanley has not assumed any obligation to update, revise or reaffirm its opinion.

        Morgan Stanley's opinion did not in any manner address the prices at which Youku ADSs or Youku ordinary shares would trade following consummation of the Merger.

        The following is a summary of the material financial analyses used by Morgan Stanley in connection with providing its opinion to the Tudou Board. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley's fairness opinion.

        In connection with its analysis, Morgan Stanley calculated the implied consideration to be paid for each ADS of Tudou (the "ADS Consideration") by multiplying the ADS Exchange Ratio of 1.595x by the Youku ADS closing price of US$25.01 as of March 9, 2012 to arrive at the ADS Consideration of US$39.89. The analysis below refers to ADSs throughout as there is no existing market for trading in the ordinary shares of Tudou or Youku.

Historical Trading Analysis

        Morgan Stanley reviewed the historical trading ranges of Tudou and Youku ADSs for various periods ending on March 9, 2012, the latest practicable date for which closing prices were available prior to the issue of its opinion.

        Morgan Stanley observed the following ADS prices and implied ADS exchange ratio ranges (implied ADS exchange ratios were calculated by, for any given period, (1) dividing the lowest Tudou ADS price by the highest Youku ADS price to derive the lowest implied ADS exchange ratio, and

(2) dividing the highest Tudou ADS price by the lowest Youku ADS price to derive the highest implied ADS exchange ratio):

Time Period	Low		High
Tudou
March 9, 2012		US$15.39
One Month	US$	12.00	US$	16.01
Three Month	US$	9.57	US$	16.66
Since Tudou Initial Public Offering ("IPO")*	US$	9.57	US$	29.00
Youku
March 9, 2012		US$25.01
One Month	US$	20.88	US$	26.02
Three Month	US$	15.57	US$	26.02
Since Tudou IPO	US$	14.31	US$	27.01
Implied ADS Exchange Ratio
March 9, 2012		0.62x
One Month		0.46x		0.77x
Three Month		0.37x		1.07x
Since Tudou IPO		0.35x		1.88x

*
The period high includes the IPO price.

        Morgan Stanley noted that the ADS Consideration to be paid per Tudou ADS was US$39.89 (based on the ADS Exchange Ratio of 1.595x) as of March 9, 2012.

Historical ADS Exchange Ratio Analysis

        Morgan Stanley also reviewed the historical implied ADS exchange ratios for certain additional periods ending on March 9, 2012. Morgan Stanley observed the following implied ADS exchange ratios:

Time Period	Implied ADS Exchange Ratio
March 9, 2012	0.62x
10-Day Average	0.56x
30-Day Average	0.62x
60-Day Average	0.62x
Since Tudou IPO:
Average	0.76x
High	1.30x
Low	0.48x

        Morgan Stanley noted that the ADS Consideration to be paid per Tudou ADS was US$39.89 (based on the ADS Exchange Ratio of 1.595x) as of March 9, 2012.

Comparable Companies Analysis

        Morgan Stanley performed a comparable company analysis for each of Tudou and Youku, which attempted to provide an implied value for Tudou and Youku by comparing them to similar companies. These companies were selected based upon the experience and judgment of Morgan Stanley and do not include all publicly traded internet companies. These companies were selected as comparables because they are publicly traded companies operating in the China internet industry and based upon certain criteria including but not limited to company size and strategic positioning. For purposes of its analysis, Morgan Stanley reviewed and compared certain publicly available and internal financial information, ratios and available public market multiples relating to Tudou and Youku, which were based on both equity research analyst projections ("Wall Street Projections") and projections and guidance provided by the respective managements of Tudou and Youku ("Management Projections"), to corresponding financial data for selected publicly traded companies.

Tudou Comparable Companies Analysis

        The companies included in the Tudou comparable companies analysis were:

  •
  Alibaba.com Limited;

  •
  NetEase.com, Inc.;

  •
  Ctrip.com International, Ltd.;

  •
  Qihoo 360 Technology Co. Ltd.;

  •
  Renren Inc.; and

  •
  51job, Inc.

        Morgan Stanley then reviewed both public and internal financial information to compare the financial metrics of these companies to the following Tudou metrics based on both Wall Street Projections and Tudou Management Projections:

  •
  aggregate value to 2011 historic revenue ("AV / 2011A Revenue"), where aggregate value means market equity value as of March 9, 2012 plus the following balance sheet items: short-term debt, current maturities of long-term debt, and long-term debt, less cash, restricted cash, and short-term investments ("Aggregate Value"),

  •
  Aggregate Value to 2012 estimated revenue ("AV / 2012E Revenue"), and

  •
  Aggregate Value to 2013 estimated revenue ("AV / 2013E Revenue").

        The following table reflects the results of the analysis and the corresponding multiples for Tudou:

	AV / 2011A Revenue	AV / 2012E Revenue	AV / 2013E Revenue
Range Derived from Tudou Comparables	6.0x - 10.0x	4.0x - 7.0x	3.0x - 5.0x

Youku Comparable Companies Analysis

        The companies included in the Youku comparable companies analysis were:

  •
  Alibaba.com Limited;

  •
  NetEase.com, Inc.;

  •
  Ctrip.com International, Ltd.;

  •
  Qihoo 360 Technology Co. Ltd.;

  •
  Renren Inc.;

  •
  51job, Inc.;

  •
  Baidu, Inc.; and

  •
  Tencent Holdings Limited.

        Morgan Stanley then reviewed both public and internal financial information to compare the financial metrics of these companies to the following Youku metrics based on both Wall Street Projections and Youku Management Projections:

  •
  AV / 2011A Revenue;

  •
  AV / 2012E Revenue; and

  •
  AV / 2013E Revenue.

        The following table reflects the results of the analysis and the corresponding multiples for Youku:

	AV / 2011A Revenue	AV / 2012E Revenue	AV / 2013E Revenue
Range Derived from Youku Comparables	7.0x - 11.0x	5.0x - 8.0x	4.0x - 6.0x

Implied Value per ADS and Exchange Ratio Ranges

        Applying the above range of multiples derived from the comparable public companies analysis, Morgan Stanley calculated a range of implied equity values per ADS of Tudou and per ADS of Youku for the AV / 2011A Revenue, AV / 2012E Revenue, and AV / 2013E Revenue metrics, based on each of the Wall Street Projections and Management Projections. Based on such implied equity values, Morgan Stanley then calculated a range of implied ADS exchange ratios, as detailed in the following table:

	AV / 2011A Revenue	AV / 2012E Revenue	AV / 2013E Revenue
Tudou
Wall Street Projections	N/A	US$23.18 - US$37.11	US$28.48 - US$44.39
Management Projections	US$20.64 - US$31.33	US$25.17 - US$40.59	US$31.57 - US$49.54
Youku
Wall Street Projections	N/A	US$15.87 - US$22.51	US$19.49 - US$26.83
Management Projections	US$12.99 - US$17.67	US$17.37 - US$24.91	US$22.33 - US$31.10
Implied ADS Exchange Ratio
Wall Street Projections	N/A	1.03x - 2.34x	1.06x - 2.28x
Management Projections	1.17x - 2.41x	1.01x - 2.34x	1.02x - 2.22x

        Morgan Stanley noted that the ADS Consideration to be paid per Tudou ADS was US$39.89 (based on the ADS Exchange Ratio of 1.595x) as of March 9, 2012.

        No company utilized in the comparable company analysis is identical to Tudou or Youku. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Tudou and Youku, such as the impact of competition on the businesses of Tudou and Youku, respectively, and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Tudou and Youku or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

Precedent Transactions Analysis

        Morgan Stanley also performed an analysis of selected precedent transactions, which attempted to provide an implied value for Tudou by comparing it to other companies involved in business combinations.

        Using publicly available information, Morgan Stanley considered a set of announced or completed transactions that involved technology companies using only stock as consideration since January 2002, with a deal value over US$200 million and with combined company pro forma ownership ranging from 20% to 49% ("Technology All Stock Transactions"). Morgan Stanley also considered a set of announced or completed transactions that involved Internet companies since January 2007 with a deal value over US$200 million ("Internet Transactions").

        Based on an assessment of the Technology All Stock Transactions, Morgan Stanley derived and applied a premium to the unaffected Tudou ADS price 30 days prior to March 9, 2012 ranging from 15% to 30% which implied a per ADS price range from US$16.55 to US$18.71 for Tudou. Based on an assessment of the Internet Transactions, Morgan Stanley derived and applied a premium to the unaffected Tudou ADS price 30 days prior to March 9, 2012 ranging from 30% to 60% which implied a per ADS price range from US$18.71 to US$23.02 for Tudou.

        Morgan Stanley noted that the ADS Consideration of US$39.89 reflected a 159% premium to Tudou's ADS closing price of US$15.39 as of March 9, 2012, a 188% premium to Tudou's volume weighted average price ("VWAP") of US$13.86 per ADS for the 30 days ending March 9, 2012, a 189% premium to Tudou's VWAP per ADS of US$13.80 for the 90 days ending March 9, 2012, and a 38% premium to Tudou's IPO price per ADS of US$29.00.

        Morgan Stanley also compared the following market metrics of the Internet Transactions:

  •
  Aggregate Value divided by 12-month trailing revenue ("AV / LTM Revenue"); and

  •
  Aggregate Value divided by 12-month forward revenue estimates ("AV / NTM Revenue"), which were based on Wall Street Projections.

        Based on the foregoing comparison of the Internet Transactions, Morgan Stanley calculated an implied ADS exchange ratio ranging from 1.19x to 2.16x based on AV / LTM Revenue multiples ranging from 3.0x to 5.0x, implying per ADS values ranging from US$12.63 to US$17.97 for Tudou and US$8.31 to US$10.65 for Youku. Morgan Stanley also calculated an implied ADS exchange ratio ranging from 1.03x to 2.63x based on AV / NTM Revenue multiples ranging from 2.0x to 4.0x, implying per ADS values ranging from US$15.14 to US$25.65 for Tudou and US$9.77 to US$14.74 for Youku.

        Morgan Stanley noted that the ADS Consideration to be paid per Tudou ADS was US$39.89 (based on the ADS Exchange Ratio of 1.595x) as of March 9, 2012.

        No company or transaction utilized as a comparison in the analysis of selected precedent transactions is identical to Tudou and Youku or the Merger in business mix, timing and size. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Tudou and Youku and other factors that would affect the value of the companies to which it is being compared. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, global business, economic, market and financial conditions and other matters, many of which are beyond the control of Tudou and Youku, such as the impact of competition on Tudou, Youku and the industry generally, industry growth and the absence of any adverse material change in the financial conditions and prospects of Tudou, Youku or the industry or the financial markets in general. Mathematical analysis (such as determining the mean or median) is not, in itself, a meaningful method of using precedent transactions data.

Discounted Cash Flow Analysis

        As part of its analysis, and in order to estimate the present value of Tudou's and Youku's ADSs, respectively, Morgan Stanley performed an illustrative discounted cash flow analysis for each company using Management Projections.

        Morgan Stanley calculated net present values of free cash flows for Tudou and Youku for the years 2012 through 2016 and calculated terminal values in the year 2016 based on a perpetual growth rate range of 4.0% to 6.0%, which range was derived based upon, among other things, the median of perpetual growth rates published by select equity research analysts. These values were discounted at a discount rate ranging from 15.0% to 17.0%, which range was derived taking into account, among other things, a weighted average cost of capital calculation based on factors commonly considered for purposes of calculating an estimated weighted average cost of capital, including the trading volatility of the ADSs of Tudou and Youku relative to the overall market. These analyses resulted in a range of implied present values of US$25.82 to US$36.74 per ADS for Tudou and US$20.75 to US$29.22 per ADS for Youku. Morgan Stanley then calculated an implied ADS exchange ratio range based on the implied present values per ADS of 0.88x to 1.77x.

        Morgan Stanley noted that the ADS Consideration to be paid per Tudou ADS was US$39.89 (based on the ADS Exchange Ratio of 1.595x) as of March 9, 2012.

Equity Research Price Target Analysis

        Morgan Stanley reviewed the price targets estimated by selected equity research analysts of Tudou ADSs and Youku ADSs available as of March 9, 2012. Morgan Stanley noted that the range of undiscounted price targets for Tudou ADSs was US$20.00 to US$29.70 with a median of US$20.50 and for Youku ADSs was US$15.00 to US$53.00 with a median of US$27.00. Morgan Stanley then calculated a range of implied ADS exchange ratio range based on these undiscounted price targets of 0.38x to 1.98x with a median of 0.76x.

        Morgan Stanley noted that the ADS Consideration to be paid per Tudou ADS was US$39.89 (based on the ADS Exchange Ratio of 1.595x) as of March 9, 2012.

Contribution Analysis

        Morgan Stanley also performed a contribution analysis which reviewed the implied ownership of the combined company for the existing group of Tudou shareholders and ADS holders based on certain financial metrics and historic operating metrics.

        Morgan Stanley computed the implied ownership for Tudou based on Management Projections for revenue, advertising revenue and gross profit through 2012. Morgan Stanley also computed the implied ownership for Tudou based on historic monthly operating data including daily click views, monthly unique visitors, monthly page views and monthly time spent based on the average of the last three months ending November 2011 from iResearch iUsertracker. Morgan Stanley also computed the implied ownership for Tudou based on cash available, defined as the aggregate of cash, restricted cash and short-term investments, as of December 2011 based on historic management accounts.

        The computation showed, among other things, that based on Management Projections for revenue, advertising revenue and gross profit through 2012, implied ownership for Tudou was 31.5%, 30.2% and 25.6%, respectively. Based on historic monthly operating data including daily click views, monthly unique visitors, monthly page views and monthly time spent, implied ownership for Tudou was 37.3%, 42.8%, 33.1% and 27.8%, respectively. Based on cash available, implied ownership for Tudou was 20.8%.

        Morgan Stanley noted that the ADS Exchange Ratio of 1.595 would result in pro forma ownership of the combined company for the existing group of Tudou shareholders and ADS holders equal to approximately 28.5%.

Miscellaneous

        In connection with the review of the Merger by the Tudou Board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Tudou or Youku. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of Tudou or Youku. Any estimates contained in Morgan Stanley's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

        Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the Share Exchange Ratio and ADS Exchange Ratio pursuant to the Merger Agreement from a financial point of view to the holders of Tudou shares and Tudou ADSs, respectively, and in connection with the delivery of its opinion to the Tudou Board. These analyses do not purport to be appraisals or to reflect the prices at which ADSs of Tudou or Youku might actually trade.

        The Share Exchange Ratio and ADS Exchange Ratio were determined through arm's-length negotiations between Tudou and Youku and was approved by the Tudou Board. Morgan Stanley provided advice to Tudou during these negotiations. Morgan Stanley did not, however, recommend any specific merger consideration to Tudou or that any specific exchange ratio constituted the only appropriate exchange ratio for the Merger.

        Morgan Stanley's opinion and its presentation to the Tudou Board was one of many factors taken into consideration by the Tudou Board in deciding to authorize and approve the Merger Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Tudou Board with respect to the Share Exchange Ratio or the ADS Exchange Ratio or of whether the Tudou Board would have been willing to agree to a different exchange ratio. Morgan Stanley's opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

        Morgan Stanley is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of Morgan Stanley's securities underwriting, trading, brokerage, foreign exchange, commodities and derivatives trading, prime brokerage, investment management, financing and financial advisory activities, Morgan Stanley or its affiliates may at any time hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for its own account or the accounts of customers, in debt or equity securities or loans of Youku, Tudou or any other company or any currency or commodity that may be involved in this transaction or any related derivative instrument.

        Morgan Stanley has provided Tudou with certain financial advisory services including the delivery of its financial opinion in connection with the Merger, and Tudou has agreed to pay Morgan Stanley US$3.5 million for such services, US$2.0 million of which is contingent upon the closing of the Merger.

In addition, Morgan Stanley is eligible to receive a discretionary fee in an amount to be determined by Tudou based on its satisfaction with Morgan Stanley's performance and contribution to the transaction. The terms of such discretionary fee are undefined. Tudou has also agreed to reimburse Morgan Stanley for certain of its expenses and to indemnify Morgan Stanley against certain liabilities arising out of its engagement.

Effects of the Merger to Tudou

        If the Merger is completed, Merger Sub will merge with and into Tudou, with Tudou continuing as the surviving company after the Merger. Tudou would continue its operations as a privately held company owned solely by Youku, and as a result of the Merger, the Tudou ADSs will no longer be listed on the NASDAQ, Tudou will cease to be a publicly traded company and the Tudou ADS program will terminate.

        As promptly as practicable following completion of the Merger, Youku will cause Tudou ADSs to be delisted from the NASDAQ and deregistered under the Exchange Act. Registration under the Exchange Act may be terminated upon application to the SEC if the Tudou ADSs are neither listed on a national securities exchange nor held by 300 or more holders of record. As a result of such deregistration, Tudou will no longer be required to file reports with the SEC or otherwise be subject to the United States federal securities laws applicable to public companies.

Lock-up Restriction for Tudou Voting Shareholders

        In the Youku Voting Agreements, each Tudou Voting Shareholder, including Mr. Gary Wei Wang and certain principal shareholders of Tudou which have appointed individuals who serve on the Tudou Board, has agreed to comply with restrictions on the disposition and encumbrance of the Youku shares or Youku ADSs received by it for 180 days following the closing of the Merger.

Interests of Tudou's Directors and Executive Officers in the Merger

        In considering the recommendation of the Tudou Board that Tudou shareholders vote for the authorization and approval of the Merger Agreement, the Plan of Merger and the Merger, Tudou shareholders should be aware that certain members of the Tudou Board and certain executive officers of Tudou have agreements and arrangements that provide them with interests in the Merger that may differ from, or be in addition to, the interests of other Tudou shareholders generally. The Tudou Board was aware of these agreements and arrangements during its deliberations of the merits of the Merger and in determining to recommend that Tudou shareholders vote for the authorization and approval of the Merger Agreement, the Plan of Merger and the Merger. These interests are described below.

Treatment of Tudou Share Options

        Certain directors and executive officers of Tudou hold Tudou share options, and the Merger Agreement provides that each Tudou share option that is outstanding immediately prior to the effective time, whether vested or unvested, shall, at the effective time of the Merger, be assumed by Youku and be replaced by Youku with a Youku share option. See "The Merger Agreement and Plan of Merger—Treatment of Tudou Share Options" for more information.

        Tudou may consider the immediate vesting upon the closing of the Merger of the Tudou share options held by certain directors and officers of Tudou, including Mr. Gary Wei Wang, chairman of the Tudou Board and Tudou's chief executive officer, in which case such Tudou share options shall become fully vested and exercisable upon the closing of the Merger.

        The following table shows, as of June 30, 2012, for each director and executive officer of Tudou, (1) the number of Tudou shares currently owned, (2) the number of Tudou shares underlying vested

Tudou share options and the number of Tudou shares underlying unvested Tudou share options that will vest within 60 days (not taking into account any accelerated vested options upon the closing of the Merger), (3) the total number of Tudou shares beneficially owned and (4) the percentage of Tudou's outstanding shares beneficially owned. The listed directors and executive officers have informed Tudou that they currently intend to vote all of their Tudou shares "FOR" the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Merger.

Name	Tudou Shares Currently Owned	Tudou Shares Underlying Vested Tudou Share Options and Tudou Shares Underlying Unvested Tudou Share Options Which Will Vest Within 60 Days		Total Number of Tudou Shares Beneficially Owned	Percentage of Tudou's Outstanding Shares Beneficially Owned
Gary Wei Wang	8,913,333	1,057,500	(1)	9,970,833	8.5%
Suyang Zhang	—	—		—	—
Hany Nada	11,027,224	—		11,027,224	9.4%
Sam Yung King Lai	*	*		*	*
David M. Hand	14,215,278	—		14,215,278	12.2%
Seow Woon Kwong	—	—		—	—
Ted Tak-Tai Lee	*	*		*	*
Conor Chia-hung Yang	—	—		—	—
Bin Yu	*	*		*	*

The calculations in the table above are based on 116,800,497 Tudou shares outstanding as of June 30, 2012. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of Tudou shares beneficially owned by a person and the percentage ownership of that person, we have included Tudou shares that the person has the right to acquire within 60 days after the date of this joint proxy statement/prospectus.

*
Less than 1% of the total outstanding Tudou shares.

(1)
Mr. Gary Wei Wang also owns options to purchase an additional 500,000 Tudou Class A shares.

Board Representation Rights

        Pursuant to the Merger Agreement, prior to the effective time of the Merger, Youku shall organize a meeting of the Youku Board for the purpose of appointing to the Youku Board as a director (1) Mr. Gary Wei Wang, chairman of the Tudou Board and Tudou's chief executive officer, who, subject to the paragraph below, shall be entitled to serve as a director on the Youku Board for a term of one year, and (2) Mr. Jixun Foo, who, subject to the paragraph below, shall be entitled to serve as a director on the Youku Board until his resignation or the designation of his successor by GGV II Delaware L.L.C., a principal shareholder of Tudou. The Youku Board shall cause any successor so designated by GGV II Delaware L.L.C. to be appointed to the Youku Board as a director.

        Notwithstanding anything in the preceding paragraph to the contrary, at such time after the effective time of the Merger as the Tudou Principal Shareholders beneficially own, in the aggregate, less than 5% of the total issued and outstanding Youku shares on a fully diluted basis for the first time, (1) the board representation rights discussed in the preceding paragraph shall immediately terminate and upon the request of the Youku Board, Mr. Gary Wei Wang and/or Mr. Jixun Foo shall tender his respective resignation from the Youku Board and (2) Youku may remove Mr. Wang and/or Mr. Foo from the Youku Board pursuant to its then effective articles of association.

Indemnification of Tudou Directors and Officers; Directors' and Officers' Insurance

        Pursuant to the Merger Agreement, Youku and the surviving company agree to indemnify and hold harmless each individual who at the effective time of the Merger is, or at any time prior to the effective time was, a director or officer of Tudou or the Tudou Subsidiaries against any costs, expenses and other liabilities incurred in connection with any claim, suit or investigation arising out of or related to such individual's service as a director or officer of Tudou or the Tudou Subsidiaries. The memorandum and articles of association of the surviving company will also contain provisions with respect to rights to indemnification that are at least as favorable to the directors, officers or employees of Tudou as those contained in the memorandum and articles of association of Tudou as in effect as of the date of the Merger Agreement.

        In addition, for a period of six years after the effective time of the Merger, Youku shall cause the surviving company to maintain Tudou's and the Tudou Subsidiaries' existing policies of directors' and officers' liability insurance for the benefit of those persons who are covered by such policies at the effective time, to the extent that such liability insurance can be maintained at a cost to Youku not greater than 300 percent of the annual premium for Tudou directors' and officers' liability insurance as of the date of the Merger Agreement. If such insurance cannot be so maintained or obtained at such costs, Youku shall maintain or obtain as much of such insurance as can be so maintained or obtained at an annual premium amount not in excess of 300 percent of the annual premium for the current Tudou directors' and officers' liability insurance as of the date of the Merger Agreement. For more information, see "The Merger Agreement and Plan of Merger—Directors' and Officers' Insurance; Indemnification" beginning on page 169.

Non-Competition Agreement between Mr. Gary Wei Wang and Youku

        Youku and its principal PRC operating subsidiary entered into non-competition agreements with Mr. Gary Wei Wang, the chairman and chief executive officer of Tudou, which will become effective as of and contingent upon the closing of the Merger.

        The non-competition agreements provide that Mr. Wang will not, for a three-year period beginning from the closing date of the Merger, directly or indirectly engage in the PRC in, or have any interest in, any firm, corporation or business that engages in the PRC, in the business of providing online video services, Internet television services, Internet protocol television services and online video aggregation or distribution. In addition, during the same period, Mr. Wang will not (1) either on his own behalf or on behalf of any other person, solicit business within the scope of businesses described above from any customer, supplier or distributor of Youku or its affiliates, and (2) either on his own behalf or on behalf of any other person, solicit, employ or engage as an employee or independent contractor any person who was an employee of Youku or any of its affiliates (including the surviving company and its subsidiaries) during the one-year period prior to such solicitation, employment or engagement or otherwise induce any such person to terminate his employment with Youku or one of its affiliates.

        The non-competition and non-solicitation restrictions do not prohibit Mr. Wang from serving as a director, officer or employee of Youku or its affiliates, owning equity securities of Youku or owning no more than one percent of the outstanding equity securities of any corporation or other business entity that is publicly-traded.

Registration Rights Agreement

        Youku has agreed to enter into a registration rights agreement with certain principal shareholders of Tudou, including Mr. Gary Wei Wang, certain of his affiliates and GGV II Delaware L.LC., on or prior to the effective time of the Merger, to grant certain piggyback registration rights to such principal shareholders of Tudou with respect to the Youku Class A shares to be owned by them after the closing of the Merger.

 Accounting Treatment

        The merger will be accounted for by Youku as a business combination using the acquisition method of accounting under U.S. GAAP.

        For more detail on the accounting treatment of the Merger, please see "Unaudited Pro Forma Condensed Combined Financial Information—Notes to Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 53.

Material U.S. Federal Income Tax Consequences of the Merger

Material U.S. Federal Income Tax Consequences

General

        The following general discussion sets forth the anticipated material U.S. federal income tax consequences of the Merger to U.S. Holders (as defined below) of Tudou shares or Tudou ADSs. This discussion also does not address the tax consequences of the Merger under non-U.S., state, local or other tax laws or the tax consequences of transactions effectuated prior or subsequent to, or concurrently or in connection with, the Merger. The following discussion is based on existing U.S. federal income tax law, including the provisions of the Internal Revenue Code, the Treasury Regulations thereunder, IRS rulings, judicial decisions and other administrative pronouncements, all as in effect on the date of this joint proxy statement/prospectus. Neither Youku nor Tudou can provide any assurance that future legislative, administrative or judicial changes or interpretations will not affect the accuracy of the statements or conclusions set forth below. Any future change in the U.S. federal income tax law or interpretation thereof could apply retroactively and could affect the accuracy of the following discussion. In addition, Youku and Tudou do not presently anticipate seeking any advance income tax ruling from the IRS regarding the tax consequences of the Merger or any transactions entered into concurrently or in connection with the Merger, and neither Youku nor Tudou can assure you that the IRS will agree with the conclusions expressed herein or that the conclusion expressed herein will be sustained by a U.S. court if so challenged.

        This discussion is addressed only to (1) Tudou shareholders to the extent that they exchange Tudou shares for Youku Class A shares pursuant to the Merger and (2) Tudou ADS holders to the extent that they exchange Tudou ADSs for Youku ADSs pursuant to the Merger and therefore are treated for U.S. federal income tax purposes as receiving the Youku Class A shares represented by such Youku ADSs. Further, this discussion addresses only those U.S. Holders that hold their Tudou shares or Tudou ADSs as a capital asset under the Internal Revenue Code (generally, property held for investment).

        This discussion does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, and does not address the tax consequences to investors subject to special tax rules, including, for example, investors that are:

  •
  a non-U.S. person or entity;

  •
  a tax-exempt organization or entity, a financial institution, a mutual fund or other regulated investment company, a dealer or broker in securities or an insurance company;

  •
  a trader who elects to mark-to-market its securities;

  •
  a person who holds Tudou shares or Tudou ADSs as part of an integrated investment such as a straddle, hedge, constructive sale, conversion transaction or other risk reduction transaction;

  •
  a person who holds Tudou shares or Tudou ADSs in an individual retirement or other tax-deferred account;

  •
  a person whose functional currency is not the U.S. dollar;

  •
  certain former citizens or residents of the United States subject to Section 877 of the Internal Revenue Code;

  •
  an individual who received Tudou shares or Tudou ADSs, or who acquires Youku Class A shares or Youku ADSs, pursuant to the exercise of employee stock options or otherwise as compensation or in connection with the performance of services;

  •
  a partnership or other flow-through entity (including an S corporation or a limited liability company treated as a partnership for U.S. federal income tax purposes) and persons who hold an interest in such entities;

  •
  a person subject to the alternative minimum tax; or

  •
  a person who owns directly, indirectly, or constructively 5% or more of Tudou's shares or will own 5% or more of Youku's shares pursuant to the Merger, including a "five percent transferee shareholder."

        In general, a "five-percent transferee shareholder" is a person who holds Tudou shares and will own directly, indirectly or constructively through attribution rules, at least five percent of either the total voting power or total value of Youku Class A shares immediately after the Merger. The attribution rules for determining ownership are complex, and neither Youku nor Tudou can offer any assurance that you will not be a five-percent transferee shareholder based on your particular facts and circumstances. If you believe you could become a five-percent transferee shareholder of Youku, you are urged to consult your tax advisor about the special rules and time-sensitive tax procedures, including the requirement to file a gain recognition agreement under section 367(a) of the Internal Revenue Code, that might apply regarding your ability to obtain non-recognition treatment in the Merger. Further, this discussion does not address the tax consequences to you if you own or owned (directly, indirectly or constructively) 10% or more of voting Tudou shares. Such a shareholder may be subject to adverse U.S. federal income tax rules that cause income to be recognized as a result of the Merger and is urged to consult with its tax advisor regarding the application of such rules.

        For purposes of this discussion, the term "U.S. Holder" means a beneficial owner of Tudou shares or Tudou ADSs that is for U.S. federal income tax purposes (1) an individual resident or citizen of the United States, (2) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created in or organized under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to U.S. federal income tax without regard to its source, or (4) a trust if (a) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of such trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes.

        You are strongly urged to consult your tax advisor as to the U.S. federal income tax consequences of the Merger, including the income tax consequences arising from your own unique facts and circumstances, and as to any estate, gift, state, local or non-U.S. tax consequences arising out of the Merger and the ownership and disposition of Youku ADSs and/or Youku Class A shares.

Certain U.S. Federal Income Tax Consequences of the Merger

        The following discussion as to the U.S. federal income tax consequences of the Merger assumes that the Merger will be consummated as described in the Merger Agreement and Youku's registration statement on Form F-4, of which this joint proxy statement/prospectus is a part. The following discussion further assumes (1) the accuracy and completeness both initially and continuing as of the effective time of the registration statement on Form F-4, of which this joint proxy statement/prospectus is a part, of the facts, information, representations, and covenants contained in originals or copies, certified or otherwise identified, of the Merger Agreement and Youku's registration statement on

Form F-4, (2) the accuracy and completeness, both initially and continuing as of such effective time, of certain statements, representations, covenants and agreements on factual matters made by Youku, Merger Sub and Tudou, (3) that such statements, representations, covenants and agreements referred to in clause (2) of this sentence are, and will continue to be as of the effective time of the registration statement on Form F-4, true and correct, (4) the absence of changes in existing facts and law, (5) the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents described in the opinion, the conformity to original documents of all documents submitted as certified, conformed, photostatic, or electronic copies, and the authenticity of the originals of such copies, and (6) that where documents have been provided in draft form, the final executed versions of such documents will not differ materially from such drafts. Based on such assumptions, statements, representations, covenants and agreements made by Youku, Merger Sub and Tudou, the Merger should qualify as a reorganization within the meaning of section 368(a) of the Internal Revenue Code if neither Youku or Tudou is or has been a PFIC. If any of these assumptions, representations, or covenants is inaccurate or is inconsistent with the actual facts, the U.S. federal income tax consequences of the Merger could be adversely affected. Although neither Youku nor Tudou expect to be classified as a PFIC, because PFIC status is a fact-intensive determination made on an annual basis, no assurance can be given that each of Youku or Tudou is not or has not been classified as a PFIC. Accordingly, while Youku and Tudou intend to treat the Merger as a reorganization under section 368(a) of the Internal Revenue Code, no assurance can be provided that the IRS will agree with this conclusion. Based solely upon and subject to the foregoing, the discussion in this paragraph and the following discussion constitute the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, U.S. counsel to Youku, to the extent that it states a legal conclusion relating to matters of U.S. federal income tax law, subject to the qualifications, assumptions and limitations set forth in Youku's registration statement on Form F-4, of which this joint proxy statement/prospectus is a part. No opinion is expressed with respect to the PFIC status of either Youku or Tudou.

        Based on the foregoing, as a result of the Merger being treated as a reorganization under section 368(a) of the Internal Revenue Code and assuming neither Youku nor Tudou is or has been a PFIC, if you receive only (1) Youku Class A shares in exchange for Tudou shares pursuant to the Merger, or (2) Youku ADSs in exchange for your Tudou ADSs pursuant to the Merger, you will not recognize gain or loss upon the exchange (except with respect to cash received in lieu of a fractional interest in a Youku Class A share or Youku ADS). Accordingly, (1) the aggregate tax basis of the Youku Class A shares or Youku ADSs you receive in the Merger will be the same as the aggregate tax basis of the Tudou shares or Tudou ADSs, respectively, you surrender in exchange therefor and (2) the holding period of the Youku Class A shares or Youku ADSs you receive in the Merger will include the holding period of the Tudou shares or Tudou ADSs, respectively, you surrender in exchange therefor.

        Based on the foregoing, as a result of the Merger being treated as a reorganization under section 368(a) of the Internal Revenue Code and assuming neither Youku nor Tudou is or has been a PFIC, any cash you receive in lieu of a fractional Youku Class A share or Youku ADS will be treated as a deemed redemption, taxable as a sale of that interest for cash, provided the redemption is not essentially equivalent to a dividend for U.S. federal income tax purposes. The amount of any capital gain or loss attributable to the deemed sale will be equal to the amount of cash received with respect to the fractional interest less the ratable portion of the tax basis of the Tudou share or Tudou ADS surrendered that is allocated to the fractional interest. If you are an individual, any gain recognized will generally be subject to reduced U.S. federal income tax rates (currently at a maximum 15% rate) if your holding period in the Tudou share or Tudou ADS is more than one year on the date of completion of the Merger. The deductibility of capital losses is subject to limitations.

        If the IRS successfully challenged the qualification of the Merger as a reorganization under section 368(a) of the Internal Revenue Code, you would generally be required to recognize gain or loss with respect to the Tudou shares and Tudou ADSs surrendered in the Merger equal to the difference between your adjusted tax basis in the surrendered shares or ADSs and the fair market value, as of the effective time of the Merger, of the Youku Class A shares or Youku ADSs (including any fractional Youku Class A shares or Youku ADSs) received or to be received in the Merger. Generally, in such event, your tax basis in the Youku Class A shares or Youku ADSs received by you would equal their fair market value as of the date of the Merger, and your holding period for the Youku Class A shares or Youku ADSs would begin on the day after the Merger.

        Neither Youku nor Tudou expects to be classified as a PFIC. Because PFIC status is a fact-intensive determination made on an annual basis, no assurance can be given that Youku or Tudou will not be classified as a PFIC. If Tudou is classified as a PFIC for any tax year during which you hold or have held Tudou shares or Tudou ADSs, under proposed U.S. Treasury Regulations, special rules may apply to cause you to recognize gain with respect to the Merger absent application of the "PFIC for PFIC Exception" discussed below. A non-United States corporation will generally be treated as a PFIC, for United States federal income tax purposes, if, in any particular taxable year, either (1) 75% or more of its gross income for such year consists of certain types of "passive" income or (2) 50% or more of the quarterly average of its assets (as determined on the basis of fair market value) during such year produce or are held for the production of passive income. Under the special rules:

  a.
  the Merger may be treated as a taxable exchange even if such transaction qualifies as a "reorganization" for U.S. federal income tax purposes within the meaning of section 368(a) of the Internal Revenue Code;

  b.
  any gain on the exchange of Tudou shares or Tudou ADSs will be allocated ratably over your holding period;

  c.
  the amount allocated to the current tax year and any year prior to the first year in which Tudou was classified as a PFIC will be taxed as ordinary income;

  d.
  the amount allocated to each other tax year will be subject to tax at the highest rate of tax in effect applicable to you; and

  e.
  an interest charge applicable generally to underpayments of tax will be imposed on the tax attributable to each taxable year, other than the current taxable year or any year prior to the first year in which Tudou was classified as a PFIC, for the period the tax was deferred

Generally, if these special rules apply, your tax basis in the Youku Class A shares or Youku ADSs received by you would equal their fair market value as of the date of the Merger, and your holding period for the Youku Class A shares or Youku ADSs would begin on the day after the Merger.

        Notwithstanding the foregoing, if (1) the Merger qualifies as a reorganization within the meaning of section 368(a) of the Internal Revenue Code, (2) Tudou was classified as a PFIC for any tax year during which you hold or held Tudou shares or Tudou ADSs, and (3) Youku also qualifies as a PFIC for the tax year that includes the day after the effective date of the Merger, then proposed U.S. Treasury Regulations generally provide that the special rules described above will not apply to the exchange of Tudou shares or Tudou ADSs for Youku Class A shares or Youku ADSs, as applicable, pursuant to the Merger. For purposes of this discussion, this exception is referred to as the "PFIC-for-PFIC Exception." In addition, to qualify for the PFIC-for-PFIC Exception, proposed U.S. Treasury Regulations require a U.S. Holder to report certain information to the IRS on Form 8621 together with such U.S. Holder's U.S. federal income tax return for the tax year in which the Merger occurs. It is not expected that Youku will be classified as a PFIC for the tax year that includes the day after the effective date of the Merger. Accordingly, it is anticipated that the PFIC-for-PFIC Exception would not be available to U.S. Holders with respect to the Merger. You are urged to consult your tax advisor regarding the U.S. federal income tax consequences of the Merger in the event either Youku or Tudou is treated as a PFIC.

Backup Withholding and Information Reporting

        Cash payments received in lieu of a fractional Youku Class A share or Youku ADS may, under certain circumstances, be subject to information reporting and backup withholding, currently at a 28% rate, unless you furnish a correct taxpayer identification number and make any other required certification on IRS Form W-9 or you otherwise establish an exemption from information reporting and backup withholding. Backup withholding is not an additional tax. Amounts withheld as backup withholding generally are allowed as a credit against your U.S. federal income tax liability, and you may be entitled to obtain a refund of any excess amounts withheld under the backup withholding rules if you file an appropriate claim for refund with the IRS and furnish any required information in a timely manner. You are urged to consult your tax advisor regarding the application of the information reporting and backup withholding rules.

Certain U.S. Federal Income Tax Consequences of Holding Youku Class A Shares and Youku ADSs

        The Youku 20-F, which has been incorporated by reference into this joint proxy statement/ prospectus, contains a description of certain U.S. federal income tax consequences related to holding Youku Class A shares and Youku ADSs. The description contained in the Youku 2011 20-F, however, is only a summary and does not purport to be a complete analysis of all potential tax effects resulting from the ownership of Youku Class A shares or Youku ADSs (such as tax consequences for holders who are subject to special treatment under U.S. federal income tax law). You are urged to consult your tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of an investment in Youku ADSs and Youku Class A shares.

Material PRC Income Tax Consequences of the Merger

        Under the EIT Law, which took effect on January 1, 2008, enterprises established outside of China whose "de facto management bodies" are located in the PRC are considered "resident enterprises," and thus will generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the State Council adopted the Regulation on the Implementation of PRC Enterprise Income Tax Law, effective as of January 1, 2008, which defines a "de facto management body" as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. Under the EIT Law and its implementation regulations, PRC enterprise income tax at the rate of 10% is applicable to any gain recognized by a "non-resident enterprise" under the EIT Law to the extent such gain is derived from sources within the PRC, provided that the "non-resident enterprise" (1) does not have an establishment or place of business in the PRC or (2) has an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, unless otherwise reduced or exempted by relevant tax treaties.

        The EIT Law and its implementation rules are relatively new and ambiguities exist with respect to the interpretation of the provisions relating to resident enterprise issues. Although Youku's offshore holding companies are not controlled by any PRC company or company group, Youku cannot assure you that it will not be deemed to be a PRC resident enterprise under the EIT Law and its implementation rules. In addition, under the Circular on Strengthening the Administration of Enterprises Income Tax on Non-resident Enterprises' Equity Transfer Income ("Circular 698," Guo Shui Han [2009] No. 698), issued by the State Administration of Taxation, which became effective retroactively as of January 1, 2008, and the Bulletin on Certain Issues regarding Administration of Income Tax on Non-resident Enterprises ("Bulletin 24," Bulletin (2011) No. 24 of the State Administration of Taxation), which was issued by the State Administration of Taxation and became effective as of April 1, 2011, if any non-resident enterprise transfers equity of a PRC resident enterprise, rather than purchasing and transferring the stock of a PRC resident enterprise through a public security market (with the volume and price determined pursuant to the standard trading rules of the public security market rather than being determined by the purchaser and seller by mutual agreement prior to the transaction), the non-resident enterprise may be subject to a 10% PRC enterprise income tax on the gain from such equity transfer, unless the amount of the equity interest to be transferred and the transfer price were determined pursuant to the standard trading rules of a public security market, rather than being determined by the purchaser and the seller by mutual agreement prior to the transaction, or unless otherwise reduced or exempted by relevant tax treaties. According to Circular 698 and Bulletin 24, where the non-resident enterprise indirectly holds and transfers equity of a PRC resident enterprise held through an offshore holding company, which was established in a jurisdiction with either (1) an effective tax rate imposed on the gain from such equity transfer of less than 12.5% or (2) a tax exemption for the foreign-sourced income arising out of such equity transfer, the non-resident enterprise shall be required to file with the relevant PRC taxation authorities certain information about the transfer. Where any such PRC taxation authorities, upon review and examination of the documents submitted by the non-resident enterprise, deem such offshore holding company to be a vehicle incorporated for the purpose of tax evasion and without reasonable commercial purposes, they have the power to re-classify the offshore share transfer transaction, deny the existence of the offshore holding company that is used for tax planning purposes and impose a 10% income tax on the gain from such offshore share transfer after an examination by the State Administration of Taxation.

        Tudou does not believe that a gain recognized on the receipt of the Merger Consideration for Tudou ADSs or Tudou shares pursuant to the Merger by Tudou ADS holders or Tudou shareholders who are non-resident enterprises should be subject to PRC income tax according to Circular 698. If, however, the PRC tax authorities were to determine that Tudou should be considered a resident enterprise under the EIT Law or that the receipt of the Merger Consideration for Tudou shares or Tudou ADSs should otherwise be subject to PRC income tax, then a gain recognized on the receipt of the Merger Consideration for Tudou shares or Tudou ADSs pursuant to the Merger by Tudou shareholders or Tudou ADS holders, respectively, who are non-resident enterprises under the EIT Law could be treated as PRC-source income that would be subject to PRC withholding tax at a rate of 10%, unless otherwise reduced pursuant to an applicable tax treaty.

        Youku's and Tudou's current understanding is that none of Youku, Merger Sub or Tudou will be required to deduct or withhold any amount from the Merger Consideration under applicable PRC law as (1) there is uncertainty as to the application of SAT Circular 698 (for example, the term "Indirect Transfer" is not clearly defined and the relevant authority has not yet promulgated any formal interpretations or declarations as to the process and format for reporting an Indirect Transfer to the competent tax authority of the relevant PRC resident enterprise), (2) neither Youku nor Tudou believes that the Merger is an "Indirect Transfer," because Tudou's shareholders did not transfer their Tudou shares in exchange for cash in the Merger (instead such shareholders will continue their investments in the online video business through exchanging Tudou shares for Youku shares), and Tudou's business structure within China and outside of China was not changed prior to, and has not changed since, the Merger, and (3) neither of Youku or Tudou is aware of any past transactions of the same or a similar nature and structure as the Merger ever having been made subject to SAT Circular 698. In the event that circumstances change and a deduction or withholding is required, each of the surviving company, Tudou, Youku and the exchange agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement such amounts as it reasonably determines is required to deduct and withhold with respect to the making of such payment under any applicable tax laws of the PRC. To the extent that amounts are so withheld and paid over to the appropriate governmental entity by the surviving company, Tudou, Youku or the exchange agent, as the case may be, such withheld amounts shall be treated for all purposes of the Merger Agreement as having been paid to the holder of Tudou shares or Tudou ADSs in respect to which such deduction and withholding was made by the surviving company or Youku, as the case may be. In the event that deduction or withholding in respect of PRC tax is necessary, Youku and Tudou will revise this joint proxy statement/

prospectus to describe the proposed deduction or withholding, and Youku will file with the SEC an amendment to its registration statement on Form F-4, which will include the revised joint proxy statement/prospectus.

        You should consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including any PRC tax consequences.

Material Cayman Islands Tax Consequences of the Merger

        The Cayman Islands currently has no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will payable (either by direct assessment or withholding) to the Cayman Islands government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of the Merger Consideration by Tudou shareholders or Tudou ADS holders under the terms of the Merger Agreement. This is subject to the qualification that (1) Cayman Islands stamp duty may be payable if any original transaction documents, including the Merger Agreement, are brought to or executed in the Cayman Islands; and (2) registration fees will be payable to the Cayman Islands Registrar of Companies to register the Plan of Merger.

Appraisal Rights

        The following is a brief summary of the rights of holders of the Tudou shares to object to the Merger and receive cash equal to the appraised or agreed fair value of their Tudou shares ("appraisal rights"). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the Cayman Companies Law, a copy of which is attached as Appendix E to this joint proxy statement/prospectus. If you are contemplating the possibility of objecting to the Merger, you should carefully review the text of Appendix E, particularly the procedural steps required to perfect appraisal rights. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Companies Law, you will lose your appraisal rights.

Requirements for Exercising Appraisal Rights

        A dissenting registered shareholder of Tudou is entitled to payment of the fair value of his or her Tudou shares upon dissenting to the Merger.

        The exercise of your appraisal rights will preclude the exercise of any other rights by virtue of holding Tudou shares in connection with the Merger, other than the right to seek relief on the grounds that the Merger is void or unlawful. To preserve your appraisal rights, the following procedures must be followed:

  •
  you must give written notice of objection ("Notice of Objection") to Tudou prior to the Tudou AGM vote to authorize and approve the Merger. The Notice of Objection must include a statement that you propose to demand payment for your Tudou shares if the Merger is authorized and approved at the Tudou AGM;

  •
  within twenty (20) days immediately following the date on which the vote of Tudou shareholders authorizing and approving the Merger is passed, Tudou must give written notice of the authorization ("Approval Notice") to all Dissenting Shareholders who have served a Notice of Objection;

  •
  within twenty (20) days immediately following the date on which the Approval Notice is given (the "Dissent Period"), the Dissenting Shareholder must give a written notice of his or her decision to dissent (a "Notice of Dissent") to Tudou stating his or her name and address, the number of Tudou shares with respect to which he or she dissents and demanding payment of the fair value of his or her Tudou shares; and a Dissenting Shareholder must dissent in respect of all the Tudou shares which he or she holds;

  •
  within seven (7) days immediately following (1) the date of expiration of the Dissent Period or (2) the date on which the Plan of Merger is filed with the Registrar of Companies of the Cayman Islands, whichever is later, Tudou, as the surviving company, must make a written offer (a "Fair Value Offer") to each Dissenting Shareholder to purchase its Tudou shares at a price determined by Tudou to be the fair value of such Tudou shares;

  •
  if, within 30 days immediately following the date of the Fair Value Offer, Tudou and the Dissenting Shareholder fail to agree on a price at which Tudou will purchase the Dissenting Shareholder's shares, then, within twenty (20) days immediately following the date of the expiration of such 30-day period, Tudou must, and the Dissenting Shareholder may, file a petition with the Grand Court of the Cayman Islands (the "Grand Court") for a determination of the fair value of the Tudou shares held by all Dissenting Shareholders who have served a Notice of Dissent and who have not agreed with Tudou as to fair value, the petition by Tudou must be accompanied by a verified list containing the names and addresses of all registered Tudou shareholders who have filed a Notice of Dissent and who have not agreed with Tudou as to the fair value of the Tudou shares; and

  •
  if a petition is timely filed and served, the Grand Court will determine at a hearing at which Dissenting Shareholders are entitled to participate in (1) the fair value of the Tudou shares held by those shareholders and (2) the costs of the proceeding and the allocation of such costs upon the parties.

        All notices and petitions must be executed by or for the shareholder of record, fully and correctly, as such shareholder's name appears on the register of members of Tudou. If the Tudou shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If the Tudou shares are owned by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a shareholder of record; however, the agent must identify the record owner and expressly disclose that, in exercising the notice, he is acting as agent for the record owner. A person having a beneficial interest in Tudou shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized above and in a timely manner to perfect any appraisal rights attached to the Tudou shares.

        If you do not satisfy each of these requirements, you cannot exercise appraisal rights and will be bound by the terms of the Merger Agreement. Submitting a proxy card that does not direct how the Tudou shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Tudou shares, or a vote against the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Merger, will not alone satisfy the notice requirement referred to above. You must send all notices to Tudou Holdings Limited, Michael Fu, Investor Relations Director, Tudou Holdings Limited, Building No. 6, X2 Creative Park, 1238 Xietu Road, Xuhui District, Shanghai 200032, People's Republic of China.

        If you are considering dissenting, you should be aware that the fair value of your Tudou shares determined under Section 238 of the Cayman Companies Law could be more than, the same as, or less than the 7.177 Youku Class A shares that you would otherwise receive for each Tudou share in the Merger.

        In addition, in any proceedings for determination of the fair value of the Tudou shares covered by a Notice of Dissent, Tudou and Youku intend to assert that the Per Share Merger Consideration of 7.177 Youku Class A shares is equal to the fair value of each of your Tudou shares.

        The provisions of Section 238 of the Cayman Companies Law are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your appraisal rights. You should consult your Cayman Islands legal counsel if you wish to exercise appraisal rights.

        No provision has been made to (1) grant Tudou's shareholders or ADS holders access to corporate files of Tudou and other parties to the proposed Merger or any of their respective affiliates or (2) obtain counsel or appraisal services at the expense of Tudou or any other such party or affiliate.

Surrender of Tudou ADSs

        Tudou ADS holders will not have the right to seek appraisal and payment of the fair value of the Tudou shares underlying their ADSs. The Tudou depositary will not attempt to perfect any appraisal rights with respect to any of the Tudou shares that it holds, even if the ADS holder requests the Tudou depositary to do so. Tudou ADS holders wishing to exercise appraisal rights must surrender their ADSs to the Tudou depositary, pay the Tudou depositary's fees required for such surrender, provide instructions for the registration of the corresponding Tudou shares, and certify that they have not given, and will not give, voting instructions as to the ADSs (or alternatively, they will not vote the shares) and become registered holders of Tudou shares by the close of business on                        , 2012 (New York City time). Thereafter, such former Tudou ADS holders must comply with the procedures and requirements for exercising dissenter and appraisal rights with respect to their shares under Section 238 of the Cayman Companies Law.

        The Bank of New York Mellon is the depositary for the Tudou ADS program. If you own Tudou ADSs and wish to exercise appraisal rights, you must surrender your ADSs to the Tudou depositary at its office at 101 Barclay Street New York N.Y. 10286; Attention: ADR Division. Upon your payment to the Tudou depositary of the Tudou ADS cancellation fee, and any other expenses, taxes or charges, such as stamp taxes or stock transfer taxes or fees, the Tudou depositary will arrange for the principal office of the Hong Kong and Shanghai Banking Corporation Limited, the custodian holding the Tudou shares, to transfer the Tudou shares underlying the ADSs and any other deposited securities underlying the ADSs to such ADS holder or a person designated by such ADS holder. The deadline for surrendering Tudou ADSs to the Tudou depositary for these purposes is the close of business on                        , 2012 (New York City time).

        If your Tudou ADSs are held in "street name," you should consult with your broker or custodian.

Effects on Tudou if the Merger is Not Completed

        If the Merger is not completed for any reason, including but not limited to Tudou shareholders not authorizing and approving the Merger Agreement, the Plan of Merger and the Merger or Youku shareholders not authorizing and approving the Share Issuance, Tudou shareholders and ADS holders will not receive any Merger Consideration nor will the holders of any Tudou share options receive Youku share options pursuant to the Merger Agreement. In addition, Tudou will remain a public company. The Tudou ADSs will continue to be listed and traded on the NASDAQ, provided that Tudou continues to meet the NASDAQ's listing requirements. In addition, Tudou will remain subject to SEC reporting obligations. Therefore, Tudou shareholders and ADS holders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of Tudou shares and ADSs.

        Under specified circumstances in which the Merger Agreement is terminated, Tudou may be required to pay Youku a termination fee, or Youku may be required to pay Tudou a termination fee, in each case, as described under the caption "The Merger Agreement and Plan of Merger—Termination Fees" beginning on page 174.

THE MERGER AGREEMENT AND PLAN OF MERGER

        The following is a summary of the Merger Agreement, the Plan of Merger and of certain other key aspects of the Merger. This summary does not purport to be a complete description of the terms and conditions of the Merger Agreement or the Plan of Merger and is qualified in its entirety by reference to the Merger Agreement and the Plan of Merger, copies of which are attached as Appendix A to this joint proxy statement/prospectus and incorporated herein by reference. Youku shareholders and Tudou shareholders are urged to read the Merger Agreement and the Plan of Merger in their entirety. In the event of any discrepancy between the terms of the Merger Agreement or the Plan of Merger and the following summary, the Merger Agreement and the Plan of Merger will control.

 Structure and Completion of the Merger

        The Merger Agreement and the Plan of Merger provide for the merger of Merger Sub with and into Tudou upon the terms and subject to the conditions of the Merger Agreement and in accordance with the Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised). If the Merger is completed, Tudou will cease to be a publicly-traded company and will continue its operations as a privately held company wholly owned by Youku.

        The closing of the Merger will occur within three business days after all of the closing conditions set forth in the Merger Agreement have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing, but subject to the fulfillment or waiver of those conditions at the closing). At the closing or as soon as practicable thereafter, Youku, Merger Sub and Tudou will execute the Plan of Merger and file the Plan of Merger and other related documents with the Registrar of Companies of the Cayman Islands. The Merger will become effective when the Plan of Merger has been registered by the Registrar of Companies of the Cayman Islands or at such other subsequent date or time thereafter within 90 days of the date of such registration as Merger Sub and Tudou may agree and specify in the Plan of Merger in accordance with the Cayman Companies Law. Following completion of the Merger, Tudou will continue as the surviving entity and the separate corporate existence of Merger Sub will cease.

Memorandum and Articles of Association; Directors and Officers of the Surviving Company

        Upon completion of the Merger, the memorandum and articles of association of Merger Sub, as in effect at the effective time, will be the memorandum and articles of association of the surviving company, except that, at the effective time, (1) Clause 1 of the memorandum of association shall be amended to state "The name of the Company is Tudou Holdings Limited" and (2) the memorandum and articles of association shall be amended to refer to the name of the surviving company as "Tudou Holdings Limited."

        The directors of Merger Sub immediately prior to the effective time will become the directors of the surviving company and the officers of Tudou immediately prior to the effective time will remain the officers of the surviving company.

Merger Consideration

        At the effective time of the Merger, by virtue of the Merger and without any action on the part of Youku, Merger Sub or Tudou or any other shareholders of Tudou:

  1.
  other than as provided in paragraph (2) immediately below, each Tudou Class A share and each Tudou Class B share issued and outstanding immediately prior to the effective time of the Merger (other than the Excluded Tudou Shares and Dissenter Shares), shall be cancelled in exchange for the right to receive 7.177 Youku Class A shares (such number of Youku Class A shares, the "Per Share Merger Consideration"); and

  2.
  each Tudou ADS will be surrendered in exchange for the right to receive 1.595 Youku ADS (such number of Youku ADSs, the "Per ADS Merger Consideration" and together with the Per Share Merger Consideration, the "Merger Consideration."

        No fractional Youku shares or Youku ADSs will be issued to Tudou shareholders and ADS holders as part of the total Merger Consideration. The exchange agent will (1) receive all Youku ADSs not used for share exchange in the Merger because of the existence of fractional Youku Class A shares or Youku ADSs and (2) sell such Youku ADSs on behalf of the holders of fractional Youku ADSs on the NYSE and pass on the proceeds due and payable to such holders of the Tudou ADSs in cash.

        As of the effective time, all of the Tudou shares, including Tudou shares represented by Tudou ADSs, shall, by virtue of the Merger and without any action on the part of its holder, be surrendered for cancellation, shall not be issued or outstanding and shall cease to exist thereafter, and the register of members of Tudou shall be amended accordingly. Each Tudou share (other than the Excluded Tudou Shares and Dissenter Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, each Tudou share represented by a Tudou ADS, together with such Tudou ADS, shall thereafter represent only the right to receive the Per ADS Merger Consideration, without interest, and any Dissenter Shares shall thereafter represent only the right to receive any applicable payments resulting from the procedure in Section 238 of the Cayman Companies Law, and which is described in more detail in the section headed "The Merger—Appraisal Rights" and "Appendix E: Section 238 of the Cayman Companies Law" in this joint proxy statement/prospectus.

        Notwithstanding the preceding paragraphs set forth under this sub-section headed "—Merger Consideration," all Excluded Tudou Shares shall, by virtue of the Merger and without any action on the part of its holder, be cancelled, shall not be issued or outstanding and shall cease to exist thereafter, the register of members of Tudou will be amended accordingly, and no consideration shall be delivered or deliverable in exchange therefor.

        The Per Share Merger Consideration will not be issued or delivered to any Tudou shareholder who is untraceable, unless such shareholder notifies the exchange agent of their contact details prior to the effective time of the Merger. A Tudou shareholder will be deemed to be untraceable if (1) he has no registered address in the register of members maintained by Tudou, (2) on the last two consecutive occasions on which a dividend has been paid by Tudou a check payable to such Tudou shareholder either (a) has been sent to such shareholder and has been returned undelivered or has not been cashed, or (b) has not been sent to such shareholder because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to Tudou, or (3) notice of a general meeting of Tudou shareholders has been sent to such shareholder and has been returned undelivered.

        At the effective time of the Merger, each ordinary share, par value US$0.0001 per share, of Merger Sub issued and outstanding immediately prior to the effective time of the Merger will be converted into one fully paid and nonassessable ordinary share, par value US$0.0001 per share, of the surviving company.

        Please see the section headed "Risk Factors—Risks Related to the Merger and the Combined Business—The market price of the Youku ADSs may decline following the completion of the Merger or during the period of time between the Tudou AGM and the date on which Tudou shareholders and Tudou ADS holders actually receive Youku Class A shares and Youku ADSs pursuant to the Merger Agreement."

Treatment of Tudou Share Options

        Each Tudou share option that is outstanding immediately prior to the effective time of the Merger, whether vested or unvested, shall, at the effective time of the Merger, be assumed by Youku and be replaced by Youku with a Youku share option. Each such Youku share option shall be exercisable for that number of whole Youku Class A shares (rounded down to the nearest whole share) equal to the product of (1) the total number of Tudou shares subject to such Tudou share option and (2) 7.177, at an exercise price per Youku Class A share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of the Tudou share option by (y) 7.177. Each such Youku share option shall continue to have, and shall be subject to, the same terms and conditions as applied to the Tudou share option immediately prior to the effective time (but taking into account any changes thereto provided for in the Tudou share incentive plan, any award agreement, or any other contract or agreement, including by reason of the Merger Agreement or the transactions contemplated thereby).

        Tudou may consider the immediate vesting upon the closing of the Merger of the Tudou share options held by certain directors and officers of Tudou, including Mr. Gary Wei Wang, chairman of the Tudou Board and Tudou's chief executive officer, in which case such Tudou share options shall become fully vested and exercisable upon the closing of the Merger.

        Unless otherwise determined by Youku, Tudou's share incentive plan shall terminate as of the effective time of the Merger. Tudou shall take all actions necessary to (1) effect the measures contemplated in this sub-section headed "—Treatment of Tudou Share Options," including but not limited to the adoption of any plan amendments, obtaining the approval of the Tudou Board and/or obtaining the necessary employee or option holder consents and (2) ensure that from and after the effective time neither Youku nor the surviving company will be required to issue Tudou shares, other share capital of the surviving company or any other consideration (other than as required by this sub-section headed "—Treatment of Tudou Share Options") to any person pursuant to or in settlement of Tudou share options or any other awards granted under Tudou's share incentive plan.

Exchange Procedures

Holders of Tudou shares

        Within five business days after the effective time, the exchange agent will mail to each registered holder of the Tudou shares (other than the Tudou depositary and holders of the Excluded Tudou Shares and Dissenter Shares) (1) a form of letter of transmittal specifying how the delivery of the Merger Consideration to registered holders of the Tudou shares will be effected and (2) instructions for effecting the surrender of share certificates representing the Tudou shares in exchange for the applicable Merger Consideration. Upon surrender of a share certificate or a declaration of loss or non-receipt and a completed letter of transmittal, each registered holder of Tudou shares will receive an amount equal to (1) the number of Tudou shares held by such holder multiplied by (2) the Per Share Merger Consideration.

Holders of Tudou ADSs

        Within five business days after the effective time of the Merger, the surviving company will mail to the Tudou depositary (1) a form of letter of transmittal specifying how the delivery of the Merger Consideration to the Tudou depositary will be effected and (2) instructions for effecting the surrender of all certificates representing Tudou ADSs. The Tudou depositary will be entitled to receive the Per ADS Merger Consideration, without interest, for each Tudou share held by the Tudou depositary in respect of which a Tudou ADS has been issued (other than those Tudou ADSs represented by Tudou shares issued to the Tudou depositary and reserved for future grants under the Tudou share incentive plan) (the "Aggregate ADS Payment").

        Within five business days following the payment of the Aggregate ADS Payment, the Tudou depositary to mail to each registered holder of Tudou ADSs (other than holders of Excluded Tudou

Shares) (1) a form of letter of transmittal specifying how the delivery of the Merger Consideration to the registered holders of the Tudou ADSs will be effected and (2) instructions for effecting the surrender of Tudou ADSs. Each holder registered on the register of Tudou ADSs at the effective time shall be entitled to receive the Per ADS Merger Consideration for each Tudou ADS cancelled at the effective time multiplied by the number of Tudou ADSs held by such holder, provided that each holder shall be required to (a) surrender such ADSs to the Tudou depositary together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, (b) pay the Tudou depositary's fee of 5¢ per Tudou ADS, and (c) pay to the Youku depositary an ADS issuance fee of 5¢ per Youku ADS to be issued (which equals to 7.975¢ per Tudou ADS, or US$79.75 for every 1,000 Tudou ADSs, surrendered to the Tudou depositary in exchange for Youku ADSs). The ADSs so surrendered to the Tudou depositary shall forthwith be cancelled pursuant to the Tudou Deposit Agreement.

Withholding Rights

        Each of the surviving company, Tudou, Youku and the exchange agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement such amounts as it reasonably determines is required to deduct and withhold with respect to the making of such payment under any applicable tax laws of the United States, PRC, or other applicable jurisdictions. To the extent that amounts are so withheld and paid over to the appropriate governmental entity by the surviving company, Tudou, Youku or the exchange agent, as the case may be, such withheld amounts shall be treated for all purposes of the Merger Agreement as having been paid to (1) the holder of Tudou shares in respect to which such deduction and withholding was made by the surviving company or Youku, as the case may be, (2) Youku in respect of which such deduction and withholding was made by Tudou with respect any termination fee paid by Tudou, and (3) Tudou in respect of which such deduction and withholding was made by Youku with respect to any no vote termination fee or termination fee paid by Youku. See the sub-section headed "—Termination Fees" for more information on termination fees.

Representations and Warranties

        The Merger Agreement contains representations and warranties made by Tudou to Youku and Merger Sub as well as representations and warranties made by Youku and Merger Sub to Tudou. The statements embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the Merger Agreement (including the disclosure schedules delivered by Tudou and Youku in connection therewith but not reflected in the Merger Agreement). In addition, some of those representations and warranties are subject to a contractual standard of materiality different from that generally applicable for the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Merger. Moreover, information concerning the subject matter of the representations and warranties are made as of specified dates, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the Merger Agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in this joint proxy statement/prospectus.

        As used in this section headed "The Merger Agreement, the Plan of Merger and the Merger," "Tudou Subsidiaries" means Tudou's subsidiaries and consolidated affiliated entities and "Youku Subsidiaries" means Youku's subsidiaries and consolidated affiliated entities.

        The representations and warranties made by Tudou to Youku and Merger Sub include representations and warranties relating to, among other things:

  •
  corporate organization, existence, good standing of Tudou and the Tudou Subsidiaries and power and authority to carry on Tudou's businesses;

  •
  Tudou's capitalization, information on Tudou's share options and share incentive plan, the absence of preemptive or other similar rights or any debt securities that give its holders the right to vote with Tudou's shareholders and the absence of encumbrances on Tudou's ownership of equity interests in the Tudou Subsidiaries;

  •
  Tudou's corporate power and authority to execute and deliver, to perform its obligations and to consummate the transactions under the Merger Agreement, and the enforceability of the Merger Agreement against Tudou;

  •
  the Tudou Board's direction that the Merger Agreement, the Merger and Plan of Merger be submitted to Tudou shareholders for their authorization and approval at a meeting to be held for that purpose, and the required vote of Tudou's shareholders to authorize and approve the Merger Agreement, the Merger and the Plan of Merger and the transactions contemplated thereby;

  •
  filings with the SEC and compliance with applicable law concerning disclosure controls and procedures and internal control over financial reporting;

  •
  accuracy of the information provided by Tudou in the registration statement on Form F-4, of which this joint proxy statement/prospectus is a part;

  •
  absence of certain undisclosed liabilities;

  •
  the absence of a "Tudou Material Adverse Effect" (as defined below), the operation of Tudou and the Tudou Subsidiaries in the ordinary course of business and the absence of certain other material changes or events since December 31, 2011;

  •
  governmental consents and approvals required for the execution and delivery by Tudou of the Merger Agreement or the consummation by Tudou of the Merger;

  •
  the absence of violations of, default under, or material breach of, the governing documents of Tudou and the Tudou Subsidiaries, applicable law regarding Tudou and the Tudou Subsidiaries and certain agreements of Tudou and the Tudou Subsidiaries as a result of Tudou entering into and performing under the Merger Agreement and consummating the transactions contemplated by the Merger Agreement, including the Merger;

  •
  ownership and leasing of real property;

  •
  the absence of material legal proceedings and governmental orders against Tudou or the Tudou Subsidiaries;

  •
  licenses and permits and compliance with applicable law;

  •
  employee compensation and benefits matters;

  •
  collective bargaining and other labor matters;

  •
  the timely filing of all material tax returns, timely payment of taxes and other tax matters;

  •
  material contracts, including the absence of any default under, or termination of, any material contract;

  •
  ownership of, and sufficiency of rights in, intellectual property;

  •
  insurance matters;

  •
  Tudou's control over the Tudou Subsidiaries that are PRC subsidiaries and other matters related to Tudou's variable interest entities;

  •
  takeover statutes;

  •
  the absence of undisclosed related party transactions;

  •
  the receipt of an opinion of Morgan Stanley;

  •
  the absence of any undisclosed broker's or finder's fees;

  •
  acknowledgement by Tudou that, with respect to estimates, projections and other forward looking information, as well as business plans, regarding Youku provided by Youku in connection with Tudou's due diligence investigation of Youku, none of Youku, the Youku Subsidiaries or any of their respective affiliates or representatives has made or is making any representation or warranty with respect to such estimates, projections and other forward looking information or business plans; and

  •
  the absence of any other representations and warranties made by Tudou to Youku and Merger Sub (and Youku and Merger Sub acknowledge such absence of any other representations and warranties made by Tudou to Youku and Merger Sub).

        Many of the representations and warranties in the Merger Agreement made by Tudou are qualified as to "materiality" or "Tudou Material Adverse Effect." For purposes of the Merger Agreement, a "Tudou Material Adverse Effect" means any change, circumstance, event, effect or occurrence that, individually or in the aggregate with all other changes, circumstances, events, effects or occurrences, (1) has had or would reasonably be expected to have a material adverse effect on the business, results of operations, assets or consolidated financial condition of Tudou and the Tudou Subsidiaries, taken as a whole, or (2) would or would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by the Merger Agreement; provided that in no event shall any of the following, constitute, or be taken into account in determining whether a "Tudou Material Adverse Effect" has occurred:

  1.
  changes generally affecting (A) the industry in which Tudou and the Tudou Subsidiaries operate and (B) economic, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates; or

  2.
  (A) changes in law or in generally accepted accounting principles or in accounting standards, (B) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (C) pandemics, earthquakes, hurricanes, tornadoes or other natural disasters or similar force majeure events, (D) any change, circumstance, event, effect or occurrence attributable to any action taken by Tudou or the Tudou Subsidiaries that is expressly required by the Merger Agreement or requested by the Transition Management Committee (as defined below in the sub-section headed "—Transition Management Committee") or the failure by Tudou or the Tudou Subsidiaries to take any action that is prohibited by the Merger Agreement or the Transition Management Committee (provided that any request by the Transition Management Committee shall have been unanimously approved by the Transition Management Committee in writing), (E) any decline in the market price, or change in trading volume, of the share capital of Tudou or Tudou ADSs, (F) any failure to meet any internal or public projections, forecasts, or guidance, (G) any change, circumstance, event, effect or occurrence attributable to the consummation of the transactions contemplated by, or the announcement of the execution of, the Merger Agreement, or (H) any change resulting, or any facts or circumstances relating to, Youku, Merger Sub or any of their respective affiliates (it being understood that the exceptions in clauses (E) and (F) shall not prevent or otherwise affect a determination that the underlying cause of any such decline or failure referred to therein is a Tudou Material Adverse Effect);

    provided, however, that any change, circumstance, effect, event or occurrence referred to in clauses (1) or (2)(A), (B) or (C) above shall be taken into account for purposes of such clause only to the extent such change, circumstance, effect, event or occurrence does not adversely affect Tudou and the Tudou Subsidiaries, taken as a whole, in a materially disproportionate manner as compared to other participants in the industry in which Tudou and the Tudou Subsidiaries operate.

        Youku and Merger Sub made certain representations and warranties to Tudou under the Merger Agreement. The representations and warranties Youku and Merger Sub made to Tudou under the Merger Agreement relate to, among other things:

  •
  the due organization, existence and good standing of Youku, Merger Sub and Youku's Subsidiaries, Youku's ownership interest in the Youku Subsidiaries and authority to carry on Youku's businesses;

  •
  capitalization of Youku, options granted under Youku's share incentive plans, share capital of the Youku Subsidiaries, Youku ownership of Merger Sub and operations of Merger Sub;

  •
  Youku's and Merger Sub's corporate power and authority to execute and deliver the Merger Agreement and, subject to, in the case of Youku, obtaining the required Youku shareholder vote, to consummate the transactions contemplated by the Merger Agreement, ability to carry out the obligations under the Merger Agreement and the enforceability of the Merger Agreement against them;

  •
  the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by the Merger Sub board of directors and the sole shareholder of Merger Sub;

  •
  the Youku Board's direction that the Share Issuance be submitted to Youku shareholders for their authorization and approval at a meeting to be held for that purpose, and the required vote of Youku shareholders to authorize and approve the Share Issuance;

  •
  the accuracy of the information provided by Youku and the Youku Subsidiaries (including Merger Sub) for inclusion in the registration statement on Form F-4, of which this joint proxy statement/prospectus is a part;

  •
  governmental consents and approvals;

  •
  the absence of violation of, default under, or material breach of, the (assuming the required Youku shareholder vote is obtained) governing documents of Youku, Merger Sub or any of the Youku Subsidiaries, applicable law regarding Youku, Merger Sub and the Youku Subsidiaries, and certain agreements of Youku, Merger Sub and the Youku Subsidiaries, as a result of Youku or Merger Sub entering into and performing under the Merger Agreement and consummating the transactions contemplated by the Merger Agreement, including the Merger;

  •
  absence of a "Youku Material Adverse Effect" (as defined below) and operation of Youku in the ordinary course of business since December 31, 2011;

  •
  filings with the SEC and compliance with applicable law concerning disclosure controls and procedures and internal control over financial reporting;

  •
  the absence of certain undisclosed liabilities;

  •
  the absence of material legal proceedings and governmental orders against Youku, Merger Sub and the Youku Subsidiaries;

  •
  licenses and permits and compliance with applicable law;

  •
  taxes and tax returns;

  •
  material contracts, including the absence of any default under, or termination of, any material contract;

  •
  intellectual property matters;

  •
  Youku Subsidiaries that are PRC subsidiaries;

  •
  absence of undisclosed related party transactions;

  •
  the receipt of an opinion of Allen & Company;

  •
  the absence of any undisclosed broker's or finder's fees;

  •
  acknowledgement by Youku and Merger Sub that, with respect to estimates, projections and other forward looking information, as well as business plans, regarding Tudou provided by Tudou in connection with Youku's due diligence investigation of Tudou, none of Tudou, the Tudou Subsidiaries or any of their respective affiliates or representatives has made or is making any representation or warranty with respect to such estimates, projections and other forward looking information or business plans; and

  •
  the absence of any other representations and warranties made by Youku and Merger Sub to Tudou (and Tudou acknowledges such absence of any other representations and warranties made by Youku and Merger Sub to Tudou).

        Many of the representations and warranties in the Merger Agreement made by Youku and Merger Sub are qualified as to "materiality" or "Youku Material Adverse Effect." For purposes of the Merger Agreement, a "Youku Material Adverse Effect" means any change, circumstance, event, effect or occurrence that, individually or in the aggregate, with all other changes, circumstances, events, effects or occurrences, (1) has had or would reasonably be expected to have a material adverse effect on the business, results of operations, assets or consolidated financial condition of Youku and the Youku Subsidiaries taken as a whole, or (2) would or would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by the Merger Agreement; provided, that in no event shall any of the following, constitute, or be taken into account in determining whether a "Youku Material Adverse Effect" has occurred:

  1.
  changes generally affecting (A) the industry in which Youku and the Youku Subsidiaries operate and (B) economic, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates; or

  2.
  (A) changes in law or in generally accepted accounting principles or in accounting standards after March 11, 2012, (B) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (C) pandemics, earthquakes, hurricanes, tornadoes or other natural disasters or similar force majeure events, (D) any decline in the market price, or change in trading volume, of the capital stock of Youku, (E) any action taken by Youku or the Youku Subsidiaries that is required by the Merger Agreement or the failure by Youku or the Youku Subsidiaries to take any action that is prohibited by the Merger Agreement, or (F) any change resulting or arising from the identity of, or any facts or circumstances relating to, Tudou or any of its affiliates;

    provided, however, that any change, circumstance, effect, event or occurrence referred to in clauses (1) or (2)(A), (B) or (C) above shall be taken into account for purposes of such clause only to the extent such change, circumstance, effect, event or occurrence does not adversely affect Youku and the Youku Subsidiaries, taken as a whole, in a materially disproportionate manner as compared to other participants in the industry in which Youku and the Youku Subsidiaries operate, or does not arise out of a Tudou Material Adverse Effect.

Conduct of Business Prior to Closing

        Under the Merger Agreement, each of Tudou and Youku has agreed that, subject to certain exceptions in the Merger Agreement, from the date of the Merger Agreement until the earlier of the effective time or the termination of the Merger Agreement, Tudou and the Tudou Subsidiaries and Youku and the Youku Subsidiaries will conduct their respective operations in the ordinary and usual course of business consistent with past practice, keep available the service of their respective current officers and employees and preserve their respective relationships with customers, advertisers, licensors, suppliers and others having business dealings with them.

        Subject to certain exceptions set forth in the Merger Agreement and the disclosure schedule Tudou delivered to Youku in connection with the Merger Agreement, from the date of the Merger Agreement until the earlier of the effective time or the termination of the Merger Agreement, without the prior written consent of Youku, Tudou will not and will not permit the Tudou Subsidiaries or direct equity holders of any of the Tudou Subsidiaries which are variable interest entities to, among other things:

  •
  amend its memorandum and articles of association (or other similar governing instrument) or certain of Tudou's variable interest entity agreements;

  •
  authorize for issuance, issue, sell, pledge, transfer or otherwise dispose of any share capital or any securities convertible into or exchangeable for any share capital or any equity equivalents, subject to certain exceptions;

  •
  (1) split, combine, subdivide or reclassify any of its share capital, (2) declare, set aside, or pay any dividend or other distribution in respect of its share capital, (3) enter into any agreement with respect to the voting of its share capital, (4) make any other actual, constructive or deemed distribution in respect of its share capital or otherwise make any payments to shareholders in their capacity as such, or (5) redeem, repurchase or otherwise acquire any of its share capital or any share capital of any of the Tudou Subsidiaries, subject to certain exceptions;

  •
  place Tudou or any of the Tudou Subsidiaries into liquidation, dissolution, scheme of arrangement, merger, consolidation, restructuring, recapitalization, redomiciliation or other reorganization (other than the Merger);

  •
  alter through merger, liquidation, reorganization, restructuring or other fashion the corporate structure or ownership of any of the Tudou Subsidiaries;

  •
  except pursuant to an agreement existing on the date of the Merger Agreement, (1) incur, modify, renew or assume any debt or issue any debt securities in an amount exceeding US$4.0 million in the aggregate, except for borrowings under existing lines of credit in the ordinary course of business, (2) prepay any debt, borrowings or obligations in excess of US$1.0 million in the aggregate prior to their stated maturity, (3) assume, guarantee or otherwise become liable for the obligations of any other person, except in the ordinary course of business consistent with past practice and in amounts not material to Tudou and the Tudou Subsidiaries, taken as a whole, except for guarantees of obligations of wholly owned Tudou

    Subsidiaries, (4) make any loans, advances or capital contributions to, or investments in, any other person, other than to wholly owned Tudou Subsidiaries, Tudou Subsidiaries which are variable interest entities in accordance with the applicable variable interest entity agreements and for advances for travel and other expenses to officers, directors and employees made in the ordinary course of business consistent with past practice, (5) pledge or otherwise encumber shares of capital stock of Tudou or the Tudou Subsidiaries, or (6) mortgage or pledge any of Tudou's material assets or create certain liens thereupon;

  •
  except in the ordinary course of business or as may be required by law (1) enter into, adopt, amend, extend or terminate any benefit or compensation agreement, trust, plan, fund, award or arrangement for the benefit or welfare of any director, officer or employee in any manner, subject to certain exceptions, (2) increase in any manner the compensation or benefits payable or to become payable to any director, officer or employee, subject to certain exceptions, (3) grant or increase any severance, termination or similar compensation or benefits payable to any director, officer or employee, subject to certain exceptions, or (4) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits payable or to become payable to any director, officer or employee under any benefit or compensation plan, agreement or arrangement;

  •
  (1) dispose of, license, transfer or grant to any person any rights to Tudou's intellectual property other than consistent with past licensing practice in the ordinary course of business, (2) abandon, permit to lapse or otherwise dispose of any of Tudou's intellectual property, (3) make any material change in the ownership or right to register any of Tudou's intellectual property, or (4) enter into any contract with respect to or otherwise binding upon any of Tudou's intellectual property other than, in the case of the foregoing clauses (1) to (4), in the ordinary course of business consistent with past licensing practice;

  •
  acquire, sell, lease, transfer or otherwise dispose of any assets in an amount exceeding RMB1.0 million in the aggregate, except in the ordinary course of business consistent with past practice;

  •
  except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles used by it;

  •
  revalue in any material respect any of its assets, other than in the ordinary course of business consistent with past practice;

  •
  (1) acquire any corporation, partnership or other business organization or division thereof or any equity interest therein, if such acquisition would be material to Tudou, or (2) authorize new capital expenditures, except as specifically budgeted in Tudou's current plan approved by the Tudou Board prior to March 11, 2012 that was made available to Youku or that, in the aggregate, would not exceed US$4.0 million during any fiscal quarter;

  •
  make or revoke any material tax election, or settle or compromise any material tax liability, or change any aspect of its method of accounting for tax purposes in a material manner;

  •
  pay, discharge or satisfy any material claims, liabilities or obligations, other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice;

  •
  waive the benefits of, reduce the restriction periods or agree to modify in a manner adverse to Tudou or any of the Tudou Subsidiaries any non-competition, confidentiality, standstill or similar agreement to which Tudou or any of the Tudou Subsidiaries is a party;

  •
  settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated by the Merger Agreement (other than responding to certain notices);

  •
  (1) cancel, materially modify, terminate or grant a waiver of any rights under any of Tudou's material contracts in a manner adverse to Tudou or any of the Tudou Subsidiaries, (2) enter into a new contract that (A) would be a material contract if in existence as of March 11, 2012 or (B) contains, unless required by applicable law, a change of control provision in favor of the other party or parties thereto or would otherwise require a payment to or give rise to any rights to such other party or parties in connection with the transactions contemplated by the Merger Agreement or (3) waive, release or otherwise assign any material rights or claims under any such material contract or new contact of Tudou;

  •
  enter into any new lines of business;

  •
  grant any lien (other than certain permitted liens) in any of its assets, other than non-exclusive licenses granted in the ordinary course of business; or

  •
  take, propose to take, or agree in writing or otherwise to take any of the foregoing actions.

        Subject to certain exceptions set forth in the Merger Agreement and the disclosure schedule Youku delivered to Tudou in connection with the Merger Agreement, from the date of the Merger Agreement until the earlier of the effective time or the termination of the Merger Agreement, without the prior written consent of Tudou (which shall not be unreasonably withheld), Youku will not and will not permit the Youku Subsidiaries to, among other things:

  •
  authorize for issuance, issue, sell, pledge, deliver, transfer or otherwise dispose of any share capital or any securities convertible or exchangeable for any share capital or any equity equivalents, except for the issuance of Youku Class A shares (1) as required to be issued upon the exercise or settlement of Youku share options, (2) in connection with the Share Issuance, and (3) in connection with any strategic investment or acquisition, which would result in, in the aggregate, an issuance of 10% or less of the share capital of Youku that is issued and outstanding as of March 11, 2012;

  •
  if any of the following will have a disproportionate adverse effect on holders of Tudou shares and/or Tudou ADSs relative to current holders of Youku Class A Shares and/or Youku ADSs: (1) split, combine, subdivide or reclassify any of its share capital, (2) declare, set aside or pay any dividend or other distribution in respect of its share capital, or (3) make any other actual, constructive or deemed distribution in respect of any of its share capital or otherwise make any payments to shareholders in their capacity as such;

  •
  place Youku into liquidation, dissolution, scheme of arrangement or redomiciliation; or

  •
  take, propose to take, or agree in writing or otherwise to take any of the foregoing actions.

Listing of Youku ADSs

        Youku will use its reasonable best efforts to cause any Youku ADSs to be issued in connection with the Merger to be approved for listing on the NYSE.

Delisting of Tudou ADSs

        Youku and Tudou shall use reasonable efforts to cause the Tudou ADSs to be de-listed from the NASDAQ and Tudou to be deregistered under the Exchange Act as promptly as practicable after the effective time.

Acquisition Proposals Relating to Tudou; Tudou Board Recommendation

        Tudou will not, nor will it permit any of the Tudou Subsidiaries to, nor will it authorize or permit any officer, director or employee or any advisor or representative of Tudou or any of the Tudou Subsidiaries to, directly or indirectly, (1) solicit, initiate or encourage any inquiry or the making of any proposal or offer or any other effort or attempt that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), (2) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to Tudou or any of the Tudou Subsidiaries, or take any other action to facilitate, any Acquisition Proposal, or (3) enter into any letter of intent, agreement or agreement in principle with respect to an Acquisition Proposal. Tudou will, and will cause the Tudou Subsidiaries and affiliates and their respective representatives to, cease and terminate any existing activities, discussions or negotiations with any person conducted prior to March 11, 2012 with respect to any possible Acquisition Proposal, shall promptly cause to be returned or destroyed all confidential information provided by or on behalf of Tudou or any of the Tudou Subsidiaries to such person and shall notify each such person or its representatives that the Tudou Board no longer seeks or requests the making of any Acquisition Proposal, and withdraws any consent theretofore given to the making of an Acquisition Proposal. For the purposes of the Merger Agreement, "Acquisition Proposal" means any proposal or offer made by any Person (other than Youku, Merger Sub or any affiliate thereof) to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, (1) beneficial ownership of 10% or more of any class of share capital of Tudou pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction or (2) any one or more assets or businesses of Tudou and the Tudou Subsidiaries that constitute 10% or more of the revenues or assets of Tudou and the Tudou Subsidiaries, taken as a whole.

        The Tudou Board will not (1) fail to recommend that Tudou shareholders vote in favor of the Merger Agreement and the Merger or fail to include the Tudou Board recommendation in this joint proxy statement/prospectus or (2) withhold, withdraw, qualify or modify, or publicly announce its intent to withhold, withdraw, qualify or modify, in a manner adverse to Youku or Merger Sub, the Tudou Board's recommendation that Tudou shareholders vote in favor of the Merger Agreement and the Merger.

        Notwithstanding anything to the contrary in the Merger Agreement, prior to obtaining the required Tudou shareholder approval of the Merger Agreement, the Tudou Board may effect a change of recommendation if the Tudou Board has determined in good faith, after consultation with its financial advisor and outside legal advisor, that failure to take such action would constitute a breach of the directors' fiduciary duties under applicable law; provided, however, that prior to taking such action or announcing the intention to do so, (1) the Tudou Board has given Youku at least five business days' prior written notice of its intention to take such action and a description of the reasons for taking such action, (2) Tudou has negotiated, and has caused its representatives to negotiate, in good faith with Youku during such notice period to enable Youku to revise the terms of the Merger Agreement in such a manner that would obviate the need for taking such action, and (3) following the end of such notice period, the Tudou Board shall have considered in good faith any revisions to the Merger Agreement proposed in writing by Youku in a manner that would form a binding contract if accepted by Tudou, and shall have determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to effect a change of recommendation would constitute a breach of the directors' fiduciary duties under applicable law.

Competing Proposals Relating to Youku; Youku Board Recommendation

        Until the earlier of the effective time of the Merger or the termination of the Merger Agreement, Youku will not, nor will it permit any of the Youku Subsidiaries to, nor will it authorize or permit any representatives of Youku or any of the Youku Subsidiaries to, directly or indirectly, (1) solicit, initiate or encourage any inquiry or the making of any proposal or offer or any other effort or attempt that constitutes, or may reasonably be expected to lead to, any Competing Proposal (as defined below), (2) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to Youku or any of the Youku Subsidiaries, or take any other action to facilitate, any Competing Proposal, or (3) enter into any letter of intent, agreement or agreement in principle with respect to any Competing Proposal. Youku will, and will cause the Youku Subsidiaries and affiliates and their respective representatives to, cease and terminate any existing activities, discussions or negotiations with any person conducted prior to March 11, 2012 with respect to any Competing Proposal. For the purposes of the Merger Agreement, "Competing Proposal" means any proposal or offer made by Youku to purchase any person (other than Tudou or any of its affiliates), directly or indirectly, in one transaction or a series of transactions which results in the issuance of 10% or more of the share capital of Youku (on a fully diluted basis) issued and outstanding as of March 11, 2012.

        The Youku Board will not (1) fail to recommend that shareholders of Youku vote in favor of the Share Issuance and the Name Change or fail to include such recommendation in this joint proxy statement/prospectus or (2) withhold, withdraw, qualify or modify, or publicly announce its intent to withhold, withdraw, qualify or modify, in a manner adverse to Tudou, such recommendation that shareholders of Youku vote in favor of the Share Issuance and the Name Change.

        Notwithstanding anything to the contrary in the Merger Agreement, prior to the time the required vote of Youku shareholders to authorize and approve the Share Issuance and the Name Change is obtained, but not after, the Youku Board may change its recommendation that shareholders of Youku vote in favor of the Share Issuance and the Name Change if the Youku Board has determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to take such action would constitute a breach of the directors' fiduciary duties under applicable law; provided, however, that prior to taking such action or announcing the intention to do so, (1) the Youku Board has given Tudou at least five business days' prior written notice of its intention to take such action and a description of the reasons for taking such action, (2) Youku has negotiated, and has caused its representatives to negotiate, in good faith with Tudou during such notice period to enable Tudou to revise the terms of the Merger Agreement in such a manner that would obviate the need for taking such action and (3) following the end of such notice period, the Youku Board shall have considered in good faith any revisions to the Merger Agreement proposed in writing by Tudou in a manner that would form a binding contract if accepted by Youku, and shall have determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to change its recommendation that shareholders of Youku vote in favor of the Share Issuance and the Name Change would constitute a breach of the directors' fiduciary duties under applicable law.

Shareholders' Meetings

Tudou Shareholders' Meeting

        Tudou will take, in accordance with applicable law and its memorandum and articles of association, all actions necessary to (1) cause an annual or extraordinary general meeting of its shareholders to be duly called and held as soon as practicable after the SEC declares effective Youku's registration statement on Form F-4, of which this joint proxy statement/prospectus is a part, for the purpose of voting on the authorization and approval by way of special resolution of the Merger Agreement, the Plan of Merger and the Merger and (2) subject to its fiduciary duties, solicit proxies from its shareholders to obtain the requisite vote for such authorization and approval. The Tudou Board shall, subject to the conditions set forth in the sub-section headed "—Acquisition Proposals Relating to Tudou; Tudou Board Recommendation," recommend authorization and approval of the Merger Agreement, the Plan of Merger and the Merger by Tudou's shareholders.

Youku Shareholders' Meeting

        Youku will take, in accordance with applicable law and its memorandum and articles of association, all actions necessary to (1) cause an annual general meeting of its shareholders to be duly called and held as soon as practicable after the SEC declares effective Youku's registration statement on Form F-4, of which this joint proxy statement/prospectus is a part, for the purpose of voting on the authorization and approval of the Share Issuance and the Name Change and (2) subject to its fiduciary duties, solicit proxies from its shareholders to obtain the requisite vote for such authorization and approval. The Youku Board shall, subject to the conditions set forth in the sub-section headed "—Competing Proposals Relating to Youku; Youku Board Recommendation," recommend authorization and approval of the Share Issuance and the Name Change by Youku's shareholders.

Directors' and Officers' Insurance; Indemnification

        For a period of six years after the effective time, Youku shall cause the surviving company to maintain Tudou's existing policies of directors' and officers' liability insurance for the benefit of those persons who are covered by such policies at the effective time (or Youku may substitute therefor policies of at least the same coverage with respect to matters occurring prior to the effective time), to the extent that such liability insurance can be maintained at a cost to Youku not greater than 300 percent of the annual premium (such 300 percent threshold, the "Maximum Premium") for the Tudou directors' and officers' liability insurance as of the date of the Merger Agreement; provided that if such insurance cannot be so maintained or obtained at such costs, Youku shall maintain or obtain as much of such insurance as can be so maintained or obtained at an annual premium amount not in excess of the Maximum Premium.

        Under the Merger Agreement, each of Youku and the surviving company agrees that, from and after the effective time, it will indemnify and hold harmless each individual who at the effective time is, or at any time prior to the effective time was, a director or officer of Tudou or the Tudou Subsidiaries (the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties' service as a director or officer of Tudou or the Tudou Subsidiaries or services performed by such persons at the request of Tudou or the Tudou Subsidiaries at or prior to the effective time; provided that any such indemnification will be subject to any limitation imposed from time to time under applicable law.

        The memorandum and articles of association of the surviving company will contain provisions with respect to rights to indemnification, advancement of expenses and limitation on, or exculpation from, liabilities for acts and omissions that are at least as favorable to the directors, officers or employees of Tudou as those contained in the memorandum and articles of association of Tudou as in effect on March 11, 2012, except to the extent prohibited by the Cayman Companies Law or any other applicable law, which provisions will not be amended, repealed or otherwise modified for a period of six years from the effective time in any manner that would adversely affect the rights of the Indemnified Parties, unless such modification is required by law.

Board Representation Rights

        Prior to the effective time of the Merger, Youku shall organize a meeting of the Youku Board for the purpose of appointing to the Youku Board as a director (1) Mr. Gary Wei Wang, who, subject to the paragraph below, shall be entitled to serve as a director on the Youku Board for a term of one year, and (2) Mr. Jixun Foo, who, subject to the paragraph below, shall be entitled to serve as a director on the Youku Board until his resignation or the designation of his successor by GGV II

Delaware L.L.C. The Youku Board shall cause any successor so designated by GGV II Delaware L.L.C. to be appointed to the Youku Board as a director.

        Notwithstanding anything in the preceding paragraph to the contrary, at such time after the effective time of the Merger as the Tudou Principal Shareholders beneficially own, in the aggregate, less than 5% of the total issued and outstanding Youku shares on a fully diluted basis for the first time, (1) all board representation rights discussed in the preceding paragraph shall immediately terminate and upon the request of the Youku Board, Mr. Gary Wei Wang and/or Mr. Jixun Foo shall tender his respective resignation from the Youku Board and (2) Youku may remove Mr. Wang and/or Mr. Foo from the Youku Board pursuant to its then effective articles of association.

Tudou Corporate Structure Matters

        The Merger Agreement provides that on or prior to the closing of the Merger, Tudou shall use reasonable best efforts to cause the nominee shareholders of each Tudou Subsidiary which is a variable interest entity to transfer all equity interests in each such variable interest entity to persons designated by Youku, free of any third-party rights, claims or liens (except for certain permitted liens), and revise certain variable interest entity agreements to reflect the change of the nominee shareholders of such variable interest entities. Youku and Tudou have agreed to satisfy the equity transfer obligations by arranging for a person designated by Youku to become the new controlling shareholder of Quan Toodou, the principal consolidated affiliated entity of Tudou, without the existing shareholders of Quan Toodou transferring any interest in Quan Toodou prior to the closing of the Merger. Tudou and Youku will effect this change of controlling shareholder by increasing the registered capital of Quan Toodou, thereby diluting the ownership interest in Quan Toodou of its current shareholders, and arranging for a person designated by Youku to become the new controlling shareholder of Quan Toodou by subscribing for the increased registered capital. The capital increase and subscription by Youku's designee will occur after Youku and Tudou have each obtained shareholder approval at their respective AGMs but prior to completion of the Merger. This capital increase of Quan Toodou will require registration with the corresponding local branch of the SAIC and is expected to take approximately two weeks to complete. The new controlling shareholder and the remaining shareholders of Quan Toodou has agreed to execute new contractual arrangements with Reshuffle Technology prior to the closing of the Merger, including a business operations agreement, equity interest pledge agreement, power of attorney, exclusive technical and consulting services agreement, equity option agreement and loan agreement, which agreements will be in the same form as the contractual arrangements among 1Verge Internet and Youku's consolidated affiliated entities and their respective shareholders. The equity interest pledge will be registered with the local branch of the SAIC once the registration procedure for the capital increase is complete, which is estimated to take approximately five business days.

        Tudou shall take all steps necessary and appropriate to cause the changes of directors, officers and governing documents for any of the Tudou Subsidiaries upon the reasonable request of Youku on or prior to the closing of the Merger.

        Furthermore, Youku and Tudou have also agreed to arrange for a person designated by Youku to become the new controlling shareholder of Beijing Tixian as soon as possible after the closing of the Merger. Beijing Tixian was established in January 2012 to develop Tudou's animation related business and has not been active since its inception. As this entity is not material to Tudou's existing core businesses, Youku and Tudou do not plan to change Beijing Tixian's shareholding structure prior to the closing of the Merger.

Non-Competition Agreements

        Tudou shall cause each of Tudou's or the Tudou's Subsidiaries' employees hired after March 11, 2012 to enter into a customary non-competition agreement with Youku or one of the Youku

Subsidiaries with a non-competition term of at least one year; provided, that, for employees holding the position of vice president or above, such term shall be at least two years.

Youku Memorandum and Articles of Association

        Prior to the effective time of the Merger, Youku shall amend its memorandum and articles of association to provide that the name of Youku shall be changed to "Youku Tudou Inc.," effective as of the effective time of the Merger.

Transition Management Committee

        Until the earlier of the closing of the Merger and the termination of the Merger Agreement, Youku and Tudou shall form a transition management committee consisting of one representative selected by each of Tudou and Youku (the "Transition Management Committee"). Each member of the Transition Management Committee will report directly to the board of directors of the company that selected such person. The Transition Management Committee is intended to support the efforts of Youku, Tudou and Merger Sub in planning and supporting implementation of the integration of the businesses of Youku and Tudou and their respective subsidiaries and variable interest entities. These responsibilities include, but shall not be limited to, the following:

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  facilitating Youku's access to information regarding the operations of Tudou and the Tudou Subsidiaries with the goal of ensuring that Youku has sufficient visibility into Tudou's businesses and operations to permit the coordination of the parties' related operations on a timely basis in an effort to accelerate to the earliest time practicable after the effective time the realization of synergies, operating efficiencies and other benefits expected to be realized by the parties as a result of the transactions contemplated by the Merger Agreement;

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  ensuring that the business and operations of Tudou are conducted in the best long term interests of Tudou;

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  acting as a locus of discussion concerning matters relating to transition planning including, but not limited to, employee matters and business matters; and

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  coordinating the communications, public relations and investor relations strategy regarding the Merger and the other transactions contemplated by the Merger Agreement.

        Each of Youku, Tudou and Merger Sub will cooperate with the Transition Management Committee to support and give effect to its efforts in the areas of its responsibility. Any action or request by the Transition Management Committee shall be unanimously approved in writing by each member of the Transition Management Committee.

Conditions to the Completion of the Merger

        The obligations of each party to consummate the transactions contemplated by the Merger Agreement, including the Merger, is subject to the satisfaction of each of the following conditions:

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  the Merger Agreement, the Plan of Merger and the Merger being authorized and approved by Tudou shareholders, and the Share Issuance being authorized and approved by Youku shareholders;

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  the registration statement on Form F-4 (of which this joint proxy statement/prospectus is a part) having become effective under the Securities Act, and not having become the subject of any stop order, or any proceedings to seek a stop order, to suspend the effectiveness of the Form F-4;

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  the Youku ADSs issuable as Merger Consideration pursuant to the Merger Agreement having been approved for listing on the NYSE, subject to official notice of issuance; and

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  no governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which (1) is in effect and (2) has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.

        The obligation of Youku and Merger Sub to consummate the Merger are also subject to the satisfaction, or waiver by Youku, of the following conditions, among others:

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  (1) certain representations and warranties of Tudou in the Merger Agreement being true and correct in all material respects as of the date of the Merger Agreement and as of the closing date of the Merger as if made on and as of such date and time, (2) certain representations and warranties of Tudou in the Merger Agreement being true and correct in all but immaterial respects as of the date of the Merger Agreement and as of the closing date as if made on and as of such date and time, and (3) certain representations and warranties of Tudou set forth in the Merger Agreement being true and correct interpreted without giving effect to the words "materially" or "material" or to any qualifications based on such terms or based on the defined term "Tudou Material Adverse Effect," except where the failure of such representations and warranties to be true and correct, in the aggregate, would not constitute a Tudou Material Adverse Effect;

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  Tudou having performed or complied in all material respects with all covenants and agreements required to be performed or complied with by it under the Merger Agreement prior to or at the time of closing of the Merger;

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  there not having been a Tudou Material Adverse Effect since the date of the Merger Agreement;

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  all nominee shareholders of each Tudou Subsidiary which is a variable interest entity having transferred, free of any third-party rights, claims or liens (except for certain permitted liens), all of their respective equity interests in each such variable interest entity to the person(s) designated by Youku; and

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  Tudou shareholders holding no more than 10% of the outstanding Tudou shares having validly served a written objection under Section 238(2) of the Cayman Companies Law.

        The obligation of Tudou to consummate the Merger is subject to the satisfaction, or waiver by Tudou, of the following conditions, among others:

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  (1) certain representations and warranties of Youku and Merger Sub in the Merger Agreement being true and correct in all material respects as of the date of the Merger Agreement and as of the closing date of the Merger as if made on and as of such date and time, (2) certain representations and warranties of Youku and Merger Sub in the Merger Agreement being true and correct in all but immaterial respects as of the date of the Merger Agreement and as of the closing date of the Merger as if made on and as of such date and time, and (3) certain representations and warranties of Youku and Merger Sub set forth in the Merger Agreement being true and correct interpreted without giving effect to the words "materially" or "material" or to any qualifications based on such terms or based on the defined term "Youku Material Adverse Effect," except where the failure of such representations and warranties to be true and correct, in the aggregate, would not constitute a Youku Material Adverse Effect;

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  each of Youku and Merger Sub having performed or complied in all material respects with all covenants and agreements required to be performed or complied with by it under the Merger Agreement prior to or at the time of closing of the Merger; and

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  there not having been a Youku Material Adverse Effect since the date of the Merger Agreement.

 Termination of the Merger Agreement

        The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the effective time, whether before or after the required approval from the Youku shareholders and Tudou shareholders has been obtained:

        by mutual written consent of Tudou and Youku;

        by either Youku or Tudou, if:

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  the Merger is not completed by August 31, 2012, provided that this termination right is not available to a party if the failure of the Merger to have been completed on or before such date was primarily due to the breach or failure of such party to perform in a material respect any of its obligations under the Merger Agreement;

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  any law, injunction or order having the effect of restraining, enjoining or otherwise prohibiting completion of the Merger becomes final and non-appealable; provided, that this termination right is not available to a party if the issuance of such final, non-appealable law, injunction or order was primarily due to the breach or failure of such party to perform in a material respect any of its obligations under the Merger Agreement;

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  Tudou's shareholders do not authorize and approve the Merger Agreement, the Merger and the Plan of Merger; or

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  Youku's shareholders do not authorize and approve the Share Issuance; provided that this termination right is not available to Youku if Youku has not paid to Tudou the No Vote Termination Fee, as described in more detail below under the sub-section headed "—Termination Fees;"

        by Youku, if:

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  the representations and warranties of Tudou shall not be true and correct or Tudou shall have breached or failed to perform any of its covenants or agreements contained in the Merger Agreement, such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy cannot be cured by Tudou by August 31, 2012, or if curable, is not cured within thirty business days after receipt of written notice from Youku of such breach and stating Youku's intention to terminate the Merger Agreement; provided, that this termination right is not available to Youku if it is then in material breach of any of its representations, warranties, covenants or other agreements under the Merger Agreement, such that any condition to Tudou's obligation to close would not be satisfied; or

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  (1) all of the closing conditions to the obligations of Youku and Merger Sub to consummate the Merger (including those conditions that are conditions to all parties' obligations) are otherwise satisfied, (2) Youku has confirmed by notice to Tudou that all conditions to its obligation to consummate the Merger have been satisfied or that it will waive any such unsatisfied conditions, and (3) Tudou fails to consummate the Merger within three business days following the date the closing should have occurred as set forth in the Merger Agreement;

        by Tudou, if:

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  Youku or Merger Sub has breached or failed to perform any of its covenants or agreements under the Merger Agreement, or any representation or warranty made by Youku or Merger Sub under the Merger Agreement shall not be true and correct, such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy cannot be cured by August 31, 2012, or if curable, is not cured, within thirty business days after receipt of written notice from Tudou of such breach and stating Tudou's intention to terminate the Merger Agreement; provided that this termination right is not available to Tudou if it is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement such that any condition to Youku's obligation to close would not be satisfied; or

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  (1) all of the closing conditions to the obligations of Tudou to consummate the Merger (including those conditions that are conditions to all parties' obligations) have been satisfied, (2) Tudou has confirmed by notice to Youku that all conditions to its obligation to consummate the Merger have been satisfied or that it will waive any such unsatisfied conditions, and (3) Youku or Merger Sub fail to consummate the Merger within three business days following the date the closing should have occurred as set forth in the Merger Agreement.

Effect of Termination

        If the Merger Agreement is terminated, it will become void and of no effect with no liability on the part of any of Youku, Merger Sub or Tudou (or of any of their representatives), except that certain provisions of the Merger Agreement (including the provision providing for a termination fee) will remain in full force and effect and no party will be released from any liability arising from fraud.

Termination Fees

        Tudou is required to pay Youku a termination fee of US$100.0 million (the "Tudou Termination Fee") if the Merger Agreement is terminated by Youku because:

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  the representations and warranties of Tudou shall not be true and correct or Tudou shall have breached or failed to perform any of its covenants or agreements contained in the Merger Agreement, as set forth in more detail in the sub-section headed "—Termination of the Merger Agreement," or

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  (1) all of the closing conditions to the completion of the Merger or to the obligations of Youku and Merger Sub to consummate the Merger have been satisfied, (2) Youku has confirmed by notice to Tudou that all conditions to its obligation to consummate the Merger have been satisfied or that it is willing to waive any such unsatisfied conditions, and (3) Tudou fails to consummate the Merger within three business days following the date the closing should have occurred as set forth in the Merger Agreement.

        Youku is required to pay Tudou a termination fee of US$100.0 million (the "Youku Termination Fee") if the Merger Agreement is terminated by Tudou because:

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  the representations and warranties of Youku or Merger Sub shall not be true and correct or Youku or Merger Sub shall have breached or failed to perform any of their covenants or agreements contained in the Merger Agreement, as set forth in more detail in the sub-section headed "—Termination of the Merger Agreement," or

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  (1) all of the closing conditions to the obligations of Tudou to consummate the Merger (including those conditions that are conditions to all parties' obligations) are satisfied, (2) Tudou has confirmed by notice to Youku that all conditions to its obligation to consummate the Merger have been satisfied or that it is willing to waive any such unsatisfied conditions, and (3) Youku or Merger Sub fails to consummate the Merger within three business days following the date the closing should have occurred as set forth in the Merger Agreement.

        In addition, in the event that the Merger Agreement is terminated by Youku or Tudou due to Youku's shareholders not having authorized and approved the Share Issuance at a shareholders' meeting at which the Share Issuance is voted upon, Youku shall pay Tudou a termination fee of US$10.0 million (the "No Vote Termination Fee").

 Fees and Expenses

        Whether or not the Merger is completed, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses except as otherwise provided in the Merger Agreement.

Amendment and Waiver

        The Merger Agreement may be amended by action taken by Youku, Tudou and Merger Sub at any time before or after approval of the Merger by the earlier of the required shareholder votes of either Youku or Tudou but, after any such approval, no amendment shall be made which requires the approval of such shareholders under applicable law without such approval.

        At any time prior to the effective time of the Merger, each of Youku and Merger Sub, on the one hand, and Tudou, on the other hand, may (1) extend the time for the performance of any of the obligations or other acts of the other party, (2) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document, certificate or writing delivered pursuant thereto, or (3) waive compliance by the other party with any of the agreements or conditions contained in the Merger Agreement. The failure of Youku and Merger Sub, on the one hand, or Tudou, on the other hand, to assert any of their or its rights under the Merger Agreement shall not constitute a waiver of such rights.

Remedies

        Tudou's receipt of the No Vote Termination Fee or Youku Termination Fee from Youku shall be the sole and exclusive remedy of Tudou against the Youku Related Parties (as defined below) (other than the shareholders of Youku that are parties to voting agreements with Tudou pursuant to the terms of such agreements) for any loss suffered as a result of any breach of any covenant or agreement or the failure of the Merger to be consummated, and upon payment of such amount, none of the Youku Related Parties (other than the shareholders of Youku that are parties to voting agreements with Tudou pursuant to the terms of such agreements) shall have any further liability or obligation relating to or arising out of the Merger Agreement or the transactions contemplated thereby. Under no circumstances will Tudou be entitled to monetary damages in excess of the amount of the No Vote Termination Fee or Youku Termination Fee, as applicable. As used herein, "Youku Related Party" means Youku, Merger Sub, or any of their respective former, current and future general or limited partners, shareholders, managers, members, agents, directors, officers, employees or affiliates.

        Subject to the paragraph below, Youku's receipt of the Tudou Termination Fee from Tudou shall be the sole and exclusive remedy of Youku and the Youku Subsidiaries against the Tudou Related Parties (as defined below) (other than the shareholders of Tudou that are parties to voting agreements with Youku pursuant to the terms of such agreements) for any loss suffered as a result of any breach of any covenant or agreement or the failure of the Merger to be consummated, and upon payment of such amount, none of the Tudou Related Parties (other than the shareholders of Tudou that are parties to voting agreements with Youku pursuant to the terms of such agreements) shall have any further liability or obligation relating to or arising out of the Merger Agreement or the transactions contemplated thereby. Under no circumstances will Youku be entitled to monetary damages in excess of the amount of the Tudou Termination Fee. As used herein, "Tudou Related Parties" means Tudou and the Tudou Subsidiaries and any of their respective former, current and future officers, employees, directors, partners, shareholders, management members or affiliates (excluding any Youku Related Party).

        Youku and Merger Sub are entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy to which they are entitled at law or in equity. Neither Youku nor Merger Sub shall be required to provide any bond or other security in connection with an injunction or injunctions sought in accordance with the Merger Agreement to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement. While Youku and Merger Sub may pursue both a grant of specific performance and the payment of the Tudou Termination Fee, under no circumstances shall Youku and Merger Sub be permitted or entitled to receive both a grant of specific performance and any money damages, including all or any portion of the Tudou Termination Fee. Youku, Tudou and Merger Sub agree that Tudou shall under no circumstances be entitled to an injunction, specific performance or other equitable relief to prevent breaches of the Merger Agreement or to otherwise enforce the terms thereof.

THE VOTING AGREEMENTS

        The following is a summary of the material provisions of the voting agreements between Youku and certain shareholders of Tudou, and the voting agreements between Tudou and certain shareholders of Youku. This summary does not purport to be a complete description of the terms and conditions of the voting agreements and is qualified in its entirety by reference to each voting agreement, copies of which are attached as Appendix B to this joint proxy statement/prospectus and incorporated herein by reference. In the event of any discrepancy between the terms of the voting agreements and the following summary, the voting agreements will control.

 Voting Agreements between Youku and Certain Tudou Shareholders

Overview

        As an inducement for Youku to enter into the Merger Agreement, certain principal shareholders of Tudou, including Gary Wei Wang and certain of his affiliates, Crescent P.E., Ltd., Crescent Peak, Ltd., Crescent Peak II Limited, GGV II Delaware L.L.C., IDG Technology Venture Investment III, L.P., IDG Technology Venture Investment IV, L.P. and Sennett Investments (Mauritius) Pte Ltd. (the "Tudou Voting Shareholders") entered into voting agreements with and in favor of Youku on March 11, 2012 (the "Youku Voting Agreements") contemporaneously with the execution and delivery of the Merger Agreement. As of June 30, 2012, an aggregate of 64,977,879 Tudou shares, constituting approximately 55.1% of the total outstanding shares of Tudou and 64.2% of the voting power of Tudou, are subject to the Youku Voting Agreements.

        Each Tudou Voting Shareholder has agreed to vote all Tudou shares and Tudou ADSs beneficially owned by it (whether at a shareholders' meeting or in an action by written consent) (1) in favor of the authorization and approval of the Merger Agreement, the Plan of Merger, the Merger and the other transactions contemplated by the Merger Agreement; (2) in favor of any related proposal that is necessary to consummate the Merger and the transactions contemplated by the Merger Agreement; (3) against any action, proposal, transaction or agreement that could reasonably be expected to (a) result in a breach of any representation, warranty, covenant or other obligation or agreement of Tudou contained in the Merger Agreement or of such Tudou Voting Shareholder contained in the applicable Youku Voting Agreement or (b) impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or change in any manner the voting rights of any class of shares of Tudou; (4) against any Acquisition Proposal and (5) against any change in the composition of the Tudou Board (other than such changes contemplated by the Merger Agreement). Each of the Tudou Voting Shareholders has agreed to grant a proxy to Youku and any designee of Youku for and in such Tudou Voting Shareholder's name to vote and act by written consent with respect to the voting obligations described in clause (1) and (2) of the immediately preceding sentence.

Non-Solicitation and Restrictions on Transfers

        The Tudou Voting Shareholders have agreed that they will not, and will use reasonable best efforts to cause his, her or its representatives not to (1) solicit, initiate or encourage any inquiry or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (2) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to information to any person with respect to Tudou or any of its subsidiaries, or facilitate, any Acquisition Proposal, or (3) enter into any letter of intent, agreement or agreement in principle with respect to an Acquisition Proposal.

        Until the earlier of the effective time of the Merger and the termination of the Merger Agreement, each Tudou Voting Shareholder has agreed to comply with certain restrictions on the disposition and encumbrance of its Tudou shares and Tudou ADSs.

Lock-up Restrictions

        Each Tudou Voting Shareholder has agreed to comply with certain restrictions on the disposition and encumbrance of the Youku shares or Youku ADSs received by it for 180 days following the closing of the Merger.

Other Covenants

        In the Youku Voting Agreements, the Tudou Voting Shareholders (1) waived, and agreed not to assert or perfect, any of their rights of appraisal or to dissent from the Merger under the law of the Cayman Islands; and (2) agreed that, in the event of any reclassification, reorganization, share split or combination, exchange or readjustment of shares, change in ratio of Tudou ADSs to Tudou shares, share dividend, sub-division or distribution of securities convertible into or exchangeable for Tudou shares, all such dividends and distributions and any securities into which any of such Tudou shares or Tudou ADSs are changed or exchanged, will be subject to the terms of the Youku Voting Agreements.

        In addition to the covenants above, the Youku Voting Agreement entered into by Gary Wei Wang and certain of his affiliates provides that Mr. Wang shall, prior to the closing of the Merger, provide evidence reasonably satisfactory to Youku that all obligations he owes under the Civil Settlement Agreement, dated June 10, 2011, by and between Lei Yang and Mr. Wang, have been satisfied, and if such evidence is not so provided prior to the closing of the Merger, Mr. Wang and his affiliates agree that Youku may withhold a certain number of Youku Class A shares from the portion of the merger consideration otherwise issuable to Mr. Wang or his affiliates or sell such withheld shares and apply the proceeds from the sale of such shares to discharge any amounts owed under the foregoing Civil Settlement Agreement.

Voting Agreements between Tudou and Certain Youku Shareholders

Overview

        As an inducement for Tudou to enter into the Merger Agreement, certain principal shareholders of Youku, including Victor Wing Cheung Koo, Brookside Capital Partners Fund, L.P., Maverick Fund USA, Ltd., Sutter Hill Ventures and certain of their respective affiliates (the "Youku Voting Shareholders"), entered into voting agreements with and in favor of Tudou on March 11, 2012 (the "Tudou Voting Agreements") contemporaneously with the execution and delivery of the Merger Agreement. As of June 30, 2012, an aggregate of 409,581,285 Class A ordinary shares and 645,023,149 Class B ordinary shares of Youku, constituting approximately 50.3% of the total outstanding Youku shares, approximately 68.6% of the aggregate voting power of Youku shares and 28.5% of the aggregate voting power of Youku Class A shares, are subject to the Tudou Voting Agreements.

        Each of the Youku Voting Shareholders has agreed to vote all Youku shares and Youku ADSs beneficially owned by it (whether at a shareholders' meeting or in an action by written consent) (1) in favor of the authorization and approval of the Share Issuance; (2) in favor of any related proposal that is necessary to consummate the Merger and the transactions contemplated by the Merger Agreement which is considered at any such meeting of the Youku shareholders; (3) against any action, proposal, transaction or agreement that could reasonably be expected to (a) result in a breach of any representation, warranty, covenant or other obligation or agreement of Youku contained in the Merger Agreement or of such Youku Voting Shareholder contained in the applicable Youku Voting Agreement or (b) impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or change in any manner the voting rights of any class of shares of Youku (including any amendments to the memorandum and articles of association of Youku, other than such amendments contemplated by the Merger Agreement and/or any amendments that will not (x) impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or (y) have a disproportionate adverse effect on Tudou shareholders relative to current holders of Youku's Class A ordinary shares); (4) against any Competing Proposal; and (5) against any change in the composition of the Youku Board (other than such changes contemplated by the Merger Agreement). Each of the Youku Voting Shareholders has agreed to grant a proxy to Tudou and any designee of Tudou for and in such Youku Voting Shareholder's name to vote and act by written consent with respect to the voting obligations described in clause (1) and (2) of the immediately preceding sentence.

Non-Solicitation and Restrictions on Transfers

        The Youku Voting Shareholders have agreed that they will not, and will use reasonable best efforts to cause his, her or its representatives not to (1) solicit, initiate or encourage any inquiry or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any Competing Proposal, (2) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to information to any person with respect to Youku or any of its subsidiaries, or facilitate, any Competing Proposal, or (3) enter into any letter of intent, agreement or agreement in principle with respect to an Competing Proposal.

        Until the earlier of the effective time of the Merger and the termination of the Merger Agreement, each Youku Voting Shareholder has agreed to comply with certain restrictions on the disposition and encumbrance of its Youku shares and Youku ADSs.

Other Covenants

        In the Tudou Voting Agreements, the Youku Voting Shareholders agreed that, in the event of any reclassification, reorganization, share split or combination, exchange or readjustment of shares, change in ratio of Youku ADSs to Youku shares, share dividend, subdivision or distribution of securities convertible into or exchangeable for Youku shares, all such dividends and distributions and any securities into which any of such Youku shares or Youku ADSs are changed or exchanged, will be subject to the terms of the Tudou Voting Agreements.

IMPORTANT INFORMATION REGARDING YOUKU AND MERGER SUB

Important Information Regarding Youku

Description of Youku

        Youku is the leading Internet television company in China and its Internet television platform enables users to search, view and share video content across multiple devices. Youku is incorporated under the laws of the Cayman Islands and carries out its operation through its subsidiaries and consolidated affiliated entities in China. For a description of Youku's operation and business in China, please see "Item 4. Information on the Company—A. History and Development of the Company" on page 31 of the Youku 2011 20-F.

        Due to PRC legal restrictions on foreign ownership and investment in value-added telecommunications services and advertising businesses in China, Youku operates its business primarily through its consolidated affiliated entities in China. Youku does not hold equity interests in its consolidated affiliated entities. However, through a series of contractual arrangements with these consolidated affiliated entities and their respective shareholders, Youku effectively controls, and is able to derive substantially all of the economic benefits from, these consolidated affiliated entities. For more information on these contractual arrangements, please see "Item 4. Information on the Company—C. Organizational Structure—Contractual Arrangements" of the Youku 2011 20-F, beginning on page 55.

        Youku's principal executive offices are located at 11/F, SinoSteel Plaza, 8 Haidian Street, Beijing, 100080, People's Republic of China. Its telephone number at this address is +86 10 5885-1881. Youku's registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104 Cayman Islands. Youku also has three branches in Shanghai, Guangzhou and Xi'an, China and one representative office in Chengde, China. Youku's agent for service of process in the United States is Law Debenture Corporate Services Inc. located at 400 Madison Avenue, 4th Floor, New York, New York 10017.

        Youku's American depositary shares, each representing 18 Class A ordinary shares, par value US$0.00001 per share of Youku, are listed on the NYSE under the symbol "YOKU."

Directors and Executive Officers of Youku

        Please see "Item 6.A—Directors, Senior Management and Employees—Directors and Senior Management" of the Youku 2011 20-F and Youku's report on Form 6-K, furnished to the SEC on July 3, 2012, for information on the current directors and executive officers of Youku.

        If the Merger is completed, Mr. Gary Wei Wang, Tudou's founder, chairman and chief executive officer, shall be entitled to serve as a director on the Youku Board for a term of one year, and Mr. Jixun Foo shall be entitled to serve as a director on the Youku Board until his resignation or the designation of his successor by GGV II Delaware L.L.C., one of Tudou's principal shareholders. See "The Merger—Board Representation Rights" on page 169 of this joint proxy statement/prospectus for more information. The biographies of Mr. Gary Wei Wang and Mr. Jixun Foo are below.

        Mr. Gary Wei Wang is Tudou's founder, chairman and chief executive officer. Mr. Wang was designated as a director of Tudou by the ordinary shareholders of Tudou. Prior to founding Tudou, Mr. Wang served as the corporate development director of Bertelsmann Group, an international media company, and also he served as the managing director of Bertelsmann Online China, a company operating the e-commerce businesses of Bertelsmann Group in China, from 2003 to 2005. From 1997 to 2001, Mr. Wang worked with Hughes Electronics, a provider of digital television entertainment, and satellite and wireless systems and services, with his last role as the business development manager. Mr. Wang received his MBA degree from INSEAD in 2002, his master's degree in computer science from Johns Hopkins University in 1999, and his bachelor's degree in international business from the College of Staten Island in 1995.

        Mr. Jixun Foo has been a partner of GGV Capital since 2006. Prior to joining GGV Capital, he served as a director of Draper Fisher Jurveston ePlanet Ventures from 2000 to 2005 and led the firm's successful investments in a number of companies in Asia, including Baidu Inc., the leading Chinese language Internet search provider listed on NASDAQ, Longcheer Holdings Limited, a leading PRC-based global provider of wireless technology products and services listed on the Singapore Exchange Main Board and Focus Media, a PRC-based company that operates a leading lifestyle targeted interactive digital media network, which was listed on NASDAQ. Prior to that, he was a manager of the Finance & Investment Division of the Singapore National Science & Technology Board, a Singapore governmental agency that invests in and assists start-up technology companies from 1996 to 2000. From 1993 to 1996, Mr. Foo worked for Hewlett Packard as an engineer and group project leader. Mr. Foo received his bachelor's degree in engineering from the School of Engineering, National University of Singapore in 1993, and his master of science degree in management of technology from the Graduate School of Business, National University of Singapore in 1997.

Compensation of Youku's Directors and Executive Officers

        Please see "Item 6.B—Directors, Senior Management and Employees—Compensation of Directors and Executive Officers" of the Youku 2011 20-F for information on the compensation received by Youku's current directors and executive officers.

        If the Merger is completed, Mr. Gary Wei Wang and Mr. Jixun Foo will join the Youku Board. See "The Merger—Board Representation Rights" on page 169 of this joint proxy statement/prospectus for more information. Mr. Wang holds an option to purchase 1,557,500 Tudou Class A shares, which will be converted into Youku share options upon the completion of the Merger. Mr. Foo does not hold any Tudou share options. In addition, Tudou may consider the immediate vesting upon the closing of the Merger of the Tudou share options held by certain directors and officers of Tudou, including Mr. Gary Wei Wang, chairman of the Tudou Board and Tudou's chief executive officer, in which case such Tudou share options shall become fully vested and exercisable upon the closing of the Merger.

Ownership of Youku Shares by Certain Beneficial Owners, Directors and Executive Officers

        Please see "Item 6.E—Directors, Senior Management and Employees—Share Ownership" of the Youku 2011 20-F for information on the ownership of Youku shares by certain beneficial owners, directors and executive officers of Youku, which is incorporated herein by reference.

Related Party Transactions

        Please see "Item 7.B—Major Shareholders and Related Party Transactions—Related Party Transactions" of the Youku 2011 20-F for information on related party transactions of Youku, which is incorporated herein by reference.

        Aside from the treatment of their respective Tudou share options in the Merger as set forth in "—Important Information Regarding Youku—Compensation of Youku's Directors and Executive Officers," neither of Mr. Gary Wei Wang or Mr. Jixun Foo have had any transactions with Youku in the past three years.

Important Information Regarding Merger Sub

        Merger Sub, a Cayman Islands limited liability company, is a direct and wholly owned subsidiary of Youku which was formed solely for the purpose of effecting the Merger. Merger Sub has not conducted any business operations other than incidental to its formation and in connection with the transactions contemplated by the Merger Agreement. As of the date of this prospectus, Merger Sub does not beneficially own any Tudou shares or Tudou ADSs.

        Merger Sub's business offices are located at 11/F, SinoSteel Plaza, 8 Haidian Street, Beijing, 100080, People's Republic of China, and its telephone number is +86 10 5885-1881. Merger Sub's registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

        Victor Wing Cheung Koo and Dele Liu are the directors of Merger Sub.

IMPORTANT INFORMATION REGARDING TUDOU

Description of Tudou's Business

A.    History and Development of Tudou

        In December 2004, Mr. Gary Wei Wang, Tudou's founder, chairman and chief executive officer, together with another member of its founding team, incorporated Quan Toodou Network Science and Technology Co., Ltd., or Quan Toodou, in China. In April 2005, Tudou launched its online video site in China. It was the first user-generated content ("UGC") and video sharing site launched in China based on a report issued by Gartner, Inc., an independent information technology research firm, in September 2010, (the "Gartner Report"). Tudou has been conducting its online video and advertising business operations in China primarily through Quan Toodou.

        In November 2005, StarCloud Media Co., Limited, or StarCloud BVI, Tudou's intermediate holding company, was incorporated in the British Virgin Islands. In January 2006, StarCloud BVI established its wholly owned subsidiary, Reshuffle Technology (Shanghai) Co., Ltd., or Reshuffle Technology, in China. The approved business scope of Reshuffle Technology is the development, design and production of network information system software (excluding value-added telecommunication services), the sale of self-produced products, the development and design of computer hardware, and the provision of related technology consultancy and technology services. Tudou has, through Reshuffle Technology, entered into certain contractual arrangements with Quan Toodou and its shareholders, pursuant to which Tudou effectively controls Quan Toodou's operations in China.

        In May 2009, Shanghai Suzao Network Science and Technology Co., Ltd., or Shanghai Suzao, was incorporated in Shanghai, China. Shanghai Suzao has been engaged in the maintenance of Tudou's network infrastructure. Through Reshuffle Technology, Tudou has entered into certain contractual arrangements with Shanghai Suzao and its shareholders, pursuant to which Tudou effectively controls the operations of Shanghai Suzao. However, Shanghai Suzao is currently not conducting any business operations. Tudou is in the process of terminating the contractual arrangements with Shanghai Suzao and its shareholders and dissolving Shanghai Suzao, and expects to complete the dissolution process by the end of 2012.

        In June 2009, Quan Toodou established its wholly-owned subsidiary, Shanghai Licheng Cultural Communication Co., Ltd., or Shanghai Licheng, in China, which primarily engages in advertisement design and production.

        In June 2009, Chengdu Gaishi Network Science and Technology Co., Ltd., or Chengdu Gaishi, was established in China. Tudou has also, through Reshuffle Technology, entered into certain contractual arrangements with Chengdu Gaishi and its shareholders, pursuant to which Tudou effectively controlled Chengdu Gaishi's operations. Chengdu Gaishi was incorporated for purposes of maintaining Tudou's network infrastructure. However, since its incorporation, Chengdu Gaishi has not been actively engaged in any operations. In June 2012, Chengdu Gaishi was dissolved and Tudou terminated its contractual arrangements with Chengdu Gaishi and its shareholders.

        In February 2010, Star Manor was incorporated in Hong Kong and was acquired by StarCloud BVI in June 2010. Star Manor was engaged in trading and investment businesses. In October 2010, Tudou made Star Manor one of its intermediary holding companies by transferring all of StarCloud BVI's equity interest in Reshuffle Technology to Star Manor.

        In connection with its initial public offering, Tudou commenced a corporate restructuring in 2010. Set forth below are the key steps of Tudou's restructuring.

  •
  In April 2010, Tudou Holdings Limited was incorporated under the laws of the Cayman Islands.

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  In August 2010, StarCloud BVI established a wholly owned subsidiary, Wohong Technology, in China, which primarily engages in the provision of technology services to Tudou's consolidated affiliated entities. The approved business scope of Wohong Technology is the design, development and production of computer software, the sale of self-produced products, computer system integration, computer network engineering, computer and software leasing, wholesale, commission agency (excluding auction) and export and import of the goods described above; and provision of related ancillary services.

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  In September 2010, Tudou Holdings Limited issued its shares to existing shareholders of StarCloud BVI in exchange for all of the outstanding shares of StarCloud BVI. As a result, Tudou Holdings Limited became the ultimate holding company of the group after the transaction.

        In February 2011, StarCloud BVI acquired a 100% equity interest in Tudou Limited, a Hong Kong company engaged in the advertising business.

        On August 16, 2011, Tudou listed the Tudou ADSs on the NASDAQ under the ticker symbol "TUDO." Tudou issued 6,000,000 Tudou ADSs, representing 24,000,000 Tudou Class B shares, at an initial offering price of US$29.00 per Tudou ADS.

        In September 2011, Quan Toodou established its wholly-owned subsidiary, Quan Toodou Cultural Communication Co., Ltd., or Quan Toodou Cultural, in China. Tudou is in the process of transferring the online video business of Quan Toodou to Quan Toodou Cultural.

        In December 2011, Star Manor established its wholly owned subsidiary, Chuanxian Network Technology (Shanghai) Co., Ltd., or Chuanxian Network, in China, which primarily engages in computer hardware and software and related supporting services. The approved business scope of Chuanxian Network is the research, development and production of computer software, the sale of self-produced products and provision of related ancillary services, the provision of computer network system integration services, the installation and maintenance of computer application systems, leases, wholesale, commission agency (excluding auction) and export and import of computer software and hardware (excluding gaming software), and the provision of related ancillary services. In December 2011, Tudou Limited established its wholly owned subsidiary, Toodou (China) Advertising Co., Ltd., in China, which primarily engages in advertisement design, production, agency and dissemination businesses. The approved business scope of Toodou (China) Advertising Co., Ltd. is the design, production and publication of advertisements, advertising agency services, graphic design, enterprise image design, conference services and enterprise management consultancy.

        In January 2012, Beijing Tixian was established in China to develop Tudou's animation video production and related businesses. Tudou has, through Reshuffle Technology, entered into certain contractual arrangements with Beijing Tixian and its shareholders, pursuant to which Tudou has gained effective control over Beijing Tixian's operations. Beijing Tixian has not been active since its inception and is not material to Tudou's existing core businesses.

        Tudou's principal executive offices are located at Building No. 6, X2 Creative Park, 1238 Xietu Road, Xuhui District, Shanghai 200032, People's Republic of China. Tudou's telephone number at this address is (86-21) 5170-2355 and Tudou's fax number is (86-21) 5170-2366. Tudou's registered office in the Cayman Islands is at the offices of Maples Corporate Services Limited at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

        Investor inquiries should be directed to Tudou at the address and telephone number of its principal executive offices set forth above. Tudou's website is www.tudou.com. The information contained on Tudou's website is not part of this joint proxy statement/prospectus. Tudou's agent for service of process in the United States is CT Corporation System located at 111 Eighth Avenue, New York, New York 10011.

 Proposed Merger Between Tudou and Youku

        On March 11, 2012, Tudou, Youku and Merger Sub entered into the Merger Agreement, for Tudou to combine with Youku in a 100% stock-for-stock transaction. See "The Agreement and Plan of Merger" for a summary of the material terms of the Merger Agreement. Provided the requisite shareholder votes at the Youku AGM and Tudou AGM are obtained and the other conditions to closing set forth in the Merger Agreement are satisfied or waived, Merger Sub will merge with and into Tudou, with Tudou continuing as the surviving entity and as a wholly owned subsidiary of Youku. Following the Merger, Youku Inc. will be renamed as "Youku Tudou Inc.," and Tudou will cease to be a publicly traded company. Please review this joint proxy statement/prospectus for more information about the Merger Agreement and the proposed Merger, including the section headed "The Merger Agreement and Plan of Merger" beginning on page 156, which provides a summary of the material terms of the Merger Agreement, and the sections headed "Summary" and "Questions and Answers about the Merger and the Annual General Meetings of Youku and Tudou" beginning on pages 21 and 1, respectively.

B.    Business Overview

        Tudou is a leading Internet video company in China. Tudou believes that the "Tudou" brand is one of the most recognized Internet brands in China. The Tudou.com website was the first UGC and video sharing site launched in China based on the Gartner Report. Tudou provides a robust online platform for Chinese Internet users to upload, watch and share videos via the Internet. By leveraging its recognizable brand and its position as a leading Internet video company in China, Tudou has established a large and highly engaged user community.

        Tudou's registered users increased from approximately 54.4 million as of December 31, 2009 to approximately 78.2 million as of December 31, 2010 and approximately 101.9 million as of December 31, 2011. Tudou's average number of new video clips uploaded daily increased from approximately 28,700 in 2009 to approximately 40,000 in 2010 and approximately 57,580 in 2011. In addition, the number of monthly unique visitors to Tudou.com increased from approximately 137 million in December 2009 to approximately 182 million in December 2010, and to approximately 227 million in December 2011, according to iResearch. In December 2011, the number of monthly video views nearly doubled to 5.2 billion from 2.6 billion in December 2010.

        Tudou provides an on-demand and interactive viewing experience where its users can find content they want to view, share content they create and connect with other users on its platform. Tudou offers a comprehensive selection of entertaining content including UGC, premium licensed content and content developed in-house. Tudou's extensive content library is designed to meet its users' diverse viewing needs, including entertainment, animation, finance and music. The volume and quality of Tudou's content, combined with its enjoyable user experience, have allowed Tudou to establish a large user base, consisting primarily of young, urban, affluent and educated viewers that are particularly attractive to advertisers.

        Tudou has focused on developing its online platform to provide what Tudou believes is the best user experience in the online video industry in China. Tudou has developed a user friendly and interactive interface that Tudou believes provides its users with a superior viewing experience. Tudou's website allows its users to watch, upload, rate, comment on and recommend videos, creating an engaging and interactive experience. In addition, Tudou has created rich community features to enhance its users' experience. Tudou encourages the creativity of its user community through signature industry events such as the Tudou Video Festival, through talent development initiatives and monetary incentives to producers of its most viewed UGCs. To ensure an enjoyable user experience, Tudou has built a robust technology platform with access to over 4,000 servers across China, which focuses on the delivery of online video content with an emphasis on stability, scalability and flexibility.

        Online video and online advertising have grown rapidly in China in recent years as a result of positive macroeconomic trends, increasing Internet penetration rates and the growing acceptance of the Internet as a critical channel for advertisers' marketing strategies. In addition, users are seeking alternatives to traditional television to have more control over their media viewing experience. Content portability is also becoming increasingly important as users want to have the option to access video and other content on their mobile phones and other Internet-enabled devices. Tudou believes it is well positioned to capitalize on these key industry trends.

        Tudou generates revenues primarily by delivering online advertising services. Tudou provides advertising services primarily through its Tudou.com website in various formats, including pre-roll or post-roll video advertisements, in-roll logos, background advertisements, banners, buttons, links and streaming advertisements. In addition, Tudou provides innovative online advertising services, including event sponsorships, interactive advertising and opportunities to purchase advertising embedded in its content developed in-house.

        Tudou also began generating revenues in January 2010 from its mobile video services that it provides primarily through a channel on China Mobile's wireless video platform, which had an aggregate of approximately 15.8 million users with a total of approximately 27.7 million video views in 2010 and an aggregate of approximately 42.7 million users with a total of approximately 85.9 million video views in 2011. Through its agreement with China Mobile, Tudou selects and provides videos based on its assessment of mobile user preferences. Users pay a monthly subscription fee to China Mobile for access to Tudou's video channel or pay on a per-clip basis, and Tudou shares the fees for these services with China Mobile. In addition, Tudou began providing its mobile video services in April 2011 through two video channels on China Unicom's wireless video platform and in January 2011 through China Telecom's NETiTV platform.

        Since Tudou launched its online video platform in April 2005, its business has grown substantially. As is customary in the advertising industry in China, Tudou typically enters into advertising contracts with third-party advertising agencies. Tudou pays agency fees to third-party advertising agencies that purchase its advertising services and recognize revenues net of these agency fees. Tudou's net revenues are net of sales taxes.

        Tudou's net revenues increased from RMB89.1 million in 2009 to RMB286.3 million in 2010 and to RMB512.2 million (US$81.4 million) in 2011, representing a compound annual growth rate, or CAGR, of 79.1% over the three-year period. Tudou's net loss was RMB144.8 million, RMB347.4 million and RMB 511.2 million (US$81.2 million) in 2009, 2010 and 2011, respectively. Its adjusted net loss, a non-GAAP financial measure, which excludes non-cash items including share-based compensation expenses, beneficial conversion charges on convertible loans and fair value changes in warrant liabilities from Tudou's net loss, was RMB133.3 million, RMB107.2 million and RMB292.4 million (US$46.5 million) in 2009, 2010 and 2011, respectively. For a reconciliation of Tudou's net loss to Tudou's adjusted net loss, see footnote 2 on page 45 of this joint proxy statement/prospectus.

Tudou's Video Platform

Tudou's Website

        The Tudou.com website provides an online platform that allows users to upload, share, watch, rate and comment on videos. Tudou launched its site in April 2005, and believes Tudou.com was the first video site launched in China. Since then, Tudou has been expanding its services available to Internet users. The average number of new video clips uploaded each day increased from approximately 28,700 in 2009 to approximately 40,000 in 2010 and approximately 57,580 in 2011. As of December 31, 2011, the Tudou.com website offered more than 60.7 million video clips.

        Tudou strives to provide a superior viewing experience to its users, supported by its technology. Tudou is able to offer high definition quality content. In May 2011, Tudou launched an upgraded technology platform, which is able to maintain the original size of uploaded UGC. In addition, Tudou provides "full screen/normal screen" viewing options, and offers "light on/light off" features which allow users to switch between white and black backgrounds when watching a video clip, just as they may turn on or turn off the light when watching a traditional television program or film at home.

        Tudou believes its Tudou.com website also provides a highly engaging and interactive experience supported by a series of user-friendly functions not available with traditional television. In order to help users more easily find their preferred content, videos available on Tudou's website are categorized into channels and sub-channels. Tudou provides a selection of search tools to help users locate a desired video clip based on its channels, sub-channels and keywords. Tudou also offers a search history list for frequent visitors to help them quickly locate recently viewed video clips.

        Tudou customizes its homepage by recommending selected video clips to users from a specific geographic area based on data about regional preferences. The most viewed videos are also recommended to users on the "Top 10" list on Tudou's website as well as on the individual page of each channel. Once a user selects and views a program, Tudou's website will present related video clips in which the user may be interested. Users may create a playlist based on their preferences so that the preferred videos will be broadcast continuously. Registered visitors may upload video clips easily to Tudou's website and make comments under each video clip to share their opinions.

        Tudou believes these features help provide an enhanced user experience and reinforce user loyalty. As a result, Tudou's registered users increased from approximately 54.4 million as of December 31, 2009, to approximately 78.2 million as of December 31, 2010 and approximately 101.9 million as of December 31, 2011. In February 2012, Tudou established an enhanced video sharing platform with Sina Weibo, one of the largest micro-blogging social networking sites in China, for its users to upload videos to and share videos from Tudou's site. In addition, through this platform Sina Weibo users who are not registered with Tudou, but wish to share their videos with Tudou's users, will automatically become registered users of Tudou.com. This platform also enables users to syncronize comments and discussions on both sites, which creates a more integrated and interactive experience for Tudou's users.

Tudou's Mobile Platform

        In January 2010, Tudou extended its platform to mobile users in China through a video channel with China Mobile. China Mobile's mobile phone customers with Internet access may subscribe for services and will have access, through their mobile phones, to the video programs Tudou has uploaded onto the channel. In 2010, Tudou's channel had an aggregate of approximately 15.8 million users with a total of approximately 27.7 million video views. In 2011, Tudou's channel had an aggregate of approximately 42.7 million users with a total of approximately 85.9 million video views.

        Tudou generally selects UGC video programs accessible to mobile phone users based on its analysis of users' preferences and tastes. China Mobile can also introduce third-party content for Tudou to integrate into Tudou's selected programs. To promote these services, Tudou has agreed with certain major mobile handset manufacturers, such as Blackberry, Motorola, Nokia and Samsung, and handset design houses, to install mobile application software Tudou has developed onto their mobile handsets. This allows mobile users easy access to video programs on Tudou's channel on China Mobile's wireless video platform. Tudou also collaborates with mobile application store operators to include access to Tudou's channel in their application stores.

        In September 2010, China Mobile rolled out the 2010 "G-Snap!" mobile video competition nationwide in cooperation with Tudou and other online video companies, soliciting the best UGC videos among its over 800 million mobile users. Mobile users may upload UGC video clips they produce to Tudou's website through software installed on their mobile handsets. A total of approximately 5,700 UGC video clips were uploaded to Tudou's website during this campaign.

        In April 2011, Tudou entered into a three-year cooperation agreement with a joint venture of China Unicom to provide its mobile subscribers with mobile video services through joke and lifestyle channels on China Unicom's wireless platform. Tudou is responsible for operating these two channels pursuant to this agreement. Users pay a monthly subscription fee to China Unicom for access to these two channels or pay on a per-clip basis, and Tudou shares the fee for these services with the joint venture after it obtains its share of the fee from China Unicom.

        In August 2011, Tudou entered into a one-year cooperation agreement with a subsidiary of China Telecom. Under this agreement, Tudou provides mobile subscribers with its mobile video services through China's Telecom's NETiTV platform. Tudou has been responsible for operating this platform since January 2011. Users pay a monthly subscription fee to China Telecom for access to this platform or pay on a per-clip basis, and Tudou shares the service fee with a subsidiary of China Telecom after it obtains its share of the fee from China Telecom.

Tudou's Content

        Tudou offers three categories of content, namely UGC, premium licensed content Tudou licenses from third parties, and content Tudou produces in-house.

UGC

        Tudou's website allows Internet users to easily upload, watch and share UGC video clips. Tudou believes "everyone is a director of life." Video production processes have become easier and less expensive through the use of simple and affordable hardware such as digital camcorders and mobile devices with video cameras, as well as software such as desktop editing software suites. Video production is no longer the sole domain of professionals in China, but can be done by a wide range of participants, from amateurs to professionals. Tudou offers creative talents, particularly the younger Chinese generation, outlets for artistic expression outside traditional mainstream content formats such as television.

        When Tudou first launched its website in April 2005 and during the first two years of its operations, almost all of Tudou's content was UGC. Tudou's UGC has experienced rapid growth in terms of not only the number of registered users who upload video clips produced or aggregated by themselves, but also the number and varieties of video clips uploaded every day and the number of daily video views. In 2010 and 2011, an average of over 40,000 and 57,580, respectively, new user-generated video clips were uploaded to Tudou's website each day, covering a wide range of subject matters, including entertainment, sports, finance and music. The quality and length of UGC video vary from clip to clip, ranging from creative longer films with higher video quality made by experienced producers with professional equipment to shorter lower quality videos made by amateurs using mobile phones with a video camera function. Internet users, particularly young Internet users, have generally embraced UGC, given its sharing and interactive qualities.

UGC Support Programs

        It is essential for Tudou to continue to have its network of users upload UGC. Therefore, Tudou encourages and facilitates creative UGC talents through various initiatives, including event sponsoring programs, talent development and monetary reward programs.

        One of these key initiatives is Tudou's annual Tudou Video Festival, launched in 2008. In cooperation with China Film Group Corporation, one of the largest comprehensive film producers in China, Tudou launched the Tudou Video Festival in 2008, which has become highly regarded by film industry participants including filmmakers, directors, actresses and actors. The Tudou Video Festival has also become a recognized event for ambitious video enthusiasts, brands and media. Tudou's first three festivals received approximately 300, 1,900 and 5,600 clips submitted by participants, which have resulted in an aggregate of approximately 20 million, 100 million and 150 million video views during the respective festivals.

        Most of the attendants were animators and amateur videographers from around China, mostly in their mid-to-late-20s, who showcased their work. In cooperation with the Sundance Film Festival, or Sundance, the largest independent cinema festival in the United States, Tudou launched its fourth annual Tudou Video Festival in Beijing in March 2011. Approximately 1,100 participants were invited to attend the final award ceremony in May 2011, including aspiring filmmakers, directors, actresses and actors. The winning video of the Independent Spirit Award sponsored by Sundance will be eligible to participate in Sundance. Tudou believes that the annual Tudou Video Festival has now become a signature event in the online video industry in China.

        Tudou also organizes other activities to reward talented UGC producers. For example, Tudou holds online premieres for selected UGC producers to reinforce the loyalty of talented producers to its website. For premieres, the selected UGC will be placed prominently on Tudou's website displayed with photos and introductory materials about their creators. In cooperation with China Film Group Corporation, Tudou sponsored the production of "Mr. Lei," an Internet drama directed by a talented UGC producer.

        Tudou provides selected high-traffic UGC producers monetary rewards to encourage their creativity. Through its "Doujiao" project, Tudou has entered into contracts to offer monetary rewards to over 100 UGC producers, most of whom are individuals or studio teams. Tudou plans to enter into more contracts with producers of UGC generating high traffic to incentivize certain producers to continue to generate popular UGC. Tudou has also introduced certain creative, high-quality UGC to advertisers directly to create revenue-generating opportunities for its UGC producers.

UGC Uploading and Filtering

        To upload video clips to Tudou's site, users must first register with Tudou and accept its user agreement to obtain a user name and a password. Tudou may in its own discretion terminate the registration of any user or remove content uploaded by any user. Pursuant to its user agreement, Tudou's users represent to Tudou that they hold the copyright or license to upload their content on Tudou's website and authorize Tudou to use such content, and grant Tudou a permanent world-wide royalty-free and transferable non-exclusive license to distribute, transmit and display the content. In addition, Tudou has the right to reproduce, publish, distribute or use the content at its discretion.

        Pursuant to Tudou's copyright policy, which constitutes a part of its user agreement, copyright owners may search for and identify infringing content in its content library, and send Tudou written notice requesting removal along with proof of copyright ownership. Generally, Tudou will remove content in due course after Tudou receives the removal notice, and will send the removal notice to the provider of the subject content. The content provider may send Tudou a rebuttal notice if it believes that its content has not infringed any copyrights. Tudou may re-upload content if Tudou receives a rebuttal notice along with proof of copyright ownership. Tudou will not accept removal notices from copyright claimants after Tudou re-uploads content.

        As part of its copyright protection policy, Tudou may remove any content it has reason to believe infringes any third-party's copyright. In addition, Tudou has implemented a video fingerprint system to identify and remove infringing content uploaded on its website. This system compares newly uploaded videos with fingerprint trails of copyrighted videos in Tudou's system and enables Tudou to filter out infringing content matching copyrighted content in its system.

        To comply with PRC regulatory requirements on Internet content, Tudou has a filtering system that seeks to identify and remove Chinese language illegal video content. Tudou has developed a digital audio and video identification system, which codes video clips based on audio and video components and can identify video clips with codes similar to those in its own in-house "black list" of content.

Encoding video clips automates the process of determining whether video content matches the black list, and therefore, enables Tudou to detect and filter out certain Chinese language illegal content. To the extent any illegal content is not identified or removed during this initial automatic identification and removal stage, Tudou's dedicated team of over 80 employees physically screens uploaded content against its black list. Tudou believes its filtering mechanism enables Tudou to identify and remove a substantial amount of illegal Chinese language content before it is posted to its website.

        After receiving notice from copyright owners and licensees, Tudou updates its black list by adding notified copyrighted content, and removes any UGC Tudou identifies as matching the listed items. Tudou has also set up screening processes to try to filter out popular movie titles featured in Chinese cinema. Illegal and infringing content that has been removed from Tudou's website will be added to its black list for filtering. However, given the volume of UGC uploaded every day, some UGC might be uploaded without the permission of the copyright owner of the content. Therefore, copyright infringement issues and lawsuits may result from UGC.

Premium Licensed Content

        Procuring premium licensed content is another important means for Tudou to diversify its content offerings. Tudou's licensed content mainly includes TV series, movies and variety shows. During the three years ended December 31, 2009, Tudou obtained licenses for more than 830 TV drama series and 240 movies. In 2010, Tudou obtained licenses for more than 1,360 TV drama series, 1,180 movies and 180 variety shows. In 2011, Tudou obtained licenses for more than 660 TV drama series, 430 movies and 80 variety shows. In addition, through a content access arrangement between Tudou and LeTV, Tudou's users have been able to access a substantial portion of LeTV's extensive content portfolio of over 680 TV episodes and 650 movies since October 2011. Tudou believes that licensing copyrighted premium content will help to maintain the loyalty of users with different viewing needs, enable Tudou to maintain the favorable demographics of its user base and, consequently, increase its advertising revenues.

        Tudou's content partners include leading Chinese language media companies across China, such as China International Television Corporation, Shanghai Media Group, TVB, a leading Hong Kong television network, and SETTV, a Taiwanese television network. Tudou has also obtained licenses from distributors of international content providers such as SBS and MBC, two major South Korean television networks. In October 2011, Tudou entered into an agreement with the Walt Disney Company, a NYSE-listed company, for the online distribution rights to Cars 2 in China, which was the first full-length Pixar animation movie made available through an online video website in China. In November 2011, Tudou entered into a program license agreement with TV Tokyo Corporation and TV Tokyo Medianet, Inc, or collectively TV Tokyo, which allows Tudou to initially simulcast over 60 Japanese anime series in China on an exclusive basis, marking the first time that Japanese anime will be simulcast through an online video website in China. This agreement has an initial term of two years, and TV Tokyo has the option to renew it for another two years.

        Under license agreements with its content providers, Tudou usually pays for the license in advance or in installments for one of three types of licenses: (1) non-exclusive webcasting rights, (2) non-exclusive webcasting rights with a guarantee that certain competitors will not receive the same license or (3) webcasting rights with a limited exclusive period. Tudou is generally not allowed to alter or distort the licensed content without the licensor's prior consent. Content usually may only be webcast in China. Content licensed on a non-exclusive basis may not be sublicensed to third parties. The content provider must ensure that it has the right to, or the license of, the content it provides to Tudou's site and ensure that the content will not infringe third parties' rights.

        In October 2011, Tudou entered into a joint venture agreement with Leshi Internet Information & Technology (Beijing) Co, Ltd, another online video website operator in China, to establish a joint venture in Shanghai, which will primarily engage in licensing video content to meet Internet users' growing demands and evolving preferences. Tudou expects the joint venture to supplement its independent content acquisition strategy, by leveraging its Chinese partner's strong reputation and experience in building licensing partnerships with China's leading production houses. As of the date of this joint proxy statement/prospectus, the joint venture had not been established.

        Tudou strives to acquire content that is appealing to Internet users between the ages of 18 and 35, as this demographic typically commands higher advertising value. Tudou strives to acquire premium licensed content in order to attract and maintain a large user base and in turn generate advertising service revenues. Before making a procurement decision, Tudou collects market information by various means, such as TV and cinema rating reports, audience comments in newspapers and magazines, and independent reviews. In addition, Tudou considers such factors as the storylines, directors and cast of the TV episodes or movies, as well as user preferences Tudou collected from its user data and market trends such as the content its competitors have acquired. Tudou also considers advertising opportunities presented by the content versus the licensing cost. For example, the licensing cost of a popular TV series with many episodes may be similar to that of a hit movie. In such a case, Tudou would prefer to acquire a license for the TV series, which has a higher likelihood of driving serialized viewing, and presents greater advertising opportunities due to its multi-clip viewing compared to a one-clip movie.

Content Developed In-house

        Tudou began developing original programming in 2009, and plans to continue to produce, distribute and monetize online video content developed in-house. Tudou's content developed in-house includes various segments, such as daily or weekly short features, reality shows and interviews on various topics, as well as shows featuring auto reviews and lifestyle trends. Tudou determines the types of content to be produced based on its assessment of users' preferences and trend information Tudou gathers from user data collected through its video platform.

        Tudou believes that content produced in-house helps strengthen its brand, user perception of its creativity and increases user traffic, particularly of younger viewers between the ages of 18 and 35. In May 2010, Tudou launched "Orange Box," a program Tudou designed as an important part of its content production strategy. Pursuant to the program, Tudou intends to produce at least two major "Made-for-Internet" drama series every year with the particular types of drama series determined or selected pursuant to users' preferences. In October 2010, Tudou launched its first "Made-for-Internet" drama series, That Love Comes, on its website. Since then, Tudou has produced six more series that have received over 200 million video views to date. In April 2011, Tudou launched "Warehouse No. 6," a talent recruitment program designed for selecting and recruiting talent for Tudou's in-house content production, including actors, actresses, directors, screenwriters, editors and producers. One of Tudou's content production principles is to produce and provide content that is "Of the Web, By the Web, For the Web."

        In September, 2011, Tudou entered into an agreement to license broadcasting rights for its self-produced webisode series Love Oh Dear I Do, to Shenzhen Media Group and China Anhui TV Station. Beginning in early March 2012, Love Oh Dear I Do has aired during prime time, simultaneously on Shenzhen Satellite TV and Anhui Satellite TV, as well as Tudou.com. Produced by Tudou's in-house original production team, Love Oh Dear I Do is a teen drama series starring several popular Taiwanese actors.

        Tudou possesses in-house capabilities for substantially all video production processes. As part of its video original programming strategy, Tudou focuses on controlling key aspects of its original programming process, such as concept generation, scriptwriting, director and actor selection, and marketing and distribution while outsourcing actual production to take advantage of talented local and international production studios. Tudou believes that its content developed in-house provides Tudou with an attractive return on content production as some of this content can achieve a large number of video views at low costs. In addition, Tudou believes its in-house content production presents opportunities to deepen its cooperation with other content providers and content distributors, such as television networks.

Tudou's User Base

        Tudou has accumulated an extensive user base for its video platform. A visitor to its website does not have to become a registered user in order to watch or search videos, but he or she must become a registered user in order to use the interactive features of Tudou's website, including uploading, rating, commenting on and recommending videos. A visitor to Tudou.com becomes a registered user by creating an account on Tudou's website. To create an account, a visitor follows certain registration steps, including creating a user name and password and accepting Tudou's standard user agreement. Tudou's registered users increased from approximately 54.4 million as of December 31, 2009 to approximately 78.2 million as of December 31, 2010 and further to approximately 101.9 million as of December 31, 2011.

        Tudou believes its user base has increased significantly primarily due to its ability to consistently provide appealing video content to users and enhanced awareness of its brand. As the number of users grows, the resulting network effect in turn attracts more users to join Tudou's established user community. Tudou considers the number of registered users a useful and relevant means of evaluating the level of user engagement and interactivity. Tudou considers its monthly unique visitors as a useful means of evaluating its viewership levels, which is one of the key factors that affects advertisers' decisions to adopt its platform for their advertising needs, which in turn drives advertising revenues. The number of monthly unique visitors increased from approximately 137 million in December 2009, to approximately 182 million in December 2010, and to approximately 227 million in December 2011, according to iResearch. Monthly unique visitors differ from the users and the registered users of a website. For instance, multiple users of a website may be counted as a monthly unique visitor only once if they share the same IP address in offices, homes or Internet cafes. In contrast, a user may be counted as a monthly unique visitor multiple times if he or she visits the same website using different IP addresses. Tudou looks to IP addresses when reviewing the number of monthly unique visitors, while it looks to accounts created with its website when counting registered users.

        Since its inception, Tudou has built a user base consisting primarily of young, urban, educated users between the ages 18 and 35, a particularly attractive demographic to advertisers. Tudou tracks users and maintains a user database, which includes user traffic of select video content and information voluntarily provided by registered users. Tudou applies statistical tools to analyze user data in order to better understand users' viewing preferences and habits. This helps guide its copyright procurement and in-house content production efforts. Tudou regularly improves the content and presentation of its programming by utilizing user preference and trend information Tudou gathers from user data collected through its video platform.

        In order to expand its user base, Tudou cooperates with well-known Chinese online community websites. Users of these websites may recommend to each other video clips on Tudou.com, which Tudou believes helps enhance its user traffic. In April 2011, Tudou entered into a two-year exclusive partnership agreement with Renren.com to provide an audio-visual program uploading feature to Renren.com users. Tudou's backend platform will enable Renren.com users to upload videos onto Renren.com, and save and further edit these audio-visual programs on Tudou's backend platform and servers as an integrated feature. Tudou expects this exclusive strategic cooperation to expand the sources and volume of UGC uploaded by users onto Tudou's website.

        In February 2012, Tudou announced an enhanced video sharing platform for users of Sina Weibo of SINA Corporation, a NASDAQ listed company, to upload and share videos to and from Tudou's video site. Tudou is the first third party video site to enable this level of enhanced functionality for users of Sina Weibo. The enhanced video sharing platform provides a highly integrated user experience for both Sina Weibo and Tudou's users.

        Tudou's call center and website service representatives provide assistance to its users. Tudou's service representatives are trained to address user inquires and resolve user complaints. Tudou ensures service quality by placing emphasis on personnel selection and regularly monitoring the performance of its representatives. Each representative has to complete mandatory training sessions every month, conducted by experienced managers, on website knowledge, service attitude, complaint handling and communication skills, among other topics.

Advertising Services and Advertisers

        Tudou aims to provide the most efficient and effective marketing services for its advertisers. Tudou's advertising platform offers innovative Internet marketing services that enable users to interact with its advertisers' brands and provides valuable insights to its advertisers about their customer base. Tudou's knowledge of its users' preferences enables advertisers to reach their desired audience by placing advertising in a variety of placement formats. Tudou's targeted advertising services include:

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  geographically-targeted advertisements, which are delivered only to viewers with IP addresses in specified regions; and

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  content-targeted advertisements, which are delivered only before, during or after specified content. Advertisers may specify content based on Tudou's channels, sub-channels, programs or theme of content.

        Tudou has an advertising tracking system that records and maintains traffic statistics and other data relating to the effectiveness of advertisements. After the broadcasting of an advertiser's advertisement, Tudou will provide the advertiser with a report of advertising effectiveness either prepared in-house or by an independent research firm upon its request.

Tudou's Advertising Services

        Tudou's advertising services allow advertisers to display advertisements in different placement formats to optimize their performance against their marketing objectives. Tudou's advertising products include:

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  pre-roll or post-roll video screen advertisements that appear on-screen before or after a user selects a video, which is typically a 5-, 15- or 30-second slot,

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  in-roll logos placed on a selected video,

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  background advertisements that appear behind a selected video screen concurrently with a user viewing a video,

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  banners, buttons, links and streaming advertisements placed at various areas of the Tudou.com website, and

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  sponsorship right to select events.

        Tudou offers advertisements with visual effects such as background advertisements. Tudou offers tailor-made advertising services, helping advertisers deliver their advertising messages cost-effectively to their targeted audience. Tudou offers advertising customers maximum flexibility through different advertisement formats they provide to Tudou. To strengthen its relationships with existing customers and reach new customers, Tudou helps a number of its customers process their original advertisement materials to a form or size that fits online display by outsourcing such processing work to independent third parties. Tudou also offers integrated advertising plans to its local and international advertising customers. For example, in September 2011, Tudou cooperated with Pepsi Co. to implement an integrated advertising plan for Pepsi. Tudou designed, produced and promoted a four-episode online interactive drama series, Fruity Love, to promote Pepsi's Tropicana brands in China.

        Since the third quarter of 2010, Tudou has offered advertising customers in-program advertisements embedded in its content produced in-house. Tudou employs in-show promotions and places branded goods or services of its advertisers in the program without explicitly naming them as advertisers. For example, Tudou conducted in-program promotions for Nokia in its latest "Made-for-Internet" drama series, Utopia Office. Through this approach, viewers may be more receptive to information about an advertiser's product or services because they are unaware they are viewing advertisements.

        The list prices of Tudou's advertising services vary by, among other things, the type of advertisements and the demand for advertising services, as well as the duration of advertisements purchased. Prices for advertisements on its website are fixed under its advertisement contracts, typically at a discount to Tudou's list prices. Tudou does not require reimbursement or charge additional prices for advertisement processing services or the costs Tudou incurs for integrated marketing programs or events Tudou organizes. Tudou believes these costs and expenses will indirectly benefit Tudou in terms of the loyalty of its advertising customers and awareness of the "Tudou" brand among users.

Advertisers

        Tudou's high-quality delivery capabilities and customer service have earned it repeat engagements from many of its advertisers and help develop and maintain long-term relationships with them. Among its top 20 advertisers based on net revenues in 2011, nine advertisers have been working with Tudou since 2007. Tudou's success with its existing advertisers also provides it with strong references and validation, which help Tudou secure new advertisers.

        Tudou determines the number of advertisers in a given year or period based on the number of advertisers that place advertisements on its website in the year or period. The following table sets forth changes in the number of Tudou's advertisers during each of the three years ended December 31, 2011:

	Years ended December 31,
	2009	2010	2011
Addition of new advertisers	226	323	359
Termination of existing advertisers	76	131	315
Advertiser retention rate	55%	59%	38%
Net increase of advertisers	150	192	44
At year end	320	512	556

        Of the 512 advertisers for 2010, 189 advertisers were Tudou's advertisers in 2009, and 323 advertisers were new advertisers. For 2011, 197 out of the 556 advertisers were Tudou's advertisers in 2010 and 359 were new advertisers. The advertiser retention rate decreased from 59% in 2010 to 38% in 2011 because Tudou lost some smaller advertisers while it focused its efforts on retaining larger advertisers in 2011.

        In 2011, the top five industries based on revenues derived from companies in these industries advertising on Tudou's platform were food and beverage, Internet and e-commerce, cosmetics, electronics and automobile. Net revenues generated from these industries accounted for approximately 21.5%, 19.6%, 17.7%, 9.8% and 8.8% of Tudou's total net revenues in 2011, respectively.

 Sales and Marketing

        Tudou works for advertisers primarily through third-party advertising agencies. As a relatively young company, Tudou intends to strategically leverage advertising agencies' existing long-term relationships and network resources to increase its sales and expand its advertiser base. Therefore, Tudou typically enters into advertising contracts with third-party advertising agencies, which represent advertisers. By adopting this sales model, Tudou is able to maintain good relationships with both advertisers and advertising agencies.

        To capitalize on the market opportunity in China for online advertising, Tudou maintains a dedicated sales team, with over 229 professionals as of December 31, 2011. Tudou's sales team is organized by region with its main presence in Beijing, Shanghai, Guangzhou and Xiamen. Tudou intends to broaden its sales and marketing coverage to include more cities in China as it increases the number of its domestic advertisers. Tudou's experienced sales professionals use their familiarity with various categories of online video clips as well as their understanding of users' viewing habits and preferences to design and recommend suitable advertising opportunities to advertisers and advertising agencies. For instance, capitalizing on its broadcasting rights for the 2010 FIFA World Cup, Tudou's sales professionals promoted numerous World Cup-related advertising packages designed in-house to its advertisers.

        Tudou offers on-the-job training to its sales force to help ensure that they provide advertisers and advertising agencies with comprehensive information about its services, the advantages of using its platform as a marketing channel, and relevant information regarding the advertising and media industry. Tudou believes its well-recognized brand and increasing acceptance of video advertising on websites have attracted a broad base of advertisers and facilitated its sales efforts.

        Tudou strives to provide advertisers with high-quality customer service. Its experienced sales professionals help advertisers analyze their products and services for target audiences and structure advertising campaigns accordingly. Tudou also purchases or commissions extensive survey data and research results regarding video websites in China from reputable third-party market research firms, such as iResearch, HitWise and ACNielsen. Tudou incorporates this data in its presentations and proposals to advertisers. This data helps Tudou depict the demographics of its audience, including age, gender, education and income profile and ratings of various programs, as well as ratings with respect to specific demographic groups. Sometimes Tudou also purchases survey data on other media platforms such as television channels.

        This information helps Tudou convey the effectiveness of its advertising platform to its advertisers and potential advertisers and helps Tudou design suitable advertising services, as well as the frequency and duration of these services, on behalf of these advertisers. This data also helps advertisers evaluate and verify the dissemination of their advertisements and their effectiveness. Tudou routinely uses this data to advise advertisers with respect to their subsequent advertising campaigns with Tudou and to make adjustments to their advertising strategy. Through communications with its advertisers and advertising agencies, Tudou strives to enhance their awareness of the attractiveness of its advertising platform and the value of available advertising opportunities.

        Tudou employs a variety of traditional and online marketing programs and promotional activities to build its brand as part of its overall marketing strategy. Tudou focuses on building brand awareness through proactive public relations and various forms of advertising. Tudou invests in a series of marketing activities and events to strengthen its brand image and grow its user base. Specifically, Tudou's sales and marketing efforts for its online video business focus on the following areas:

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  Direct Advertising.  Tudou engages in direct advertising in print, radio and TV media to market and promote its online video products. Its Tudou Video Festival was also advertised on in-taxi screens in Shanghai and Guangzhou.

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  Promotional Advertising.  Tudou has organized and run a number of online promotional advertising campaigns which help create and enhance brand awareness. For example, in June 2009, Tudou launched an "Internet Millionaire" competition program with Nokia. In addition, in March 2010, Tudou launched a "Win Gold by One Smile" campaign together with Minute Maid, one of Coca-Cola's sub-brands.

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  Sponsorship Events.  Tudou has sponsored promotional events or online content, such as websites that feature movies or TV series, athletic events, music awards and industry exhibitions. For instance, Tudou has been sponsoring and organizing the annual Tudou Video Festival since 2008. Tudou also co-sponsored the 2010 Nine-Minute Original Movie Competition.

Technology Platform

        Tudou's technology platform has been designed for reliability, scalability and flexibility and is administered by its in-house technology department. Tudou has access to a network of over 4,000 leased and self-owned servers across China with power supply and power generator backup. Tudou has contracts with certain top-tier vendors such as Dell and Cisco for warranty services for its hardware. Tudou has developed its server operations based on a LAMP structure, which is free, open source and easily adaptable software. This has allowed Tudou to lower software-related investment and enhance its network reliability. This structure, along with other features described below, contributes to the reliability, scalability and efficiency of Tudou's network.

        Bandwidth saving technology.    Tudou's web server technology focuses on reducing bandwidth use by combining a CDN system and P2P technology. Tudou's self-developed CDN system focuses on connection capability and server capability at single points, and is capable of reducing the load on the central servers located at its Internet data center. A copy of data is placed at various points in its CDN to maximize bandwidth for access to the data from users throughout the network. Users may access a copy of the data near them, as opposed to all users accessing the Internet data center, to avoid a bottleneck near that server.

        To operate its CDN cost effectively, Tudou's CDN components are strategically deployed in cities where there is bandwidth with consistent quality at lower costs. Tudou also stores popular video clips temporarily on bandwidth lines Tudou rents from smaller telecommunications operators in third- and fourth- tier cities to reduce bandwidth cost. In addition, Tudou's proprietary web server software has allowed it to increase the utilization rate of broadband resources and improve content distribution speed. Tudou's proprietary "Fast Tudou" software, which functions as a P2P platform, helps improve the display speed of online video clips while allowing Tudou to substantially decrease its Internet bandwidth costs.

        Content management technology.    Tudou's proprietary content management system reinforces network efficiency through real time calculations. Its servers convert newly uploaded videos to video clips viewable on its websites. In May 2011, Tudou launched an upgrade of its platform that enables uploading of UGC without compression and viewing of such UGC at higher definition. The CDN is capable of monitoring the load of each server and transfer work from a fully loaded server to a server that has capacity, which enhances the efficiency of Tudou's network. In addition, the audience's page-viewing volume will influence the "Top 10" ranking of each channel on a real time basis, which helps recommend the most popular video clips to Tudou's visitors.

        Content filtering technology.    Tudou's digital audio and video identification system developed in-house enables Tudou to filter out illegal content, while the video fingerprint system Tudou has implemented will enable it to filter out infringing content matching copyrighted content in its system.

        Real time monitoring and support.    Tudou's Internet data center and regional data center servers automatically report any detected malfunction on a real-time basis to its network control center. This allows Tudou to quickly respond to and resolve network malfunction issues. Tudou has a network operation support team responsible for the stability and security of its network on a 24-hour, seven-days-a-week basis. The primary responsibilities of the team members consist of monitoring system performance, troubleshooting, detecting system error, random sample testing on servers, maintaining equipment, and testing, evaluating and installing hardware and software.

        Data back-up technology.    Different servers share and back up the data of one another, which increases the security of Tudou's network by allowing Tudou to provide backup to failed servers and prevent system-wide failures caused by area network failures.

Competition

        The online video industry in China is competitive. Tudou believes the key competitive factors in the online video industry in China include brand recognition, demographic composition of viewers, technology platform, ability to provide innovative advertising services to advertisers, relationships with advertisers and advertising agencies, advertising prices, the range of services and customer service provided to advertisers and advertising agencies, as well as the ability to source creative UGC, acquire popular premium licensed content at a reasonable cost and create content in-house.

        Tudou faces competition from other major online video companies. Youku has been one of Tudou's major competitors. In addition, several large Chinese Internet companies, such as Shanda Interactive Entertainment, SINA Corporation, Baidu, Inc., Sohu.com Inc., Tencent Holdings Limited, NetEase.com, Inc., Renren Inc. or their affiliates, have launched online video websites. In addition, some of China's TV networks, such as CCTV, Phoenix Satellite TV and Hunan Satellite TV, have launched their own video sharing websites. Specifically, CCTV launched China Internet TV, or CNTV, in December 2009. Tudou also potentially competes with software-based streaming video sites.

        Certain international online video sites, such as YouTube and Hulu, have large content portfolios and high brand recognition, particularly among users outside China. YouTube is not accessible by viewers in China. If China lifts the relevant restrictions, YouTube may become one of Tudou's major competitors in China. Other international online video sites such as Hulu mainly target English-speaking viewers and not Chinese-speaking viewers. If international online video sites begin targeting Chinese-speaking viewers, Tudou will face increased competition.

        The online video business is capital intensive, which may become an entry barrier to some new entrants. In addition, to operate online video operations in China, a license from SARFT is required. Under current regulations issued by SARFT and MIIT in December 2007, generally only state-owned or state-controlled companies may apply for and obtain such licenses. Companies that had already engaged in Internet audio-visual program provision services before the promulgation of the regulations may continue to do so. Tudou obtained a license in September 2008, which was renewed in January 2010, and therefore, Tudou may operate its online video business in China. However, new entrants must generally be either state-owned or state-controlled unless the Chinese government makes an exception.

        Tudou also faces competition from traditional media for advertising spending, such as television, radio, print media, billboards and other forms of outdoor media.

Legal Proceedings

        Tudou may from time to time become a party to various legal or administrative proceedings arising in the ordinary course of its business, including intellectual property claims, breach of contract claims, labor and employment claims and other matters. Tudou was subject to a total of 119, 201 and 332 lawsuits in China for alleged copyright infringement in 2009, 2010 and 2011, respectively. The lawsuits relate primarily to Tudou's alleged intellectual property infringement of third party copyrights. Internet media companies are frequently involved in litigation based on allegations of infringement or other violations of intellectual property rights. See "Risk Factors—Risks Related to Tudou—Tudou has been, and expects it will continue to be, exposed to intellectual property infringement and other claims in China, including claims based on content posted on its website, which could be time-consuming and costly to defend and may result in substantial damages or court orders that prevent it from providing its existing services."

        Although such proceedings are inherently uncertain and their results cannot be predicted with certainty, Tudou believes that the resolution of its current pending matters will not have a material adverse effect on its business, consolidated financial position, results of operations or cash flow. Regardless of the outcome, litigation can have an adverse impact on Tudou because of defense costs, diversion of management resources and other factors. In addition, an unfavorable resolution of one or more such proceedings, whether in the PRC or another jurisdiction, could materially adversely affect Tudou's financial position, results of operations or cash flows in a particular period.

Regulation

        The following is a summary of the principal laws and regulations that are or may be applicable to companies such as Tudou in China. The scope and enforcement of many of the laws and regulations described below are uncertain. Tudou cannot predict the effect of further developments in the Chinese legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof.

Regulations on Telecommunication and Internet Information Services

        The telecommunication industry, including the Internet sector, is highly regulated in China. Regulations issued or implemented by the State Council of China, the MIIT and other relevant government authorities cover many aspects of the operation of telecommunication and Internet information services, including entry into the telecommunication industry, the scope of permissible business activities, licenses and permits for various business activities and foreign investment.

        The principal regulations governing the telecommunication and Internet information services Tudou provides in China include:

  •
  Telecommunication Regulations (2000), or the Telecom Regulations. The Telecom Regulations categorize all telecommunication businesses in the PRC as either basic or value-added. Value-added telecommunication services are defined as telecommunication and information services provided through public network infrastructure. According to the "Catalog of Telecommunication Business," an attachment to the Telecom Regulations that was updated in April 1, 2003, Internet information services, or ICP services, are classified as value-added telecommunication services. Under the Telecom Regulations, commercial operators of value-added telecommunication services must obtain an operating license for value-added telecommunication services, or a ICP license, from the MIIT or its provincial level counterpart before the commencement of value-added telecommunication services.

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  Administrative Measures on Internet Information Services (2000 and revised in January 2011), or the Internet Measures. According to the Internet Measures, a commercial ICP service operator must obtain an ICP license from government authorities before engaging in any commercial ICP service within the PRC. When the ICP service involves news, publication, education, medicine, health, pharmaceuticals, medical equipment or other industries and if required by law or regulation, the operator must obtain prior approval from regulating authorities prior to applying for the ICP license from MIIT or its local branch at the provincial level. Moreover, an ICP service operator must display its ICP license number in a conspicuous location on its website and monitor its website to remove harmful content.

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  Administrative Measures for Telecommunication Business Operating License (2009, revised), or the Telecom License Measures. The Telecom License Measures include specific provisions regarding the types of licenses required to operate value-added telecommunication services, the qualifications and procedures for obtaining such licenses and the administration and supervision of such licenses. For example, the appendix to the ICP license shall detail the permitted activities to be conducted by the ICP service operator. An approved ICP service operator must conduct its business in accordance with the specifications recorded on its ICP license. The ICP license is subject to annual review and the results of the annual review will be recorded as an appendix to the ICP license, published to the public and provided to the Administration for Industry and Commerce.

  •
  Regulations for Administration of Foreign-Invested Telecommunication Enterprises (2008, revised), or the FITE Regulations. The FITE Regulations set forth detailed requirements with respect to, among others, capitalization, investor qualifications and application procedures in connection with the establishment of a foreign-invested telecommunication enterprise. Under the FITE Regulations, a foreign entity is prohibited from owning more than 50% of the total equity interest in any value-added telecommunication service business in China, In addition, the major foreign investor in any value-added telecommunication service business in China must have good track record in such industry.

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  Circular on Strengthening the Administration of Foreign Investment in and Operation of Value-added Telecommunication Business (2006). Under this circular, a domestic PRC company that holds an ICP license is prohibited from leasing, transferring or selling a ICP license to foreign investors in any form, and from providing any assistance, including providing resources, sites or facilities, to foreign investors that conduct value-added telecommunication business illegally in China. Furthermore, the domain names and registered trademarks used by an operating company providing value-added telecommunication services shall be legally owned by such company and/or its shareholders. In addition, the company's operation premises and equipment should comply with its approved ICP license, and the company should establish and improve its internal Internet and information security policies and standards and emergency management procedures.

        Under various laws and regulations governing ICP services, ICP services operators are required to monitor their websites. They may not produce, duplicate, post or disseminate any content that falls within the prohibited categories and must remove any such content from their websites, including any content that:

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  opposes the fundamental principles of China's Constitution;

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  compromises state security, divulges state secrets, subverts state power or damages national unity;

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  harms the dignity or interests of the State;

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  incites ethnic hatred or racial discrimination or damages inter-ethnic unity;

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  sabotages China's religious policy or propagates heretical teachings or feudal superstitions;

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  disseminates rumors, disturbs social order or disrupts social stability;

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  propagates obscenity, pornography, gambling, violence, murder or fear or incites the commission of crimes;

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  insults or slanders a third party or infringes upon the lawful rights and interests of a third party; or

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  includes other content prohibited by laws or administrative regulations.

        The PRC government may shut down the websites of ICP license holders that violate these content restrictions, revoke their ICP licenses or impose other penalties pursuant to applicable law.

Regulations on Online Transmission of Audio-visual Programs

        On July 6, 2004, the State Administration of Radio, Film, and Television, or the SARFT, promulgated the Measures for the Administration of Publication of Audio-visual Programs through Internet or Other Information Network, which applies to the opening, broadcasting, integration, transmission or download of audio-visual programs via the Internet or other information network. An applicant engaged in transmitting audio-visual programs shall apply for a license issued by SARFT. Foreign invested enterprises are not allowed to engage in the above businesses.

        On April 13, 2005, the State Council promulgated the Certain Decisions on the Entry of Non- state-owned Capital into the Cultural Industry. On July 6, 2005, five PRC regulatory agencies, namely, the Ministry of Culture, SARFT, the General Administration of Press and Publication, the National Development and Reform Commission and the Ministry of Commerce, jointly adopted the Several Opinions on Canvassing Foreign Investment in the Cultural Sector. According to these regulations, non-state-owned capital and foreign investors are not allowed to transmit audio-visual programs via an information network.

        On December 20, 2007, SARFT and MIIT jointly promulgated the Administrative Provisions on Internet Audio-visual Program Service, or the Audio-visual Program Provisions, which came into effect on January 31, 2008. The Audio-visual Program Provisions apply to the provision of audio-visual program services to the public via the Internet (including mobile networks) within the PRC. Providers of Internet audio-visual program services are required to obtain a License for Online Transmission of Audio-visual Programs issued by SARFT or complete certain registration procedures with SARFT. Providers of Internet audio-visual program services are generally required to be either state-owned or controlled by the PRC government, and the business to be carried out by such providers must satisfy the overall planning and guidance guidelines for Internet audio-visual program services determined by SARFT. In a press conference jointly held by SARFT and MIIT to answer questions with respect to the Audio-visual Program Provisions in February 2008, SARFT and MIIT clarified that providers of Internet audio-visual program services who engaged in such services prior to the promulgation of the Audio-visual Program Provisions may register their business and continue operation of Internet audio-visual program services as long as those providers have not violated PRC laws and regulations.

        On May 21, 2008, SARFT issued a Notice on Relevant Issues Concerning Application and Approval of License for Online Transmission of Audio-visual Programs, which sets forth the details of the application and approval process regarding the License for Online Transmission of Audio-visual Programs. The notice also provides that providers of Internet audio-visual program services who engaged in such services prior to the promulgation of the Audio-visual Program Provisions shall be eligible to apply for the license as long as (i) any violation of the laws and regulations by them is minor and can be rectified in a timely manner and (ii) they have no record of violations during the three months prior to the promulgation of the Audio-visual Program Provisions.

        On December 28, 2007, SARFT promulgated the Notice on Strengthening the Administration of TV Dramas and Films Transmitted via Internet. According to such notice, audio-visual programs in the film and drama category published to the public through an information network shall be TV dramas under the Permit for Issuance of TV Dramas, films under the Permit for Public Projection of Films, cartoons under the Permit for Issuance of Cartoons or academic literature movies and TV plays under the Permit for Public Projection of Academic Literature Movies and TV Plays. In addition, the providers of these services must obtain the prior consent from copyright owners of all such audio-visual programs.

        On March 31, 2009, SARFT promulgated the Notice on Strengthening the Administration of the Content of Internet Audio-visual Programs, which (i) reiterates the requirement to obtain permits for audio-visual programs published to the public through an information network, where applicable, and (ii) prohibits certain types of Internet audio-visual programs containing violence, pornography, gambling, terrorism, superstition or other hazardous content.

        On December 15, 2011, the Legislative Office of the State Council circulated a draft of the China Film Industry Promotion Law for public comment. Article 26 of the draft China Film Industry Promotion Law provides that any film for which a permit for public screening has not been obtained shall not be disseminated via any network, such as the Internet, television or other telecommunications networks. If Tudou broadcasts any video content without a required SARFT permit on its website, it may be subject to administrative penalties, including warnings, orders for rectification, fines and revocation of its SARFT license. If SARFT revokes Tudou's SARFT license due to regulatory non-compliance, Tudou may be required to discontinue part or all of its business operations. To comply with SARFT requirements, Tudou generally requires its vendors to represent and warrant in its content procurement contracts that all necessary SARFT permits for online transmission of the content licensed to Tudou have been obtained. Tudou's management believes that a SARFT permit has been obtained for a substantial majority of the PRC domestic video content broadcast on Tudou's website for which a SARFT permit is required, and that most of the foreign video content broadcast on Tudou's website for which a SARFT permit is required lacks a SARFT permit. See "Risk Factors—Risks Related to Tudou—Tudou may be subject to administrative penalties including the revocation of its SARFT license if it broadcasts certain video clips online for which no permit from SARFT was obtained" beginning on page 85 of this joint proxy statement/prospectus.

        On September 8, 2009, the SARFT issued the Administrative Measures on Radio and Television Advertisement Broadcasting, or the Advertising Measures, which are applicable to all television and radio broadcasting entities including radio stations and television stations. The Advertising Measures, which were further revised in November 2011 and became effective on January 1, 2012, regulate the broadcasting of radio and television advertisements, including the content of advertisements and the length of commercial advertisements. For example, according to the Advertising Measures, the length of advertisements during radio and television programs shall not be longer than 12 minutes per hour for every program and in any episode of a TV show (if each episode lasts 45 minutes), there shall not be any commercial advertisements in any form. This restriction does not apply to online video sites such as Tudou's site.

        On March 17, 2010, the SARFT issued the Internet Audio-visual Program Services Categories (Provisional), or the Provisional Categories, which classified Internet audio-visual program services into four categories. Tudou has obtained a new License for Online Transmission of Audio-visual Programs according to the classification of Internet audio-visual program services provided in the Provisional Categories.

Regulations on Production of Radio and Television Programs

        On July 19, 2004, SARFT promulgated the Regulations on the Administration of Production of Radio and Television Programs, or the Radio and TV Programs Regulations, which came into effect as of August 20, 2004. Under the Radio and TV Programs Regulations, entities engaged in the production of radio and television programs must apply for a license from SARFT or its provincial branches. Entities with the Permit for Production and Operation of Radio and TV Programs must conduct their business strictly in compliance with the approved scope of production and operation. Other than radio and TV stations, such entities shall not produce radio and TV programs regarding current political news or similar subjects.

Regulations on Online Cultural Activities

        To regulate entities engaged in activities related to "online cultural products," the Ministry of Culture, or the MOC, promulgated the Provisional Measures on Administration of Internet Culture on May 10, 2003, as amended on July 1, 2004, and reissued these Provisional Measures on February 17, 2011. "Online cultural products" are classified as cultural products developed, published and disseminated via the Internet, which mainly include: (1) online cultural products specifically developed for publishing via the Internet, such as online music and entertainment files, network games, online performing arts and artworks, and online animation features and cartoons and (2) online cultural products converted from music entertainment products, games, performing arts, artwork and animation features and cartoons, and published via the Internet.

        Pursuant to the Provisional Measures, entities are required to obtain Online Culture Operating Permits from a provincial counterpart of the MOC if they intend to commercially engage in any of the following types of activities:

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  production, duplication, import, sale or broadcasting of online cultural products;

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  publishing of cultural products on the Internet or transmission thereof through information networks such as the Internet and mobile networks to computers, fixed-line or mobile phones, television sets, gaming consoles or Internet access service sites including Internet cafes for the purpose of browsing, reviewing, using or downloading such products by online users; or

  •
  exhibitions or contests related to online cultural products.

Regulations on Internet News Dissemination

        SCNO and the MIIT promulgated the Provisional Regulations for the Administration of Internet Websites Engaging in News Publication Services, and the Provisions for the Administration of Internet News Information Services on November 7, 2000 and September 25, 2005, respectively. Pursuant to these regulations, websites established by non-news organizations may publish news released by certain official news agencies but may not publish news generated by the website or news sourced elsewhere.

        In order to disseminate news, such websites must satisfy the relevant requirements set forth in the foregoing two regulations and obtain approval from SCNO after securing permission from the news office of the local government at the provincial level. In addition, websites that intend to publish news released by the aforementioned news agencies must enter into agreements with the respective organizations, and file copies of such agreements with the news office of the local government at the provincial level. Tudou plans to apply for such approval in accordance with relevant laws and regulations.

Regulations on Internet Bulletin Board Services

        The MII promulgated the Administrative Measures on Internet Bulletin Board Services, or BBS Measures, on November 6, 2000. The BBS Measures require that ICP service operators providing bulletin boards, discussion forums, chat rooms or similar services, or BBS services (1) apply for, and obtain specific approval from, telecommunication authorities, if they are commercial ICP service operators, or (2) make specific filings with telecommunications authorities if they are noncommercial ICP service operators.

        ICP service operators must display their ICP license numbers and the rules of the BBS, and inform their end users of possible legal liabilities for improper comments in a conspicuous location on their BBS services. On March 7, 2001, the MII issued the Notice Regarding Strengthening the Approval and Supervision on the Bulletin Board Service of Internet Information Services to further specify the qualifications and requirements for approval of BBS services and emphasize the principles of daily supervision of BBS services. On July 4, 2010, the State Council promulgated the Decisions on Canceling and Lowering the Administrating Levels of the Items subject to Administrative Approval (the Fifth Batch), and the requirement of administrative approval or filing requirements for BBS services was cancelled.

Regulations on Online Education Services

        According to the Measures for the Administration of Educational Websites and Online School promulgated by the Ministry of Education on July 5, 2000, an entity that opens educational websites and online schools must obtain prior approval from the competent education administrative authorities.

Educational websites are defined as institutions that establish information databases by collecting, editing and storing educational information or establish an online platform and search tools for educational purposes and provide study and other public educational information to website users through a connection with the Internet or educational TV stations. These measures also include specific provisions regarding the qualifications and procedures for obtaining approval for operating educational websites.

Regulations on Provision of Drug, Medical and Healthcare Information via the Internet

        On July 8, 2004, the State Food and Drug Administration, or the SFDA, promulgated the Administration Measures on Internet Drug Information Services. Pursuant to this regulation, a website providing Internet drug (including medical instrument) information is required to apply for and obtain a qualification certificate on Internet drug information services from the local branch of the SFDA. Certain video clips posted and uploaded on Tudou's website may contain such information. Therefore, Tudou may be required to obtain a qualification certificate for the drug and medical instrument advertisements published on its website.

        On May 1, 2009, the Ministry of Health promulgated the Administration Measures on Internet Medical and Healthcare Information Services, which took effect on July 1, 2009. Pursuant to this regulation, a comprehensive website establishing preventive care and healthcare channels to provide medical and healthcare information to its users must apply for and obtain an approval letter from the local branch of the Ministry of Health. Certain video clips posted and uploaded on Tudou's website, particularly those on its healthcare channels, may contain medical and healthcare information. Tudou may be required to obtain such an approval letter on the provision of Internet medical and healthcare information.

Regulations on Internet Publication

        The General Administration of Press and Publication, or the GAPP, is the government agency responsible for regulating publishing activities in China. On June 27, 2002, the MIIT and the GAPP jointly promulgated the Tentative Administration Measures on Internet Publication, or the Internet Publication Measures, which took effect on August 1, 2002. The Internet Publication Measures require Internet publishers to secure approval from the GAPP to conduct Internet publication activities.

        The term "Internet publication" is defined as an act of online dissemination where Internet information service providers select, edit and process works created by themselves or others (including content from books, newspapers, periodicals, audio and video products, electronic publications, and other sources that have already been formally published or works that have been made public in other media) which they then post on the Internet or transmit to users via the Internet for browsing, use or downloading by the public.

        Neither the GAPP nor the MIIT has specified whether the approval required by the Internet Publication Measures applies to online video programs. If, in the future, the GAPP and the MIIT confirm that the Internet Publication Measures apply to online video programs, Tudou may need to apply for a license or permit from the relevant governmental agencies in charge of publishing.

Regulations on Internet Privacy

        The PRC Constitution states that PRC law protects the freedom and privacy of communications of citizens and prohibits infringement of such rights. In recent years, PRC government authorities have enacted legislation on Internet use to protect personal information from unauthorized disclosure. The Internet Measures prohibit an ICP service operator from insulting or slandering a third party or infringing upon the lawful rights and interests of a third party. Pursuant to the BBS Measures, ICP service operators that provide electronic messaging services must keep a user's personal information confidential and must not disclose such personal information to any third party without the user's consent or unless required by law.

        The regulations further authorize the relevant telecommunications authorities to order ICP service operators to rectify unauthorized disclosure. ICP service operators are subject to legal liability if the unauthorized disclosure results in damages or losses to users. The PRC government, however, has the power and authority to order ICP service operators to turn over personal information if an Internet user posts prohibited content or engages in illegal activities on the Internet.

Regulations on Advertising Businesses

        The SAIC is the government agency responsible for regulating advertising activities in China. Regulations governing advertising business mainly include the:

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  Advertisement Law of the People's Republic of China promulgated by the Standing Committee of the National People's Congress on October 27, 1994, which took effect on February 1, 1995;

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  Administrative Regulations for Advertising promulgated by the State Council on October 26, 1987, which took effect on December 1, 1987; and

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  Implementation Rules for the Administrative Regulations for Advertising promulgated by the State Council on January 9, 1988 and amended on December 3, 1998, December 1, 2000 and November 30, 2004.

        According to these regulations, companies that engage in advertising activities must obtain from the SAIC or its local branches a business license that specifically includes operation of an advertising business within its business scope. An enterprise engaging in advertising business specified in its business scope need not apply for an advertising operation license, provided that such enterprise is not a radio station, television station, newspaper or magazine publisher or any other entity specified in relevant laws or administrative regulations. Enterprises conducting advertising activities without such a license may be subject to penalties, including fines, confiscation of advertising income and orders to cease advertising operations. The business license of an advertising company is valid for the duration of its existence, unless the license is suspended or revoked due to a violation of any relevant law or regulation.

        PRC advertising laws and regulations set forth certain content requirements for advertisements in China including, among other things, prohibitions on false or misleading content, superlative wording, socially destabilizing content or content involving obscenities, superstition, violence, discrimination or infringement of the public interest. PRC advertising laws require advertisers, advertising agencies and advertising distributors to ensure that the content of the advertisements they prepare or distribute is true and in full compliance with applicable law. In providing advertising services, advertising operators and advertising distributors must review the supporting documents provided by advertisers for advertisements and verify that the content of the advertisements complies with applicable PRC laws and regulations.

        Prior to distributing advertisements subject to government censorship and approval, advertising distributors must verify that such censorship has been performed and approval has been obtained. Violation of these regulations may result in penalties, including fines, confiscation of advertising income, orders to cease dissemination of the advertisements and orders to publish an advertisement correcting the misleading information. For serious violations, the SAIC or its local branches may revoke violators' licenses or permits for their advertising operations.

Regulations on Foreign Investment in Advertising Business

        The principal regulations governing foreign investment in the advertising industry in China include the:

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  Administrative Regulations on Foreign-Invested Advertising Enterprises (2008); and

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  Notice on the Relevant Issues regarding Establishing Foreign-Invested Advertising Enterprises by Foreign Investors through Equity Acquisitions (2006).

        Under the Administrative Regulations on Foreign-Invested Advertising Enterprises, foreign investors must have at least three years prior experience operating an advertising business outside of China as their main business before receiving approval to directly own a 100% interest in an advertising company in China. Foreign investors with at least two years prior experience operating an advertising business outside China as their main business may establish joint ventures with domestic advertising enterprises to operate an advertising business in China.

Regulations on Information Security and Censorship

        Regulations governing information security and censorship include the:

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  Law of the People's Republic of China on the Preservation of State Secrets promulgated by the Standing Committee of the National People's Congress on September 5, 1988 and amended on April 29, 2010, which became effective from October 1, 2010, together with its Implementing Rules (1990);

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  Rules of the People's Republic of China for Protecting the Security of Computer Information Systems promulgated by the State Council on February 18, 1994 and amended in January 2011;

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  Provisional Regulations of the People's Republic of China on the Administration of International Networking of Computer Information Networks promulgated by the State Council on February 1, 1996 and amended on May 20, 1997, together with its Implementing Rules (1998);

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  Administrative Measures for the Security Protection of International Connections to Computer Information Networks promulgated by the Ministry of Public Security on December 16, 1997 and amended in January 2011;

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  Provisional Regulations for the Secrecy Protection of Computer Information Systems promulgated by the State Secrecy Bureau on February 26, 1998;

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  Notice Regarding Issues Relating to the Implementation of the Administrative Measures for the Security Protection of International Connections to Computer Information Networks promulgated by the Ministry of Public Security on February 13, 2000;

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  Decision Regarding the Safeguarding of Internet Security promulgated by the Standing Committee of the National People's Congress on December 28, 2000 and amended on August 27, 2009;

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  Measures for the Administration of IP Address Archiving promulgated by MIIT on February 8, 2005;

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  Provision on Technical Measures for Internet Security Protection promulgated by the Ministry of Public Security on December 13, 2005;

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  Administrative Measures for the Graded Protection of Information Security promulgated by the Ministry of Public Security, the State Secrecy Bureau, the State Cipher Code Administration and the Information Office of the State Council on June 22, 2007; and

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  Certain Provisions on Standardizing the Market Order for Online Information Services promulgated by the MIIT on December 29, 2011, which became effective from March 15, 2012.

        These regulations prohibit the use of Internet infrastructure where it may breach public security, provide content harmful to the stability of society or disclose state secrets. According to these regulations, Internet companies in the PRC must complete security-filing procedures and regularly update information security and censorship systems for their websites with the local public security bureau.

        In addition, the newly amended Law on Preservation of State Secrets, which became effective on October 1, 2010, provides that whenever an Internet service provider detects any leakage of state secrets in the distribution of online information, it should cease the distribution of such information and report the leakage to the authorities responsible for state and public security.

        As requested by the authorities responsible for state security, public security or state secrecy, the Internet service provider should delete any content on its website that may lead to disclosure of state secrets. Failure to do so on a timely and adequate basis may subject the Internet service provider to liability and certain penalties given by the State Security Bureau, the Ministry of Public Security, MIIT or their respective local counterparts.

Regulations on Torts

        The Standing Committee of the National People's Congress promulgated the PRC Tort Law on December 26, 2009 and this law became effective on July 1, 2010. Under this law, if an Internet service provider is aware that an Internet user is infringing upon the civil rights or interests of another person, such as rights of reputation, portraiture, privacy or copyright, through its network services, and fails to take necessary measures, the Internet service provider shall be jointly liable for such infringement with such Internet user. Once the Internet service provider is found to be jointly liable for the infringement by the Internet user, a court may order the provider to remove the infringing content, eliminate the adverse impact, make a public apology, pay economic compensation to the legal right holders and assume other liabilities in accordance with the law.

Regulations on Intellectual Property Rights

        China has adopted comprehensive legislation governing intellectual property rights, including copyrights, patents and trademarks.

Copyright Law

        Under the Copyright Law of the People's Republic of China (1990), as revised in 2001 and 2010, or the Copyright Law, and its related Implementing Regulations (2002 and revised in 2011), creators of protected works enjoy personal and property rights with respect to publication, authorship, alteration, integrity, reproduction, distribution, lease, exhibition, performance, projection, broadcasting, dissemination via information network, production, adaptation, translation, compilation and related activities. The term of a copyright, other than the rights of authorship, alteration and integrity of an author, which are unlimited in time, is life plus 50 years for individual authors and 50 years for corporations. In consideration of the social benefits and costs of copyrights, China balances copyright protections with limitations that permit certain uses, such as private study, research, personal entertainment and teaching, without compensation to the author or prior authorization.

        To address copyright issues relating to the Internet, the PRC Supreme People's Court on November 22, 2000 adopted the Interpretations on Some Issues Concerning Applicable Laws for Trial of Disputes over Internet Copyright, or the Interpretations, which were subsequently amended on December 23, 2003 and November 20, 2006. The Interpretations establish joint liability for Internet service providers if they participate in, assist in or abet infringing activities committed by any other person through the Internet, are aware of the infringing activities committed by their website users through the Internet or fail to remove infringing content or take other action to eliminate infringing consequences after receiving a warning with evidence of such infringing activities from the copyright holder.

        In addition, Internet service providers are liable for copyright infringement if they knowingly upload, transmit or provide any methods, equipment or materials intended to bypass or disrupt circumvention technologies designed to protect the copyrights of others. Upon request, an Internet service provider shall provide the copyright holder with registration information of the alleged violator for claiming infringement liabilities, provided that such copyright holder has produced relevant evidence of identification, copyright ownership and infringement. Where the Internet service provider takes measures to remove infringing content after receiving a warning from the copyright holder with good evidence, the people's court will not support the claim of the alleged violator against such Internet service provider for breach of contract.

        According to the Copyright Law, an infringer shall be subject to various civil liabilities, which include stopping the infringement, minimizing damages, apologizing to the copyright owners and compensating the copyright owners for losses. The Copyright Law further provides that the infringer shall compensate the actual loss suffered by the copyright owner. If the actual loss of the copyright owner is difficult to calculate, the illegal income received by the infringer as a result of the infringement shall be deemed as the actual loss or if such illegal income is also difficult to calculate, the court can determine the amount of actual loss up to RMB500,000.

        To address copyright infringement related to content posted or transmitted over the Internet, the PRC National Copyright Administration and MIIT jointly promulgated the Measures for Administrative Protection of Copyright Related to the Internet on April 29, 2005. These measures became effective on May 30, 2005, which apply to, as part of the Internet information services, acts of automatically providing functions such as uploading, storing, linking or searching works, audio or video products, or other content through the Internet based on the instruction of website users who publish content on the Internet, or the Internet Content Providers, without editing, amending or selecting any stored or transmitted content. A copyright administration authority shall, when imposing administrative penalties on infringing acts that occur through an information network, apply the Measures for Imposing Copyright Administrative Penalties (2009).

        Where a copyright holder finds any content communicated through the Internet infringes upon its copyright and sends a notice to the ICP service operator, the ICP service operator shall immediately take measures to remove the relevant content. The ICP service operator must retain infringement notices for six months and record the content, display time and IP addresses or the domain names related to the infringement for 60 days. Where an ICP service operator removes the relevant content of an Internet Content Provider after receiving notice from a copyright holder, the Internet Content Provider may deliver a counter-notice to both the ICP service operator and the copyright holder, stating that the removed content does not infringe upon the copyright of other parties. After the delivery of such counter-notice, the ICP service operator may immediately reinstate the removed content and shall not bear administrative legal liability for such reinstatement.

        Where an ICP service operator is clearly aware of the infringement of an Internet Content Provider against another's copyright through the Internet, or, although not being aware of such activity, fails to take measures to remove relevant content upon receipt of the copyright owner's notice, and as a result, it damages public interests, the ICP service operator could be subject to an order to stop the tortious act and other administrative penalties such as confiscation of illegal income and fines. Where there is no evidence to indicate that an ICP service operator is clearly aware of the facts of the tort, or the ICP service operator has taken measures to remove relevant content upon receipt of the copyright owner's notice, the ICP service provider shall not be subject to administrative legal liabilities.

        On May 18, 2006, the State Council promulgated the Protection of the Right of Communication through Information Networks, which became effective on July 1, 2006. Under this regulation, an ICP service provider may be exempted from indemnification liabilities under the following circumstances:

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  any ICP service provider that provides an automatic Internet access service upon instructions of its users or provides for the automatic transmission of works, performances and audio-visual products provided by its users, will not be required to assume indemnification liabilities if (1) it has not chosen or altered the transmitted works, performances and audio-visual products and (2) it provides such works, performances and audio-visual products to the designated user and prevents any person other than such designated user from obtaining access.

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  any ICP service provider which, for the sake of improving network transmission efficiency, automatically stores and provides to its own users, based on a technical arrangement, works, performances and audio-visual products obtained from any other ICP service providers will not be responsible for indemnification liabilities if (1) it has not altered any of the works, performances or audio-visual products that are automatically stored; (2) it has not influenced such original ICP service provider in obtaining the relevant works, performances and audio-visual products; and (3) when the original ICP service provider revises, deletes or shields the works, performances and audio-visual products, it will automatically revise, delete or shield the same based on the technical arrangement.

  •
  any ICP service provider that provides users with information memory space for such users to provide works, performances and audio-visual products to the general public via the Internet, will not be required to assume indemnification liabilities if (1) it clearly indicates that the information memory space is provided to the users and publicizes its own name, contact person and web address; (2) it has not altered the works, performances and audio-visual products that are provided by the users; (3) it is not aware of or has reason to know of the infringement of the works, performances and audio-visual products provided by the users; (4) it has not directly derived any economic benefit from the provision of the works, performances and audio-visual products by its users; and (5) after receiving a notice from the rights holder, it has deleted such works, performances and audio-visual products pursuant to such regulation.

        Since 2005, the National Copyright Administration, or the NCA, together with certain other PRC governmental authorities, have jointly launched annual campaigns specifically aimed to crack down on Internet copyright infringement and piracy in China, which normally last for three to four months every year. According to the Notice of 2010 Campaign to Crack Down on Internet Infringement and Piracy promulgated by the NCA, the Ministry of Public Security and MIIT on July 19, 2010, the 2010 campaign mainly targeted Internet audio and video programs, literature websites, online games, animation, software and art works related to the Shanghai World Expo and Guangzhou Asian Games.

        During the 2010 campaign, which ran from late July to the end of October 2010, the local branches of NCA focused on popular movies and TV series; newly published books, online games, animation, music and software; and various illegal activities, including illegal uploading or transmission of a thirty party's works without permission or a proper license, sales of pirated audio-video content and software through e-commerce platforms, the provision of search links, information storage, web hosting or Internet access services for third parties engaging in copyright infringement or piracy and infringement by the use of mobile media. In serious cases, the operating permits of websites engaging in illegal activities may be revoked, and such websites may be ordered to shut down.

Patent Law

        The National People's Congress adopted the Patent Law of the People's Republic of China in 1984, and amended it in 1992, 2000 and 2008. A patentable invention, utility model or design must meet three conditions: novelty, inventiveness and practical applicability. Patents cannot be granted for scientific discoveries, rules and methods for intellectual activities, methods used to diagnose or treat diseases, animal and plant breeds or substances obtained by means of nuclear transformation.

        The Patent Office under the State Council is responsible for receiving, examining and approving patent applications. A patent is valid for a twenty-year term in the case of an invention and a ten-year term in the case of a utility model or design, starting from the application date. A third-party user must obtain consent or a proper license from the patent owner except for certain specific circumstances provided by law. Otherwise, the use will constitute an infringement of the patent rights.

Trademark Law

        Registered trademarks are protected under the Trademark Law of the People's Republic of China adopted in 1982 and amended in 1993 and 2001. The PRC Trademark Office of the State

Administration of Industry and Commerce is responsible for the registration and administration of trademarks throughout China. The PRC Trademark Law has adopted a "first-to-file" principle with respect to trademark registration. When applying for trademark registration, an applicant must indicate the classes of goods or services for which the trademark is to be registered. China is a party to the Nice Agreement and follows the International Classification of Goods and Services for the Purposes of the Registration of Marks (trademark classification), or the Nice Classification. The Nice Classification includes 44 classes including 34 classes of goods and 11 classes of services. The classification is made according to various criteria, such as functions, usages, materials for goods, or industries for services.

        Where a trademark is identical or similar to another trademark that has already been registered or been subject to a preliminary examination and approval for use on the same kind of or similar goods or services, the application for registration of such trademark may be rejected. Any person applying for the registration of a trademark shall not prejudice the existing rights of others obtained by priority, nor shall any person register in advance a trademark that has already been used by another person and that has already gained a "sufficient degree of reputation" through that person's use.

        After receiving an application, the PRC Trademark Office will make a public announcement if the relevant trademark passes the preliminary examination. Within three months after such public announcement, any person may file an opposition against a trademark that has passed a preliminary examination. The PRC Trademark Office's decisions on rejection, opposition or cancellation of an application may be appealed to the PRC Trademark Review and Adjudication Board, whose decision may be further appealed through judicial proceedings. If no opposition is filed within three months after the public announcement period or if the opposition is overruled, the PRC Trademark Office will approve the registration and issue a registration certificate, upon which the trademark is registered and will be effective for a renewable ten-year period, unless otherwise revoked.

Regulations on Foreign Exchange Control and Administration

        Foreign exchange regulation in China is primarily governed by the following regulations:

  •
  Foreign Exchange Administration Rules, or the Exchange Rules, promulgated by the State Council on January 29, 1996, and which was amended on January 14, 1997 and August 5, 2008; and

  •
  Administration Rules of the Settlement, Sale and Payment of Foreign Exchange, or the Administration Rules promulgated by the People's Bank of China on June 20, 1996.

        Under the Exchange Rules, the Renminbi is convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions. For capital account items, such as direct investments, loans, security investments and the repatriation of investment returns, however, the conversion of foreign currency remains subject to the approval of, or registration with, SAFE or its competent local branches. For foreign currency payments for current account items, SAFE approval is not necessary for the conversion of Renminbi except as otherwise explicitly provided by law.

        Under the Administration Rules, enterprises may only buy, sell or remit foreign currencies at banks that are authorized to conduct foreign exchange business after the enterprise provides valid commercial documents and relevant supporting documents and, in the case of certain capital account transactions, after obtaining approval from SAFE or its competent local branches. Capital investments by enterprises outside of China are also subject to limitations, which include approvals by the Ministry of Commerce, SAFE and the National Development and Reform Commission, or their respective competent local branches.

        Tudou derives substantially all of its revenues in Renminbi, which is not a freely convertible currency. Under its current structure, Tudou's income will be primarily derived from dividend payments from its subsidiaries in China. The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in China's political and economic conditions. The conversion of Renminbi into foreign currencies, including the U.S. dollar, has been based on rates set by the People's Bank of China. On July 21, 2005, the PRC government changed its policy of pegging the value of the Renminbi to the U.S. dollar. Under the new policy, the Renminbi is permitted to fluctuate within a band against a basket of certain foreign currencies. There remains significant international pressure on the PRC government to adopt a substantial liberalization of its currency policy, which could result in a further and more significant appreciation in the value of the Renminbi against the U.S. dollar.

Regulations on Foreign Exchange Registration of Offshore Investment by PRC Residents

        On October 21, 2005, SAFE issued the Circular on Several Issues concerning Foreign Exchange Administration for Domestic Residents to Engage in Financing and in Return Investments via Overseas Special Purpose Companies, or Circular No. 75, which went into effect on November 1, 2005. Circular No. 75 and related rules provide that if PRC residents establish or acquire direct or indirect interests in offshore companies, or offshore SPVs, for the purpose of financing these offshore SPVs with assets of, or equity interests in, an enterprise in the PRC, or inject assets or equity interests in PRC entities into offshore SPVs, they must register with local SAFE branches with respect to their investments in offshore SPVs.

        Circular No. 75 also requires PRC residents to file changes to their registration if their offshore SPVs undergo material events such as a capital increase or decrease, share transfer or exchange, merger or division, long-term equity or debt investment, or the provision of a guaranty to a foreign party. SAFE subsequently issued guidance to its local branches with respect to SAFE registration under Circular No. 75. This guidance provided more specific and stringent supervision of registration relating to Circular No. 75 and required onshore subsidiaries of offshore SPVs to coordinate with and supervise PRC residents holding direct or indirect interests in offshore SPVs to complete the SAFE registration process. Under the relevant SAFE rules, failure to comply with the registration procedures set forth in Circular No. 75 may result in restrictions on the foreign exchange activities of the relevant onshore companies of offshore SPVs, including the payment of dividends and other distributions to offshore parents or affiliates and capital inflows from such offshore entity. These restrictions may also subject relevant PRC residents and onshore companies to penalties under PRC foreign exchange administration regulations.

        Tudou has requested PRC residents holding direct or indirect interests in Tudou to make necessary applications, filings and amendments required under Circular No. 75 and other related rules. Tudou attempts to comply, and attempts to ensure that PRC residents holding direct or indirect interest in Tudou comply, with the relevant requirements. However, Tudou may not be informed of the identities of all the PRC residents holding direct or indirect interests in Tudou, and Tudou cannot provide any assurance that these PRC residents will comply with its requests to make or obtain any applicable registrations or comply with other requirements required by Circular No. 75 or related rules. The failure or inability of PRC residents to make required registrations or comply with other requirements under Circular No. 75 and other related rules may subject such PRC residents or Tudou's PRC subsidiary to fines and legal sanctions and may also limit Tudou's ability to contribute additional capital into or provide loans to its PRC subsidiary, limit its PRC subsidiary's ability to pay dividends or otherwise distribute profits to Tudou, or otherwise adversely affect Tudou.

Regulations on Share Incentive Plans

        On December 25, 2006, the People's Bank of China promulgated the Administrative Measures for Individual Foreign Exchange. On January 5, 2007, SAFE issued the Implementation Rules of the Administrative Measures for Individual Foreign Exchange, or the Individual Foreign Exchange Rule, which, among other things, specifies approval requirements for a PRC citizen's participation in the employee stock ownership plans or stock option plans of an overseas publicly-listed company. In February 2012, SAFE issued the Notices on Issues Concerning the Foreign Exchange Administration

for Domestic Individuals Participating in Stock Incentive Plan of Overseas-Listed Company, or the Stock Option Rules, which terminated the Processing Guidance on Foreign Exchange Administration of Domestic Individuals Participating in the Employee Stock Ownership Plans or Stock Option Plans of Overseas-Listed Companies issued by SAFE in March 2007.

        According to the Stock Option Rules, if a PRC domestic individual participates in any stock option plan of an overseas listed company, a qualified PRC domestic agent or a PRC subsidiary of such overseas listed company shall file, on behalf of such individual, an application with SAFE to conduct the SAFE registration with respect to such stock incentive plan. Such agent or subsidiary shall also obtain approval for an annual allowance with respect to the purchase of foreign exchange in connection with the stock purchase or stock option exercise, as PRC domestic individuals may not directly use overseas funds to purchase stock or exercise stock options. Such PRC individuals' foreign exchange income received from the sale of stocks and dividends distributed by the overseas listed company and any other income shall be first remitted into a collective foreign currency account in the PRC opened and managed by a PRC subsidiary of the overseas listed company or the PRC agent before distribution to such individuals.

        Tudou's PRC citizen employees who have participated in the stock incentive plan, or PRC optionees, became subject to the Stock Option Rule when Tudou became an overseas listed company after its initial public offering. Tudou is in the process of applying for registration with local SAFE concerning its stock incentive plan pursuant to the Stock Option Rule. If Tudou or its PRC optionees fail to comply with the Individual Foreign Exchange Rule and the Stock Option Rule, Tudou and/or its PRC optionees may be subject to fines and other legal sanctions.

        In addition, the State Administration for Taxation has issued certain circulars concerning employee share options. Under these circulars, Tudou's employees working in the PRC who exercise share options will be subject to PRC individual income tax. Tudou's PRC subsidiaries have obligations to file documents related to employee share options with relevant tax authorities and to withhold individual income taxes of those employees who exercise their share options. If Tudou's employees fail to pay or Tudou fails to withhold their income taxes according to relevant laws and regulations, Tudou may face sanctions imposed by the tax authorities or other PRC government authorities.

Regulations on Dividend Distributions

        The principal regulations governing the distribution of dividends paid by wholly foreign-owned enterprises include the:

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  Company Law (2005)

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  Wholly Foreign-Owned Enterprise Law (1986), as amended in 2000;

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  Wholly Foreign-Owned Enterprise Law Implementation Regulations (1990), as amended in 2001; and

  •
  Enterprise Income Tax Law (2007), or the EIT Law, and its Implementation Regulations (2007).

        Under these regulations, wholly foreign-owned enterprises in China may pay dividends only out of their accumulated profits, if any, as determined in accordance with PRC accounting standards and regulations. In addition, a wholly foreign-owned enterprise in China is required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its general reserves until its cumulative total reserve funds reaches 50% of its registered capital.

        The board of directors of a wholly foreign-owned enterprise has the discretion to allocate a portion of its after-tax profits to its employee welfare and bonus funds. These reserve funds, however, may not be distributed as cash dividends. Under the EIT Law and its implementation rules, dividends payable by a foreign-invested enterprise in the PRC to its foreign investor who is a non-resident enterprise will be subject to a 10% withholding tax, unless any such foreign investor's jurisdiction of incorporation has a tax treaty with the PRC that provides for a lower withholding tax rate.

C.    Organizational Structure

        The following diagram illustrates Tudou's current corporate structure and the place of incorporation of each of Tudou's significant subsidiaries and consolidated affiliated entities as of the date of this joint proxy statement/prospectus:

(1)
Quan Toodou Network Science and Technology Co., Ltd. is Tudou's consolidated affiliated entity in China and is 95% owned by Mr. Gary Wei Wang, Tudou's founder, chairman and chief executive officer, and 5% owned by Ms. Zhiqi Wang, a member of Tudou's founding team.

(2)
Shanghai Suzao Network Science and Technology Co., Ltd. is Tudou's consolidated affiliated entity in China and is 50% owned by Mr. Chengzi Wu, Tudou's employee and a member of its founding team, and 50% owned by Ms. Jing Chen, Tudou's employee and a member of its founding team.

(3)
Beijing Tixian Digital Science and Technology Co., Ltd. is Tudou's consolidated affiliated entity in China and is 95% owned by Mr. Zhou Yu and 5% owned by Mr. Ye Yuan, Tudou's employees.

        Tudou has entered into contractual arrangements with Quan Toodou, Shanghai Suzao, Beijing Tixian and their respective shareholders, through which Tudou exercises effective control over operations of these entities and receives economic benefits generated from these entities. As a result of these contractual arrangements, under U.S. GAAP, Tudou is considered the primary beneficiary of Quan Toodou, Shanghai Suzao and Beijing Tixian and consolidates their results in Tudou's consolidated financial statements.

Contractual Arrangements with Quan Toodou and its Shareholders

        Tudou's relationships with Quan Toodou and its shareholders are governed by a series of contractual arrangements. Under PRC laws, each of Quan Toodou and Reshuffle Technology is an independent legal person and neither of them is exposed to liabilities incurred by the other party. Other than pursuant to the contractual arrangements between Quan Toodou and Reshuffle Technology, Quan Toodou is not required to transfer any funds generated from its operations to Reshuffle Technology.

        Loan Agreements.    The shareholders of Quan Toodou, namely Gary Wei Wang and Zhiqi Wang, have entered into certain loan agreements with Reshuffle Technology. Under these loan agreements, as of December 31, 2011, Reshuffle Technology had made interest-free loans of RMB50.0 million (US$7.9 million) to these shareholders, solely for their respective capital contributions in Quan Toodou. Each of these loan agreements has a term of five years, which will be automatically renewed for another five years upon expiration. However, Reshuffle Technology, upon 30 days' prior notice, may require, and the shareholders, 30 days in advance, may apply for, earlier repayment of part or all of the loans. Reshuffle Technology has the right to purchase or have its designated third party purchase the corresponding part of the equity interests in Quan Toodou in proportion to the amount of the loans to be repaid at the purchase price equal to such amount.

        Exclusive Call Option Agreement.    Quan Toodou and its shareholders have entered into an exclusive call option agreement with Reshuffle Technology, under which each shareholder of Quan Toodou has irrevocably granted Reshuffle Technology an exclusive option to purchase or have its designee purchase his or her equity interest in Quan Toodou at a purchase price equal to the amount of the registered capital of Quan Toodou in proportion to the equity interest to be purchased or the lowest price permitted by PRC law. Reshuffle Technology may exercise this option at any time to the extent permitted by PRC law. In addition, Quan Toodou and its shareholders agree that without Reshuffle Technology's prior written consent, they will not engage in certain actions, including transferring or otherwise disposing of an equity interest in Quan Toodou or declaring any dividend. The exclusive call option agreement also restricts Quan Toodou from undergoing voluntary liquidation proceedings. The call option agreement became effective upon execution and, according to its terms, will remain in effect until the entire equity interest of Quan Toodou has been legally transferred to Reshuffle Technology or its designated entity or individual.

        Proxy Agreement.    Quan Toodou and its shareholders have entered into a proxy agreement with Reshuffle Technology, under which each shareholder of Quan Toodou irrevocably undertakes to execute powers of attorney to persons designated by Reshuffle Technology that irrevocably authorize them to vote as the shareholders' attorneys-in-fact on all matters of Quan Toodou requiring shareholder approval, including the appointment and election of board members and senior management members. The proxy agreement became effective upon execution and, according to its terms, will remain in effect until it is terminated by the written agreement of the parties or by the non-breaching party in the event of a breach.

        Exclusive Consultancy and Service Agreement.    Under the exclusive consultancy and service agreement between Quan Toodou and Reshuffle Technology, Quan Toodou has engaged Reshuffle Technology as its exclusive provider of technical consulting and services and shall pay Reshuffle Technology service fees consisting of a performance service fee equal to 50% of Quan Toodou's total annual revenues before tax and fees for specific technical consulting and services requested by Quan Toodou and provided by Reshuffle Technology from time to time. Tudou sets this service fee rate in order to retain sufficient cash in Quan Toodou to fund its operating needs and manage liquidity. Tudou also retains the flexibility to adjust the service fee rate in the future. Reshuffle Technology shall exclusively own any intellectual property arising from the performance of this agreement except for technology independently developed by Quan Toodou and subject to certain conditions under this agreement, including that Reshuffle Technology shall have the right to purchase such technology at the purchase price of RMB1.00 or the lowest price permitted by law. This agreement will be effective until terminated by both parties in writing or either party's business period expires without extension.

        Equity Interest Pledge Agreement.    The shareholders of Quan Toodou have entered into an equity interest pledge agreement with Reshuffle Technology, under which each shareholder of Quan Toodou pledged all of his or her equity interest in Quan Toodou to Reshuffle Technology to secure his or her and Quan Toodou's obligations under the above agreements and this agreement and as collateral for his or her payment of compensation for any losses suffered by Reshuffle Technology due to any event of default by Quan Toodou and/or its shareholders and for any expenses incurred by Reshuffle Technology to enforce Quan Toodou's and/or its shareholders' obligations. If any event of default occurs, Reshuffle Technology, as pledgee, may enforce the equity interest pledge agreement. Should Reshuffle Technology decide to enforce the equity interest pledge agreement, a court would determine the amount owed to it by evaluating all the obligations of the pledgors and Quan Toodou under the contractual arrangements, including service fee payment obligations under the exclusive consultancy and service agreement and the repayment obligation under the loan agreement. However, Reshuffle Technology will not be able to enforce the agreements by acquiring the pledged equity interest due to PRC regulatory restrictions on foreign ownership of internet-related businesses. The primary remedy for default under these arrangements is to require the pledgor to sell the equity interest in an auction or private sale and remit the proceeds to Tudou, net of all related taxes and expenses. Under the equity interest pledge agreement, any dividends from Quan Toodou permitted by Reshuffle Technology will be deposited into the account designated by Reshuffle Technology and be further pledged in favor of Reshuffle Technology. The equity pledge agreement will remain in effect until Quan Toodou and its shareholders perform their contractual obligations in full or fully discharge the liabilities secured by the pledge. The above pledge has been registered with the relevant local branch of the State Administration for Industry and Commerce in China. The total amount of registered pledged equity is RMB50.0 million, representing 100% of the registered capital of or equity interest in Quan Toodou. Thus, in the event of a default under the equity interest pledge agreement, a court would treat the entire equity interest in Quan Toodou as collateral securing the performance of all obligations of the pledgors and Quan Toodou under the contractual arrangements.

Contractual Arrangements with Shanghai Suzao and its Shareholders

        Tudou's relationships with Shanghai Suzao and its shareholders are governed by a series of contractual arrangements. Under PRC laws, each of Shanghai Suzao and Reshuffle Technology is an independent legal person and neither of them is exposed to liabilities incurred by the other party. Other than pursuant to the contractual arrangements between Shanghai Suzao and Reshuffle Technology, Shanghai Suzao is not required to transfer any funds generated from its operations to Reshuffle Technology.

        Loan Agreements.    The shareholders of Shanghai Suzao, namely Chengzi Wu and Jing Chen, have entered into two loan agreements with Reshuffle Technology. Under these loan agreements, as of December 31, 2011, Reshuffle Technology had made interest-free loans of RMB6.0 million (US$1.0 million) to these shareholders, solely for their respective capital contributions in Shanghai Suzao. Each of these loan agreements has a term of five years, which will be automatically renewed for another five years upon expiration. However, Reshuffle Technology, upon 30 days' prior notice, may require, and the shareholders, 30 days in advance, may apply for, earlier repayment of part or all of the loans. Reshuffle Technology has the right to purchase or have its designated third party purchase the corresponding part of the equity interests in Shanghai Suzao in proportion to the amount of the loans to be repaid at the purchase price equal to such amount.

        Exclusive Call Option Agreement.    Shanghai Suzao and its shareholders have entered into an exclusive call option agreement with Reshuffle Technology, under which each shareholder of Shanghai Suzao has irrevocably granted Reshuffle Technology an exclusive option to purchase or have its designee purchase his or her equity interest in Shanghai Suzao at a purchase price equal to the amount of the registered capital of Shanghai Suzao in proportion to the equity interest to be purchased or the lowest price permitted by PRC law. Reshuffle Technology may exercise this option at any time to the extent permitted by PRC law. In addition, Shanghai Suzao and its shareholders agree that without Reshuffle Technology's prior written consent, they will not engage in certain actions, including transferring or otherwise disposing of an equity interest in Shanghai Suzao or declaring any dividend. The exclusive call option agreement also restricts Shanghai Suzao from undergoing voluntary liquidation proceedings. The call option agreement became effective upon execution and, according to its terms, will remain in effect until the entire equity interest of Shanghai Suzao has been legally transferred to Reshuffle Technology or its designated entity or individual.

        Proxy Agreement.    Shanghai Suzao and its shareholders have entered into a proxy agreement with Reshuffle Technology, under which each shareholder of Shanghai Suzao irrevocably undertakes to execute powers of attorney to persons designated by Reshuffle Technology that irrevocably authorize them to vote as the shareholders' attorneys-in-fact on all matters of Shanghai Suzao requiring shareholder approval, including the appointment and election of board members and senior management members. The proxy agreement became effective upon execution and, according to its terms, will remain in effect until it is terminated by the written agreement of the parties or by the non-breaching party in the event of a breach.

        Exclusive Consultancy and Service Agreement.    Under the exclusive consultancy and service agreement between Shanghai Suzao and Reshuffle Technology, Shanghai Suzao has engaged Reshuffle Technology as its exclusive provider of technical consulting and services and shall pay Reshuffle Technology service fees consisting of a performance service fee equal to 20% of Shanghai Suzao's total annual revenues before tax and fees for specific technical consulting and services requested by Shanghai Suzao and provided by Reshuffle Technology from time to time. Tudou sets this service fee rate in order to retain sufficient cash in Shanghai Suzao to fund its operating needs and manage liquidity. Tudou also retains the flexibility to adjust the service fee rate in the future. Reshuffle Technology shall exclusively own any intellectual property arising from the performance of this agreement except for technology independently developed by Shanghai Suzao and subject to certain conditions under this agreement, including that Reshuffle Technology shall have the right to purchase such technology at the purchase price of RMB1.00 or the lowest price permitted by law. This agreement will be effective until terminated by both parties in writing or either party's business period expires without extension.

        Equity Interest Pledge Agreement.    The shareholders of Shanghai Suzao have entered into an equity interest pledge agreement with Reshuffle Technology, under which each shareholder of Shanghai Suzao pledged all of his or her equity interest in Shanghai Suzao to Reshuffle Technology to secure his or her and Shanghai Suzao's obligations under the above agreements and this agreement and as collateral for his or her payment of compensation for any losses suffered by Reshuffle Technology due to any event of default by Shanghai Suzao and/or its shareholders and for any expenses incurred by Reshuffle Technology to enforce Shanghai Suzao's and/or its shareholders' obligations. If any event of default occurs, Reshuffle Technology, as pledgee, may enforce the equity interest pledge agreement. Should Reshuffle Technology decide to enforce the equity interest pledge agreement, a court would determine the amount owed to it by evaluating all the obligations of the pledgors and Shanghai Suzhao under the contractual arrangements, including service fee payment obligations under the exclusive consultancy and service agreement and the repayment obligation under the loan agreement. However, Reshuffle Technology will not be able to enforce the agreements by acquiring the pledged equity interest due to PRC regulatory restrictions on foreign ownership of internet-related businesses. The primary remedy for default under these arrangements is to require the pledgor to sell the equity interest in an auction or private sale and remit the proceeds to Tudou, net of all related taxes and expenses. Under the equity interest pledge agreement, any dividends from Shanghai Suzao permitted by Reshuffle Technology will be deposited into the account designated by Reshuffle Technology and be further pledged in favor of Reshuffle Technology. The equity pledge agreement will remain in effect until Shanghai Suzao and its shareholders perform their contractual obligations in full or fully discharge the liabilities secured by the pledge. The pledge has been de-registered with the relevant local branch of the State Administration for Industry and Commerce in China as part of Shanghai Suzao's dissolution.

        Tudou is currently in the process of terminating the above contractual arrangements with Shanghai Suzao and its shareholders in connection with the dissolution of Shanghai Suzao.

Contractual Arrangements with Beijing Tixian and its Shareholders

        Tudou's relationships with Beijing Tixian and its shareholders are governed by a series of contractual arrangements. Under PRC laws, each of Beijing Tixian and Reshuffle Technology is an independent legal person and neither of them is exposed to liabilities incurred by the other party. Other than pursuant to the contractual arrangements between Beijing Tixian and Reshuffle Technology, Beijing Tixian is not required to transfer any funds generated from its operations to Reshuffle Technology.

        Loan Agreements.    The shareholders of Beijing Tixian, namely Mr. Zhou Yu and Ms. Ye Yuan, have entered into a loan agreement with Reshuffle Technology. Under this loan agreement, as of December 31, 2011, Reshuffle Technology had made an interest-free loan of RMB1.0 million (US$158.9 thousand) to these shareholders, solely for their respective capital contributions in Beijing Tixian. This loan agreement has a term of five years, which will be automatically renewed for another five years upon expiration. However, Reshuffle Technology, upon 30 days' prior notice, may require, and the shareholders, 30 days in advance, may apply for, earlier repayment of part or all of the loans. Reshuffle Technology has the right to purchase or have its designated third party purchase the corresponding part of the equity interests in Beijing Tixian in proportion to the amount of the loans to be repaid at the purchase price equal to such amount.

        Exclusive Call Option Agreement.    Beijing Tixian and its shareholders have entered into an exclusive call option agreement with Reshuffle Technology, under which each shareholder of Beijing Tixian has irrevocably granted Reshuffle Technology an exclusive option to purchase or have its designee purchase his or her equity interest in Beijing Tixian at a purchase price equal to the amount of the registered capital of Beijing Tixian in proportion to the equity interest to be purchased or the lowest price permitted by PRC law. Reshuffle Technology may exercise this option at any time to the extent permitted by PRC law. In addition, Beijing Tixian and its shareholders agree that without Reshuffle Technology's prior written consent, they will not engage in certain actions, including transferring or otherwise disposing of an equity interest in Beijing Tixian or declaring any dividend. The exclusive call option agreement also restricts Beijing Tixian from undergoing voluntary liquidation proceedings. The call option agreement became effective upon execution and, according to its terms, will remain in effect until the entire equity interest of Beijing Tixian has been legally transferred to Reshuffle Technology or its designated entity or individual.

        Proxy Agreement.    Beijing Tixian and its shareholders have entered into a proxy agreement with Reshuffle Technology, under which each shareholder of Beijing Tixian irrevocably undertakes to execute powers of attorney to persons designated by Reshuffle Technology that irrevocably authorize them to vote as the shareholders' attorneys-in-fact on all matters of Beijing Tixian requiring shareholder approval, including the appointment and election of board members and senior management members. The proxy agreement became effective upon execution and, according to its terms, will remain in effect until it is terminated by the written agreement of the parties or by the non-breaching party in the event of a breach.

        Exclusive Consultancy and Service Agreement.    Under the exclusive consultancy and service agreement between Beijing Tixian and Reshuffle Technology, Beijing Tixian has engaged Reshuffle Technology as its exclusive provider of technical consulting and services and shall pay Reshuffle Technology service fees consisting of the performance service fee equal to 50% of Beijing Tixian's total annual revenues before tax and fees for specific technical consulting and services requested by Beijing Tixian and provided by Reshuffle Technology from time to time. Tudou sets this service fee rate in order to retain sufficient cash in Beijing Tixian to fund its operating needs and manage liquidity. Tudou also retains the flexibility to adjust the service fee rate in the future. Reshuffle Technology shall exclusively own any intellectual property arising from the performance of this agreement except for technology independently developed by Beijing Tixian and subject to certain conditions under this agreement, including that Reshuffle Technology shall have the right to purchase such technology at the purchase price of RMB1.00 or the lowest price permitted by law. This agreement will be effective until terminated by both parties in writing or either party's business period expires without any extension.

        Equity Interest Pledge Agreement.    The shareholders of Beijing Tixian have entered into an equity interest pledge agreement with Reshuffle Technology, under which each shareholder of Beijing Tixian pledged all of his or her equity interest in Beijing Tixian to Reshuffle Technology to secure his or her and Beijing Tixian's obligations under the above agreements and this agreement and as collateral for his or her payment of compensation for any losses suffered by Reshuffle Technology due to any event of default by Beijing Tixian and/or its shareholders and for any expenses incurred by Reshuffle Technology to enforce Beijing Tixian's and/or its shareholders' obligations. If any event of default occurs, Reshuffle Technology, as pledgee, may enforce the equity interest pledge agreement. Should Reshuffle Technology decide to enforce the equity interest pledge agreement, a court would determine the amount owed to it by evaluating all the obligations of the pledgors and Beijing Tixian under the contractual arrangements, including service fee payment obligations under the exclusive consultancy and service agreement and the repayment obligation under the loan agreement. However, Reshuffle Technology will not be able to enforce the agreements by acquiring the pledged equity interest due to PRC regulatory restrictions on foreign ownership of internet-related businesses. The primary remedy for default under these arrangements is to require the pledgor to sell the equity interest in an auction or private sale and remit the proceeds to Tudou, net of all related taxes and expenses. Under the equity interest pledge agreement, any dividends from Beijing Tixian permitted by Reshuffle Technology will be deposited into the account designated by Reshuffle Technology and be further pledged in favor of Reshuffle Technology. The equity pledge agreement will remain in effect until Beijing Tixian and its shareholders perform their contractual obligations in full or fully discharge the liabilities secured by the pledge. The above pledge has been registered with the relevant local branch of the State Administration for Industry and Commerce in China. The total amount of registered pledged equity is RMB1.0 million, representing 100% of the registered capital of or equity interest in Beijing Tixian. Thus, in the event of a default under the equity interest pledge agreement, a court would treat the entire equity interest in Beijing Tixian as collateral securing the performance of all obligations of the pledgors and Beijing Tixian under the contractual arrangements.

D.
Property, Plant and Equipment

        Tudou's principal executive offices are located at Building #6, X2 Creative Park, 1238 Xietu Road, Xuhui District, Shanghai 200032, People's Republic of China. Tudou maintains a number of offices in

Shanghai, Beijing, Guangzhou and Chengdu under leases with terms ranging from one to five years. Tudou leases all of its facilities from unrelated parties. Tudou believes it will be able to obtain adequate facilities principally by leasing appropriate properties to accommodate its future expansion plans.

        The following table describes each of the leases for Tudou's major offices as of the date of this joint proxy statement/prospectus.

Location	Space (in square meters)		Usage of Property	Expiration Time
Shanghai	2,700	*	Principal Executive Offices	June 30, 2014
	805	*	Principal Executive Offices	July 14, 2013
	699		Sales Office	July 31, 2012
	1,067		Content Monitoring Center	May 9, 2014
Beijing	2,700		Technical Support and Administrative Offices	April 30, 2015
	512		Administrative Offices	December 11, 2013
Guangzhou	1,256	*	Sales Office	October 31, 2014
	702		Sales Office	February 28, 2014

*
The sum of space under multiple leases.

        Tudou believes that its leased facilities are adequate to meet its needs for the foreseeable future, and that it will be able to obtain adequate facilities, principally through leasing of additional properties, to accommodate its future expansion.

Recent Developments Relating to Tudou

        Set forth in the paragraph below is selected unaudited condensed consolidated statement of operations data for Tudou for the three months ended March 31, 2011 and March 31, 2012. The unaudited condensed consolidated statement of operations data has been prepared on the same basis as Tudou's audited consolidated financial statements. The unaudited condensed consolidated statement of operations data reflects all adjustments, consisting only of normal and recurring adjustments, which Tudou considers necessary for a fair statement of its financial position and operating results for the periods presented. Tudou's financial results for the three months ended March 31, 2012 may not be indicative of its financial results for the full year ending December 31, 2012 or for future interim periods.

        Tudou's total net revenues for the three months ended March 31, 2012 were RMB140.3 million (US$22.3 million), an increase of 76.7% from RMB79.4 million for the three months ended March 31, 2011. Tudou incurred a gross loss of RMB39.4 million (US$6.2 million) for the three months ended March 31, 2012, as compared to a gross loss of RMB1.6 million for the three months ended March 31, 2011. Net loss was RMB134.5 million (US$21.4 million) for the three months ended March 31, 2012, as compared to net loss of RMB336.0 million for the three months ended March 31, 2011.

Operating and Financial Review and Prospects of Tudou

        You should read the following discussion and analysis of Tudou's financial condition and results of operations in conjunction with Tudou's audited consolidated financial statements for the three years ended December 31, 2011 and as of December 31, 2010 and 2011, which are included elsewhere in this joint proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Tudou's actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in the section of this joint proxy statement/prospectus headed "Risk Factors."

Overview

        Tudou is a leading Internet video company in China. Tudou generates revenues primarily by providing online advertising services through its Tudou.com website. These online advertising services include pre-roll or post-roll video advertisements, in-roll logos, background advertisements, banners, buttons, links and streaming advertisements. Tudou also provides other formats of online advertising services, including event sponsorships, interactive advertising and opportunities to purchase advertising embedded in its in-house developed content. Tudou provided its advertising services to 320, 512 and 556 advertisers in 2009, 2010 and 2011, respectively.

        Tudou also generates revenues from mobile video services. Tudou's mobile video services began generating revenues in January 2010 and are provided primarily through a channel on China Mobile's wireless video platform. Tudou has also provided mobile video services through China Telecom's NETiTV platform since January 2011 and through two video channels on China Unicom's wireless video platform since April 2011. In addition, since the third quarter of 2010, Tudou has generated revenues from sub-licensing certain premium content that Tudou licensed from third party vendors.

        Tudou's net revenues increased from RMB89.1 million in 2009 to RMB286.3 million in 2010 and RMB512.2 million (US$81.4 million) in 2011, representing a CAGR of 79.1% over the three-year period. Tudou's net loss was RMB144.8 million, RMB347.4 million and RMB511.2 million (US$81.2 million) in 2009, 2010 and 2011, respectively. Tudou's adjusted net loss, a non-GAAP financial measure, which excludes non-cash items including share-based compensation expenses, beneficial conversion charges on convertible loans and fair value changes in warrant liabilities from Tudou's net loss, was RMB133.3 million, RMB107.2 million and RMB292.4 million (US$46.5 million) in 2009, 2010 and 2011, respectively. For a reconciliation of Tudou's net loss to Tudou's adjusted net loss, see footnote 2 on page 45 of this joint proxy statement/prospectus.

Factors Affecting Tudou's Results of Operations

        Tudou's business, financial condition and results of operations are subject to general conditions affecting the online video and online advertising industries in China. These conditions include, among others, the stability and growth of China's economy and the advertising and mobile Internet industries, the growth of the Internet and increasing Internet penetration rate in China, and the increasing acceptance of online advertising as part of advertisers' overall Internet marketing strategy and spending. In addition, Tudou's business, financial condition and results of operations depend on a number of company-specific factors including the following:

  •
  Tudou's Ability to Provide Innovative and Effective Advertising Services.  Tudou's financial condition and results of operations depend on the demand for and the effectiveness of its advertising services. Tudou aims to provide innovative and effective online advertising services to increase advertisers' advertising spending on its platform and attract new advertisers. The Tudou.com website allows advertisers to display their advertisements in different placement formats to help optimize the effectiveness of the advertisements based on their marketing objectives. Tudou strives to grow its revenues by offering innovative and effective advertising services to advertisers.

  •
  Tudou's Ability to Maintain and Expand its Highly Engaged User Community and Drive Traffic to its Website. Tudou's business depends on its ability to maintain and expand its highly engaged user community and drive traffic to its website. Tudou has built a valuable user base consisting primarily of highly engaged young, urban, affluent and educated users between the ages of 18 and 35, a particularly attractive demographic to advertisers. A visitor to Tudou's website does not have to be a registered user to watch or search videos, but he or she must become a registered user in order to use the interactive features of its website, including uploading, rating, commenting on and recommending video clips. A visitor to Tudou.com becomes a registered user by creating an account on Tudou's website. To create an account, a visitor follows certain registration steps, including creating a user name and password and accepting Tudou's standard user agreement. Tudou's registered users increased from approximately 54.4 million as of December 31, 2009 to approximately 78.2 million as of December 31, 2010 and further to approximately 101.9 million as of December 31, 2011.

    The number of Tudou's users, their engagement in its website and interactivity directly affect its revenues because under Tudou's advertising plans and advertising contracts, Tudou charges based primarily on the number of video views of advertisements. The number of Tudou's monthly video views nearly doubled from 2.6 billion in December 2010 to 5.2 billion in December 2011. Tudou considers the number of its registered users as a useful and relevant means of evaluating the level of user engagement and interactivity. Tudou considers its monthly unique visitors as a useful means of evaluating its viewership levels and as one of the key factors that affects its advertisers' decisions to adopt Tudou's platform for their advertising needs, which in turn drives advertising revenues. The number of Tudou's monthly unique visitors increased from approximately 137 million in December 2009 to approximately 182 million in December 2010 and to approximately 227 million in December 2011, according to iResearch.

    The monthly unique visitors differ from the users and the registered users of a website. For instance, multiple users of a website may be counted as a monthly unique visitor only once if they share the same IP address in offices, homes or Internet cafes. In contrast, a user may be counted as a monthly unique visitor multiple times if he or she visits the same website using different IP addresses. Tudou looks to IP addresses when reviewing the number of monthly unique visitors, while it looks to accounts created on its website when counting registered users.

  •
  Tudou's Ability to Obtain Popular Video Content at a Commercially Acceptable Cost.  In addition to UGC and content produced in-house, Tudou needs to license and acquire popular video content to deliver an engaging experience for its users and present attractive advertising opportunities for advertisers. Tudou believes that popular premium licensed content will help increase its user base and overall traffic and constitutes a critical factor in its future success. From 2007 through 2009, Tudou obtained licenses for more than 830 TV drama series and 240 movies. In 2010, Tudou significantly increased its content procurement and obtained licenses for more than 1,360 TV drama series, 1,180 movies and 180 variety shows. In 2011, Tudou obtained licenses for more than 660 TV drama series, 430 movies and 80 variety shows. In addition, through content access arrangements between Tudou and LeTV, Tudou's users have been able to access a substantial portion of LeTV's extensive content portfolio of over 680 TV episodes and 650 movies since October 2011. Tudou procures premium licensed content at prevailing market prices. Tudou expects that its investment in premium licensed content will significantly increase in the foreseeable future as it plans to procure more premium licensed content and the unit procurement cost of premium licensed content, such as licensing fees for TV drama series and movies, increases.

  •
  Tudou's Ability to Procure Internet Bandwidth Cost-Effectively and in a Timely Manner.  Internet bandwidth procurement costs accounted for a majority of Tudou's cost of revenues in recent periods. Tudou has increased Internet bandwidth capacities in recent years following the growth of its user base and traffic on its website. While Internet bandwidth costs have increased in absolute terms, Tudou has been able to control Internet bandwidth procurement cost per unit primarily due to the use of its own content delivery network ("CDN"); Tudou's efficient use of Internet bandwidth; its bandwidth saving technology, such as its innovative "Fast Tudou" software functioning as a peer-to-peer ("P2P"), content delivery system; and its unit price negotiation efforts.

    Tudou procures Internet bandwidth from provincial subsidiaries of telecommunication operators such as China Telecom and China Unicom, and other independent third parties that purchase bandwidth from telecommunications operators. The provincial subsidiaries of China Telecom and China Unicom function as independent companies, and Tudou negotiates bandwidth prices separately with them or other bandwidth vendors.

  •
  Tudou's Ability to Control Sales and Marketing Expenses.  Sales and marketing expenses account for a significant portion of Tudou's operating expenses. Tudou's sales and marketing expenses increased from RMB73.4 million in 2009 to RMB143.2 million in 2010, primarily due to an increase in salaries and benefits as Tudou hired additional sales professionals and an increase in its revenues resulting in higher performance-based salary and bonus expenses. However, over the same periods, Tudou's sales and marketing expenses decreased as a percentage of its total net revenues primarily due to higher revenues and operating efficiency. Tudou's sales and marketing expenses increased from RMB143.2 million in 2010 to RMB286.8 million (US$45.6 million) in 2011 primarily due to an increase in salaries and benefits as Tudou hired additional sales professionals and an increase in advertising expenses. Tudou's ability to enhance its sales efforts and control its sales and marketing expenses will affect its revenues and operating expenses.

  •
  Tudou's Ability to Grow its Mobile Video Services.  Tudou began generating revenues in January 2010 from offering its mobile video services to mobile phone users in China through Tudou's channel on China Mobile's wireless video platform. In 2011, Tudou began generating revenues from its mobile video services through two video channels on China Unicom's wireless video platform and China Telecom's NETiTV platform. Tudou also collaborates with certain major mobile handset manufacturers such as Blackberry, Motorola, Nokia and Samsung, as well as handset design houses and application store operators, to promote these services. Tudou believes its mobile video business has substantial potential and is an important component of its growth strategy. Tudou's success in the mobile video business depends on its ability to provide quality content that attracts subscribers, maintain its relationships with telecommunication operators such as China Mobile, China Unicom and China Telecom and their affiliates, mobile handset companies and application store operators and promote its content to wireless users.

  •
  Tudou's Ability to Maintain a Leading Brand and Market Position.  Tudou believes that advertisers select Tudou largely because Tudou possesses a leading brand and market position in the online video market in China. The online video industry in China is intensely competitive. Tudou competes with other independent online video sites in China, major domestic Internet companies, other companies engaged in online advertising and, potentially, software-based streaming video sites. Tudou's ability to compete effectively and to maintain a leading brand and market position in the online video market in China is key to its ability to attract new advertisers, maintain and enhance relationships with its existing advertisers and advertising agencies, and increase its revenues.

Descriptions of Certain Statement of Operations Items

Net revenues

        For 2009, Tudou derived all of its revenues from sales of online advertising services. For 2010 and 2011, Tudou derived most of its revenues from sales of online advertising services. Tudou's net revenues from online advertising services amounted to RMB89.1 million, RMB265.2 million and RMB443.5 million (US$70.5 million) in 2009, 2010 and 2011, respectively. In addition, Tudou began generating revenues from its mobile video services in January 2010. For 2010 and 2011, Tudou's net revenues from mobile video services amounted to RMB19.1 million and RMB57.8 million (US$9.2 million), representing 6.7% and 11.3% of its net revenues for the respective years. Since the third quarter of 2010, Tudou has generated revenues from sub-licensing certain premium content that Tudou licensed from third party vendors. For 2010 and 2011, Tudou's net revenues from sub-licensing premium content amounted to RMB2.0 million and RMB10.8 million (US$1.7 million), representing approximately 0.7% and 2.1% of its net revenues for the respective periods.

        Tudou sells online advertising services primarily through its Tudou.com website, such as pre-roll or post-roll video advertisements, in-roll logos, banners, buttons, links and streaming advertisements. Tudou also offers background advertisements appearing behind a selected video screen concurrently with a user viewing a video, and sponsorship rights for a particular area of its website or for a particular event. Tudou expects that its online advertising service revenues will constitute the primary source of, and generate a substantial majority of, its revenues for the foreseeable future.

        As is customary in the advertising industry in China, Tudou typically enters into advertising contracts with third-party advertising agencies. Tudou offers agency fees to third-party advertising agencies that purchase its advertising services and recognizes revenues net of these agency fees. Tudou incurred RMB24.1 million, RMB55.0 million and RMB93.0 million (US$14.8 million) of agency fees in 2009, 2010 and 2011, respectively. Tudou's net revenues from online advertising services are net of business taxes and related surcharges incurred in connection with its operations. Tudou's advertising service revenues are subject to a business tax of approximately 5.0% and a cultural and educational related surcharge of 3.5% of revenues earned from its advertising services provided in China. Prior to 2011, the cultural and educational related surcharge was 4.5% of revenues earned from Tudou's advertising services provided in China. Tudou deducts these amounts from its advertising service revenues to arrive at its net revenues attributable to advertising services.

        The growth of Tudou's online advertising service revenues is driven by the number of its advertisers as well as revenues from individual advertisers. Tudou had an aggregate of 320, 512 and 556 advertisers as of December 31, 2009, 2010 and 2011, respectively.

        Tudou determines the number of advertisers in a given year or period based on the number of advertisers that place advertisements on its website in that year or period. The following table sets forth the changes in the number of Tudou's advertisers during each of the three years ended December 31, 2011:

	Years ended December 31,
	2009	2010	2011
Addition of new advertisers	226	323	359
Termination of the existing advertisers	76	131	315
Advertiser retention rate	55%	59%	38%
Net increase of advertisers	150	192	44
At year end	320	512	556

        Of the 512 advertisers for 2010, 189 advertisers were Tudou's advertisers in 2009, and 323 advertisers were new advertisers. In 2011, 197 out of the 556 advertisers were Tudou's advertisers in 2010 and 359 were new advertisers. The advertiser retention rate decreased from 59% in 2010 to 38% in 2011 because Tudou lost some smaller advertisers while it focused its efforts on retaining larger advertisers in 2011.

        The number of advertisers during any period is affected by Tudou's services, sales and marketing efforts and influenced by its market position and advertisers' perception of the effectiveness of its online advertising services. The size of Tudou's advertiser base is also driven by customer-specific factors such as the timing of the introduction of new advertising campaigns, Tudou's ability to maintain a favorable demographic user base, the seasonality of its advertisers' operations and the growth of business sectors in which Tudou's advertisers operate.

        Tudou's user base in China, which primarily consists of young, urban, educated users between the ages of 18 and 35, contributes to attracting advertisers to its services. Net revenues from Tudou's top 10 advertisers collectively amounted to approximately RMB26.4 million, RMB62.3 million and RMB113.2 million in 2009, 2010 and 2011, respectively, representing 29.6%, 21.8% and 22.1% of its net revenues in 2009, 2010 and 2011, respectively. Tudou expects that revenues generated from its top 10 advertisers will increase in absolute amount, but will decrease as a percentage of its total revenues as its advertiser base grows.

        Tudou's revenues from online advertising services are subject to seasonal fluctuations. For example, revenues of China-based online advertising companies such as Tudou are usually lower around Chinese New Year in the first quarter when advertisers tend to spend less on online advertising. However, due to the growth of its online advertising business during 2009, 2010 and 2011, such seasonality may not be readily apparent from Tudou's financial results

        In addition, Tudou began generating revenues from mobile video services in January 2010. Its revenues from mobile video services provided in China are subject to a turnover tax consisting of approximately 3.0% business tax and related surcharges of 0.3%. Tudou deducts these amounts from its mobile video services revenues to arrive at its net revenues attributable to such services. In 2010 and 2011, Tudou also generated revenues by sub-licensing certain premium content that Tudou licenses from third parties.

Cost of Revenues

        Tudou's cost of revenues consists of Internet bandwidth costs, content costs, mobile video services costs, depreciation of servers and other equipment, share-based compensation allocated to cost of revenues and other costs. Tudou's total cost of revenues amounted to RMB127.2 million, RMB226.4 million and RMB427.8 million (US$68.0 million) in 2009, 2010 and 2011, respectively. The following table sets forth the components of Tudou's cost of revenues for the years indicated.

	For the Year Ended December 31,
	2009	2010	2011	2011
	RMB	RMB	RMB	US$
	(in thousands, except percentages)
Cost of revenues:
Internet bandwidth costs	74,386	103,634	180,245	28,638
Content costs	33,630	79,639	168,589	26,786
Mobile video services costs	—	9,521	34,721	5,517
Depreciation of servers and other equipment	15,413	17,241	23,998	3,813
Share-based compensation	1,876	14,133	14,177	2,252
Other	1,878	2,231	6,112	971

Total cost of revenues	127,182	226,399	427,842	67,977

        Internet bandwidth costs represent the fees Tudou pays to bandwidth vendors, which are typically provincial subsidiaries of telecommunications operators in China, such as China Telecom and China Unicom, or independent third parties that purchase bandwidth from major telecommunications operators in China. Tudou expects its Internet bandwidth costs to increase in absolute amount given the anticipated increase in the volume of its website traffic, and to decrease as a percentage of its total net revenues as Tudou increases its revenues. Tudou also hopes to control its Internet bandwidth procurement costs per unit by adopting its in-house built CDN system instead of leasing from third-party CDN service providers, efficiently using Internet bandwidth, implementing bandwidth saving technology such as its innovative "Fast Tudou" software, and undertaking unit price negotiation efforts.

        Content costs primarily consist of amortization and write-down associated with premium licensed content and content produced in-house, advertisement production costs, and salaries and benefits for Tudou's content team. Tudou expects content costs to significantly increase in the foreseeable future because it plans to procure more premium licensed content and produce more content developed in-house, such as its "Made-For-Internet" drama series. Tudou also expects the unit procurement cost of premium licensed content, such as licensing fees for TV drama series and movies, to increase.

        Tudou began incurring mobile video services costs starting in the first quarter of 2010. These mobile video services costs represent service fees paid to mobile application store operators and handset design houses in connection with Tudou's mobile video services. Tudou expects these costs to increase proportionally with the increase in its mobile video service revenues.

        Depreciation expenses consist primarily of depreciation of servers, computer hardware and other equipment directly related to Tudou's operations. Tudou expects that depreciation recognized under cost of revenues will increase in absolute amount as a result of the purchase of additional equipment due to traffic growth on its website.

        Cost of revenues also includes labor costs related to its technical support personnel. While Tudou expects its labor costs recognized under cost of revenues to increase, Tudou expects the cost of labor as a percentage of its total cost of revenues to remain relatively insignificant.

        Tudou's cost of revenues includes share-based compensation charges. See "Operating and Financial Review and Prospects—Critical Accounting Policies and Estimates—Share-based Compensation.

Operating Expenses

        Tudou's operating expenses consist of sales and marketing expenses, general and administrative expenses, and impairment of equipment.

Sales and marketing expenses

        Tudou's sales and marketing expenses primarily consist of salaries and benefits for its sales and marketing staff, sales commission paid to its sales team and marketing expenses. Sales and marketing expenses were RMB73.4 million, RMB143.2 million and RMB286.8 million (US$45.6 million) in 2009, 2010 and 2011, respectively, accounting for approximately 82.4%, 50.0% and 56.0% of its net revenues in 2009, 2010 and 2011, respectively. Tudou's share-based compensation charges allocated under sales and marketing expenses amounted to RMB3.5 million, RMB31.0 million and RMB39.5 million (US$6.3 million) in 2009, 2010 and 2011, respectively. Salaries and benefits expenses generally correspond to fluctuations in Tudou's net revenues as salary and bonus expenses are generally tied to the performance of its sales team. Marketing expenses primarily consist of advertising expenses.

        Tudou's total advertising expenses were RMB7.2 million, RMB19.6 million and RMB94.8 million (US$15.1 million) in 2009, 2010 and 2011, respectively. Tudou's sales and marketing expenses have increased in recent years, primarily due to its hiring additional sales professionals and increased performance-based salary and bonus expenses for its sales professionals consistent with its increase in revenues. Tudou expects that its sales and marketing expenses will increase in absolute amount as it enhances its sales and marketing efforts. However, Tudou expects its sales and marketing expenses to decrease as a percentage of its total revenues as it gains more operating efficiencies while scaling up its business.

General and administrative expenses

        Tudou's general and administrative expenses primarily consist of salaries and benefits for its general administrative, finance and human resources personnel, office rentals, professional service fees and other expenses incurred for general corporate purposes. General and administrative expenses were RMB37.6 million, RMB104.9 million and RMB175.0 million (US$27.8 million) in 2009, 2010 and 2011, respectively, accounting for approximately 42.2%, 36.6% and 34.2% of Tudou's total net revenues in 2009, 2010 and 2011, respectively. Tudou's share-based compensation charges allocated under general and administrative expenses amounted to RMB6.2 million, RMB59.4 million and RMB51.4 million (US$8.2 million) in 2009, 2010 and 2011, respectively.

        Tudou expects its general and administrative expenses to increase in absolute amount in the near future as it incurs additional expenses in connection with the expansion of its business as a publicly traded company, which include expenses related to improving and maintaining Tudou's internal control over financial reporting and complying with its reporting obligations. However, Tudou expects its general and administrative expenses to decrease as a percentage of its total revenues in the future as Tudou increases operating efficiency while scaling up its business.

Impairment of equipment

        Tudou assesses the impairment of equipment in accordance with guidance under ASC 360-10-35 by comparing the carrying value of the equipment with the estimated undiscounted future cash flows Tudou expects to receive from (1) use of the equipment and (2) its eventual disposition. If the sum of the estimated undiscounted future cash flows is less than the carrying value, Tudou recognizes an impairment loss equal to the excess of the carrying value over the fair value of the equipment.

        In 2009, due to its relatively limited ability to generate operating cash flow and a decrease in expected future cash flow from use of equipment, Tudou incurred impairment charges. Tudou recognized impairment charges of RMB2.4 million related to servers, computer hardware and other equipment in 2009. Tudou did not record impairment of equipment charges in 2010 or 2011.

Taxation

Cayman Islands Taxation

        The Cayman Islands does not currently levy taxes on individuals or corporations based upon profits, income, gains or appreciation, and there is no taxation in the nature of inheritance tax or estate duty. No Cayman Islands stamp duty will be payable unless an instrument is executed in, brought to, or produced before a court of the Cayman Islands. The Cayman Islands are not parties to any double tax treaties that are applicable to any payment made to or by Tudou. There are no exchange control regulations or currency restrictions in the Cayman Islands.

People's Republic of China Taxation

        Prior to January 1, 2008, foreign-invested enterprises established in the PRC were generally subject to a 30% national and 3% local enterprise income tax rate. Various preferential tax treatments promulgated by national tax authorities were available to foreign-invested enterprises or enterprises located in certain areas of China. In addition, some local tax authorities allowed certain enterprises registered in their tax jurisdiction to enjoy preferential tax treatment. Under relevant local tax preferential treatments, Tudou's subsidiary and consolidated affiliated entities that are registered in the Pudong New District of Shanghai were subject to a 15% preferential income tax rate in 2007. Prior to August 2007, Quan Toodou was considered a small business, and subject to an effective income tax rate of 2.3% of its revenues.

        The EIT Law in the PRC was enacted in March 2007 and became effective on January 1, 2008. The EIT Law applies a uniform 25% enterprise income tax rate to both foreign-invested enterprises and domestic enterprises. However, the EIT Law also permits certain enterprises to continue to enjoy preferential tax treatment, adjusted by certain transitional phase-out rules, under which enterprises that were subject to an enterprise income tax rate lower than 25% prior to January 1, 2008, may continue to enjoy the lower rate and gradually transition to the new tax rate within a maximum of five years after the effective date of the EIT Law. In addition, under the phase-out rules, enterprises established before March 16, 2007 and which were granted tax holidays under the then effective tax laws or regulations may continue to enjoy tax holidays until the expiration of their tax holidays. Dividends paid by Tudou's PRC subsidiaries out of profits earned after December 31, 2007 to their immediate holding company outside of China will be subject to PRC withholding tax at 10%, if such immediate holding company is considered a "non-resident enterprise" under the EIT Law, unless such immediate holding company's jurisdiction of incorporation has a tax treaty or arrangement with China that provides for a reduced rate of withholding tax. Pursuant to the double taxation avoidance arrangement between the PRC and Hong Kong and subject to the approval of the local tax authorities, dividends paid to Star Manor and Tudou Limited by their respective PRC subsidiaries may be subject to PRC withholding tax at the preferential rate of 5% as long as Star Manor or Tudou Limited, as the case may be, is deemed to be a Hong Kong resident enterprise under the EIT Law and directly holds an equity interest of 25% or more in the relevant PRC subsidiary. However, if the PRC tax authorities do not consider Star Manor or Tudou Limited as the beneficial owner of any dividends paid from such PRC subsidiaries based on the "substance over form" principle under applicable tax rules and thus deny the claim for the preferential withholding tax rate, dividends from such PRC subsidiaries to Star Manor or Tudou Limited will be subject to PRC withholding tax at a rate of 10% instead of 5%.

        Under the EIT Law, enterprises established under the laws of foreign countries or regions and whose "de facto management bodies" are located within PRC territory may be deemed by the PRC tax authorities as PRC tax resident enterprises, and will be subject to PRC enterprise income tax at the rate of 25% on their worldwide income. Under the detailed implementation rules of the EIT Law, "de facto management bodies" are defined as bodies that have material and overall management and control over the business, personnel, accounts and assets of an enterprise. In addition, the State Administration for Taxation issued the SAT Circular 82 on April 22, 2009. SAT Circular 82 clarifies that dividends and other income paid by resident enterprises to shareholders that are non-PRC resident enterprises will be considered to be PRC source income, and subject to PRC withholding tax, currently at a rate of 10% unless otherwise reduced by relevant tax treaties. SAT Circular 82 also subjects such PRC resident enterprises to various reporting requirements with the PRC tax authorities. In addition, SAT Circular 82 provides certain specific criteria for determining whether the "de facto management body" of a Chinese-controlled overseas-incorporated enterprise is located in China.

        However, as SAT Circular 82 only applies to PRC enterprises established outside of China that are controlled by PRC enterprises or groups of PRC enterprises, it remains unclear how the tax authorities will determine the location of "de facto management bodies" for overseas incorporated enterprises with indirect shareholders being individual PRC residents, including Tudou. Although substantially all of Tudou's operational management is based in the PRC, it is unclear whether PRC tax authorities will require (or permit) Tudou to be treated as a PRC resident enterprise. As a result, Tudou is uncertain as to whether it will be subject to the tax applicable to resident enterprises or non-resident enterprises under the EIT Law. If Tudou is considered to be a PRC resident enterprise, Tudou will be subject to PRC enterprise income tax at the rate of 25% on its worldwide income. In such cases, however, there is no guarantee that preferential treatments applicable to PRC tax residents will automatically apply to Tudou, such as the withholding tax exemption on dividends between qualified PRC resident companies.

        Tudou was subject to business tax of 5.0% on its online advertising services for the three years ended December 31, 2011. Tudou was subject to 4.5%, 4.5% and 3.5% cultural surcharges on its online advertising services for 2009, 2010 and 2011, respectively. Tudou was subject to a turnover tax at a rate of 3.0%, 3.0% and 3.5% on its mobile video services in 2009, 2010 and 2011, respectively.

        The PRC government recently adopted a PRC tax pilot program, which is initially being implemented in Shanghai and may be extended to other cities. On November 16, 2011, the Ministry of Finance and the State Administration of Taxation jointly issued the Circular on the Pilot Program for the Collection of Value Added Tax in Lieu of Business Tax, or Circular 110, and the Circular on the Pilot Program for the Collection of Value Added Tax in Lieu of Business Tax in the Transportation and Certain Modern Service Sectors in Shanghai, or Circular 111. These circulars became effective on January 1, 2012. Pursuant to Circular 110 and Circular 111, starting from January 1, 2012, companies which are classified by Shanghai's local tax authorities as being engaged in certain services, including transportation services, research and development services, information technology services and advertising services, are required to pay VAT at a rate ranging from 6% to 17% in lieu of business tax. As of December 31, 2011, Quan Toodou was subject to VAT payable in an amount of RMB8.3 million (US$1.3 million) because it did not issue VAT tax invoices in 2011 to its customers for revenues generated from online advertising services amounting to RMB143 million (US$ 22.7 million), which was subject to a 6% VAT in lieu of business tax, and because it issued VAT tax invoices with respect to such revenues in 2012.

Consolidated Results of Operations

        The following table sets forth a summary of Tudou's consolidated results of operations for the periods indicated. You should read this information together with Tudou's audited consolidated financial statements and related notes included elsewhere in this joint proxy statement/prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	For the Year Ended December 31,
	2009	2010	2011	2011
	RMB	RMB	RMB	US$
	(in thousands)
Consolidated Statements of Operations
Net revenues	89,147	286,258	512,195	81,380
Cost of revenues(1)	(127,182)	(226,399)	(427,842)	(67,977)

Gross profit (loss)	(38,035)	59,859	84,354	13,402
Operating expenses:
Sales and marketing expenses(1)	(73,435)	(143,224)	(286,848)	(45,576)
General and administrative expenses(1)	(37,586)	(104,911)	(174,972)	(27,800)
Impairment of equipment	(2,372)	—	—	—

Total operating expenses	(113,393)	(248,136)	(461,819)	(73,376)

Loss from operations	(151,428)	(188,277)	(377,466)	(59,973)
Finance income	3,104	331	428	68
Finance expenses	—	(12,851)	(4,771)	(758)
Other income/(expense), net	(63)	1	(134)	(21)
Foreign exchange gain (loss)	3,610	(10,957)	(15,486)	(2,461)
Beneficial conversion charge on convertible loan	—	(10,967)	—	—
Fair value changes in warrant liabilities	—	(124,680)	(113,733)	(18,070)

Loss before income taxes	(144,777)	(347,400)	(511,162)	(81,215)
Income taxes	—	—	—	—
Net loss	(144,777)	(347,400)	(511,162)	(81,215)

Net loss attributable to ordinary shareholders	(145,086)	(362,384)	(526,047)	(83,580)

Loss per ordinary share, basic and diluted	(12.09)	(30.20)	(10.51)	(1.67)
Non-GAAP Financial Data
Adjusted net loss(2)	(133,255)	(107,176)	(292,395)	(46,457)

(1)
These items include share-based compensation expenses as follows:

	2009	2010	2011
	(in thousands)
	RMB	RMB	RMB	US$
Share-based compensation expenses included in:
Cost of revenues	1,876	14,133	14,177	2,253
Sales and marketing expenses	3,492	31,025	39,475	6,272
General and administrative expenses	6,155	59,418	51,383	8,164

Total:	11,522	104,576	105,035	16,688

(2)
Tudou defines adjusted net loss, a non-GAAP financial measure, as net loss excluding share-based compensation expenses, beneficial conversion charges on convertible loans and fair value changes in warrant liabilities. Tudou believes adjusted net loss is useful supplemental information for investors and other interested persons to assess its operating performance without the effect of non-cash beneficial conversion charges on convertible loans and fair value changes in warrant liabilities, which will not likely be recurring factors in its business in the future, and share-based compensation expenses, which have been and will continue to be a significant recurring factor in its business. Tudou presents this non-GAAP financial measure because its management uses this measure to evaluate its operating performance. Tudou believes that this non-GAAP financial measure provides useful information to investors and other interested persons because such information allows them to understand and evaluate its consolidated results of operations in the same manner as its management and to make period over period comparison of its financial results. However, adjusted net loss has material limitations as an analytical tool. One limitation of using non-GAAP adjusted net loss is that it does not include all items that impact Tudou's net loss for the period. In addition, because adjusted net loss may not be calculated in the same manner by all companies, it may not be comparable to other similar titled measures used by other companies. In light of the foregoing limitations, you should not consider adjusted net loss in isolation from or as an alternative to net loss prepared in accordance with U.S. GAAP. Tudou encourages investors and other interested persons to review its financial information in its entirety and not rely on a single financial measure.

	For the Year Ended December 31,
	2009	2010	2011	2011
	RMB	RMB	RMB	US$
Net loss	(144,777)	(347,400)	(511,162)	(81,215)
Add back:
Share-based compensation expenses	11,522	104,576	105,035	16,688
Beneficial conversion charge on convertible loan	—	10,967	—	—
Fair value changes in warrant liabilities	—	124,680	113,733	18,070

Adjusted net loss	(133,255)	(107,176)	(292,395)	(46,457)

  Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

          Net Revenues.    Tudou's net revenues increased by 78.9% to RMB512.2 million (US$81.4 million) in 2011 from RMB286.3 million in 2010, primarily as a result of higher net revenues from its online advertising services. The increase in Tudou's net revenues from online advertising services was primarily attributable to a RMB166.4 million increase in its net revenues from its existing advertisers as of December 31, 2011 compared to those from existing advertisers as of December 31, 2010, which reflected an increase in average spending per advertiser. The increase in net revenues from online advertising services was also attributable to a RMB11.9 million increase in net revenues from new advertisers as a result of greater acceptance of Tudou's online advertising services and its marketing efforts.

          The number of Tudou's advertisers increased from 512 in 2010 to 556 in 2011. Net revenues generated from Tudou's top 10 advertisers increased by 303.5% to RMB251.4 million (US$39.9 million) in 2011 from RMB62.3 million in 2010 primarily as a result of Tudou's marketing efforts targeted at key advertisers and increasing acceptance of Tudou's online advertising services.

          Tudou's net revenues are net of agency fees Tudou paid to third-party advertising agencies. Tudou's agency fees paid to advertising agencies increased from RMB55.0 million in 2010 to RMB93.0 million (US$14.8 million) in 2011, primarily as a result of greater online advertising services revenues generated through advertising agencies in absolute amounts.

          In 2011, Tudou also generated net revenues of RMB57.8 million (US$9.2 million) from its mobile video services, compared to net revenues of RMB19.1 million in 2010. In addition, Tudou generated net revenues of RMB10.8 million (US$1.7 million) in 2011 by sub-licensing certain premium content that Tudou licensed from third party vendors, compared to net revenues of RMB2.0 million for 2010.

          Cost of Revenues.    Tudou's cost of revenues increased by 89.0% to RMB427.8 million (US$68.0 million) for 2011 from RMB226.4 million in 2010. This increase was primarily attributable to the substantial increase in its Internet bandwidth costs, content costs and mobile video services costs.

  •
  Internet bandwidth costs totaled RMB180.2 million (US $28.6 million), or 35.2% of net revenues, compared to RMB103.6 million, or 36.2% of net revenues for 2010, primarily due to Internet bandwidth expansion in 2011 in response to an increase in website traffic.

  •
  Content costs totaled RMB168.6 million (US $26.8 million) in 2011, or 32.9% of net revenues, compared to RMB79.6 million, or 27.8% of net revenues for 2010. Content costs primarily consisted of amortization and write-down of premium licensed content and content produced in house, advertisement production costs and salaries and benefits for Tudou's content team.

  •
  Mobile video services costs totaled RMB34.7 million (US$5.5 million), or 6.8% of net revenues, compared to RMB9.5 million, or 3.3% of net revenues in 2010. The increase in mobile video services cost was primarily attributable to the increase in mobile video services revenues.

        Gross Profit.    For fiscal year 2011, gross profit totaled RMB84.4 million (US$13.4 million) representing a 16.5% gross margin, compared to RMB59.9 million representing a 20.9% gross margin for 2010. The decline in gross margin was primarily due to an increase in Internet bandwidth costs and content costs.

        Operating Expenses.    Total operating expenses in 2011 were RMB461.8 million (US$73.4 million) compared to RMB248.1 million in 2010. The increase was primarily due to an increase in sales and marketing expenses, mainly as a result of Tudou hiring additional sales professionals and enhanced promotion and marketing efforts.

  •
  Tudou's sales and marketing expenses increased by 100.3% to RMB286.8 million (US$45.6 million) in 2011 from RMB143.2 million in 2010. The increase was primarily attributable to an increase of RMB75.3 million (US$12.0 million) in its marketing and promotion expenses and an increase of RMB58.6 million (US$9.3 million) in salaries and benefits for its sales and marketing staff, resulting from an increase in performance-based salary and bonus expenses and Tudou's hiring of additional sales professionals. Tudou had 229 sales professionals as of December 31, 2011 compared to 170 as of December 31, 2010. This increase was also attributable to an increase of RMB8.4 million (US$1.3 million) in share-based compensation expenses recognized as sales and marketing expenses during the period.

  •
  Tudou general and administrative expenses increased by 66.8% to RMB175.0 million (US$27.8 million) in 2011 from RMB104.9 million in 2010. The increase was primarily due to (1) an increase of RMB36.7 million (US$5.8 million) in its allowance for bad debts related to certain advertising agencies primarily due to the deterioration in the financial condition of certain advertising agencies and advertisers and increased long aged overdue receivables; (2) an increase of RMB12.4 million (US$2.0 million) in salaries and benefits for its general and administrative staff, resulting from Tudou's hiring additional personnel to support its growth and (3) an increase of RMB6.6 million (US$1.0 million) in legal service fees in connection with defending copyright infringement actions. The increase was partially offset by a decrease of RMB8.0 million (US$1.3 million) in share-based compensation expenses recognized as general and administrative expenses.

        Loss from Operations.    As a result of the foregoing, Tudou's loss from operations increased by 100.5% to RMB377.5 million (US$60.0 million) in 2011 from RMB188.3 million in 2010.

        Finance Income (Expense).    Tudou recorded finance income from short-term deposits of approximately RMB0.3 million and RMB0.4 million (US$68 thousand) in 2010 and 2011, respectively.

The increase was primarily due to an increase in its short-term deposits and higher interest rates. Tudou incurred a finance expense of RMB12.9 million and RMB4.8 million (US$0.8 million) in 2010 and 2011, respectively. The RMB4.7 million (US$0.7 million) finance expense primarily resulted from interest expenses related to short-term loans extended to Tudou by certain commercial banks in China. As of December 31, 2011, Tudou had a total short term loan balance of RMB83.3 million (US$13.2 million).

        Foreign Exchange Gain (Loss).    Tudou recorded a foreign exchange loss of RMB15.5 million (US$2.5 million) in 2011 compared with a foreign exchange loss of RMB11.0 million in 2010. The foreign exchange loss was primarily due to depreciation of the U.S. dollar during the year ended December 31, 2011. Tudou had an average of approximately US$32.9 million in cash balances during 2011. The foreign exchange loss for the year ended December 31, 2010 was primarily attributable to depreciation of the U.S. dollar, Australian dollar and Euro versus the Renminbi in 2010. Tudou had an average of approximately US$33.0 million, AUD2.1 million and EUR1.1 million in cash balances in 2010.

        Beneficial Conversion Charge on Convertible Loan.    Tudou recorded a beneficial conversion charge of approximately RMB11.0 million in 2010 as a result of the conversion of a convertible loan to Series E preferred shares in an aggregate principal amount of US$15.0 million that Tudou issued to a group of investors in April 2010. Tudou assessed the beneficial conversion feature attributable to the convertible loan in accordance with ASC470-20 and determined that there was a contingent beneficial conversion feature with a value of approximately RMB11.0 million. Tudou recognized the RMB11.0 million beneficial conversion charge upon the conversion of the convertible loan into Series E preferred shares in July 2010. Tudou did not record such a beneficial conversion charge in 2011.

        Fair Value Changes in Warrant Liabilities.    Tudou recorded a loss of RMB113.7 million (US$18.1 million) from fair value changes in certain warrants in 2011 compared to a loss of RMB124.7 million in 2010. The loss resulted from fair value changes in warrants that Tudou issued in connection with the issuance of the convertible loan in April 2010 and the warrants Tudou issued in connection with the issuance of its Series E preferred shares in July 2010. These warrants were converted into Series E preferred shares, which converted into Tudou Class B shares immediately prior to the completion of its initial public offering.

        Net Loss.    As a result of the foregoing, Tudou's net loss increased by 47.1% to RMB511.2 million (US$81.2 million) in 2011 from a net loss of RMB347.4 million in 2010.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

        Net Revenues.    Tudou's net revenues increased by 221.1% to RMB286.3 million in 2010 from RMB89.1 million in 2009, primarily as a result of higher net revenues from its online advertising services. The increase in online advertising service net revenues was primarily attributable to a RMB123.1 million increase in Tudou's net revenues from its existing advertisers as of December 31, 2010 compared to those from existing advertisers as of December 31, 2009 as a result of Tudou's enhanced business relationships with these advertisers. The increase in net revenues from online advertising services was also attributable to a RMB74.0 million increase in net revenues from new advertisers as a result of more acceptance of Tudou's online advertising services and its marketing efforts.

        The number of Tudou's advertisers increased from 320 in 2009 to 512 for 2010. In addition, the number of Chinese domestic advertisers placing advertisements with Tudou increased to 260 in 2010 from 131 in 2009. Net revenues generated from Tudou's top 10 advertisers increased by 136.0% to RMB62.3 million in 2010 from RMB26.4 million in 2009 primarily as a result of its marketing efforts targeted at key advertisers and increasing acceptance of Tudou's online advertising services.

        Tudou's net revenues are net of agency fees Tudou paid to third-party advertising agencies. Tudou's agency fees paid to advertising agencies increased from RMB24.1 million in 2009 to RMB55.0 million in 2010, primarily as a result of a higher absolute amount of online advertising service revenues generated through advertising agencies. However, Tudou's agency fees paid to advertising agencies as a percentage of its net revenues from online advertising services decreased to 19.2% in 2010 from 27.0% in 2009 as Tudou gained additional negotiating power with advertising agencies. Additionally, more advertisers, particularly domestic advertisers, placed advertisements directly with Tudou in 2010 compared to 2009.

        In 2010, Tudou also generated net revenues of RMB19.1 million from its mobile video services, representing approximately 6.7% of its net revenues in 2010. Tudou started providing mobile video services in January 2010 through a channel on China Mobile's wireless video platform. In addition, Tudou generated net revenues of RMB2.0 million by sub-licensing certain premium content that Tudou licenses from third party vendors, representing approximately 0.7% of its net revenues in 2010.

        Cost of Revenues.    Tudou's cost of revenues increased by 78.0% to RMB226.4 million in 2010 from RMB127.2 million in 2009. The increase was primarily attributable to a substantial increase in amortization and write-down of its premium licensed content procurement costs and an increase in its Internet bandwidth costs.

        Amortization and write-down of Tudou's premium licensed content procurement and production costs increased significantly in 2010 to RMB34.9 million from RMB9.9 million in 2009, primarily due to an increase in amortization of premium licensed content. Tudou's write-down increased from RMB1.9 million in 2009 to RMB10.7 million in 2010. In 2010, Tudou obtained licenses for more than 1,360 TV drama series, 1,180 movies and 180 variety shows, compared to approximately 420 TV drama series, 60 movies and 25 variety shows in 2009. In addition, Tudou's unit procurement costs, such as licensing fees for TV drama series and movies, increased significantly in 2010 compared to 2009. Tudou's Internet bandwidth costs increased from RMB74.4 million in 2009 to RMB103.6 million in 2010 primarily due to Internet bandwidth expansion in 2010 in response to greater website traffic.

        The increase in Tudou's cost of revenues was also partly attributable to an increase of RMB17.1 million in advertisement production expenses, an increase of RMB3.4 million in salaries and benefits for its employees associated with its platform operations, which was related to the expansion of Tudou's platform operations, and an increase of RMB1.8 million in depreciation charges, which was related to the higher number of servers, other computers and equipment Tudou procured to support the growth of its technology platform in 2010, as compared to 2009. The RMB17.1 million increase in advertisement production expenses mainly resulted from increased advertisement outsourcing fees paid to third parties and increased expenses Tudou incurred for its integrated marketing programs. In addition, Tudou recorded RMB9.5 million in connection with its mobile video services as service fees paid to mobile application store operators and handset design houses.

        Gross Profit (Loss).    As a result of the foregoing, Tudou's gross profit was RMB59.9 million in 2010 compared to a gross loss of RMB38.0 million in 2009.

        Operating Expenses.    Tudou's operating expenses increased by 118.8% to RMB248.1 million in 2010 from RMB113.4 million in 2009. The increase in Tudou's operating expenses was due to both an increase in its sales and marketing expenses and an increase in its general and administrative expenses.

  •
  Tudou's sales and marketing expenses increased by 95.0% to RMB143.2 million in 2010 from RMB73.4 million in 2009. This increase was primarily attributable to an increase of RMB27.5 million in share-based compensation expenses recognized as sales and marketing expenses and an increase of RMB16.5 million in salaries and benefits for its sales and marketing staff, resulting from an increase in performance-based salary and bonus expenses and Tudou's hiring additional sales professionals. Tudou had 170 sales professionals as of December 31, 2010 compared to 133 as of December 31, 2009. The increase was also attributable to an increase of RMB11.8 million in marketing and promotion expenses and RMB12.2 million related to other business related selling expenses, primarily as a result of Tudou's organizational and promotional efforts in relation to the Tudou Video Festival and expenses related to other public relations events.

  •
  Tudou's general and administrative expenses increased by 179.1% to RMB104.9 million in 2010 from RMB37.6 million in 2009. The increase was primarily due to (1) an increase of RMB53.3 million in share-based compensation expenses recognized as general and administrative expenses; (2) an increase of RMB 5.4 million in professional service fees for an outside accounting firm in connection with the auditing of Tudou's financial statements; (3) an increase of RMB4.0 million of allowance for bad debts related to certain advertising agencies that began experiencing financial difficulty in 2010 and (4) an increase of RMB6.1 million in salaries and benefits for Tudou's general and administrative staff resulting from hiring of additional staff.

        Loss from Operations.    As a result of the foregoing, Tudou's loss from operations increased by 24.3% to RMB188.3 million in 2010 from RMB151.4 million in 2009.

        Finance Income (Expense).    Tudou recorded finance income from short-term deposits of approximately RMB3.1 million and RMB0.3 million in 2009 and 2010, respectively. The decrease was primarily due to a decrease in short-term deposits and lower interest rates. Tudou incurred finance expenses of zero and approximately RMB12.9 million in 2009 and 2010, respectively. The RMB12.9 million finance expense primarily resulted from RMB10.2 million in interest expenses on Tudou's convertible loan in an aggregate principal amount of US$15.0 million that Tudou issued to a group of investors in April 2010 and interest expenses related to short-term loans extended to Tudou by certain commercial banks in China. As of December 31, 2010, Tudou had a total short term loan balance of RMB61.2 million.

        Foreign Exchange Gain (Loss).    Tudou recorded a foreign exchange loss of RMB11.0 million in 2010 compared with a foreign exchange gain of RMB3.6 million in 2009. The foreign exchange loss was primarily due to the depreciation of the U.S. dollar, Australian dollar and Euro versus the Renminbi in 2010. Tudou had an average of approximately US$33.0 million, AUD2.1 million and EUR1.1 million in cash balances in 2010. The foreign exchange gain in 2009 was primarily attributable to the appreciation of the Australian dollar versus the Renminbi. Tudou had an average of approximately AUD3.5 million in cash balances in 2009.

        Beneficial Conversion Charge on Convertible Loan.    Tudou recorded a beneficial conversion charge of approximately RMB11.0 million in 2010 as a result of the conversion of a convertible loan to Series E preferred shares in an aggregate principal amount of US$15.0 million that Tudou issued to a group of investors in April 2010. Tudou assessed the beneficial conversion feature attributable to the convertible loan in accordance with ASC470-20 and determined that there was a contingent beneficial conversion feature with a value of approximately RMB11.0 million. Tudou recognized the RMB11.0 million beneficial conversion charge upon the conversion of the convertible loan into Series E preferred shares in July 2010.

        Fair Value Changes in Warrant Liabilities.    Tudou recorded a loss of RMB124.7 million from fair value changes in certain warrants in 2010. The loss resulted from fair value changes in warrants that Tudou issued in connection with the issuance of the convertible loan in April 2010 and the warrants Tudou issued in connection with the issuance of its Series E preferred shares in July 2010.

        Net Loss.    As a result of the foregoing, Tudou's net loss increased by 140.0% to RMB347.4 million in 2010 from a net loss of RMB144.8 million in 2009.

 Liquidity and Capital Resources

        The following table sets forth a summary of Tudou's net cash flows for the years indicated:

	For the Year Ended December 31,
	2009	2010	2011	2011
	RMB	RMB	RMB	US$
	(in thousands)
Net cash provided by / (used in) operating activities	(94,798)	(98,783)	1,501	238
Net cash used in investing activities	(107,547)	(85,242)	(495,197)	(78,679)
Net cash provided by financing activities	—	396,098	1,118,032	177,637

Net increase / (decrease) in cash	(202,345)	212,074	624,336	99,197
Cash and cash equivalents at beginning of year	260,769	62,034	263,151	41,810

Effect of foreign exchange rate change on cash	3,610	(10,957)	(15,486)	(2,461)

Cash and cash equivalents at end of year	62,034	263,151	872,001	138,547

        Prior to its initial public offering in August 2011, Tudou had financed its operations primarily through the issuance of redeemable convertible preferred shares and convertible loans. As of December 31, 2009, 2010 and 2011, Tudou had RMB62.0 million, RMB263.2 million, and RMB872.0 million (US$138.5 million) in cash, respectively. Tudou did not have any short-term or long-term bank borrowings outstanding as of December 31 2009. It began financing its operations using Renminbi-denominated short-term loans from March 2010. Tudou had outstanding short-term loans in an aggregate principal amount of RMB61.2 million and RMB83.3 million (US$13.2 million) as of December 31, 2010 and December 31, 2011, respectively.

        The convertible loan issued by Tudou in April 2010 was converted into Series E preferred shares in July 2010. In addition, Tudou received net proceeds of RMB961.4 million (US$143.5 million) from its initial public offering and RMB160.4 million (US$25.5 million) from the exercise of warrants to purchase Series E preferred shares by certain warrant holders in August 2011. All of these Series E preferred shares converted into Tudou Class B shares immediately prior to the completion of its initial public offering. Tudou's cash primarily consists of cash on hand and demand deposits placed with banks or other financial institutions.

        Tudou believes that its current levels of cash balances and cash flows from operations, combined with the cash it received from its initial public offering in August 2011 and short-term loans from commercial banks in China, will be sufficient to meet its anticipated cash needs to fund its operations for at least the next 12 months. If Tudou has additional liquidity needs in the future, Tudou may obtain additional financing, including through equity offerings and debt financings in capital markets, to meet such needs.

Accounts Receivable and Turnover Days

        Tudou's accounts receivable balance net of allowance for doubtful accounts increased significantly from RMB71.1 million as of December 31, 2009 to RMB243.0 million as of December 31, 2010. Tudou's accounts receivable balance net of allowance for doubtful accounts was RMB239.8 million (US$38.1 million) as of December 31, 2011, while average turnover days slightly increased from 139 days in 2009 to 149 days in 2010, and decreased to 132 days in 2011. Average turnover for accounts receivable is the average period it takes for outstanding invoices to be paid in full after issuance, which is equal to the average of accounts receivable at the beginning of a period and the accounts receivable at the end of a period, divided by net revenues, adding back the sales taxes and agency fees over the period, and multiplied by the number of days during the period. The significant increase in Tudou's accounts receivables was primarily due to the significant growth of its business, which is evidenced by the increase of its online advertising revenues from RMB89.1 million in 2009 to RMB265.2 million in 2010 and further to RMB443.5 million (US$70.5 million) in 2011.

        Tudou's average turnover days are longer than the 90-day credit term specified in its advertising contracts and have been significantly affected by the settlement pattern of advertising agencies and advertisers. The significant increase in accounts receivable and Tudou's high average turnover days may have an adverse impact on its liquidity although such impact can be mitigated to a certain extent by certain payables, such as advertising agency fees and commission fees, which are usually settled upon the collection of accounts receivables. Failure to collect receivables in a timely manner may materially adversely affect Tudou's operations and its business strategies, such as funding Tudou's expansion of Internet bandwidth capacity, procuring premium licensed content and enhancing its technology platform.

        In an effort to reduce its turnover days, Tudou has implemented a series of internal policies to monitor and collect overdue receivables, including assigning a specific sales person to communicate and coordinate with each customer and to follow up on outstanding receivables, evaluating the performance of sales persons by taking into consideration the ageing of the receivables for which they are responsible, and adopting a policy whereby sales persons are entitled to commission only after receivables have been collected. In addition, management reviews the ageing of all receivables on a quarterly basis to assess collectability and consider the need for providing provisions. In 2009, 2010 and 2011, Tudou recorded RMB3.5 million, RMB7.5 million and RMB44.2 million (US$7.0 million) as an allowance for doubtful accounts, respectively. The significant increase in allowance for bad debts was related to a deterioration in the financial condition of certain advertising agencies and advertisers and an increase in long aged overdue receivables.

        Tudou recently enhanced its collection efforts to ensure the collectability of its accounts receivables, including by adding to its sales force, involving senior executives in collection and implementing more stringent collection policies. Through these enhanced procedures, Tudou believes it will be able to more effectively manage its receivable collections and ensure adequate ongoing communication with respect to collections. Collections and average turnover days improved significantly after Tudou implemented the efforts and initiatives discussed above.

Consolidated Affiliated Entities and PRC Subsidiaries

        Tudou is a holding company, and its ability to pay dividends and meet other cash needs relies principally on the dividends paid by its PRC subsidiaries, which in turn largely depend on service fees payable by its consolidated affiliated entities under the exclusive consultancy and service agreements between its consolidated affiliated entities and Reshuffle Technology. Under these exclusive consultancy and service agreements, Tudou's consolidated affiliated entities agree to, among other things, pay Reshuffle Technology service fees equal to a certain percentage of their annual revenues before tax. Earnings of Tudou's PRC subsidiaries (including the economic benefits Reshuffle Technology receives from Tudou's consolidated affiliated entities) are paid to Tudou's offshore intermediate holding companies, and from these companies to Tudou, mainly through dividend distributions.

        Tudou's subsidiaries may pay dividends only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. As of December 31, 2011, Tudou's PRC subsidiaries had aggregate accumulated deficits of RMB496.5 million as determined under applicable Chinese accounting standards. Tudou's PRC subsidiaries, therefore, currently cannot pay dividends or make other distributions to Tudou.

        As an offshore holding company, Tudou intends to finance its PRC subsidiaries primarily through capital contributions by increasing their registered capital, subject to PRC governmental approvals and registrations. In addition, Tudou may provide additional funding to its PRC subsidiaries through shareholder loans. Under PRC law, foreign currency loans borrowed by Tudou's PRC subsidiaries from

Tudou or other foreign lenders should not exceed the differences between their respective approved total investment amount and registered capital. As of December 31, 2011, Tudou's PRC subsidiaries were able to borrow US$7.8 million in foreign currency loans. These limits may increase correspondingly with increases in the total investment amounts and registered capital of Tudou's PRC subsidiaries, subject to PRC governmental approvals and registrations.

        Restrictions on currency conversion imposed by the PRC government also may limit Tudou's ability to use operating cash flows generated in Renminbi to fund its expenditures denominated in foreign currencies or its business activities outside of China, if any. Under China's current foreign exchange regulations, Renminbi may be freely converted into foreign currency without prior approval of the SAFE for payments relating to "current account transactions," which include dividend payments to shareholders outside the PRC, payment of compensation and benefits in foreign currencies to employees located outside the PRC and payments for the import of goods and services, by complying with certain procedural requirements. However, restrictions on the convertibility of Renminbi for "capital account transactions" could affect the ability of Tudou's PRC subsidiaries to make investments overseas, to pay for capital expenditures outside the PRC in foreign currencies, to obtain foreign currency through debt or equity financing, including by means of loans or capital contributions from Tudou, to pay off debt generated outside of the PRC, or to use outside of the PRC or pay to investors who are not PRC citizens proceeds from the liquidation of assets located in the PRC.

Operating Activities

        Tudou's net cash provided by operating activities in 2011 was RMB1.5 million (US$0.2 million). This was primarily due to its net loss of RMB511.2 million (US$81.2 million) in 2011, partially offset by (1) RMB113.7 million (US$18.1 million) from fair value changes in warrant liabilities that resulted from an increase in the fair value of warrants issued in connection with the issuance of a convertible loan in April 2010 and warrants issued in connection with the issuance of Tudou's Series E preferred shares in July 2010, (2) a RMB105.6 million (US$16.8 million) increase in other payables and accruals primarily consisting of higher payroll and welfare costs, promotional costs, fees payable to advertising agencies, litigation losses and professional fees, (3) RMB105.0 million (US$16.7 million) of share-based compensation expenses and (4) RMB97.5 million (US$15.5 million) in amortization of licensed content that mainly resulted from Tudou's increased purchase of premium licensed content.

        Tudou's net cash used in operating activities in 2010 was RMB98.8 million. This was primarily due to (1) its net loss of RMB347.4 million in the period and (2) a RMB179.4 million increase in accounts receivable primarily attributable to a substantial increase in its online advertising service revenues. These amounts were partially offset by (1) RMB124.7 million from fair value changes in its warrants that resulted from an increase in the fair value of warrants issued in connection with the issuance of a convertible loan in April 2010 and warrants issued in connection with the issuance of Tudou's Series E preferred shares in July 2010, (2) RMB104.6 million of share-based compensation expenses, (3) a RMB70.9 million increase in other payables and accruals that primarily consisted of higher tax levies, fees payable to advertising agencies, litigation losses and professional fees and (4) a RMB45.9 million increase in accounts payable primarily attributable to fees payable to bandwidth vendors.

        Tudou's net cash used in operating activities in 2009 was RMB94.8 million. This was primarily due to (1) its net loss of RMB144.8 million and (2) a RMB50.9 million increase in accounts receivable primarily attributable to a substantial increase in its online advertising service revenues. These amounts were partially offset by (1) a RMB42.2 million increase in other payables and accruals primarily consisting of higher payroll and welfare expenses, fees payable to advertising agencies, Internet bandwidth costs, tax levies, potential litigation loss and professional fees and (2) RMB19.6 million in depreciation of equipment primarily attributable to servers.

Investing Activities

        Tudou's net cash used in investing activities was RMB495.2 million (US$78.7 million) in 2011. RMB397.2 million (US$63.1 million) was used to purchase premium licensed content, including cash payments and cash advances during the year. RMB68.4 million (US$10.9 million) was used to purchase fixed assets, primarily equipment including servers, computers and other equipment. RMB4.9 million (US$0.8 million) was used to purchase intangible assets. These amounts were partly offset by RMB30.6 million (US$4.9 million) of restricted cash deposited in commercial banks as a guarantee to Tudou's bank loans and RMB5.8 million (US$0.9 million) received upon maturity of short-term investments.

        Tudou's net cash used in investing activities was RMB85.2 million in 2010. RMB66.2 million was used as collateral for short-term loans from certain commercial banks. RMB68.2 million was used to purchase premium licensed content including RMB15.0 million in connection with 2010 FIFA World Cup content. RMB27.6 million was used to purchase fixed assets, primarily equipment including servers, computer and other equipment. RMB5.8 million was used to purchase short-term investments, which consisted of time deposits with maturity terms of three months or more but less than one year. These amounts were partly offset by RMB84.2 million received upon maturity of short-term investments, which were time deposits with maturity terms of three months or more but less than one year.

        Net cash used in investing activities was RMB107.5 million in 2009. RMB84.2 million was used to purchase short-term investments, which consisted of time deposits with maturity terms of three months or more but less than one year. RMB24.7 million was used for the purchase of fixed assets, primarily equipment including servers, computers and other equipment. RMB9.9 million was used to purchase premium licensed content. These amounts were partly offset by RMB11.3 million received from the disposal of short-term investments.

Financing Activities

        Net cash provided by financing activities amounted to RMB1,118.0 million (US$177.6 million) in 2011, primarily attributable to (1) proceeds of RMB961.4 million (US$152.7 million) from Tudou's initial public offering in August 2011, (2) proceeds of RMB160.4 million (US$25.5 million) from exercise of warrants to purchase Series E preferred shares and (3) RMB52.6 million (US$8.4 million) in short-term loans from commercial banks. These amounts were partially offset by RMB30.5 million (US$4.8 million) in repayment of short-term loans and RMB25.9 million (US$4.1 million) in expenses paid in connection with its initial public offering.

        Net cash provided by financing activities amounted to RMB396.1 million in 2010, resulting from (1) proceeds received from the issuance of Series E preferred shares in the amount of RMB236.4 million, (2) the issuance of a convertible loan in the amount of RMB102.4 million and (3) short-term loans in the amount of RMB81.2 million. These amounts were offset by RMB20.0 million in repayment of short-term loans.

        Tudou did not conduct any material financing activities in 2009. As a result, Tudou did not generate or use any cash from financing activities in 2009.

Capital Expenditures

        Tudou had capital expenditures of RMB24.7 million, RMB27.6 million and RMB477.0 million (US$75.8 million) for 2009, 2010 and 2011, respectively. Tudou's capital expenditures were used primarily for (1) the purchase of computer hardware and equipment, including those purchased for building its CDN and (2) the acquisition of premium licensed content. Tudou expects to incur capital expenditures of RMB470.0 million in 2012, which will be primarily used for content procurement and expansion of Internet bandwidth capacity. Tudou also expects to incur additional costs in connection with its becoming a public company, including costs to prepare for its first Section 404 compliance testing and additional compliance costs associated with being a public company. Tudou is not able to estimate with reasonable certainty these additional expenses, but expects the additional costs not to exceed US$1.0 million in 2012.

Inflation

        In recent years, inflation has not materially affected Tudou's results of operations. According to the National Bureau of Statistics of China, the change in China's Consumer Price Index was -0.7%, 3.3% and 5.4% in 2009, 2010 and 2011, respectively. If inflation rises, it may materially adversely affect Tudou's business.

Research and Development

        Tudou has a team of experienced engineers. They develop and implement technologies focusing on improving bandwidth efficiency, managing and filtering content, and improving user friendly functions such as search tools. Tudou's development efforts also cover the enhancement of features and functionality of its website, CDN maintenance, infrastructure technologies, advertising management systems and user data analyses technologies to deliver a high quality user experience. Tudou's technology development expenses, comprising primarily salaries and benefits for its engineers, were not material in 2009, 2010 and 2011.

Intellectual Property

        Tudou regards its trademarks, trade secrets, patents, copyrights and similar intellectual property as critical to its success, and rely on trademark, copyright and patent law, trade secret protection and confidentiality and/or license agreements with its employees, business partners and others to protect its proprietary rights. Tudou owns one utility model patent in China relating to a search engine system, and is in the process of applying for 34 additional patents to protect its core technologies with respect to online video distribution and search. Tudou has registered 10 copyrights with respect to Internet related software.

        Tudou believes " ," which is its name "Tudou" in Chinese as well as its logo, is a well-recognized brand in China. Tudou owns 54 registered trademarks in China and is in the process of applying for 42 additional trademarks in China. Quan Toodou and one of Youku's consolidated affiliated entities have jointly applied for 21 trademark registrations for the "Youku Tudou" trademark. In addition, Tudou owns 63 domain names as of the date of this joint proxy statement/prospectus, including Tudou.com, which is Tudou's primary website.

Trend Information

        Other than as disclosed elsewhere in this joint proxy statement/prospectus, Tudou is not aware of any trends, uncertainties, demands, commitments or events for 2011 that are reasonably likely to have a material adverse effect on its net revenues, income, profitability, liquidity or capital resources, or that would cause the disclosed financial information to be not necessarily indicative of future operating results or financial conditions.

Off-Balance Sheet Arrangements

        Tudou has not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, Tudou has not entered into any derivative contracts that are indexed to its own shares and classified as shareholder's equity, or that are not reflected in its consolidated financial statements. Furthermore, Tudou does not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. Moreover, Tudou does not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to Tudou or engages in leasing, hedging or research and development services with Tudou.

Tabular Disclosure of Contractual Obligations

        The following table sets forth Tudou's contractual obligations as of December 31, 2011:

	Payments due by Period
	Total		Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
	RMB	US$	RMB	RMB	RMB	RMB
Operating lease commitments	275,172	43,720	155,550	71,489	48,133	—

Quantitative and Qualitative Disclosures About Market Risk

Foreign Exchange Risk

        Tudou's revenues and purchases are generally denominated in Renminbi. Its assets and liabilities are also denominated in Renminbi, except for cash held in other currencies, which included US$19.0 million as of December 31, 2011. As a result, fluctuations in the exchange rates between the U.S. dollar and these other currencies and Renminbi will affect its results of operations and financial condition. Such fluctuations will also affect Tudou with respect to the translation of the net proceeds that Tudou received from its initial public offering into Renminbi.

        The Renminbi's exchange rate with the U.S. dollar and other currencies is affected by, among other things, changes in China's political and economic conditions and China's foreign exchange policies. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under this policy, the Renminbi was permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. For almost two years after reaching a high against the U.S. dollar in July 2008, the Renminbi traded within a narrow band against the U.S. dollar, remaining within 1% of its July 2008 high. As a consequence, the Renminbi fluctuated sharply since July 2008 against other freely traded currencies, in tandem with the U.S. dollar.

        In June 2010, the PRC government announced that it would increase Renminbi exchange rate flexibility and since that time the Renminbi has gradually appreciated against the U.S. dollar. However, it remains unclear how this flexibility might be implemented. There remains significant international pressure on the PRC government to adopt a more flexible currency policy, which could result in greater fluctuation of the Renminbi against the U.S. dollar.

        To the extent that Tudou needs to convert U.S. dollars into the Renminbi for its operations or other uses within the PRC, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount Tudou would receive from the conversion. On the other hand, a decline in the value of the Renminbi against the U.S. dollar could reduce the U.S. dollar equivalent amounts of Tudou's financial results, the value of any investment in Tudou and the dividends Tudou may pay in the future, if any. As of December 31, 2011, Tudou had US$-denominated cash balances of US$19.0 million. Assuming Tudou had converted the US$19.0 million into the Renminbi at the exchange rate of $1.00 for RMB6.2939 as of December 31, 2011, this cash balance would have been RMB119.7 million. Assuming a 1% appreciation of the RMB against the U.S. dollar, this cash balance would have decreased to RMB118.0 million as of December 31, 2011.

Interest Rate Risk

        Tudou's exposure to interest rate risk primarily relates to finance income generated by excess cash invested in demand deposits with original maturities of three months or less and time deposits with maturity terms of three months or more but less than one year. Tudou is also exposed to interest rate risk related to finance expenses incurred by short-term bank borrowings. Tudou has not used any derivative financial instruments to manage its interest risk exposure. Tudou has not been exposed, nor does it anticipate being exposed, to material risks due to changes in interest rates. However, Tudou's future finance income may be lower than expected due to changes in market interest rates.

Credit Risk

        As of December 31, 2009, 2010 and 2011, substantially all of Tudou's cash and cash equivalents and short-term investments were held by reputable financial institutions. Tudou believes that it is not exposed to unusual risks as these financial institutions have high credit quality. Tudou has not experienced losses on deposits of cash and cash equivalents and short-term investments. Prior to entering into contracts, Tudou makes a credit assessment of its advertising agencies and advertisers to assess the collectability of the contracts. Tudou recorded RMB3.5 million, RMB7.5 million and RMB44.2 million (US$7.0 million) as an allowance for doubtful accounts in 2009, 2010 and 2011, respectively.

        China does not have an official deposit insurance program, nor does it have an agency similar to The Federal Deposit Insurance Corporation, or the FDIC in the United States. However, Tudou believes that the risk of failure of any of these PRC banks is not material. Bank failure is uncommon in China and Tudou believes that those Chinese banks that hold its cash, cash equivalents, short-term investments and long term time deposit are financially sound based on public available information.

Critical Accounting Policies and Estimates

        The following descriptions of critical accounting policies, judgments and estimates should be read in conjunction with Tudou's consolidated financial statements and other disclosures included in this joint proxy statement/prospectus. When reviewing Tudou's financial statements, you should consider (1) Tudou's selection of critical accounting policies, (2) judgment and other uncertainties affecting the application of such policies and (3) the sensitivity of reported results to changes in conditions and assumptions.

Revenue Recognition

        Tudou derives revenues primarily from sales of online advertising services.

        In accordance with ASC 605, Tudou recognizes revenues when the following criteria are met: persuasive evidence of an arrangement exists, the sales price is fixed or determinable, delivery has occurred and collectability is reasonably assured. Revenues are recorded net of business taxes and related surcharges.

        Most of Tudou's advertising contracts are multiple element arrangements, including placements of different types of advertisements on its website that entitle Tudou to bill and collect from its customers only after all of the elements of the arrangement have been delivered. There is generally no objective evidence available with respect to the fair values of the individual elements to be delivered. Revenue is recognized for these contracts upon completion.

        On January 1, 2011, Tudou adopted ASU No. 2009-13 Revenue Recognition—Multiple-Deliverable Revenue Arrangements ("ASU No.2009-13") prospectively. ASU 2009-13 requires Tudou to allocate multi-element revenue arrangements to each element using the relative selling price method according to the best estimated selling price for each element in a multi-element arrangement. As noted above, Tudou's entitlement to payment from customers is contingent upon the completion of the delivery of all elements within the multiple element revenue arrangements. As a result, Tudou recognizes revenues upon completion of delivery of all the elements involved in the arrangements according to its contractual rights and obligations in the multiple element advertising contracts with the customers. The adoption of ASU No. 2009-13 did not impact Tudou's financial statements.

        Certain multiple element customer contracts entered into in 2010 provided that each of the elements within the arrangement be delivered in uniform combination and allow Tudou payment as the elements are delivered. Revenue was recognized based on the proportion of the obligation performed. Prior to 2010, Tudou also entered into a small number of single element revenue arrangements with customers. Revenue was recognized either on a straight line basis over the contract period when the performance obligations were uniform over the contract period; or based on the proportion of the obligations performed when the performance obligations were based on the number of clicks.

        As is customary in the advertising industry in China, Tudou typically enters into advertising contracts with third-party advertising agencies. Tudou offers agency fees to third-party advertising agencies that purchase its advertising services and recognizes revenues net of these agency fees. The agency fees paid by Tudou to advertising agencies are based on a certain percentage of revenue generated involving the advertising agencies and such percentage is agreed with the advertising agencies based on the different target revenue volumes. Tudou records revenues on a net basis and the associated advertising agency fees are recorded as a reduction to revenue in its consolidated statement of operations over the period in which the related revenue is recognized.

        Tudou also generates revenues from mobile video services primarily through an agreement with China Mobile. Tudou provides video clips to China Mobile for its mobile phone users. Users pay a monthly subscription fee to China Mobile for access to the video channel or pay on a per-clip basis, and Tudou shares fees collected by China Mobile for such services. Revenues from mobile video services are recognized in the month in which the service is performed.

        Tudou receives monthly reports from China Mobile that provide details of the total revenues collected by China Mobile relating to the mobile video services and Tudou's share of such revenues. Tudou also has access to a platform operated by China Mobile for its content partners where Tudou can monitor on a real time basis when its content is being downloaded by mobile users. The information is then reconciled with the monthly report from China Mobile, any differences noted are adjusted at each month end. Tudou has not noted any significant differences between the information from China Mobile's platform and the monthly report.

        The revenues recognized under this arrangement represent Tudou's share of the revenues to be received from the mobile network operator. Tudou is not the primary obligor in this arrangement as it does not enter into contracts with end customers, nor does it have price setting capabilities; rather Tudou provides content in accordance with China Mobile's overall strategy and requirements.

        Tudou began providing mobile video services in April 2011 through two video channels on China Unicom's wireless video platform and started generating revenues since October, 2011. Tudou began providing mobile video services in January 2011 through China Telecom's NETiTV platform and began generating revenues from this platform starting in October 2011. For 2011, revenues generated from the agreements with China Unicom and China Telecom were not significant.

        Starting in the third quarter of 2010, Tudou has generated revenues by sub-licensing certain premium content that Tudou licenses from third-party vendors. The exclusive licensing agreements Tudou enters into with these third-party vendors have a definitive license period and include the right to sublicense certain premium content to other third parties. Tudou then enters into a non-exclusive sub-license agreement with the sub-licensee for a period within the original license period of the exclusive licensing agreements. Tudou receives a fixed amount of the sub-license fee upfront under the sub-licensing arrangements and does not have any future obligation once Tudou provides the underlying tape/disk to the sub-licensee (which is provided at or before the beginning of the sub-license period). In accordance with ASC 926-605, Entertainment-Films, Revenue Recognition, Tudou recognizes the sub-license fee as revenues only when all of the following criteria are met: persuasive evidence of a sub-licensing arrangement with a customer exists; the content is delivered or available for immediate and unconditional delivery; the sub-license period of the arrangement has begun and the customer can begin its exploitation; exhibition or sale, the arrangement fee is fixed or determinable; and collection of the arrangement fee is reasonably assured.

Consolidation

        Tudou assesses the consolidation of variable interest entities under ASC 810, which provides guidance on the identification of and financial reporting for entities over which control is achieved through means other than voting interests, which requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. Through a series of contractual arrangements, Tudou holds variable interests in the consolidated affiliated entities and is the primary beneficiary of the consolidated affiliated entities.

Share-based Compensation

        Tudou accounts for share options granted to employees under ASC 718, "Stock Compensation." In accordance with ASC 718, Tudou determines whether a share option should be classified and accounted for as a liability award or equity award. All grants of share-based awards to employees classified as equity awards are recognized in the financial statements based on their grant date fair values, which are calculated using an option pricing model. All grants of share-based awards to employees and directors classified as equity awards are recognized in Tudou's financial statements based on their grant date fair values, which are calculated using the Black-Scholes option pricing model.

        All grants of share-based awards to employees and directors classified as liability awards are re-measured at the end of each reporting period with an adjustment for fair value recorded to the current period expense in order to properly reflect the cumulative expense based on the current fair value of the vested rewards over the vesting periods. The changes in the fair value of vested awards are recognized immediately as compensation cost.

        Prior to its initial public offering, Tudou accounted for its options granted to employees as liability awards as the exercise price was denominated in U.S. dollars while its functional currency is RMB and the underlying shares were not publicly traded. Subsequent to its initial public offering, Tudou has accounted for its options granted to employees as equity awards. In addition, the liability awards were reclassified to equity awards on the date of Tudou's initial public offering. The fair value of the liability awards outstanding was remeasured with the fair value of the share-based liabilities relating to the vested options reclassified to additional paid-in capital and the fair value of the unvested options to be recognized over the remaining requisite service period as compensation expenses.

        Tudou has elected to recognize compensation expenses on a straight-line basis over the requisite service period, which is generally the vesting period. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from initial estimates. Share-based compensation expense was recorded net of estimated forfeitures such that expense was recorded only for those share-based awards that are expected to vest.

        In 2009, certain employees leaving Tudou applied to Tudou to extend the exercise period of the vested options from 90 days after the termination date to the actual date of its initial public offering. Tudou approved such applications and extended the exercise period of the vested options granted until the date of its initial public offering. In July 2010 Tudou further extended the exercise period to 90 days after the completion of the registration of its share incentive plan with the SAFE after its initial public offering, because under the PRC law they could not legally exercise these options prior to the completion of such registration. Such extension was limited, was at Tudou's sole discretion and was considered based on the employment terms or contribution of the respective employees to Tudou. Total incremental value arising from modification of the options amounted to RMB0.5 million. Tudou recorded the incremental compensation cost of approximately RMB27,000 and approximately RMB0.1 million for 2009 and 2010, respectively, on the date the vested options were modified. Tudou recorded no incremental compensation cost for 2011 as there was no option modification in 2011. The following table sets forth amounts of Tudou's share-based compensation expenses and their allocation to certain line items on Tudou's consolidated statements of operations for the periods indicated:

	For the Year Ended December 31,
	2009	2010	2011
	RMB	RMB	RMB	US$
	(in thousands)
Share-based compensation expenses:
Cost of revenues	1,876	14,133	14,177	2,253
Sales and marketing expenses	3,492	31,025	39,475	6,272
General and administrative expenses	6,155	59,418	51,383	8,164

Total:	11,522	104,576	105,035	16,688

Fair value change in warrant liabilities

        The fair value change in warrants from the date of issuance primarily resulted from the decrease in the expected terms of the warrants and the change in the fair value of the Series E preferred shares underlying such warrants or the expected price volatility of the Series E preferred shares as discussed below. Specially, the decrease in the fair value of the warrants issued in connection with the convertible loan in April 2010 from RMB11.0 million as of April 8, 2010 to RMB8.2 million as of June 30, 2010 mainly resulted from (1) a decrease in the expected terms of the warrants and (2) the expected price volatility of Tudou's Series E preferred shares.

        The decrease in the fair value of the warrants from RMB8.2 million as of June 30, 2010 to RMB7.9 million as of July 28, 2010 mainly resulted from the decrease in the expected terms of the warrants, partially offset by the increase in the fair value of the Series E preferred shares underlying the warrants. The decrease in the fair value of the warrants from RMB26.3 million as of July 28, 2010 to RMB12.5 million as of September 30, 2010 mainly resulted from the decrease in (1) the expected terms of the warrants and (2) the fair value of the Series E preferred shares underlying the warrants.

        The increase in the fair value of the warrants from RMB12.5 million as of September 30, 2010 to RMB154 million as of December 31, 2010 mainly resulted from the increase in (1) the fair value of the Series E preferred shares underlying the warrants and (2) the expected price volatility of the Series E preferred shares. The increase in the fair value of the warrants from RMB154 million as of December 31, 2010 to RMB268 million immediately prior to Tudou's initial public offering mainly resulted from the increase in the fair value of Series E preferred shares underlying the warrants.

Fair value change in the Series E preferred shares

        In determining the fair value of the Series E preferred shares as of each valuation date, Tudou applied a discounted cash flow analysis to determine its equity value and applied the option pricing method to allocate the equity value among its ordinary shares, preferred shares, stock options and warrants. In allocating the equity value among Tudou's ordinary shares, preferred shares, stock options and warrants, Tudou considered initial public offering, redemption and liquidation scenarios and their respective dates and probabilities, based on management's best estimates, to derive a probability-weighted equity allocation. Tudou treated its ordinary shares and preferred shares as call options on their equity value, with exercise prices based on the redemption preference, liquidation preference and conversion threshold of the preferred shares.

        The slight increase in fair value of the Series E Preferred Shares from US$2.69 as of April 15, 2010 to US$2.72 as of June 30, 2010 and US$2.74 as of July 28, 2010, and the slight fluctuation in fair value of ordinary shares from US$1.39 as of April 8, 2010 to US$1.40 as of June 30, 2010 and US$1.37 as of July 28, 2010 mainly resulted from a combination of Tudou's operating and financial results and a decrease in ordinary share price volatility.

        The decrease in the fair value of Series E Preferred Shares from US$2.74 as of July 28, 2010 to US$2.48 as of September 30, 2010 mainly resulted from an increase in the probability of Tudou's initial public offering at the time of evaluation.

        The increase in the fair value of the Series E Preferred Shares from US$2.48 as of September 30, 2010 to US$5.21 as of December 31, 2010 was in line with the increase in the fair value of the ordinary shares, and was primarily due to a combination of an upward revision to Tudou's revenue and net income forecast, a downward revision of the discount rate used for the valuation of Tudou's ordinary shares and the increased probability of its initial public offering.

        The increase in the fair value of the Series E Preferred Shares from US$5.21 as of December 31, 2010 to US$7.25 immediately prior to Tudou's initial public offering was in line with the increase in the fair value of the ordinary shares, and was primarily due to improved prospects for Tudou's online advertising and mobile video businesses and a downward revision of the discount rate used for the valuation of Tudou's ordinary shares.

Income Taxes

        Tudou's income taxes are based on income for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for tax purposes, in accordance with the regulations of the relevant tax jurisdictions. Tudou follows ASC 740, "Accounting for Income Taxes," and accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for tax consequences attributable to differences between the carrying amounts of existing assets and liabilities in financial statements, their respective tax bases and operating loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates to be applied to taxable income in the year in which those temporary differences are expected to be recovered or settled.

        A valuation allowance is provided to reduce the carrying amount of deferred tax assets if it is considered more likely than not that some portion, or all, of the deferred tax assets will not be realized. Accordingly, Tudou considers various tax planning strategies, forecasts of future taxable income and its most recent operating results in assessing the need for a valuation allowance. The effect on deferred tax assets and liabilities arising from changes in tax rates is recognized in Tudou's statements of operations in the period of such change.

        Tudou had no material uncertain tax positions for 2009, 2010 and 2011, nor does it anticipate any significant increases or decreases to liability for unrecognized tax benefits within the next twelve months. For Tudou's subsidiary and consolidated affiliated entities, the years 2004 to 2011 remain subject to examination by the PRC tax authorities.

Impairment of Long-Lived Assets

        Tudou applies ASC 360-10-35, Property, Plant and Equipment, and reviews its long-lived assets, such as property and equipment and purchased intangible assets with finite lives, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, Tudou measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows it expects to receive from use of the assets and their eventual disposition. If the sum of the estimated undiscounted future cash flow is less than the carrying value of the assets, Tudou recognizes an impairment loss equal to the excess of the carrying value over the fair value of the assets. When impairment is recognized, the adjusted carrying amount of the underlying property, plant and equipment becomes its new cost basis. The new cost basis is depreciated over the remaining useful life of the asset.

        Tudou uses estimates and judgments in its impairment tests and if different estimates or judgments had been utilized, the timing or the amount of any impairment charges could be different. In calculating the future cash flows, certain assumptions are required to be made in respect of highly uncertain matters such as revenue growth rates and gross margin percentages. Tudou recognized impairment charges of RMB2.4 million, zero and zero related to computer hardware and other equipment for 2009, 2010 and 2011.

Content Costs

        Content costs primarily consist of amortization and write-down associated with premium licensed content and content produced in-house, advertisement production costs, and salaries and benefits for Tudou's content team. Tudou incurs content procurement costs primarily as a result of its obtaining copyright licenses for third-party content, such as TV series and movies, as well as producing in-house developed content.

Premium Licensed Content and Content Produced In-house

        Apart from video content uploaded by users for which Tudou does not need to pay, Tudou licenses premium content from third party vendors and produces certain content in-house. As of December 31, 2011, the balance of premium licensed content and content produced in-house amounted to RMB205.9 million (US$32.7 million) and RMB8.2 million (US$1.3 million), respectively.

        The re-run of premium licensed content is amortized on a straight line basis over its licensing period. The new release of premium licensed content is amortized using a double declining balanced method, an accelerated depreciation method, over its licensing period. The term of the licensing period is driven by various factors, such as the availability in the market, different terms set by the vendors, cost and types of content. The weighted average amortization period of the premium licensed content was 1.0 year, 2.0 years and 2.25 years in 2009, 2010 and 2011, respectively.

        Tudou began to purchase new releases of TV series starting from the third quarter of 2011. Tudou monitors the number of video views of premium licensed content by category in order to estimate net realizable value. The six categories Tudou uses are re-run of movies and TV series, new release of TV series, variety shows, music, animation and others.

        As part of its procedures to monitor the number of video views of premium licensed content by category, Tudou analyzes the number of video views by sub-grouping content that was licensed in the same quarter in each of the six categories and tracking the number of video views for each of these categories over the licensing period. If the actual number of video views indicates a shorter amortization period or a clear pattern of usage that differs from the current amortization policy, Tudou will then revise the amortization policy prospectively. These changes, if required in the future, could increase Tudou's amortization expenses and reduce its capitalized content balance.

        Tudou plans to implement a system that would allow it to capture the number of video views relating to each individual or block of content based on how they are licensed. With such a system in place, Tudou could evaluate the amortization period and the method for each individual or block of content separately, which would give Tudou a clearer view of the length of the amortization period and actual usage pattern.

        Tudou evaluates the net realizable value for recoverability of premium licensed content using the same categories as above. The premium licensed content is carried at the lower of unamortized cost or net realizable value pursuant to ASC 920-350-35-3. Under the net realizable value approach, Tudou compares the unamortized cost of each group of premium licensed content to the expected net realizable value attributable to that category of content, which equals the estimated future cash inflows related to the particular group of content less the direct costs to deliver the content at each quarter end. A write-down is recorded if the net realizable value is lower than the net carrying value. Once the write-down is recorded, it establishes a new cost basis and cannot be subsequently reversed.

        When estimating the expected net realizable value of its content library, Tudou looks to existing and expected future advertising contracts, existing and estimated future direct cost and the operating plan in deriving cash inflows available to recover the cost of premium licensed content over the remaining licensing period. Tudou also applies a discount rate to adjust cash flows beyond one year.

        Tudou estimates future advertising revenue from the overall content library over the weighted average term of the premium licensed content because the weighted average term of the premium licensed content for each category is similar to the overall weighted average life of the overall content library.

        Tudou estimates near term (meaning one to two quarters) advertising revenues based on secured advertising contracts, advertisers' current budgets and possible advertising campaigns, and recurring advertising spending and media allocations through its discussions with advertisers and advertising agencies.

        Tudou projects mid-term (meaning within one year but not near-term) advertising revenue based on the estimated advertising budgets of advertisers and framework agreements entered into with advertising agencies for the relevant period and updates the estimates based on ongoing communication with the advertisers and advertising agencies.

        For periods beyond one year, Tudou estimates projected advertising revenues based on the budget for the current year obtained from advertising agencies and advertisers, and adjusts it based on forecasted change for future years. When estimating advertising revenue, Tudou takes into account expected seasonal promotions for certain types of advertisers as well as expected price adjustments in the future. Tudou has typically adjusted its pricing on a semi-annual basis, which has been incorporated into the estimates.

        Tudou closely monitors its relationships with advertising agencies and advertisers and has constant communication with them to obtain and update its understanding of these agencies and advertisers' advertising budgets and the allocation of these budgets to various advertising channels, such as TV, Internet and newspapers. Tudou uses this information as the basis for its operational budget and forecast. Based on its historical experience, Tudou believes this provides a reasonably reliable basis on which to estimate future advertising revenue.

        The allocation of the estimated future net cash flow of the content library is based on the number of video views for each category of content as a percentage of the total number of video views for the entire content library. Tudou believes the number of video views for each category of content is highly correlated to the future advertising cash flows to be generated by each content category because advertisers are attracted to Tudou's advertising services by the popularity of its website, which Tudou believes is reasonably represented by the number of video views.

        Because in the past Tudou purchased a large portion of its licensed content in blocks, including movies and TV series, Tudou is accumulating historical purchase information and will continue to collect and evaluate market information, including pricing information for individual TV series or movies if and when such information becomes available. With China's domestic content market becoming more mature and more content producers and vendors entering this market in the future,

Tudou believes that it will have more transparent pricing information and market data when negotiating with content vendors, which Tudou believes will help it better value individual content. Furthermore, as the market value for individual TV series and movies becomes available and licensed content blocks become less significant as Tudou purchases less licensed content in blocks, Tudou will separate the license cost for movies and TV series into separate categories in order to evaluate unamortized cost and net realizable value. In the event such a market does not materialize, Tudou intends to allocate the cost of TV series and movies block purchases between TV series and movies based on the average historical cost paid for individual TV series and movies. Tudou performs net realizable value analyses for each content category on a quarterly basis. Based on its estimates, Tudou anticipates that it will perform such disaggregation by the middle of 2012.

        For the years ended December 31, 2009, 2010 and 2011, Tudou recorded amortization expenses for premium licensed content of RMB8.0 million, RMB24.2 million and RMB97.5 million (US$15.5 million), respectively, amortization expense for content produced in-house of nil, RMB1.6 million and RMB7.3 million (US$1.2 million), respectively, and write-down for premium licensed content of RMB1.9 million, RMB10.7 million and nil, respectively, under its cost of revenues.

Recent Accounting Pronouncements

        On May 12, 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS. The new guidance results in a consistent definition of fair value and common requirements for measurement of and disclosure about fair value between U.S. GAAP and IFRS. The new guidance changes some fair value measurement principles and disclosure requirements. The disclosure requirements have been enhanced, with certain exceptions for U.S. non-public companies. The most significant change will require entities, for their recurring Level 3 fair value measurements, to disclose quantitative information about unobservable inputs used, a description of the valuation processes used by the entity, and a qualitative discussion about the sensitivity of the measurements. New disclosures are required about the use of a nonfinancial asset measured or disclosed at fair value if its use differs from its highest and best use. In addition, entities must report the level in the fair value hierarchy of assets and liabilities not recorded at fair value but where fair value is disclosed. The amendments in this update are to be applied prospectively. For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011. For nonpublic entities, the amendments are effective for annual periods beginning after December 15, 2011. Early application by public entities is not permitted. Nonpublic entities may apply the amendments in this update early, but no earlier than for interim periods beginning after December 15, 2011. Tudou does not expect the adoption of this update to materially impact its consolidated financial statements and disclosures.

        In June 2011, FASB issued ASU No. 2011-05, "Comprehensive Income (Topic 220): Presentation of Comprehensive Income" ("ASU 2011-05"). This newly issued accounting standard (1) eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders' equity, (2) requires the consecutive presentation of the statement of net income and other comprehensive income and (3) requires an entity to present reclassification adjustments on the face of the financial statements from other comprehensive income to net income. The amendments in this ASU do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income nor do the amendments affect how earnings per share is calculated or presented. In December 2011, the FASB issued ASU No. 2011-12, Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05, which defers the requirement within ASU 2011-05 to present on the face of the financial statements the effects of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income for all periods presented. During the deferral, entities should continue to report reclassifications out of accumulated other comprehensive income consistent with the presentation requirements in effect prior to the issuance of ASU 2011-05. These ASUs are required to be applied retrospectively and are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Tudou does not expect the adoption of these standards to have a material impact on its financial position or results of operations.

Ownership of Tudou Shares by Certain Beneficial Owners, Directors and Executive Officers

        The following table sets forth information with respect to the beneficial ownership of Tudou shares as of June 30, 2012, by:

  •
  each of Tudou's directors and executive officers; and

  •
  each person known to Tudou to own beneficially more than 5% of the Tudou shares.

        The total number of Tudou shares outstanding as of June 30, 2012 is 116,800,497, including shares represented by Tudou ADSs.

        For each person and group included in the following table, percentage of beneficial ownership is calculated by dividing the number of Tudou shares beneficially owned by such person or group (which includes Tudou Class B shares underlying Tudou share options held by such person or group that are exercisable within 60 days after June 30, 2012) by the sum of (1) the number of Tudou shares outstanding as of June 30, 2012 and (2) the number of Tudou shares underlying Tudou share options held by such person or group that are exercisable within 60 days after June 30, 2012 (not taking into account any accelerated vested options upon the closing of the Merger).

	Tudou Shares Beneficially Owned
	Number	%
Directors and Executive Officers:
Gary Wei Wang(1)	9,970,833	8.5
Suyang Zhang(2)	—	—
Hany Nada(3)	11,027,224	9.4
Sam Yung King Lai(4)	*	*
David M. Hand(5)	14,215,278	12.2
Seow Woon Kwong(6)	—	—
Ted Tak-Tai Lee(7)	*	*
Conor Chia-hung Yang(8)	—	—
Bin Yu(9)	*	*
All directors and executive officers as a group(10)	36,195,160	30.5
Principal Shareholders:
Crescent Peak, Ltd., Crescent P.E., Ltd. and Crescent Peak II Limited(11)	14,215,278	12.2
Sennett Investments (Mauritius) Pte Ltd(12)	19,384,853	16.6
First Easy Group Limited(13)	8,913,333	7.6
IDG Technology Venture Investment III, L.P. and IDG Technology Venture Investment IV, L.P.(14)	10,379,691	8.9
GGV II Delaware L.L.C.(15)	11,027,224	9.4
SINA Corporation(16)	9,270,280	7.9

*
Less than 1%

(1)
Represents 8,913,333 Tudou Class A Shares held by First Easy Group Limited, a British Virgin Islands company ultimately owned by Mr. Wang's family trust and 1,057,500 Tudou

  Class A Shares issuable upon exercise of options within 60 days of June 30, 2012 beneficially owned by Mr. Wang. Mr. Wang also owns options to purchase an additional 500,000 Tudou Class A shares. First Easy Group Limited is a wholly-owned subsidiary of Arrow Lane Limited, a Bahamas incorporated company, which is in turn wholly-owned by Credit Suisse Trust Limited, as trustee of the Arrow Lane Trust. The Arrow Lane Trust was established by Mr. Wang for the benefit of him and his designated family member. Mr. Wang is the sole director of First Easy Group Limited and, as such, exercises voting power on behalf of First Easy Group Limited on all matters of Tudou requiring shareholder approval. In accordance with SEC rules, Mr. Wang may be deemed to have voting and investment power with respect to all of the shares of Tudou held by First Easy Group Limited. Mr. Wang's ex-wife had initiated a lawsuit with a local court in Shanghai against Mr. Wang, claiming for her share of community property during their marriage which may involve a claim for part of the above shares. This lawsuit was concluded through settlement directed by the court in June 2011 and pursuant to a court ruling, Mr. Wang is entitled to the equity interests in companies that are directly or indirectly held by Mr. Wang. In exchange, Mr. Wang has agreed to pay the plaintiff out of his personal assets a cash amount before June 2012, which he has paid, and an additional cash amount in the event of an initial public offering, merger, acquisition, reorganization or a similar transaction of Tudou within two years after such an event, an obligation which, according to Mr. Wang, he is willing and will be able to perform. However, if Mr. Wang fails to perform his obligations under the court ruling, Mr. Wang's personal assets, including the equity interests in the companies, directly or indirectly held by him, may be subject to the court's enforcement measures. In April 2011, First Easy Group Limited transferred 666,667 Tudou shares, representing less than 1% of Tudou's current outstanding shares on an as-converted basis, to an independent third party. These Tudou shares were redesignated as Tudou Class B Shares immediately prior to the completion of Tudou's initial public offering. The address for Mr. Wang is Building No. 6, X2 Creative Park, 1238 Xietu Road, Xuhui District, Shanghai 200032, People's Republic of China.

(2)
The address for Mr. Zhang is Suite 1105, An Tai Mansion, 107 Zun Yi Road, Shanghai, 200051, People's Republic of China.

(3)
Represents 11,027,224 Tudou Class B shares held by GGV II Delaware L.L.C. Mr. Nada disclaims beneficial ownership with respect to the shares held by GGV II Delaware L.L.C. except to the extent of his pecuniary interest therein. The address for Mr. Nada is 2494 Sand Hill Road, Suite 100, Menlo Park, CA 94025.

(4)
Represents Tudou Class B Shares issuable upon exercise of options within 60 days of June 30, 2012 beneficially owned by Mr. Lai. The address for Mr. Lai is Building No. 6, X2 Creative Park, 1238 Xietu Road, Xuhui District, Shanghai 200032, People's Republic of China.

(5)
Represents 5,985,918 Tudou Class B shares held by Crescent Peak, Ltd., 5,460,095 Tudou Class B shares held by Crescent P.E., Ltd., and 1,846,177 Tudou Class B shares held by Crescent Peak II Limited, as well as 923,088 Tudou Class B shares held by Crescent Peak II Limited. The address for Mr. Hand is One Temasek Avenue, No. 20-01, Millenia Tower, Singapore 039192.

(6)
The business address for Mr. Seow is MediaCorp Pte Ltd., Caldecott Broadcast Center, Andrew Road, Singapore 299939.

(7)
The business address for Mr. Lee is Room 3303, No. 17, Lane 688 South Xi Zang Road, Shanghai 200011, Peoples' Republic of China.

(8)
The business address for Mr. Yang is 4/F, Tower C, the 5th Square No. 7, Chaoyangmen North Avenue, Dongcheng District, Beijing 100010, People's Republic of China.

(9)
The business address of Ms. Yu is Building No. 6, X2 Creative Park, 1238 Xietu Road, Xuhui District, Shanghai 200032, People's Republic of China.

(10)
Represents Tudou Class A shares and Tudou Class B shares held by all of Tudou's directors and executive officers as a group and Tudou Class B shares issuable upon exercise of Tudou share options and warrants within 60 days of June 30, 2012 held by all of Tudou's directors and executive officers as a group.

(11)
Represents 5,985,918 Tudou Class B shares held by Crescent Peak, Ltd., 5,460,095 Tudou Class B shares held by Crescent P.E., Ltd., and 2,769,265 Tudou Class B shares held by Crescent Peak II Limited. Each of Crescent Peak, Ltd., Crescent P.E., Ltd. and Crescent Peak II Limited is a limited liability company incorporated in the Cayman Islands. Crescent Point Management Ltd., which has the sole voting power and investment power over the shares held by Crescent Peak, Ltd., is ultimately controlled by David M. Hand and Sami A. Sindi. Crescent Point Investments Ltd., which has the sole voting power and investment power over the shares held by Crescent P.E., Ltd., is ultimately controlled by David M. Hand, Richard T. Scanlon and Sami A. Sindi. Crescent Peak II Limited is controlled, indirectly, by Crescent Peak II Investments Ltd., which in turn is controlled by David M. Hand and Richard T. Scanlon. The address for each of Crescent Peak, Ltd., Crescent P.E., Ltd. and Crescent Peak II Limited is One Temasek Avenue, No. 20-01, Millenia Tower, Singapore 039192.

(12)
Represents 19,384,853 Tudou Class B shares held by Sennett Investments (Mauritius) Pte Ltd, a private company limited by shares incorporated in Mauritius.Sennett Investments (Mauritius) Pte Ltd is wholly-owned by Dunearn Investments (Mauritius) Pte Ltd, which in turn is wholly-owned by Seletar Investments Pte Ltd. Seletar Investments Pte Ltd is wholly-owned by Temasek Capital (Private) Limited which in turn is wholly-owned by Temasek Holdings (Private) Limited. Temasek Holdings (Private) Limited is wholly-owned by the Government of Singapore through the Minister of Finance. Please see the Schedule 13G for the information relating to Sennett Investments (Mauritius) Pte Ltd and certain other reporting persons filed with the SEC on February 14, 2012. The registered office address for Sennett Investments (Mauritius) Pte Ltd is IMM, Les Cascades Building, Edith Cavell Street, Port Louis, Mauritius, and the mailing address is 60B Orchard Road, #06-18 Tower 2, the Atrium@Orchard, Singapore 238891.

(13)
Represents 8,913,333 Tudou Class A shares held by First Easy Group Limited, a British Virgin Islands company ultimately owned by Mr. Wang's family trust. See note (1) to this table for details of Mr. Wang's family trust. The address for First Easy Group Limited is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

(14)
Represents 8,127,384 Tudou Class B shares held by IDG Technology Venture Investment III, L.P., a limited partnership incorporated under the laws of the State of Delaware, and 2,252,307 Tudou Class B shares held by IDG Technology Venture Investment IV, L.P., a limited partnership incorporated under the laws of the State of Delaware. The general partner of IDG Technology Venture Investment III, L.P. is IDG Technology Venture Investment III, LLC, which in turn is controlled by its managing members, Mr. Quan Zhou and Mr. Patrick J. McGovern. The general partner of IDG Technology Venture Investment IV, L.P. is IDG Technology Venture Investment IV, LLC, which in turn is controlled by its managing members, Mr. Quan Zhou and Mr. Patrick J. McGovern. Each of Mr. Zhou and Mr. McGovern disclaims beneficiary ownership with respect to the shares held by IDG Technology Venture Investment III, L.P. and IDG Technology Venture Investment IV, L.P. except to the extent of his pecuniary interest therein. The address for each of IDG Technology Venture Investment III, L.P. and IDG Technology Venture Investment IV, L.P. is Unit 1509, The Center, 99 Queen's Road, Central, Hong Kong.

(15)
Represents 11,027,224 Tudou Class B shares held by GGV II Delaware L.L.C., a limited liability company incorporated under the laws of the State of Delaware. The two members of GGV II Delaware L.L.C. are GGV II Entrepreneurs Fund L.P. and Granite Global Ventures II L.P., both of which are limited partnerships incorporated under the laws of the State of Delaware. Granite Global Ventures II L.L.C., a Delaware limited liability company, is the sole general partner of each of GGV II Entrepreneurs Fund L.P. and Granite Global Ventures II L.P. Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng and Ms. Jenny Lee are members of the investment committee of Granite Global Ventures II L.L.C. Each member disclaims beneficial ownership with respect to the shares held by GGV II Delaware L.L.C. except to the extent of his pecuniary interest therein. Please see the Schedule 13G for the information relating to Granite Global Ventures II L.P., GGV II Entrepreneurs Fund L.P. and certain other reporting persons filed with the SEC on February 13, 2012. The address for GGV II Delaware L.L.C. is 2494 Sand Hill Road, Suite 100, Menlo Park, CA 94025.

(16)
Represents 2,317,570 Tudou ADSs, representing 9,270,280 Tudou Class B shares held by SINA Corporation, a company organized under the laws of the Cayman Islands, a NASDAQ-listed company. Information other than the Tudou ADS amount is based on the Schedule 13D filed by SINA Corporation with the SEC on August 26, 2011. The principle executive address of SINA Corporation is 37F, Jin Mao Tower 88 Century Boulevard, Pudong, Shanghai 200121, China.

COMPARISON OF RIGHTS OF HOLDERS OF YOUKU SECURITIES AND TUDOU SECURITIES

Comparison of Rights of Youku and Tudou Shareholders

        The rights of Youku shareholders are governed by Cayman Islands law and the memorandum and articles of association of Youku, and the rights of Tudou shareholders are governed by Cayman Islands law and the memorandum and articles of association of Tudou. Upon completion of the Merger, the rights of Tudou shareholders who become shareholders of Youku in the Merger will be governed by Cayman Islands law and the memorandum and articles of association of Youku.

        While both Youku and Tudou are companies organized under the laws of the Cayman Islands, and accordingly, the shareholder rights of both companies are governed by Cayman Islands law, there are certain differences between the rights of Youku shareholders and the rights of Tudou shareholders due to differences between the two companies' respective memorandum and articles of association. Summarized below are the material differences between the two companies' respective memorandum and articles of association in regards to shareholder rights. The statements in this joint proxy statement/prospectus concerning a comparison of shareholder rights is necessarily a summary and is not intended to identify immaterial differences that may exist between the rights of Youku shareholders and the rights of Tudou shareholders.

        This comparison is qualified in its entirety by reference to Youku's and Tudou's respective amended and restated memorandum and articles of association, both of which should be read carefully. Youku's amended and restated memorandum and articles of association were filed as Exhibit 3.2 to Youku's registration statement on Form F-1 (SEC File No. 333-170603), as amended, for its initial public offering, initially filed with the SEC on November 15, 2010, and is incorporated herein by reference, and the description of the Youku shares contained in the section headed "Description of Share Capital" in Youku's registration statement on Form F-1 (SEC File No. 333-173963), as amended, for its follow-on public offering, initially filed with the SEC on May 5, 2011, is incorporated herein by reference. Tudou's amended and restated memorandum and articles of association were filed as Exhibit 3.2 to Tudou's registration statement on Form F-1 (SEC File No. 333-170485), as amended, for its initial public offering, initially filed with the SEC on November 9, 2010, and a description of the Tudou shares is contained in the section headed "Description of Share Capital" in Tudou's registration statement on Form F-1, as amended, for its initial public offering, initially filed with the SEC on November 9, 2010. For more information, see "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" on pages 275 and 276, respectively, of this joint proxy statement/prospectus.

Provisions Applicable to Holders of Youku Ordinary Shares	Provisions Applicable to Holders of Tudou Ordinary Shares
Voting and Conversion Rights of Shareholders

Voting

 Subject to the following paragraph, holders of Youku Class A shares and holders of Youku Class B shares shall at all times vote together as one class on all matters submitted to a vote by shareholders, and, where a poll is requested, each Youku Class A share shall be entitled to one vote on all matters subject to a vote at general meetings of Youku and each Youku Class B share shall be entitled to three (3) votes on all matters subject to a vote at general meetings of Youku. Except for the voting and conversion rights attached to such shares, each Youku Class A share and each Youku Class B share have the same economic and income rights in all circumstances.

 The following matters are subject to the approval by the holders representing a majority of the aggregate voting power of Youku and also by the holders of a majority of the total outstanding Youku Class A shares:
        (1)    (a) an amalgamation, arrangement or consolidation or scheme of arrangement (i) in which Youku is not the surviving entity, except for a transaction the principal purpose of which is to change the jurisdiction in which Youku is incorporated or (ii) following which the holders of the voting securities of Youku do not continue to hold more than 50% of the combined voting power of the voting securities of the surviving entity, or (b) sale, transfer or other disposition of all or substantially all of the assets of Youku.
        (2)    issuance of that number of Youku shares, or of securities convertible into or exercisable for that number of Youku shares, equal to or in excess of twenty percent (20%) of the number of all Youku shares outstanding immediately prior to the issuance of such shares or securities on an as-converted basis, if (a) such Youku shares are sold at a per share price less than the per share book or market value of the Youku shares or (b) such securities convertible into or exercisable for the Youku shares have a per share conversion or exercise price less than the per share book or market value of the Youku shares;

(3) election of director(s) to the Youku Board at an annual general meeting; and
Voting

 Holders of Tudou Class A shares and Tudou Class B shares shall at all times vote together as one class on all resolutions submitted to a vote by shareholders. Each Tudou Class A share is entitled to four (4) votes on all matters subject to vote at general meetings of Tudou, and each Tudou Class B share is entitled to one (1) vote on all matters subject to vote at general meetings of Tudou.
Except for voting rights and conversion rights as set out below, the Tudou Class A shares and the Tudou Class B shares shall rank pari passu and shall have the same rights, preferences, privileges and restrictions.

Provisions Applicable to Holders of Youku Ordinary Shares	Provisions Applicable to Holders of Tudou Ordinary Shares

(4) issuance of Youku shares, or of securities convertible into or exercisable for Youku shares exceeding either 1% of the total outstanding Youku shares on an as-converted basis or 1% of the aggregate voting power outstanding before the issuance to a director, officer or substantial security holder of Youku on an individual basis.

Conversion

 Each Youku Class B share is convertible into one (1) share of Youku Class A share at any time by the holder thereof. In no event shall Youku Class A shares be convertible into Youku Class B shares. A conversion of Youku Class B shares to Youku Class A shares shall be effected by way of compulsory repurchase by Youku of the relevant Youku Class B shares for a redemption price equal to the original issue price for each Youku Class B share and the issue of Youku Class A shares for a subscription price equal to the redemption price for an equal number of Youku Class B shares.
Upon any sale, pledge, transfer, assignment or disposition of Youku Class B shares by a holder thereof to any person or entity which is not an affiliate of such holder, such Youku Class B shares shall be automatically and immediately converted into an equal number of Youku Class A shares.
Conversion

 Each Tudou Class A share is convertible into one (1) Tudou Class B share at any time by the holder thereof. In no event shall Tudou Class B shares be convertible into Tudou Class A shares. The right to convert shall be exercisable by the holder of the Tudou Class A share delivering a written notice to Tudou that such holder elects to convert a specified number of Tudou Class A shares into Tudou Class B shares.
Upon any sale, pledge, transfer, assignment or disposition of Tudou Class A shares by a holder thereof to any person or entity which is not an affiliate of such holder, such Tudou Class A shares shall be automatically and immediately converted into an equal number of Tudou Class B shares.
In the event that Mr. Gary Wei Wang ceases to be employed by Tudou as chief executive officer, all the Tudou Class A shares then issued and outstanding shall be automatically and immediately converted into an equal number of Tudou Class B shares.
Any conversion of Tudou Class A shares into Tudou Class B shares shall be effected by means of the re-designation of the relevant Tudou Class A share as a Tudou Class B share. Such conversion shall become effective forthwith upon entries being made in the register of members to record the re-designation of the relevant Tudou Class A shares as Tudou Class B shares.

Provisions Applicable to Holders of Youku Ordinary Shares	Provisions Applicable to Holders of Tudou Ordinary Shares
Issue of Shares

Subject to the provisions, if any, in Youku's amended and restated memorandum and articles of association and to any direction that may be given by Youku in a general meeting, the directors may, in their absolute discretion and without approval of the existing Youku shareholders, issue shares, grant rights over existing shares or issue other securities in one or more series as they deem necessary and appropriate and determine designations, powers, preferences, privileges and other rights, including dividend rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers and rights associated with the shares held by existing Youku shareholders, at such times and on such other terms as they think proper.

 The directors may provide, out of the unissued shares, for series of preferred shares. Before any preferred shares of any such series are issued, the directors shall fix, by resolution or resolutions, the following provisions of the preferred shares thereof:
        (1)    the designation of such series, the number of preferred shares to constitute such series and the subscription price thereof if different from the par value thereof;
        (2)    whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;
        (3)    the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of any other class or any other series of preferred shares;

         (4)    whether the preferred shares of such series shall be subject to redemption by Youku, and, if so, the times, prices and other conditions of such redemption;
(5) the amount or amounts payable upon preferred shares of such series upon, and the rights of the holders of such series in, a voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of Youku;
Subject to applicable law, rules, regulations and the relevant provisions, if any, in Tudou's amended and restated memorandum of association, the directors may, in their absolute discretion and without the approval of the Tudou shareholders, cause Tudou to issue such amounts of additional shares (including, without limitation, preferred shares), grant rights over existing shares or issue other securities in one or more series as they deem necessary and appropriate and determine designations, powers, preferences, privileges and other rights, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers and rights associated with the then outstanding shares, at such times and on such other terms as they think proper.

Provisions Applicable to Holders of Youku Ordinary Shares	Provisions Applicable to Holders of Tudou Ordinary Shares

        (6)    whether the preferred shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the preferred shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

         (7)    whether the preferred shares of such series shall be convertible into, or exchangeable for, shares of any other class or any other series of preferred shares or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;
        (8)    the limitations and restrictions, if any, to be effective while any preferred shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by Youku of, the existing Youku shares or shares of any other class of shares or any other series of preferred shares;
        (9)    the conditions or restrictions, if any, upon the creation of indebtedness of Youku or upon the issue of any additional shares, including additional shares of such series or of any other class of shares or any other series of preferred shares; and

         (10)    any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.
Subject to the articles of Youku's amended and restated articles of association concerning directors, the voting powers of any series of preferred shares may include the right, in the circumstances specified in the resolution or resolutions providing for the issuance of such preferred shares, to elect one or more directors who shall serve for such term and have such voting powers as shall be stated in the resolution or resolutions providing for the issuance of such preferred shares. The term of office and voting powers of any director elected in the manner provided in the immediately preceding sentence may be greater than or less than those of any other director or class of directors.

Provisions Applicable to Holders of Youku Ordinary Shares	Provisions Applicable to Holders of Tudou Ordinary Shares

The powers, preferences and relative, participating, optional and other special rights of each series of preferred shares, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of preferred shares shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.
Transfer of Shares

Youku shares are transferable; provided that the Youku Board may, in its sole discretion, decline to register any transfer of any Youku share which is not fully paid up or on which Youku has a lien. Directors of the Youku Board may also decline to register any transfer of any Youku share unless:
        (1)    the instrument of transfer is lodged with Youku, accompanied by the certificate for the Youku shares to which it relates and such other evidence as the Youku Board may reasonably require to show the right of the transferor to make the transfer;

         (2)    the Youku shares conceded are free of any lien in favor of Youku; and
        (3)    a fee of such maximum sum as the New York Stock Exchange may determine to be payable, or such lesser sum as the Youku Board may from time to time require, is paid to Youku in respect thereof.
Any one of the directors of the Youku Board authorized by the Youku Board shall have the power to accept the transfers of Youku shares.
The registration of transfers may, on 14 days' notice being given by advertisement in one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as the Youku Board may from time to time determine.

The instrument of transfer of any share shall be in writing and executed by or on behalf of the transferor (and if the directors of the Youku Board so require, signed by the transferee). The Youku Board may also resolve, either generally or in any particular case, upon request by either the transferor or transferee, to accept mechanically executed transfers. The transferor shall be deemed to remain a holder of the Youku share until the name of the transferee is entered in Youku's register of members.
The instrument of transfer of any Tudou share shall be in writing and in such usual or common form or such other form as the Tudou directors may in their discretion approve and be executed by or on behalf of the transferor and shall be accompanied by the certificate of the Tudou shares to which it relates and such other evidence as the directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a holder of the Tudou share until the name of the transferee is entered in Tudou's register of members in respect thereof.

 The directors may, in their absolute discretion, and without assigning any reason, refuse to register a transfer of any Tudou share which is not fully paid up or upon which Tudou has a lien.
The directors may also decline to register any transfer of any share unless:
        (1)    the instrument of transfer is lodged with Tudou, accompanied by the certificate for the Tudou shares to which it relates and such other evidence as the Tudou directors may reasonably require to show the right of the transferor to make the transfer;
        (2)    the instrument of transfer is in respect of only one class of Tudou shares;
        (3)    the instrument of transfer is properly stamped, if required;

         (4)    in the case of a transfer to joint holders, the number of joint holders to whom the Tudou share is to be transferred does not exceed four;
(5) the shares transferred are free of any lien in favor of Tudou; or

Provisions Applicable to Holders of Youku Ordinary Shares	Provisions Applicable to Holders of Tudou Ordinary Shares

(6) a fee of such maximum sum as the Nasdaq may determine to be payable or such lesser sum as the directors may from time to time require is paid to Tudou in respect thereof. The registration of transfers of shares may, after not less than 14 days' notice has been given by advertisement in an appointed newspaper or any other newspapers or by any other means (including by electronic means) in accordance with the requirements of the Nasdaq to that effect, be suspended and Tudou's register of members closed at such times and for such periods (not exceeding in the whole 30 calendar days in any year) as the directors may determine.
Variation of Rights Attaching to Shares

If at any time the share capital is divided into different classes or series of shares, the rights attaching to any class or series (unless otherwise provided by the terms of issue of the shares of that class or series) may, subject to Youku's amended and restated articles of association, be varied or abrogated with the consent in writing of the holders of a majority of the issued shares of that class or series or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class or series.
The provisions of Youku's articles of association relating to general meetings shall apply to every such general meeting of the holders of one class or series of shares except the following:

         (1)    separate general meetings of the holders of a class or series of shares may be called only by (a) the chairman of the Youku Board, or (b) a majority of the entire Youku Board (unless otherwise specifically provided by the terms of issue of the shares of such class or series). Neither of the two preceding paragraphs shall be deemed to give any Youku shareholder or Youku shareholders the right to call a class or series meeting.
(2) the necessary quorum shall be one or more persons holding or representing by proxy at least one-third of the issued shares of the class or series and any holder of shares of the class or series present in person or by proxy may demand a poll.
If at any time the share capital is divided into different classes of shares, the rights attaching to any class (unless otherwise provided by the terms of issue of the shares of that class) may, subject to Tudou's amended and restated articles of association, be varied or abrogated with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.
The provisions of Tudou's articles and of association relating to general meetings shall apply to every such general meeting of the holders of one class of shares except that the necessary quorum shall be one person holding or representing by proxy at least one-third of the issued shares of the class.

Provisions Applicable to Holders of Youku Ordinary Shares	Provisions Applicable to Holders of Tudou Ordinary Shares
Convening Extraordinary General Meetings of Shareholders

An extraordinary general meeting of Youku shareholders shall, whether or not the notice of the extraordinary general meeting has been given and whether or not the provisions of Youku's amended and restated articles of association regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed by a majority in number of Youku shareholders (or their proxies) having a right to attend and vote at the meeting, being a majority together holding not less than ninety five percent in par value of the Youku shares giving that right.
An extraordinary general meeting of Tudou shareholders shall, whether or not the notice of the extraordinary general meeting has been given and whether or not the provisions of Tudou's amended and restated articles of association regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed by a majority in number of Tudou shareholders (or their proxies) having a right to attend and vote at the meeting, being a majority together holding not less than seventy five percent in par value of the Tudou shares giving that right.
Quorum for General Meetings

At least one Youku shareholder holding not less than an aggregate of one-third of all voting share capital of Youku in issue present in person or by proxy and entitled to vote shall be a quorum for a general meting for all purposes.
Two or more Tudou shareholders holding not less than an aggregate of one-third of all voting share capital of Tudou in issue present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative or proxy and entitled to vote shall be a quorum for a general meeting all purposes.
Directors

The Youku Board shall consist of not less than five directors (exclusive of alternate directors), provided that Youku may from time to time by ordinary resolution increase or decrease the number of directors on the Youku Board.
The directors by the affirmative vote of a simple majority of the remaining directors present and voting at a Youku Board meeting, or the sole remaining director, shall have the power from time to time and at any time to appoint any person as a director to fill a casual vacancy on the Youku Board or as an addition to the existing Youku Board, subject to Youku's compliance with director nomination procedures required under applicable New York Stock Exchange corporate governance rules.
If (1) a director was or is affiliated with or was appointed to the Youku Board by a holder or a group of affiliated holders of preferred shares and/or Youku Class A shares converted from preferred shares of Youku prior to the completion of Youku's initial public offering, and (2) such holder or holders ceases to own 5% or more of Youku's total issued and outstanding Youku shares on an as-converted basis, the Youku Board may request the director to resign from the Youku Board and the director shall resign from the Youku Board when a suitable director replacement candidate is identified by the Youku Board after a reasonable period of time.
Unless otherwise determined by Tudou in a general meeting, the number of directors shall not be less than three and not more than ten. The directors shall be elected or appointed by Tudou shareholders at a general meeting or by the Tudou Board in accordance with Tudou's amended and restated articles and memorandum of association.
Tudou may by ordinary resolution elect any person to be a director either to fill a casual vacancy on the Tudou Board or as an addition to the existing Tudou Board.
The directors may appoint any person as a director to fill a casual vacancy on the Tudou Board or as an addition to the existing Tudou Board. Any director so appointed by the Tudou Board shall only hold office until the next annual general meeting of Tudou and shall then be eligible for election.

Provisions Applicable to Holders of Youku Ordinary Shares	Provisions Applicable to Holders of Tudou Ordinary Shares
Proceedings of Directors

Questions arising at any meeting of the directors shall be decided by a majority of votes and each director shall be entitled to one vote in deciding matters deliberated at any meeting of the directors. In case of equality of votes, the chairman shall have a second or casting vote.
The chairman or at least a majority of the directors then in office may at any time summon a meeting of the directors by prior notice to every other director and alternate director.
Subject to the paragraph below, questions arising at any meeting of the directors shall be decided by a majority of votes. In case of an equality of votes the chairman of the meeting shall not have a second or casting vote. A director may at any time summon a meeting of the directors by at least three calendar days' notice in writing to every other director and alternate director, which notice shall set forth the general nature of the business to be considered, unless notice is waived by all the directors (or their alternates) either at, before or after the meeting is held.

The following matters shall require the affirmative vote of at least two-thirds of all the directors:
        (1)     the appointment of either of the chief executive officer or chief financial officer;
        (2)    any anti-takeover action in response to a takeover attempt;
        (3)    any merger or consolidation of Tudou with or into any other business entity in which the shareholders of Tudou immediately prior to such merger or consolidation held shares representing less than a majority of the voting power of the outstanding share capital of the surviving business entity;

         (4)    the sale or transfer of all or substantially all of the assets of Tudou; and
(5) any change in the number of directors on the Tudou Board, subject to certain articles of Tudou's amended and restated articles of association concerning removal of a director from office by special resolution and certain circumstances in which the office of director shall be vacated.
Dividend Rights
The Youku amended and restated articles of association do not contain provisions such as those described in the two paragraphs for Tudou under this heading "Dividend and Liquidation Rights."	The directors may deduct from any dividend or distribution payable to any Tudou shareholder all sums of money (if any) then payable by him to Tudou on account of calls or otherwise.

Provisions Applicable to Holders of Youku Ordinary Shares	Provisions Applicable to Holders of Tudou Ordinary Shares

Any dividend or distribution which cannot be paid to a Tudou shareholder and/or which remains unclaimed after six months from the date of declaration of such dividend or distribution may, in the discretion of the directors, be paid into a separate account in Tudou's name, provided that Tudou shall not be constituted as a trustee in respect of that account and the dividend or distribution shall remain as a debt due to the shareholder. Any dividend or distribution which remains unclaimed after a period of six years from the date of declaration of such dividend or distribution shall be forfeited and shall revert to Tudou.
Capitalization of Profits

The Youku Board requires the authority of an ordinary resolution of the shareholders of Youku in order to capitalize any amounts standing to the credit of Youku's profit and loss account or other reserves in order to pay up in full new shares to be issued to shareholders, or to pay up amounts unpaid on existing issued shares.
The Tudou Board has authority, without any further sanction or approval required of Tudou's shareholders, to capitalize any amounts standing to the credit of Tudou's profit and loss account or other reserves in order to pay up in full new shares to be issued to shareholders, or to pay up amounts unpaid on existing issued shares.

Effect of the Merger on Youku Shareholder Rights

        In the event that the Merger is completed, Mr. Gary Wei Wang, the chairman and chief executive officer of Tudou, and Mr. Jixun Foo, an appointee of GGV II Delaware L.L.C., one of Tudou's principal shareholders, shall become members of the Youku Board, subject to certain conditions. For more information, please see "The Merger Agreement and Plan of Merger—Board Representation Rights" beginning on page 169.

Effect of the Voting Power Ratio Change and the Class Vote Threshold Change on Youku Shareholder Rights

        In the event that the Voting Power Ratio Change and/or the Class Vote Threshold Change are approved at the Youku AGM and Youku Class Meetings, certain changes in the voting rights of Youku Class A shareholders and Youku Class B shareholders would occur. For more information, please see "The Annual General Meeting of Youku Shareholders" beginning on page 106.

Comparison of Rights of Youku and Tudou American Depositary Share Holders

        The rights of Youku ADS holders are governed by the Youku Deposit Agreement, and the rights of Tudou ADS holders are governed by the Tudou Deposit Agreement. Upon completion of the Merger, the rights of Tudou ADS holders who become Youku ADS holders in the Merger will be governed by the Youku Deposit Agreement.

        Summarized below are the material difference between the rights of Youku ADS holders under the Youku Deposit Agreement and the rights of Tudou ADS holders under the Tudou Deposit Agreement. The statements in this joint proxy statement/prospectus concerning a comparison of ADS holder rights is necessarily a summary and is not intended to identify immaterial differences that may exist between the rights of Youku ADS holders and the rights of Tudou ADS holders. This comparison is qualified in its entirety by reference to the Youku Deposit Agreement and the Tudou Deposit Agreement, both of which should be read carefully.

        The Youku Deposit Agreement was filed as Exhibit 4.3 to Youku's registration statement on Form S-8 (SEC File No. 333-171454) filed with the SEC on December 29, 2010. An amended form of Youku ADR was filed with the SEC on Form F-6 (SEC File No. 333-170709) on November 25, 2011. The amended form of Youku ADR amends the form of Youku ADR which was included as Exhibit A to the Youku Deposit Agreement filed as Exhibit 4.3 to Youku's registration statement on Form S-8 filed with the SEC on December 29, 2010. The description of the Youku ADSs contained in the section headed "Description of American Depositary Shares" in Youku's registration statement on Form F-1, as amended, for its follow-on public offering, initially filed with the SEC on May 5, 2011, and such description of the Youku ADSs is incorporated herein by reference.

        The Tudou Deposit Agreement was filed as Exhibit 4.3 to Tudou's registration statement on Form F-1, as amended, for its initial public offering, initially filed with the SEC on November 9, 2010, and a description of the Tudou ADSs is contained in the section headed "Description of American Depositary Shares" in Tudou's registration statement on Form F-1, as amended, for its initial public offering, initially filed with the SEC on November 9, 2010.

        For more information, see "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" on pages 275 and 276, respectively, of this joint proxy statement/prospectus.

        All references to the depositary in the left hand column below refer to the Youku depositary and all references to the depositary in the right hand column below refer to the Tudou depositary; and all references to ADSs in the left hand column below refer to Youku ADSs, and all references to ADSs in the right hand column below refer to Tudou ADSs.

Provisions Applicable to holders of Youku ADSs	Provisions Applicable to holders of Tudou ADSs
General

The Youku ADS depositary is Citibank, N.A. pursuant to the Youku Deposit Agreement.
Each Youku ADS represents 18 Youku Class A shares deposited with the Citibank, N.A.—Hong Kong (the Youku custodian) and the right to receive any other property received by the Youku depositary or the custodian on behalf of the owner of the Youku ADSs.

 Holders of Youku ADSs are not treated as shareholders of Youku and do not have the same rights as Youku Class A shareholders. Rather, such holders have rights as holders of Youku ADSs, which are set forth in the Youku Deposit Agreement. The Youku ADS depositary will actually be the holder of the Youku Class A shares underlying the registered Youku ADSs, so holders of Youku ADSs must rely on it to exercise the rights of a shareholder of Youku on their behalf.
An investor may hold the Youku ADSs either directly or indirectly through its broker, dealer, commercial bank, trust company or other nominee. If an investor holds Youku ADSs directly, it is a Youku ADR holder and the Youku ADSs will be registered in its name on the books of the Youku ADS depositary.
The Tudou ADS depositary is Bank of New York Mellon pursuant to the Tudou Deposit Agreement.
Each Tudou ADS represents an ownership interest in four Tudou Class B shares deposited with the principal Hong Kong office of the Hongkong and Shanghai Banking Corporation Limited (the "Tudou custodian"), as custodian for the depositary, and any securities, cash or property received by the Tudou depositary or the Tudou custodian in respect of such Tudou ADS and at such time held under the Tudou ADS Deposit Agreement.
Holders of Tudou ADSs are not treated as Tudou Class B shareholders and do not have the same rights as Tudou Class B shareholders. Rather, such holders have rights as holders of Tudou ADSs, which are set forth in the Tudou ADS Deposit Agreement. The custodian, as the Tudou depositary's agent, will actually be the registered owner of the Tudou Class B shares underlying the Tudou ADSs, so holders of Tudou ADSs must rely on it to exercise the rights of a Tudou Class B shareholder on their behalf.

An investor may hold the Tudou ADSs either directly or indirectly through its broker, dealer, commercial bank, trust company or other nominee. If an investor holds Tudou ADSs directly, it is a Tudou ADR holder and the Tudou ADSs will be registered in its name on the books of the Tudou depositary.
Dividends and Other Distributions

Youku ADS holders generally have the right to receive distributions Youku makes on the securities deposited with the custodian. A Youku ADS holder's receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the Youku Deposit Agreement in proportion to the number of Youku ADSs held as of a specified record date.
The depositary has agreed to pay to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. Holders will receive these distributions in proportion to the number of Tudou Class B shares their ADSs represent.

Provisions Applicable to holders of Youku ADSs	Provisions Applicable to holders of Tudou ADSs
Distributions of Cash	Distributions of Cash

Whenever Youku makes a cash distribution for the securities on deposit with the custodian, it will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of the Cayman Islands.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the Youku Deposit Agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.
The depositary will convert any cash dividend or other cash distribution Tudou pays on the Tudou shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and can not be obtained, the Tudou Deposit Agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, holders may lose some or all of the value of the distribution.
Distributions of Shares	Distributions of Shares

Whenever Youku makes a free distribution of Youku shares for the securities on deposit with the custodian, it will deposit the applicable number of ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary share ratio, in which case each ADS held will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.
The depositary may distribute additional ADSs representing any shares Tudou distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will try to sell shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares sufficient to pay its fees and expenses in connection with that distribution.

The distribution of new ADSs or the modification of the ADS-to-ordinary share ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the Youku Deposit Agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new ordinary shares so distributed.

Provisions Applicable to holders of Youku ADSs	Provisions Applicable to holders of Tudou ADSs

No such distribution of new ADSs will be made if it would violate a law (including U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the ordinary shares received upon the terms described in the Youku Deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.
Distributions of Rights	Distributions of Rights

Whenever Youku intends to distribute rights to purchase additional ordinary shares, it will give prior notice to the depositary and it will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.
The depositary will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if Youku provides all of the documentation contemplated in the Youku Deposit Agreement (such as opinions to address the lawfulness of the transaction). ADS holders may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of their rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new ordinary shares other than in the form of ADSs.

 The depositary will not distribute the rights to ADS holders if:

•

Youku does not timely request that the rights be distributed to the ADS holder or Youku requests that the rights not be distributed to the ADS holder; or

•

Youku fails to deliver satisfactory documents to the depositary; or

•

it is not reasonably practicable to distribute the rights.

If Tudou offers holders of its securities any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to ADS holders. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, ADS holders will receive no value for them.
If the depositary makes rights available to ADS holders, it will exercise the rights and purchase the shares on the holders' behalf. The depositary will then deposit the shares and deliver ADSs to the persons entitled to them. It will only exercise rights if the holder pays it the exercise price and any other charges the rights require such holder to pay.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, holders may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

Provisions Applicable to holders of Youku ADSs	Provisions Applicable to holders of Tudou ADSs
The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.
Elective Distributions

Whenever Youku intends to distribute a dividend payable at the election of shareholders either in cash or in additional shares, it will give prior notice thereof to the depositary and will indicate whether it wishes the elective distribution to be made available to the holder. In such case, Youku will assist the depositary in determining whether such distribution is lawful and reasonably practicable.	N/A

The depositary will make the election available to the holder only if it is reasonably practicable and if Youku has provided all of the documentation contemplated in the Youku Deposit Agreement. In such case, the depositary will establish procedures to enable the holder to elect to receive either cash or additional ADSs in each case as described in the Youku Deposit Agreement.
If the election is not made available to the holder, you will receive either cash or additional ADSs, depending on what a holder of ordinary shares would receive upon failing to make an election.
Other Distributions	Other Distributions

Whenever Youku intends to distribute property other than cash, ordinary shares or rights to purchase additional ordinary shares, it will notify the depositary in advance and will indicate whether it wishes such distribution to be made to the holder. If so, Youku will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to the ADS holder and if Youku provides all of the documentation contemplated in the Youku Deposit Agreement, the depositary will distribute the property to the holders in a manner it deems practicable.
The depositary will send to ADS holders anything else Tudou distributes on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what Tudou distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what Tudou distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities to ADS holders unless it receives satisfactory evidence from Tudou that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

Provisions Applicable to holders of Youku ADSs	Provisions Applicable to holders of Tudou ADSs

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the Youku Deposit Agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.
The depositary will not distribute the property to a holder and will sell the property if:

•

Youku does not request that the property be distributed to the holder or if Youku asks that the property not be distributed to the holder; or

•

Youku does not deliver satisfactory documents to the depositary; or

•

the depositary determines that all or a portion of the distribution to the holder is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.
Redemption

Whenever Youku decides to redeem any of the securities on deposit with the custodian, it will notify the depositary in advance. If it is practicable and if Youku provides all of the documentation contemplated in the Youku Deposit Agreement, the depositary will provide notice of the redemption to the holders.
The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert the redemption funds received into U.S. dollars upon the terms of the Youku Deposit Agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. ADS holders may have to pay fees, expenses, taxes and other governmental charges upon the redemption of their ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.	N/A

Provisions Applicable to holders of Youku ADSs	Provisions Applicable to holders of Tudou ADSs
Voting

ADS holders generally have the right under the Youku Deposit Agreement to instruct the depositary to exercise the voting rights for the Youku Class A shares represented by ADSs.
If Youku asks for ADS holders' instructions in a timely manner pursuant to the Youku Deposit Agreement, as soon as practicable after receiving notice of any meeting or solicitation of consents or proxies from Youku, the depositary will distribute to the registered ADS holders a notice stating such information as is contained in the voting materials received by the depositary and describing how ADS holders may instruct the depositary to exercise the voting rights for the shares which underlie the ADS holders' ADSs, including circumstances under which a discretionary proxy may be given to a person designated by Youku. At the holder's request, the depositary will distribute to the holder any notice of shareholders' meeting received from Youku together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs.

If the depositary timely receives voting instructions from a holder of ADSs, the depositary will endeavor to cause the Youku Class A shares on deposit to be voted as follows: (a) in the event voting takes place at a shareholders' meeting by show of hands, the depositary will instruct the custodian to vote, directly or by proxy, all Youku Class A shares on deposit in accordance with the voting instructions received from a majority of the holders of ADSs who provided voting instructions; or (b) in the event voting takes place at a shareholders' meeting by poll, the depositary will instruct the custodian to vote, directly or by proxy, the Youku Class A shares on deposit in accordance with the voting instructions received from holders of ADSs.
ADS holders may instruct the depositary to vote the number of deposited shares their ADSs represent. The depositary will notify ADS holders of shareholders' meetings and arrange to deliver Tudou's voting materials to them if Tudou asks it to. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary.

 Otherwise, ADS holders won't be able to exercise their right to vote unless they withdraw the shares. However, ADS holders may not know about the meeting enough in advance to withdraw the shares.
The depositary will only vote or attempt to vote as instructed or as described in the following sentence. If Tudou asked for ADS holders' instructions but the depositary does not receive a holder's instructions by the cutoff date it sets, the depositary will give us a discretionary proxy to vote the ordinary shares underlying such holder's ADSs as to all matters at shareholders' meetings unless:

•

Tudou instructed the depositary it does not wish to receive a discretionary proxy;

•

Tudou informed the depositary that there is substantial opposition to the particular matter; or

•

the particular matter would have a material adverse impact on shareholders.

Provisions Applicable to holders of Youku ADSs	Provisions Applicable to holders of Tudou ADSs

In the event of voting by poll, holders of ADSs in respect of which no timely voting instructions have been received shall be deemed to have instructed the depositary to give a discretionary proxy to a person designated by Youku to vote the Youku Class A shares represented by such holders' ADSs; provided, that no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter as to which Youku informs the depositary that it does not wish such proxy to be given; provided, further, that no such discretionary proxy shall be given (1) with respect to any matter as to which Youku informs the depositary that (a) there exists substantial opposition, or (b) the rights of holders of ADSs or the shareholders of Youku will be adversely affected and (2) in the event that the vote is on a show of hands.
Fees
Youku ADS holders are required to pay the following service fees to the depositary:

•

an issuance fee of up to US$0.05 per ADS issued;

•

a cancellation fee of up to US$0.05 per ADS cancelled;

•

a fee of up to US$0.05 per ADS held for distributions of cash dividends or other cash distributions;

•

a fee of up to US$0.05 per ADS held for distribution of ADSs pursuant to stock dividends, free stock distributions or exercise of rights;

•

a fee of up to US$0.05 per ADS held for distribution of securities other than ADSs or rights to purchase additional ADSs;

•

a fee of up to US$0.05 per ADS held on the applicable record date(s) established by the depositary for depositary services; and

•

a fee of US$1.50 per certificate presented for transfer for the transfer of ADRs.

Persons depositing or withdrawing Tudou shares or Tudou ADS holders must pay the following amounts under the following circumstances:

•

US$5.00 (or less) per 100 ADSs (or portion of 100 ADSs) for: (1) issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property or (2) cancellation of ADSs for the purpose of withdrawal, including if the Tudou Deposit Agreement terminates;

•

US$0.05 (or less) per ADS for any cash distribution to ADS holders;

•

a fee equivalent to the fee that would be payable if securities distributed to an ADS holder had been shares and the shares had been deposited for issuance of ADSs for distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders;

•

US$0.05 (or less) per ADSs per calendar year for depositary services;

•

registration or transfer fees for transfer and registration of shares on the Tudou share register to or from the name of the depositary or its agent when an ADS holder deposits or withdraws shares;

Provisions Applicable to holders of Youku ADSs	Provisions Applicable to holders of Tudou ADSs

•

expenses of the depositary for (1) cable, telex and facsimile transmissions (when expressly provided in the Tudou Deposit Agreement) and (2) converting foreign currency to U.S. dollars;

•

taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes; and

•

any charges incurred by the depositary or its agents for servicing the deposited securities.

Changes Affecting Deposited Securities

Upon any change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of Youku shares, or upon any recapitalization, reorganization, merger, consolidation or sale of assets affecting Youku or to which it is a party, any securities which shall be received by the depositary or the custodian in exchange for, or in conversion of or replacement of or otherwise in respect of, such Youku shares shall, to the extent permitted by law, be treated as new Youku shares under the Youku Deposit Agreement, and the ADRs shall, subject to the provisions of the Youku Deposit Agreement and applicable law, evidence ADSs representing the right to receive such additional or replacement securities. In giving effect to such change, split-up, cancellation, consolidation or other reclassification of Youku shares, recapitalization, reorganization, merger, consolidation or sale of assets, the depositary may, with Youku's approval, and shall, if Youku shall so request, subject to the terms of the Youku Deposit Agreement and receipt of an opinion of counsel to Youku satisfactory to the depositary that such actions are not in violation of any applicable laws or regulations, (1) issue and deliver additional ADSs as in the case of a stock dividend on the shares, (2) amend the Youku Deposit Agreement and the applicable ADRs, (3) amend the applicable registration statement(s) on Form F-6 as filed with the SEC in respect of the ADSs, (4) call for the surrender of outstanding ADRs to be exchanged for new ADRs, and (5) take such other actions as are appropriate to reflect the transaction with respect to the ADSs. Youku agrees to, jointly with the depositary, amend the registration statement on Form F-6 as filed with SEC to permit the issuance of such new form of ADRs.
Upon any change in nominal value, change in par value, split-up, consolidation, or any other reclassification of Tudou shares, or upon any recapitalization, reorganization, merger or consolidation, or sale of assets affecting Tudou or to which it is a party, or upon the redemption or cancellation by Tudou of Tudou shares, any securities, cash or property which shall be received by the depositary or a custodian in exchange for, in conversion of, in lieu of or in respect of Tudou shares shall be treated as new Tudou shares under the Tudou Deposit Agreement, and ADSs shall thenceforth represent, in addition to the existing Tudou shares, the right to receive the new Tudou shares so received, unless additional ADRs are delivered pursuant to the following sentence. In any such case the depositary may deliver additional ADSs as in the case of a dividend in shares, or call for the surrender of outstanding ADRs to be exchanged for new ADRs specifically describing such new Tudou shares.

Provisions Applicable to holders of Youku ADSs	Provisions Applicable to holders of Tudou ADSs

Notwithstanding the foregoing, in the event that any security so received may not be lawfully distributed to some or all holders, the depositary may, with Youku's approval, and shall, if Youku requests, subject to receipt of an opinion of Youku's counsel satisfactory to the depositary that such action is not in violation of any applicable laws or regulations, sell such securities at public or private sale, at such place or places and upon such terms as it may deem proper and may allocate the net proceeds of such sales (net of (1) reasonable fees and charges of, and expenses incurred by, the depositary and (2) taxes) for the account of the holders otherwise entitled to such securities upon an averaged or other practicable basis without regard to any distinctions among such holders and distribute the net proceeds so allocated to the extent practicable as in the case of a distribution received in cash. The depositary shall not be responsible for (1) any failure to determine that it may be lawful or practicable to make such securities available to holders in general or to any holder in particular, (2) any foreign exchange exposure or loss incurred in connection with such sale, or (3) any liability to the purchaser of such securities.

LIMITATIONS ON ENFORCEMENT OF U.S. LAWS

        Youku was incorporated in the Cayman Islands in order to enjoy the following benefits:

  •
  political and economic stability;

  •
  an effective judicial system;

  •
  a favorable tax system;

  •
  the absence of exchange control or currency restrictions; and

  •
  the availability of professional and support services.

        However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

  •
  the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

  •
  Cayman Islands companies may not have standing to sue before the federal courts of the United States.

        Youku's constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between Youku, its officers, directors and shareholders, be arbitrated.

        All of Youku's operations are conducted in China, and substantially all of its assets are located in China. A majority of Youku's officers are nationals or residents of jurisdictions other than the United States and a substantial portion of its assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against Youku or its officers judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

        Youku has appointed Law Debenture Corporate Services Inc. at 400 Madison Avenue, 4th Floor, New York, New York as its agent upon whom process may be served in any action brought against it under the securities laws of the United States.

        Conyers Dill and Pearman, Youku's counsel as to Cayman Islands law, has advised Youku that there is uncertainty as to whether the courts of the Cayman Islands would recognize or enforce judgments of United States courts obtained against Youku or its directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, and it is not aware of any treaties between either of the United States or PRC and the Cayman Islands over the reciprocal enforcement of judgments. Conyers Dill and Pearman has further advised Youku that there is uncertainty as to whether the courts of the Cayman Islands would entertain original actions brought in the Cayman Islands against Youku or its directors or officers predicated upon the securities laws of the United States or any state in the United States, and it is not aware of any original actions which have been brought in the Cayman Islands based on the securities laws of the United States.

        TransAsia Lawyers, Youku's counsel as to PRC law, has advised Youku that there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of United States courts obtained against Youku or its directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. TransAsia Lawyers has further advised Youku that there is uncertainty as to whether the courts of the PRC would entertain original actions brought in the PRC against Youku or its directors or officers predicated upon the securities laws of the United States or any state in the United States, and it is not aware of any original actions which have been brought in the PRC based on the securities laws of the United States.

        Conyers Dill and Pearman has further advised Youku that a final and conclusive judgment in personam in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of multiple damages, taxes, fines, penalties or similar charges, may be recognized by the courts of the Cayman Islands provided that (1) such courts had proper jurisdiction over the parties subject to such judgment (2) such courts did not contravene the rules of natural justice of the Cayman Islands, (3) such judgment was not obtained by fraud, (4) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands, (5) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands, and (6) there is due compliance with the correct procedures under the laws of the Cayman Islands.

        TransAsia Lawyers has further advised Youku that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. However, China does not have any treaties or other agreements with the United States that provide for the reciprocal recognition and enforcement of foreign judgments.

 LEGAL MATTERS

        Youku is being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Youku shares represented by the Youku ADSs offered by this joint proxy statement/prospectus will be passed upon for Youku by Conyers Dill and Pearman, and certain legal matters as to PRC law will be passed upon for Youku by TransAsia Lawyers. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Conyers Dill and Pearman with respect to matters governed by Cayman Islands law and TransAsia Lawyers with respect to matters governed by PRC law.

        Tudou is being represented by Kirkland & Ellis International LLP and Latham & Watkins LLP with respect to certain legal matters as to United States federal securities and New York State law. Certain legal matters as to Cayman Islands law will be passed upon for Tudou by Maples and Calder. Certain legal matters as to PRC law will be passed upon for Tudou by Fangda Partners. Kirkland & Ellis International LLP and Latham & Watkins LLP may rely upon Maples and Calder with respect to matters governed by Cayman Islands law and Fangda Partners with respect to matters governed by PRC law.

 EXPERTS

        The consolidated financial statements of Youku Inc. in Youku Inc.'s annual report on Form 20-F for the year ended December 31, 2011, and the effectiveness of Youku Inc.'s internal control over financial reporting as of December 31, 2011 have been audited by Ernst & Young Hua Ming, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing. The offices of Ernst & Young Hua Ming are located at Level 16, Ernst & Young Tower, Tower E3, Oriental Plaza, No. 1 East Chang An Avenue, Dong Cheng District, Beijing 100738, People's Republic of China.

        The financial statements of Tudou Holdings Limited as of December 31, 2011 and 2010, and for each of the three years in the period ended December 31, 2011, included in this joint proxy statement/prospectus have been so included in reliance upon the report of PricewaterhouseCoopers Zhong Tian CPAs Limited Company, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing. The offices of PricewaterhouseCoopers Zhong Tian CPAs Limited Company are located at PricewaterhouseCoopers Center, 202 Hu Bin Road, Luwan District, Shanghai 200021, People's Republic of China.

 WHERE YOU CAN FIND MORE INFORMATION

        Each of Youku and Tudou files annual reports with and furnish other reports and information to the SEC. You may read and copy any document Youku or Tudou files with or furnishes to the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these reports, as well as proxy and information statements and other information that Youku or Tudou file with or furnish to the SEC, at the Internet website maintained by the SEC, at www.sec.gov. The address of the SEC's website is provided solely for the information of prospective investors and is not intended to be an active link. Please visit this website or call the SEC at 1-800-SEC-0330 for further information about its Public Reference Room. Reports and other information concerning the business of Youku may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005, and reports and other information concerning the business of Tudou may be inspected at the offices of NASDAQ at One Liberty Plaza, 165 Broadway, New York, New York 10006.

        Youku has filed a registration statement on Form F-4, including the exhibits filed therewith, with the SEC under the Securities Act, to register the Youku shares that will underlie the Youku ADSs that Tudou ADS holders will receive in connection with the Merger. This joint proxy statement/prospectus is a part of that registration statement as well as a joint proxy statement under Cayman Islands law with respect to the Youku AGM and Tudou AGM. Youku may also file amendments to the registration statement. This joint proxy statement/prospectus does not contain all of the information set forth in the registration statement, and some parts have been omitted in accordance with the rules and regulations of the SEC. Citibank, N.A., as the Youku depositary, has previously filed a separate registration statement on Form F-6 (Registration No. 333-170709) with the SEC for the registration of the Youku ADSs that Tudou ADS holders will receive in connection with the Merger. You should read the two registration statements on Form F-4 and Form F-6 and the exhibits and schedules filed with those registration statements as they contain important information about Youku and Tudou and the Youku shares and Youku ADSs.

        Each of Youku and Tudou undertake to provide without charge to holders of Youku shares and ADSs and holders of Tudou shares and ADSs, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this joint proxy statement/prospectus, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this joint proxy statement/prospectus incorporates.

        Requests for copies of the filings of Youku and Tudou should be directed to:

Youku	Tudou
Ryan Cheung	Michael Fu
Corporate Finance Director	Investor Relations Director
Youku Inc.	Tudou Holdings Limited
11/F, SinoSteel Plaza	Building No. 6, X2 Creative Park
8 Haidian Street	1238 Xietu Road
Haidian District, Beijing 100080	Xuhui District, Shanghai 200032
People's Republic of China	People's Republic of China
Tel: (+8610) 5885-1881 x6090	Tel: (+8621) 5170-2375
Email: ryan.cheung@youku.com	Email: mfu@tudou.com

 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows Youku to "incorporate by reference" certain information filed with or furnished to the SEC, which means that Youku can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this joint proxy statement/prospectus. With respect to this joint proxy statement/prospectus, information that Youku later files with or furnishes to the SEC and that is incorporated by reference will automatically update and supersede information in this joint proxy statement/prospectus and information previously incorporated by reference into this joint proxy statement/prospectus.

        Each document incorporated by reference into this joint proxy statement/prospectus is current only as of the date of such document, and the incorporation by reference of such document is not intended to create any implication that there has been no change in the affairs of Youku since the date of the relevant document or that the information contained in such document is current as of any time subsequent to its date. Any statement contained in such incorporated documents is deemed to be modified or superseded for the purpose of this joint proxy statement/prospectus to the extent that a subsequent statement contained in another document that is incorporated by reference into this joint proxy statement/prospectus at a later date modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.

        This joint proxy statement/prospectus incorporates by reference the documents listed below, which Youku has previously filed with or furnished to the SEC. These documents contain important information about Youku and its business, financial condition and results of operation.

  •
  Youku's annual report on Form 20-F for the year ended December 31, 2011, filed with the SEC on April 10, 2012 (SEC file number 001-34977);

  •
  Youku's report on Form 6-K furnished to the SEC on July 3, 2012 (Youku announces senior management promotions) (SEC file number 001-34977); and

  •
  The description of the Youku shares and Youku ADSs contained in Youku's Form 424(b)(4) final prospectus for its follow-on public offering, filed with the SEC on May 20, 2011 (SEC file number 333-173963).

        In addition, all annual reports on Form 20-F that Youku files with the SEC and all reports on Form 6-K that Youku furnishes to the SEC indicating that they are so incorporated by reference into this joint proxy statement/prospectus, in each case after the date of this joint proxy statement/prospectus and prior to the date of the Youku AGM, will also be incorporated by reference into this joint proxy statement/prospectus. Any information contained in, or incorporated by reference into, this joint proxy statement/prospectus prior to the filing with, or furnishing to, the SEC of any such report after the date of this joint proxy statement/prospectus shall be deemed to be modified or superseded to the extent that the disclosure in such report modifies or supersedes such information.

        You may obtain copies of these documents in the manner described under "Where You Can Find More Information."

        THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE YOUR SHARES AT THE YOUKU AGM OR TUDOU AGM. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS.

        THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED                        , 2012. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE.

TUDOU HOLDINGS LIMITED
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Tudou Holdings Limited:

        In our opinion, the accompanying consolidated balance sheets and related consolidated statements of operations, changes in shareholders' equity/(deficits) and cash flows present fairly, in all material respects, the financial position of Tudou Holdings Limited (the "Company") and its subsidiaries at December 31, 2010 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers Zhong Tian CPAs Limited Company
PricewaterhouseCoopers Zhong Tian CPAs Limited Company
Shanghai, the People's Republic of China

March 30, 2012

TUDOU HOLDINGS LIMITED

CONSOLIDATED BALANCE SHEETS

(Amounts expressed in RMB unless otherwise stated)

	December 31, 2010	December 31, 2011	December 31, 2011
	RMB	RMB	US$
			(Note 2 (aa))
ASSETS
Current assets:
Cash and cash equivalents	263,150,775	872,000,453	138,546,919
Restricted cash	66,227,000	96,786,719	15,377,861
Short term investments	5,837,246	—	—
Accounts receivable, net	243,033,349	239,804,186	38,101,048
Prepayments and other current assets	28,299,804	17,888,737	2,842,233
Content licensed	1,070,902	64,461,085	10,241,835
Content produced	6,562,500	8,214,506	1,305,154

Total current assets	614,181,576	1,299,155,686	206,415,050
Equipment	46,405,816	88,787,903	14,106,977
Intangible assets	1,626,290	6,183,164	982,406
Other assets	4,353,859	4,211,498	669,140
Other long-term receivables	—	10,000,000	1,588,840
Prepayment for content to be licensed	—	142,750,301	22,680,739
Content licensed	32,174,634	141,403,738	22,466,791

Total assets	698,742,175	1,692,492,290	268,909,943

LIABILITIES
Current liabilities:
Accounts payable	66,812,485	126,643,349	20,121,602
Business taxes payable	21,158,672	37,640,665	5,980,499
Accrued liabilities and other payables	134,990,897	230,764,509	36,664,788
Short-term loan	61,243,510	83,343,510	13,241,950
Share-based compensation liability	134,153,348	—	—

Total current liabilities	418,358,912	478,392,033	76,008,839

Warrant liabilities	154,039,611	—	—
Total liabilities	572,398,523	478,392,033	76,008,839

Commitments and contingencies (Note 15)
Mezzanine Equity
Series A redeemable convertible preferred shares, US$0.0001 par value; 6,000,000 shares authorized, 6,000,000 shares issued and outstanding as of December 31, 2010 and none outstanding as of December 31, 2011 (Liquidation value: US$749,970 and nil as of December 31, 2010 and 2011)	7,381,256	—	—
Series B redeemable convertible preferred shares, US$0.0001 par value; 11,333,340 shares authorized, 11,333,340 shares issued and outstanding as of December 31, 2010 and none outstanding as of December 31, 2011 (Liquidation value: US$16,999,970 and nil as of December 31, 2010 and 2011)	56,292,851	—	—
Series C redeemable convertible preferred shares, US$0.0001 par value; 13,781,800 shares authorized, 13,781,800 shares issued and outstanding as of December 31, 2010 and none outstanding as of December 31, 2011 (Liquidation value: US$38,000,000 and nil as of December 31, 2010 and 2011)	125,831,300	—	—
Series D redeemable convertible preferred shares, US$0.0001 par value; 21,671,117 shares authorized, 21,671,117 shares issued and outstanding as of December 31, 2010 and none outstanding as of December 31, 2011 (Liquidation value: US$85,200,000 and nil as of December 31, 2010 and 2011)	376,169,360	—	—
Series E redeemable convertible preferred shares, US$0.0001 par value; 18,461,767 shares authorized, 18,461,767 shares issued and outstanding as of December 31, 2010 and none outstanding as of December 31, 2011 (Liquidation value: US$75,000,000 and nil as of December 31, 2010 and 2011)	351,402,129	—	—
Shareholders' equity/(deficits)
Ordinary shares (US$0.0001 par value; 9,928,751,976 shares authorized, 12,000,000 shares issued and outstanding as of December 31, 2010)	9,700	—	—
Class A Ordinary Shares (US$0.0001 par value;12,357,500 authorized, 8,913,333 issued and outstanding as of December 31, 2011)	—	5,863	932
Class B Ordinary Shares (US$0.0001 par value;9,977,642,500 authorized, 104,512,229 issued and outstanding as of December 31, 2011)	—	68,745	10,922
Additional paid-in capital	11,054,330	2,541,869,642	403,862,413
Accumulated deficits	(801,797,274)	(1,327,843,993)	(210,973,163)

Total shareholders' equity/(deficits)	(790,733,244)	1,214,100,257	192,901,104

Total liabilities and shareholders' equity	698,742,175	1,692,492,290	268,909,943

The accompanying notes are an integral part of these consolidated financial statements.

TUDOU HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts expressed in RMB unless otherwise stated)

	For the Year Ended December 31
	2009	2010	2011	2011
	RMB	RMB	RMB	US$
				(Note 2 (aa))
Revenue	100,805,799	329,453,609	572,613,750	90,979,162
Less: Sales taxes	(11,658,458)	(43,195,533)	(60,418,386)	(9,599,514)

Net revenue	89,147,341	286,258,076	512,195,364	81,379,648
Cost of revenues(1)	(127,182,087)	(226,399,229)	(427,841,723)	(67,977,204)

Gross profit / (loss)	(38,034,746)	59,858,847	84,353,641	13,402,444
Operating expenses(1):
Sales and marketing expenses	(73,435,247)	(143,224,062)	(286,847,739)	(45,575,516)
General and administrative expenses	(37,585,601)	(104,911,440)	(174,971,586)	(27,800,185)
Impairment of equipment	(2,372,289)	—	—	—

Total operating expenses	(113,393,137)	(248,135,502)	(461,819,325)	(73,375,701)

Loss from operations	(151,427,883)	(188,276,655)	(377,465,684)	(59,973,257)
Finance income	3,103,750	330,967	427,810	67,972
Finance expense	—	(12,851,263)	(4,771,362)	(758,093)
Other income/(expense), net	(63,043)	1,370	(133,716)	(21,245)
Foreign exchange gain/(loss)	3,610,023	(10,957,198)	(15,486,249)	(2,460,517)
Beneficial conversion charge on convertible loan	—	(10,966,998)	—	—
Fair value changes in warrant liabilities	—	(124,680,060)	(113,732,565)	(18,070,285)

Loss before income taxes	(144,777,153)	(347,399,837)	(511,161,766)	(81,215,425)
Income taxes	—	—	—	—

Net loss	(144,777,153)	(347,399,837)	(511,161,766)	(81,215,425)

Accretion and effect of foreign exchange movement on Series A Preferred Shares	(847,959)	(624,453)	(284,625)	(45,222)
Effect of foreign exchange movement on Series B Preferred Shares	54,400	1,746,747	1,896,347	301,299
Effect of foreign exchange movement on Series C Preferred Shares	121,600	3,904,500	4,238,900	673,493
Effect of foreign exchange movement on Series D Preferred Shares	363,520	11,672,400	12,672,080	2,013,391
Accretion and effect of foreign exchange movement on Series E Preferred Shares	—	(31,683,102)	(33,407,655)	(5,307,942)

Net loss attributable to ordinary shareholders	(145,085,592)	(362,383,745)	(526,046,719)	(83,580,406)

Loss per ordinary share
Basic and diluted	(12.09)	(30.20)	(10.51)	(1.67)
Weighted average number of ordinary shares used in computing loss per share
Basic and diluted	12,000,000	12,000,000	50,069,321	50,069,321

(1)
Share-based compensation was allocated in cost of revenue and operating expenses as follows:

Cost of revenues	1,875,564	14,133,016	14,177,071	2,252,510
Sales and marketing expenses	3,491,755	31,025,332	39,474,846	6,271,921
General and administrative expenses	6,155,031	59,418,021	51,382,824	8,163,909

The accompanying notes are an integral part of these consolidated financial statements.

TUDOU HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY/(DEFICITS)

(Amounts expressed in RMB unless otherwise stated)

	Ordinary shares
			Additional paid in capital	Accumulated deficits	Total Shareholders' equity/(deficits)
	Shares	Par value
		RMB	RMB	RMB	RMB
Balance as of December 31, 2008	12,000,000	9,700	87,332	(294,327,937)	(294,230,905)

Accretion and effect of foreign exchange movement on Convertible Redeemable Series A Preferred Shares to redemption value	—	—	—	(847,959)	(847,959)
Effect of foreign exchange movement on Convertible Redeemable Series B Preferred Shares to redemption value	—	—	—	54,400	54,400
Effect of foreign exchange movement on Convertible Redeemable Series C Preferred Shares to redemption value	—	—	—	121,600	121,600
Effect of foreign exchange movement on Convertible Redeemable Series D Preferred Shares to redemption value	—	—	—	363,520	363,520
Net loss	—	—	—	(144,777,153)	(144,777,153)

Balance as of December 31, 2009	12,000,000	9,700	87,332	(439,413,529)	(439,316,497)

The accompanying notes are an integral part of these consolidated financial statements

TUDOU HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY/(DEFICITS) (Continued)

(Amounts expressed in RMB unless otherwise stated)

	Ordinary shares
			Additional paid in capital	Accumulated deficits	Total Shareholders' equity/(deficits)
	Shares	Par value
		RMB	RMB	RMB	RMB
Balance as of December 31, 2009	12,000,000	9,700	87,332	(439,413,529)	(439,316,497)

Accretion and effect of foreign exchange movement on Convertible Redeemable Series A Preferred Shares to redemption value	—	—	—	(624,453)	(624,453)
Effect of foreign exchange movement on Convertible Redeemable Series B Preferred Shares to redemption value	—	—	—	1,746,747	1,746,747
Effect of foreign exchange movement on Convertible Redeemable Series C Preferred Shares to redemption value	—	—	—	3,904,500	3,904,500
Effect of foreign exchange movement on Convertible Redeemable Series D Preferred Shares to redemption value	—	—	—	11,672,400	11,672,400
Accretion and effect of foreign exchange movement on Convertible Redeemable Series E Preferred Shares to redemption value				(31,683,102)	(31,683,102)
Beneficial conversion feature on convertible note	—	—	10,966,998	—	10,966,998
Net loss	—	—	—	(347,399,837)	(347,399,837)

Balance as of December 31, 2010	12,000,000	9,700	11,054,330	(801,797,274)	(790,733,244)

The accompanying notes are an integral part of these consolidated financial statements

TUDOU HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY/(DEFICITS)—(Continued)
(Amounts expressed in RMB unless otherwise stated)

	Ordinary shares
	Ordinary Shares	Par value	Class A Ordinary Shares	Par value	Class B Ordinary Shares	Par value	Additional paid in capital	Accumulated deficits	Total Shareholders' equity/(deficits)
		RMB		RMB		RMB	RMB	RMB	RMB
Balance as of December 31, 2010	12,000,000	9,700	—	—	—	—	11,054,330	(801,797,274)	(790,733,244)

Accretion and effect of foreign exchange movement on Convertible Redeemable Series A Preferred Shares to redemption value	—	—	—	—	—	—	—	(284,625)	(284,625)
Effect of foreign exchange movement on Convertible Redeemable Series B Preferred Shares to redemption value	—	—	—	—	—	—	—	1,896,347	1,896,347
Effect of foreign exchange movement on Convertible Redeemable Series C Preferred Shares to redemption value	—	—	—	—	—	—	—	4,238,900	4,238,900
Effect of foreign exchange movement on Convertible Redeemable Series D Preferred Shares to redemption value	—	—	—	—	—	—	—	12,672,080	12,672,080
Accretion and effect of foreign exchange movement on Convertible Redeemable Series E Preferred Shares to redemption value	—	—	—	—	—	—	—	(33,407,655)	(33,407,655)
Division of ordinary shares into Class A Ordinary Shares and Class B Ordinary Shares upon the initial public offering	(12,000,000)	(9,700)	8,913,333	5,863	3,086,667	3,837	—	—	—
Issuance of Class B Ordinary Shares in the initial public offering, net-off the issuance cost	—	—	—	—	22,280,000	14,258	931,520,307	—	931,534,565
Conversion of preferred shares to Class B Ordinary Shares in conjunction with the initial public offering	—	—	—	—	69,914,684	44,743	931,917,107	—	931,961,850
Conversion of Series E preferred share (resulting from the exercise of warrant) to Class B Ordinary Shares	—	—	—	—	9,230,878	5,907	428,189,809	—	428,195,716
Reclassification of the liability awards to equity awards in conjunction with the initial public offering (Note 12)	—	—	—	—	—	—	134,153,348		134,153,348
Share-based compensation (Note 12)	—	—	—	—	—	—	105,034,741	—	105,034,741
Net loss	—	—	—	—	—	—	—	(511,161,766)	(511,161,766)

Balance as of December 31, 2011	—	—	8,913,333	5,863	104,512,229	68,745	2,541,869,642	(1,327,843,993)	1,214,100,257

Balance as of December 31, 2011 (US$) (Note 2(aa))	—	—	8,913,333	932	104,512,229	10,922	403,862,413	(210,973,163)	192,901,104

The accompanying notes are an integral part of these consolidated financial statements

TUDOU HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts expressed in RMB unless otherwise stated)

	Years Ended December 31
	2009	2010	2011	2011
	RMB	RMB	RMB	US$
				(Note 2 (aa))
Cash flows from operating activities
Net loss	(144,777,153)	(347,399,837)	(511,161,766)	(81,215,425)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of equipment	19,629,792	20,681,661	29,614,603	4,705,285
Amortization of intangible assets			355,545	56,490
Amortization of other assets			142,361	22,619
Provision for doubtful accounts	3,515,026	7,500,531	44,155,087	7,015,537
Amortization of the content licensed	8,006,828	24,209,941	97,546,423	15,498,566
Amortization of the content produced	—	1,586,500	7,312,500	1,161,839
Write-down of the content licensed	1,904,074	10,712,277	—	—
Share-based compensation	11,522,350	104,576,369	105,034,741	16,688,340
Impairment of equipments	2,372,289	—	—	—
Interest expense for the accretion of the convertible loan	—	10,249,998	—	—
Beneficial conversion charge on convertible loan	—	10,966,998	—	—
Fair value changes in warrant liabilities	—	124,680,060	113,732,565	18,070,285
Foreign exchange loss/(gain)	(3,610,023)	10,957,198	15,486,249	2,460,517
Changes in operating assets and liabilities:
Accounts receivables	(50,920,073)	(179,425,363)	(40,925,924)	(6,502,474)
Prepayments and other current assets	1,538,034	(18,169,499)	(3,385,554)	(537,910)
Content produced	—	(8,149,000)	(8,964,506)	(1,424,317)
Other assets	—	(4,353,859)	—	—
Other long-term receivables	—	—	(10,000,000)	(1,588,840)
Accounts payable	9,592,292	45,929,468	40,479,974	6,431,620
Business taxes payable	4,229,425	15,804,442	16,481,993	2,618,725
Other payables and accruals	42,199,205	70,859,585	105,596,416	16,777,581

Net cash provided by / (used in) operating activities	(94,797,934)	(98,782,530)	1,500,707	238,438

Cash flows from investing activities
Purchase of equipment	(24,736,361)	(27,595,513)	(68,392,412)	(10,866,460)
Purchase of intangible assets	—	(1,626,290)	(4,912,419)	(780,504)
Advance payment for premium content to be licensed	—	—	(142,750,301)	(22,680,739)
Cash paid for content licensed	(9,910,902)	(68,167,754)	(254,419,098)	(40,423,124)
Cash received from maturity of short-term investment	11,312,175	84,211,616	5,837,246	927,445
Cash paid for short-term investments	(84,211,616)	(5,837,246)	—	—
Net increase in restricted cash	—	(66,227,000)	(30,559,719)	(4,855,450)

Net cash used in investing activities	(107,546,704)	(85,242,187)	(495,196,703)	(78,678,832)

Cash flows from financing activities
Proceeds from issuance of the redeemable convertible preferred shares	—	236,434,080	—	—
Cash received from short-term loan	—	81,243,510	52,643,510	8,364,211
Cash paid for the repayment of short-term loan	—	(20,000,000)	(30,543,510)	(4,852,875)
Cash received from issuance of convertible loan	—	102,394,500	—	—
Cash received from exercise of warrants	—	—	160,423,540	25,488,734
Cash received from public offering	—	—	961,381,493	152,748,136
Cash paid for public offering costs	—	(3,973,818)	(25,873,110)	(4,110,823)

Net cash provided by financing activities		396,098,272	1,118,031,923	177,637,383

Net increase/(decrease) in cash	(202,344,638)	212,073,555	624,335,927	99,196,989
Cash and cash equivalents at beginning of year	260,769,033	62,034,418	263,150,775	41,810,447
Effect of foreign exchange rate change on cash	3,610,023	(10,957,198)	(15,486,249)	(2,460,517)

Cash and cash equivalents at end of year	62,034,418	263,150,775	872,000,453	138,546,919

Supplementary Disclosure of Cash Flow Information
Cash paid for income taxes	—	—	—	—
Cash paid for interest	—	2,081,693	4,699,135	746,617
Supplementary Disclosure of Non-cash Investing and Financial Activities
Unpaid deferred expenses/payables related to the initial public offering	—	9,822,804	—	—
Payables related to purchase of equipment	7,211,162	8,139,022	11,743,300	1,865,822
Payables related to content licensed	1,088,250	10,630,443	26,377,055	4,190,892
Conversion of the convertible loan to redeemable convertible preferred shares	—	102,394,500	—	—
Conversion of preferred shares to Class B Ordinary Shares	—	—	931,961,850	148,073,825
Cashless conversion of Series E preferred shares (resulting from the exercise of warrant) to Class B Ordinary Shares	—	—	267,772,176	42,544,714
Capitalized expenses related to public offering prepaid in prior year	—	—	3,973,818	631,376

The accompanying notes are an integral part of these consolidated financial statements

TUDOU HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts expressed in RMB unless otherwise stated)

1. Organization and Nature of Operations

        Tudou Holdings Limited (the "Company") was incorporated under the law of Cayman Islands ("Cayman") as a limited liability company on April 15, 2010. The Company was incorporated as an investment holding company and currently has no significant assets or operations of its own, other than its investments in the entities discussed below.

        Starcloud Media Co., Limited (the "Starcloud BVI") was incorporated under the law of British Virgin Islands ("BVI") as a limited liability company on November 1, 2005.

        In September 2010, all of the existing ordinary and preferred shareholders of Starcloud BVI exchanged their respective shares in Starcloud BVI for an equivalent number of shares of the Company at equivalent classes. As a result, Starcloud BVI became a wholly-owned subsidiary of the Company. The rights of the preferred and ordinary shares issued by the Company were the same as those originally issued by Starcloud BVI (the "Reorganization").

        Accordingly, the Reorganization has been accounted for as a legal reorganization of entities under common control and the accompanying consolidated financial statements have been prepared as if the group structure after the completion of the Reorganization had been in existence throughout all relevant periods.

        The accompanying consolidated financial statements include the financial statements of the Company, its subsidiaries and variable interest entities ("VIEs" or "VIE subsidiaries", collectively as "subsidiaries") as follows:

Name of the subsidiaries	Place of incorporation	Date of incorporation/ acquisition	Relationship	Principal activities
Starcloud BVI	BVI	November 1, 2005	Wholly-owned subsidiary	Investment holding
Star Manor Limited ("Star Manor")	Hong Kong	February 9, 2010	Wholly-owned subsidiary	Investment holding
Reshuffle Technology (Shanghai) Co., Ltd. ("Reshuffle Shanghai")	Shanghai, PRC	January 25, 2006	Wholly-owned subsidiary	Technology consulting and administrative services
Wohong Network Technology (Shanghai) Co., Ltd. ("Shanghai Wohong")	Shanghai, PRC	August 2, 2010	Wholly-owned subsidiary	Technology consulting services
Quan Toodou Network Science and Technology Co., Ltd. ("Quan Toodou")	Shanghai, PRC	December 8, 2004	VIE	Online advertising operations

TUDOU HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in RMB unless otherwise stated)

1. Organization and Nature of Operations (Continued)

Name of the subsidiaries	Place of incorporation	Date of incorporation/ acquisition	Relationship	Principal activities
Shanghai Suzao Network Science and Technology Co., Ltd. ("Suzao")	Shanghai, PRC	May 19, 2009	VIE	Technology supporting services
Chengdu Gaishi Network Science and Technology Co., Ltd. ("Gaishi")	Shanghai, PRC	June 30, 2009	VIE	Technology supporting services
Shanghai Licheng Cultural Broadcasting Co., Ltd. ("Licheng")	Shanghai, PRC	June 2, 2009	Wholly-owned subsidiary of Quan Toodou	Online advertising operations
Tudou Limited (formerly named "Global Media Partners Limited") (Note 5)	Hong Kong	February 22, 2011	Wholly-owned subsidiary	Advertising operations
Chuanxian Technology (Shanghai) Co., Ltd. ("Chuanxian")	Shanghai, PRC	September 15, 2011	Wholly-owned subsidiary	Technology consulting services
Shanghai Quan Toodou Cultural Communication Co., Ltd. ("Toodou Cultural")	Shanghai, PRC	September 9, 2011	Wholly-owned subsidiary of Quan Toodou	Advertising production and operations
Toodou (China) Advertising Co., Ltd. ("Toodou China")	Shanghai, PRC	December 31, 2011	Wholly-owned subsidiary	Online advertising operations

        The Company, its subsidiaries and the consolidated VIEs are collectively referred to as the "Group".

        The Group engages primarily in provision of online advertising services by posting online advertisements and special advertisement campaigns on its online video sharing platform, where users can upload, view and share video clips, through its operating subsidiary and VIEs. The Group also engages in provision of mobile video services.

        To comply with PRC laws and regulations that prohibit or restrict foreign ownership of companies that provide advertising services and hold Internet Content Provider ("ICP") license and the License for Transmission of Audio-Visual Programs through the Internet ("the License"), the Company conducts substantially all of its operations through its VIEs. The VIEs are wholly owned by certain employees of the Company ("nominee shareholders").

TUDOU HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in RMB unless otherwise stated)

1. Organization and Nature of Operations (Continued)

        Upon the formation of these VIEs, the Company has various agreements with its VIEs, through which, the Company holds all of the variable interests of the VIEs. Details of certain key agreements with the VIEs are as follows:

  •
  Loan Agreements:    Reshuffle Shanghai has granted interest-free loans to the nominee shareholders with the sole purpose of providing funds necessary for the capital injection and acquisition of the VIEs. The portion of the loans for initial and subsequent capital injection is eliminated with the capital of the VIEs during consolidation. The interest-free loans to the nominee shareholders of VIE as of December 31, 2009 and 2010 and 2011 were RMB57 million, respectively. Reshuffle Shanghai is able to require the nominee shareholders to settle the loan amount through the entire equity interest of the VIEs and nominate someone else to hold the shares on Reshuffle Shanghai's behalf. Reshuffle Shanghai and the shareholders of Quan Toodou, Suzao and Gaishi signed various loan agreements in 2006, 2008, 2009 and 2010. Each of these agreements became effective from its respective signing date. All of the Loan Agreements have a term of five years, which will be automatically renewed every five years upon its expiration. The Loan Agreements with the shareholders of Quan Toodou were renewed on May 10, 2011 for another period of five years.

  •
  Proxy Agreement:    The nominee shareholders of the VIEs irrevocably appointed Reshuffle Shanghai's officers to vote on their behalf on all matters they are entitled to vote on, including matters relating to the transfer of any or all of their respective equity interests in VIEs, making all the operational, financial decisions and the appointment of the directors, general managers and other senior management of the VIEs. The Proxy Agreements between Reshuffle Shanghai and the shareholders of Quan Toodou, Suzao and Gaishi became effective on May 10, 2006, March 2, 2009 and May 20, 2009, respectively. All the Proxy Agreements shall remain effective until they are terminated in writing by the shareholders of the VIEs and Reshuffle Shanghai.

  •
  Equity Interest Pledge Agreements:    The nominee shareholders of the VIEs have pledged their respective equity interests in the VIEs as collaterals to secure the nominee shareholders' obligation under other agreements and for the payment by the VIEs under the exclusive technical consulting and services agreements and the loan agreement. The nominee shareholders cannot sell or pledge their equity interests to others without the approval from Reshuffle Shanghai, and the nominee shareholders cannot receive any dividends without the approval of Reshuffle Shanghai. Also, any dividend declared will be held in an account designated by Reshuffle Shanghai and shall serve as a collateral for the loans. The Equity Interest Pledge Agreements between Reshuffle Shanghai and the shareholders of Quan Toodou, Suzao and Gaishi became effective on May 10, 2006 (amended on April 11, 2007 and February 26, 2010), May 20, 2009, and July 1, 2009, respectively. All of the Equity Interest Pledge Agreements shall remain valid until the full performance of the secured contractual obligations including the obligations of nominee shareholders of the respective VIEs under Loan Agreements, Proxy Agreements and Exclusive Call Option Agreements, or the full discharge of the losses suffered by Reshuffle Shanghai as a result of any breach by the nominee shareholders of the respective VIEs and VIEs of their respective obligations under these various agreements.

  •
  Exclusive Call Option Agreements:    The nominee shareholders of the VIEs grant Reshuffle Shanghai the exclusive and irrevocable right to purchase from the nominee shareholders, to the

TUDOU HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in RMB unless otherwise stated)

1. Organization and Nature of Operations (Continued)

    extent permitted under PRC laws and regulations or at the request of the Company, all of the equity interest in these entities for a purchase price equal to the amount of the registered capital or at the lowest price permitted by PRC laws and regulations. Reshuffle Shanghai may exercise such option at any time. In addition, VIEs and its nominee shareholders agree that without Reshuffle Shanghai's prior written consent, they will not transfer or otherwise dispose the equity interest or declare any dividend. The Exclusive Call Option Agreements between Reshuffle Shanghai and the shareholders of Quan Toodou, Suzao and Gaishi became effective on May 10, 2006 (amended on April 11, 2007), May 20, 2009, and March 2, 2009, respectively. All the Exclusive Call Option Agreements shall remain valid until all of the equity interests of the VIEs have been legally transferred to Reshuffle Shanghai and/or its designated entity or individual.

  •
  Exclusive Technical Consulting and Services Agreements:    Reshuffle Shanghai is an exclusive provider of the technical consulting and related services and information services to the VIEs. In consideration for those services, the VIEs agree to pay Reshuffle Shanghai service fees which equal to 50%, 20% and 20% of the total annual revenues before tax of Quan Toodou, Suzhao and Gaishi, respectively, and other consulting fees. Reshuffle Shanghai also retains the right to adjust in its discretion the service fees rate in the future. The service fees are eliminated upon consolidation. Reshuffle Shanghai shall exclusively own intellectual properties arising from the performance of this agreement except for those technologies independently developed by the VIEs and subject to certain conditions under this agreement including that Reshuffle Shanghai shall have the right to purchase such technologies at the purchase price of RMB1.00 or the lowest price permitted by law. The Exclusive Technical Consulting and Services Agreements between Reshuffle Shanghai and Quan Toodou, Suzao and Gaishi became effective on May 10, 2006 (amended on April 11, 2007 and August 31, 2010), May 20, 2009 (amended on August 31, 2010), and March 2, 2009 (amended on August 31, 2010), respectively. All the Exclusive Technical Consulting and Services Agreements shall remain valid until they are terminated in writing by the shareholders of the VIEs and Reshuffle Shanghai or until either a VIE or Reshuffle Shanghai ceases its business.

    The balances of service fees payable by the VIEs to Reshuffle Shanghai as of December 31, 2010 and 2011 were RMB303,929,509 and RMB642,033,595, respectively. The service fees charged from Reshuffle Shanghai to the VIEs for the years ended December 31, 2009, 2010 and 2011 were RMB62,439,084, RMB235,827,779 and RMB346,037,350, respectively.

        As a result of these agreements, Reshuffle Shanghai exercises effective control over the VIEs, receives all of the economic benefits and residual interest and absorbs all of the risks and expected losses from the VIEs, and has an exclusive call option to purchase all the equity interest in the VIEs at a minimal price. Therefore, Reshuffle Shanghai is considered as the primary beneficiary of these VIEs and accordingly the financial statements of these VIEs are consolidated in the Company's consolidated financial statements.

        The Company believes that Reshuffle Shanghai's contractual arrangements with the VIEs are in compliance with PRC law and are legally enforceable. However, uncertainties in the PRC legal system could limit the Company's ability to enforce these contractual arrangements and if the shareholders of the VIEs were to reduce their interest in the Company, their interests may diverge from that of the Company and that may potentially increase the risk that they would seek to act contrary to the

TUDOU HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in RMB unless otherwise stated)

1. Organization and Nature of Operations (Continued)

contractual terms, for example by influencing the VIE not to pay the service fees when required to do so.

        The Company's ability to control the VIEs also depends on the voting power Reshuffle Shanghai obtained under the Proxy Agreement to vote on all matters requiring shareholder approval in the VIEs. As noted above, the Company believes this Proxy Agreement is legally enforceable but may not be as effective as direct equity ownership, given the uncertainty in the PRC legal system.

        In addition, if the legal structure and contractual arrangements were found to be in violation of any existing PRC laws and regulations, the PRC government could, among other things:

  •
  revoke the Group's business and operating licenses;

  •
  require the Group to discontinue or restrict operations;

  •
  restrict the Group's right to issue the invoice and collect revenues;

  •
  block the Group's websites;

  •
  require the Group to restructure the operations in such a way as to compel the Group to establish a new enterprise, re-apply for the necessary licenses or relocate our businesses, staff and assets;

  •
  impose additional conditions or requirements with which the Group may not be able to comply; or take other regulatory or enforcement actions against the Group that could be harmful to the Group's business.

        The imposition of any of these penalties may result in a material and adverse effect on the Group's ability to conduct the business. In addition, if the imposition of any of these penalties causes the Group to lose the rights to direct the activities of the VIEs and their subsidiaries or the right to receive their economic benefits, the Group would no longer be able to consolidate the VIEs. However, the Group does not believe that any penalties imposed or actions taken by the PRC Government would result in the liquidation of the Company, Reshuffle Shanghai, or the VIEs.

        Summary stand-alone financial information of Quan Toodou and its subsidiary was as follows:

	December 31,
	2009	2010	2011
	RMB	RMB	RMB
Total assets	88,496,963	307,113,445	403,486,026
Total liabilities	145,990,387	490,954,831	979,437,294

TUDOU HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in RMB unless otherwise stated)

1. Organization and Nature of Operations (Continued)

	Years ended December 31,
	2009	2010	2011
	RMB	RMB	RMB
Revenues	100,796,851	329,453,609	572,613,750
Cost of revenues(1)	108,665,769	327,809,837	696,489,193
Net loss	(51,685,411)	(136,252,251)	(407,207,701)

(1)
The cost of revenues of Quan Toodou includes the service fees paid/payable to Reshuffle Shanghai according to the Exclusive Technical Consulting and Services Agreements between Reshuffle Shanghai and Quan Toodou as discussed above. The service fees paid/payable to Reshuffle Shanghai for the years ended December 31, 2009, 2010 and 2011 were RMB62,439,084, RMB235,827,779 and RMB346,037,350, respectively, which were fully eliminated during the consolidation.

  Suzao and Gaishi do not currently carry out any significant activities for the Group.

2. Summary of Significant Accounting Policies

  a. Basis of presentation and Use of estimates

        The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP") for all periods presented.

        Significant accounting policies followed by the Group in the preparation of its accompanying consolidated financial statements are summarized below.

        The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of the assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements, and the reported revenues and expenses during the reported periods. These estimates are based on management's best knowledge of current events and actions that the Group may take in the future. Actual results could materially differ from these estimates.

        Significant accounting estimates reflected in the Group's financial statements mainly include share-based compensation, allowance for doubtful accounts, valuation of deferred tax assets, useful lives of equipment, amortization and net realizable value of premium licensed content and impairment for long-lived assets,

        The Group operates with significant losses, which principally resulted from investments in equipments, premium licensed contents and the lease of internet bandwidth. As of December 31, 2011, the accumulated deficits of the Group were RMB1,327,843,993. The Group believes that its current cash balance will be sufficient to meet the Group's operating cash flow for the period of twelve months from the balance sheet date. The Company also believes that it can obtain sufficient funding through additional issuance of equity shares or loans to finance future capital commitments and for working capital purposes in the foreseeable future. The consolidated financial statements have therefore been prepared on a going concern basis.

TUDOU HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in RMB unless otherwise stated)

2. Summary of Significant Accounting Policies (Continued)

  b. Basis of consolidation

        The consolidated financial statements include the financial statements of the Company, its subsidiaries and VIE subsidiaries for which the Company is the primary beneficiary. All significant transactions and balances among the Company, its subsidiaries and VIE subsidiaries have been eliminated upon consolidation.

        A subsidiary is an entity in which the Company, directly or indirectly, controls more than one half of the voting power; has the power to appoint or remove the majority of the members of the board of directors; to cast majority of votes at the meeting of the board of directors or to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

        Accounting Standards Codification ("ASC") 810 "Consolidation" provides guidance on the identification of and financial reporting for entities over which control is achieved through means other than voting interests, which requires certain VIEs to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity risk for the entity to finance its activities without additional subordinated financial support from other parties. Through the above contractual arrangements, the Company holds all the variable interests of the VIEs and has been determined to be the primary beneficiary of the VIEs.

        Pursuant to the contractual arrangements with the VIEs, the Company has the power to direct activities of the VIEs, or can transfer out the assets of the VIEs primarily in the form of the service fees paid by the VIEs. Therefore, the Company is of the view that it has control over the asset of a consolidated VIE to the extent permitted by the applicable PRC law and the contractual arrangements. As all the consolidated VIEs are incorporated as limited liability companies under the PRC Company Law, creditors of the VIEs do not have recourse to the general credit of the Company for any of the liabilities of the consolidated VIEs, which consisted of accounts payable of RMB 765 million and accrued expenses and other current liabilities of RMB 181 million as of December 31, 2011, respectively. Currently there is no contractual arrangement that could require the Company to provide additional financial support to the consolidated VIEs. As the Company is conducting certain business in the PRC mainly through the VIEs, the Company may provide such support on a discretionary basis in the future, which could expose the Company to a loss.

  Claims for Quan Toodou's shares

        On October 11, 2010, the ex-wife of Mr. Gary Wei Wang, the founder and chief executive officer of the Company who holds 95% of the equity interests in Quan Toodou, initiated a lawsuit against him in a local court in Shanghai, PRC and claimed for the division of the 76% equity interest of Quan Toodou held by Mr. Wang, which she alleged to form part of the community property during their marriage. On November 10, 2010, the court approved the plaintiff's application and issued Asset Conservatory Notification on November 17, 2010 and imposed restrictions on transfer, disposal or payment of dividend on the 95% equity interest in Quan Toodou held by Mr. Wang for period from November 12, 2010 to November 11, 2012. This notification was delivered to Mr. Wang on November 19, 2010 by the court.

TUDOU HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in RMB unless otherwise stated)

2. Summary of Significant Accounting Policies (Continued)

        On November 23, 2010, the court released the restriction on the 95% equity interests in Quan Toodou and issued another Asset Conservatory Notification to restrict the transfer, disposal or payment of dividend on the 38% equity interests in Quan Toodou ("Frozen Equity"), which represents the plaintiff's claim of her portion of the community assets. The court did not specify the period of the conservatory measures and normally, it should be no longer than 2 years according to PRC judicial practice.

        Subsequently, the Company has evaluated the potential impact of the lawsuit on the contractual arrangements it has currently in place with Quan Toodou based on the advice of its PRC legal counsel.

        Based on the advice from the Company's PRC legal counsel, the restrictions imposed under the conservatory measures did not impact the validity and performance of any of the agreements entered into between Reshuffle Shanghai and Mr. Wang as the nominee shareholder of Quan Toodou and between Reshuffle Shanghai and Quan Toodou. Consequently, prior to the litigation and issuance of the Asset Conservatory Notification, it did not impact the Company's previous accounting conclusion on the consolidation of Quan Toodou.

        Based on the advice of the Company's PRC legal counsel, upon the issuance of the conservatory measures as set out in the Asset Conservatory Notification, the Company concluded that all of these agreements discussed in Note 1 are still valid. While the overall performance of these agreements is still intact, certain restrictions have been imposed as a result of the conservatory measures on the following agreements:

  •
  Proxy Agreement—The conservatory measures prohibited the use of voting rights to transfer, dispose or distribute dividend on the Frozen Equity. However, Reshuffle Shanghai could continue to exercise full voting rights on all other matters, including making all the operational and financial decisions.

  •
  Option Agreement—the exercise of the option agreement was not allowed under the conservatory measure, however, the exercise under this agreement is subject to restrictions under the current PRC laws regardless of the conservatory measures. Given the PRC laws and regulations prohibit or restrict foreign ownership of companies that provide advertising services and hold ICP license and the License for Transmission of Audio-Visual Programs through the Internet at present, the Company is not allowed to exercise the option to acquire the equity interest in Quan Toodou until the PRC Laws allows foreign ownerships in Internet-related and mobile value-added service businesses. Therefore, the temporary restriction from the conservatory measures had no substantial impact on this agreement currently.

  •
  Equity Interest Pledge Agreement—while the transfer, disposal or dividend distribution on the pledged Frozen Equity upon exercise of Reshuffle Shanghai's right was prohibited by the conservatory measures, the pledge was still effective and the entire 95% of Mr. Wang's holding in Quan Toodou continued to be pledged in favor of Reshuffle Shanghai.

  •
  Loan Agreements—the transfer of the underlying equity interest collateralized related to Frozen Equity was prohibited (same as the Equity Interest Pledge Agreement).

TUDOU HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in RMB unless otherwise stated)

2. Summary of Significant Accounting Policies (Continued)

  •
  Exclusive Technical Consulting and Service Agreement—The conservatory measure was unlikely to have adverse impact on this agreement as it was signed between Quan Toodou and Reshuffle Shanghai, which was not the subject matter of the conservatory measures.

        Although the conservatory measures had imposed certain restrictions on the above agreements, these restrictions did not affect the ability of Reshuffle Shanghai's control over the Quan Toodou, as it could continue to exert full control on its operation and finance decisions, enforce the equity pledge and loan agreements as long as it did not dispose, transfer or distribute dividends on the Frozen Equity. In addition, Reshuffle Shanghai would continue to absorb the losses and fund the operations of Quan Toodou through a series of loan agreements, and obtain a majority of the potential benefits of Quan Toodou through the enforcement of the Exclusive Technical Consulting and Service Agreement. Consequently, the contractual agreements that were in place continue to enable Reshuffle Shanghai to have control over Quan Toodou, and Quan Toodou remained as the consolidated VIE during the period asset conservatory measures was in effect. In addition, the Company would continue to absorb the 100% of the cumulative deficit of Quan Toodou during the period the conservatory measures were in effect as the restrictions imposed did not alleviate the Company's obligations to absorb losses.

        The lawsuit between Mr. Wang and his ex-wife was concluded through settlement directed by the court on June 10, 2011 and pursuant to a court ruling, Mr. Wang is entitled to the equity interests in any companies that are directly or indirectly held by him. In exchange, Mr. Wang has agreed to pay the plaintiff a cash amount before June 2012 and an additional cash amount in the event of an initial public offering, merger, acquisition, reorganization or a similar transaction of the Company within two years after such event. As of December 31, 2011, Mr. Wang had partially paid the total amount. According to Mr. Wang, he is willing and will be able to perform and will pay the remaining amount within two years of the initial public offering of the Company. Based on the Company's assessment, the likelihood that Mr. Wang will not fulfill his obligations under the court ruling is remote. In the meantime, the court also issued an order releasing the conservatory measures imposed by the Assets Conservatory Notification. However, if Mr. Wang fails to fully perform his obligations under the court ruling, Mr. Wang's personal assets, including the equity interests of the companies that are directly or indirectly held by him, will be subject to the court's enforcement measures. If Mr. Wang does not fully perform his obligations for whatever reasons, and as a result of the court's enforcement measures, Mr. Wang must transfer part or all of his equity interest in Quan Toodou to his ex-wife or any other third party. If that were to happen, the Company may have to re-negotiate with Mr. Wang's ex-wife or such other third party and request such person to become a party to the contractual arrangements with Quan Toodou. If such person does not become a party to these contractual arrangements, with such person obtains more than one-third of the equity interests of Quan Toodou, such person may have certain protective rights, i.e., the power to veto certain critical corporate actions of Quan Toodou, such as increases or decreases in registered capital, amendment of the articles of association, merger, division or dissolution of Quan Toodou and change of company's form. The potential limitation of control over Quan Toodou could cause significant disruption to the Company's business, operations and financial condition which could have a negative impact on the Company's execution of such corporate actions. If such person does not become a party to these contractual arrangements, with such person obtains more than a half of the equity interests of Quan Toodou, the Company will be unable to continue to consolidate Quan Toodou.

TUDOU HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in RMB unless otherwise stated)

2. Summary of Significant Accounting Policies (Continued)

  c. Functional Currency and Foreign Currency Translation

  Functional Currency

        An entity's functional currency is the currency of the primary economic environment in which it operates, normally that is the currency of the environment in which it primarily generates and expends cash. Management's judgment is essential to determine the functional currency by assessing various indicators, such as cash flows, sales price and market, expenses, financing and intercompany transactions and arrangements. The functional currency of the Company, the Company's subsidiaries and VIEs is the Renminbi ("RMB"), the official currency in the PRC.

  Foreign Currency Translation

        Transactions denominated in currencies other than RMB are translated into RMB at the exchange rates quoted by the People's Bank of China (the "PBOC") prevailing at the dates of the transactions. Gains and losses resulting from foreign currency transactions are included in the consolidated statements of operations. Monetary assets and liabilities denominated in foreign currencies are translated into RMB using the applicable exchange rates quoted by the PBOC at the applicable balance sheet dates. Such exchange gains or losses are separately presented in the accompanying consolidated statements of operations.

  d. Fair value of financial instruments

        On January 1, 2008, the Company adopted Accounting Standards Codification ("ASC") 820, Fair Value Measurements and Disclosures, for financial assets and liabilities. On January 1, 2009, the Company also adopted the statement for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. ASC 820 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions the guidance establishes a three-tier value hierarchy, which prioritizes the inputs used in measuring fair value as follows: (Level 1) observable inputs such as quoted prices in active markets; (Level 2) inputs other than the quoted prices in active markets that are observable either directly or indirectly, or quoted prices in less active markets; and (Level 3) unobservable inputs with respect to which there is little or no market data, which require the Company to develop its own assumptions. This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. On a recurring basis, the Company measures certain financial assets at fair value.

        The Company's financial instruments consist principally of cash and cash equivalents, short-term investments, accounts receivable, accounts payable and certain accrued expenses. Short-term investments are limited to time deposits with original maturities longer than three months and less than one year. As of December 31, 2010 and 2011, the respective carrying values of financial instruments approximated their fair values based on their short-term maturities.

TUDOU HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in RMB unless otherwise stated)

2. Summary of Significant Accounting Policies (Continued)

        Financial assets and liabilities measured and recognized at fair value on a recurring basis and classified under the appropriate level of the fair value hierarchy as described above was as follows:

As of December 31, 2010	Level 1	Level 2	Level 3	Total
Financial assets
Cash in bank	97,275,297	—	—	97,275,297
Restricted cash	66,227,000	—	—	66,227,000
Bank deposit with the maturity term below 3 months	165,875,478	—	—	165,875,478
Bank deposit with the maturity term greater than 3 months but less than 1 year	5,837,246	—	—	5,837,246

Total	335,215,021	—	—	335,215,021

Financial liabilities
Warrants to purchase Series E
Preferred Shares (Note 10)			154,039,611	154,039,611

As of December 31, 2011	Level 1	Level 2	Level 3	Total
Financial assets
Cash in bank	872,000,453	—	—	872,000,453
Restricted cash	96,786,719	—	—	96,786,719

Total	968,787,172	—	—	968,787,172

        In accordance with the provisions of the Impairment or Disposal of Long-Lived Assets Subsections of ASC 360-10-35, long-lived assets held and used were written down to their fair value whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. The determination of fair value of the long-lived assets acquired involves significant judgments and estimates, including, but are not limited to, comparable market transactions, quotes, future cash flows, business plans, technological improvements or obsolesces, and operating results. Impairment charges of RMB 2,372,289, zero and zero related to computer hardware and other equipment was recognized for the years ended December 31, 2009, 2010 and 2011 (Note 4).

        Financial assets and liabilities measured and recognized at fair value on a non-recurring basis and classified under the appropriate level of the fair value hierarchy as described above was as follows:

		Fair Value Measurement Using
	Carrying Amount
As of December 31, 2009		Level 1	Level 2	Level 3	Total Loss
Computer hardware and other equipment	72,425,312	—	—	70,053,023	(2,372,289)

TUDOU HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in RMB unless otherwise stated)

2. Summary of Significant Accounting Policies (Continued)

        Following is reconciliation of the beginning and ending balances of warrants measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the year ended December 31, 2010 and 2011:

	Amount (RMB)	Amount (RMB)
Balance as on January 1, 2010		—
Issuance of warrants		29,359,551
Changes in fair value of warrants recorded in income statement		124,680,060

Balance as on December 31, 2010		154,039,611

Balance as on January 1, 2011		154,039,611
Changes in fair value of warrants recorded in income statement		113,732,565
Exercise of warrants
Proceeds from the exercise of warrants	160,423,540	—
Cash conversion of Series E preferred shares (resulting from the exercise of warrants) to Class B Ordinary Shares	(160,423,540)	—

Cashless conversion of Series E preferred shares (resulting from the exercise of warrant) to Class B Ordinary Shares	—	(267,772,176)

Balance as on December 31, 2011		—

        In determining the fair value of the warrants, the Company applied the Black-Scholes option pricing model. The assumptions used in the Black-Scholes option pricing model are disclosed in Note 12.

  e. Cash and cash equivalents

        Cash and cash equivalents represent cash on hand, demand deposits placed with banks or other financial institutions, which have original maturities of three months or less. Cash and cash equivalents balance as of December 31, 2010 and 2011 primarily consist of the following currencies:

	As of December 31, 2010		As of December 31, 2011
	Amount	RMB equivalent	Amount	RMB equivalent
RMB	19,967,338	19,967,338	752,024,482	752,024,482
HKD	—	—	57,839	46,890
US$	36,719,248	243,180,562	19,033,643	119,929,081
AUD	434	2,875	—	—

Total		263,150,775		872,000,453

  f. Restricted Cash

        Restricted cash are deposits designated as collateral for the short-term borrowings.

TUDOU HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in RMB unless otherwise stated)

2. Summary of Significant Accounting Policies (Continued)

  g. Short term investment

        Short-term investments comprise time deposits with maturity terms of three months or more but due within one year. The carrying values of time deposits approximate fair value because of their short maturities. The interest earned is recognized in the income statement over the contractual term of the deposit.

  h. Accounts receivable, net

        The carrying value of accounts receivable is reduced by an allowance that reflects the Company's best estimate of the amounts that will not be collected. The Company makes estimations for the collectability of accounts receivable considering many factors including but not limited to reviewing delinquent accounts receivable, performing aging analysis, customer credit analysis, analyzing historical bad debt records and financial conditions of the customers, resulting in their inability to make payments due to the Company. The following table summarized the details of the Company's allowance for doubtful accounts:

	December 31
	2009	2010	2011
	RMB	RMB	RMB
Balance at beginning of year	—	3,515,026	7,500,531
Provision for doubtful accounts	3,515,026	7,500,531	44,155,087
Write-off for doubtful accounts	—	(3,515,026)	(7,500,531)

Balance at end of year	3,515,026	7,500,531	44,155,087

  i. Equipment

        Equipments are stated at cost less accumulated depreciation and impairment loss, if any.

        Equipments are depreciated over their estimated useful lives on a straight-line basis. Residual rate is determined based on the economic value of the equipment at the end of the estimated useful lives as a percentage the original cost. The residual values and estimated useful lives are as follows:

Category	Residual rate	Estimated useful life
Computer hardware and other equipment	5%	36 months
Furniture, fixture and office equipment	5%	36 months
Motor vehicle	5%	48 months
Leasehold improvements	—	Shorter of the estimated useful lives or the lease term

TUDOU HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in RMB unless otherwise stated)

2. Summary of Significant Accounting Policies (Continued)

  j. Intangible assets and other assets

        Intangible assets and other assets with definite useful lives are stated at cost and are amortized using the straight-line method over the estimated useful lives. The Company does not amortize intangible assets and other assets with indefinite useful live, rather such assets are required to be tested for impairment at least annually or sooner whenever events or changes in circumstances indicate that the assets may be impaired.

  k. Premium Content licensed and produced

        Apart from the videos contents uploaded by the users for which the Group does not need to pay, the Group also licenses premium content from external vendors and produces certain content in-house. As of December 31, 2011, the licensed content and in-house produced content is RMB 205,864,823 and RMB 8,214,506, respectively.

        The re-run of premium licensed content is amortized over their respective licensing periods on a straight line basis. The new release of premium licensed content, which can be shown simultaneously with the TV stations or shortly after the first show on TV stations, is amortized over their respective licensing periods using the double declining balance method, an accelerated depreciation method. The weighted average amortization period of the premium licensed content was 1.0 years, 2.0 years and 2.25 years during 2009, 2010 and 2011 respectively.

        The Company evaluates the net realizable value for recoverability of the premium licensed contents by grouping the premium licensed contents presented on its website into six categories as re-run of movies and TV series, new release of TV series, variety shows, music, animations and others. The premium licensed contents are carried at the lower of unamortized cost or net realizable value pursuant to ASC 920-350-35-3. Under the net realizable value approach, the Company compares the unamortized cost of each group of the premium licensed contents to the expected net realizable value that are attributable to that respective category of contents, which is the estimated future cash inflows related to this particular group of contents less the direct costs to deliver these contents at each quarter end. A write-down is recorded if the net realizable value is lower than the net carrying value. Once the write-down is recorded, it establishes a new cost basis and cannot be subsequently reversed.

        Following the guidance under ASC 926-20-25, the Company capitalizes the direct costs incurred in physical production of the in-house content to the amount of revenue contracted for each the in-house content. With respect to production costs of episodic television series, until the Company can establish estimates of secondary market revenue, such revenues are not considered when assessing the recovery of content produced in-house. As of December 31, 2010 and 2011, the Company has not been able to reasonably and reliably establish any estimates of secondary market revenue. Therefore, the Company has not considered secondary market revenue when assessing the recovery of the in-house produced content. The contents produced in-house are amortized over their projected useful life of 6 to 8 months, which equals to their respective contracted revenue period. The capitalized costs for content produced in-house are subject to assessment for impairment in accordance with ASC 926-20-35-12 to 35-18 if an event or change in circumstances indicates that the fair value is less than its unamortized costs. There has been no impairment recognized relating to the content produced in-house in any of the years presented.

TUDOU HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in RMB unless otherwise stated)

2. Summary of Significant Accounting Policies (Continued)

        For the years ended December 31, 2009, 2010 and 2011, the Company recorded amortization expense for premium licensed content of RMB8,006,828, RMB24,209,941, RMB97,546,423, amortization expense for in-house produced content of zero, RMB1,586,500 and RMB7,312,500 and write-down for premium licensed content of RMB1,904,074, RMB10,712,277 and zero respectively in cost of revenues.

  l. Impairment of long-lived assets

        The Company applies ASC 360-10-35, "Property, Plant and Equipment", and reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Company measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to receive from use of the assets and their eventual disposition. If the sum of the estimated undiscounted future cash flow is less than the carrying amount of the assets, the Company recognizes an impairment loss equal to the excess of the carrying value over the fair value of the assets.

        When impairment is recognized, the adjusted carrying amount of the underlying property, plant and equipment becomes its new cost basis. The new cost basis is depreciated over the remaining useful life of the asset. Impairment charges of RMB 2,372,289, zero and zero related to computer hardware and other equipment was recognized for the years ended December 31, 2009, 2010 and 2011 (Note 4).

  m. Revenue recognition

        In accordance with ASC 605, Revenue Recognition, the Group recognizes revenue when the following criteria are met: persuasive evidence of an arrangement exists, the sales price is fixed or determinable, delivery has occurred and collectability is reasonably assured.

  Online Brand advertising

        The Group's revenues are derived principally from online brand advertising arrangements, where the advertisers pay to place their advertisements on the Company's online video platform in different formats. Such formats generally include pre-roll or post-roll video advertisements, in-roll logos, background advertisements, banners, buttons, links and stream advertisements. In addition, the Company provides innovative and differentiated online advertising services including event sponsorships and interactive advertising.

        Advertisements on the Company's online video platform are charged either based on the agreed number of clicks per day over the agreement period or on per day basis. In the first case, the delivery of service occurs when users click on the designated videos clips and there is an actual display of the embedded advertisement per the terms of the agreement. In the latter case, the delivery is not linked to displays, but occurs as the advertisement is hosted each day. The period of online advertising arrangements ranges from 2 to 4 weeks, and for other innovative services ranges from 1 to 2 months.

        The amount is agreed under each agreement (multiple element or single deliverable) and is invoiced to the customer at the end of the agreement period when all the services have been rendered. The Company generally provides a credit term of up to 90 days to its customers.

TUDOU HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in RMB unless otherwise stated)

2. Summary of Significant Accounting Policies (Continued)

        Most of the Company's customer contracts are multiple element arrangements, including placements of different types of advertisements on its website, which entitle the Company to bill and collect from its customers only after all of the elements of the arrangement have been delivered. There is generally no objective evidence available with respect to the fair values of the individual elements to be delivered. Revenue is recognized for these contracts upon completion.

        On January 1, 2011, the Company adopted ASU No.2009-13 Revenue Recognition—Multiple-Deliverable Revenue Arrangements ("ASU No.2009-13") prospectively, ASU 2009-13 requires the Company to allocate multi-element revenue arrangement to each element using the relative selling price method according to the best estimated selling price for each element in a multi-element arrangement. As noted above, the Company's entitlement to payment from customers is contingent upon the completion of the delivery of all elements within the multiple-element revenue arrangements. As a result, the Company continues to recognize the revenue upon completion of delivery of all the elements involved in the arrangements according to the Company's contractual rights and obligations in the multi-element advertising contracts with the customers. The adoption of ASU No.2009-13 did not have an impact to the Company's financial statements.

        A relatively few multiple-element customer contracts entered into in 2010 provided that each of the elements within the arrangement be delivered in uniform combination and allow the Company the right to payment as the elements are delivered. The revenue was recognized based on the proportion of the obligation performed. Prior to 2010, the Company also entered into a small number of single element revenue arrangements with the customers. The revenue was recognized either on a straight line basis over the contract period when the performance obligations were uniform over the contract period; or based on the proportion of the obligation performed when the performance obligation was based on number of clicks. There were RMB750,000 of unbilled revenue included in the receivable balance related to the multiple element arrangements where the revenue is recognized based on the proportion of the obligation performed described above as of December 31, 2010. The Company did not have such arrangement in 2011.

        Prior to entering into contracts, the Group makes a credit assessment of the advertisers and advertising agencies to assess the collectability of the contract.

        The Group typically enters into advertising contracts with third-party advertising agencies. The Group offers agency fees to third-party advertising agencies that purchase our advertising services on behalf of advertisers. The agency fees paid by the Group to advertising agencies are based on certain percentage of revenue generated and such percentage is agreed with the agencies based on the different target revenue volumes. The Group records revenues on a net basis and the associated agencies expenses are recorded as deduction to the revenue in the consolidated statement of operation over the period when the related revenue was recognized. The advertising agency fees were RMB24,081,317, RMB55,001,949 and RMB 92,994,209 for the years ended December 31, 2009, 2010 and 2011, respectively.

        The Group does not enter into advertising-for-advertising barter transactions.

TUDOU HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in RMB unless otherwise stated)

2. Summary of Significant Accounting Policies (Continued)

  Mobile video services

        The Group currently also generates revenue from mobile video services through the partnership agreement with the third party mobile network operator. The Group provides video clips to the mobile network operator for its mobile phone users. Users pay a monthly subscription fee to the mobile network operator for access to the video channel or pay on a per-clip download basis, and the Company shares the fees collected by the mobile network operator for such services. Mobile video service revenue is recognized in the month in which the service is performed based on the information obtained from a platform operated by the mobile network operator and the monthly reports from the mobile network operator. Differences noted, if any, between the information received from the platform and the monthly report are adjusted at each month end. There has been no significant difference noted during the years presented.

        The revenues recognized under the arrangement represent only the Group's shares of the revenues to be received from the mobile network operator, i.e. recorded on a net basis. The Group is not the primary obligor in the arrangement, nor does it enter into contract with end customers or has the price setting capabilities, rather the Group provides the content to the mobile network operator in accordance with the operator's overall strategy and requirements.

  Sub-licensing revenues

        The Group also generates revenues from the sub-licensing agreements for some content licensed from third party vendors. The exclusive licensing agreements the Group entered into with the vendors has a definitive license period and including the rights to sublicense these content to other third parties. The Group enters into a non-exclusive sub-license agreement with the sub-licensee for a period that falls within the original exclusive license period. The Company receives a fixed amount of the sub-license fee upfront under the sub-licensing arrangements and does not have any future obligation once it has provided the underlying tape/disk to the sub-licensee (which is provided at or before the beginning of the sub-license period). In accordance with ASC 926-605, Entertainment-Films, Revenue Recognition, the Group recognizes the amount of the sub-license fee as revenue at the beginning of the sub-license period only when the Company meets all the following criteria: persuasive evidence of a sub-licensing arrangement with a customer exists, the content has been delivered or is available for immediate and unconditional delivery, the sub-license period of the arrangement has begun and the customer can begin its exploitation, exhibition, or sale, the arrangement fee is fixed or determinable and collection of the arrangement fee is reasonably assured. The Group started the sub-licensing in year 2010 and recognized the sub-licensing revenue of RMB 4,625,308 and RMB 11,456,906 for the years ended December 31, 2010 and 2011.

        Effective January 1, 2012, all entities in Shanghai are subject to value-added tax, which is excluded from revenue (Note 13(d)).

  n. Cost of revenue

        Cost of revenues consist of employee costs associated with the platform operation, depreciation expenses, internet bandwidth leasing costs, amortization and write down of video content licensed or

TUDOU HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in RMB unless otherwise stated)

2. Summary of Significant Accounting Policies (Continued)

produced, agency fee for mobile video services to third party mobile agencies, advertisement expenses and other outside service fees.

  o. Sales and marketing expenses

        Sales and marketing expenses comprise primarily of the sales and marketing personnel payroll compensation and related employee costs, promotion expenses and the sales commission paid to the sales team.

  p. Government grants

        Government grants are originally recorded as liabilities when received upfront. Depending on the nature of the grants, the grants then are recognized as a reduction of expense or asset in the period when the Group has met all of the conditions attached to the grants and the collection of payment is probable. As of December 31, 2010 and 2011, the Company recorded a deferred liability for cash subsidies received from the PRC government of RMB 3,000,000 and RMB 3,200,000 (Note 9), because the Group has not met all of the conditions attached to the grants at the respective period end.

  q. Advertising costs

        The Group expenses advertising costs as incurred. Total advertising expenses were RMB 7,157,698, RMB 17,167,965 and RMB 94,838,249 for the years ended December 31, 2009, 2010, 2011, respectively, and have been included as part of sales and marketing expenses.

  r. Taxation

  Income taxes

        Current income taxes are provided on the basis of income for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for tax purposes, in accordance with the regulations of the relevant tax jurisdictions.

        The Company follows ASC 740, "Income Taxes", and accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the tax consequences attributable to differences between carrying amounts of existing assets and liabilities in financial statement, their respective tax basis, and operating loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled.

        A valuation allowance is provided to reduce the carrying amount of deferred tax assets if it is considered more likely than not that some portion, or all, of the deferred tax assets will not be realized. Accordingly, the Company considers various tax planning strategies, forecasts of future taxable income and its most recent operating results in assessing the need for a valuation allowance. The effect on deferred tax assets and liabilities arising from change in tax rates is recognized in statements of operations in the period of such change.

TUDOU HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in RMB unless otherwise stated)

2. Summary of Significant Accounting Policies (Continued)

        The Company adopted ASC 740-10-25. Since the adoption, the Group assesses and recognizes uncertain tax positions (if any) following the guidance. The Group classifies any interest and/or penalties related to unrecognized tax benefits as a component of income tax provisions.

  Sales taxes

        The Group is subject to sales taxes of 9.5% with a business tax of 5% and a cultural and educational related surcharge of 4.5% on the provision of advertising services. In 2011, the cultural and educational related surcharge rate decreased to 3.5% on the provision of advertising services.

  Value-added taxes

        In November 2011, the Ministry of Finance released Circular Caishui [2011] No. 111 mandating Shanghai to be the pilot of a tax reform program. Effective January 1, 2012, all entities in Shanghai that fall in the category of "selected modern service industries" will switch from a business tax payer and become a value-added taxes ("VAT") payer. All of our subsidiaries in Shanghai are subject to VAT at a rate of 6% with VAT invoice and no longer paying 5% business tax from January 1, 2012 onwards.

  s. Employee social security and welfare benefit

        The PRC employees of the Company's subsidiary and consolidated VIEs incorporated in the PRC are entitled to staff welfare benefits, including medical care, welfare subsidies, unemployment insurance and pension benefits. These companies are required to pay for the employee social benefits based upon certain percentages of employees' salaries in accordance with the relevant regulations, and to make contributions to the state-sponsored pension and medical plans. Employee social benefits included as expenses in the accompanying statements of operations amounted RMB 5,978,104, RMB 11,041,993 and RMB 22,937,975 for the year ended December 31, 2009, 2010 and 2011, respectively. The PRC government is directly responsible for the benefits and ultimate pension liabilities to employees.

  t. Share-based compensation

        The Company accounts for the share option granted to employees under provisions of ASC 718, "Stock Compensation". In accordance with ASC 718, the Company determines whether a share option should be classified and accounted for as a liability award or equity award. All grants of share-based awards to employees and directors classified as equity awards are recognized in the financial statements based on their grant date fair values which are calculated using Black-Scholes option pricing model. All grants of share-based awards to employees and directors classified as liability awards are remeasured at the end of each reporting period with an adjustment for fair value recorded to the current period expense in order to properly reflect the cumulative expense based on the current fair value of the vested rewards over the vesting periods.

        The Company has elected to recognize compensation expense on share-based awards with service condition only on a straight-line basis over the requisite service period, which is generally the vesting period.

        ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from initial estimates. Share-based compensation expense

TUDOU HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in RMB unless otherwise stated)

2. Summary of Significant Accounting Policies (Continued)

was recorded net of estimated forfeitures such that expense was recorded only for those share-based awards that are expected to vest.

        According to ASC 718, a change in any of the terms or conditions of stock options shall be accounted for as a modification of the plan. Therefore, the Company calculates incremental compensation cost of a modification as the excess of the fair value of the modified option over the fair value of the original option immediately before its terms are modified, measured based on the share price and other pertinent factors at the modification date. For vested options, the Company would recognize incremental compensation cost in the period the modification occurs and for unvested options, the Company would recognize, over the remaining requisite service period, the sum of the incremental compensation cost and the remaining unrecognized compensation cost for the original award on the modification date.

  u. Comprehensive loss

        The Company applies ASC 220, "Comprehensive Income", with respect to reporting and presentation of comprehensive loss. The comprehensive loss of the Company only comprises of net loss as the Company did not have any other comprehensive income item in the years ended December 31, 2009, 2010 and 2011, respectively.

  v. Profit appropriation and statutory reserves

        The Company's PRC subsidiary and VIEs are required to allocate at least 10% of their after-tax profit, after the recovery of accumulated deficit under PRC accounting regulations to the general reserve in accordance with the relevant PRC regulations until the general reserve has reached 50% of the registered capital of each company. Appropriations to the enterprise expansion fund, staff welfare and bonus fund are at the discretion of the board of directors of the subsidiaries. These reserves can only be used for specific purposes and are not transferable to the Company in the form of loans, advances, or cash dividends. As of December 31, 2010 and 2011, all the Company's PRC subsidiaries and VIEs were in accumulated deficit position with negative net assets under both PRC accounting regulations and US GAAP. Therefore, irrespective of the PRC regulations and the Asset Conservatory Notification as disclosed in Note 2(b), as of December 31, 2010 and 2011, none of the Company's PRC subsidiaries is in the position to distribute any amount to the Company nor has appropriated any amount to statutory reserves.

  w. Operating lease

        Leases where substantially all the risks and rewards of ownership of the underlying assets remain with the lessors are accounted for as operating leases. Payments made under operating lease to the lessors, net of any incentives, are charged to the consolidated statements of operations on a straight-line basis over the lease periods.

  x. Dividends

        Dividends are recognized when declared. No dividends were declared for the year ended December 31, 2009, 2010 and 2011, respectively. The Group does not have any present plan to pay any

TUDOU HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in RMB unless otherwise stated)

2. Summary of Significant Accounting Policies (Continued)

dividends on ordinary shares in the foreseeable future. The Group currently intends to retain the available funds and any future earnings to operate and expand its business.

  y. Segment reporting

        The Group's revenues are derived principally from online brand advertising from advertisers all located in PRC.

        Based on the criteria established by ASC 280 "Segment Reporting", the Group's chief operating decision maker has been identified as the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Group. The Group has internal reporting that does not distinguish between markets or segments, and reports the entire business as a whole. Hence, the Group has only one operating segment. In addition, the Group operates in the PRC and all of the Group's long-lived assets are located in the PRC.

  z. Loss per share

        In accordance with ASC 260, "Earnings Per Share", basic loss per share is computed by dividing net loss attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period using the two-class method. Under the two-class method, net loss is allocated between ordinary shares and other participating securities based on their participation rights. Net losses are not allocated to other participating securities if based on their contractual terms they are not obligated to share in the losses. Diluted loss per share is calculated by dividing net loss attributable to ordinary shareholders, as adjusted for the effect of dilutive ordinary equivalent shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the period. Ordinary equivalent shares consist of ordinary shares issuable upon the conversion of the convertible preferred shares using the if-converted method and ordinary shares issuable upon the exercise of outstanding stock options using the treasury stock method. Ordinary equivalent shares are not included in the denominator of the diluted loss per share calculation when inclusion of such instruments would be anti-dilutive.

  aa. Convenience translation

        Translations of amounts from RMB into United States dollars ("US$") as of and for the year ended December 31,, 2011 are solely for the convenience of the reader and were calculated at the rate of US$1.00 = RMB6.2939, representing the noon buying rate in The City of New York for cable transfers of RMB, as certified for customs purposes by the Federal Reserve Bank of New York. No representation is made that the RMB amounts could have been, or could be, converted, realized or settled into US$ at that rate on December 30, 2011, or at any other rate.

  bb. Recent accounting pronouncements

        In May 2011, the Financial Accounting Standards Board ("FASB") issued ASU No. 2011-04, "Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs" (ASU 2011-04). This newly issued accounting standard clarifies the application of certain existing fair value measurement guidance and expands the

TUDOU HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in RMB unless otherwise stated)

2. Summary of Significant Accounting Policies (Continued)

disclosures for fair value measurements that are estimated using significant unobservable (Level 3) inputs. This ASU is effective on a prospective basis for annual and interim reporting periods beginning on or after December 15, 2011. The adoption of this standard is not expected to have a material impact on the Company's financial position or results of operations.

        In June 2011, the FASB issued ASU No. 2011-05, "Comprehensive Income (Topic 220): Presentation of Comprehensive Income" (ASU 2011-05). This newly issued accounting standard (1) eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders' equity; (2) requires the consecutive presentation of the statement of net income and other comprehensive income; and (3) requires an entity to present reclassification adjustments on the face of the financial statements from other comprehensive income to net income. The amendments in this ASU do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income nor do the amendments affect how earnings per share is calculated or presented. In December 2011, the FASB issued ASU No. 2011-12, Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05, which defers the requirement within ASU 2011-05 to present on the face of the financial statements the effects of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income for all periods presented. During the deferral, entities should continue to report reclassifications out of accumulated other comprehensive income consistent with the presentation requirements in effect prior to the issuance of ASU 2011-05. These ASUs are required to be applied retrospectively and are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The adoption of these standards is not expected to have a material impact on our financial position or results of operations.

3. Prepayments and other receivables

	December 31
	2010	2011
	RMB	RMB
Rental deposit	2,554,234	4,293,987
Advances to suppliers	1,798,055	2,342,214
Staff advances	2,566,536	1,574,345
Deferred expenses relating to the initial public offering(1)	13,796,622	—
Prepaid bandwidth cost	1,324,391	2,500,667
Prepaid professional expenses	—	1,264,680
Prepaid rental expenses	1,332,782	1,575,795
Prepaid promotion and marketing expenses	1,627,266	2,001,853
Others	3,299,918	2,335,196

Total	28,299,804	17,888,737

(1)
Deferred expenses relating to the initial public offering represent costs incurred by the Company directly attributable to a proposed offering of the Company's equity shares in the United States and they were charged against the gross proceeds from such offering and net of the additional paid in capital. The unpaid deferred expenses relating to the initial public offering were RMB 9,822,804 and zero as of December 31, 2010 and 2011, respectively (Note 9).

TUDOU HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in RMB unless otherwise stated)

4. Equipment

        Equipment and related accumulated depreciation were as follows:

	December 31, 2009
	Gross amount	Impairment	Net amount
	RMB	RMB	RMB
Computer hardware and other equipment	72,425,312	(2,372,289)	70,053,023
Furniture, fixture and office equipment	1,870,401	—	1,870,401
Motor vehicle	1,169,548	—	1,169,548
Leasehold improvements	5,444,473	—	5,444,473

Less: accumulated depreciation	(39,045,481)	—	(39,045,481)

Equipment, net	41,864,253	(2,372,289)	39,491,964

	December 31, 2010
	Gross amount	Impairment	Net amount
	RMB	RMB	RMB
Computer hardware and other equipment	91,281,374	—	91,281,374
Furniture, fixture and office equipment	2,998,103	—	2,998,103
Motor vehicle	1,169,548	—	1,169,548
Leasehold improvements	10,684,089	—	10,684,089

Less: accumulated depreciation	(59,727,298)	—	(59,727,298)

Equipment, net	46,405,816	—	46,405,816

	December 31, 2011
	Gross amount	Impairment	Net amount
	RMB	RMB	RMB
Computer hardware and other equipment	157,938,992	—	157,938,992
Furniture, fixture and office equipment	4,141,761	—	4,141,761
Motor vehicle	1,719,926	—	1,719,926
Leasehold improvements	13,740,420	—	13,740,420

Less: accumulated depreciation	(88,753,196)	—	(88,753,196)

Equipment, net	88,787,903	—	88,787,903

TUDOU HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in RMB unless otherwise stated)

4. Equipment (Continued)

        The depreciation charges recognized for the years ended December 31, 2009, 2010 and 2011 were summarized as follows:

	Years ended December 31
	2009	2010	2011
	RMB	RMB	RMB
Cost of revenues	16,913,152	17,240,634	24,002,801
General and administrative expenses	1,557,818	2,596,832	4,619,471
Sales and marketing expenses	1,158,822	844,195	992,331

Total depreciation charge	19,629,792	20,681,661	29,614,603

        The Company recognized an impairment loss of RMB2,372,289, zero and zero for the year ended December 31, 2009, 2010 and 2011, respectively.

5. Intangible assets

	December 31, 2010
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
	RMB	RMB	RMB
Software	1,291,750	—	1,291,750
Trademark	334,540	—	334,540

Total intangible assets	1,626,290	—	1,626,290

	December 31, 2011
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
	RMB	RMB	RMB
Software	4,376,867	(350,469)	4,026,398
PRC advertising license qualification right(1)	1,827,302	(5,076)	1,822,226
Trademark	334,540	—	334,540

Total intangible assets	6,538,709	(355,545)	6,183,164

(1)
On January 16, 2011, the Company entered into an agreement to acquire Global Media, a shell company incorporated in and existing under the law of Hong Kong with the cash consideration of HK$ 2.2 million. The acquisition has been completed on February 22, 2011. The Company determined that the acquisition of Global Media shall be accounted for as an asset acquisition of its PRC advertising license qualification right as it did not meet the definition of a business as pursuant to ASC 805-20-20 and ASC 805-10-55-4 through 805-10-55-9. The PRC advertising license qualification right is amortized over the licensing period of 30 years upon approval by the PRC government in December 2011, which is the time the Company can begin to use such qualification right.

TUDOU HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in RMB unless otherwise stated)

5. Intangible assets (Continued)

        The software purchased has an estimated useful life of 5 years. The trademark acquired has an indefinite useful life.

        For the years presented, the Company did not record any impairment for intangible assets. The Company estimates amortization expenses for each of the succeeding five years as follows:

2012	1,012,257
2013	1,012,257
2014	1,012,257
2015	949,455
2016	344,732

Total	4,330,958

6. Other assets

	December 31, 2010
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
	RMB	RMB	RMB
Golf club membership	4,353,859	—	4,353,859

	December 31, 2011
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
	RMB	RMB	RMB
Golf club membership	4,353,859	(142,361)	4,211,498

        In December 2010, the Group purchased two golf club memberships from third parties at a total consideration of RMB4,353,859. The golf club memberships are amortized over the remaining useful life until July 2041. For the year ended December 31, 2011, amortization expense of RMB142,361 was recognized.

        For the years presented, the Company did not recognize any impairment charge. The Company estimates amortization expenses for each of the succeeding five years as follows:

2012	142,361
2013	142,361
2014	142,361
2015	142,361
2016	142,361

Total	711,805

TUDOU HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in RMB unless otherwise stated)

7. Other long-term receivables

	December 31
	2010	2011
	RMB	RMB
Long term deposit	—	10,000,000

        In August 2011, the Company entered into a cooperation agreement with an unrelated third party, which provides the users of the Company with access to a group of selected video contents. This cooperation agreement will end in November 2013, upon signing of the cooperation agreement, the Company paid a deposit of RMB 10 million and the amount will be refunded after the cooperation agreement ends. Under the cooperation agreement, the Company agreed to pay the unrelated third party either a fixed minimum guarantee or based on the agreed upon payment formula, whichever is higher. In 2011, the Company incurred content access cost of RMB 4,056,798 related to this arrangement, which has been included in the cost of revenue.

8. Short term loans

        The Group borrowed short-term loans from several commercial banks in the PRC. As of December 31, 2010 and 2011, the short-term bank loans are analyzed as follows:

	December 31, 2010 RMB	December 31, 2011 RMB
Secured	61,243,510	83,343,510

(i)
In April 2010, Reshuffle Shanghai entered into a facility loan agreement with a PRC commercial bank with the total facility of US$ 9 million in RMB equivalent borrowing. The facility could be drawn in a six-month period and the repayment term for each loan should not exceed one year. In March 2011, Reshuffle Shanghai renewed the facility loan agreement with the total facility of US$ 15 million in RMB equivalent borrowing with a term of 12 months. As of December 31, 2010 and 2011, the short-term loans under this facility are collateralized by the Company's bank deposit of US$ 10,000,000 (RMB 66,227,000) and US$ 7,360,777 (RMB 46,379,519), respectively. There is covenant associated with the facility loan agreement that during the facility period. As of December 31, 2011, the Company was in compliance with the covenant. As of December 31, 2011, the unused facility under the facility loan agreement was US$ 8.4 million.

  As of December 31, 2010 and 2011, the loan balance under the facility loan agreement are RMB 61,243,510 and RMB 41,800,000, respectively with the activities as follows,

  •
  In April 2010, the Group took a bank loan of RMB 30,700,000. The short-term bank loan bore an interest rate of 4.73% per annum with a repayment term of six months. The loan was repaid in October 2010.

TUDOU HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in RMB unless otherwise stated)

8. Short term loans (Continued)

  •
  In July 2010, the Group took a bank loan of RMB 6,000,000. The short-term bank loan bore an interest rate of 5.31% per annum with a repayment term of one year. The loan was repaid in July 2011.

  •
  In July 2010, the Group took a bank loan of RMB 4,000,000. The short-term bank loan bore an interest rate of 5.31% per annum with a repayment term of one year. The loan was repaid in July 2011.

  •
  In September 2010, the Group took a bank loan of RMB 20,543,510. The short-term bank loan bore an interest rate of 5.31% per annum with a repayment term of one year. This loan was extended for another two months in September 2011 and was repaid in November 2011.

  •
  In October 2010, the Group took a bank loan of RMB 30,700,000. The short-term bank loan bore an interest rate of 5.56% per annum with a repayment term of six months. In April 2011, the repayment term was extended to April 2012.

  •
  In April 2011, the Group took a bank loan of RMB 8,000,000. The short-term bank loan bore an interest rate of 7.10% per annum with a repayment term of one year.

  •
  In June 2011, the Group took a bank loan of RMB 3,100,000. The short-term bank loan bore an interest rate of 7.10% per annum with a repayment term of one year.

(ii)
In July and September 2011, the Group took a bank loan of RMB 10,000,000 and RMB 11,000,000, respectively, from a PRC commercial bank. The short-term bank loans bore an interest rate of 7.22% per annum with a repayment term of one year and are collateralized by the Company's bank deposit of US$ 4,000,000 (RMB 25,203,600).

(iii)
In October 2011, the Group took bank loan of RMB 20,543,510 from a PRC commercial bank. The short-term bank loans bore an interest rate of 7.22% per annum with a repayment term of one year and are collateralized by the Company's bank deposit of US$ 4,000,000 (RMB 25,203,600).

        Interest expense on short term loans for the year ended December 31, 2010 and 2011 was RMB 2,181,616 and RMB 4,695,664, respectively.

TUDOU HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in RMB unless otherwise stated)

9. Accrued liabilities and other payables

	December 31
	2010	2011
	RMB	RMB
Agency fees-advertisement	60,703,555	91,239,936
Payroll and welfare	36,164,412	64,890,846
Promotional and marketing cost	3,057,692	29,991,465
Mobile video service fee	3,342,483	15,923,488
Tax levies	9,989,511	13,336,221
Conditional grant(1)	3,000,000	3,200,000
Unearned commission received from depository bank(2)	—	2,550,981
Payable relating to initial public offering (Note 3)	9,822,804	—
Professional fee	3,931,798	5,083,956
Litigation accrual (Note 15(b) and 17 (a))	3,481,086	1,389,132
Others	1,497,556	3,158,484

Total	134,990,897	230,764,509

(1)
In January 2010, the Company received RMB 1 million from the Shanghai Xuhui District government as grant upon changing its registered office, which was further subject to Licheng, paying specified amount of taxes before October 2010. The Company did not meet the specified condition and has recorded the amount as a payable.

  In August 2010, the Company received RMB 2 million from Shanghai Economic and Information Committee as a grant to support the Group's internal research and development activities, which was subject to the ongoing review and final inspection by the government and require the Company to spend certain amount of research and development cost. As of December 31, 2010 and 2011 respectively, the amount of grant received was recorded as payable as the Company has not met all of conditions attached to the grant.

  In January 2011, the Company received RMB 0.2 million from the Human Resource Center of Shanghai Ministry of Publicity as a grant for the project of an online video distance education system, which was subject to the ongoing review and final inspection by the government. As of December 31, 2011, the Company has not met all the conditions attached to the grant.

(2)
In August 2011, the Company entered into an agreement with a depository bank, which agreed to reimburse up to US$ 1.6 million to the Company's expenses incurred in connection with the advancement of the Company's ADS and investor relations programs in the next five years. The Company initially recorded the payment from the depository bank as liabilities and then recognized as a reduction to general and administrative expenses over the beneficial period of five years. The Company received US$ 436,398 (RMB 2,759,475) in the year ended December 31, 2011 and recorded RMB 208,494 as a reduction of general and administrative expenses for the year ended December 31, 2011.

TUDOU HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in RMB unless otherwise stated)

10. Redeemable Convertible Preferred Shares and Convertible Loan

  Redeemable Convertible Preferred Shares and Convertible Loan

        In January 2006, the Company issued 6,000,000 Series A Preferred Shares for an aggregate purchase price of US$ 499,980 (RMB 3,977,591) or US$ 0.083 per Series A Preferred Share.

        In May 2006, the Company issued 11,333,340 Series B Redeemable Convertible Preferred Shares ("Series B Preferred Shares") for an aggregate purchase price of US$ 8,499,985 (RMB 67,621,631) or US$ 0.75 per Series B Preferred Share and incurred direct equity issuance costs of RMB 652,612.

        In April 2007, the Company issued 13,781,800 Series C Redeemable Convertible Preferred Shares ("Series C Preferred Shares") for an aggregate purchase price of US$ 19,000,000 (RMB 146,349,600) or US$ 1.379 per Series C Preferred Share and incurred direct equity issuance costs of RMB 552,526.

        In March 2008, the Company issued 21,671,117 Series D Redeemable Convertible Preferred Shares ("Series D Preferred Shares") for an aggregate purchase price of US$ 56,800,000 (RMB 394,260,668) or US$ 2.621 per Series D Preferred Share and incurred direct equity issuance costs of RMB 928,212.

        In April 2010, the Company entered into an agreement with several institutional investors and issued a convertible loan (the "Convertible Loan") for an aggregated amount of US$15 million (RMB 102,394,500). The Convertible Loan expired on January 30, 2012 and carried an interest of 10% per annum starting from January 31, 2011. According to the agreement, if the Company can complete the issuance of Series E Redeemable Convertible Preferred Shares ("Series E Preferred Shares") before December 31, 2010, the convertible loan shall be automatically converted into the Series E Preferred Shares with the conversion price equal to the issuance price of Series E Preferred Shares. However, if the Company cannot complete the issuance of Series E Preferred Shares before December 31, 2010, upon the exercise of the conversion option by the investors, the convertible loan shall be converted to the Series D Preferred Shares at the conversion price mutually agreed by the Company and the investors then. The investors can require the Company to repay the Convertible Loan or the Company can repay it any time after January 30, 2011 if the conversion option has not been exercised.

        In connection with the issuance of the Convertible Loan, the Company also issued 2,769,264 warrants to the respective holders of the Convertible Loan to purchase up to US$ 7.5 million Series E Preferred Shares, with an initial exercise price at the original issue price of the Series E Preferred Shares. The warrants have an exercise period ending on the earlier of (a) the fifth anniversary of the issuance date and (b) the closing of Qualified IPO.

        In July 2010, the Company issued 18,461,767 Series E Preferred Shares for an aggregate purchase price of US$ 50,000,000 or US$ 2.7083 per Series E Preferred Share, including 5,538,531 Series E Preferred Shares issued through conversion of the Convertible Loan afore-mentioned for an aggregated conversion price of US$ 15 million, or share conversion price of US$ 2.7083.

        In connection with the issuance of the Series E Preferred Shares, the Company also issued 6,461,614 warrants to the Series E Preferred Shareholder (other than the holders of the Convertible Loan) to purchase up to US$ 17.5 million Series E Preferred Shares, with an initial exercise price at the original issue price of the Series E Preferred Shares. The warrants have an exercise period ending on the earlier of (a) the fifth anniversary of the issuance date and (b) the closing of Qualified IPO. As

TUDOU HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in RMB unless otherwise stated)

10. Redeemable Convertible Preferred Shares and Convertible Loan (Continued)

of December 31, 2010, there were 9,230,878 warrants issued and outstanding, and in November 2010, the Company received the exercise notice from all the holders of the warrants as follows:

  •
  Holders of warrants to purchase 9,083,185 Series E preferred shares (further convertible into equivalent number of ordinary shares) with the aggregated exercise price of US$ 24.6 million agreed to exercise the warrants immediately prior to the closing of Qualified IPO.

  •
  Holders of warrants to purchase 147,693 Series E preferred shares (further convertible into equivalent number of ordinary shares) with the aggregated exercise price of US$ 0.4 million agreed to exercise the warrants i) immediately prior to the closing of Qualified IPO and ii) if and only if the per share price at which ordinary shares are sold in the Qualified IPO equals or exceeds the exercise price of the warrants.

        As of December 31, 2010, the Series A, B, C, D and E Preferred Shares (collectively the "Preferred Shares") are comprised of the following:

Series	Issuance Date	Shares Issued and Outstanding	Issue Price Per Share	Proceeds from issuance, net of issuance costs	Carrying amount
			US$	US$	RMB
A	January, 2006	6,000,000	0.083	499,980	3,977,591
B	May, 2006	11,333,340	0.750	8,417,952	66,969,019
C	April, 2007	13,781,800	1.379	18,928,295	145,797,074
D	March, 2008	21,671,117	2.621	56,666,275	393,332,456
E	July, 2010	18,461,767	2.708	49,880,000	338,828,580

		71,248,024

        Upon completion of the initial public offering of the Company in August 2011, Series A, B, C, D and E Preferred Shares automatically converted into 69,914,684 Class B ordinary shares. In addition, all warrants were exercised to 9,230,878 Series E Preferred Shares on the date when the Company consummated its initial public offering with the conversion price of US$ 2.7083, for a total cash consideration of US$ 25 million (RMB160,423,540), the Series E Preferred Shares as the result of the exercise of the warrants were also automatically converted into 9,230,878 Class B ordinary shares.

        All Series Preferred Shares had a par value of US$ 0.0001 per share. The rights, preferences and privileges of the Preferred Shares were follows:

  Conversion

        Each preferred share was convertible, at the option of the holder, at any time after the date of issuance of such preferred shares into such number of ordinary shares according to a conversion ratio determined by dividing the original issuance price by the applicable conversion price, and was subject to adjustments for dilution as follows:

  •
  Additional ordinary shares issued at a price lower than the effective conversion price;

  •
  Dividends on and distribution of ordinary shares;

TUDOU HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in RMB unless otherwise stated)

10. Redeemable Convertible Preferred Shares and Convertible Loan (Continued)

  •
  Combination or reclassification of ordinary shares;

  •
  Receipt of any distribution payable in securities of the Company other than ordinary shares;

  •
  Ordinary shares issuable upon conversion changed into the same or different number of shares of any other classes;

  •
  Recapitalization, exchange or substitution of the ordinary shares;

  •
  Subdivision of Preferred Shares

        Each share of Series A, Series C, Series D and Series E Preferred Share was convertible into one ordinary share. The conversion price of Series B Preferred Share was initially equal to US$ 0.75, per the agreement and was subsequently adjusted to US$0.85 as the Company met the agreed criteria relating to the actual number of IP visitors to the website of the Company following the 2006 year end. Thereafter, due to the change in conversion price to US$0.85 as compared with the issue price of US$0.75, each share of Series B Preferred Share is convertible into 0.88 ordinary share.

        Each preferred share was automatically convertible into the number of shares of ordinary share into which such shares are convertible upon the earlier of any of the following events: (i) affirmative vote or written consent of the holders of two-thirds of the preferred shares then outstanding, voting together as a single class, or (ii) the closing of a first firm commitment underwritten Qualified IPO. The Qualified IPO was defined as an effective registration statement under the U.S. Securities Act of 1933, as amended, covering the offer and sale of ordinary shares to the public with gross cash proceeds to the Company in respect of all such ordinary shares so offered of at least US$80 million, representing a pre-money market valuation of the Company of at least US$450 million.

        As of December 31, 2010, the Company had reserved 69,914,684 ordinary shares, respectively for the conversion of the preferred shares based on the respective conversion ratio of each series.

  Redemption

        Beginning on or after twenty four months following the issuance of the Series E Preferred Shares, the preferred shares were redeemable as follows:

  a)
  Upon request by holders of at least two-thirds (2/3) of the then outstanding fully-paid Preferred Shares (voting together on an as-converted basis), the Company shall redeem all, but not less than all, of the then outstanding fully-paid Preferred Shares, by paying a redemption price as defined below.

  b)
  Upon request by holders of not less than 50% of then outstanding Series E Preferred Shares, the Company shall redeem all of the outstanding Series E Preferred Shares. Holders of at least fifty percent 50% of the Series D Preferred Shares, holders of at least fifty percent 50% of the Series C Preferred Shares, holders of at least 50% of the then outstanding Series B Preferred Shares and/or holders of at least 50% of the Series A Preferred Shares, each voting separately as separate classes, shall have the right to request the Company to redeem all of the Series D Preferred Shares, Series C Preferred Shares and/or the Series B Preferred Shares and/or the Series A Preferred Shares, together with the fully-paid Series E Preferred Shares, by paying a redemption price as defined below. If the assets and funds distributed among the

TUDOU HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in RMB unless otherwise stated)

10. Redeemable Convertible Preferred Shares and Convertible Loan (Continued)

    holders are insufficient to permit the payment of the full preferential amounts, then the holders of Series D Preferred Shares shall be entitled to be paid first out of the assets of the Company available for distribution, prior and in preference to any payment on all other series of preferred shares and ordinary shares, followed in sequence by Series C Preferred Shares, Series B Preferred Shares and Series A Preferred Shares.

        The redemption price should be equal to:

  a)
  With respect to the Series A Preferred Shares, the Original Purchase Price × (1.25)^N plus all declared but unpaid dividends, "N" means a fraction the numerator of which is the number of calendar days from the date on which the first Series A Preferred Share was issued up to and including the date on which such Series A Preferred Shares are redeemed and the denominator of which is 365.

  b)
  With respect to the Series B, C and D Preferred Shares, the Original Purchase Price plus all declared but unpaid dividends.

  c)
  With respect to the Series E Preferred Shares, the 150% Original Purchase Price, plus all any declared but unpaid dividends.

        Due to its redemption features described above, the Company classified the Preferred Shares in the mezzanine section of the consolidated balance sheets in accordance with ASC 480-10-S99. In addition, the carrying value of the preferred shares was adjusted for accretion and the translation difference with a corresponding adjustment to accumulated deficits.

  Liquidation

        In the event of any liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, the holders of preferred shares shall be entitled to receive an amount per share equal to 150% to 200% of the original purchase price plus all dividends accrued, or declared and unpaid. If the assets and funds distributed among the holders are insufficient to permit the payment of the full preferential amounts, then the holders of Series E Preferred Shares shall be entitled to be paid first out of the assets of the Company available for distribution among the Shareholders, prior and in preference to any payment on all other series of preferred shares and ordinary shares, followed in sequence by Series D Preferred Shares, Series C Preferred Shares, Series B Preferred Shares, Series A Preferred Shares and ordinary shares. After payment of the full amounts from above, the remaining assets of the Company available for distribution shall be distributed ratably among the holders of preferred shares and ordinary shares in proportion to the number of outstanding shares held by each such holder on an as converted basis.

  Dividends

        No dividends shall be declared or paid to any holders of the preferred or ordinary share unless approved unanimously by Board of Directors. Holders of the preferred shares are entitled to participate in dividends on an as converted basis with the ordinary shares when and if declared by the Board of Directors. No dividends on preferred and ordinary shares have been declared since the inception through December 31, 2011.

TUDOU HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in RMB unless otherwise stated)

10. Redeemable Convertible Preferred Shares and Convertible Loan (Continued)

  Voting Rights

        The holder of each Preferred Share shall be entitled to the number of votes equal to the number of Ordinary Share into which such Preferred Share could be converted at the record date for determination of the members entitled to vote on such matter, or, if no such record date is established, at the date such vote is taken or any written consent of members is solicited. The Preferred Shareholders shall vote together with ordinary shareholders, and not as a separate class or series.

        Following the application of ASC 480 and ASC 815-40-25, the warrants issued to the Series E Preferred Shareholders (including the warrants issued with the Convertible Loan) are classified as liability. The proceeds from the issuance of the Convertible Loan and warrants are first allocated to the warrants based upon the fair value of the warrants being the amount of RMB10,966,998 and the residual amount of proceeds with amount of RMB91,427,502 are allocated to the Convertible Loan. The carrying amount of the Convertible Loan is accreted to the full repayment amount at the earliest repayment date. The accreted interest was recorded as interest expense over the period. The Convertible loan was converted to Series E Preferred Shares in July, 2010. For the year ended December 31, 2010, the interest expense from the accretion was RMB10,249,998, net of the foreign exchange gain of RMB718,000 resulting from the fluctuation of the foreign currency exchange rates from the date of issuance of the Convertible Loan to the date of its conversion. The proceeds from the issuance of the Series E Preferred Shares and warrants are also first allocated to the warrants based upon the fair value of the warrants being the amount of RMB18,392,553 and the residual amount of proceeds with amount of RMB218,041,527 are allocated to the Series E Preferred Shares.

        In accordance with ASC 480-10-S99-3A, and consistent with the accounting for Series A, B, C and D preferred shares, the carrying value of the Series E preferred shares was adjusted for accretion to the redemption price over the period from the date of issuance to the first possible redemption date (which is twenty four months from its issuance date) using the interest method and the translation difference with a corresponding adjustment to accumulated deficits. The warrants were carried subsequently at fair value and the changes in the fair value on each balance sheet dates are recognized separately in the consolidated statements of operations. The losses arising from changes in the fair values of the warrants were RMB124,680,060 and RMB113,732,565 in the year ended December 31, 2010 and 2011, respectively.

        Prior to its initial public offering in August 2011, when determining the fair value of the warrants, the Company applied the Black-Scholes option pricing model with the following assumptions.

	April 15, 2010	July 28, 2010	December 31, 2010
Expected volatility (%)	42	31	37
Expected dividend yield (%)	—	—	—
Expected term (years)	1.61	1.31	0.50
Risk-free interest rate (per annum) (%)	1.55	1.54	1.11
  •
  Expected volatility was estimated based on average annualized standard deviation of the share price of comparable listed companies and applied certain discount for a period equal to the expected term preceding the valuation date.

TUDOU HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in RMB unless otherwise stated)

10. Redeemable Convertible Preferred Shares and Convertible Loan (Continued)

  •
  Expected dividends are considered as zero because the Company has no history or expectation of paying dividends on its ordinary shares.

  •
  The expected term was determined based on the expected timing of completion of the IPO since the warrants have an exercise period ending on the earlier of (a) the fifth anniversary of the issuance date and (b) the closing of Qualified IPO.

  •
  Risk-free interest rates are based on the derived market yield of the US$ denominated Chinese government bonds for the term approximating the expected life of the warrants at the time of valuation.

        Upon the initial public offering, the Company measured the fair value of the warrants before their exercise using IPO price of US$ 7.25 per ordinary share with its exercise price of US$ 2.7083 per ordinary share.

        The Company assessed the beneficial conversion feature attributable to the Convertible Loan in accordance with ASC 470-20 and determined that at the commitment date, there was a contingent beneficial conversion feature with amount of RMB 10,966,998 which was recognized as beneficial conversion charge expense in the consolidated statements of operations upon the automatic conversion of Convertible Loan upon issuance of Series E Preferred Shares. There was no beneficial conversion feature recorded for Series E preferred shares.

11. Ordinary Shares

        In November 2005, the Company issued 12,000,000 ordinary shares to the founders for a consideration of US$ 12,000, equal to the par value of US$ 0.0001.

        The holders of the ordinary shares are granted certain registration rights, which include Demand Registration Rights, Form S-3 or Form F-3 Registration Rights and Piggyback Registration Rights. All registration expenses incurred in connection with any demand, piggyback or S-3/F-3 registration, other than any underwriting discounts and selling commissions, shall be borne by the Company.

        As of December 31, 2010, the Company was authorized to issue a maximum number of 9,928,751,976 ordinary shares, respectively, at par value of US$0.0001 per share.

        On October 28, 2010, the shareholders of the Company adopted a dual-class ordinary share structure effective immediately prior to the completion of the IPO pursuant to which the ordinary shares of the Company are divided into Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. Each Class A ordinary share is entitled to four votes on all matters subject to shareholders' vote, and each Class B ordinary share is entitled to one vote on all matters subject to shareholders' vote. Each Class A ordinary share is convertible into one Class B ordinary share at any time by the holder thereof. Class B ordinary shares are not convertible into Class A ordinary shares under any circumstances. The dual-class ordinary share structure is viewed as a transfer of value or compensation from holders of Class B ordinary shares to the benefits of Mr. Gary Wei Wang, the sole director and a beneficial owner of First Easy Group Limited, which is the holder of Class A ordinary shares, as an employee in accordance with ASC 718-10-15-4. Therefore, when the dual class structure became effective immediately prior to the completion of the IPO in August 2011, a compensation

TUDOU HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in RMB unless otherwise stated)

11. Ordinary Shares (Continued)

charge should be recorded based on the incremental fair value and was measured on October 28, 2010, which was considered as the grant date. Based on the assessment the Company performed, the incremental fair value was not material to the Company's consolidated results of operations or financial condition.

        In August 2011, the Company adopted its Amended and Restated Memorandum of Association, pursuant to which, immediately prior to the completion of its initial public offering, the authorized share capital of the Company increased to US$ 1,000,000, divided into a) 9,990,000,000 ordinary shares with a par value of US$ 0.0001 each, of which i) 12,357,500 shares were designated as Class A Ordinary Shares and ii) 9,977,642,500 shares were designated as Class B Ordinary Shares, and b) 10,000,000 preferred shares of a par value of US$ 0.0001 each. Upon the completion of its initial public offering in August 2011, 12,000,000 ordinary shares were divided into 8,913,333 class A Ordinary Shares and 3,086,667 Class B Ordinary Shares, and the Company issued 1) 69,914,684 Class B Ordinary Shares in conjunction with the conversion of all Series A, B, C, D and E Preferred Shares, 2) 9,230,878 Class B Ordinary Shares for the exercise of the all the warrants by warrant holders and 3) 22,280,000 Class B Ordinary Shares with the IPO price of US$ 7.25 per share for the initial public offering.

        As of December 31, 2011, the Company was authorized to issue a maximum number of 9,990,000,000 ordinary shares, respectively, at par value of US$0.0001 per share and total 113,425,562 shares were issued and outstanding, comprised of (i) 8,913,333 Class A Ordinary Shares and (ii) 104,512,229 Class B Ordinary Shares.

12. Share-Based Compensation

        In February 2006, the Board of Directors of the Company passed a resolution to adopt Stock Option Plan ("the Option Plan") that provides for the granting of options to key employees to acquire ordinary shares of the Company at an exercise price as determined by the Administrator or the Board at the time of grant. Upon this resolution, the Board of Directors and shareholders authorized and reserved 2,000,000 ordinary shares for the issuance under the Plan. In September 2006, the Board of Director of the Company passed a resolution to increase the number of shares reserved for issuance under the Plan by 1,111,110 ordinary shares to 3,111,110 ordinary shares. In April 2007, the Board of Director of the Company passed a resolution to increase the number of shares reserved for issuance under the Plan by 1,530,000 ordinary shares to 4,641,110 ordinary shares. In March 2008, the Board of Director of the Company passed a resolution to increase the number of shares reserved for issuance under the Plan to 5,244,398 ordinary shares. In June 2008, the number of ordinary shares reserved for option issuance under the Plan increased to 7,050,324 ordinary shares. In July 2010, the number of ordinary shares reserved for option issuance under the Plan increased to 12,240,118 ordinary shares.

        On July 25, 2011, the shareholders of the Company passed a resolution to increase the number of ordinary shares reserved for issuance under the Option Plan of the Company. Upon this resolution, the aggregate number of ordinary shares reserved for issuance under the Option Plan was 14,123,214 for 2011, and for each of the subsequent four years, the number of ordinary shares reserved for issuance under the Option Plan will increase annually by two percent of the Basic Share Number (as defined below). The Basic Share Number equals: (i) 96,037,898 for the calendar year of 2011, and (ii) for subsequent calendar years, 102% of the Basic Share Number for the prior calendar year. No more than

TUDOU HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in RMB unless otherwise stated)

12. Share-Based Compensation (Continued)

5,000,000 ordinary shares may be issued upon the exercise of the incentive options as defined under the Option Plan.

        The contractual term of the share option under the Option Plan is five years. The options contain service condition with the vesting period of four years, with 25% of the options vesting every year. Except for the vesting period of the option granted on August 20, 2008 to certain directors of the Company, which has a vesting period of sixteen months. As disclosed in Note 2(x), the Company's share-based compensation cost is measured at the value of the award as calculated under the Black-Scholes option pricing model.

  Option modification

        During the years ended December 31, 2009 and 2010, the employees leaving the Company applied to the Company to extend the exercise period of the vested options from 90 days since the termination date to the actual IPO date. The Management of the Company approved to extend the exercisable period of the vested options granted until after the IPO date for some of the employees who were leaving the Company. Such extensions have been limited, and were at the sole discretion of the Company and were considered based on the employment term or contribution of the respective employee to the Company. All employees who were granted the extension had entered into amendments to their original option agreements with the Company. The Company recorded incremental compensation cost of RMB26,829 and RMB126,400 for years ended December 31, 2009 and 2010, respectively on the date the vested options were modified. There was no option modification in 2011.

        In July 2010, the Board of Directors resolved to modify the Option Plan that if the Board determined that the IPO of the Company is unlikely to be consummated prior to the original expiration date of the options granted under the Option Plan, upon the application of the grantee, the Board may in its sole discretion to extend the exercisable period of the vested options granted until after the IPO date. All employees who were granted the extension had entered into amendments to their original option agreements with the Company. The Company recorded the incremental compensation cost of RMB33,679 for the year ended December 31, 2010 in respect of such modification.

        On October 28, 2010, the Company modified the options granted to Mr. Gary Wei Wang, the founder and chief executive officer of the Company, on August 20, 2008 to enable him to purchase the Class A Ordinary Shares of the Company, when and if the dual-class ordinary share structure became effective, upon exercise of these options. All other terms and conditions remain unchanged. The dual class structure became effective immediately prior to the completion of the IPO, the incremental value resulting from Mr. Gary Wei Wang receives Class A ordinary shares should be recognized as compensation charge immediately after IPO. Based on the assessment the Company performed, the amount was not material to the Company's consolidated results of operations or financial condition.

TUDOU HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in RMB unless otherwise stated)

12. Share-Based Compensation (Continued)

        A summary of all granted options under the Option Plan was presented below (in US Dollars, except shares):

	Number of Options	Average Exercise Price
		US$
Balance as of December 31, 2008	5,650,695	0.91
Granted	708,600	1.40
Forfeited	(244,000)	0.78
Cancelled	(13,600)	1.40

Balance as of December 31, 2009	6,101,695	1.02
Granted	1,729,700	2.75
Forfeited	(646,600)	1.67

Balance as of December 31, 2010	7,184,795	1.38
Granted	2,838,600	4.57
Forfeited	(746,300)	2.64

Balance as of December 31, 2011	9,277,095	2.24

Exercisable as of December 31, 2011	5,238,233	1.07

        The following table summarizes information about share options outstanding as of December 31, 2011:

	Options outstanding			Options exercisable
Exercise price	Number of options outstanding	Remaining contractual life (years)	Aggregate Intrinsic Value (US$)	Number exercisable	Remaining contractual life (years)	Aggregate Intrinsic Value (US$)
US$0.001	1,055,000	—	2,894,920	1,055,000	—	2,894,920
US$0.100	319,000	—	843,755	319,000	—	843,755
US$0.300	326,600	0.26	798,537	310,550	0.22	759,295
US$1.400	3,672,295	1.49	4,939,237	3,175,408	1.45	4,270,923
US$2.800	573,600	3.18	—	164,950	3.19	—
US$2.708	706,600	3.56	25,932	213,325	3.56	7,829
US$4.956	1,608,300	4.06	—	—	—	—
US$4.088	915,700	4.78	—	—	—	—
US$2.600	100,000	4.97	—	—	—	—

Total	9,277,095		9,502,381	5,238,233		8,776,722

        The aggregate intrinsic value of options outstanding and options exercisable as of December 31, 2010 was calculated as the difference between the estimated fair value of the Company's ordinary shares as of December 31, 2010 and the exercise price of the share options. The aggregate intrinsic value of options outstanding and options exercisable as of December 31, 2011 was calculated as the difference between the market price of the Company's ordinary shares as of December 31, 2011 and the exercise price of the share options.

TUDOU HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in RMB unless otherwise stated)

12. Share-Based Compensation (Continued)

        Prior to the Company's IPO, the Company has accounted for its options granted to employees as liability awards as the exercise price was denominated in US$ while the functional currency of the Company is RMB and the underlying shares were not publicly traded. The share-based compensation liability was initially recognized at estimated fair-value on the date of grant and was subsequently remeasured at the end of each reporting period with an adjustment for the estimated fair-value recorded to the current period expense in order to properly reflect the cumulative expense based on the current estimated fair value of the vested options over the vesting period.

        Subsequent to the Company's initial public offering, the Company accounts for its options granted to employees as equity awards, as the Company's shares are now publicly traded. In addition, the liability awards were reclassified to equity awards on the date of the Company's initial public offering. The fair value of the liability awards outstanding was remeasured with the fair value of the share-based liabilities relating to the vested options reclassified to Additional Paid-in Capital and the fair value of the unvested options to be recognized over the remaining requisite service period as compensation expenses.

        For the years ended December 31, 2009, 2010 and 2011, RMB 11,522,350, RMB 104,576,369 and RMB 105,034,741 were recorded as share-based compensation expenses. The stock-based compensation expenses of RMB 105,034,741 represented the fair value change in liability awards which has been reclassified to equity upon the Company's initial public offering and compensation expenses for the equity awards subsequent to the IPO.

        The weighted average grant-date fair values of each option for employee were US$0.87, US$2.05 and US$18.48 for the years ended December 31, 2009, 2010 and 2011. There was no income tax benefit recognized in the statements of operations for share-based compensation plans in the years ended December 31, 2009, 2010 and 2011.

        Under ASC 718, the Company applied the Black-Scholes option pricing model in determining the fair value of options granted. The assumptions used to value share-based compensation awards are presented as follows:

For the years ended December 31
	2009	2010	2011
Expected volatility (%)	60 - 75	35 - 60	40 - 75
Expected dividend yield (%)	—	—	—
Expected term(years)	1.42 - 4	0.25 - 3.58	1.00 - 7.00
Risk-free interest rate (per annum) (%)	1.38 - 3.59	0.99 - 1.83	1.10 - 2.40

        The Company estimated the expected volatility at the date of grant based on average annualized standard deviation of the share price of comparable listed companies. The Company has no history or expectation of paying dividends on its ordinary shares. The Company estimated the expected term based on the timing of the expected public offering or using the simplified method under ASC 718-10-S99, the vesting schedule and the exercise period of the options. Risk-free interest rates are based on the derived market yield of the US$ denominated Chinese Government bonds for the term approximating the expected life of award at the time of grant.

TUDOU HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in RMB unless otherwise stated)

12. Share-Based Compensation (Continued)

        As of December 31, 2011, there was RMB 65,900,481 of unrecognized compensation cost for employee related to unvested share-based compensation arrangements granted under the Option Plan. The cost was expected to be recognized over a remaining weighted-average period of 2.95 years as of December 31, 2011.

13. Taxation

  (a) Income taxes

        The provisions for income taxes were summarized as follows:

Years ended December 31
	2010	2011
	RMB	RMB
Current income tax expense	—	—
Deferred tax benefit	—	—

Income tax expense	—	—

        The components of loss before income taxes for PRC and non-PRC operations were as follows:

	Years ended December 31
	2009	2010	2011
	RMB	RMB	RMB
Loss arising from PRC operations	(139,225,855)	(86,563,768)	(223,774,378)
Loss arising from non-PRC operations	(5,551,298)	(260,836,069)	(287,387,388)

Loss before taxes	(144,777,153)	(347,399,837)	(511,161,766)

Income tax expense relating to PRC operations	—	—	—
Income tax benefit relating to non-PRC operations	—	—	—

	—	—	—

  Cayman

        Under the current laws of Cayman, the Company, being a Cayman incorporated company, is not subject to tax on income or capital gain. In addition, upon payments of dividends by the Company to its shareholders, no Cayman withholding tax will be imposed.

  British Virgin Islands

        Under the current tax laws of British Virgin Islands, Starcloud BVI is not subject to tax on income or capital gain. In addition, no British Virgin Islands withholding tax will be imposed on payments of dividends by Starcloud BVI to its shareholders.

TUDOU HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in RMB unless otherwise stated)

13. Taxation (Continued)

  PRC

        In March 2007, the Chinese government enacted the Corporate Income Tax Law, and promulgated related regulations Implementing Regulations for the PRC Corporate Income Tax Law. The law and regulations went into effect on January 1, 2008. The Corporate Income Tax Law, among other things, imposes a unified income tax rate of 25% for both domestic and foreign invested enterprises. The Corporate Income Tax Law provides a five-year transitional period for those entities established before March 16, 2007, which enjoyed a favorable income tax rate of less than 25% under the previous income tax laws and regulations, to gradually change their income tax rates to 25%. Accordingly, the income tax rate is 20%, 25% and 25% in 2009, 2010 and 2011 respectively.

        The following table set out the reconciliation of the statutory income tax rate and the Group's effective tax rate:

	Years ended December 31
	2009	2010	2011
Statutory EIT rate	20.0%	25.0%	25%
Non-deductible tax losses*	(0.2)%	(18.8)%	(14.1)%
Change in valuation allowance	(19.8)%	(6.2)%	(10.9)%

Effective EIT rate	—	—	—

*
This reconciling item primarily relates to losses incurred by the Company and Starcloud BVI incorporated in BVI with no corresponding deferred tax assets, since the Company and Starcloud BVI are not subject to income tax under the Cayman and BVI laws.

  (b)    Deferred tax

        The Group's significant components of deferred tax assets were as follows:

	Years ended December 31
	2010	2011
	RMB	RMB
Net operating losses	88,798,333	121,369,268
Accrued liabilities	34,389,202	47,898,888
Fixed assets depreciation	428,268	1,127,603
Allowance for doubtful accounts	1,875,133	11,038,772

Total	125,490,936	181,434,531
Less: Valuation allowance	(125,490,936)	(181,434,531)

Net deferred tax assets	—	—

        As of December 31, 2009, 2010 and 2011, valuation allowances were provided for tax losses carry-forward and other deferred tax assets because it was more likely than not that such deferred tax will not be realized based on the Group's estimate of its future taxable income. Accumulated tax losses of approximately RMB 389,157,840, RMB 506,083,746 and RMB 672,646,922 carried forward as of

TUDOU HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in RMB unless otherwise stated)

13. Taxation (Continued)

December 31, 2009, 2010 and 2011 will expire through 2012 to 2016. If any events occur in the future that allow the Group to realize more of its deferred tax assets than the presently recorded amount, an adjustment to the valuation allowances will increase income when those events occur. The Company recognized additional valuation allowances for RMB 34,806,464, RMB 21,640,942 and RMB55,943,595 during the years ended December 31, 2009, 2010 and 2011, respectively.

        The Corporate Income Tax Law also imposes a 10% withholding income tax for dividends distributed by a foreign invested enterprise to its immediate holding company outside China, which were exempted under the previous income tax laws and rules. All the foreign invested enterprises are subject to withholding tax on dividends distribution effective from January 1, 2008. Since Group is currently loss making and the Company intends to reinvest its future earnings to further expand its businesses, its PRC subsidiary do not intend to declare dividends to their immediate foreign holding companies in foreseeable future.

        In order to assess uncertain tax positions, the Company applies a more likely than not threshold and a two-step approach for tax position measurement and financial statement recognition. For the two-step approach, the first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon settlement. The Company did not have any uncertain tax positions for the year ended December 31, 2009, 2010 and 2011. The Company does not anticipate the uncertain tax positions to significantly increase or decrease within twelve months of December 31, 2011.

        The various entities within the Group were in tax loss position during the reporting periods and as discussed above, no deferred tax asset has been recognized for the carry forward tax losses. Therefore, there was no impact of the preferential tax treatment on the loss per share.

  (c) Sales taxes

        The Group is subject to sales taxes of 9.5% with a business tax of 5% and a cultural and educational related surcharge of 4.5% on the provision of advertising services. In 2011, the cultural and educational related surcharge rate decreased to 3.5% on the provision of advertising services.

  (d) Value-added taxes

        In November 2011, the Ministry of Finance released Circular Caishui [2011] No. 111 mandating Shanghai to be the pilot of a tax reform program. Effective January 1, 2012, all entities in Shanghai that fall in the category of "selected modern service industries" will switch from a business tax payer and become a VAT payer. All of our subsidiaries in Shanghai were subject to VAT at a rate of 6% by issuing VAT invoice and stop paying 5% business tax from January 1, 2012 onwards. For the year ended December 31, 2011, there was amount of RMB 143,014,764 advertising revenue that the Company has not issued tax invoices and accordingly was subject to VAT, which was presented net of VAT of RMB 8,264,154.

TUDOU HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in RMB unless otherwise stated)

14. Loss per Share

        Basic and diluted net loss attributable to the Company's ordinary shareholders per ordinary share is as follows:

	For the Years Ended December 31,
	2009	2010	2011
	RMB	RMB	RMB
Numerator:
Net loss for the year	(144,777,153)	(347,399,837)	(511,161,766)
Accretion / remeasurement for Preferred Shares	(308,439)	(14,983,908)	(14,884,953)

Numerator for basic and diluted loss per share	(145,085,592)	(362,383,745)	(526,046,719)
Denominator:
Weighted average ordinary shares outstanding for basic and diluted calculation	12,000,000	12,000,000	50,069,321

Basic and diluted loss per ordinary share	(12.09)	(30.20)	(10.51)

        The potentially dilutive securities such as share based awards, preferred shares, convertible loan and warrants were not included in the calculation of dilutive loss per share because of their anti-dilutive effect.

        The Company's preferred shares are participating securities and as such would be included in the calculation of basic earnings (loss) per share under the Two-class Method in periods of net loss if, based on the contractual terms of the preferred shares, the preferred shares have a contractual obligation to share in the losses of the Company. For the years ended December 31, 2009, 2010 and 2011, it was determined that the preferred shareholders have no such obligation to share in the losses of the Company and therefore no loss was allocated to them in the computation of basic loss per share.

        The following ordinary shares equivalent were excluded from the computation of diluted net loss per ordinary share for the periods presented because including them would have had an anti-dilutive effect:

	For the Years Ended December 31,
	2009	2010	2011
Preferred shares	51,452,917	69,914,684	—
Share-based awards	2,622,823	7,184,795	9,277,095
Warrants of the Series E Preferred Shares (Note 10)	—	9,230,878	—

15. Commitments and contingencies

  (a) Operating lease commitments

        The Group leases office premises under non-cancellable leases. Rental expenses under operating leases for the years ended December 31, 2009, 2010 and 2011 were RMB 6,806,086, RMB 8,508,838, and RMB12,267,009, respectively.

TUDOU HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in RMB unless otherwise stated)

15. Commitments and contingencies (Continued)

        In addition, the Group also leases internet bandwidth under non-cancellable leases. Internet bandwidth leasing cost for the years ended December 31, 2009, 2010 and 2011 were RMB 74,385,535, RMB 103,634,434 and RMB 180,244,594, respectively.

        As of December 31, 2011, the Group had remaining outstanding commitments in respect of its non-cancellable operating leases as follows:

RMB
2012	155,549,771
2013	47,856,122
2014	23,632,573
2015	16,122,911
2016	32,010,185

275,171,561

  (b) Contingencies

        The shareholders of VIEs maybe involved in personal disputes with third parties that may have adverse effect on their respective equity interests in the relevant VIEs. On October 11, 2010, the ex-wife of Mr. Gary Wei Wang, the founder and chief executive officer of the Company who holds 95% of the equity interests in Quan Toodou, initiated a lawsuit against him with a local court in Shanghai, PRC and claimed for the division of 76% equity interest of Quan Toodou held by Mr. Wang, which she alleges to form part of the community property during their marriage. The dispute has been settled by the court on June 10, 2011. The detailed evaluation and assessment of the impact has been included in Note 2(b).

        The Group is subject to claims and litigations, which may arise in the normal course of business. As of December 31, 2011, there were a total of 47 lawsuits against the Company with the total claim amount of RMB 3.4 million. These claims relate to the allegations of infringement of copyrights of others as well as other claims of liability. Based on the management's assessment of each lawsuit and advice from external PRC litigation counsel, the Group believed that it is probable that the Group could incur a loss with respect to some of these litigations, whether through reaching a final judgment on the merits or through settlement. In addition, as disclosed in Note 17(a) to the consolidated financial statements, the Company has also evaluated the subsequent litigation arose after the balance sheet date to accrue liabilities associated with claims and litigations related to events existed at December 31, 2011 as the conditions existed as of the December 31, 2011 that become probable and estimable. Accordingly, the Group collectively accrued a litigation liability of RMB 1.4 million as of December 31, 2011 associated with these claims and litigations (Note 9). Although it is reasonably possible that additional losses in excess of amounts currently accrued may be incurred, the Company does not expect such amounts to be material to its business and consolidated financial statements based on the Company's assessment with the advice from external PRC litigation counsel and the historical outcomes.

        On December 21, 2010, the Company received a letter from legal counsel representing Twentieth Century Fox Film Corporation, Universal City Studios LLLP, Viacom Inc., Paramount Pictures

TUDOU HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in RMB unless otherwise stated)

15. Commitments and contingencies (Continued)

Corporation, and Warner Bros. Entertainment Inc. (the "Content Owners"), alleging copyright infringement by the Company. The Company has engaged a legal counsel to assist in its discussion with the Content Owners and to negotiate the additional copyright protection measures, including filtering which the Company will undertake. Subsequently the Company entered into a Content Protection Agreement with the Content Owners to undertake certain steps to prevent copyright infringement in the future on April 7, 2011. There can be no assurance that the Company will avoid legal claims in the future for past infringements by the Content Owners for material amounts. If the Content Owners successfully assert a claim for copyright infringement, the resultant liability could have a material impact on the Company's business, financial position and results of operations. The Company has not made any provision in the consolidated financial statements as of each balance sheet date for this matter. Management has implemented a number of additional steps to improve its copyright protection policy and procedures, including upgrading its copyright infringement detection system.

        Apart from the discussion above and discussion included in Note 17, the Group is not currently a party to, nor is it aware of, any legal proceeding, investigation or other claims that is likely to have a material adverse effect on its business, financial condition or results of operations. Although we have not previously been subject to legal actions for copyright infringement in jurisdictions other than the PRC, it is possible that we may be subject to such claims in the future.

16. Certain Risks and Concentration

  Foreign exchange risk

        The Group's financing activities are denominated in US$. Remittances of foreign currencies into the PRC and exchange of foreign currencies into RMB require approval by foreign exchange administrative authorities and certain supporting documentation. As of December 31, 2010, the Group's cash funds, including restricted cash, denominated in US$ 46,719,248, AUD 434 and short-term investments in EUR 662,834 are exposed to foreign exchange risk. As of December 31, 2011, the Group's cash funds, including restricted cash, denominated in US$ 19,033,643 and HKD 57,839 are exposed to foreign exchange risk.

        The Group's revenues and purchases are generally denominated in RMB and the Group's assets and liabilities are denominated in RMB, except for cash held in other currencies and preferred shares which are denominated in US$. RMB is not freely convertible into foreign currencies. In the PRC, foreign exchange transactions are required by law to be transacted only by authorized financial institutions at the exchange rates set by the People's Bank of China (the "PBOC"). Remittances in currencies other than RMB by the Group in the PRC require certain supporting documentation in order to affect the remittance.

  Concentration of customer risk

        The Group depends on a limited number of customers for a significant portion of the revenue. The top 10 customers accounted for 52%, 46%, and 44% of the revenue for the years ended December 31, 2009, 2010 and 2011, respectively.

        No individual customer accounted for over 10% of accounts receivable and revenue as of December 31, 2009, 2010 and 2011 and for the years then ended respectively.

TUDOU HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in RMB unless otherwise stated)

16. Certain Risks and Concentration (Continued)

  Credit risk

        As of December 31, 2010 and 2011, substantially all of the Group's cash and cash equivalents and short-term investments were held by reputable financial institutions in the jurisdictions where the Company and its subsidiaries are located. China does not have an official deposit insurance program, nor does it have an agency similar to The Federal Deposit Insurance Corporation (FDIC) in the United States. However, the Group believes that the risk of failure of any of these PRC banks is remote. Bank failure is extremely uncommon in China and the Group believes that those Chinese banks that hold the Company's cash, cash equivalents, short-term investments and long term time deposit are financially sound based on public available information.

        The Group has not experienced any losses on its deposits of cash and cash equivalents and short-term investments. Furthermore, prior to entering into contracts, the Group makes a credit assessment of the customer to assess the collectability of the contract.

17. Subsequent Events

  (a) Subsequent litigations against the Group

        Subsequent to December 31, 2011, certain copyright holders filed a total of 22 lawsuits against the Company for unauthorized display of their contents on the Company's website with the total claim amount of RMB7.3 million. Based on the management's assessment for each lawsuit and the advice from external PRC litigation counsel, the Group believed that it is probable that it could incur a loss with respect to some of these litigations. Accordingly, as disclosed in Note 9 and 15 (b), the Group collectively accrued liabilities associated with claims and litigations related to events existed at December 31, 2011 as they become probable and could be reasonably estimated. While it is reasonably possible that additional losses in excess of amounts currently accrued may be incurred, the Company does not expect such amounts to be material to its business and consolidated financial statements based on the Company's assessment with the advice from its external PRC litigation counsel and the historical outcomes.

        In February 2012, the Company has received a notification of lawsuit filed by a third party, where the plaintiff claimed that in December 2011, the Company announced in a press conference with respect to an asserted copyright infringement by the plaintiff had constituted the unfair competitive practices and claimed a damage of RMB 4.8 million. Based on the management's assessment and the advice from the external PRC litigation counsel, the Group believes that the likelihood that the plaintiff will prevail is remote and the potential impact if any is not likely be material to its business and the consolidated financial statements.

  (b) Cooperation with Sina Weibo

        In February 2012, the Company started to cooperate with Sina Weibo,which is operated by Sina Corporation, an equity investor of the Company, for its users to upload and share videos seamlessly onto the Company's site. With such cooperation, Sina Weibo users are able to register with the Company's site automatically using its Sina Weibo accounts and enjoy the full functionality of the Company's site as the Company's registered users.

TUDOU HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in RMB unless otherwise stated)

17. Subsequent Events (Continued)

  (c) Establishment of Beijing Tixian Digital Science and Technology Co., Ltd. ("Beijing Tixian")

        In January 2012, Beijing Tixian, a VIE of the Company was established, which primarily engaged in animation related business. The Company, through Reshuffle Shanghai, entered into various contractual agreements with Beijing Tixian or its nominee shareholders, pursuant to which, the Company holds all of the variable interests of Beijing Tixian.

  (d) Merger with Youku Inc. ("Youku")

        On March 11, 2012, the Company and Youku entered into a definitive agreement for the Company to combine with Youku in a 100% stock-for-stock transaction. Under the terms of the agreement, each Class A ordinary share and Class B Ordinary Share of the Company issued and outstanding immediately prior to the effective time of the merger will be cancelled in exchange for the right to receive 7.177 Class A Ordinary Shares of Youku, and each American depositary share ("ADS") of the Company, each of which represents four Class B Ordinary Shares of the Company, will be cancelled in exchange for the right to receive 1.595 ADSs of Youku, each of which represents 18 Youku Class A ordinary shares resulting in the shareholders and ADS holders of Youku and the Company owning approximately 71.5% and 28.5% of the combined entity, respectively, immediately upon completion of the transaction. Upon completion, the combined entity will be named Youku Tudou Inc. Youku's ADSs will continue to be listed on the NYSE under the symbol "YOKU".

Appendix A

AGREEMENT AND PLAN OF MERGER

dated as of March 11, 2012

among

Youku Inc.,

Tudou Holdings Limited

and

Two Merger Sub Inc.

A-i

A-ii

A-iii

Glossary of Defined Terms

Defined Terms	Defined on Page
2011 Form 20-F	38
Acquisition Proposal	39
Affiliate	58
Aggregate ADS Payment	7
Agreement	1
Articles of Association	3
Bankruptcy and Equity Exception	12
business day	59
Cayman Companies Law	2
Certificates	6
Claim	43
Closing	2
Closing Date	2
Code	59
Company T	1
Company T ADSs	3
Company T Affiliate	16
Company T Agreements	15
Company T Benefit Plan	18
Company T Board	1
Company T Board Recommendation	39
Company T Change of Recommendation	39
Company T Class A Share	3
Company T Class B Share	3
Company T Deposit Agreement	5
Company T Depositary	5
Company T Disclosure Schedule	10
Company T Employees	59
Company T Financial Advisor	24
Company T Financial Information	13
Company T Founder Settlement Agreement	46
Company T Intellectual Property	59
Company T IP Agreements	59
Company T Leased Properties	16
Company T Licensed Intellectual Property	59
Company T Material Adverse Effect	59
Company T Material Contracts	20
Company T Option	60
Company T Owned Intellectual Property	60
Company T Permits	16
Company T PRC Subsidiaries	23
Company T Principal Shareholders	60
Company T Related Party	60
Company T SEC Reports	12
Company T Share	3
Company T Share Incentive Plan	60
Company T Shareholders Meeting	41
Company T Shares	3
Company T Software	60
Company T VIE Contracts	60
Company T VIEs	60
Company T Voting Agreement	1
Company T Voting Shareholders	61
Company Y	1
Company Y ADSs	3
Company Y Board	28
Company Y Board Recommendation	40
Company Y Change of Board Recommendation	40
Company Y Class A Shares	3
Company Y Class B Shares	26
Company Y Deposit Agreement	5
Company Y Depositary	5
Company Y Disclosure Schedule	25
Company Y Employees	61
Company Y Financial Information	28
Company Y Intellectual Property	61
Company Y IP Agreements	61
Company Y Licensed Intellectual Property	61
Company Y Material Adverse Effect	61
Company Y Option	62
Company Y Owned Intellectual Property	62
Company Y Permits	30
Company Y Related Party	63
Company Y SEC Reports	28
Company Y Share Incentive Plan	63
Company Y Shareholders Meeting	41
Company Y Shares	26
Company Y VIE Contracts	63
Company Y VIEs	63
Company Y Voting Agreement	1
Company Y Voting Shareholders	63
Competing Proposal	40
Contract	15
CSRC	17
Dissenters Shares	8
Effective Time	2
ERISA	63
Exchange Act	12
Exchange Agent	5
Exchange Ratio	3

A-iv

Defined Terms	Defined on Page
Excluded Shares	4
Expenses	45
FCPA	16
Form F-4	13
GAAP	13
Government Official	17
Governmental Antitrust Entity	42
Governmental Entity	15
Indemnified Parties	43
Intellectual Property	63
IT Assets	63
Judgment	16
know	64
knowledge	64
Law	64
Lien	64
Maximum Premium	44
Merger	1
Merger Consideration	4
Merger Sub	1
Merger Sub Board	27
No Vote Termination Fee	64
Off-the-Shelf Software	64
Parties	1
Per ADS Merger Consideration	4
Per Share Merger Consideration	3
Permitted Liens	64
Person	64
Plan of Merger	2
PRC	64
PRC Anti-Bribery Laws	16
PRC Anti-Monopoly Law and Regulations	17
Proceedings	16
Prospectus	13
Public Software	64
Registered	65
Representative	39
Required Company T Vote	12
Required Company Y Vote	28
Review Date	14
SAFE	17
SAFE Circular No. 75	17
SEC	65
Securities Act	12
Share Issuance	27
Software	65
Subsidiary	65
Surviving Corporation	2
Takeover Statute	24
Tax Returns	65
Taxes	65
Termination Date	50
Termination Fee	65
Transaction Agreements	65
Transition Management Committee	47
UGC Agreements	65
Uncertificated Shares	6
US$	65
Wholly Owned Company T Subsidiaries	11
Wholly Owned Company Y Subsidiaries	27
Withheld Shares	47

A-v

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated March 11, 2012 is by and among Youku Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Company Y"), Two Merger Sub Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands and a direct wholly owned Subsidiary of Company Y ("Merger Sub"), and Tudou Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Company T" and, together with Company Y and Merger Sub, the "Parties"). Certain capitalized terms used in this Agreement are used as defined in Section 9.12.

        WHEREAS, the respective Boards of Directors of Company Y and Merger Sub have (i) approved the merger of Merger Sub with and into Company T (the "Merger"), with Company T surviving the Merger upon the terms and subject to the conditions set forth in this Agreement and becoming a direct wholly owned Subsidiary of Company Y as a result of the Merger, (ii) approved the execution, delivery and performance by Company Y and Merger Sub, as the case may be, of this Agreement and the consummation of the Merger and the other transactions contemplated hereby; and (iii) recommended the approval of the Share Issuance (as defined below) by the requisite vote of the Company Y shareholders and the authorization and approval of this Agreement and the Merger and the Plan of Merger (as defined below) by the requisite vote of the Merger Sub shareholder;

        WHEREAS, the Board of Directors of Company T (the "Company T Board") has (i) determined that it is in the best interests of Company T and its shareholders, and declared it advisable, to enter into this Agreement and the Plan of Merger, (ii) approved the execution, delivery and performance by Company T of this Agreement and the Plan of Merger and the consummation of the Merger and the other transactions contemplated hereby and (iii) recommended the authorization and approval by way of special resolution of this Agreement, the Merger and the Plan of Merger by the shareholders of Company T;

        WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Company T to enter into this Agreement, each of the Company Y Voting Shareholders has executed and delivered to Company T a voting agreement dated as of the date hereof, between each such Company Y Voting Shareholder and Company T (together with the schedules and exhibits attached thereto, each a "Company Y Voting Agreement"); and

        WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Company Y and Merger Sub to enter into this Agreement, each of the Company T Voting Shareholders has executed and delivered to Company Y a voting agreement, dated as of the date hereof, between each such Company T Voting Shareholder and Company Y (together with the schedules and exhibits attached thereto, each a "Company T Voting Agreement").

        NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Company T, Company Y and Merger Sub hereby agree as follows:

ARTICLE I

THE MERGER

        Section 1.1    The Merger.     At the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) (the "Cayman Companies Law"), Merger Sub shall be merged with and into Company T. Following the Merger, Company T shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of Merger Sub shall cease.

        Section 1.2    Effective Time.     Subject to the provisions of this Agreement, Company Y, Merger Sub and Company T shall execute a plan of merger (the "Plan of Merger") substantially in the form contained in Annex A hereto and the Parties shall file the Plan of Merger and other documents required to effect the Merger pursuant to the Cayman Companies Law with the Registrar of Companies of the Cayman Islands as provided in Section 233 of the Cayman Companies Law on or as soon as practicable after the Closing Date. The Merger shall become effective at the time when the Plan of Merger has been registered by the Registrar of Companies of the Cayman Islands or at such other subsequent date or time thereafter within 90 days of the date of registration of the Plan of Merger by the Registrar of Companies of the Cayman Islands as Merger Sub and Company T may agree and specify in the Plan of Merger in accordance with the Cayman Companies Law (the "Effective Time").

        Section 1.3    Closing of the Merger.     Unless otherwise mutually agreed in writing among Company Y, Merger Sub and Company T, the closing of the Merger (the "Closing") will take place at 10:00 a.m. (Hong Kong time), on a date to be agreed between Company Y and Company T (the "Closing Date"), which shall be no later than the third business day immediately following the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), at the offices of Skadden, Arps, Slate, Meagher & Flom, 42/F, Edinburgh Tower, The Landmark, 15 Queen's Road Central, Hong Kong or another place and time agreed in writing by Company Y and Company T.

        Section 1.4    Effects of the Merger.     The Merger shall have the effects specified in the Cayman Companies Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall succeed to and assume all the rights, property of every description, including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges, mortgages, charges or security interests and all contracts, obligations, claims, debts and liabilities of Merger Sub and Company T in accordance with the Cayman Companies Law.

        Section 1.5    Memorandum and Articles of Association.     At the Effective Time, the memorandum of association and articles of association of Merger Sub then in effect shall be the memorandum of association and articles of association (the "Articles of Association") of the Surviving Corporation (except that, at the Effective Time, (i) Clause 1 of the memorandum of association shall be amended to be and read as follows: "The name of the Company is Tudou Holdings Limited", and (ii) the Articles of Association shall be amended to refer to the name of the Surviving Corporation as "Tudou Holdings Limited"), in each case, until thereafter changed or amended as provided therein or by applicable Law.

        Section 1.6    Directors.     The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Articles of Association until their respective death, resignation, or removal or until their respective successors are duly elected and qualified.

        Section 1.7    Officers.     The officers of Company T immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Articles of Association until successors are duly elected or appointed and qualified.

ARTICLE II

CONVERSION OF SECURITIES

        Section 2.1    Conversion of Securities.     At the Effective Time, by virtue of the Merger and without any action on the part of any of the Parties or any other shareholders of Company T:

          (a)    Securities of Merger Sub.    Each ordinary share, par value US$0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable ordinary share, par value US$0.0001 per share, of the Surviving Corporation. Such share shall be the only issued and outstanding share capital of the Surviving Corporation.

          (b)    Merger Consideration.

              (i)  Other than as provided in Section 2.1(b)(ii), each Class A ordinary share, par value US$0.0001 per share, of Company T ("Company T Class A Share") and Class B ordinary share, par value US$0.0001 per share, of Company T ("Company T Class B Share" ) issued and outstanding immediately prior to the Effective Time (individually, a "Company T Share" and collectively, the "Company T Shares") (other than the Excluded Shares and any Dissenters Shares), shall be cancelled in exchange for the right to receive 7.177 (the "Exchange Ratio") validly issued, fully paid, non-assessable Class A ordinary shares, par value US$0.00001 per share, of Company Y ("Company Y Class A Shares") (such number of shares, the "Per Share Merger Consideration").

             (ii)  Each American depositary share of Company T, each of which represents four Company T Class B Shares (the "Company T ADSs"), shall be cancelled in exchange for the right of the holder of the relevant Company T ADS at the direction of the Company T Depositary to receive 1.595 American depositary shares of Company Y, each of which represents 18 Company Y Class A Shares (the "Company Y ADSs") (such number of Company Y ADSs, the "Per ADS Merger Consideration" and together with the Per Share Merger Consideration, the "Merger Consideration").

  As of the Effective Time, all Company T Shares, including Company T Shares represented by Company T ADSs, shall, by virtue of the Merger and without any action on the part of its holder, automatically be cancelled, shall no longer be issued or outstanding and shall cease to exist and the register of members of Company T will be amended accordingly. Each Company T Share (other than the Excluded Shares and any Dissenters Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration and each Company T Share represented by a Company T ADS, together with such Company T ADS, shall thereafter represent only the right to receive the Per ADS Merger Consideration, as the case may be, without interest, and any Dissenters Shares shall thereafter represent only the right to receive the applicable payments due and owing as referred to in Section 2.6.

          (c)    Cancellation of Company T Shares.    Notwithstanding Section 2.1(b), each Company T Share and each Company T ADS issued and outstanding immediately prior to the Effective Time that is (i) issued to the Company T Depositary and reserved for future grants under the Company T Share Incentive Plan, or (ii) repurchased and held by Company T in treasury either in the form of Company T Shares or Company T ADSs (collectively, the "Excluded Shares") shall, by virtue of the Merger and without any action on the part of its holder, automatically be cancelled, shall no longer be issued or outstanding and shall cease to exist, and the register of members of Company T will be amended accordingly, and no consideration shall be delivered or deliverable in exchange therefor.

          (d)    Untraceable and Dissenting Shareholders.    The Per Share Merger Consideration shall not be issued or delivered to Company T shareholders who are untraceable unless, except as provided below, they notify the Exchange Agent of their current contact details prior to the Effective Time. A Company T shareholder will be deemed to be untraceable if (i) he has no registered address in the register of members maintained by Company T, (ii) on the last two consecutive occasions on which a dividend has been paid by Company T, a check payable to such shareholder either (A) has been sent to such shareholder and has been returned undelivered or has not been cashed or (B) has not been sent to such shareholder because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to Company T or (iii) notice of the Company T Shareholders Meeting has been sent to such shareholder and has been returned undelivered.

          (e)    Certain Adjustments.    Notwithstanding any provision of this Article II to the contrary, if between the date of this Agreement and the Effective Time the outstanding Company T Shares or Company Y Shares, as applicable, or securities convertible into or exchangeable or exercisable for Company T Shares or Company Y Shares, as applicable, shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any share dividend, subdivision, reclassification, recapitalization, split, combination, consolidation, readjustment, exchange of shares or similar transaction, the Per Share Merger Consideration and Per ADS Merger Consideration shall be appropriately adjusted to reflect such share dividend, subdivision, reclassification, recapitalization, split, combination, consolidation, readjustment, exchange of shares or similar transaction.

        Section 2.2    Treatment of Company T Options.     (a) Each Company T Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall, at the Effective Time, be assumed by Company Y and be replaced by Company Y with a Company Y Option. Each such Company Y Option shall be exercisable for that number of whole Company Y Class A Shares (rounded down to the nearest whole share) equal to the product of (i) the total number of Company T Shares subject to such Company T Option and (ii) the Exchange Ratio, at an exercise price per Company Y Class A Share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of the Company T Option by (y) the Exchange Ratio. Each such Company Y Option shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company T Option immediately prior to the Effective Time (but taking into account any changes thereto provided for in the Company T Share Incentive Plan, any award agreement, or any other contract or agreement, including by reason of this Agreement or the transactions contemplated hereby).

          (b)   Unless otherwise determined by Company Y, the Company T Share Incentive Plan shall terminate as of the Effective Time. Company T shall take all actions necessary to (i) effect the measures contemplated in this Section 2.2, including but not limited to the adoption of any plan amendments, obtaining Company T Board approval, and/or obtaining the necessary employee or optionholder consents and (ii) to ensure that from and after the Effective Time neither Company Y nor the Surviving Corporation will be required to issue Company T Shares, other share capital of the Surviving Corporation or any other consideration (other than as required by this Section 2.2) to any Person pursuant to or in settlement of Company T Options or any other awards granted under the Company T Share Incentive Plan.

        Section 2.3    Exchange Fund.     (a) Subject to the conditions and terms of the depositary agreement dated as of August 16, 2011 (the "Company T Deposit Agreement"), entered into among Company T, The Bank of New York Mellon (the "Company T Depositary"), as depositary and all owners and beneficial owners from time to time of Company T ADSs, prior to the Effective Time, Company Y shall, subject to Company T's prior approval (which approval shall not be unreasonably withheld, conditioned or delayed), appoint a commercial bank or trust to act as exchange agent hereunder for the purpose of canceling Company T Shares and Company T ADSs in exchange for the Per Share Merger Consideration and the Per ADS Merger Consideration, as applicable (the "Exchange Agent").

          (b)   Prior to the Effective Time, Company Y shall deposit, allot and issue or cause to be deposited, alloted and issued, as the case may be, with the Exchange Agent, for the benefit of the holders of Company T Shares and Company T ADSs (other than the Excluded Shares) a number of Company Y Class A Shares and Company Y ADSs sufficient to settle the Merger Consideration provided in Section 2.1(b) and Section 2.2. The Company Y ADSs shall be issued in accordance with the depositary agreement dated as of December 8, 2010 (the "Company Y Deposit

  Agreement"), entered into among Company Y, Citibank, N.A. (the "Company Y Depositary"), as depositary and all owners and beneficial owners from time to time of the Company Y ADSs, and Company Y shall cause the Company Y Depositary to issue the Per ADS Merger Consideration to the Exchange Agent.

        Section 2.4    Exchange Procedures.     (a) Holders of Company T Shares: (i) promptly after the Effective Time (and in any event within five business days thereafter), the Surviving Corporation shall cause the Exchange Agent to mail to each registered holder of Company T Shares (other than the Company T Depositary and holders of Excluded Shares and Dissenters Shares) (A) a form of letter of transmittal (which shall specify how the delivery of the Merger Consideration to the registered holders of Company T Shares shall be effected) and (B) instructions for effecting the surrender of any and all share certificates which have been issued representing Company T Shares (the "Certificates"). Each registered holder of Company T Shares (including Company T Shares not represented by a Certificate ("Uncertificated Shares")) shall be entitled to receive the Per Share Merger Consideration, without interest, for each Company T Share (including Company T Shares formerly represented by a Certificate and Uncertificated Shares) cancelled at the Effective Time multiplied by (x) the number of Company T Shares represented by such Certificate (or declaration of loss or non-receipt and, if applicable, indemnity in the required form and in compliance with Section 2.9) or (y) the number of Uncertificated Shares, as the case may be, provided that each holder of a Certificate shall be required to surrender such Certificate (or a declaration of loss or non-receipt and, if applicable, indemnity in the required form and in compliance with Section 2.9) to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, and the Certificate so surrendered shall forthwith be cancelled; and (ii) if the Per Share Merger Consideration is to be made to a Person other than the Person in whose name the cancelled Company T Share is registered, it shall be a condition of payment that (A) a share transfer form in respect of Company T Shares represented by the Certificate so surrendered (if any) shall be in a proper form to transfer the relevant Company T Shares and (B) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Per Share Merger Consideration to a Person other than the registered holder of such cancelled Company T Shares and shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Upon the cancellation of any Company T Shares at the Effective Time, the registered holder of such cancelled Company T Shares shall have no further rights in respect of such cancelled Company T Shares, and each Certificate in respect of such cancelled Company T Shares shall be deemed at any time after the Effective Time to represent only the right to receive the Per Share Merger Consideration as contemplated by this Article II, without interest.

          (b)    Holders of Company T ADSs.    Notwithstanding anything to the contrary set forth in Section 2.4(a) above, promptly after the Effective Time (and in any event within five business days thereafter), the Surviving Corporation and the Exchange Agent shall mail to the Company T Depositary (A) a form of letter of transmittal (which shall specify how the delivery of the Merger Consideration to the Company T Depositary shall be effected); and (B) instructions for effecting the surrender of any and all Certificates representing Company T Shares in the form of Company T ADSs. The Company T Depositary shall be entitled to receive the Per ADS Merger Consideration, without interest, for each Company T Share held by the Company T Depositary in respect of which a Company T ADS has been issued (other than those Company T ADSs represented by Company T Shares issued to the Company T Depositary and reserved for future grants under the Company T Share Incentive Plan) (the "Aggregate ADS Payment"), provided that the Company T Depositary shall be required to surrender such Certificates it holds to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, and the Certificates so surrendered shall forthwith be cancelled. Promptly after the payment of the Aggregate ADS Payment (and in any event within five business days thereafter), and subject to the Company T Deposit Agreement, the Surviving Corporation and the Exchange Agent shall cause the Company T Depositary to mail to each registered holder of Company T ADSs (other than holders of Excluded Shares) (X) a form of letter of transmittal (which shall specify how the delivery of the Merger Consideration to the registered holders of Company T ADSs shall be effected); and (Y) instructions for effecting the surrender of any and all Receipts (as such term is defined in the Company T Deposit Agreement) evidencing Company T ADSs. Each holder registered on the register of Receipts of Company T of such Company T ADSs cancelled at the Effective Time shall be entitled to receive the Per ADS Merger Consideration for each Company T ADS cancelled at the Effective Time multiplied by the number of Company T ADSs held by such holder, provided that each holder of a Receipt shall be required to surrender such Receipt to the Company T Depositary together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Company T Depositary, and the Receipts so surrendered shall forthwith be cancelled pursuant to the Company T Deposit Agreement. Each Receipt in respect of such cancelled Company T ADS shall be deemed at any time after the Effective Time to represent only the right to receive the Per ADS Merger Consideration as contemplated by this Article II. Notwithstanding anything to the contrary set forth in this Section 2.4(b), Company Y and each registered holder of Company T ADSs shall each pay any applicable fees, charges and expenses provided under the Company T Deposit Agreement in connection with distribution of the Per ADS Merger Consideration to Company T ADS holders and any and all Taxes under applicable Law.

          (c)    Settlement of Fractional Securities.    No fractional Company Y Class A Shares or Company Y ADSs shall be issued to holders of Company T Shares and Company T ADSs as part of the total Merger Consideration. The Exchange Agent shall (i) receive all Company Y ADSs not used for share exchange in the Merger because of the existence of fractional Company Y Class A Shares or Company Y ADSs and (ii) sell such Company Y ADSs on behalf of the holders of fractional Company Y Class A Shares or Company Y ADSs on The New York Stock Exchange and pass on the proceeds due and payable to such holders of Company T Shares and Company T ADSs in cash. Each holder of Company T Shares or Company T ADSs (except the holders of the Excluded Shares and Dissenters Shares) who would have received fractional Company Y Class A Shares or Company Y ADSs but for this Section 2.4(c) shall receive a cash payment representing such holder's proportionate interest in the net proceeds from the sale by the Exchange Agent pursuant to this Section 2.4(c).

          (d)    Arrangements with Depositaries.    Each of Company Y and Company T will use reasonable efforts to put into place appropriate arrangements with the Company Y Depositary and the Company T Depositary to give effect to this Article II.

        Section 2.5    Transfer Books; No Further Ownership Rights.     Subject to Section 2.6, the Merger Consideration paid in respect of the cancellation of Company T Shares and Company T ADSs in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to Company T Shares (including Company T Shares previously represented by Certificates and Uncertificated Shares) or Receipts. At the Effective Time, the register of members of Company T and the register of Receipts of Company T shall be closed, and thereafter there shall be no further registration of transfers on the register of members of the Surviving Corporation of Company T Shares or on the register of Receipts of Company T of Company T ADSs that were issued and outstanding immediately prior to the Effective Time. From and after the Effective Time, (i) the holders of Company T Shares issued and outstanding immediately prior to the Effective Time and (ii) subject to the Company T Deposit Agreement, the holders of Receipts that evidenced ownership of Company T ADSs outstanding immediately prior to the Effective Time, shall cease to have any rights with respect to such Company T Shares or Receipts, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 2.6, if, at any time after the Effective Time, Certificates or Receipts are presented to the Surviving Corporation, or the Company T Depositary, where applicable, for any reason, they shall be cancelled as provided in this Article II.

        Section 2.6    Dissenting Shares.     No Person who has validly exercised such Person's rights to dissent from the Merger pursuant to Section 238 of the Cayman Companies Law shall be entitled to receive the Per Share Merger Consideration with respect to Company T Shares owned by such Person ("Dissenters Shares") unless and until such Person shall have effectively withdrawn or lost such Person's rights to dissent from the Merger under the Cayman Companies Law. If a holder of Dissenters Shares effectively withdraws its demand for, or loses its rights to, dissent from the Merger pursuant to Section 238 of the Cayman Companies Law with respect to any Dissenters Shares, such Company T Shares shall cease to be Dissenters Shares. Each Dissenters Share shall be entitled to receive only the payment resulting from the procedure in Section 238 of the Cayman Companies Law. Company T shall promptly give Company Y (i) copies of notices of objection, notices of dissent, any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by Company T relating to Company T shareholders' rights to dissent from the Merger and (ii) the opportunity to direct or approve all offers, negotiations and proceedings with respect to demand for appraisal under the Cayman Companies Law. Company T shall not, except with the prior written consent of Company Y, voluntarily make any payment with respect to any exercise by a shareholder of its rights to dissent from the Merger, any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

        Section 2.7    Termination of Exchange Fund.     Any portion of the Exchange Fund which remains undistributed to the holders of Company T Shares (other than the Excluded Shares and the Dissenters Shares) at the date nine months after the Effective Time shall be delivered to the Surviving Corporation on the instruction of the Surviving Corporation, and any holder of Company T Shares (other than the Excluded Shares and the Dissenters Shares) who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and Company Y (subject to this Agreement and abandoned property, escheat and similar laws) for the Per Share Merger Consideration or the Per ADS Merger Consideration, as the case may be, exchangeable for such Company T Shares to which such holder is entitled, without any interest on any portion thereof. Any such portion of the Exchange Fund remaining unclaimed by such holders of Company T Shares at such time at which amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by Law, become the property of the Surviving Corporation or its designee, free and clear of any claims or interest of any Person previously entitled thereto.

        Section 2.8    No Liability.     None of Company Y, Merger Sub, Company T, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

        Section 2.9    Lost, Stolen or Destroyed Certificates.     If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit or declaration of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or by the Exchange Agent, an indemnity or the posting by such Person of a bond in such reasonable amount as the Surviving Corporation or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such lost, stolen or destroyed Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Per Share Merger Consideration with respect to Company T Shares formerly represented thereby pursuant to this Agreement.

        Section 2.10    Withholding Rights.     Each of the Surviving Corporation, Company T, Company Y and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it reasonably determines is required to deduct and withhold with respect to the making of such payment under any provisions of Tax Law of the United States, PRC, or other applicable jurisdictions. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity by the Surviving Corporation, Company T, Company Y or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to (a) the holder of Company T Shares or Company T ADSs in respect to which such deduction and withholding was made by the Surviving Corporation or Company Y, as the case may be, (b) Company Y in respect of which such deduction and withholding was made by Company T with respect any Termination Fee paid by Company T, and (c) Company T in respect of which such deduction and withholding was made by Company Y with respect to any No Vote Termination Fee or Termination Fee paid by Company Y.

        Section 2.11    Agreement of Fair Value.     Company Y, Merger Sub and Company T respectively agree that the Per Share Merger Consideration represents the fair value of Company T Shares for the purposes of Section 238(8) of the Cayman Companies Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY T

        Except as (A) disclosed in the Company T SEC Reports filed with, or furnished to the SEC prior to the date hereof (other than disclosures in such Company T SEC Reports contained in the "Risk Factors" and "Forward-Looking Statements" sections thereof or any other disclosures of risks or uncertainties in the Company T SEC Reports which are nonspecific, cautionary, predictive or forward-looking in nature) or (B) set forth in the section of the disclosure schedule delivered to Company Y by Company T on the date hereof (the "Company T Disclosure Schedule") that specifically relates to a specified section or subsection of this Article III, or any other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection, Company T hereby represents and warrants to Company Y and Merger Sub that:

        Section 3.1    Organization and Qualification; Subsidiaries.     (a) Company T and each of its Subsidiaries is a corporation or legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its incorporation and has all requisite corporate, partnership or similar power and authority to own, lease and operate its properties and to carry on its businesses as now conducted. Company T and each of its Subsidiaries is duly qualified or licensed to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed is not material. Accurate and complete copies of the memorandum and articles of association of Company T, as in effect as of the date of this Agreement, have been publicly filed or furnished by Company T as part of the Company T SEC Reports.

          (b)    Section 3.1(b)    of the Company T Disclosure Schedule sets forth a list of (i) all Subsidiaries of Company T and (ii) Company T's interest in any Person which is not a Subsidiary, including any Person in which Company T has a non-controlling equity interest. Company T does not own, directly or indirectly, beneficially or of record, any shares of capital stock or other security of any other entity or any other investment in any other entity.

        Section 3.2    Capitalization of Company T and Its Subsidiaries.     (a) As of the date of this Agreement, the authorized share capital of Company T is US$1,000,000 divided into (A) 9,990,000,000 ordinary shares of par value US$0.0001 each, of which (i) 12,357,500 are designated as Company T Class A Shares and (ii) 9,977,642,500 are designated as Company T Class B Shares and (B) 10,000,000 preferred shares of a nominal or par value of US$0.0001 each. As of the date of this Agreement, (1) 8,913,333 Company T Class A Shares were issued and outstanding; (2) 104,512,229 Company T Class B Shares were issued and outstanding (including 39,527,940 Company T Class B Shares represented by Company T ADSs); and (3) no preferred shares were issued and outstanding. Section 3.2 of the Company T Disclosure Schedule sets forth a complete and correct list of all holders of Company T Options, including such Person's name, the grant or issuance date, the number of Company T Options (vested, unvested and total) held by such person as of the date of this Agreement, the exercise price for each such Company T Option and the expiration date.

          (b)   Company T has made available to Company Y accurate and complete copies of the Company T Share Incentive Plan and the form of award agreements in respect of Company T Options granted as of the date of this Agreement. Since the date of this Agreement, no options, warrants or other rights to purchase Company T Shares have been issued or granted and no Company T Shares have been issued. All the outstanding Company T Shares are, and Company T Shares issuable upon the exercise of outstanding Company T Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except as set forth in Section 3.2(a) and except for this Agreement, the Company T Voting Agreements and the Company T VIE Contracts, (i) there is no share capital of Company T authorized, issued or outstanding, (ii) there are no authorized or outstanding options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character (whether or not conditional) relating to the issued or unissued share capital of Company T or any of its Subsidiaries, obligating Company T or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any share capital or other equity interest in Company T or any of its Subsidiaries or securities convertible into or exchangeable or exercisable for such share capital or equity interests, or obligating Company T or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right, agreement, arrangement or commitment, and (iii) there are no outstanding obligations of Company T or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company T Shares or other share capital of Company T or any of its Subsidiaries, or to make any payments based on the market price or value of shares or other share capital of Company T or its Subsidiaries, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity other than loans to Subsidiaries in the ordinary course of business. Other than Company T ADSs and the Company T Deposit Agreement, Company T does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exchangeable or exercisable for securities having the right to vote) with the shareholders of Company T on any matter.

          (c)   All of the outstanding share capital of Company T's wholly owned Subsidiaries ("Wholly Owned Company T Subsidiaries") has been duly authorized, and validly issued, and is fully paid and nonassessable and owned by Company T, directly or indirectly, free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be required by applicable Law), and there are no irrevocable proxies with respect to such share capital. The outstanding share capital of Company T's Subsidiaries that are not Wholly Owned Company T Subsidiaries (other than the Company T VIEs and their Subsidiaries) has been duly authorized, and validly issued, and is fully paid and nonassessable and owned by Company T, directly or indirectly, free and clear of any Liens (other than Permitted Liens).

          (d)   Each Company T Option (i) was granted in compliance with all applicable Law in all material respects and all of the terms and conditions of the Company T Share Incentive Plan, (ii) has an exercise price per Company T Share equal to or greater than the fair market value of a

  Company T Share on the date of such grant, and (iii) has a grant date no earlier than the date on which the Company T Board actually approved such Company T Option.

          (e)   Company T has no secured creditors and has granted no fixed or floating security interests that are outstanding.

        Section 3.3    Authority.     (a) Company T has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Required Company T Vote, to consummate the transactions contemplated hereby. The Company T Board has duly and validly authorized the execution, delivery and performance of this Agreement and approved the consummation of the transactions contemplated hereby, and has at a meeting duly called and held at which over two-thirds of the members of the Company T Board attended in person or through telephone or other electronic means in which all participants of the meeting could hear and communicate with each other (in accordance with memorandum and articles of association of Company T) and voted in favor of such resolutions (i) approved, and declared advisable, this Agreement, the Merger, the Plan of Merger and the other transactions contemplated hereby; (ii) determined that such transactions are advisable and fair to, and in the best interests of, Company T and its shareholders; and (iii) resolved to recommend that the shareholders of Company T authorize and approve by way of special resolution this Agreement, the Merger and the Plan of Merger. No other corporate proceedings on the part of Company T are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger and the Plan of Merger, the Required Company T Vote). This Agreement has been duly and validly executed and delivered by Company T and, assuming the due authorization, execution and delivery by Company Y and Merger Sub, constitutes a valid, legal and binding agreement of Company T, enforceable against Company T in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

          (b)   The Company T Board has directed that this Agreement, the Merger and the Plan of Merger be submitted to the shareholders of Company T for their authorization and approval by way of special resolution at a meeting to be held for that purpose. The only vote of the holders of any class or series of share capital of Company T necessary to authorize and approve this Agreement, the Merger and the Plan of Merger and the transactions contemplated hereby, is a Special Resolution of Company T, meaning the affirmative vote of shareholders representing two-thirds or more of Company T Shares present and voting in person or by proxy as a single class at the Company T Shareholders Meeting in accordance with Section 233(6) of the Cayman Companies Law authorizing and approving this Agreement, the Merger and the Plan of Merger (the "Required Company T Vote"). No other vote of the shareholders of Company T is required by Law, the memorandum and articles of association of Company T or otherwise in order for Company T to authorize and approve this Agreement, the Merger or the Plan of Merger or to consummate the transactions contemplated hereby.

        Section 3.4    SEC Reports; Financial Statements.     (a) Company T has timely filed or furnished, as applicable, all forms, reports and documents required to be filed or furnished by it with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act") (the forms, reports and documents so filed, furnished or provided and those filed or furnished with the SEC subsequent to the date hereof, including any amendments thereto, collectively, the "Company T SEC Reports"). Each of the Company T SEC Reports, as of its filing date (and as of the date of any amendment or incorporation by reference), has complied or, if filed or furnished after the date hereof and before the Effective Time, will comply, as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed or amended, as the case may be. No Subsidiary of Company T is subject to the reporting requirements of Sections 13(a)

and 15(d) of the Exchange Act. The Company T SEC Reports did not contain, when filed or furnished (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of Company T has failed in any respect to make the certifications required of him or her under section 302 or section 906 of the Sarbanes-Oxley Act of 2002, in each case with respect to the Company T SEC Reports.

          (b)   The audited and unaudited consolidated financial statements of Company T, and the unaudited financial data included in the earnings release for the quarters ended June 30, 2011, September 30, 2011 and December 31, 2011, included (or incorporated by reference) in the Company T SEC Reports (collectively, the "Company T Financial Information") fairly present, or in the case of Company T SEC Reports filed or furnished after the date of this Agreement, will fairly present, in all material respects, the consolidated balance sheets of Company T and its consolidated Subsidiaries as of the dates thereof and their consolidated statements of operations and changes in shareholders equity and comprehensive income for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments that are not material in the aggregate). Such Company T Financial Information has been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis ("GAAP" ), except as specifically indicated in the notes thereto.

          (c)   Company T is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of The NASDAQ Global Market.

          (d)   Company T has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) as required under Rule 13a-15 or 15d-15 of the Exchange Act. Such disclosure controls and procedures are designed to ensure that material information relating to Company T, including its Subsidiaries, required to be included in reports filed or furnished under the Exchange Act is accumulated and communicated to the chief executive officer and chief financial officer of Company T by others within those entities. Neither Company T nor, to Company T's knowledge, Company T's independent registered public accounting firm, has identified or been made aware of "significant deficiencies" or "material weaknesses" (as defined by the Public Company Accounting Oversight Board) in the design or operation of Company T's internal controls and procedures which could reasonably adversely affect Company T's ability to record, process, summarize or report financial data, in each case which has not been subsequently remediated.

        Section 3.5    Information Supplied.     None of the information furnished by Company T and its Subsidiaries for the filing of registration statement on Form F-4, including a prospectus (the "Prospectus"), by Company Y relating to the Share Issuance (as amended or supplemented from time to time and including any document incorporated by reference therein, the "Form F-4"), at the date it (and any amendment or supplement to it) is filed with the SEC by Company Y, at the date it is first mailed to each of Company T's shareholders and Company Y's shareholders or at the time of each of the Company T Shareholders Meeting and Company Y Shareholders Meeting shall contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Company T makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Company Y or Merger Sub for inclusion or incorporation by reference in the Form F-4.

        Section 3.6    No Undisclosed Liabilities.     Neither Company T nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, required to be recorded or reflected on a balance sheet under GAAP, and there is no existing condition, situation or set of circumstances which could be expected to result in such a liability or obligation, except for (a) liabilities or obligations reflected, accrued or reserved against in Company T's consolidated balance sheets or in the notes thereto included in the Company T SEC Reports filed or furnished prior to the date hereof and (b) liabilities or obligations incurred since the date of the most recent balance sheet included in the Company T SEC Reports in the ordinary course of business consistent with past practices.

        Section 3.7    Absence of Changes.     Except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto, since December 31, 2011 (the "Review Date"), Company T and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice and there has not been:

          (a)   any circumstance, event, occurrence or development which has had, or would reasonably be expected to have, individually or in the aggregate, a Company T Material Adverse Effect;

          (b)   (i) any declaration, setting aside or payment of any dividend or other distribution with respect to any share capital of Company T or any of its Subsidiaries (except for dividends or other distributions by any Subsidiary to Company T or to any Wholly Owned Company T Subsidiary) or (ii) any redemption, repurchase or other acquisition of any share capital of Company T or any of its Subsidiaries;

          (c)   any material change in any method of accounting or accounting practice by Company T or any of its Subsidiaries;

          (d)   any making or revocation of any material Tax election, any settlement or compromise of any material Tax liability, or any change (or request to any taxing authority to change) any material aspect of the method of accounting of Company T or any of its Subsidiaries for Tax purposes;

          (e)   any increase in the compensation or benefits payable or to become payable to any of its directors, officers or employees (except for increases for non-officer employees in the ordinary course of business and consistent with past practice);

          (f)    except to the extent required by applicable Law (i) any establishment, adoption, entry into, termination or amendment of any labor, collective bargaining, bonus, profit sharing, equity, thrift, pension, retirement, deferred compensation, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any director, officer or employee, or (iii) any grant or increase in any severance, change in control, termination or similar compensation or benefits payable to any director, officer or employee, or (iii) any acceleration of the time of payment or vesting of, or the lapsing of restrictions with respect to, or any funding or otherwise securing the payment of, any compensation or benefits payable or to become payable to any director, officer or employee under any benefit or compensation plan, agreement or arrangement;

          (g)   any amendment to the memorandum and articles of association (or other similar governing instrument) of Company T or any of its Subsidiaries or any of the Company T VIE Contracts;

          (h)   any incurrence of material indebtedness for borrowed money or any guarantee of such indebtedness for another Person or any issue or sale of debt securities, warrants or other rights to acquire any debt security of Company T or any Subsidiary of Company T;

          (i)    any adoption of, resolution to approve or petition or similar proceeding or order in relation to, a plan of complete or partial liquidation, dissolution, scheme of arrangement, merger, consolidation, restructuring, recapitalization or other reorganization of Company T or any of its Subsidiaries;

          (j)    any receiver, trustee, administrator or other similar Person appointed in relation to the affairs of Company T or its property or any part thereof; or

          (k)   any agreement to do any of the foregoing.

        Section 3.8    Consents and Approvals; No Violations.     (a) Except such as shall have been obtained prior to the Closing and except for (i) compliance with the applicable requirements of the Exchange Act, including, without limitation, the furnishing of information for the filing with the SEC of the Form F-4 by Company Y, (ii) compliance with the rules and regulations of The NASDAQ Global Market, and (iii) the filing of the Plan of Merger with the Registrar of Companies of the Cayman Islands pursuant to the Cayman Companies Law and related documentation, no filing with or notice to, and no permit, authorization, consent or approval of, any supranational, national, state, municipal or local court or tribunal or administrative, governmental, quasi-governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution and delivery by Company T of this Agreement or the consummation by Company T of the transactions contemplated hereby.

          (b)   The execution, delivery and performance of this Agreement by Company T does not, and the consummation by Company T of the transactions contemplated hereby will not constitute or result in, (i) any breach of any provision of the respective memorandum and articles of association (or similar governing documents) of Company T or any of its Subsidiaries, (ii) a violation or breach of, or (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration of any obligation or the creation of any Lien (other than any Lien created as a result of any actions taken by Company Y or Merger Sub)) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument (each, a "Contract") or obligation to which Company T or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound (collectively, the "Company T Agreements"), or (iii) (assuming the Required Company T Vote is duly obtained and passed and compliance with the matters referred to in Section 3.8(a)) violate any Law or Judgment applicable to Company T or any of its Subsidiaries or any of their respective properties or assets. Section 3.8 of the Company T Disclosure Schedule sets forth a list of all material third-party consents and approvals required to be obtained under the Company T Agreements in connection with the consummation of the transactions contemplated by this Agreement.

        Section 3.9    Property.     None of Company T or its Subsidiaries owns any real property. Company T or one of its Subsidiaries is the lessee of all leases reflected in the most recent consolidated balance sheet included in the Company T SEC Reports filed or furnished prior to the date hereof or acquired after the date thereof (except for leases that have expired by their terms since the date thereof or have been otherwise terminated since the date thereof) (the "Company T Leased Properties"), free and clear of all Liens (other than Permitted Liens), and is in occupancy of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of Company T, the lessor, except for such properties as are no longer used or useful in the conduct of their respective businesses or have been disposed in the ordinary course of business.

        Section 3.10    Legal Proceedings.     Neither Company T, nor any of its Subsidiaries, nor any of their directors or officers is a party to any, and there are no pending or, to the knowledge of Company T, threatened, material legal, administrative, arbitral or other proceedings, claims, actions, suits or governmental or regulatory investigations ("Proceedings") of any nature against Company T or any of its Subsidiaries or to which any of their equity interests or material properties or assets is subject. There is no material judgment, order, injunction or decree ("Judgment") outstanding against Company T, any of its Subsidiaries, any of their equity interests, material properties or assets, or any of their directors and officers (in their capacity as directors and officers).

        Section 3.11    Permits; Compliance with Applicable Laws.     (a) Company T and its Subsidiaries hold all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company T Permits"), and are in material compliance with the terms of Company T Permits. Neither Company T nor any of its Subsidiaries is or has been in material violation of any Law applicable to Company T or its Subsidiaries (including the Foreign Corrupt Practices Act of 1977, as amended (the "FCPA"), the PRC Law on Anti-Unfair Competition adopted on September 2, 1993, if applicable, the Interim Rules on Prevention of Commercial Bribery issued by the PRC State Administration of Industry and Commerce on November 15, 1996, if applicable (collectively, the "PRC Anti-Bribery Laws"), and applicable rules and regulations of relevant PRC Governmental Entities). No investigation or review by any Governmental Entity with respect to Company T or its Subsidiaries is pending or, to Company T's knowledge, threatened, nor to Company T's knowledge has any Governmental Entity indicated an intention to conduct the same, in each case with respect to a material violation of applicable Law.

          (b)   None of Company T, any of its Subsidiaries or any of their respective directors, officers or employees or, to Company T's knowledge, any agent, or any other person acting for or on behalf of Company T or any Subsidiary has (individually and collectively, a "Company T Affiliate"), (i) made any bribe, influence payment, kickback, payoff, or any other type of payment that would be unlawful under any applicable Law; (ii) offered, paid, promised to pay, or authorized any payment or transfer of anything of value, directly or indirectly, to any officer, employee or any other person acting in an official capacity for any Governmental Entity (including any political party or official thereof), or to any candidate for political office (individually and collectively, a "Government Official") for the purpose of (A) improperly influencing any act or decision of such Government Official in his official capacity, (B) improperly inducing such Government Official to do or omit to do any act in relation to his lawful duty, (C) securing any improper advantage, or (D) inducing such Government Official to improperly influence or affect any act or decision of any Governmental Entity, in each case, in order to assist Company T, any Subsidiary, or any Company T Affiliate in obtaining or retaining business for or with, or in directing business to, any Person; or (iii) accepted or received any unlawful contributions, payments, gifts, or expenditures. Company T and its Subsidiaries have effective disclosure controls and procedures and an internal accounting controls system applicable to it and its Subsidiaries which are designed to provide reasonable assurances that violations of the FCPA, the PRC Anti-Bribery Laws or any similar law will be prevented, detected and deterred.

          (c)   Company T is aware of, and has been advised as to, the content of the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors jointly promulgated by the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Tax Administration, the State Administration of Industry and Commerce, the China Securities Regulatory Commission ("CSRC") and the State Administration of Foreign Exchange ("SAFE") on August 8, 2006 and effective as of September 8, 2006.

          (d)   Company T and its Subsidiaries have taken all reasonable steps to comply with, and to cause their respective employee shareholders to comply with, applicable rules and regulations of the PRC Tax authority to the extent such rules and regulations are material, including taking reasonable steps to request their employee shareholders to complete registration and other procedures required under applicable rules and regulations of the PRC Tax authority to the extent such rules and regulations are material.

          (e)   Company T is aware of and has been advised as to the content of the PRC Anti-Monopoly Law, which became effective on August 1, 2008, and the related publicly available rules, regulations and guidelines issued by various PRC Governmental Entities (the "PRC Anti-Monopoly Law and Regulations"). All acquisitions and other similar transactions conducted by Company T or any of its Subsidiaries have complied with the PRC Anti-Monopoly Law and Regulations.

          (f)    Company T has taken reasonable steps to comply with the Notice on the Administration of Foreign Exchange Matters for Domestic Individuals Participating in the Stock Incentive Plans of Overseas Listed Companies and related rules issued by SAFE, and has taken reasonable steps to cause its beneficiary shareholders who are PRC citizens to comply with SAFE's Circular on Several Issues concerning Foreign Exchange Administration for Domestic Residents to Engage in Financing and in Return Investments via Overseas Special Purpose Companies ("SAFE Circular No. 75" ) with respect to their interest in Company T.

        Section 3.12    Employee Benefit Plans.     (a) (i) Each "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) that Company T or any of its Subsidiaries maintains, sponsors, participates in, is a party to or contributes to, or with respect to which Company Y or any of its Subsidiaries could reasonably be expected to have any liability and (ii) each other employee benefit plan, program or arrangement (whether written or unwritten) for the benefit of any Company T Employee (including without limitation, any stock option, stock purchase, stock appreciation rights or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, profit sharing plan, unemployment or severance compensation plan, or employment or consulting agreement) that does not constitute an "employee benefit plan" (as defined in Section 3(3) of ERISA) and that Company T or any of its Subsidiaries maintains, sponsors, participates in, is a party to or contributes to, or with respect to which Company T or any of its Subsidiaries could reasonably be expected to have any (each, a "Company T Benefit Plan") is disclosed in the Company T SEC Reports or listed in Section 3.12(a) of the Company T Disclosure Schedule. True and complete copies of each such Company T Benefit Plan, including all amendments thereto have been provided or made available to Company Y and Merger Sub.

          (b)   Except as permitted by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with another event) will (i) result in any payment becoming due to any Company T Employee under any of the Company T Benefit Plans or otherwise; (ii) increase any compensation or benefits due to any Company T Employee under any of the Company T Benefit Plans or otherwise; or (iii) result in any acceleration of the time of payment or vesting of any compensation or benefits due to any Company T Employee under any Company T Benefit Plan or otherwise.

          (c)   Except as disclosed in the Company T SEC Reports and severance benefits provided for under applicable Law, Company T and its Subsidiaries do not maintain any Company T Benefit Plan that provides benefits in the nature of severance to any Company T Employees. No Company T Benefit Plan provides welfare benefits, including, death or medical benefits (whether or not insured), beyond retirement or termination of service, other than coverage mandated solely by applicable Law.

          (d)   With respect to each Company T Benefit Plan, neither Company T nor any of its Subsidiaries has received any notice, letter or other written or oral communications from any Governmental Entity regarding any material non-compliance of employee social benefits requirements.

          (e)   There are no pending or threatened Proceedings by or on behalf of any Company T Benefit Plan, by any employee or beneficiary covered under any such Company T Benefit Plan, as applicable, or otherwise involving any such Company T Benefit Plan (other than routine claims for benefits). Each Company T Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Law.

          (f)    Neither Company T nor any Person that is a member of a "controlled group of corporations" with, is under "common control" with, or is an "Affiliate" of, or is a member of the same "affiliated service group" with Company T, in each case, as defined in Sections 414(b), (c), (m) or (o) of the Code maintains, contributes to, or sponsors (or has in the past six years maintained, contributed to, or sponsored) a multiemployer plan as defined in Section 3(37) of ERISA or an employee benefit pension plan subject to Title IV of ERISA.

          (g)   Company T is not obligated, pursuant to any of the Company T Benefit Plans or otherwise, to grant any options or other rights to purchase or acquire Company T Shares to any Company T Employees after the date hereof.

        Section 3.13    Labor Matters.     There are no collective bargaining agreements which pertain to Company T Employees. (i) There are no pending labor disputes between Company T or any of its Subsidiaries, on the one hand, and any Company T Employee, on the other hand, (ii) each of Company T and its Subsidiaries is in compliance in all material respects with all applicable Law relating to employment, termination, wages and hours and social security, in each case, with respect to each of the Company T Employees (including those on layoff, disability or leave of absence, whether paid or unpaid); and (iii) neither Company T nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits for Company T Employees other than coverage mandated by applicable Law.

        Section 3.14    Taxes.     (a) Each of Company T and its Subsidiaries has duly and timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material Tax Returns required to be filed by it, and all such filed Tax Returns are true, complete and accurate in all material respects. All Taxes shown to be due and payable on such Tax Returns have been timely paid.

          (b)   The most recent Company T Financial Information reflects an adequate reserve for all Taxes payable by Company T and its Subsidiaries for all Taxable periods and portions thereof through the date of such Company T Financial Information. No deficiency with respect to Taxes has been proposed, asserted or assessed against Company T or any of its Subsidiaries, other than any deficiency which has been paid or is being contested in good faith in appropriate Proceedings. No material Liens for Taxes exist with respect to any asset of Company T or any of its Subsidiaries, except for Permitted Liens or Liens for which adequate reserves have been established in the Company T SEC Reports.

          (c)   All material amounts of Taxes required to be withheld by Company T and each of its Subsidiaries have been timely withheld, and to the extent required by applicable Law, all such withheld amounts have been timely paid over to the appropriate Governmental Entity.

          (d)   No audit or other administrative or court proceedings are pending with respect to any Taxes of Company T or any of its Subsidiaries and no written notice thereof has been received. No issue has been raised by any taxing authority in any presently pending Tax audit that could reasonably be expected to be material and adverse to Company T and its Subsidiaries, taken as a whole, for any period after the Effective Time.

          (e)   No written claim has been made by a taxing authority in a jurisdiction where neither Company T nor any of its Subsidiaries file state income or state franchise Tax Returns that Company T or any Subsidiary is or may be subject to income or franchise taxation in that jurisdiction.

        Section 3.15    Material Contracts.    (a)    Except for this Agreement and the other Transaction Agreements, as of the date hereof, none of Company T or its Subsidiaries is a party to nor are any of Company T's or its Subsidiaries' properties or assets bound by:

              (i)  any Contract that would be required to be filed or furnished by Company T pursuant to Item 19 and paragraph 4 of the Instructions to Exhibits of Form 20-F under the Exchange Act;

             (ii)  any Contract granting a right of first refusal, first offer or first negotiation;

            (iii)  any Contract relating to the formation, creation, operation, management or control of a partnership, joint venture, limited liability company or similar arrangement;

            (iv)  any Contract for the acquisition, sale or lease (including leases in connection with financing transactions) of material properties or assets of Company T (by merger, purchase or sale of assets or stock or otherwise);

             (v)  any Contract with any Governmental Entity;

            (vi)  any Contract involving the payment or receipt of amounts by Company T or its Subsidiaries, or relating to indebtedness for borrowed money or any financial guaranty, of more than US$4,000,000;

           (vii)  any non-competition Contract or other Contract that purports to limit, curtail or restrict in any material respect the ability of Company T or any of its Subsidiaries to compete in any geographic area, industry or line of business;

          (viii)  any Contract that contains a put, call or similar right pursuant to which Company T or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person ;

            (ix)  any Contract that contains restrictions with respect to (A) payment of dividends or any distribution with respect to equity interests of Company T or any of its Subsidiaries, (B) pledging of share capital of Company T or any of its Subsidiaries or (C) issuance of guaranty by Company T or any of its Subsidiaries; or

             (x)  any material Company T IP Agreements other than agreements for Off-the-Shelf Software and UGC Agreements (all such Contracts described in clauses (i) through (x), and any Company T VIE Contracts, collectively, the "Company T Material Contracts").

          (b)   Each of the Company T Material Contracts constitutes the valid and legally binding obligation of Company T or its applicable Subsidiary, enforceable in accordance with its terms and is in full force and effect. There is no material breach or default under any Company T Material Contract so listed either by Company T or, to Company T's knowledge, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Company T or, to Company T's knowledge, any other party. No party to any such Company T Material Contract has given notice to Company T of or made a claim against Company T with respect to any material breach or default thereunder.

        Section 3.16    Insurance Matters.     Section 3.16 of the Company T Disclosure Schedule sets forth a list of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets, liabilities, operations and directors and officers of Company T and its Subsidiaries. All such policies, programs and arrangements are in full force and effect, no notice of cancellation or modification has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder. Neither Company T nor any of its Subsidiaries knows of any threatened termination of, or material alteration of coverage under, any of its respective insurance policies.

        Section 3.17    Intellectual Property.    (a) List of Intellectual Property. Section 3.17(a) of the Company T Disclosure Schedule sets forth a true and complete list of all Company T Owned Intellectual Property that is Registered, indicating for each such item, as applicable, the application or registration number, date and jurisdiction of filing or issuance, and the identity of the current applicant or registered owner.

          (b)    Ownership; Sufficiency.    Company T and its Subsidiaries own or have sufficient rights to use all Intellectual Property that is material to or necessary for the operation of their business. Except for Company T Intellectual Property, there are no other items of Intellectual Property that are material to or necessary for the operation of the business of Company T and its Subsidiaries. Company T or one of its Subsidiaries is the exclusive owner of all right, title and interest in and to each item of material Company T Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens and non-exclusive licenses granted in the ordinary course of business consistent with past practice), or any obligation to grant any Lien. Company T has a valid license to use the material Company T Licensed Intellectual Property in connection with and as used in the operation of the business of Company T and its Subsidiaries as currently conducted.

          (c)    Validity and Enforceability.    The Company T Owned Intellectual Property that is Registered is (i) valid, subsisting and enforceable, (ii) currently in compliance with any and all legal requirements necessary to maintain the validity and enforceability thereof, and (iii) not subject to any outstanding Judgment materially and adversely affecting Company T's use thereof or rights thereto, or that would materially impair the validity or enforceability thereof. The Intellectual Property owned by Company T or any of its Subsidiaries that is Registered is currently in compliance in all material respects with any and all legal requirements necessary to record and perfect the interest of Company T and its applicable Subsidiaries therein and the chain of title thereof, and Company T or its applicable Subsidiary is the sole and exclusive beneficial and record owner thereof.

          (d)    Infringement.    Company T and its Subsidiaries have not received any notice that the operation of the business of Company T and its Subsidiaries and the use of Company T Intellectual Property in connection therewith have, in the last two (2) years, infringed, misappropriated or otherwise violated the Intellectual Property rights of any other Person that has not been resolved in a satisfactory manner. There is no action or claim pending or that Company T has been a party to in the last two (2) years, that the operation of the business of Company T and its Subsidiaries and the use of Company T Intellectual Property in connection therewith have infringed, misappropriated or otherwise violated or conflicted with the Intellectual Property rights of any other Person. Company T or any of its Subsidiaries have not received any notification in writing in the last two (2) years that a license under any other Person's Intellectual Property (other than licenses included in the Company T IP Agreements) is or may be required to operate the business of Company T and its Subsidiaries that has not been resolved in a satisfactory manner. To the knowledge of Company T, no Person is engaging, or has engaged in the last two (2) years, in any activity that materially infringes, misappropriates or otherwise violates any Company T Intellectual Property, and there is no action or claim pending, asserted or threatened by Company T against any other Person concerning any of the foregoing.

          (e)    Protection Measures.    Company T has taken reasonable measures at a level that is not below reputable industry standards to maintain the confidentiality and value of all confidential information used or held for use in the operation of the business of Company T and its Subsidiaries, including the source code for any Company T Software and all other confidential Company T Intellectual Property. No material confidential information, trade secrets or other confidential Company T Intellectual Property have been disclosed by Company T to any Person except pursuant to non-disclosure and/or license agreements that obligate such Person to keep such confidential information, trade secrets or other confidential Company T Intellectual Property confidential and to the knowledge of Company T, no party thereto is in material default of any such agreement.

          (f)    Public Software.    No Public Software has been used by Company T or any of its Subsidiaries in connection with any Company T Software or any IT Asset of Company T or any of its Subsidiaries in a manner that requires the licensing, disclosure or distribution of any source code (other than source code that is a part of such Public Software) or limits the receipt of consideration in connection with the use, licensing or distribution of such Company T Software or Asset of Company T or any of its Subsidiaries.

          (g)    IT Assets.    The IT Assets owned by or licensed, pursuant to valid and enforceable license agreements, to Company T and its Subsidiaries (including Company T Software) are sufficient for the present operation of the business of Company T and its Subsidiaries. The IT Assets owned by or licensed to Company T or its Subsidiaries are free from material bugs or other defects and, to the knowledge of Company T, do not contain any viruses. Company T and its Subsidiaries have implemented reasonable backup, security and disaster recovery measures and technology at a level that is not below reputable industry practices.

        Section 3.18    PRC Subsidiaries.    (a)    True and complete copies of each of the constitutional documents and certificates and related contracts and agreements of Company T's Subsidiaries formed in the PRC ("Company T PRC Subsidiaries") have been provided or made available to Company Y and Merger Sub and have been duly approved or issued (as applicable) by competent PRC Governmental Entities.

          (b)   All material filings and registrations with the PRC Governmental Entities required to be made in respect of the Company T PRC Subsidiaries and their operations, including, but not limited to, the registrations with the Ministry of Commerce, the State Administration of Industry and Commerce, SAFE, tax bureau and customs authorities have been duly completed in accordance with the relevant rules and regulations.

          (c)   The registered capital of each Company T VIE is fully contributed in accordance with applicable Law.

          (d)   No approvals are required to be obtained for the performance by the respective parties of their obligations and the transactions contemplated under the Company T VIE Contracts other than those already obtained or contemplated by the Company T VIE Contracts.

          (e)   The execution, delivery and performance by each of the relevant parties of their respective obligations under each of the Company T VIE Contracts, and the consummation of the transactions contemplated thereunder, did not, do not and will not (i) result in any violation of their respective articles of association, their respective business licenses or constitutive documents; (ii) result in any violation of any applicable PRC Laws, or (iii) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any Judgment of any court of the PRC having jurisdiction over the relevant parties to the Company T VIE Contracts, as the case may be, any agreement or instrument to which any of them is expressed to be a party or which is binding on any of them .

          (f)    (i) The Company T VIE Contracts, taken as a whole, comprise all of the contracts enabling Company T to effect control over each Company T VIE and consolidate the financial statements of each Company T VIE, and (ii) each of the Company T VIE Contracts is legally valid, enforceable and binding under PRC Laws.

          (g)   Company T has effective control of and is the primary beneficiary of each Company T VIE. Except as provided in the Company T VIE Contracts, nominee equity holders' equity interests in any Company T VIE are not subject to any Liens (other than Permitted Liens) or any third-party rights or claims. There are no disputes, disagreements, claims or any legal proceedings of any material nature, raised by any Governmental Entity or any other Person, against or affecting any of Company T, Company T VIEs or any of Company T VIE's shareholders that: (i) challenge the validity or enforceability of any part or all of the Company T VIE Contracts taken as whole; (ii) challenge the Company T VIE structure or the ownership structure as set forth in the Company T VIE Contracts; (iii) claim any ownership, share, equity or interest in Company T or Company T VIEs, or claim any compensation for not being granted any ownership, share, equity or interest in Company T or Company T VIEs; or (iv) claim any of the Company T VIE Contracts or the ownership structure thereof or any arrangements or performance of or in accordance with the Company T VIE Contracts was, is or will be in violation of any PRC Laws, in each case in the preceding clauses (i) through (iv), where such dispute, disagreement, claim or legal proceeding has a materially disproportionate adverse effect on Company T, Company T VIEs or any of their shareholders as compared to other similarly situated enterprises in the PRC which adopt a similar "variable interest entity" structure that allows one entity to exercise voting control and have a substantial economic interest in another entity where such first entity does not, directly or indirectly, own a majority of the equity interests of the second entity.

        Section 3.19    Takeover Statutes.    Company T is not a party to a shareholder rights agreement, "poison pill" or similar agreement or plan. To Company T's knowledge, no "business combination," "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation save for the Cayman Companies Law or any similar anti-takeover provision in Company T's memorandum and articles of association (each, a "Takeover Statute") is applicable to Company T, Company T Shares, the Merger or the other transactions contemplated by this Agreement.

        Section 3.20    Interested Party Transactions.    Except for (a) employment agreements and indemnification agreements filed, furnished or incorporated by reference as an exhibit to a Company T SEC Report filed or furnished prior to the date hereof and (b) the Company T Share Incentive Plan, Section 3.20 of the Company T Disclosure Schedule sets forth a correct and complete list of the contracts or agreements under which there are any existing or future liabilities between Company T or any of its Subsidiaries, on the one hand, and any (i) present executive officer or director of Company T as of the date of this Agreement or (ii) record or beneficial owner of more than five percent (5%) of the Company T Shares as reflected in filings of Schedules 13G or 13D with the SEC with respect to Company T prior to the date of this Agreement, on the other hand.

        Section 3.21    Opinion of Financial Advisor.    Morgan Stanley Asia Limited (the "Company T Financial Advisor") has delivered to the Company T Board its opinion, to the effect that, as of the date of such opinion, and subject to the various assumptions, qualifications and limitations set forth therein, the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to the holders of Company T Shares and Company T ADSs.

        Section 3.22    Brokers.    No broker, finder or investment banker (other than the Company T Financial Advisor) is entitled to any brokerage, finder's or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Company T or any of its Affiliates.

        Section 3.23    Non-Reliance.    In connection with the due diligence investigation of Company Y and its Subsidiaries by Company T, its Affiliates and its Representatives, Company T, its Affiliates and its Representatives have received and may continue to receive after the date hereof from Company Y, its Affiliates and its Representatives certain estimates, projections, forecasts and other forward looking information, as well as certain business plan information, regarding Company Y and its Subsidiaries and their businesses and operations. Company T hereby acknowledges and agrees (a) that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward looking statements, as well as in such business plans, with which Company T is familiar, (b) that

Company T is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward looking information or business plans), and (c) that Company T will have no claim against Company Y or any of its Subsidiaries, or any of their respective Affiliates, Representatives or any other Person, with respect thereto. Accordingly, Company T hereby acknowledges and agrees that none of Company Y or any of its Subsidiaries, nor any of their respective Affiliates, Representatives, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward looking statements or business plans.

        Section 3.24    No Additional Representations.    Except for the representations and warranties made by Company T in this Article III, neither Company T nor any other person makes any other express or implied representation or warranty with respect to Company T or any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to Company Y, Merger Sub or any of their respective Affiliates or Representatives, notwithstanding the delivery or disclosure to Company Y or any of its Affiliates or Representatives of any documentation, forecasts or other information in connection with the transactions contemplated hereby, and each of Company Y and Merger Sub acknowledges the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF COMPANY Y AND MERGER SUB

        Except as (A) disclosed in the Company Y SEC Reports filed with, or furnished to, the SEC prior to the date hereof (other than disclosures in such Company Y SEC Reports contained in the "Risk Factors" and "Forward-Looking Statements" sections thereof or any other disclosures of risks or uncertainties in the Company Y SEC Reports which are nonspecific, cautionary, predictive or forward-looking in nature) or (B) set forth in the section of the disclosure schedule delivered to Company T by Company Y on the date hereof (the "Company Y Disclosure Schedule") that specifically relates to a specified section or subsection of this Article IV or any other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection, Company Y and Merger Sub hereby jointly and severally represent and warrant to Company T that:

        Section 4.1    Organization and Qualification.

          (a)   Company Y and each of its Subsidiaries is a corporation or legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its incorporation and has all requisite corporate, partnership or similar power and authority to own, lease and operate its properties and to carry on its businesses as now conducted. Company Y and each of its Subsidiaries is duly qualified or licensed to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed is not material. Accurate and complete copies of the memorandum and articles of association of Company Y, as in effect as of the date of this Agreement, have been publicly filed or furnished by Company Y as part of the Company Y SEC Reports.

          (b)   Section 4.1(b) of the Company Y Disclosure Schedule sets forth a list of (i) all Subsidiaries of Company Y and (ii) Company Y's interest in any Person which is not a Subsidiary, including any Person in which Company Y has a non-controlling equity interest. Company Y does not own, directly or indirectly, beneficially or of record, any shares of capital stock or other security of any other entity or any other investment in any other entity.

        Section 4.2    Capitalization.    (a)    As of the date of this Agreement, the authorized share capital of Company Y is US$100,000 divided into 10,000,000,000 shares of par value US$0.00001 each (the "Company Y Shares"), of which (i) 9,340,238,793 are designated Company Y Class A Shares; and (ii) 659,761,207 are designated Class B ordinary shares (the "Company Y Class B Shares"). As of the date of this Agreement, (A) 1,402,801,335 Company Y Class A Shares were issued and outstanding, and (B) 659,561,893 Company Y Class B Shares were issued and outstanding. Section 4.2(a) of the Company Y Disclosure Schedule sets forth a complete and correct list of all Company Y Options and Company Y Restricted Shares, including the grant or issuance date, the number of Company Y Options and/or Company Y Restricted Shares outstanding as of the date of this Agreement and the exercise price for each such Company Y Option. Company Y has made available to Company T accurate and complete copies of the Company Y Share Incentive Plan and the form of award agreements in respect of the Company Y Options and Company Y Restricted Shares granted as of the date of this Agreement.

          (b)   From the date of this Agreement through the date of this Agreement, no options, warrants or other rights to purchase Company Y Shares have been issued or granted and no Company Y Shares have been issued. All the outstanding Company Y Shares are, and Company Y Shares issuable upon the exercise of outstanding Company Y Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except as (i) set forth in Section 4.2(a), (ii) set forth in the Company Y Deposit Agreement, and (iii) for the transactions contemplated by this Agreement, (1) there is no share capital of Company Y authorized, issued or outstanding; (2) there are no authorized or outstanding options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character (whether or not conditional) relating to the issued or unissued share capital of Company Y or any of its Subsidiaries, obligating Company Y or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any share capital or other equity interest in Company Y or any of its Subsidiaries or securities convertible into or exchangeable or exercisable for such share capital or equity interests, or obligating Company Y or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right, agreement, arrangement or commitment, and (3) there are no outstanding obligations of Company Y or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Y Shares or other share capital of Company Y or any of its Subsidiaries, or to make any payments based on the market price or value of shares or other share capital of Company Y or any of its Subsidiaries, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity other than loans to Subsidiaries in the ordinary course of business. Other than the Company Y ADSs and the Company Y Deposit Agreement, Company Y does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exchangeable or exercisable for securities having the right to vote) with the shareholders of Company Y on any matter.

          (c)   All of the outstanding share capital of Company Y's wholly owned Subsidiaries ("Wholly Owned Company Y Subsidiaries") has been duly authorized, and validly issued, and is fully paid and non-assessable and owned by Company Y, directly or indirectly, free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be required by applicable Law), and there are no irrevocable proxies with respect to such share capital. The outstanding share capital of its Subsidiaries that are not Wholly Owned Company Y Subsidiaries has been duly authorized, and validly issued, and is fully paid and non-assessable and owned by Company Y, directly or indirectly, free and clear of any Liens other than Permitted Liens).

          (d)   The authorized share capital of Merger Sub consists solely of $1,000,000, divided into 10,000,000,000 ordinary shares, par value $0.0001 per share, of which 100 shares are validly issued and outstanding. All of the issued and outstanding share capital of Merger Sub is, and at the Effective Time will be, owned by Company Y, free and clear of any Liens. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time, will have no, assets, liabilities or obligations of any nature other than those incident to its formation and capitalization and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

          (e)   Merger Sub has no secured creditors and has granted no fixed or floating security interests that are outstanding.

        Section 4.3    Authority.     (a)    Each of Company Y and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and, subject to, in the case of Company Y, obtaining the Required Company Y Vote, to consummate the transactions contemplated hereby. The Company Y Board has duly and validly authorized the execution, delivery and performance of this Agreement and approved the consummation of the transactions contemplated hereby, and has at a meeting duly called and held (i) approved, and declared advisable this Agreement, the Merger and the Plan of Merger and the other transactions contemplated hereby; (ii) determined that such transactions are advisable and fair to, and in the best interests of, Company Y and its shareholders; and (iii) recommended that the shareholders of Company Y approve of the issuance of Company Y Class A Shares constituting the Merger Consideration (the "Share Issuance"). The Board of Directors of Merger Sub (the "Merger Sub Board"), and Company Y as the sole shareholder of Merger Sub, have at meetings duly called and held, duly and validly authorized and approved by board resolution (in the case of Company Y) and by special resolution (in the case of Merger Sub) the execution, performance and delivery of this Agreement, the Merger and the Plan of Merger and the consummation of the transactions contemplated hereby, and taken all corporate actions required to be taken by the Merger Sub Board and by Company Y as the sole shareholder of Merger Sub for the consummation of the transactions. No other corporate proceedings on the part of Company Y or Merger Sub are necessary to authorize and approve this Agreement, the Merger or the Plan of Merger or to consummate the transactions contemplated hereby (other than, with respect to the Share Issuance, the Required Company Y Vote). This Agreement has been duly and validly executed and delivered by each of Company Y and Merger Sub and, assuming the due authorization, execution and delivery by Company T, constitutes a valid, legal and binding agreement of each of Company Y and Merger Sub, enforceable against each of Company Y and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

          (b)   The Board of Directors of Company Y (the "Company Y Board") has directed that this Agreement and the Share Issuance be submitted to the shareholders of Company Y for their authorization and approval at a meeting to be held for that purpose. The only vote of the holders of any class or series of share capital of Company Y necessary to authorize and approve this Agreement and the Share Issuance and the transactions contemplated hereby, is (i) an affirmative vote by the holders of the Company Y Shares representing a majority of the aggregate voting power of Company Y Shares outstanding (voting together as a single class), and (ii) an affirmative vote by the holders of a majority of the total outstanding Company Y Class A Shares, in each case, at a meeting of the shareholders of Company Y in accordance with the articles of association of the Company, authorizing and approving this Agreement, the Share Issuance and the transactions contemplated hereby (the "Required Company Y Vote"). No other vote of the shareholders of Company Y is required by Law, the memorandum and articles of association of Company Y or otherwise in order for Company Y to authorize and approve this Agreement, the Share Issuance or to consummate the transactions contemplated hereby.

        Section 4.4    SEC Reports; Financial Statements.     (a)    Company Y has timely filed or furnished, as applicable, all forms, reports and documents required to be filed or furnished by it with the SEC since December 8, 2010 pursuant to the Securities Act or the Exchange Act (the forms, reports and documents so filed, furnished or provided and those filed or furnished with the SEC subsequent to the date hereof, including any amendments thereto, collectively, the "Company Y SEC Reports"). Each of the Company Y SEC Reports, as of its filing date (and as of the date of any amendment or incorporation by reference) has complied or, if filed or furnished after the date hereof and before the Effective Time, will comply, comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed or amended, as the case may be. No Subsidiary of Company Y is subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act. The Company Y SEC Reports did not contain, when filed or furnished (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b)   The audited and unaudited consolidated financial statements of Company Y, the unaudited financial data included in the earnings release for the quarters ended June 30, 2011 and September 30, 2011, included (or incorporated by reference) in the Company Y SEC Reports, and the unaudited financial data for the quarter ended December 31, 2011 that Company Y has provided to Company T (collectively, "Company Y Financial Information") fairly present, or in the case of Company Y SEC Reports filed or furnished after the date of this Agreement, will fairly present, in all material respects, the consolidated balance sheets of Company Y and its consolidated Subsidiaries as of the dates thereof and their consolidated statements of operations and changes in shareholders equity and comprehensive income for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments that are not material in the aggregate). Such Company Y Financial Information have been prepared in accordance with GAAP, except as specifically indicated in the notes thereto.

          (c)   Company Y is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of The New York Stock Exchange.

          (d)   Company Y has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) as required under Rule 13a-15 or 15d-15 of the Exchange Act. Such disclosure controls and procedures are designed to ensure that material information relating to Company Y, including its Subsidiaries, required to be included in reports filed under the Exchange Act is accumulated and communicated to the chief executive officer and chief financial officer of Company Y by others within those entities. Neither Company Y nor, to Company Y's knowledge, Company Y's independent registered public accounting firm, has identified or been made aware of "material weaknesses" (as defined by the Public Company Accounting Oversight Board) in the design or operation of Company Y's internal controls and procedures which could reasonably adversely affect Company Y's ability to record, process, summarize or report financial data, in each case which has not been subsequently remediated.

        Section 4.5    Information Supplied.     None of the information furnished by Company Y or its Subsidiaries (including Merger Sub) for the filing of the Form F-4 shall, on the date it (and any amendment or supplement to it) is filed or furnished with the SEC, at the date it is first mailed to each of Company T's shareholders and Company Y's shareholders or at the time of each of the Company T Shareholders Meeting and the Company Y Shareholders Meetings shall contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The Form F-4 shall comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, Company Y and Merger Sub makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Company T for inclusion or incorporation by reference in the Form F-4.

        Section 4.6    No Undisclosed Liabilities.     Neither Company Y nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, required to be recorded or reflected on a balance sheet under GAAP, and there is no existing condition, situation or set of circumstances which could be expected to result in such a liability or obligation, except for (a) liabilities or obligations reflected, accrued or reserved against in Company Y's consolidated balance sheets or in the notes thereto included in the Company Y SEC Reports filed or furnished prior to the date hereof and (b) liabilities or obligations incurred since the date of the most recent balance sheet included in the Company Y SEC Reports in the ordinary course of business consistent with past practices that do not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Y Material Adverse Effect.

        Section 4.7    Absence of Changes.     Since the Review Date, Company Y and its Subsidiaries have conducted have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice and there has not been any Company Y Material Adverse Effect.

        Section 4.8    Consents and Approvals; No Violations.     (a)    Except for (i) compliance with the applicable requirements of the Exchange Act, including, without limitation, filing with the SEC, and the declaration of effectiveness under the Securities Act, of the Form F-4, (ii) compliance with the rules and regulations of The New York Stock Exchange and approval of listing of newly issued Company Y ADSs to be issued in the Merger on The New York Stock Exchange, and (iii) the filing of the Plan of Merger with the Registrar of Companies of the Cayman Islands pursuant to the Cayman Companies Law and related documentation, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Company Y or Merger Sub of this Agreement or the consummation by Company Y or Merger Sub of the transactions contemplated hereby, including the Merger and the Share Issuance.

          (b)   The execution, delivery and performance of this Agreement by Company Y or Merger Sub does not, and the consummation by Company Y or Merger Sub of the transactions contemplated hereby including the Merger and the Share Issuance will not constitute or result in (i) (assuming the Required Company Y Vote is duly obtained and passed) any breach of any provision of the respective memoranda and articles of association (or similar governing documents) of Company Y or Merger Sub or any of Company Y's Subsidiaries, (ii) a violation or breach of, or (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration of an obligation or the creation of any Liens (other than any Liens created as a result of any actions taken by Company T)) under, any of the terms, conditions or provisions of any Contract or obligation to which Company Y or Merger Sub or any of Company Y's Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) (assuming the Required Company Y Vote is duly obtained and passed) and compliance with the matters referred to in Section 4.8(a)) violate any Law or Judgment applicable to Company Y or Merger Sub or any of Company Y's Subsidiaries or any of their respective properties or assets.

        Section 4.9    Legal Proceedings.     Neither Company Y nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Company Y, threatened, material Proceedings of any nature against Company Y or any of its Subsidiaries or to which any of their equity interests, material properties or assets is subject. There is no material Judgment outstanding against Company Y, any of its Subsidiaries or any of their equity interests, material properties or assets.

        Section 4.10    Permits; Compliance with Applicable Laws.     Company Y and its Subsidiaries hold all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Y Permits"), and are in material compliance with the terms of Company Y Permits. Neither Company T nor any of its Subsidiaries is or has been in material violation of any Law applicable to Company Y or its Subsidiaries (including FCPA and the PRC Anti-Bribery Laws and applicable rules and regulations of relevant PRC Governmental Entities). No investigation or review by any Governmental Entity with respect to Company Y or its Subsidiaries is pending or, to Company Y's knowledge, threatened, nor to Company Y's knowledge has any Governmental Entity indicated an intention to conduct the same, in each case with respect to a material violation of applicable Law.

        Section 4.11    Taxes.

          (a)   Each of Company Y and its Subsidiaries has duly and timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material Tax Returns required to be filed by it, and all such filed Tax Returns are true, complete and accurate in all material respects, in each case except as would not individually or in the aggregate, have a Company Y Material Adverse Effect. All material Taxes shown to be due and payable on such Tax Returns have been timely paid, except as would not individually or in the aggregate, have a Company Y Material Adverse Effect.

          (b)   No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against Company Y or any of its Subsidiaries, other than any deficiency which has been paid or is being contested in good faith in appropriate Proceedings.

          (c)   All material amounts of Taxes required to be withheld by Company Y and each of its Subsidiaries have been timely withheld, except as would not individually or in the aggregate, have a Company T Material Adverse Effect, and to the extent required by applicable Law, all such withheld amounts have been timely paid over to the appropriate Governmental Entity.

          (d)   No audit or other administrative or court proceedings are pending with respect to any material amounts of Taxes of Company Y or any of its Subsidiaries and no written notice thereof has been received, except as would not, individually or in the aggregate, have a Company Y Material Adverse Effect.

        Section 4.12    Material Contracts.     Each of the Company Y Material Contracts constitutes the valid and legally binding obligation of Company Y or its Subsidiaries, enforceable in accordance with its terms and is in full force and effect, except as would not individually or in the aggregate reasonably be expected to have a Company Y Material Adverse Effect. There is no material breach or default under any Company Y Material Contract so listed either by Company Y or, to Company Y's knowledge, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Company Y or, to Company Y's knowledge, any other party, in each case except as would not individually or in the aggregate, have a Company Y Material Adverse Effect. No party to any such Company Y Material Contract has given notice to Company Y of or made a claim against Company Y with respect to any material breach or default thereunder.

        Section 4.13    Intellectual Property.     Company Y and its Subsidiaries own or have sufficient rights to use all Intellectual Property that is material to or necessary for the operation of their business, except as would not, individually or in the aggregate, have a Company Y Material Adverse Effect. Except for Company Y Intellectual Property, there are no other items of Intellectual Property that are material to or necessary for the operation of the business of Company Y and its Subsidiaries. Company Y or one of its Subsidiaries is the exclusive owner of all right, title and interest in and to each item of material Company Y Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens and non-exclusive licenses granted in the ordinary course of business consistent with past practice), or any obligation to grant any Lien. Company Y has a valid license to use the material Company Y Licensed Intellectual Property in connection with and as used in the operation of the business of Company Y and its Subsidiaries as currently conducted, subject only to the terms of Company Y IP Agreements.

        Section 4.14    PRC Subsidiaries.     Company Y has effective control of and is the primary beneficiary of each Company Y VIE. Nominee equity holders' equity interests in any Company Y VIE are not subject to any Liens (other than Permitted Liens) or any third-party rights or claims. The Company Y VIE Contracts, taken as a whole, comprise all of the contracts enabling Company Y to effect control over each Company Y VIE and consolidate the financial statements of each Company Y VIE, and each of the Company Y VIE Contracts is legally valid, enforceable and binding under PRC Laws.

        Section 4.15    Interested Party Transactions.     Except for (a) employment agreements and indemnification agreements filed, furnished or incorporated by reference as an exhibit to a Company Y SEC Report filed or furnished prior to the date hereof and (b) the Company Y Share Incentive Plan, Section 4.15 of the Company Y Disclosure Schedule sets forth a correct and complete list of the contracts or agreements under which there are any existing or future liabilities between Company Y or any of its Subsidiaries, on the one hand, and any (i) present executive officer or director of Company Y as of the date of this Agreement or (ii) record or beneficial owner of more than five percent (5%) of the Company Y Shares as reflected in filings of Schedules 13G or 13D with the SEC with respect to Company Y prior to the date of this Agreement, on the other hand.

        Section 4.16    Opinion of Financial Advisor.     Allen & Co. LLC has delivered to the Company Y Board its opinion to the effect that, as of the date of such opinion and subject to the various assumptions, qualifications and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to Company Y.

        Section 4.17    Brokers.     No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Company Y or Merger Sub or any of their Affiliates.

        Section 4.18    Non-Reliance.     In connection with the due diligence investigation of Company T and its Subsidiaries by Company Y, Merger Sub, their Affiliates and their respective Representatives, Company Y, Merger Sub, their Affiliates and their respective Representatives have received and may continue to receive after the date hereof from Company T and its Affiliates and their respective Representatives certain estimates, projections, forecasts and other forward looking information, as well as certain business plan information, regarding Company T and its Subsidiaries and their businesses and operations. Company Y and Merger Sub hereby acknowledge and agree (a) that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward looking statements, as well as in such business plans, with which Company Y and Merger Sub are familiar, (b) that Company Y and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward looking information or business plans), and (c) that Company Y and Merger Sub will have no claim against Company T or any of its Subsidiaries, or any of their respective Affiliates, Representatives or any other Person, with respect thereto. Accordingly, Company Y and Merger Sub hereby acknowledge and agree that none of Company T or any of its Subsidiaries, nor any of their respective Affiliates, Representatives, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward looking statements or business plans.

        Section 4.19    No Additional Representations.     Except for the representations and warranties made by Company Y in this Article IV, neither Company Y nor any other person makes any other express or implied representation or warranty with respect to Company Y or any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to Company T or any of their respective Affiliates or Representatives, notwithstanding the delivery or disclosure to Company T or any of its Affiliates or Representatives of any documentation, forecasts or other information in connection with the transactions contemplated hereby, and Company T acknowledges the foregoing.

ARTICLE V

COVENANTS RELATED TO CONDUCT OF BUSINESS

        Section 5.1    Conduct of Business of Company T.     Except as required by applicable Law or as expressly contemplated by this Agreement, during the period from the date hereof to the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, Company T will, and will cause each of its Subsidiaries to, conduct its operations in the ordinary and usual course of business consistent with past practice and keep available the service of its current officers and employees and preserve its relationships with customers, advertisers, licensors, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, and except as required by applicable Law, as otherwise contemplated in this Agreement or the Company T Disclosure Schedule, from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, Company T will not, and will not permit its Subsidiaries or direct equity holders of any of its Company T VIEs to, without the prior written consent of Company Y:

          (a)   amend its memorandum and articles of association (or other similar governing instrument) or any of the Company T VIE Contracts;

          (b)   authorize for issuance, issue, sell, pledge, dispose of, transfer, deliver or agree or commit to issue, sell, pledge, dispose of, transfer or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any share capital or any other securities convertible into or exchangeable for any share capital or any equity equivalents (including, without limitation, any stock options or stock appreciation rights), except for the issuance of Company T Shares as required to be issued upon exercise or settlement of Company T Options;

          (c)   (i) split, combine, subdivide or reclassify any of its share capital; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its share capital; (iii) enter into any agreement with respect to the voting of its share capital, (iv) make any other actual, constructive or deemed distribution in respect of any of its share capital or otherwise make any payments to shareholders in their capacity as such; or (v) redeem, repurchase or otherwise acquire any of its share capital or any share capital of any of its Subsidiaries, except (A) the withholding of Company's securities to satisfy Tax obligations with respect to Company T Options or (B) the acquisition by Company T of its securities in connection with the forfeiture of Company T Options or (C) the acquisition by Company T of its securities in connection with the net exercise of Company T Options in accordance with the terms thereof;

          (d)   place Company T or any of its Subsidiaries into liquidation, dissolution, scheme of arrangement, merger, consolidation, restructuring, recapitalization redomiciliation or other reorganization (other than the Merger);

          (e)   alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of Company T's Subsidiaries;

          (f)    except pursuant to a Contract existing on the date of this Agreement (i) incur, modify, renew or assume any long-term or short-term debt or issue any debt securities in an amount exceeding US$4,000,000 in the aggregate, except for borrowings under existing lines of credit in the ordinary and usual course of business consistent with past practice; (ii) prepay any debt, borrowings or obligations in excess of US$1,000,000 in the aggregate prior to their stated maturity; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary and usual course of business consistent with past practice and in amounts not material to Company T and its Subsidiaries, taken as a whole, except for guarantees of obligations of Wholly Owned Company T Subsidiaries ; (iv) make any loans, advances or capital contributions to, or investments in, any other person (other than to Wholly Owned Company T Subsidiaries, Company T VIEs in accordance with the Company T VIE Contracts and for advances for travel and other expenses to officers, directors and employees made in the ordinary course of business consistent with past practice); (v) pledge or otherwise encumber shares of capital stock of Company T or its Subsidiaries; or (vi) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any Lien thereupon other than Permitted Liens;

          (g)   except in the ordinary course of business or as may be required by Law (i) enter into, adopt, amend, extend or terminate any bonus, profit sharing, compensation, severance, termination, equity, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, labor, collective bargaining, employment, severance or other benefit or compensation agreement, trust, plan, fund, award or arrangement for the benefit or welfare of any director, officer or employee in any manner (other than the entry into or amendment of employment or labor contracts with newly hired or promoted employees or the termination of employment agreements or labor contracts with terminated employees in the ordinary course of business consistent with past practice), (ii) (or except as required under any agreement, plan or arrangement in effect on the date hereof) increase in any manner the compensation or benefits payable or to become payable to any director, officer or employee (including, without limitation, the granting of stock options or other equity awards), (iii) grant or increase any severance, termination or similar compensation or benefits payable to any director, officer or employee (except with respect to new hires and to employees in connection with promotions in the ordinary course of business consistent with past practice), or (iv) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits payable or to become payable to any director, officer or employee under any benefit or compensation plan, agreement or arrangement;

          (h)   (i) dispose of, license, transfer or grant to any Person any rights to Company T Intellectual Property other than consistent with past licensing practice in the ordinary course of business, (ii) abandon, permit to lapse or otherwise dispose of any Company T Intellectual Property, (iii) make any material change in the ownership or right to register any Company T Intellectual Property, or (iv) enter into any Contract with respect to or otherwise binding upon any Company T Intellectual Property other than, in the case of clauses (i) to (iv), in the ordinary course of business consistent with past licensing practice;

          (i)    acquire, sell, lease, transfer or otherwise dispose of any assets in an amount exceeding RMB1,000,000 in the aggregate (including but not limited to domain names, trademarks and content licenses), except in the ordinary course of business consistent with past practice;

          (j)    except as may be required as a result of a change in Law or in GAAP, change any of the accounting principles used by it;

          (k)   revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary and usual course of business consistent with past practice or as required by GAAP;

          (l)    (i) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any equity interest therein, if such acquisition would be material to Company T or (ii) authorize any new capital expenditures, except as specifically budgeted in Company T's current plan approved by the Company T Board prior to the date hereof that was made available to Company Y or that, in the aggregate, would not exceed US$4,000,000 during any fiscal quarter;

          (m)  make or revoke any material Tax election, or settle or compromise any material Tax liability, or change (or make a request to any taxing authority to change) any aspect of its method of accounting for Tax purposes in a material manner;

          (n)   pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice;

          (o)   waive the benefits of, reduce the restriction periods or agree to modify in a manner adverse to Company T or any of its Subsidiaries any non-competition, confidentiality, standstill or similar agreement to which Company T or any of its Subsidiaries is a party;

          (p)   settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby (other than responding to takedown notices or other notices or accusations of potential infringement in a manner consistent with past practice in the ordinary course of business);

          (q)   (i) cancel, materially modify, terminate or grant a waiver of any rights under any Company T Material Contract in a manner adverse to Company T or any of its Subsidiaries, (ii) enter into a new Contract that (A) would be a Company T Material Contract if in existence as of the date of this Agreement or (B) contains, unless required by applicable Law, a change of control provision in favor of the other party or parties thereto or would otherwise require a payment to or give rise to any rights to such other party or parties in connection with the transactions contemplated by this Agreement or (iii) waive, release, cancel, convey or otherwise assign any material rights or claims under any such Company T Material Contract or new Contract;

          (r)   enter into any new lines of business;

          (s)   grant any Lien (other than Permitted Liens) in any of its assets (other than non-exclusive licenses granted in the ordinary course of business); or

          (t)    take, propose to take, or agree in writing or otherwise to take, any of the actions described in Section 5.1(a) through Section 5.1(s).

        Section 5.2    Conduct of Business of Company Y and Merger Sub.     Except as required by applicable Law or as expressly contemplated by this Agreement, during the period from the date hereof to the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, Company Y will, and will cause each of its Subsidiaries to, conduct its operations in the ordinary and usual course of business consistent with past practice and keep available the service of its current officers and employees and preserve its relationships with customers, advertisers, licensors, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, and except as required by applicable Law, as otherwise contemplated in this Agreement or the Company Y Disclosure Schedule, from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, Company Y will not, and will not permit its

Subsidiaries to, without the prior written consent of Company T (which consent shall not be unreasonably withheld):

          (a)   authorize for issuance, issue, sell, pledge, dispose of, transfer, deliver or agree or commit to issue, sell, pledge, dispose of, transfer or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any share capital or any other securities convertible into or exchangeable for any share capital or any equity equivalents (including, without limitation, any stock options or stock appreciation rights), except for the issuance of Company Y Shares (i) as required to be issued upon exercise or settlement of Company Y Options, (ii) in connection with the Share Issuance and, (iii) in connection with any strategic investment or acquisition, which would result in, in the aggregate, an issuance of ten percent (10%) or less of the share capital of Company Y that is issued and outstanding as of the date of this Agreement;

          (b)   if any of the following will have a disproportionate adverse effect on holders of Company T Shares and/or Company T ADSs relative to current holders of Company Y Class A Shares and/or Company Y ADSs: (i) split, combine, subdivide or reclassify any of its share capital; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its share capital; (iii) make any other actual, constructive or deemed distribution in respect of any of its share capital or otherwise make any payments to shareholders in their capacity as such;

          (c)   place Company Y into liquidation, dissolution, scheme of arrangement or redomiciliation; or

          (d)   take, propose to take, or agree in writing or otherwise to take, any of the actions described in Section 5.2(a) through Section 5.2(c).

        Section 5.3    Access to Information.     (a) Subject to applicable Law, between the date hereof and the Effective Time, Company T will give Company Y and Merger Sub and their authorized representatives (including counsel, financial advisors and auditors) reasonable access during normal business hours to all employees, officers, agents, contracts and properties and to all books and records of Company T and its Subsidiaries, will permit Company Y and Merger Sub to make such inspections as Company Y and Merger Sub may reasonably require and will cause Company T's officers and those of its Subsidiaries to furnish Company Y and Merger Sub with such financial and operating data and other information with respect to the business, properties and personnel of Company T and its Subsidiaries as Company Y or Merger Sub may from time to time reasonably request; provided that no investigation pursuant to this Section 5.3(a) shall affect or be deemed to modify any of the representations or warranties made by Company T. For the avoidance of doubt, none of Company T or any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) waive the attorney-client privilege of Company T or any of its Subsidiaries (provided that Company T shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of attorney-client privilege), (ii) contravene any applicable Law or requirements of Governmental Entities (provided that Company T shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such law or requirement) or (iii) breach the terms of a confidentiality agreement with a third party entered into prior to the date hereof (provided that Company T shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure). If any information is withheld by Company T or any of its Subsidiaries pursuant to the proviso to the preceding sentence, Company T shall inform Company Y as to the general nature of what, and pursuant to which clause of the proviso in the preceding sentence such information, is being withheld.

          (b)   Between the date hereof and the Effective Time, Company T shall furnish to Company Y, (i) concurrently with the delivery thereof to management, such monthly financial statements and data as are regularly prepared for distribution to Company T management and (ii) at the earliest time they are available, such financial statements as are prepared for the Company T SEC Reports.

ARTICLE VI

ADDITIONAL AGREEMENTS

        Section 6.1    Preparation of and Filing of Form 20-F and Form F-4.     (a) As promptly as practicable after the execution of this Agreement and in any event, before April 30, 2012, each of Company Y and Company T shall prepare and file with the SEC its annual report on Form 20-F covering fiscal year 2011 (the "2011 Form 20-F"). As promptly as practicable after the filing of the 2011 Form 20-F by each of Company Y and Company T, Company Y shall, with the assistance of Company T, prepare and file with the SEC a registration statement on Form F-4 with respect to the Company Y Class A Shares to be issued with the Merger. Company Y shall promptly respond to any comments made by the SEC regarding the Form F-4 and shall use its reasonable best efforts to have the Form F-4 declared effective under the Securities Act promptly. No filing of, or amendment or supplement to, the Form F-4 will be made by Company Y without providing Company T a reasonable opportunity to review and comment thereon. Each Party shall, (i) as promptly as practicable after the receipt thereof, provide to the other Party copies of any written comments and advise the other Party of any oral comments, with respect to the Form 20-F or Form F-4 received from the staff of the SEC, (ii) provide the other Party a reasonable opportunity to review the Party's proposed response to such comments, and (iii) include in the Party's written response to such comments any comments reasonably proposed by the other Party. Company T shall furnish as promptly as practicable such information concerning Company T reasonably requested by Company Y in connection with the Form F-4 or other filings required under applicable Law.

          (b)   If, at any time prior to the Effective Time, any information relating to each Party or any of its Affiliates, directors or officers should be discovered by such Party, which should be set forth in an amendment or supplement to the Form F-4 so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, such Party shall promptly notify the other Party of such information and the other Party shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Form F-4.

          (c)   Company Y shall use reasonable best efforts to cause any Company Y ADSs to be issued in connection with the Merger to be approved for listing on The New York Stock Exchange, such listing to be subject to official notice of issuance.

        Section 6.2    Acquisition Proposals Relating to Company T.     (a) Company T will not, nor will it permit any of its Subsidiaries to, nor will it authorize or permit any officer, director or employee or any investment banker, attorney, accountant or other advisor or representative (each, a "Representative") of Company T or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage any inquiry or the making of any proposal or offer or any other effort or attempt that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to Company T or any of its Subsidiaries, or take any other action to facilitate, any Acquisition Proposal, or (iii) enter into any letter of intent, agreement or agreement in principle with respect to an Acquisition Proposal. Immediately after the execution and delivery of this Agreement, Company T will, and will cause its Subsidiaries and Affiliates and their respective Representatives to, cease and terminate any existing activities, discussions or negotiations with any

Person conducted heretofore with respect to any possible Acquisition Proposal, shall promptly cause to be returned or destroyed all confidential information provided by or on behalf of Company T or any of its Subsidiaries to such Person and shall notify each such Person or its Representatives that the Company T Board no longer seeks or requests the making of any Acquisition Proposal, and withdraws any consent theretofore given to the making of an Acquisition Proposal. For the purpose of this Agreement, "Acquisition Proposal" means any proposal or offer made by any Person (other than Company Y, Merger Sub or any Affiliate thereof) to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, (A) beneficial ownership (as defined under section 13(d) of the Exchange Act) of ten percent (10%) or more of any class of share capital of Company T pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction or (B) any one or more assets or businesses of Company T and its Subsidiaries that constitute ten percent (10%) or more of the revenues or assets of Company T and its Subsidiaries, taken as a whole.

          (b)   The Company T Board will not (i) fail to recommend that shareholders of Company T vote in favor of this Agreement and the Merger (the "Company T Board Recommendation") or fail to include the Company T Board Recommendation in the Prospectus or (ii) withhold, withdraw, qualify or modify, or publicly announce its intent to withhold, withdraw, qualify or modify, in a manner adverse to Company Y or Merger Sub, the Company T Board Recommendation (actions described in this clause (ii) referred to as a "Company T Change of Recommendation"). Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Required Company T Vote is obtained, but not after, the Company T Board may effect a Company T Change of Recommendation if the Company T Board has determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to take such action would constitute a breach of the directors' fiduciary duties under applicable Law; provided, however, that prior to taking such action or announcing the intention to do so, (i) the Company T Board has given Company Y at least five business days' prior written notice of its intention to take such action and a description of the reasons for taking such action, (ii) Company T has negotiated, and has caused its Representatives to negotiate, in good faith with Company Y during such notice period to enable Company Y to revise the terms of this Agreement in such a manner that would obviate the need for taking such action and (iii) following the end of such notice period, the Company T Board shall have considered in good faith any revisions to this Agreement proposed in writing by Company Y in a manner that would form a binding contract if accepted by Company T, and shall have determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to effect a Company T Change of Recommendation would constitute a breach of the directors' fiduciary duties under applicable Law.

          (c)   Nothing in this Section 6.2 shall (i) permit Company T to terminate this Agreement, (ii) release Company T from the obligation of holding the Company T Shareholders Meeting (as defined below) pursuant to Section 6.4 or (iii) affect any other obligations of Company T under this Agreement.

        Section 6.3    Competing Proposals Relating to Company Y.

          (a)   During the period from the date hereof to the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, Company Y will not, nor will it permit any of its Subsidiaries to, nor will it authorize or permit any Representatives of Company Y or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage any inquiry or the making of any proposal or offer or any other effort or attempt that constitutes, or may reasonably be expected to lead to, any Competing Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to Company Y or any of its Subsidiaries, or take any other action to facilitate, any Competing Proposal, or (iii) enter into any letter of intent, agreement or agreement in principle with respect to any Competing Proposal. Immediately after the execution and delivery of this Agreement, Company Y will, and will cause its Subsidiaries and Affiliates and their respective Representatives to, cease and terminate any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Competing Proposal. For the purpose of this Agreement, "Competing Proposal" means any proposal or offer made by Company Y to purchase or otherwise acquire any Person (other than Company T or any of its Affiliates), directly or indirectly, in one transaction or a series of transactions which results in the issuance of ten percent (10%) or more of the share capital of Company Y (on a fully diluted basis) issued and outstanding as of the date hereof.

          (b)   The Company Y Board will not (i) fail to recommend that shareholders of Company Y vote in favor of the Share Issuance (the "Company Y Board Recommendation") or fail to include the Company Y Board Recommendation in the Prospectus or (ii) withhold, withdraw, qualify or modify, or publicly announce its intent to withhold, withdraw, qualify or modify, in a manner adverse to Company T, the Company Y Board Recommendation (actions described in this clause (ii) referred to as a "Company Y Change of Recommendation"). Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Required Company Y Vote is obtained, but not after, the Company Y Board may effect a Company Y Change of Recommendation if the Company Y Board has determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to take such action would constitute a breach of the directors' fiduciary duties under applicable Law; provided, however, that prior to taking such action or announcing the intention to do so, (x) the Company Y Board has given Company T at least five business days' prior written notice of its intention to take such action and a description of the reasons for taking such action, (y) Company Y has negotiated, and has caused its Representatives to negotiate, in good faith with Company T during such notice period to enable Company T to revise the terms of this Agreement in such a manner that would obviate the need for taking such action and (z) following the end of such notice period, the Company Y Board shall have considered in good faith any revisions to this Agreement proposed in writing by Company T in a manner that would form a binding contract if accepted by Company Y, and shall have determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to effect a Company Y Change of Recommendation would constitute a breach of the directors' fiduciary duties under applicable Law.

          (c)   Nothing in this Section 6.3 shall (i) permit Company Y to terminate this Agreement, (ii) release Company Y from the obligation of holding the Company Y Shareholders Meeting pursuant to Section 6.4(b) or (iii) affect any other obligations of Company Y under this Agreement.

        Section 6.4    Shareholders Meetings.     (a) Company T shall take, in accordance with applicable Law and its memorandum and articles of association, all actions necessary to (a) cause an annual or extraordinary general meeting of its shareholders (the "Company T Shareholders Meeting") to be duly called and held as soon as practicable after the SEC declares the Form F-4 effective for the purpose of voting on the authorization and approval by way of special resolution of this Agreement, the Merger and the Plan of Merger and (b) subject to its fiduciary duties, solicit proxies from its shareholders to obtain the Required Company T Vote for such authorization and approval. The Company T Board shall, subject to Section 6.2(b), recommend authorization and approval of this Agreement, the Merger and the Plan of Merger by Company T's shareholders.

          (b)   Company Y shall take, in accordance with applicable Law and its memorandum and articles of association, all actions necessary to (a) cause an annual or extraordinary general meeting of its shareholders (the "Company Y Shareholders Meeting") to be duly called and held as soon as practicable after the SEC declares the Form F-4 effective for the purpose of voting on the authorization and approval of this Agreement and the Share Issuance and (b) subject to its fiduciary duties, solicit proxies from its shareholders to obtain the Required Company Y Vote for such authorization and approval. The Company Y Board shall, subject to Section 6.3(b), recommend authorization and approval of this Agreement and the Share Issuance by Company T's shareholders.

        Section 6.5    Reasonable Best Efforts.     (a) Subject to the terms and conditions of this Agreement, and subject at all times to each Party's and its directors' duty to act in a manner consistent with their fiduciary duties, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law promptly to consummate the Merger and the other transactions contemplated by this Agreement, including preparing, executing and filing promptly all documentation to effect all necessary notices, reports and other filings and to obtain promptly all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or Governmental Entity in order to consummate the Merger and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, to the extent applicable, each Party hereto agrees to promptly provide to each relevant Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition Laws ("Governmental Antitrust Entity") non-privileged information and documents (i) requested by any Governmental Antitrust Entity or (ii) that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, and use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 6.5 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under all applicable antitrust Laws as soon as practicable.

          (b)   In furtherance and not in limitation of the covenants of the Parties contained in Section 6.5(a), each of Company Y and Company T shall use its reasonable best efforts to resolve such objections if any, as may be asserted by any applicable Governmental Entity or other person with respect to the transactions contemplated hereby under any antitrust Law. In connection with the foregoing, if any administrative or judicial action or proceeding, including any action or proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any antitrust Law, each of Company Y and Company T shall cooperate with each other to contest and resist any such action or proceeding and to use their reasonable best efforts to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, so long as such actions by Company Y or Company T do not have, and are not reasonably likely to have, individually or in the aggregate, a Company T Material Adverse Effect or a Company Y Material Adverse Effect; provided, however, that Company T may expressly condition any such actions and any agreement to take any such actions upon the consummation of the Merger and the other transactions contemplated hereby.

        Section 6.6    Public Announcements.     The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Company Y and Company T. Thereafter, each of Company Y and Company T will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger, and shall not issue any such press release or make any such public statement prior to obtaining the approval of such other Party (such approval not to be unreasonably withheld or delayed), except with respect to any action taken by the Company T Board pursuant to, and in accordance with, Section 6.2 and Section 6.4(a), any action taken by the Company Y Board pursuant to, and in accordance with, Section 6.4(b), or as may be required by Law or by any applicable listing agreement with or rules of a securities exchange, as determined by Company Y or Company T, as the case may be.

        Section 6.7    Indemnification; Directors' and Officers' Insurance.     (a)     Each of Company Y and the Surviving Corporation agrees that, from and after the Effective Time, it will indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of Company T or its Subsidiaries (the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties' service as a director or officer of Company T or its Subsidiaries or services performed by such persons at the request of Company T or its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including, for the avoidance of doubt, in connection with (i) the transactions contemplated by this Agreement and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable Law. The Articles of Association will contain provisions with respect to rights to indemnification, advancement of expenses and limitations on, or exculpation from, liabilities, for acts or omissions that are at least as favorable to the directors, officers or employees of Company T as those contained in the memorandum and articles of association of Company T as in effect on the date hereof, except to the extent prohibited by the Cayman Companies Law or any other applicable Law, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by Law.

          (b)   Company Y or the Surviving Corporation shall have the right, but not the obligation, to assume and control the defense of any threatened or actual litigation, claim or proceeding relating to any acts or omissions covered under this Section 6.7 (each, a "Claim") unless there is a conflict of interest between Company Y and the Surviving Corporation, on the one hand, and the Indemnified Party, on the other (for the avoidance of doubt, conflict of interest shall be deemed to exist in the event of any threatened or actual litigation, claim or proceeding relating to the transactions contemplated by this Agreement), but in any event, no such Claim shall be settled or compromised without Company Y's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided, that none of Company Y or the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any such Claim for which indemnification has been sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent. Each of Company Y, the Surviving Corporation and the Indemnified Parties shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

          (c)   For a period of six (6) years after the Effective Time, Company Y shall cause the Surviving Corporation to maintain Company T's existing policies of directors' and officers' liability insurance for the benefit of those persons who are covered by such policies at the Effective Time (or Company Y may substitute therefor policies of at least the same coverage with respect to matters occurring prior to the Effective Time), to the extent that such liability insurance can be maintained at a cost to Company Y not greater than 300 percent of the annual premium (such 300 percent threshold, the "Maximum Premium") for the current Company directors' and officers' liability insurance as set forth in Section 6.7 of the Company T Disclosure Schedule; provided that if such insurance cannot be so maintained or obtained at such costs, Company Y shall maintain or obtain as much of such insurance as can be so maintained or obtained at an annual premium amount not in excess of the Maximum Premium.

          (d)   If Company Y or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Company Y or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.7.

          (e)   The provisions of this Section 6.7 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third-party beneficiary of the provisions of this Section 6.7.

        Section 6.8    Notification of Certain Matters.     Company T shall, upon obtaining knowledge of any of the following, give prompt notice to Company Y, and Company Y shall, upon obtaining knowledge of any of the following, give prompt notice to Company T, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of such Party contained in this Agreement, which is qualified as to materiality, to be untrue or inaccurate, or any representation or warranty of such Party not so qualified, to be untrue or inaccurate in any material respect, at or prior to the Effective Time, (ii) any material failure of Company T or Company Y, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any condition to the obligations of any Party to effect the transactions contemplated hereby not to be satisfied, (iv) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by such Party or any of its Subsidiaries between the date of this Agreement and the Effective Time, under any contract or agreement material to the financial condition, properties, businesses, results of operations or prospects of such Party and its Subsidiaries taken as a whole to which such Party or any of its Subsidiaries is a party or is subject, (v) any notice or other communication from any Governmental Entity in connection with the Merger, (vi) (x) any Proceedings (or communications indicating that the same may be contemplated) commenced or threatened against Company T, Company Y or any of their respective Subsidiaries which, in each case, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.10 or Section 4.9, or which relate to the consummation of the Merger, or (y) any disputes, disagreements, claims or any legal proceedings of any nature, which, in each case, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.17, (vii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (viii) any event or occurrence that has, or would reasonably be expected to have, a Company T Material Adverse Effect or a Company Y Material Adverse Effect with respect to Company T or Company Y, as the case may be; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

        Section 6.9    Fees and Expenses.     Subject to Section 8.5(b), Section 8.5(c) and Section 8.5(f), whether or not the Merger is consummated, all Expenses (as hereinafter defined) incurred in connection with this Agreement, and the transactions contemplated hereby shall be paid by the Party incurring such Expenses. As used in this Agreement, "Expenses" includes all reasonable and documented out-of-pocket expenses (including, without limitation, all filing costs and reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party hereto and its Affiliates) incurred by a Party or on its behalf in connection with, or related to, the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the solicitation of shareholder approvals and all other matters related to the transactions contemplated hereby; provided, that Expenses incurred in connection with the printing and mailing of the Prospectus and, to the extent applicable, filing fees with respect to Governmental Antitrust Entities shall be shared equally by Company Y and Company T.

        Section 6.10    Delisting of Stock.     Company Y and Company T shall use reasonable efforts to cause Company T Shares to be delisted from the NASDAQ Global Market and Company T to be deregistered under the Exchange Act as promptly as practicable after the Effective Time.

        Section 6.11    Anti-Takeover Statutes.     If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Company Y and Company T shall use their respective reasonable best efforts to take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or lawfully minimize the effects of any Takeover Statute on the Merger or the other transactions contemplated by this Agreement.

        Section 6.12    Resignations.     To the extent requested by Company Y in writing at least three business days prior to the Closing, on the Closing Date, Company T shall cause to be delivered to Company Y duly signed resignations, effective as of the Effective Time, of the directors and officers of Company T and the Subsidiaries as requested by Company Y.

        Section 6.13    Board Representation Rights.

          (a)   Prior to the Effective Time, Company Y shall organize a meeting of the Company Y Board for the purpose of appointing to the Company Y Board as a director (i) Mr. Gary Wei Wang, who, subject to Section 6.13(b), shall be entitled to serve as a director on the Company Y Board for a term of one year, and (ii) Mr. Jixun Foo, who, subject to Section 6.13(b), shall be entitled to serve as a director on the Company Y Board until his resignation or the designation of his successor by GGV II Delaware L.L.C. The Company Y Board shall cause any successor so designated by GGV II Delaware L.L.C. to be appointed to the Company Y Board as a director.

          (b)   Notwithstanding anything in Section 6.13(a) to the contrary, at such time after the Effective Time as the Company T Principal Shareholders beneficially own (as defined under section 13(d) of the Exchange Act), in the aggregate, less than 5% of the total issued and outstanding Company Y Shares on a fully-diluted basis for the first time: (i) all rights of the Company T Principal Shareholders under this Section 6.13 shall immediately terminate and upon the request of the Company Y Board, Mr. Gary Wei Wang and/or Mr. Jixun Foo should tender his respective resignation from the Company Y Board and (ii) Company Y may remove Mr. Wang and/or Mr. Foo from the Company Y Board pursuant to its then effective articles of association.

          (c)   The provisions of this Section 6.13 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by (i) each of the Company T Principal Shareholders and their heirs and legal representatives, each of which shall be a third-party beneficiary of the provisions of this Section 6.13, and (ii) Company Y.

        Section 6.14    Company T Corporate Structure Matters.

          (a)   On or prior to the Closing, Company T shall use reasonable best efforts to cause the nominee shareholders of each Company T VIE to transfer all equity interests in each Company T VIE to Person(s) designated by Company Y, free of any third-party rights, claims or Liens (except for Permitted Liens and as provided under the Company T VIE Contracts), and revise Company T VIE Contracts to reflect the change of the nominee shareholders.

          (b)   Company T shall take all steps necessary and appropriate to cause the changes of directors, officers and governing documents for any of Company T's Subsidiaries upon the reasonable request of Company Y on or prior to the Closing.

        Section 6.15    Non-Competition Agreements.     Company T shall cause each of Company T's or its Subsidiaries' employees hired after the date hereof to enter into a customary non-competition agreement with Company T or one of its Subsidiaries with a non-competition term of at least one year; provided, that, for employees holding the position of vice president or above, such term shall be at least two years.

        Section 6.16    Participation in Litigation.     Prior to the Effective Time, Company Y shall give prompt notice to Company T, and Company T shall give prompt notice to Company Y, of any actions, suits, claims or proceedings commenced or, to Company T's knowledge, on the one hand, and Company Y's knowledge, on the other hand, threatened against such Party which relate to this Agreement and the transactions contemplated hereby. Each Party shall give the other Party the opportunity to participate in the defense or settlement of any shareholder litigation against itself and/or its directors relating to the transactions contemplated hereby, and no such litigation shall be settled or compromised without the other Party's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

        Section 6.17    Company Y Memorandum and Articles of Association.     Prior to the Effective Time, Company Y shall amend its memorandum and articles of association to provide that the name of Company Y shall be changed to "Youku Tudou Inc.", effective as of the Effective Time.

        Section 6.18    Evidence of Settlement Payment.     Company T shall use reasonable best efforts to provide evidence reasonably satisfactory to Company Y that all obligations under the Civil Settlement Agreement, dated June 10, 2011, by and between Lei Yang and Gary Wei Wang (the "Company T Founder Settlement Agreement") have been satisfied; provided, that, in the event such evidence is not provided to the reasonable satisfaction of Company Y prior to Closing, Company T shall use reasonable best efforts to request Gary Wei Wang to (a) agree and irrevocably authorize Company Y to (i) withhold a number of Company Y Class A Shares from the portion of the Merger Consideration otherwise issuable to Gary Wei Wang in connection with the Merger equal to the product of (x) 1.05 multiplied by (y) the quotient of (1) the aggregate amount of obligations that remain outstanding under the Company T Founder Settlement Agreement as of the Closing divided by (2) the closing price of Company Y Class A Shares on the date three business days prior to the Closing (such number of shares, the "Withheld Shares"), and (ii) sell such Withheld Shares either on the open market or in privately negotiated transactions on an arms'-length basis (but only in the event any such privately negotiated transaction is at a price per share in excess of the price per share available on the open market) and apply the proceeds from the sales of such Withheld Shares to discharge any such amounts under the Company T Founder Settlement Agreement, with any excess proceeds being returned to Mr. Wang following the full settlement; provided, however, that Mr. Wang shall remain solely liable for all unsettled obligations under the Company T Founder Settlement Agreement, and (b) enter into an escrow agreement reasonably acceptable to Company Y with Company Y to effect the withholding of such Merger Consideration, sale of such Withheld Shares and application of the proceeds of such Withheld Shares.

        Section 6.19    Transition Management Committee.

          (a)   Between the date hereof and the earlier of the Closing and the termination of this Agreement in accordance with Article VIII, Company Y and Company T shall form a transition management committee consisting of one representative selected by Company T and one by Company Y (the "Transition Management Committee"). Each member of the Transition Management Committee will report directly to the board of directors of the company that selected such person.

          (b)   The Transition Management Committee is intended to support the efforts of the Parties to this Agreement in planning and supporting implementation of the integration of the businesses of Company Y and Company T and their respective Subsidiaries. In particular and subject to applicable Law, these responsibilities include, but shall not be limited to, the following:

              (i)  facilitating Company Y's access to information regarding the operations of Company T and its Subsidiaries with the goal of ensuring that Company Y has sufficient visibility into Company T's businesses and operations to permit the coordination of the Parties' related operations on a timely basis in an effort to accelerate to the earliest time practicable after the Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized by the Parties as a result of the transactions contemplated by this Agreement;

             (ii)  ensuring that the business and operations of Company T are conducted in the best long term interests of Company T;

            (iii)  acting as a locus of discussion concerning matters relating to transition planning including, but not limited to, employee matters and business matters; and

            (iv)  coordinating the communications, public relations and investor relations strategy regarding the Merger and the other transactions contemplated by this Agreement.

          (c)   Consistent with their duties under Section 6.5 of this Agreement, each of the Parties hereto will cooperate with the Transition Management Committee to support and give effect to its efforts in the areas of its responsibility. Any action or request by the Transition Management Committee shall be unanimously approved in writing by each member of the Transition Management Committee.

        Section 6.20    Tax Treatment.     For United States federal income Tax purposes, the Parties intend that the Merger be treated as a reorganization within the meaning of Section 368(a) of the Code, and the Parties shall use reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368 of the Code.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

        Section 7.1    Conditions to Each Party's Obligations to Effect the Merger.     The obligation of each Party to consummate the transactions contemplated by this Agreement is subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

          (a)   The Required Company T Vote and the Required Company Y Vote shall have been obtained.

          (b)   The Form F-4 shall have become effective under the Securities Act, and shall not be the subject of any stop order, or any proceedings to seek a stop order, suspending the effectiveness of the Form F-4.

          (c)   The Company Y ADSs issuable as Merger Consideration pursuant to this Agreement shall have been approved for listing on The New York Stock Exchange, subject to official notice of issuance.

          (d)   No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.

        Section 7.2    Conditions to the Obligations of Company Y and Merger Sub.     The obligation of Company Y and Merger Sub to consummate the transactions contemplated by this Agreement is subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions, any or all of which may be waived in whole or part by Company Y to the extent permitted by applicable Law:

          (a)   The representations and warranties of Company T (i) set forth in Section 3.3 and Section 3.18(g) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of such date and time (except for representations and warranties made as of a specified date, only as of the specified date), (ii) set forth in Section 3.1(a) and Section 3.2(a) shall be true and correct in all but immaterial respects as of the date of this Agreement and as of the Closing Date as if made on and as of such date and time (except for representations and warranties made as of a specified date, only as of the specified date) and (iii) set forth in this Agreement (other than those Sections specifically identified in clause (i) and (ii)), shall be true and correct interpreted without giving effect to the words "materially" or "material" or to any qualifications based on such terms or based on the defined term "Company T Material Adverse Effect," except where the failure of such representations and warranties to be true and correct, in the aggregate, does not constitute a Company T Material Adverse Effect, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct, or true and correct in all material respects, as the case may be, only as of the specified date).

          (b)   Company T shall have performed or complied in all material respects with all covenants and agreements contained herein required to be performed or complied with by it prior to or at the time of the Closing.

          (c)   Since the date of this Agreement, there shall not have been any Company T Material Adverse Effect.

          (d)   All nominee shareholders of each Company T VIE shall have transferred, free of any third-party rights, claims or Liens (except for Permitted Liens and as provided in the Company T VIE Contracts), all their equity interests in each Company T VIE to Person(s) designated by Company Y.

          (e)   Company T shall have delivered to Company Y a certificate, dated as of the Effective Time, signed by an executive officer of Company T, certifying as to the fulfillment of the conditions specified in Section 7.2(a) to (d) above.

          (f)    The holders of no more than 10% of Company T Shares shall have validly served a written objection under Section 238(2) of the Cayman Companies Law.

        Section 7.3    Conditions to the Obligations of Company T.     The obligation of Company T to consummate the transactions contemplated by this Agreement is subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by Company T to the extent permitted by applicable Law:

          (a)   The representations and warranties of Company Y and Merger Sub (i) set forth in Section 4.3 and Section 4.14 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of such date and time (except for representations and warranties made as of a specified date, only as of the specified date), (ii) set forth in Section 4.1(a) and Section 4.2(a) shall be true and correct in all but immaterial respects as of the date of this Agreement and as of the Closing Date as if made on and as of such date and time (except for representations and warranties made as of a specified date, only as of the specified date) and (iii) set forth in this Agreement (other than those Sections specifically identified in clause (i) and (ii)), shall be true and correct interpreted without giving effect to the words "materially" or "material" or to any qualifications based on such terms or based on the defined term "Company Y Material Adverse Effect," except where the failure of such representations and warranties to be true and correct, in the aggregate, does not constitute a Company Y Material Adverse Effect, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct, or true and correct in all material respects, as the case may be, only as of the specified date).

          (b)   Company Y and Merger Sub shall have performed or complied in all material respects with all covenants and agreements contained herein required to be performed or complied with by it prior to or at the time of the Closing.

          (c)   Since the date of this Agreement, there shall not have been any Company Y Material Adverse Effect.

          (d)   Company Y shall have delivered to Company T a certificate, dated as of the Effective Time, signed by a designated director of Company Y and a designated director of Merger Sub, certifying as to the fulfillment of the conditions specified in Section 7.3(a), (b) and (c).

ARTICLE VIII

TERMINATION; AMENDMENT; WAIVER

        Section 8.1    Termination by Mutual Agreement.     This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Required Company T Vote and the Required Company Y Vote, by mutual written consent of Company T and Company Y.

        Section 8.2    Termination by Either Company Y or Company T.     This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by either Company Y or Company T if:

          (a)   the Merger shall not have been consummated by August 31, 2012 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 8.2(a) shall not be available to a Party if the failure of the Merger to have been consummated on or before the Termination Date was primarily due to the breach or failure of such Party to perform in a material respect any of its obligations under this Agreement;

          (b)   any Law, injunction or order having the effect set forth in Section 7.1(d) shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(b) shall not be available to a Party if the issuance of such final, non-appealable Law, injunction or order was primarily due to the breach or failure of such Party to perform in a material respect any of its obligations under this Agreement;

          (c)   the Required Company T Vote is not obtained at the Company T Shareholders Meeting or any adjournment thereof at which this Agreement has been voted upon; or

          (d)   the Required Company Y Vote is not obtained at the Company Y Shareholders Meeting or any adjournment thereof at which the Share Issuance has been voted upon; provided that Company Y shall not be permitted to terminate this Agreement pursuant to this Section 8.2(d) if Company Y has not paid the No Vote Termination Fee required to be paid to Company T pursuant to Section 8.5(c)(i).

        Section 8.3    Termination by Company Y.     This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Company Y if:

          (a)   the representations and warranties of Company T shall not be true and correct or Company T shall have breached or failed to perform any of its covenants or agreements contained in this Agreement, which failure to be true and correct, breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.2 and (ii) cannot be cured by the Termination Date, or if capable of being cured, shall not have been cured within 30 days following receipt by Company T of written notice of such breach or failure to perform from Company Y stating Company Y's intention to terminate this Agreement pursuant to this Section 8.3(a) and the basis for such termination (or, if earlier, the Termination Date); provided, that Company Y shall not have the right to terminate this Agreement pursuant to this Section 8.3(a) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in any condition to Closing set forth in Section 7.3 not being satisfied; or

          (b)   (i) all of the conditions set forth in Section 7.1 and Section 7.3 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied, (ii) Company Y has confirmed by notice to Company T that all conditions set forth in Section 7.2 have been satisfied or that it is willing to waive any unsatisfied conditions in Section 7.2 and (iii) Company T fails to consummate the Merger within three business days following the date the Closing should have occurred pursuant to Section 1.3.

        Section 8.4    Termination by Company T.     This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Company T if:

          (a)   the representations and warranties of Company Y or Merger Sub shall not be true and correct or Company Y or Merger Sub shall have breached or failed to perform any of their covenants or agreements contained in this Agreement, which failure to be true and correct, breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.3 and (ii) cannot be cured by the Termination Date, or if capable of being cured, shall not have been cured within 30 days following receipt by Company Y and Merger Sub of written notice of such breach or failure to perform from Company T stating Company T's intention to terminate this Agreement pursuant to this Section 8.4(a) and the basis for such termination (or, if earlier, the Termination Date); provided, that Company T shall not have the right to terminate this Agreement pursuant to this Section 8.4(a) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in any condition to Closing set forth in Section 7.2 not being satisfied; or

          (b)   if (i) all of the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied, (ii) Company T has confirmed by notice to Company Y that all conditions set forth in Section 7.3 have been satisfied or that it is willing to waive any unsatisfied conditions in Section 7.3 and (iii) Company Y or Merger Sub fail to consummate the Merger within three business days following the date the Closing should have occurred pursuant to Section 1.3.

        Section 8.5    Effect of Termination and Abandonment.     (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, written notice thereof shall be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and of no effect with no liability on the part of any Party hereto (or of any of its Representatives); provided, however, that (i) this Section 8.5, Section 6.9 and Article IX (in each case, subject to the terms thereof) shall remain in full force and effect and survive termination of this Agreement, and (ii) nothing herein shall relieve any Party from liability for fraud.

          (b)   In the event that this Agreement is terminated by Company Y pursuant to Section 8.3, Company T shall pay Company Y in cash in same-day funds as promptly as possible (but in any event within two business days) after such termination the Termination Fee. The Parties acknowledge and agree that in no event shall Company T be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement, at the same or at different times or upon the occurrence of different events.

          (c)   In the event that this Agreement is terminated (i) by Company Y or Company T pursuant to Section 8.2(d), Company Y shall pay Company T the No Vote Termination Fee in cash in same day funds (x) in the event this Agreement is terminated by Company T, as promptly as possible (but in any event within two business days) after such termination or (y) in the event this Agreement is terminated by Company Y, prior to such termination or (ii) by Company T pursuant to Section 8.4, Company Y shall pay Company T in cash in same-day funds as promptly as possible (but in any event within two business days) after such termination the Termination Fee. The Parties acknowledge and agree that in no event shall Company Y be required to pay the No Vote Termination Fee or the Termination Fee on more than one occasion, whether or not the No Vote Termination Fee or the Termination Fee may be payable under more than one provision of this Agreement, at the same or at different times or upon the occurrence of different events.

          (d)   (i) Subject to Section 8.5(f) and Section 9.8, Company Y's receipt of the Termination Fee from Company T pursuant to Section 8.5(b) shall be the sole and exclusive remedy of Company Y and its Subsidiaries against the Company T Related Parties (other than the Company T Voting Shareholders pursuant to the terms of the Company T Voting Agreements) for any loss suffered as a result of any breach of any covenant or agreement or the failure of the Merger to be consummated, and upon payment of such amount, none of the Company T Related Parties (other than the Company T Voting Shareholders pursuant to the terms of the Company T Voting Agreements) shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement and, (ii) subject to Section 8.5(f), Company T's receipt of the No Vote Termination Fee or the Termination Fee from Company Y pursuant to Section 8.5(c) shall be the sole and exclusive remedy of Company T against the Company Y Related Parties (other than the Company Y Voting Shareholders pursuant to the terms of the Company Y Voting Agreements) for any loss suffered as a result of any breach of any covenant or agreement or the failure of the Merger to be consummated, and upon payment of such amount, none of the Company Y Related Parties (other than the Company Y Voting Shareholders pursuant to the terms of the Company Y Voting Agreements) shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement. For the avoidance of doubt, subject to Section 8.5(f), (A) under no circumstances will Company Y be entitled to monetary damages in excess of the amount of the Termination Fee and (B) under no circumstances will Company T be entitled to monetary damages in excess of the amount of the No Vote Termination Fee or the Termination Fee, as applicable.

          (e)   The Parties expressly acknowledge and agree that, with respect to any termination of this Agreement under circumstances in which the No Vote Termination Fee or the Termination Fee is payable pursuant to this Section 8.5, payment of the Termination Fee, as required hereunder, shall constitute liquidated damages with respect to any claim for damages or any other claim which Company T, on the one hand, or Company Y, on the other hand, as the case may be, would otherwise be entitled to assert against Company Y, on the one hand, or Company T, on the other hand, as the case may be, or their respective assets, or against any of their respective employees or equity holders (without limiting any claims otherwise available to (i) Company T against the Company Y Voting Shareholders pursuant to the Company Y Voting Agreements or (ii) Company Y against the Company T Voting Shareholders pursuant to the terms of the

  Company T Voting Agreements) or any other Company T Related Party or Company Y Related Party, as the case may be, with respect to any such termination of this Agreement. The Parties expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any such termination of this Agreement under circumstances in which the No Vote Termination Fee or the Termination Fee is payable pursuant to this Section 8.5, the right to such payment (A) constitutes a reasonable estimate of the damages that will be suffered by reason of any such termination of this Agreement, and (B) shall be in full and complete satisfaction of any and all damages arising as a result of any such termination of this Agreement.

          (f)    Each of the Parties acknowledges that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other Parties would not have entered into this Agreement; accordingly, if Company T or Company Y, as the case may be, fails to promptly pay the amount due pursuant to this Section 8.5, and, in order to obtain such payment, Company Y or Company T, as the case may be, commences a suit which results in a judgment against the other Party, with respect to Company Y or Merger Sub, or Parties, with respect to Company T for amounts set forth in this Section 8.5, such paying Party shall pay the other Party or Parties, as applicable, its reasonable and documented costs and expenses (including attorneys' fees) in connection with such suit.

ARTICLE IX

MISCELLANEOUS

        Section 9.1    Nonsurvival of Representations and Warranties.     None of the representations and warranties in this Agreement or in any schedule or instrument delivered pursuant to this Agreement shall survive beyond the Effective Time. None of the covenants and agreements in this Agreement shall survive beyond the Effective Time, other than the covenants and agreements contained in this Article IX, the agreements of Company T, Company Y and Merger Sub contained in Article II and those other covenants and agreements of the Parties which by their terms apply or contemplate performance after the Effective Time.

        Section 9.2    Entire Agreement; Assignment.     This Agreement (including the Company T Disclosure Schedule, the Company Y Disclosure Schedule and other exhibits and annexes thereto) and the other Transaction Agreements, constitute the entire agreement between the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, but not limited to, by merger or consolidation) or otherwise by any of the Parties without the prior written consent of the other Parties; provided, however, that prior to the Effective Time, Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any Company Y Wholly Owned Subsidiary, but no such assignment shall relieve Company Y or Merger Sub of its obligations hereunder if such assignee does not perform such obligations. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

        Section 9.3    Notices.     All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by registered or certified mail, postage prepaid, by facsimile (which is confirmed) or overnight courier (with proof of delivery) to a Party at the following address for such Party:

if to Company Y or to Merger Sub, to:
Youku Inc. 11/F, SinoSteel Plaza 8 Haidian Street, Haidian District Beijing 100080 The People's Republic of China Telephone: +8610 5885-1881 Facsimile: +8610 5970-8818 Attention: Mr. Victor Koo
and

Two Merger Sub Inc.
11/F, SinoSteel Plaza
8 Haidian Street, Haidian District
Beijing 100080
The People's Republic of China
Telephone:  (8610) 5885-1881
Facsimile:  (8610) 5970-8818
Attention:  Mr. Victor Koo

with a copy to (which shall not constitute notice):
Skadden, Arps, Slate, Meagher & Flom 42/F, Edinburgh Tower, The Landmark 15 Queen's Road Central, Hong Kong
Attention: Z. Julie Gao, Esq. Michael V. Gisser, Esq.
Facsimile: +852 3910 4850
if to Company T, to:
Tudou Holdings Limited Building No. 6, X2 Creative Park 1238 Xietu Road, Xuhui District Shanghai 200032 People's Republic of China Facsimile: +8621 5170 2366 Attention: Mr. Gary Wei Wang
with a copy to (which shall not constitute notice):
Kirkland & Ellis 26th Floor, Gloucester Tower, The Landmark 15 Queen's Road Central, Hong Kong
Attention: David Zhang Jesse Sheley
Facsimile: +852-3761-3301

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above. All notices, requests, instructions or other documents shall be deemed received on the date of actual receipt by the recipient thereof if received prior to

5:00 p.m. local time in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request, instruction or other document shall be deemed not to have been received until the next succeeding business day in the place of receipt.

        Section 9.4    Governing Law; Jurisdiction; Waiver of Jury Trial.     (a) This Agreement shall be construed, performed and enforced in accordance with the Laws of the State of New York without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction other than the State of New York except that the following matters arising out of or relating to this Agreement shall be construed, performed and enforced in accordance with the Laws of the Cayman Islands in respect of which the Parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the Cayman Islands: the Merger, the vesting of the rights, property, choses in action, business, undertaking, goodwill, benefits, immunities and privileges, contracts, obligations, claims, debts and liabilities of the Merger Sub in Company T, the cancellation of Company T Shares in consideration of the issue of Company Y Class A Shares, the rights provided for in Section 238 of the Cayman Companies Law with respect to any Dissenters Shares, the fiduciary or other duties of the Company T Board and the Company Y Board, and the internal corporate affairs of Company T and Company Y. Save as aforesaid any Proceeding (whether sounding in contract, tort, equity or otherwise) arising out of or relating to this Agreement, the other Transaction Agreements or the transactions contemplated hereby or thereby, including any Proceeding against any Company T Related Party or Company Y Related Party, shall be brought solely and exclusively in any New York State court or Federal court of the United States of America sitting in the County of New York in the State of New York. Each of the Parties hereto agrees that a final judgment (subject to any appeals therefrom) in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any such Proceeding, and hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such court in accordance with the provisions of this Section 9.4(a). Each of the Parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court. Each of the Parties hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 9.3. Nothing in this Agreement or any of the other Transaction Agreements will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

          (b)   Each Party acknowledges and agrees that any Proceeding which may arise under or relate to this Agreement or the other Transaction Agreements is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any Proceeding directly or indirectly arising out of or relating to this Agreement or the other Transaction Agreements or the transactions contemplated hereby or thereby, including any controversy or Proceeding involving any Company T Related Party or Company Y Related Party under any such agreement. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of a Proceeding, seek to enforce the foregoing waiver, (ii) each Party understands and has considered the implications of this waiver, (iii) each Party makes this waiver voluntarily, and (iv) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.4(b).

        Section 9.5    Descriptive Headings.     The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

        Section 9.6    No Third Party Beneficiaries.     Except as expressly set forth in Section 6.7 and Section 6.13, this Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

        Section 9.7    Severability.     The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

        Section 9.8    Specific Performance.     The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed by Company T in accordance with their specific terms or were otherwise breached by Company T. Subject to the preceding sentence, it is accordingly agreed that Company Y and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy, this being in addition to any other remedy to which they are entitled at Law or in equity. Neither Company Y nor Merger Sub shall be required to provide any bond or other security in connection with an injunction or injunctions sought in accordance with this Agreement to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Notwithstanding anything herein to the contrary, (i) while Company Y and Merger Sub may pursue both a grant of specific performance and the payment of the Termination Fee pursuant to Section 8.5(b), under no circumstances shall Company Y and Merger Sub be permitted or entitled to receive both a grant of specific performance and any money damages, including all or any portion of the Termination Fee, and (ii) the Parties hereto agree that Company T shall under no circumstances be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement or to otherwise enforce the terms hereof.

        Section 9.9    Amendment.     This Agreement may be amended by action taken by Company T, Company Y and Merger Sub at any time before or after approval of the Merger by the earlier of the Required Company T Vote or the Required Company Y Vote but, after any such approval, no amendment shall be made which requires the approval of such shareholders under applicable Law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the Parties.

        Section 9.10    Extension; Waiver.     At any time prior to the Effective Time, each Party hereto (for these purposes, Company Y and Merger Sub shall together be deemed one Party and Company T shall be deemed the other Party) may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance by the other Party with any of the agreements or conditions contained herein. Any agreement on the part of either Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of either Party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

        Section 9.11    Interpretation.     (a) The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

          (b)   The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

        Section 9.12    Certain Definitions

          (a)   "Affiliate" means, as to any Person, (i) any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise and (ii) with respect to any natural Person, any member of the immediate family of such natural Person.

          (b)   "business day" means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in New York, New York, the Cayman Islands, Hong Kong or Shanghai, China.

          (c)   "Code" means the United States Internal Revenue Code of 1986, as amended.

          (d)   "Company T Employees" means current, former, or retired employees, officers, consultants, independent contractors providing individual services, agents or directors of Company T or any Subsidiary of Company T.

          (e)   "Company T Intellectual Property" means Company T Owned Intellectual Property and Company T Licensed Intellectual Property.

          (f)    "Company T IP Agreements" means all (i) licenses of Intellectual Property to Company T and its Subsidiaries, (ii) licenses of Intellectual Property by Company T or any of its Subsidiaries to third parties, and (iii) agreements restricting the right of Company T or its Subsidiaries, or pursuant to which Company T or its Subsidiaries permit other Persons, to use or register Intellectual Property.

          (g)   "Company T Licensed Intellectual Property" means all Intellectual Property owned by third parties (including Company Y) and licensed to Company T and any of its Subsidiaries pursuant to Company T IP Agreements.

          (h)   "Company T Material Adverse Effect" means any change, circumstance, event, effect or occurrence that, individually or in the aggregate with all other changes, circumstances, events, effects or occurrences, (i) has had or would reasonably be expected to have a material adverse effect on the business, results of operations, assets or consolidated financial condition of Company T and its Subsidiaries, taken as a whole, or (ii) would or would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement; provided that in no event shall any of the following, constitute, or be taken into account in determining whether a "Company T Material Adverse Effect" has occurred:

              (i)  changes generally affecting (A) the industry in which Company T and its Subsidiaries operate and (B) economic, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates;

             (ii)  (A) changes in Law or in generally accepted accounting principles or in accounting standards, (B) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (C) pandemics, earthquakes, hurricanes, tornadoes or other natural disasters or similar force majeure events, (D) any change, circumstance, event, effect or occurrence attributable to any action taken by Company T or its Subsidiaries that is expressly required by this Agreement or requested by the Transition Management Committee or the failure by Company T or its Subsidiaries to take any action that is prohibited by this Agreement or the Transition Management Committee (provided that any request by the Transition Management Committee shall have been unanimously approved by the Transition Management Committee in writing), (E) any decline in the market price, or change in trading volume, of the share capital of Company T or Company T ADSs, (F) any failure to meet any internal or public projections, forecasts, or guidance, (G) any change, circumstance, event, effect or occurrence attributable to the consummation of the transactions contemplated by, or the announcement of the execution of, this Agreement, or (H) any change resulting, or any facts or circumstances relating to, Company Y, Merger Sub or any of their respective Affiliates (it being understood that the exceptions in clauses (E) and (F) shall not prevent or otherwise affect a determination that the underlying cause of any such decline or failure referred to therein is a Company T Material Adverse Effect);

            (iii)  provided, however, that any change, circumstance, effect, event or occurrence referred to in clauses (i) or (ii)(A), (B) or (C) shall be taken into account for purposes of such clause only to the extent such change, circumstance, effect, event or occurrence does not adversely affect Company T and its Subsidiaries, taken as a whole, in a materially disproportionate manner as compared to other participants in the industry in which Company T and its Subsidiaries operate.

          (i)    "Company T Option" means an option to purchase Company T Shares granted pursuant to the Company T Share Incentive Plan.

          (j)    "Company T Owned Intellectual Property" means all Intellectual Property owned or purported to be owned by Company T or its Subsidiaries.

          (k)   "Company T Principal Shareholders" means Crescent Peak, Ltd, Crescent Peak II Limited, Crescent P.E., Ltd., First Easy Group Limited, Gary Wei Wang and GGV II Delaware L.L.C.

          (l)    "Company T Related Party" means Company T and its Subsidiaries and any of their respective former, current and future officers, employees, directors, partners, shareholders, management members or Affiliates (excluding any Company Y Related Party).

          (m)  "Company T Share Incentive Plan" means the 2010 Share Incentive Plan of Company T.

          (n)   "Company T Software" means all Software owned by, under obligation of assignment to, or purported to be owned by any of Company T or its Subsidiaries.

          (o)   "Company T VIE Contracts" means all the contracts listed in Section 9.12 of the Company T Disclosure Schedule.

          (p)   "Company T VIEs" means Quan Toodou Network Science and Technology Co., Ltd., Shanghai Suzao Network Science and Technology Co., Ltd., Chengdu Gaishi Network Science and Technology Co., Ltd. and Beijing Tixian Digital Science and Technology Co., Ltd.

          (q)   "Company T Voting Shareholders" means Crescent Peak, Ltd, Crescent Peak II Limited, Crescent P.E., Ltd., First Easy Group Limited, Gary Wei Wang, GGV II Delaware L.L.C., IDG Technology Venture Investment III, L.P., IDG Technology Venture Investment IV, L.P. and Sennett Investments (Mauritius) Pte Ltd.

          (r)   "Company Y Employees" means the current, former, or retired employees, officers, consultants, independent contractors providing individual services, agents or directors of Company Y or any Subsidiary of Company Y, excluding Company T Employees.

          (s)   "Company Y Intellectual Property" means Company Y Owned Intellectual Property and Company Y Licensed Intellectual Property.

          (t)    "Company Y IP Agreements" means all (i) licenses of Intellectual Property to Company Y and its Subsidiaries, (ii) licenses of Intellectual Property by Company Y or any of its Subsidiaries to third parties and (iii) agreements restricting the right of Company Y or its Subsidiaries, or pursuant to which Company Y or its Subsidiaries permit other Persons, to use or register Intellectual Property.

          (u)   "Company Y Licensed Intellectual Property" means all Intellectual Property owned by third parties (including Company T) and licensed to Company Y and any of its Subsidiaries pursuant to Company Y IP Agreements.

          (v)   "Company Y Material Adverse Effect" means any change, circumstance, event, effect or occurrence that, individually or in the aggregate, with all other changes, circumstances, events, effects or occurrences, (i) has had or would reasonably be expected to have a material adverse effect on the business, results of operations, assets or consolidated financial condition of Company Y and its Subsidiaries taken as a whole, or (ii) would or would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement; provided, that in no event shall any of the following, constitute, or be taken into account in determining whether a "Company Y Material Adverse Effect" has occurred:

              (i)  changes generally affecting (A) the industry in which Company Y and its Subsidiaries operate and (B) economic, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates;

             (ii)  (A) changes in Law or in generally accepted accounting principles or in accounting standards after the date of this Agreement, (B) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (C) pandemics, earthquakes, hurricanes, tornadoes or other natural disasters or similar force majeure events, (D) any decline in the market price, or change in trading volume, of the capital stock of Company Y, (E) any action taken by Company Y or its Subsidiaries that is required by this Agreement or the failure by Company Y or its Subsidiaries to take any action that is prohibited by this Agreement, or (F) any change resulting or arising from the identity of, or any facts or circumstances relating to, Company T or any of its Affiliates;

            (iii)  provided, however, that any change, circumstance, effect, event or occurrence referred to in clauses (i) or (ii)(A), (B) or (C) shall be taken into account for purposes of such clause only to the extent such change, circumstance, effect, event or occurrence does not adversely affect Company Y and its Subsidiaries, taken as a whole, in a materially disproportionate manner as compared to other participants in the industry in which Company Y and its Subsidiaries operate, or does not arise out of Company T Material Adverse Effect.

          (w)  "Company Y Option" means an option to purchase Company Y Class A Shares granted under the Company Y Share Incentive Plans.

          (x)   "Company Y Owned Intellectual Property" means all Intellectual Property owned or purported to be owned by Company Y or its Subsidiaries.

          (y)   "Company Y Material Contracts" means:

              (i)  any Contract that would be required to be filed or furnished by Company Y pursuant to Item 19 and paragraph 4 of the Instructions to Exhibits of Form 20-F under the Exchange Act;

             (ii)  any material Contract granting a right of first refusal, first offer or first negotiation;

            (iii)  any material Contract relating to the formation, creation, operation, management or control of a partnership, joint venture, limited liability company or similar arrangement;

            (iv)  any material Contract for the acquisition, sale or lease (including leases in connection with financing transactions) of material properties or assets of Company Y (by merger, purchase or sale of assets or stock or otherwise);

             (v)  any material Contract with any Governmental Entity;

            (vi)  any Contract involving the payment or receipt of amounts by Company Y or its Subsidiaries, or relating to indebtedness for borrowed money or any financial guaranty, of more than US$10,000,000;

           (vii)  any material non-competition Contract or other Contract that purports to limit, curtail or restrict in any material respect the ability of Company Y or any of its Subsidiaries to compete in any geographic area, industry or line of business;

          (viii)  any material Contract that contains a put, call or similar right pursuant to which Company Y or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person;

            (ix)  any material Contract that contains restrictions with respect to (A) payment of dividends or any distribution with respect to equity interests of Company Y or any of its Subsidiaries, (B) pledging of share capital of Company Y or any of its Subsidiaries or (C) issuance of guaranty by Company Y or any of its Subsidiaries; or

             (x)  any material Company Y IP Agreements other than agreements for Off the Shelf Software and material UGC Agreements,

  in each case, to which Company Y or its Subsidiaries is a party to nor any of Company Y's or its Subsidiaries' properties or assets are bound by.

          (z)   "Company Y Voting Shareholders" means, collectively, 1Verge Holdings Ltd., 1Look Holdings Ltd., Victor Wing Cheung Koo, Brookside Capital Partners Fund, L.P., Maverick Fund USA, Ltd., Maverick Fund, L.D.C., Maverick Fund II, Ltd., Maverick Long Fund, Ltd., Maverick Long Enhanced Fund, Ltd., Maverick Neutral Fund, Ltd., Maverick Neutral Levered Fund, Ltd., Maverick II Holdings, Ltd., Maverick Fund Private Investments, Ltd., Maverick USA II, Corp.,

  Sutter Hill Ventures, Saunders Holdings, L.P., Wells Fargo Bank, N.A. FBO G. Leonard Baker, Jr. Roth IRA and G. Leonard Baker Jr.

          (aa) "Company Y Related Party" means Company Y, Merger Sub, or any of their respective former, current and future general or limited partners, shareholders, managers, members, agents, directors, officers, employees or Affiliates.

          (bb) "Company Y Share Incentive Plans" means the 2006 Stock Option Scheme of Company Y and the 2010 Share Incentive Plan of Company Y.

          (cc) "Company Y VIE Contracts" means all the contracts listed in Section 9.12 of the Company Y Disclosure Schedule.

          (dd) "Company Y VIEs" means 1Verge Information Technology (Beijing) Co., Ltd. and Jiaheyi Advertising (Beijing) Co., Ltd.

          (ee) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          (ff)  "Intellectual Property" means in any and all jurisdictions worldwide, all (i) patents, statutory invention registrations and invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (ii) trademarks, service marks, domain names, uniform resource locators, trade dress, trade names, logos and other identifiers of source, including the goodwill symbolized thereby or associated therewith, (iii) works of authorship (including Software) and copyrights, (iv) confidential and proprietary information, including trade secrets and confidential and proprietary know-how, inventions, processes, models and methodologies, (v) rights of publicity, privacy and rights to personal information, (vi) registrations, applications, and renewals for any of the foregoing in (i)-(v), and (vii) all rights in the foregoing and in other similar intangible assets.

          (gg) "IT Assets" means all Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation.

          (hh) "know" or "knowledge" means, with respect to any Party, the knowledge of such Party's executive officers after due inquiry, including inquiry of such Party's counsel and other officers or employees of such Party responsible for the relevant matter.

          (ii)   "Law" means any United States federal, state or local, non-United States national, provincial or local, or multinational law, statute or ordinance, common law, or any rule, regulation, directive, treaty provision, governmental guidelines or interpretations having the force of law, permits and orders of any Governmental Entity.

          (jj)   "Lien" means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

          (kk) "Off-the-Shelf Software" means, with respect to any Person, all Software that is commercially available off-the-shelf Software that (i) has not been modified or customized for such Person, and (ii) is licensed to such Person for a one-time or annual fee of US$10,000 or less.

          (ll)   "No Vote Termination Fee" means US$10 million.

          (mm)  "Permitted Liens" means (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith by appropriate proceedings; (ii) mechanics', carriers', workmen's, repairmen's, materialmen's or other Liens or security interests arising or incurred in the ordinary course of business in respect of amounts that are not yet due and payable; (iii) Liens securing indebtedness or liabilities that are reflected in the

  Company T SEC Reports or the Company Y SEC Reports, as applicable, filed or furnished prior to the date hereof; (iv) Liens that would be disclosed by a current survey or physical inspection of the real property; and (v) any other Liens that have been incurred or suffered in the ordinary course of business and that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien.

          (nn) "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

          (oo) "PRC" means the People's Republic of China.

          (pp) "Public Software" means any Software that is distributed as freeware, shareware, open source Software (e.g., Linux) or under similar licensing or distribution models that (i) require the licensing or distribution of source code of such Software to any other Person, (ii) prohibit or limit the receipt of consideration in connection with sublicensing or distributing any such Software, (iii) allow any Person to decompile, disassemble or otherwise reverse-engineer any such Software, or (iv) require the licensing of any such Software to any other Person for the purpose of making derivative works. For the avoidance of doubt, "Public Software" includes Software licensed or distributed under any of the following licenses or distribution models (or licenses or distribution models similar thereto): (i) the GNU General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the BSD License; (vi) the Apache License; and (x) any other license or distribution model described by the Open Source Initiative in its Open Source Definition as set forth on www.opensource.org.

          (qq) "Registered" means issued by, registered, recorded or filed with, renewed by or the subject of a pending application before any Governmental Entities or Internet domain name registrar.

          (rr)  "SEC" means the Securities and Exchange Commission of the United States.

          (ss)  "Software" means all (i) computer programs, applications, systems and code, including software implementations of algorithms, models and methodologies, program interfaces, and source code and object code, (ii) Internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise, (iii) development and design tools, library functions and compilers, (iv) technology supporting websites, and the contents and audiovisual displays of websites, and (v) media, documentation and other works of authorship, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

          (tt)  "Subsidiary" "means, when used with reference to any Person, (i) of which such party or any other Subsidiary of such party is a general or managing partner, or (ii) the outstanding voting securities or interests of which, having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization, are directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, and, when use with reference to Company T or Company Y, of which Company T or Company Y, as applicable, consolidates in its consolidated financial statements as a variable interest entity in accordance with GAAP.

          (uu) "Tax Returns" means all federal, state, local, provincial and non-United States returns, declarations, statements, claims, reports, schedules, forms and information returns and, including any attachment thereto or amendment thereof, with respect to Taxes.

          (vv) "Tax" or "Taxes" includes all forms of taxation, whenever created or imposed, and whether of the PRC, the United States or elsewhere, and whether imposed by a local, municipal, governmental, provincial, state, foreign, federal or other Governmental Entity, including all interest, penalties and additions imposed with respect to such amounts.

          (ww)  "Termination Fee" means US$100 million.

          (xx) "Transaction Agreements" means this Agreement, the Company T Voting Agreements and the Company Y Voting Agreements.

          (yy) "UGC Agreements" means agreements with individual end-users who provide user-generated content.

          (zz) "US$" means the legal currency of the United States of America.

        Section 9.13    Counterparts.     This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

        [Remainder of page left intentionally blank; signature pages follow]

        IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

Youku Inc.
By:	/s/ VICTOR WING CHEUNG KOO
	Name:	Victor Wing Cheung Koo
	Title:	Chairman and Chief Executive Officer
Two Merger Sub Inc.
By:	/s/ VICTOR WING CHEUNG KOO
	Name:	Victor Wing Cheung Koo
	Title:	Director

[Merger Agreement Signature Page]

Tudou Holdings Limited
By:	/s/ GARY WEI WANG
	Name:	Gary Wei Wang
	Title:	Chief Executive Officer

[Merger Agreement Signature Page]

Annex A

PLAN OF MERGER

THIS PLAN OF MERGER is made on                    2012.

BETWEEN

(1)
Two Merger Sub Inc., an exempted company incorporated under the laws of the Cayman Islands on March 1, 2012, with its registered office situate at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands ("Merger Sub"); and

(2)
Tudou Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands on 15 April 2010, with its registered office situate at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands ("Company T" or "Surviving Corporation" and together with Merger Sub, the "Constituent Companies").

WHEREAS

(a)
Merger Sub and Company T have agreed to merge (the "Merger") on the terms and conditions contained or referred to in an Agreement and Plan of Merger (the "Agreement") dated March 11, 2012 made between Youku Inc., Merger Sub and Company T, a copy of which is attached as Appendix I to this Plan of Merger and under the provisions of Part XVI of the Companies Law Cap.22 (Law 3 of 1961, as consolidated and revised) (the "Companies Law").

(b)
This Plan of Merger is made in accordance with section 233 of the Companies Law.

(c)
Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them under the Agreement.

W I T N E S S E T H

CONSTITUENT COMPANIES

1.
The Constituent Companies to the Merger are Merger Sub and Company T.

NAME OF THE SURVIVING CORPORATION

2.
The name of the Surviving Corporation shall be Tudou Holdings Limited.

REGISTERED OFFICE

3.
The Surviving Corporation shall have its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY 1-1104, Cayman Islands.

AUTHORISED AND ISSUED SHARE CAPITAL

4.
Immediately prior to the Effective Date (as defined below) the authorized share capital of Merger Sub was US$1,000,000 divided into 10,000,000,000 ordinary shares of US$0.0001 par value per share, of which 100 shares have been issued.

5.
Immediately prior to the Effective Date (as defined below) the authorized share capital of Company T was US$1,000,000 divided into (a) 9,990,000,000 ordinary shares of a par value of US$0.0001 each, of which (i) 12,357,500 are designated as Class A ordinary shares and (ii) 9,977,642,500 are designated as Class B ordinary shares, and (b) 10,000,000 preferred shares of a par value of US$0.0001 each. Among them, 8,913,333 Class A ordinary shares and [SPECIFY

AA1-1

  NUMBER] Class B ordinary shares had been issued and fully paid. No preferred shares had been issued.

6.
The authorized share capital of the Surviving Corporation shall be US$1,000,000 divided into 10,000,000,000 ordinary shares of US$0.0001 par value per share.

7.
On the Effective Date (as defined below), and in accordance with the terms and conditions of the Agreement:

(a)
Each Class A ordinary share, par value US$0.0001 per share, and Class B ordinary shares, par value US$0.0001 per share, of Company T, other than (i) any Dissenters Shares (as defined in the Agreement); and (ii) Excluded Shares (as defined in the Agreement) shall be cancelled in exchange for the right to receive the Per Share Merger Consideration (as defined in the Agreement).

(b)
Excluded Shares shall be cancelled for no consideration.

(c)
Dissenters Shares shall be cancelled in exchange for a payment resulting from the procedure in section 238 of the Companies Law unless any holders of Dissenters Shares fail to exercise or withdraw their rights to dissent from the Merger under section 238 of the Companies Law in which event they shall receive the Per Share Merger Consideration.

(d)
Each share of Merger Sub shall be converted into and continue as an ordinary share of the Surviving Corporation.

8.
On the Effective Date, the ordinary shares of the Surviving Corporation shall:

(a)
be entitled to one vote per share;

(b)
be entitled to such dividends as the board of directors of the Surviving Corporation may from time to time declare;

(c)
in the event of a winding-up or dissolution of the Surviving Corporation, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, be entitled to the surplus assets; and

(d)
generally be entitled to enjoy all of the rights attaching to ordinary shares;

  in each case as set out in the Amended and Restated Memorandum of Association and Articles of Association of the Surviving Corporation in the form attached as Appendix II to this Plan of Merger.

EFFECTIVE DATE

9.
The Merger shall take effect on [SPECIFY DATE] (the "Effective Date").

PROPERTY

10.
On the Effective Date, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Corporation which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

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MEMORANDUM AND ARTICLES OF ASSOCIATION

11.
The Memorandum of Association and Articles of Association of the Surviving Corporation shall be amended and restated in the form attached as Annex B to this Plan of Merger on the Effective Date.

DIRECTORS BENEFITS

12.
There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.

DIRECTORS OF THE SURVIVING CORPORATION

13.
The names and addresses of the directors of the Surviving Corporation are as follows:

NAME	ADDRESS
Victor Wing Cheung Koo	11/F, SinoSteel Plaza 8 Haidian Street Haidian District Beijing 100080 The People's Republic of China
Dele Liu	11/F, SinoSteel Plaza 8 Haidian Street Haidian District Beijing 100080 The People's Republic of China

SECURED CREDITORS

14.
(a) Merger Sub has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger; and

(b)
Company T has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

RIGHT OF TERMINATION

15.
This Plan of Merger may be terminated pursuant to the terms and conditions of the Agreement.

APPROVAL AND AUTHORIZATION

16.
This Plan of Merger has been approved by the board of directors of each of the Surviving Corporation and Merger Sub pursuant to section 233(3) of the Companies Law.

17.
This Plan of Merger has been authorised by the shareholders of each of the Surviving Corporation and Merger Sub pursuant to section 233(6) of the Companies Law.

COUNTERPARTS

18.
This Plan of Merger may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

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GOVERNING LAW

19.
This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

For and on behalf of Two Merger Sub Inc.:

[Name]
Director

For and on behalf of Tudou Holdings Limited:

[Name]
Director

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Appendix B

THE VOTING AGREEMENTS

Appendix No.	Voting Agreement
Voting agreements between Youku and certain principal shareholders of Tudou
B-1	Voting Agreement, dated as of March 11, 2012, by and among Youku Inc. and Crescent P.E., Ltd., Crescent Peak, Ltd. and Crescent Peak II Limited
B-2	Voting Agreement, dated as of March 11, 2012, by and among Youku Inc. and GGV II Delaware L.L.C.
B-3	Voting Agreement, dated as of March 11, 2012, by and among Youku Inc. and IDG Technology Venture Investment III, L.P. and IDG Technology Venture Investment IV, L.P.
B-4	Voting Agreement, dated as of March 11, 2012, by and among Youku Inc. and Sennett Investments (Mauritius) Pte Ltd.
B-5	Voting Agreement, dated as of March 11, 2012, by and among Youku Inc. and First Easy Group Limited, Spring Prosper Group Limited and Gary Wei Wang
Voting agreements between Tudou and certain principal shareholders of Youku
B-6	Voting Agreement, dated as of March 11, 2012, by and among Tudou Holdings Limited and Brookside Capital Partners Fund, L.P.
B-7

Voting Agreement, dated as of March 11, 2012, by and among Tudou Holdings Limited and Maverick Fund USA,  Ltd., Maverick Fund, L.D.C., Maverick Fund II, Ltd., Maverick Long Fund, Ltd., Maverick Long Enhanced Fund, Ltd., Maverick Neutral Fund, Ltd., Maverick Neutral Levered Fund, Ltd., Maverick II Holdings, Ltd., Maverick Fund Private Investments, Ltd. and Maverick USA II, Corp.

B-8

Voting Agreement, dated as of March 11, 2012, by and among Tudou Holdings Limited and Sutter Hill Ventures, Saunders Holdings, L.P. and Wells Fargo Bank, N.A. FBO G Leonard Baker, Jr. Roth IRA and G. Leonard Baker Jr.

B-9	Voting Agreement, dated as of March 11, 2012, by and among Tudou Holdings Limited and 1 Verge Holdings Ltd., 1 Look Holdings Ltd. and Victor Wing Cheung Koo

Appendix B-1

VOTING AGREEMENT

By and among

YOUKU INC.

And

THE SHAREHOLDERS PARTY HERETO

Dated as of March 11, 2012

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INDEX OF DEFINED TERMS

Term	Section
Acquisition Proposal	4, 6
Additional Shares	4
Affiliate	3
Agreement	3
Bankruptcy and Equity Exception	7
Beneficial Owner	4
Beneficial Ownership	4
Beneficially Own	4
Beneficially Owned	4
Company T	3
Company T ADSs	4
Company T Shareholder	3
Company T Shares	4
Company Y	3
control	4
controlled by	4
controlling	4
Covered Shares	5
Effective Time	7
Exchange Act	4
Existing Shares	5
Governmental Entities	8
Merger	3
Merger Agreement	3
Merger Sub	3
Permitted Transfer	5
Transfer	5
under common control with	4

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VOTING AGREEMENT

        VOTING AGREEMENT, dated as of March 11, 2012 (this "Agreement"), by and among Youku Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Company Y"), and each of the Persons listed on Schedule 1 hereto (each, a "Company T Shareholder").

RECITALS

        WHEREAS, concurrently with the execution of this Agreement, Company Y, Two Merger Sub Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Company Y ("Merger Sub"), and Tudou Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Company T"), are entering into an Agreement and Plan of Merger, dated as of the date of this Agreement (the "Merger Agreement"), pursuant to which, among other things, Merger Sub will merge with and into Company T, with Company T surviving the merger as a wholly owned subsidiary of Company Y (the "Merger");

        WHEREAS, as of the date of this Agreement, each Company T Shareholder is the Beneficial Owner of the Existing Shares (as defined below); and

        WHEREAS, concurrently with the execution of the Merger Agreement, and as a condition and inducement to the willingness of Company Y and Merger Sub to enter into the Merger Agreement, Company Y has required that each Company T Shareholder agree, and each Company T Shareholder has agreed, upon the terms and subject to the conditions set forth herein, to enter into this Agreement and abide by the covenants and obligations set forth herein.

        NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

GENERAL

        Section 1.1    Defined Terms.     The following terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

          (a)   "Affiliate" means, as to any Person, (i) any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise and (ii) with respect to any natural Person, any member of the immediate family of such natural Person.

          (b)   "Acquisition Proposal" means any proposal or offer made by any Person (other than Company Y, Merger Sub or any Affiliate thereof) to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, (A) beneficial ownership (as defined under section 13(d) of the Exchange Act) of ten percent (10%) or more of the share capital of Company T pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction or (B) any one or more assets or businesses of Company T and its Subsidiaries that constitute ten percent (10%) or more of the revenues or assets of Company T and its Subsidiaries, taken as a whole.

          (c)   "Additional Shares" means Company T Shares, Company T ADSs or other voting share capital of Company T with respect to which any Company T Shareholder acquires Beneficial

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  Ownership after the date of this Agreement (including any Company T Shares issued upon the exercise of any Company T Options or warrants or the conversion of any convertible securities or otherwise).

          (d)   "Beneficial Ownership" by a Person of any security includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise (whether or not in writing), has or shares: (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term "beneficial ownership" as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person will include securities Beneficially Owned by all Affiliates of such Person and all other Persons with whom such Person would constitute a "group" within the meaning of Section 13(d) of the Exchange Act. The terms "Beneficially Own," "Beneficially Owned" and "Beneficial Owner" shall have correlative meanings.

          (e)   "Business Day" means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in New York, New York, the Cayman Islands, Hong Kong or Shanghai, China.

          (f)    "Company T ADSs" means American depositary shares of Company T.

          (g)   "Company T Shares" means the authorized share capital of Company T, which as of the date hereof consists of US$1,000,000, divided into (i) 9,990,000,000 ordinary shares of par value US$0.0001 each and (ii) 10,000,000 preferred shares of a nominal or par value of US$0.0001 each.

          (h)   "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

          (i)    "Covered Shares" means the Existing Shares and any Additional Shares.

          (j)    "Existing Shares" means Company T Shares and Company T ADSs Beneficially Owned by a Company T Shareholder on the date hereof, as set forth opposite such Company T Shareholder's name on Schedule 1 hereto.

          (k)   "Permitted Transfer" means a Transfer by a Company T Shareholder to (i) an Affiliate of such Company T Shareholder, (ii) a member of such Company T Shareholder's family or a trust for the benefit of such Company T Shareholder's or any member of such Company T Shareholder's family, or (iii) any heir, legatees, beneficiaries and/or devisees of any individual who is a Company T Shareholder; provided that the Transferee agrees to execute a Joinder in the form attached hereto as Exhibit A.

          (l)    "Transfer" means, directly or indirectly, to sell, transfer, offer, exchange, assign, pledge, encumber, hypothecate or otherwise dispose of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other agreement with respect to any sale, transfer, offer, exchange, assignment, pledge, encumbrance, hypothecation or other disposition.

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 ARTICLE II

VOTING

        Section 2.1    Agreement to Vote.

          (a)   During the period commencing on the date hereof and continuing until the termination of this Agreement in accordance with its terms, each Company T Shareholder hereby irrevocably and unconditionally agrees that at an annual or extraordinary general meeting of the shareholders of Company T and at any other meeting of the shareholders of Company T, however called, including any adjournment, recess or postponement thereof, in connection with any written consent of the shareholders of Company T and in any other circumstance upon which a vote, consent or other approval of all or some of the shareholders of Company T is sought, it shall, and shall cause any holder of record of its Covered Shares to, in each case to the extent that the Covered Shares are entitled to vote thereon or consent thereto:

              (i)  appear at each such meeting or otherwise cause all of its Covered Shares to be counted as present thereat for purposes of calculating a quorum and respond to each request by Company T for written consent, if any; and

             (ii)  vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of its Covered Shares (1) in favor of the approval and authorization of the Merger, the Plan of Merger and the approval and adoption of the Merger Agreement and the other transactions contemplated by the Merger Agreement, (2) in favor of any related proposal that is necessary to consummate the Merger and the transactions contemplated by the Merger Agreement which is considered at any such meeting of Company T Shareholders, (3) against any action, proposal, transaction or agreement that could reasonably be expected to (A) result in a breach of any representation, warranty, covenant or other obligation or agreement of Company T contained in the Merger Agreement, (B) result in a breach of any representation, warranty, covenant or other obligation or agreement of such Company T Shareholder contained in this Agreement, or (C) impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or change in any manner the voting rights of any class of shares of Company T (including any amendments to the memorandum and articles of association of Company T), (4) against any Acquisition Proposal, and (5) against any change in the composition of the board of directors of Company T (other than such changes contemplated by the Merger Agreement).

          (b)   Each Company T Shareholder shall retain at all times the right to vote such Company T Shareholder's Covered Shares in such Company T Shareholder's sole discretion and without any other limitation on those matters other than those set forth in Section 2.1(a) that are at any time or from time to time presented for consideration to Company T Shareholders of Company T generally.

        Section 2.2    Grant of Proxy.     Each Company T Shareholder hereby irrevocably and unconditionally grants a proxy to, and appoints, Company Y and any designee of Company Y, and each of them individually, as its proxies and attorneys-in-fact, with full power of substitution and resubstitution, for and in such Company T Shareholder's name, place and stead, in the event that such Company T Shareholder shall at any time fail to perform its obligations under Section 2.1 hereof (other than Section 2.1(a)(ii)(3), Section 2.1(a)(ii)(4) or Section 2.1(a)(ii)5)), to vote, act by written consent or execute and deliver a proxy to vote or grant a written consent during the term of this Agreement with respect to the Covered Shares as provided in Section 2.1 hereof (other than Section 2.1(a)(ii)(3), Section 2.1(a)(ii)(4) or Section 2.1(a)(ii)5)). This proxy and power of attorney is given in connection with, and in consideration of, the execution of the Merger Agreement by

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Company Y and Merger Sub, and to secure the performance of the duties and obligations of such Company T Shareholder owed to Company Y under this Agreement. Each Company T Shareholder hereby (a) affirms that such irrevocable proxy is (i) coupled with an interest by reason of the Merger Agreement and (ii) executed and intended to be irrevocable in accordance with the provisions of the Laws of the State of New York, and (b) revokes any and all prior proxies granted by each Company T Shareholder with respect to the Covered Shares and no subsequent proxy shall be given by any Company T Shareholder (and if given shall be ineffective). Each Company T Shareholder shall take such further action or execute such other instruments as may be reasonably necessary in accordance with the relevant provisions of the Laws of the State of New York or any other Law to effectuate the intent of this proxy. The power of attorney granted by such Company T Shareholder herein is a durable power of attorney and, so long as Company Y has the interest secured by such power of attorney or the obligations secured by such power of attorney remain undischarged, the power of attorney shall not be revoked by the dissolution, bankruptcy, death or incapacity of such Company T Shareholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

        Section 3.1    Representations and Warranties of the Company T Shareholders.     Each Company T Shareholder represents and warrants to Company Y as follows:

          (a)   Organization; Authorization; Validity of Agreement; Necessary Action.    Each Company T Shareholder, as of the date hereof (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction) and (ii) has all corporate, limited partnership, trust or other organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery by such Company T Shareholder of this Agreement, the performance by such Company T Shareholder of its obligations hereunder and the consummation by such Company T Shareholder of the transactions contemplated by this Agreement have been duly and validly authorized by such Company T Shareholder and no other actions or proceedings on the part of such Company T Shareholder are necessary to authorize the execution and delivery by him, her or it of this Agreement, the performance by him, her or it of its obligations hereunder or the consummation by him, her or it of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by such Company T Shareholder and, assuming this Agreement constitutes a valid and binding obligation of Company Y, constitutes a legal, valid and binding agreement of such Company T Shareholder enforceable against such Company T Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

          (b)   Ownership.    Such Company T Shareholder is the Beneficial Owner of and has good and valid title to the Existing Shares set forth next to such Company T Shareholder's name on Schedule 1, free and clear of any liens, other than any liens pursuant to this Agreement or arising under the articles of association of Company T and transfer restrictions imposed by generally applicable securities Laws. As of the date of this Agreement, such Company T Shareholder's Existing Shares constitute all of the Company T Shares and Company T ADSs Beneficially Owned or owned of record by such Company T Shareholder. Except to the extent Covered Shares are Transferred after the date of this Agreement pursuant to a Permitted Transfer, such Company T Shareholder has not granted any proxy inconsistent with this Agreement that is still effective or entered into any voting or similar agreement, in each case with respect to all of such Company T

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  Shareholder's Existing Shares and with respect to all of the Covered Shares Beneficially Owned by such Company T Shareholder at all times through the effective time of the Merger (the "Effective Time").

          (c)   Non-Contravention.    The execution and delivery of this Agreement by such Company T Shareholder do not, and the performance by such Company T Shareholder of its obligations under this Agreement and the consummation by such Company T Shareholder of the transactions contemplated by this Agreement, will not (i) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, consent, termination, cancellation or acceleration of any obligation or loss of material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any lien upon its assets or properties under, any provision of (A) any charter or organizational documents of such Company T Shareholder, (B) any contract, agreement or other instrument to which such Company T Shareholder is party or by which any of its assets or properties is bound and (C) any judgment, order, injunction, decree or Law applicable to such Company T Shareholder or its assets or properties or (ii) require any consent of, or registration, declaration or filing with, notice to, or permit from, any supranational, national, state, municipal or local court or tribunal or administrative, governmental, quasi-governmental or regulatory body, agency or authority ("Governmental Entities"), except, in the case of clauses (i) and (ii) above, any such items that, individually or in the aggregate, would not be expected to be materially adverse to the ability of such Company T Shareholder to timely perform any of its obligations hereunder in any material respect.

          (d)   No Inconsistent Agreements.    Except for this Agreement, such Company T Shareholder has not: (i) entered into any contract, agreement or other instrument, voting agreement, voting trust or similar agreement with respect to any of the Covered Shares, (ii) granted any irrevocable proxy, consent or power of attorney with respect to any of the Covered Shares or (iii) taken any action that would constitute a breach hereof, make any representation or warranty of such Company T Shareholder set forth in this Article III untrue or incorrect in any material respect or have the effect of preventing or disabling such Company T Shareholder from performing in any material respect any of its obligations under this Agreement. Such Company T Shareholder understands and acknowledges that Company Y and Merger Sub are entering into the Merger Agreement in reliance upon the Company T Shareholders' execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Company T Shareholder contained herein.

          (e)   No Action.    As of the date of this Agreement, there are no proceedings, claims, actions, suits or governmental or regulatory investigations pending or, to the knowledge of such Company T Shareholder, threatened against such Company T Shareholder that could reasonably be expected to impair the ability of such Company T Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

        Section 3.2    Representations and Warranties of Company Y.     Company Y represents and warrants to each Company T Shareholder that Company Y has all corporate power and authority to execute, deliver and perform this Agreement. The execution and delivery by Company Y of this Agreement, the performance by Company Y of its obligations hereunder and the consummation by Company Y of the transactions contemplated by this Agreement have been duly and validly authorized by Company Y and no other actions or proceedings on the part of Company Y are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Company Y and, assuming this Agreement constitutes a valid and binding obligation of each Company T Shareholder, constitutes a legal, valid and binding agreement of Company Y enforceable against Company Y in accordance with its terms, subject to the Bankruptcy and Equity Exception.

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 ARTICLE IV

OTHER COVENANTS

        Section 4.1    Prohibition on Transfers of Company T Shares.

          (a)   Subject to the terms of this Agreement, during the term of this Agreement, each Company T Shareholder agrees not to Transfer any of the Covered Shares, or any voting right or power (including whether such right or power is granted by proxy or otherwise) or economic interest therein unless such Transfer is a Permitted Transfer. Any attempted Transfer of shares or any interest therein in violation of this Section 4.1 shall be null and void.

          (b)   This Agreement and the obligations hereunder shall attach to the Covered Shares and shall be binding upon any Person to which legal or Beneficial Ownership shall pass, whether by operation of law or otherwise, including, such Company T Shareholder's successors or assigns. No Company T Shareholder may request that Company T or Company T's depositary bank register the Transfer (book-entry or otherwise) of any or all of the Covered Shares (whether represented by a certificate or uncertificated), unless such Transfer is made in compliance with this Agreement. Notwithstanding any Transfer of Covered Shares, the transferor shall remain liable for the performance of all of the obligations of such Company T Shareholder under this Agreement.

        Section 4.2    Prohibition on Transfers of Company Y Shares.

          (a)   Subject to the terms of this Agreement, during the period from the Closing until the date which is 180 days following the Closing Date, each Company T Shareholder agrees not to Transfer any of the Company Y Shares or Company Y ADSs received by such Company T Shareholder as consideration in the Merger, or any voting right or power (including whether such right or power is granted by proxy or otherwise) or economic interest therein unless such Transfer is a Permitted Transfer. Any attempted Transfer of shares or any interest therein in violation of this Section 4.2 shall be null and void.

          (b)   No Company T Shareholder may request that Company Y or Company Y's depositary bank register the Transfer (book-entry or otherwise) of any or all of the Company Y Shares or Company Y ADSs received by such Company T Shareholder as consideration in the Merger (whether represented by a certificate or uncertificated), unless such Transfer is made in compliance with this Agreement. Notwithstanding any Transfer of Company Y Shares or Company Y ADSs received by the Company T Shareholders as consideration in the Merger, the transferor shall remain liable for the performance of all of the obligations of such Company T Shareholder under this Section 4.2 and the last sentence of Section 4.4.

        Section 4.3    Additional Shares.     Each Company T Shareholder agrees to promptly notify Company Y of the number of Additional Shares acquired by such Company T Shareholder after the date hereof. Any such Additional Shares shall automatically become subject to the terms of this Agreement and shall constitute Covered Shares for all purposes of this Agreement.

        Section 4.4    Share Dividends, etc.     In the event of a reclassification, recapitalization, reorganization, share split (including a reverse share split) or combination, exchange or readjustment of shares, change in ratio of Company T ADS to Company T Shares, or other similar transaction, or if any share dividend, subdivision or distribution (including any dividend or distribution of securities convertible into or exchangeable for Company T Shares) is declared, in each case affecting the Covered Shares, the term "Covered Shares" shall be deemed to refer to and include such shares as well as all such share dividends and distributions and any securities of Company T into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction. In the event of any issuance of shares of voting securities by Company Y hereafter to any of the parties hereto (including, without limitation, in connection with any share split, share dividend, recapitalization,

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reorganization, reverse share split, change in ratio of Company Y ADSs to Company Y Shares, exercise of options or the like), such securities shall become subject to Section 4.2 of this Agreement until the date which is 180 days following the Closing Date.

        Section 4.5    No Solicitation.     Subject to Section 5.13 hereof, each Company T Shareholder hereby agrees that during the term of this Agreement, such Company T Shareholder shall not, and shall use reasonable best efforts to cause its Representatives not to, directly or indirectly, take any action that Company T is otherwise prohibited from taking under Section 6.2(a) of the Merger Agreement.

        Section 4.6    No Inconsistent Agreements.     Except for this Agreement, none of the Company T Shareholders shall: (a) enter into any contract agreement or other instrument, option or other agreement with respect to, or consent to, a Transfer of, any of the Covered Shares, Beneficial Ownership thereof or any other interest therein, (b) create or permit to exist any lien that could prevent such Company T Shareholder from voting the Covered Shares in accordance with this Agreement or from complying in all material respects with the other obligations under this Agreement, other than any restrictions imposed by applicable Law on such Covered Shares, (c) enter into any voting or similar agreement with respect to the Covered Shares, or grant any proxy, consent or power of attorney with respect to any of the Covered Shares (other than as contemplated by Section 2.1) or (d) take any action, directly or indirectly, that could reasonably be expected to (i) result in a material breach hereof, (ii) make any representation or warranty of such Company T Shareholder set forth in Article III untrue or incorrect in any material respect or (iii) have the effect of materially delaying, preventing or disabling such Company T Shareholder from performing any of its obligations under this Agreement.

        Section 4.7    Waiver of Appraisal and Dissenters' Rights.     Each Company T Shareholder hereby waives, and agrees not to assert or perfect, and shall cause any of its Affiliates who hold of record any of such Company T Shareholder's Covered Shares to waive and to not assert or perfect, any rights of appraisal or rights to dissent from the Merger that such Company T Shareholder may have under the law of the Cayman Islands by virtue of ownership of the Covered Shares.

        Section 4.8    Documentation and Information.     Each Company T Shareholder (i) consents to and authorizes the publication and disclosure by Company Y of such Company T Shareholder's identity and holding of the Covered Shares and the nature of its commitments and obligations under this Agreement in any disclosure required by the SEC or other Governmental Entity, including, without limitation, Company Y's Form F-4, and (ii) agrees promptly to give to Company Y any information it may reasonably request for the preparation of any such disclosure documents. Each Company T Shareholder shall promptly notify Company Y of any required corrections with respect to any written information supplied by such Company T Shareholder specifically for use in any such disclosure document, if and to the extent that any shall have become false or misleading in any material respect. Each of the parties hereto shall not issue any press release or make any other public statement with respect to the transactions contemplated by this Agreement and the Merger Agreement without the prior written consent of Company T and Company Y, except as such release or statement may be required by applicable Law or the rules and regulations of any national securities exchange or Governmental Entity to which such Company T Shareholder is subject or submits.

        Section 4.9    Registration of ADS.     Company Y agrees that no earlier than 15 days before the 180th day following the Closing, upon the request of any Company T Shareholder, Company Y shall cooperate, and cause its advisers to cooperate, with such Company T Shareholder so that American depositary shares (which, in the case of a Company T Shareholder who is not deemed to be an "affiliate" of Company Y under the meaning of Rule 144 of the Securities Act, shall be unrestricted American depositary shares) representing any or all Company Y Shares then Beneficially Owned by such Company T Shareholder shall be issued in the name of such Company T Shareholder on or immediately after the 180th day following the Closing) in accordance with the terms of the Company Y Deposit Agreement.

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        Section 4.10    Further Assurances.     No Company T Shareholder shall take any action, directly or indirectly, that would make any representation or warranty of such Company T Shareholder contained herein untrue or incorrect in any material respect or have the effect of preventing, impeding, interfering with or adversely affecting in any material respect the performance by such Company T Shareholder of its obligations under this Agreement. From time to time, at Company Y's request and without further consideration, each Company T Shareholder, solely in its capacity as a Company T Shareholder of Company T, shall take all further action, and execute and deliver or cause to be executed or delivered such additional documents, as may be reasonably necessary to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Merger Agreement.

ARTICLE V

MISCELLANEOUS

        Section 5.1    Interpretation.     Unless the express context otherwise requires:

          (a)   the words "hereof", "hereto", "hereby", "herein" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

          (b)   terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

          (c)   references herein to a specific Section, Recital or Schedule shall refer, respectively, to Sections, Recitals or Schedules of this Agreement unless otherwise indicated and references to this Agreement shall refer as well to all exhibits and schedules thereto;

          (d)   wherever the word "include," "includes" or "including" is used in this Agreement, it shall be deemed to be followed by the words "without limitation";

          (e)   references herein to any gender shall include each other gender;

          (f)    references herein to any Person shall include such Person's heirs, executors, personal representatives, administrators, successors and assigns; provided, that nothing contained in this Section 5.1 is intended to authorize any assignment or Transfer not otherwise permitted by this Agreement;

          (g)   with respect to the determination of any period of time, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding";

          (h)   the word "or" shall be disjunctive but not exclusive;

          (i)    references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

          (j)    references herein to any contract (other than the Merger Agreement) mean such contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof;

          (k)   the captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify or modify the terms and provisions hereof; and

          (l)    with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

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        Section 5.2    Termination.     This Agreement and all obligations of the parties hereunder (other than as set forth in the following sentence) shall automatically terminate on the earliest to occur of (i) the Effective Time, (ii) the date of termination of the Merger Agreement in accordance with its terms, or (iii) at any time upon the written agreement of Company Y and the Company T Shareholders. Upon termination of this Agreement, the rights and obligations of all the parties will terminate and become void without further action by any party except for (i) the provisions of Section 4.2 and Section 4.9, which shall continue to apply until the date which is 180 days from the Closing Date, and (ii) the provisions of Article V, which will survive such termination indefinitely. For the avoidance of doubt, the termination of this Agreement shall not relieve any party of liability for any breach prior to such termination. All representations and warranties in this Agreement shall survive any termination of this Agreement or the Merger Agreement.

        Section 5.3    Governing Law and Venue.

          (a)   This Agreement shall be construed, performed and enforced in accordance with the Laws of the State of New York without giving effect to its principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction other than the State of New York. Any action, claim, demand, or proceeding (a "Proceeding") (whether sounding in contract, tort, equity or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought solely and exclusively in any New York State court or Federal court of the United States of America sitting in the County of New York in the State of New York. Each of the parties hereto agrees that a final judgment (subject to any appeals therefrom) relating to any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any such Proceeding, and hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such court in accordance with the provisions of this Section 5.3. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court. Each of the parties hereto hereby irrevocably and unconditionally agrees that, to the fullest extent permitted by applicable Law, service of process to such party's address set forth in Section 5.4, and in the manner provided for notices in Section 5.4, will be effective service of process for any Proceeding in New York with respect to any matter to which such party has submitted to jurisdiction as set forth in this Section 5.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

          (b)   Each party hereto acknowledges and agrees that any Proceeding which may arise under or relate to this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any Proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby, including any controversy or Proceeding involving any Company Y Related Party under this Agreement. Each party hereto certifies and acknowledges that (i) no representative, agent or attorney of any other party hereto has represented, expressly or otherwise, that such other party would not, in the event of a Proceeding, seek to enforce the foregoing waiver, (ii) each party hereto understands and has considered the implications of this waiver, (iii) each party hereto makes this waiver voluntarily, and (iv) each party hereto has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 5.3.

        Section 5.4    Notices.     All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) upon personal delivery, (b) one (1) Business Day after being sent via an internationally recognized overnight courier service, (c) three

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(3) Business Days after being sent, postage prepaid, by registered, certified or express mail or (d) upon receipt of electronic or other confirmation of transmission if sent via facsimile, in each case, at the addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice) set forth below:

        If to Company Y to:

        Youku Inc.
        11/F, SinoSteel Plaza
        8 Haidian Street, Haidian District
        Beijing 100080
        The People's Republic of China
        Telephone: (8610) 5885-1881
        Facsimile: (8610) 5970-8818
        Attention: Mr. Victor Koo

        with a copy (which shall not constitute notice) to:

        Skadden, Arps, Slate, Meagher & Flom
        42/F, Edinburgh Tower, The Landmark
        15 Queen's Road Central, Hong Kong
        Attention: Z. Julie Gao, Esq.
                           Michael V. Gisser, Esq.
        Facsimile: +852 3910 4850

        If to any Company T Shareholder: to such Company T Shareholder and its counsel at their respective addresses and facsimile numbers set forth on Schedule 1 hereto.

        Section 5.5    Amendment.     This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by Company Y and each Company T Shareholder; provided that matters that only affect the right of a particular Company T Shareholder or a group of Company T Shareholders shall only require an instrument in writing signed by Company Y and such Company T Shareholder or Company T Shareholders.

        Section 5.6    Extension; Waiver.     At any time before the termination of this Agreement, Company Y, on the one hand, and any of the Company T Shareholders, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or (c) waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

        Section 5.7    Entire Agreement.     This Agreement (together with the Merger Agreement, to the extent referred to in this Agreement) constitutes the sole and entire agreement of the Company T Shareholders or any of their Affiliates, on the one hand, and Company Y or any of its Affiliates, on the other, with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.

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        Section 5.8    No Third-Party Beneficiaries.     This Agreement is for the sole benefit of, shall be binding upon, and may be enforced solely by Company Y and the Company T Shareholders and nothing in this Agreement, express or implied, is intended to or shall confer upon any person (other than Company Y and the Company T Shareholders) any legal or equitable right, benefit or remedy of any nature whatsoever.

        Section 5.9    Severability.     The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any party or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

        Section 5.10    Rules of Construction.     The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

        Section 5.11    Assignment.     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, but not limited to, by merger or consolidation) or otherwise by any of the parties without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        Section 5.12    Specific Performance.     The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly each party to this Agreement (a) shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the forum described in Section 5.3, without proof of damages or otherwise, this being in addition to any other remedy at law or in equity, and (b) hereby waives any requirement for the posting of any bond or similar collateral in connection therewith. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

        Section 5.13    Company T Shareholder Capacity.     Notwithstanding anything contained in this Agreement to the contrary, the representations, warranties, covenants and agreements made herein by each Company T Shareholder are made solely with respect to such Company T Shareholder and the Covered Shares. Each Company T Shareholder is entering into this Agreement solely in its capacity as the Beneficial Owner of such Covered Shares and nothing herein shall limit or affect any actions taken by any officer or director of Company T (or a Subsidiary of Company T) solely in his or her capacity as a director or officer of Company T (or a Subsidiary of Company T), including participating in his or her capacity as a director or officer of Company T in any discussions or negotiations with Company Y. Nothing contained herein, and no action taken by any Company T Shareholder pursuant hereto, shall be deemed to constitute the parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

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        Section 5.14    No Ownership Interest.     Nothing contained in this Agreement shall be deemed to vest in Company Y any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Company T Shareholders, and Company Y shall have no authority to direct the Company T Shareholders in the voting or disposition of any of the Covered Shares, in each case, except as otherwise provided herein.

        Section 5.15    Costs and Expenses.     All costs and expenses (including all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party) incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses.

        Section 5.16    Counterparts; Effectiveness.     This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties; provided, however, that if any of the Company T Shareholders fails for any reason to execute, or perform their obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

        Section 5.17    Several Obligations.     The agreements, obligations, representations and warranties of the Company T Shareholders hereunder shall be several and not joint.

        [Signature page follows]

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        IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf on the day and year first above written.

YOUKU INC.
By:	/s/ VICTOR WING CHEUNG KOO
	Name:	Victor Wing Cheung Koo
	Title:	Chairman and Chief Executive Officer

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CRESCENT P.E., LTD.
By:	/s/ DAVID M. HAND
	Name:	David M. Hand
	Title:	Director
CRESCENT PEAK, LTD.
By:	/s/ DAVID M. HAND
	Name:	David M. Hand
	Title:	Director
CRESCENT PEAK II LIMITED
By:	/s/ DAVID M. HAND
	Name:	David M. Hand
	Title:	Director

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Schedule 1

COMPANY T SHAREHOLDER INFORMATION

Name and Contact Information	Number of Company T Shares	Number of Company T ADSs
CRESCENT P.E., LTD.	5,460,095	0
c/o One Temasek Avenue #20-01 Millenia Tower Singapore 039192 Singapore
Attention: David Hand Facsimile: +65 6223 5992
CRESCENT PEAK, LTD.	5,985,918	0
c/o One Temasek Avenue #20-01 Millenia Tower Singapore 039192 Singapore
Attention: David Hand Facsimile: +65 6223 5992
CRESCENT PEAK II LIMITED	2,769,265	0
c/o One Temasek Avenue #20-01 Millenia Tower Singapore 039192 Singapore
Attention: David Hand Facsimile: +65 6223 5992

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EXHIBIT A

JOINDER AGREEMENT

        This Joinder Agreement ("Joinder Agreement") is executed by the undersigned (the "Transferee") pursuant to the terms of that certain Voting Agreement dated as of March 11, 2012 (the "Agreement") by and among Company Y and certain other parties named therein. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Joinder Agreement, the Transferee agrees as follows:

          (a)   Acknowledgment.    Transferee acknowledges that Transferee is acquiring certain shares of the capital share of [Tudou Holdings Limited][Youku Inc.] (the "Shares") subject to the terms and conditions of the Agreement.

          (b)   Agreement.    Transferee (i) agrees that the Shares acquired by Transferee shall be bound by and subject to the terms of the Agreement, (ii) hereby adopts the Agreement with the same force and effect as if Transferee were originally a party thereto and (iii) agrees to be subject to the obligations and restrictions of a Company T Shareholder thereunder.

          (c)   Notice.    Any notice required or permitted by the Agreement shall be given to Transferee at the address listed beside Transferee's signature below.

EXECUTED AND DATED this          day of                              .

TRANSFEREE:
By:	Name and Title
Address:
Fax:

Accepted and Agreed:

YOUKU INC.
By:
Title:

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Appendix B-2

        VOTING AGREEMENT

By and among

YOUKU INC.

And

THE SHAREHOLDER PARTY HERETO

Dated as of March 11, 2012

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INDEX OF DEFINED TERMS

Term	Section
Acquisition Proposal	4, 6
Additional Shares	4
Affiliate	3
Agreement	3
Bankruptcy and Equity Exception	7
Beneficial Owner	4
Beneficial Ownership	4
Beneficially Own	4
Beneficially Owned	4
Company T	3
Company T ADSs	4
Company T Shareholder	3
Company T Shares	4
Company Y	3
control	4
controlled by	4
controlling	4
Covered Shares	5
Effective Time	7
Exchange Act	4
Existing Shares	5
Governmental Entities	8
Merger	3
Merger Agreement	3
Merger Sub	3
Permitted Transfer	5
Transfer	5
under common control with	4

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VOTING AGREEMENT

        VOTING AGREEMENT, dated as of March 11, 2012 (this "Agreement"), by and among Youku Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Company Y"), and the Person listed on Schedule 1 hereto (the "Company T Shareholder").

RECITALS

        WHEREAS, concurrently with the execution of this Agreement, Company Y, Two Merger Sub Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Company Y ("Merger Sub"), and Tudou Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Company T"), are entering into an Agreement and Plan of Merger, dated as of the date of this Agreement (the "Merger Agreement"), pursuant to which, among other things, Merger Sub will merge with and into Company T, with Company T surviving the merger as a wholly owned subsidiary of Company Y (the "Merger");

        WHEREAS, as of the date of this Agreement, the Company T Shareholder is the Beneficial Owner of the Existing Shares (as defined below); and

        WHEREAS, concurrently with the execution of the Merger Agreement, and as a condition and inducement to the willingness of Company Y and Merger Sub to enter into the Merger Agreement, Company Y has required that the Company T Shareholder agree, and the Company T Shareholder has agreed, upon the terms and subject to the conditions set forth herein, to enter into this Agreement and abide by the covenants and obligations set forth herein.

        NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

GENERAL

        Section 1.1    Defined Terms.     The following terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

          (a)   "Affiliate" means, as to any Person, (i) any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise and (ii) with respect to any natural Person, any member of the immediate family of such natural Person.

          (b)   "Acquisition Proposal" means any proposal or offer made by any Person (other than Company Y, Merger Sub or any Affiliate thereof) to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, (A) beneficial ownership (as defined under section 13(d) of the Exchange Act) of ten percent (10%) or more of the share capital of Company T pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction or (B) any one or more assets or businesses of Company T and its Subsidiaries that constitute ten percent (10%) or more of the revenues or assets of Company T and its Subsidiaries, taken as a whole.

          (c)   "Additional Shares" means Company T Shares, Company T ADSs or other voting share capital of Company T with respect to which the Company T Shareholder acquires Beneficial Ownership after the date of this Agreement (including any Company T Shares issued upon the

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  exercise of any Company T Options or warrants or the conversion of any convertible securities or otherwise).

          (d)   "Beneficial Ownership" by a Person of any security includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise (whether or not in writing), has or shares: (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term "beneficial ownership" as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person will include securities Beneficially Owned by all Affiliates of such Person and all other Persons with whom such Person would constitute a "group" within the meaning of Section 13(d) of the Exchange Act. The terms "Beneficially Own," "Beneficially Owned" and "Beneficial Owner" shall have correlative meanings.

          (e)   "Business Day" means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in New York, New York, the Cayman Islands, Hong Kong or Shanghai, China.

          (f)    "Company T ADSs" means American depositary shares of Company T.

          (g)   "Company T Shares" means the authorized share capital of Company T, which as of the date hereof consists of US$1,000,000, divided into (i) 9,990,000,000 ordinary shares of par value US$0.0001 each and (ii) 10,000,000 preferred shares of a nominal or par value of US$0.0001 each.

          (h)   "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

          (i)    "Covered Shares" means the Existing Shares and any Additional Shares.

          (j)    "Existing Shares" means Company T Shares and Company T ADSs Beneficially Owned by the Company T Shareholder on the date hereof, as set forth opposite the Company T Shareholder's name on Schedule 1 hereto.

          (k)   "Permitted Transfer" means a Transfer by the Company T Shareholder to (i) an Affiliate of the Company T Shareholder, (ii) a member of the Company T Shareholder's family or a trust for the benefit of the Company T Shareholder's or any member of the Company T Shareholder's family, or (iii) any heir, legatees, beneficiaries and/or devisees of any individual who is the Company T Shareholder; provided that the Transferee agrees to execute a Joinder in the form attached hereto as Exhibit A.

          (l)    "Transfer" means, directly or indirectly, to sell, transfer, offer, exchange, assign, pledge, encumber, hypothecate or otherwise dispose of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other agreement with respect to any sale, transfer, offer, exchange, assignment, pledge, encumbrance, hypothecation or other disposition.

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 ARTICLE II

VOTING

        Section 2.1    Agreement to Vote.

          (a)   During the period commencing on the date hereof and continuing until the termination of this Agreement in accordance with its terms, the Company T Shareholder hereby irrevocably and unconditionally agrees that at an annual or extraordinary general meeting of the shareholders of Company T and at any other meeting of the shareholders of Company T, however called, including any adjournment, recess or postponement thereof, in connection with any written consent of the shareholders of Company T and in any other circumstance upon which a vote, consent or other approval of all or some of the shareholders of Company T is sought, it shall, and shall cause any holder of record of its Covered Shares to, in each case to the extent that the Covered Shares are entitled to vote thereon or consent thereto:

              (i)  appear at each such meeting or otherwise cause all of its Covered Shares to be counted as present thereat for purposes of calculating a quorum and respond to each request by Company T for written consent, if any; and

             (ii)  vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of its Covered Shares (1) in favor of the approval and authorization of the Merger, the Plan of Merger and the approval and adoption of the Merger Agreement and the other transactions contemplated by the Merger Agreement, (2) in favor of any related proposal that is necessary to consummate the Merger and the transactions contemplated by the Merger Agreement which is considered at any such meeting of Company T Shareholder, (3) against any action, proposal, transaction or agreement that could reasonably be expected to (A) result in a breach of any representation, warranty, covenant or other obligation or agreement of Company T contained in the Merger Agreement, (B) result in a breach of any representation, warranty, covenant or other obligation or agreement of the Company T Shareholder contained in this Agreement, or (C) impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or change in any manner the voting rights of any class of shares of Company T (including any amendments to the memorandum and articles of association of Company T), (4) against any Acquisition Proposal, and (5) against any change in the composition of the board of directors of Company T (other than such changes contemplated by the Merger Agreement).

          (b)   The Company T Shareholder shall retain at all times the right to vote the Company T Shareholder's Covered Shares in its sole discretion and without any other limitation on those matters other than those set forth in Section 2.1(a) that are at any time or from time to time presented for consideration to Company T Shareholder of Company T generally.

        Section 2.2    Grant of Proxy.     The Company T Shareholder hereby irrevocably and unconditionally grants a proxy to, and appoints, Company Y and any designee of Company Y, and each of them individually, as its proxies and attorneys-in-fact, with full power of substitution and resubstitution, for and in the Company T Shareholder's name, place and stead, in the event that the Company T Shareholder shall at any time fail to perform its obligations under Section 2.1 hereof (other than Section 2.1(a)(ii)(3), Section 2.1(a)(ii)(4) or Section 2.1(a)(ii)5)), to vote, act by written consent or execute and deliver a proxy to vote or grant a written consent during the term of this Agreement with respect to the Covered Shares as provided in Section 2.1 hereof (other than Section 2.1(a)(ii)(3), Section 2.1(a)(ii)(4) or Section 2.1(a)(ii)5)). This proxy and power of attorney is given in connection with, and in consideration of, the execution of the Merger Agreement by Company Y and Merger Sub, and to secure the performance of the duties and obligations of the Company T Shareholder owed to Company Y under this Agreement. The Company T Shareholder hereby (a) affirms that such

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irrevocable proxy is (i) coupled with an interest by reason of the Merger Agreement and (ii) executed and intended to be irrevocable in accordance with the provisions of the Laws of the State of New York, and (b) revokes any and all prior proxies granted by Company T Shareholder with respect to the Covered Shares and no subsequent proxy shall be given by the Company T Shareholder (and if given shall be ineffective). The Company T Shareholder shall take such further action or execute such other instruments as may be reasonably necessary in accordance with the relevant provisions of the Laws of the State of New York or any other Law to effectuate the intent of this proxy. The power of attorney granted by the Company T Shareholder herein is a durable power of attorney and, so long as Company Y has the interest secured by such power of attorney or the obligations secured by such power of attorney remain undischarged, the power of attorney shall not be revoked by the dissolution, bankruptcy, death or incapacity of the Company T Shareholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

        Section 3.1    Representations and Warranties of the Company T Shareholder.     The Company T Shareholder represents and warrants to Company Y as follows:

          (a)    Organization; Authorization; Validity of Agreement; Necessary Action.    The Company T Shareholder, as of the date hereof (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction) and (ii) has all corporate, limited partnership, trust or other organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery by the Company T Shareholder of this Agreement, the performance by the Company T Shareholder of its obligations hereunder and the consummation by the Company T Shareholder of the transactions contemplated by this Agreement have been duly and validly authorized by the Company T Shareholder and no other actions or proceedings on the part of the Company T Shareholder are necessary to authorize the execution and delivery by him, her or it of this Agreement, the performance by him, her or it of its obligations hereunder or the consummation by him, her or it of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company T Shareholder and, assuming this Agreement constitutes a valid and binding obligation of Company Y, constitutes a legal, valid and binding agreement of the Company T Shareholder enforceable against the Company T Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

          (b)    Ownership.    The Company T Shareholder is the Beneficial Owner of and has good and valid title to the Existing Shares set forth next to the Company T Shareholder's name on Schedule 1, free and clear of any liens, other than any liens pursuant to this Agreement or arising under the articles of association of Company T and transfer restrictions imposed by generally applicable securities Laws. As of the date of this Agreement, the Company T Shareholder's Existing Shares constitute all of the Company T Shares and Company T ADSs Beneficially Owned or owned of record by the Company T Shareholder. Except to the extent Covered Shares are Transferred after the date of this Agreement pursuant to a Permitted Transfer, the Company T Shareholder has not granted any proxy inconsistent with this Agreement that is still effective or entered into any voting or similar agreement, in each case with respect to all of the Company T Shareholder's Existing Shares and with respect to all of the Covered Shares Beneficially Owned by the Company T Shareholder at all times through the effective time of the Merger (the "Effective Time").

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          (c)    Non-Contravention.    The execution and delivery of this Agreement by the Company T Shareholder do not, and the performance by the Company T Shareholder of its obligations under this Agreement and the consummation by the Company T Shareholder of the transactions contemplated by this Agreement, will not (i) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, consent, termination, cancellation or acceleration of any obligation or loss of material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any lien upon its assets or properties under, any provision of (A) any charter or organizational documents of the Company T Shareholder, (B) any contract, agreement or other instrument to which the Company T Shareholder is party or by which any of its assets or properties is bound and (C) any judgment, order, injunction, decree or Law applicable to the Company T Shareholder or its assets or properties or (ii) require any consent of, or registration, declaration or filing with, notice to, or permit from, any supranational, national, state, municipal or local court or tribunal or administrative, governmental, quasi-governmental or regulatory body, agency or authority ("Governmental Entities"), except, in the case of clauses (i) and (ii) above, any such items that, individually or in the aggregate, would not be expected to be materially adverse to the ability of the Company T Shareholder to timely perform any of its obligations hereunder in any material respect.

          (d)    No Inconsistent Agreements.    Except for this Agreement, the Company T Shareholder has not: (i) entered into any contract, agreement or other instrument, voting agreement, voting trust or similar agreement with respect to any of the Covered Shares, (ii) granted any irrevocable proxy, consent or power of attorney with respect to any of the Covered Shares or (iii) taken any action that would constitute a breach hereof, make any representation or warranty of the Company T Shareholder set forth in this Article III untrue or incorrect in any material respect or have the effect of preventing or disabling the Company T Shareholder from performing in any material respect any of its obligations under this Agreement. The Company T Shareholder understands and acknowledges that Company Y and Merger Sub are entering into the Merger Agreement in reliance upon the Company T Shareholder's execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Company T Shareholder contained herein.

          (e)    No Action.    As of the date of this Agreement, there are no proceedings, claims, actions, suits or governmental or regulatory investigations pending or, to the knowledge of the Company T Shareholder, threatened against the Company T Shareholder that could reasonably be expected to impair the ability of the Company T Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

        Section 3.2    Representations and Warranties of Company Y.     Company Y represents and warrants to the Company T Shareholder that Company Y has all corporate power and authority to execute, deliver and perform this Agreement. The execution and delivery by Company Y of this Agreement, the performance by Company Y of its obligations hereunder and the consummation by Company Y of the transactions contemplated by this Agreement have been duly and validly authorized by Company Y and no other actions or proceedings on the part of Company Y are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Company Y and, assuming this Agreement constitutes a valid and binding obligation of the Company T Shareholder, constitutes a legal, valid and binding agreement of Company Y enforceable against Company Y in accordance with its terms, subject to the Bankruptcy and Equity Exception.

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 ARTICLE IV

OTHER COVENANTS

        Section 4.1    Prohibition on Transfers of Company T Shares.

          (a)   Subject to the terms of this Agreement, during the term of this Agreement, the Company T Shareholder agrees not to Transfer any of the Covered Shares, or any voting right or power (including whether such right or power is granted by proxy or otherwise) or economic interest therein unless such Transfer is a Permitted Transfer. Any attempted Transfer of shares or any interest therein in violation of this Section 4.1 shall be null and void.

          (b)   This Agreement and the obligations hereunder shall attach to the Covered Shares and shall be binding upon any Person to which legal or Beneficial Ownership shall pass, whether by operation of law or otherwise, including, the Company T Shareholder's successors or assigns. The Company T Shareholder may not request that Company T or Company T's depositary bank register the Transfer (book-entry or otherwise) of any or all of the Covered Shares (whether represented by a certificate or uncertificated), unless such Transfer is made in compliance with this Agreement. Notwithstanding any Transfer of Covered Shares, the transferor shall remain liable for the performance of all of the obligations of the Company T Shareholder under this Agreement.

        Section 4.2    Prohibition on Transfers of Company Y Shares.

          (a)   Subject to the terms of this Agreement, during the period from the Closing until the date which is 180 days following the Closing Date, the Company T Shareholder agrees not to Transfer any of the Company Y Shares or Company Y ADSs received by it as consideration in the Merger, or any voting right or power (including whether such right or power is granted by proxy or otherwise) or economic interest therein unless such Transfer is a Permitted Transfer. Any attempted Transfer of shares or any interest therein in violation of this Section 4.2 shall be null and void.

          (b)   The Company T Shareholder may not request that Company Y or Company Y's depositary bank register the Transfer (book-entry or otherwise) of any or all of the Company Y Shares or Company Y ADSs received by it as consideration in the Merger (whether represented by a certificate or uncertificated), unless such Transfer is made in compliance with this Agreement. Notwithstanding any Transfer of Company Y Shares or Company Y ADSs received by the Company T Shareholder as consideration in the Merger, the transferor shall remain liable for the performance of all of the obligations of the Company T Shareholder under this Section 4.2 and the last sentence of Section 4.4.

        Section 4.3    Additional Shares.     The Company T Shareholder agrees to promptly notify Company Y of the number of Additional Shares acquired by the Company T Shareholder after the date hereof. Any such Additional Shares shall automatically become subject to the terms of this Agreement and shall constitute Covered Shares for all purposes of this Agreement.

        Section 4.4    Share Dividends, etc.     In the event of a reclassification, recapitalization, reorganization, share split (including a reverse share split) or combination, exchange or readjustment of shares, change in ratio of Company T ADS to Company T Shares, or other similar transaction, or if any share dividend, subdivision or distribution (including any dividend or distribution of securities convertible into or exchangeable for Company T Shares) is declared, in each case affecting the Covered Shares, the term "Covered Shares" shall be deemed to refer to and include such shares as well as all such share dividends and distributions and any securities of Company T into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction. In the event of any issuance of shares of voting securities by Company Y hereafter to any of the parties hereto (including, without limitation, in connection with any share split, share dividend, recapitalization,

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reorganization, reverse share split, change in ratio of Company Y ADSs to Company Y Shares, exercise of options or the like), such securities shall become subject to Section 4.2 of this Agreement until the date which is 180 days following the Closing Date.

        Section 4.5    No Solicitation.     Subject to Section 5.13 hereof, the Company T Shareholder hereby agrees that during the term of this Agreement, the Company T Shareholder shall not, and shall use reasonable best efforts to cause its Representatives not to, directly or indirectly, take any action that Company T is otherwise prohibited from taking under Section 6.2(a) of the Merger Agreement.

        Section 4.6    No Inconsistent Agreements.     Except for this Agreement, the Company T Shareholder shall not: (a) enter into any contract agreement or other instrument, option or other agreement with respect to, or consent to, a Transfer of, any of the Covered Shares, Beneficial Ownership thereof or any other interest therein, (b) create or permit to exist any lien that could prevent the Company T Shareholder from voting the Covered Shares in accordance with this Agreement or from complying in all material respects with the other obligations under this Agreement, other than any restrictions imposed by applicable Law on such Covered Shares, (c) enter into any voting or similar agreement with respect to the Covered Shares, or grant any proxy, consent or power of attorney with respect to any of the Covered Shares (other than as contemplated by Section 2.1) or (d) take any action, directly or indirectly, that could reasonably be expected to (i) result in a material breach hereof, (ii) make any representation or warranty of the Company T Shareholder set forth in Article III untrue or incorrect in any material respect or (iii) have the effect of materially delaying, preventing or disabling the Company T Shareholder from performing any of its obligations under this Agreement.

        Section 4.7    Waiver of Appraisal and Dissenters' Rights.     The Company T Shareholder hereby waives, and agrees not to assert or perfect, and shall cause any of its Affiliates who hold of record any of the Company T Shareholder's Covered Shares to waive and to not assert or perfect, any rights of appraisal or rights to dissent from the Merger that the Company T Shareholder may have under the law of the Cayman Islands by virtue of ownership of the Covered Shares.

        Section 4.8    Documentation and Information.     Company T Shareholder (i) consents to and authorizes the publication and disclosure by Company Y of the Company T Shareholder's identity and holding of the Covered Shares and the nature of its commitments and obligations under this Agreement in any disclosure required by the SEC or other Governmental Entity, including, without limitation, Company Y's Form F-4, and (ii) agrees promptly to give to Company Y any information it may reasonably request for the preparation of any such disclosure documents. Company T Shareholder shall promptly notify Company Y of any required corrections with respect to any written information supplied by the Company T Shareholder specifically for use in any such disclosure document, if and to the extent that any shall have become false or misleading in any material respect. Each of the parties hereto shall not issue any press release or make any other public statement with respect to the transactions contemplated by this Agreement and the Merger Agreement without the prior written consent of Company T and Company Y, except as such release or statement may be required by applicable Law or the rules and regulations of any national securities exchange or Governmental Entity to which the Company T Shareholder is subject or submits.

        Section 4.9    Registration of ADS.     Company Y agrees that no earlier than 15 days before the 180th day following the Closing, upon the request of the Company T Shareholder, Company Y shall cooperate, and cause its advisers to cooperate, with the Company T Shareholder so that American depositary shares (which, in the case of a Company T Shareholder who is not deemed to be an "affiliate" of Company Y under the meaning of Rule 144 of the Securities Act, shall be unrestricted American depositary shares) representing any or all Company Y Shares then Beneficially Owned by the Company T Shareholder shall be issued in the name of the Company T Shareholder on or immediately after the 180th day following the Closing) in accordance with the terms of the Company Y Deposit Agreement.

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        Section 4.10    Further Assurances.     The Company T Shareholder shall not take any action, directly or indirectly, that would make any representation or warranty of the Company T Shareholder contained herein untrue or incorrect in any material respect or have the effect of preventing, impeding, interfering with or adversely affecting in any material respect the performance by the Company T Shareholder of its obligations under this Agreement. From time to time, at Company Y's request and without further consideration, the Company T Shareholder, solely in its capacity as a Company T Shareholder of Company T, shall take all further action, and execute and deliver or cause to be executed or delivered such additional documents, as may be reasonably necessary to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Merger Agreement.

ARTICLE V

MISCELLANEOUS

        Section 5.1    Interpretation.     Unless the express context otherwise requires:

          (a)   the words "hereof", "hereto", "hereby", "herein" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

          (b)   terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

          (c)   references herein to a specific Section, Recital or Schedule shall refer, respectively, to Sections, Recitals or Schedules of this Agreement unless otherwise indicated and references to this Agreement shall refer as well to all exhibits and schedules thereto;

          (d)   wherever the word "include," "includes" or "including" is used in this Agreement, it shall be deemed to be followed by the words "without limitation";

          (e)   references herein to any gender shall include each other gender;

          (f)    references herein to any Person shall include such Person's heirs, executors, personal representatives, administrators, successors and assigns; provided, that nothing contained in this Section 5.1 is intended to authorize any assignment or Transfer not otherwise permitted by this Agreement;

          (g)   with respect to the determination of any period of time, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding";

          (h)   the word "or" shall be disjunctive but not exclusive;

          (i)    references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

          (j)    references herein to any contract (other than the Merger Agreement) mean such contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof;

          (k)   the captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify or modify the terms and provisions hereof; and

          (l)    with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

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        Section 5.2    Termination.     This Agreement and all obligations of the parties hereunder (other than as set forth in the following sentence) shall automatically terminate on the earliest to occur of (i) the Effective Time, (ii) the date of termination of the Merger Agreement in accordance with its terms, or (iii) at any time upon the written agreement of Company Y and the Company T Shareholder. Upon termination of this Agreement, the rights and obligations of all the parties will terminate and become void without further action by any party except for (i) the provisions of Section 4.2 and Section 4.9, which shall continue to apply until the date which is 180 days from the Closing Date, and (ii) the provisions of Article V, which will survive such termination indefinitely. For the avoidance of doubt, the termination of this Agreement shall not relieve any party of liability for any breach prior to such termination. All representations and warranties in this Agreement shall survive any termination of this Agreement or the Merger Agreement.

        Section 5.3    Governing Law and Venue.

          (a)   This Agreement shall be construed, performed and enforced in accordance with the Laws of the State of New York without giving effect to its principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction other than the State of New York. Any action, claim, demand, or proceeding (a "Proceeding") (whether sounding in contract, tort, equity or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought solely and exclusively in any New York State court or Federal court of the United States of America sitting in the County of New York in the State of New York. Each of the parties hereto agrees that a final judgment (subject to any appeals therefrom) relating to any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any such Proceeding, and hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such court in accordance with the provisions of this Section 5.3. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court. Each of the parties hereto hereby irrevocably and unconditionally agrees that, to the fullest extent permitted by applicable Law, service of process to such party's address set forth in Section 5.4, and in the manner provided for notices in Section 5.4, will be effective service of process for any Proceeding in New York with respect to any matter to which such party has submitted to jurisdiction as set forth in this Section 5.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

          (b)   Each party hereto acknowledges and agrees that any Proceeding which may arise under or relate to this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any Proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby, including any controversy or Proceeding involving any Company Y Related Party under this Agreement. Each party hereto certifies and acknowledges that (i) no representative, agent or attorney of any other party hereto has represented, expressly or otherwise, that such other party would not, in the event of a Proceeding, seek to enforce the foregoing waiver, (ii) each party hereto understands and has considered the implications of this waiver, (iii) each party hereto makes this waiver voluntarily, and (iv) each party hereto has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 5.3.

        Section 5.4    Notices.     All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) upon personal delivery, (b) one (1) Business Day after being sent via an internationally recognized overnight courier service, (c) three (3)

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Business Days after being sent, postage prepaid, by registered, certified or express mail or (d) upon receipt of electronic or other confirmation of transmission if sent via facsimile, in each case, at the addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice) set forth below:

If to Company Y to:
Youku Inc. 11/F, SinoSteel Plaza 8 Haidian Street, Haidian District Beijing 100080 The People's Republic of China Telephone: (8610) 5885-1881 Facsimile: (8610) 5970-8818 Attention: Mr. Victor Koo
with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom 42/F, Edinburgh Tower, The Landmark 15 Queen's Road Central, Hong Kong
Attention: Z. Julie Gao, Esq. Michael V. Gisser, Esq.
Facsimile: +852 3910 4850
If to the Company T Shareholder, to it and its counsel at their respective addresses and facsimile numbers set forth on Schedule 1 hereto.

        Section 5.5    Amendment.     This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by Company Y and Company T Shareholder; provided that matters that only affect the right of a particular Company T Shareholder or a group of Company T Shareholder shall only require an instrument in writing signed by Company Y and the Company T Shareholder.

        Section 5.6    Extension; Waiver.     At any time before the termination of this Agreement, Company Y, on the one hand, and the Company T Shareholder, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or (c) waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

        Section 5.7    Entire Agreement.     This Agreement (together with the Merger Agreement, to the extent referred to in this Agreement) constitutes the sole and entire agreement of the Company T Shareholder or any of their Affiliates, on the one hand, and Company Y or any of its Affiliates, on the other, with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.

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        Section 5.8    No Third-Party Beneficiaries.     This Agreement is for the sole benefit of, shall be binding upon, and may be enforced solely by Company Y and the Company T Shareholder and nothing in this Agreement, express or implied, is intended to or shall confer upon any person (other than Company Y and the Company T Shareholder) any legal or equitable right, benefit or remedy of any nature whatsoever.

        Section 5.9    Severability.     The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any party or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

        Section 5.10    Rules of Construction.     The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

        Section 5.11    Assignment.     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, but not limited to, by merger or consolidation) or otherwise by any of the parties without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        Section 5.12    Specific Performance.     The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly each party to this Agreement (a) shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the forum described in Section 5.3, without proof of damages or otherwise, this being in addition to any other remedy at law or in equity, and (b) hereby waives any requirement for the posting of any bond or similar collateral in connection therewith. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

        Section 5.13    Company T Shareholder Capacity.     Notwithstanding anything contained in this Agreement to the contrary, the representations, warranties, covenants and agreements made herein by the Company T Shareholder are made solely with respect to the Company T Shareholder and the Covered Shares. The Company T Shareholder is entering into this Agreement solely in its capacity as the Beneficial Owner of such Covered Shares and nothing herein shall limit or affect any actions taken by any officer or director of Company T (or a Subsidiary of Company T) solely in his or her capacity as a director or officer of Company T (or a Subsidiary of Company T), including participating in his or her capacity as a director or officer of Company T in any discussions or negotiations with Company Y. Nothing contained herein, and no action taken by the Company T Shareholder pursuant hereto, shall be deemed to constitute the parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

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        Section 5.14    No Ownership Interest.     Nothing contained in this Agreement shall be deemed to vest in Company Y any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Company T Shareholder, and Company Y shall have no authority to direct the Company T Shareholder in the voting or disposition of any of the Covered Shares, in each case, except as otherwise provided herein.

        Section 5.15    Costs and Expenses.     All costs and expenses (including all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party) incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses.

        Section 5.16    Counterparts; Effectiveness.     This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties; provided, however, that if the Company T Shareholder fails for any reason to execute, or perform their obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

        [Signature page follows]

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        IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf on the day and year first above written.

YOUKU INC.
By:	/s/ VICTOR WING CHEUNG KOO
Name: Victor Wing Cheung Koo
Title: Chairman and Chief Executive Officer

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GGV II DELAWARE L.L.C.
By:	Granite Global Ventures II L.P., its Member
By:	Granite Global Ventures II L.L.C. its General Partner
By:	/s/ HANY NADA Managing Director

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Schedule 1

COMPANY T SHAREHOLDER INFORMATION

Name and Contact Information	Number of Company T Shares	Number of Company T ADSs
GGV II DELAWARE L.L.C.	11,027,224	0
c/o GGV Capital 2494 Sand Hill Road, Suite 100 Menlo Park, CA 94025 United States of America
Attention: Stephen Hyndman
with a copy to:
c/o GGV Capital Unit 3501, IFC Two 8 Century Avenue, Pudong Shanghai 200120 People's Republic of China
Attention: Jixun Foo

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EXHIBIT A

JOINDER AGREEMENT

        This Joinder Agreement ("Joinder Agreement") is executed by the undersigned (the "Transferee") pursuant to the terms of that certain Voting Agreement dated as of March 11, 2012 (the "Agreement") by and among Company Y and certain other parties named therein. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Joinder Agreement, the Transferee agrees as follows:

          (a)   Acknowledgment.    Transferee acknowledges that Transferee is acquiring certain shares of the capital share of [Tudou Holdings Limited][Youku Inc.] (the "Shares") subject to the terms and conditions of the Agreement.

          (b)   Agreement.    Transferee (i) agrees that the Shares acquired by Transferee shall be bound by and subject to the terms of the Agreement, (ii) hereby adopts the Agreement with the same force and effect as if Transferee were originally a party thereto and (iii) agrees to be subject to the obligations and restrictions of the Company T Shareholder thereunder.

          (c)   Notice.    Any notice required or permitted by the Agreement shall be given to Transferee at the address listed beside Transferee's signature below.

EXECUTED AND DATED this            day of                        .

TRANSFEREE:
By:
Name and Title
Address:
Fax:

Accepted and Agreed:
YOUKU INC.
By:

Title:

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Appendix B-3

        VOTING AGREEMENT

By and among

YOUKU INC.

And

THE SHAREHOLDERS PARTY HERETO

Dated as of March 11, 2012

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INDEX OF DEFINED TERMS

Term	Section
Acquisition Proposal	4, 6
Additional Shares	4
Affiliate	3
Agreement	3
Bankruptcy and Equity Exception	7
Beneficial Owner	4
Beneficial Ownership	4
Beneficially Own	4
Beneficially Owned	4
Company T	3
Company T ADSs	4
Company T Shareholder	3
Company T Shares	4
Company Y	3
control	4
controlled by	4
controlling	4
Covered Shares	5
Effective Time	7
Exchange Act	4
Existing Shares	5
Governmental Entities	8
Merger	3
Merger Agreement	3
Merger Sub	3
Permitted Transfer	5
Transfer	5
under common control with	4
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VOTING AGREEMENT

        VOTING AGREEMENT, dated as of March 11, 2012 (this "Agreement"), by and among Youku Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Company Y"), and each of the Persons listed on Schedule 1 hereto (each, a "Company T Shareholder").

RECITALS

        WHEREAS, concurrently with the execution of this Agreement, Company Y, Two Merger Sub Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Company Y ("Merger Sub"), and Tudou Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Company T"), are entering into an Agreement and Plan of Merger, dated as of the date of this Agreement (the "Merger Agreement"), pursuant to which, among other things, Merger Sub will merge with and into Company T, with Company T surviving the merger as a wholly owned subsidiary of Company Y (the "Merger");

        WHEREAS, as of the date of this Agreement, each Company T Shareholder is the Beneficial Owner of the Existing Shares (as defined below); and

        WHEREAS, concurrently with the execution of the Merger Agreement, and as a condition and inducement to the willingness of Company Y and Merger Sub to enter into the Merger Agreement, Company Y has required that each Company T Shareholder agree, and each Company T Shareholder has agreed, upon the terms and subject to the conditions set forth herein, to enter into this Agreement and abide by the covenants and obligations set forth herein.

        NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

GENERAL

        Section 1.1    Defined Terms.     The following terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

          (a)   "Affiliate" means, as to any Person, (i) any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise and (ii) with respect to any natural Person, any member of the immediate family of such natural Person.

          (b)   "Acquisition Proposal" means any proposal or offer made by any Person (other than Company Y, Merger Sub or any Affiliate thereof) to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, (A) beneficial ownership (as defined under section 13(d) of the Exchange Act) of ten percent (10%) or more of the share capital of Company T pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction or (B) any one or more assets or businesses of Company T and its Subsidiaries that constitute ten percent (10%) or more of the revenues or assets of Company T and its Subsidiaries, taken as a whole.

          (c)   "Additional Shares" means Company T Shares, Company T ADSs or other voting share capital of Company T with respect to which any Company T Shareholder acquires Beneficial

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  Ownership after the date of this Agreement (including any Company T Shares issued upon the exercise of any Company T Options or warrants or the conversion of any convertible securities or otherwise).

          (d)   "Beneficial Ownership" by a Person of any security includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise (whether or not in writing), has or shares: (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term "beneficial ownership" as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person will include securities Beneficially Owned by all Affiliates of such Person and all other Persons with whom such Person would constitute a "group" within the meaning of Section 13(d) of the Exchange Act. The terms "Beneficially Own," "Beneficially Owned" and "Beneficial Owner" shall have correlative meanings.

          (e)   "Business Day" means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in New York, New York, the Cayman Islands, Hong Kong or Shanghai, China.

          (f)    "Company T ADSs" means American depositary shares of Company T.

          (g)   "Company T Shares" means the authorized share capital of Company T, which as of the date hereof consists of US$1,000,000, divided into (i) 9,990,000,000 ordinary shares of par value US$0.0001 each and (ii) 10,000,000 preferred shares of a nominal or par value of US$0.0001 each.

          (h)   "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

          (i)    "Covered Shares" means the Existing Shares and any Additional Shares.

          (j)    "Existing Shares" means Company T Shares and Company T ADSs Beneficially Owned by a Company T Shareholder on the date hereof, as set forth opposite such Company T Shareholder's name on Schedule 1 hereto.

          (k)   "Permitted Transfer" means a Transfer by a Company T Shareholder to (i) an Affiliate of such Company T Shareholder, (ii) a member of such Company T Shareholder's family or a trust for the benefit of such Company T Shareholder's or any member of such Company T Shareholder's family, or (iii) any heir, legatees, beneficiaries and/or devisees of any individual who is a Company T Shareholder; provided that the Transferee agrees to execute a Joinder in the form attached hereto as Exhibit A.

          (l)    "Transfer" means, directly or indirectly, to sell, transfer, offer, exchange, assign, pledge, encumber, hypothecate or otherwise dispose of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other agreement with respect to any sale, transfer, offer, exchange, assignment, pledge, encumbrance, hypothecation or other disposition.

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 ARTICLE II

VOTING

        Section 2.1    Agreement to Vote.

          (a)   During the period commencing on the date hereof and continuing until the termination of this Agreement in accordance with its terms, each Company T Shareholder hereby irrevocably and unconditionally agrees that at an annual or extraordinary general meeting of the shareholders of Company T and at any other meeting of the shareholders of Company T, however called, including any adjournment, recess or postponement thereof, in connection with any written consent of the shareholders of Company T and in any other circumstance upon which a vote, consent or other approval of all or some of the shareholders of Company T is sought, it shall, and shall cause any holder of record of its Covered Shares to, in each case to the extent that the Covered Shares are entitled to vote thereon or consent thereto:

              (i)  appear at each such meeting or otherwise cause all of its Covered Shares to be counted as present thereat for purposes of calculating a quorum and respond to each request by Company T for written consent, if any; and

             (ii)  vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of its Covered Shares (1) in favor of the approval and authorization of the Merger, the Plan of Merger and the approval and adoption of the Merger Agreement and the other transactions contemplated by the Merger Agreement, (2) in favor of any related proposal that is necessary to consummate the Merger and the transactions contemplated by the Merger Agreement which is considered at any such meeting of Company T Shareholders, (3) against any action, proposal, transaction or agreement that could reasonably be expected to (A) result in a breach of any representation, warranty, covenant or other obligation or agreement of Company T contained in the Merger Agreement, (B) result in a breach of any representation, warranty, covenant or other obligation or agreement of such Company T Shareholder contained in this Agreement, or (C) impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or change in any manner the voting rights of any class of shares of Company T (including any amendments to the memorandum and articles of association of Company T), (4) against any Acquisition Proposal, and (5) against any change in the composition of the board of directors of Company T (other than such changes contemplated by the Merger Agreement).

          (b)   Each Company T Shareholder shall retain at all times the right to vote such Company T Shareholder's Covered Shares in such Company T Shareholder's sole discretion and without any other limitation on those matters other than those set forth in Section 2.1(a) that are at any time or from time to time presented for consideration to Company T Shareholders of Company T generally.

        Section 2.2    Grant of Proxy.     Each Company T Shareholder hereby irrevocably and unconditionally grants a proxy to, and appoints, Company Y and any designee of Company Y, and each of them individually, as its proxies and attorneys-in-fact, with full power of substitution and resubstitution, for and in such Company T Shareholder's name, place and stead, in the event that such Company T Shareholder shall at any time fail to perform its obligations under Section 2.1 hereof (other than Section 2.1(a)(ii)(3), Section 2.1(a)(ii)(4) or Section 2.1(a)(ii)5)), to vote, act by written consent or execute and deliver a proxy to vote or grant a written consent during the term of this Agreement with respect to the Covered Shares as provided in Section 2.1 hereof (other than Section 2.1(a)(ii)(3), Section 2.1(a)(ii)(4) or Section 2.1(a)(ii)5)). This proxy and power of attorney is given in connection with, and in consideration of, the execution of the Merger Agreement by

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Company Y and Merger Sub, and to secure the performance of the duties and obligations of such Company T Shareholder owed to Company Y under this Agreement. Each Company T Shareholder hereby (a) affirms that such irrevocable proxy is (i) coupled with an interest by reason of the Merger Agreement and (ii) executed and intended to be irrevocable in accordance with the provisions of the Laws of the State of New York, and (b) revokes any and all prior proxies granted by each Company T Shareholder with respect to the Covered Shares and no subsequent proxy shall be given by any Company T Shareholder (and if given shall be ineffective). Each Company T Shareholder shall take such further action or execute such other instruments as may be reasonably necessary in accordance with the relevant provisions of the Laws of the State of New York or any other Law to effectuate the intent of this proxy. The power of attorney granted by such Company T Shareholder herein is a durable power of attorney and, so long as Company Y has the interest secured by such power of attorney or the obligations secured by such power of attorney remain undischarged, the power of attorney shall not be revoked by the dissolution, bankruptcy, death or incapacity of such Company T Shareholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

        Section 3.1    Representations and Warranties of the Company T Shareholders.     Each Company T Shareholder represents and warrants to Company Y as follows:

          (a)    Organization; Authorization; Validity of Agreement; Necessary Action.    Each Company T Shareholder, as of the date hereof (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction) and (ii) has all corporate, limited partnership, trust or other organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery by such Company T Shareholder of this Agreement, the performance by such Company T Shareholder of its obligations hereunder and the consummation by such Company T Shareholder of the transactions contemplated by this Agreement have been duly and validly authorized by such Company T Shareholder and no other actions or proceedings on the part of such Company T Shareholder are necessary to authorize the execution and delivery by him, her or it of this Agreement, the performance by him, her or it of its obligations hereunder or the consummation by him, her or it of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by such Company T Shareholder and, assuming this Agreement constitutes a valid and binding obligation of Company Y, constitutes a legal, valid and binding agreement of such Company T Shareholder enforceable against such Company T Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

          (b)    Ownership.    Such Company T Shareholder is the Beneficial Owner of and has good and valid title to the Existing Shares set forth next to such Company T Shareholder's name on Schedule 1, free and clear of any liens, other than any liens pursuant to this Agreement or arising under the articles of association of Company T and transfer restrictions imposed by generally applicable securities Laws. As of the date of this Agreement, such Company T Shareholder's Existing Shares constitute all of the Company T Shares and Company T ADSs Beneficially Owned or owned of record by such Company T Shareholder. Except to the extent Covered Shares are Transferred after the date of this Agreement pursuant to a Permitted Transfer, such Company T Shareholder has not granted any proxy inconsistent with this Agreement that is still effective or entered into any voting or similar agreement, in each case with respect to all of such Company T

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  Shareholder's Existing Shares and with respect to all of the Covered Shares Beneficially Owned by such Company T Shareholder at all times through the effective time of the Merger (the "Effective Time").

          (c)    Non-Contravention.    The execution and delivery of this Agreement by such Company T Shareholder do not, and the performance by such Company T Shareholder of its obligations under this Agreement and the consummation by such Company T Shareholder of the transactions contemplated by this Agreement, will not (i) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, consent, termination, cancellation or acceleration of any obligation or loss of material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any lien upon its assets or properties under, any provision of (A) any charter or organizational documents of such Company T Shareholder, (B) any contract, agreement or other instrument to which such Company T Shareholder is party or by which any of its assets or properties is bound and (C) any judgment, order, injunction, decree or Law applicable to such Company T Shareholder or its assets or properties or (ii) require any consent of, or registration, declaration or filing with, notice to, or permit from, any supranational, national, state, municipal or local court or tribunal or administrative, governmental, quasi-governmental or regulatory body, agency or authority ("Governmental Entities"), except, in the case of clauses (i) and (ii) above, any such items that, individually or in the aggregate, would not be expected to be materially adverse to the ability of such Company T Shareholder to timely perform any of its obligations hereunder in any material respect.

          (d)    No Inconsistent Agreements.    Except for this Agreement, such Company T Shareholder has not: (i) entered into any contract, agreement or other instrument, voting agreement, voting trust or similar agreement with respect to any of the Covered Shares, (ii) granted any irrevocable proxy, consent or power of attorney with respect to any of the Covered Shares or (iii) taken any action that would constitute a breach hereof, make any representation or warranty of such Company T Shareholder set forth in this Article III untrue or incorrect in any material respect or have the effect of preventing or disabling such Company T Shareholder from performing in any material respect any of its obligations under this Agreement. Such Company T Shareholder understands and acknowledges that Company Y and Merger Sub are entering into the Merger Agreement in reliance upon the Company T Shareholders' execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Company T Shareholder contained herein.

          (e)    No Action.    As of the date of this Agreement, there are no proceedings, claims, actions, suits or governmental or regulatory investigations pending or, to the knowledge of such Company T Shareholder, threatened against such Company T Shareholder that could reasonably be expected to impair the ability of such Company T Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

        Section 3.2    Representations and Warranties of Company Y.     Company Y represents and warrants to each Company T Shareholder that Company Y has all corporate power and authority to execute, deliver and perform this Agreement. The execution and delivery by Company Y of this Agreement, the performance by Company Y of its obligations hereunder and the consummation by Company Y of the transactions contemplated by this Agreement have been duly and validly authorized by Company Y and no other actions or proceedings on the part of Company Y are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Company Y and, assuming this Agreement constitutes a valid and binding obligation of each Company T Shareholder, constitutes a legal, valid and binding agreement of Company Y enforceable against Company Y in accordance with its terms, subject to the Bankruptcy and Equity Exception.

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 ARTICLE IV

OTHER COVENANTS

        Section 4.1    Prohibition on Transfers of Company T Shares.

          (a)   Subject to the terms of this Agreement, during the term of this Agreement, each Company T Shareholder agrees not to Transfer any of the Covered Shares, or any voting right or power (including whether such right or power is granted by proxy or otherwise) or economic interest therein unless such Transfer is a Permitted Transfer. Any attempted Transfer of shares or any interest therein in violation of this Section 4.1 shall be null and void.

          (b)   This Agreement and the obligations hereunder shall attach to the Covered Shares and shall be binding upon any Person to which legal or Beneficial Ownership shall pass, whether by operation of law or otherwise, including, such Company T Shareholder's successors or assigns. No Company T Shareholder may request that Company T or Company T's depositary bank register the Transfer (book-entry or otherwise) of any or all of the Covered Shares (whether represented by a certificate or uncertificated), unless such Transfer is made in compliance with this Agreement. Notwithstanding any Transfer of Covered Shares, the transferor shall remain liable for the performance of all of the obligations of such Company T Shareholder under this Agreement.

        Section 4.2    Prohibition on Transfers of Company Y Shares.

          (a)   Subject to the terms of this Agreement, during the period from the Closing until the date which is 180 days following the Closing Date, each Company T Shareholder agrees not to Transfer any of the Company Y Shares or Company Y ADSs received by such Company T Shareholder as consideration in the Merger, or any voting right or power (including whether such right or power is granted by proxy or otherwise) or economic interest therein unless such Transfer is a Permitted Transfer. Any attempted Transfer of shares or any interest therein in violation of this Section 4.2 shall be null and void.

          (b)   No Company T Shareholder may request that Company Y or Company Y's depositary bank register the Transfer (book-entry or otherwise) of any or all of the Company Y Shares or Company Y ADSs received by such Company T Shareholder as consideration in the Merger (whether represented by a certificate or uncertificated), unless such Transfer is made in compliance with this Agreement. Notwithstanding any Transfer of Company Y Shares or Company Y ADSs received by the Company T Shareholders as consideration in the Merger, the transferor shall remain liable for the performance of all of the obligations of such Company T Shareholder under this Section 4.2 and the last sentence of Section 4.4.

        Section 4.3    Additional Shares.     Each Company T Shareholder agrees to promptly notify Company Y of the number of Additional Shares acquired by such Company T Shareholder after the date hereof. Any such Additional Shares shall automatically become subject to the terms of this Agreement and shall constitute Covered Shares for all purposes of this Agreement.

        Section 4.4    Share Dividends, etc.     In the event of a reclassification, recapitalization, reorganization, share split (including a reverse share split) or combination, exchange or readjustment of shares, change in ratio of Company T ADS to Company T Shares, or other similar transaction, or if any share dividend, subdivision or distribution (including any dividend or distribution of securities convertible into or exchangeable for Company T Shares) is declared, in each case affecting the Covered Shares, the term "Covered Shares" shall be deemed to refer to and include such shares as well as all such share dividends and distributions and any securities of Company T into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction. In the event of any issuance of shares of voting securities by Company Y hereafter to any of the parties hereto (including, without limitation, in connection with any share split, share dividend, recapitalization,

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reorganization, reverse share split, change in ratio of Company Y ADSs to Company Y Shares, exercise of options or the like), such securities shall become subject to Section 4.2 of this Agreement until the date which is 180 days following the Closing Date.

        Section 4.5    No Solicitation.     Subject to Section 5.13 hereof, each Company T Shareholder hereby agrees that during the term of this Agreement, such Company T Shareholder shall not, and shall use reasonable best efforts to cause its Representatives not to, directly or indirectly, take any action that Company T is otherwise prohibited from taking under Section 6.2(a) of the Merger Agreement.

        Section 4.6    No Inconsistent Agreements.     Except for this Agreement, none of the Company T Shareholders shall: (a) enter into any contract agreement or other instrument, option or other agreement with respect to, or consent to, a Transfer of, any of the Covered Shares, Beneficial Ownership thereof or any other interest therein, (b) create or permit to exist any lien that could prevent such Company T Shareholder from voting the Covered Shares in accordance with this Agreement or from complying in all material respects with the other obligations under this Agreement, other than any restrictions imposed by applicable Law on such Covered Shares, (c) enter into any voting or similar agreement with respect to the Covered Shares, or grant any proxy, consent or power of attorney with respect to any of the Covered Shares (other than as contemplated by Section 2.1) or (d) take any action, directly or indirectly, that could reasonably be expected to (i) result in a material breach hereof, (ii) make any representation or warranty of such Company T Shareholder set forth in Article III untrue or incorrect in any material respect or (iii) have the effect of materially delaying, preventing or disabling such Company T Shareholder from performing any of its obligations under this Agreement.

        Section 4.7    Waiver of Appraisal and Dissenters' Rights.     Each Company T Shareholder hereby waives, and agrees not to assert or perfect, and shall cause any of its Affiliates who hold of record any of such Company T Shareholder's Covered Shares to waive and to not assert or perfect, any rights of appraisal or rights to dissent from the Merger that such Company T Shareholder may have under the law of the Cayman Islands by virtue of ownership of the Covered Shares.

        Section 4.8    Documentation and Information.     Each Company T Shareholder (i) consents to and authorizes the publication and disclosure by Company Y of such Company T Shareholder's identity and holding of the Covered Shares and the nature of its commitments and obligations under this Agreement in any disclosure required by the SEC or other Governmental Entity, including, without limitation, Company Y's Form F-4, and (ii) agrees promptly to give to Company Y any information it may reasonably request for the preparation of any such disclosure documents. Each Company T Shareholder shall promptly notify Company Y of any required corrections with respect to any written information supplied by such Company T Shareholder specifically for use in any such disclosure document, if and to the extent that any shall have become false or misleading in any material respect. Each of the parties hereto shall not issue any press release or make any other public statement with respect to the transactions contemplated by this Agreement and the Merger Agreement without the prior written consent of Company T and Company Y, except as such release or statement may be required by applicable Law or the rules and regulations of any national securities exchange or Governmental Entity to which such Company T Shareholder is subject or submits.

        Section 4.9    Registration of ADS.     Company Y agrees that no earlier than 15 days before the 180th day following the Closing, upon the request of any Company T Shareholder, Company Y shall cooperate, and cause its advisers to cooperate, with such Company T Shareholder so that American depositary shares (which, in the case of a Company T Shareholder who is not deemed to be an "affiliate" of Company Y under the meaning of Rule 144 of the Securities Act, shall be unrestricted American depositary shares) representing any or all Company Y Shares then Beneficially Owned by such Company T Shareholder shall be issued in the name of such Company T Shareholder on or immediately after the 180th day following the Closing) in accordance with the terms of the Company Y Deposit Agreement.

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        Section 4.10    Further Assurances.     No Company T Shareholder shall take any action, directly or indirectly, that would make any representation or warranty of such Company T Shareholder contained herein untrue or incorrect in any material respect or have the effect of preventing, impeding, interfering with or adversely affecting in any material respect the performance by such Company T Shareholder of its obligations under this Agreement. From time to time, at Company Y's request and without further consideration, each Company T Shareholder, solely in its capacity as a Company T Shareholder of Company T, shall take all further action, and execute and deliver or cause to be executed or delivered such additional documents, as may be reasonably necessary to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Merger Agreement.

ARTICLE V

MISCELLANEOUS

        Section 5.1    Interpretation.     Unless the express context otherwise requires:

          (a)   the words "hereof", "hereto", "hereby", "herein" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

          (b)   terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

          (c)   references herein to a specific Section, Recital or Schedule shall refer, respectively, to Sections, Recitals or Schedules of this Agreement unless otherwise indicated and references to this Agreement shall refer as well to all exhibits and schedules thereto;

          (d)   wherever the word "include," "includes" or "including" is used in this Agreement, it shall be deemed to be followed by the words "without limitation";

          (e)   references herein to any gender shall include each other gender;

          (f)    references herein to any Person shall include such Person's heirs, executors, personal representatives, administrators, successors and assigns; provided, that nothing contained in this Section 5.1 is intended to authorize any assignment or Transfer not otherwise permitted by this Agreement;

          (g)   with respect to the determination of any period of time, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding";

          (h)   the word "or" shall be disjunctive but not exclusive;

          (i)    references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

          (j)    references herein to any contract (other than the Merger Agreement) mean such contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof;

          (k)   the captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify or modify the terms and provisions hereof; and

          (l)    with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

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        Section 5.2    Termination.     This Agreement and all obligations of the parties hereunder (other than as set forth in the following sentence) shall automatically terminate on the earliest to occur of (i) the Effective Time, (ii) the date of termination of the Merger Agreement in accordance with its terms, or (iii) at any time upon the written agreement of Company Y and the Company T Shareholders. Upon termination of this Agreement, the rights and obligations of all the parties will terminate and become void without further action by any party except for (i) the provisions of Section 4.2 and Section 4.9, which shall continue to apply until the date which is 180 days from the Closing Date, and (ii) the provisions of Article V, which will survive such termination indefinitely. For the avoidance of doubt, the termination of this Agreement shall not relieve any party of liability for any breach prior to such termination. All representations and warranties in this Agreement shall survive any termination of this Agreement or the Merger Agreement.

        Section 5.3    Governing Law and Venue.

          (a)   This Agreement shall be construed, performed and enforced in accordance with the Laws of the State of New York without giving effect to its principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction other than the State of New York. Any action, claim, demand, or proceeding (a "Proceeding") (whether sounding in contract, tort, equity or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought solely and exclusively in any New York State court or Federal court of the United States of America sitting in the County of New York in the State of New York. Each of the parties hereto agrees that a final judgment (subject to any appeals therefrom) relating to any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any such Proceeding, and hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such court in accordance with the provisions of this Section 5.3. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court. Each of the parties hereto hereby irrevocably and unconditionally agrees that, to the fullest extent permitted by applicable Law, service of process to such party's address set forth in Section 5.4, and in the manner provided for notices in Section 5.4, will be effective service of process for any Proceeding in New York with respect to any matter to which such party has submitted to jurisdiction as set forth in this Section 5.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

          (b)   Each party hereto acknowledges and agrees that any Proceeding which may arise under or relate to this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any Proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby, including any controversy or Proceeding involving any Company Y Related Party under this Agreement. Each party hereto certifies and acknowledges that (i) no representative, agent or attorney of any other party hereto has represented, expressly or otherwise, that such other party would not, in the event of a Proceeding, seek to enforce the foregoing waiver, (ii) each party hereto understands and has considered the implications of this waiver, (iii) each party hereto makes this waiver voluntarily, and (iv) each party hereto has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 5.3.

        Section 5.4    Notices.     All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) upon personal delivery, (b) one (1) Business Day after being sent via an internationally recognized overnight courier service, (c) three

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(3) Business Days after being sent, postage prepaid, by registered, certified or express mail or (d) upon receipt of electronic or other confirmation of transmission if sent via facsimile, in each case, at the addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice) set forth below:

        If to Company Y to:

        Youku Inc.
        11/F, SinoSteel Plaza
        8 Haidian Street, Haidian District
        Beijing 100080
        The People's Republic of China
        Telephone: (8610) 5885-1881
        Facsimile: (8610) 5970-8818
        Attention: Mr. Victor Koo

        with a copy (which shall not constitute notice) to:

        Skadden, Arps, Slate, Meagher & Flom
        42/F, Edinburgh Tower, The Landmark
        15 Queen's Road Central, Hong Kong
        Attention: Z. Julie Gao, Esq.
                           Michael V. Gisser, Esq.
        Facsimile: +852 3910 4850

        If to any Company T Shareholder: to such Company T Shareholder and its counsel at their respective addresses and facsimile numbers set forth on Schedule 1 hereto.

        Section 5.5    Amendment.     This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by Company Y and each Company T Shareholder; provided that matters that only affect the right of a particular Company T Shareholder or a group of Company T Shareholders shall only require an instrument in writing signed by Company Y and such Company T Shareholder or Company T Shareholders.

        Section 5.6    Extension; Waiver.     At any time before the termination of this Agreement, Company Y, on the one hand, and any of the Company T Shareholders, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or (c) waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

        Section 5.7    Entire Agreement.     This Agreement (together with the Merger Agreement, to the extent referred to in this Agreement) constitutes the sole and entire agreement of the Company T Shareholders or any of their Affiliates, on the one hand, and Company Y or any of its Affiliates, on the other, with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.

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        Section 5.8    No Third-Party Beneficiaries.     This Agreement is for the sole benefit of, shall be binding upon, and may be enforced solely by Company Y and the Company T Shareholders and nothing in this Agreement, express or implied, is intended to or shall confer upon any person (other than Company Y and the Company T Shareholders) any legal or equitable right, benefit or remedy of any nature whatsoever.

        Section 5.9    Severability.     The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any party or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

        Section 5.10    Rules of Construction.     The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

        Section 5.11    Assignment.     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, but not limited to, by merger or consolidation) or otherwise by any of the parties without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        Section 5.12    Specific Performance.     The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly each party to this Agreement (a) shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the forum described in Section 5.3, without proof of damages or otherwise, this being in addition to any other remedy at law or in equity, and (b) hereby waives any requirement for the posting of any bond or similar collateral in connection therewith. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

        Section 5.13    Company T Shareholder Capacity.     Notwithstanding anything contained in this Agreement to the contrary, the representations, warranties, covenants and agreements made herein by each Company T Shareholder are made solely with respect to such Company T Shareholder and the Covered Shares. Each Company T Shareholder is entering into this Agreement solely in its capacity as the Beneficial Owner of such Covered Shares and nothing herein shall limit or affect any actions taken by any officer or director of Company T (or a Subsidiary of Company T) solely in his or her capacity as a director or officer of Company T (or a Subsidiary of Company T), including participating in his or her capacity as a director or officer of Company T in any discussions or negotiations with Company Y. Nothing contained herein, and no action taken by any Company T Shareholder pursuant hereto, shall be deemed to constitute the parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

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        Section 5.14    No Ownership Interest.     Nothing contained in this Agreement shall be deemed to vest in Company Y any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Company T Shareholders, and Company Y shall have no authority to direct the Company T Shareholders in the voting or disposition of any of the Covered Shares, in each case, except as otherwise provided herein.

        Section 5.15    Costs and Expenses.     All costs and expenses (including all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party) incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses.

        Section 5.16    Counterparts; Effectiveness.     This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties; provided, however, that if any of the Company T Shareholders fails for any reason to execute, or perform their obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

        Section 5.17    Several Obligations.     The agreements, obligations, representations and warranties of the Company T Shareholders hereunder shall be several and not joint.

[Signature page follows]

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        IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf on the day and year first above written.

YOUKU INC.
By:	/s/ VICTOR WING CHEUNG KOO Name: Victor Wing Cheung Koo Title: Chairman and Chief Executive Officer

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IDG TECHNOLOGY VENTURE INVESTMENT III, L.P.
By:	/s/ CHI SING HO
	Name:	Chi Sing Ho
	Title:	Authorized Signatory
IDG TECHNOLOGY VENTURE INVESTMENT IV, L.P.
By:	/s/ CHI SING HO
	Name:	Chi Sing Ho
	Title:	Authorized Signatory

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Schedule 1

COMPANY T SHAREHOLDER INFORMATION

Name and Contact Information	Number of Company T Shares	Number of Company T ADSs
IDG TECHNOLOGY VENTURE INVESTMENT III, L.P.	8,127,384	0
c/o IDG VC Management Limited Unit 1509, The Centre 99 Queen's Road, Central Hong Kong
Attention: Simon Ho Facsimile: +852 2523 1619
IDG TECHNOLOGY VENTURE INVESTMENT IV, L.P.	2,252,307	0
c/o IDG VC Management Limited Unit 1509, The Centre 99 Queen's Road, Central Hong Kong
Attention: Simon Ho Facsimile: +852 2523 1619

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EXHIBIT A

JOINDER AGREEMENT

        This Joinder Agreement ("Joinder Agreement") is executed by the undersigned (the "Transferee") pursuant to the terms of that certain Voting Agreement dated as of March 11, 2012 (the "Agreement") by and among Company Y and certain other parties named therein. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Joinder Agreement, the Transferee agrees as follows:

          (a)   Acknowledgment.    Transferee acknowledges that Transferee is acquiring certain shares of the capital share of [Tudou Holdings Limited][Youku Inc.] (the "Shares") subject to the terms and conditions of the Agreement.

          (b)   Agreement.    Transferee (i) agrees that the Shares acquired by Transferee shall be bound by and subject to the terms of the Agreement, (ii) hereby adopts the Agreement with the same force and effect as if Transferee were originally a party thereto and (iii) agrees to be subject to the obligations and restrictions of a Company T Shareholder thereunder.

          (c)   Notice.    Any notice required or permitted by the Agreement shall be given to Transferee at the address listed beside Transferee's signature below.

        EXECUTED AND DATED this                      day of                              .

TRANSFEREE:
By:
Name and Title
Address:
Fax:

Accepted and Agreed:
YOUKU INC.
By:
Title:

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Appendix B-4

VOTING AGREEMENT

By and among

YOUKU INC.

And

THE SHAREHOLDER PARTY HERETO

Dated as of March 11, 2012

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INDEX OF DEFINED TERMS

Term	Section
Acquisition Proposal	4, 6
Additional Shares	4
Affiliate	3
Agreement	3
Bankruptcy and Equity Exception	7
Beneficial Owner	4
Beneficial Ownership	4
Beneficially Own	4
Beneficially Owned	4
Company T	3
Company T ADSs	4
Company T Shareholder	3
Company T Shares	4
Company Y	3
control	4
controlled by	4
controlling	4
Covered Shares	5
Effective Time	7
Exchange Act	4
Existing Shares	5
Governmental Entities	8
Merger	3
Merger Agreement	3
Merger Sub	3
Permitted Transfer	5
Transfer	5
under common control with	4

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VOTING AGREEMENT

        VOTING AGREEMENT, dated as of March 11, 2012 (this "Agreement"), by and among Youku Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Company Y"), and the Person listed on Schedule 1 hereto (the "Company T Shareholder").

RECITALS

        WHEREAS, concurrently with the execution of this Agreement, Company Y, Two Merger Sub Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Company Y ("Merger Sub"), and Tudou Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Company T"), are entering into an Agreement and Plan of Merger, dated as of the date of this Agreement (the "Merger Agreement"), pursuant to which, among other things, Merger Sub will merge with and into Company T, with Company T surviving the merger as a wholly owned subsidiary of Company Y (the "Merger");

        WHEREAS, as of the date of this Agreement, the Company T Shareholder is the Beneficial Owner of the Existing Shares (as defined below); and

        WHEREAS, concurrently with the execution of the Merger Agreement, and as a condition and inducement to the willingness of Company Y and Merger Sub to enter into the Merger Agreement, Company Y has required that the Company T Shareholder agree, and the Company T Shareholder has agreed, upon the terms and subject to the conditions set forth herein, to enter into this Agreement and abide by the covenants and obligations set forth herein.

        NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

GENERAL

        Section 1.1    Defined Terms.     The following terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

          (a)   "Affiliate" means, as to any Person, (i) any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise and (ii) with respect to any natural Person, any member of the immediate family of such natural Person.

          (b)   "Acquisition Proposal" means any proposal or offer made by any Person (other than Company Y, Merger Sub or any Affiliate thereof) to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, (A) beneficial ownership (as defined under section 13(d) of the Exchange Act) of ten percent (10%) or more of the share capital of Company T pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction or (B) any one or more assets or businesses of Company T and its Subsidiaries that constitute ten percent (10%) or more of the revenues or assets of Company T and its Subsidiaries, taken as a whole.

          (c)   "Additional Shares" means Company T Shares, Company T ADSs or other voting share capital of Company T with respect to which the Company T Shareholder acquires Beneficial Ownership after the date of this Agreement (including any Company T Shares issued upon the

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  exercise of any Company T Options or warrants or the conversion of any convertible securities or otherwise).

          (d)   "Beneficial Ownership" by a Person of any security includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise (whether or not in writing), has or shares: (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term "beneficial ownership" as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person will include securities Beneficially Owned by all Affiliates of such Person and all other Persons with whom such Person would constitute a "group" within the meaning of Section 13(d) of the Exchange Act. The terms "Beneficially Own," "Beneficially Owned" and "Beneficial Owner" shall have correlative meanings.

          (e)   "Business Day" means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in New York, New York, the Cayman Islands, Hong Kong or Shanghai, China.

          (f)    "Company T ADSs" means American depositary shares of Company T.

          (g)   "Company T Shares" means the authorized share capital of Company T, which as of the date hereof consists of US$1,000,000, divided into (i) 9,990,000,000 ordinary shares of par value US$0.0001 each and (ii) 10,000,000 preferred shares of a nominal or par value of US$0.0001 each.

          (h)   "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

          (i)    "Covered Shares" means the Existing Shares and any Additional Shares.

          (j)    "Existing Shares" means Company T Shares and Company T ADSs Beneficially Owned by the Company T Shareholder on the date hereof, as set forth opposite the Company T Shareholder's name on Schedule 1 hereto.

          (k)   "Permitted Transfer" means a Transfer by the Company T Shareholder to (i) an Affiliate of the Company T Shareholder, (ii) a member of the Company T Shareholder's family or a trust for the benefit of the Company T Shareholder's or any member of the Company T Shareholder's family, or (iii) any heir, legatees, beneficiaries and/or devisees of any individual who is the Company T Shareholder; provided that the Transferee agrees to execute a Joinder in the form attached hereto as Exhibit A.

          (l)    "Transfer" means, directly or indirectly, to sell, transfer, offer, exchange, assign, pledge, encumber, hypothecate or otherwise dispose of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other agreement with respect to any sale, transfer, offer, exchange, assignment, pledge, encumbrance, hypothecation or other disposition.

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ARTICLE II

VOTING

        Section 2.1    Agreement to Vote.

          (a)   During the period commencing on the date hereof and continuing until the termination of this Agreement in accordance with its terms, the Company T Shareholder hereby irrevocably and unconditionally agrees that at an annual or extraordinary general meeting of the shareholders of Company T and at any other meeting of the shareholders of Company T, however called, including any adjournment, recess or postponement thereof, in connection with any written consent of the shareholders of Company T and in any other circumstance upon which a vote, consent or other approval of all or some of the shareholders of Company T is sought, it shall, and shall cause any holder of record of its Covered Shares to, in each case to the extent that the Covered Shares are entitled to vote thereon or consent thereto:

              (i)  appear at each such meeting or otherwise cause all of its Covered Shares to be counted as present thereat for purposes of calculating a quorum and respond to each request by Company T for written consent, if any; and

             (ii)  vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of its Covered Shares (1) in favor of the approval and authorization of the Merger, the Plan of Merger and the approval and adoption of the Merger Agreement and the other transactions contemplated by the Merger Agreement, (2) in favor of any related proposal that is necessary to consummate the Merger and the transactions contemplated by the Merger Agreement which is considered at any such meeting of Company T Shareholder, (3) against any action, proposal, transaction or agreement that could reasonably be expected to (A) result in a breach of any representation, warranty, covenant or other obligation or agreement of Company T contained in the Merger Agreement, (B) result in a breach of any representation, warranty, covenant or other obligation or agreement of the Company T Shareholder contained in this Agreement, or (C) impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or change in any manner the voting rights of any class of shares of Company T (including any amendments to the memorandum and articles of association of Company T), (4) against any Acquisition Proposal, and (5) against any change in the composition of the board of directors of Company T (other than such changes contemplated by the Merger Agreement).

          (b)   The Company T Shareholder shall retain at all times the right to vote the Company T Shareholder's Covered Shares in its sole discretion and without any other limitation on those matters other than those set forth in Section 2.1(a) that are at any time or from time to time presented for consideration to Company T Shareholder of Company T generally.

        Section 2.2    Grant of Proxy.     The Company T Shareholder hereby irrevocably and unconditionally grants a proxy to, and appoints, Company Y and any designee of Company Y, and each of them individually, as its proxies and attorneys-in-fact, with full power of substitution and resubstitution, for and in the Company T Shareholder's name, place and stead, in the event that the Company T Shareholder shall at any time fail to perform its obligations under Section 2.1 hereof (other than Section 2.1(a)(ii)(3), Section 2.1(a)(ii)(4) or Section 2.1(a)(ii)5)), to vote, act by written consent or execute and deliver a proxy to vote or grant a written consent during the term of this Agreement with respect to the Covered Shares as provided in Section 2.1 hereof (other than Section 2.1(a)(ii)(3), Section 2.1(a)(ii)(4) or Section 2.1(a)(ii)5)). This proxy and power of attorney is given in connection with, and in consideration of, the execution of the Merger Agreement by Company Y and Merger Sub, and to secure the performance of the duties and obligations of the Company T Shareholder owed to Company Y under this Agreement. The Company T Shareholder hereby (a) affirms that such

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irrevocable proxy is (i) coupled with an interest by reason of the Merger Agreement and (ii) executed and intended to be irrevocable in accordance with the provisions of the Laws of the State of New York, and (b) revokes any and all prior proxies granted by Company T Shareholder with respect to the Covered Shares and no subsequent proxy shall be given by the Company T Shareholder (and if given shall be ineffective). The Company T Shareholder shall take such further action or execute such other instruments as may be reasonably necessary in accordance with the relevant provisions of the Laws of the State of New York or any other Law to effectuate the intent of this proxy. The power of attorney granted by the Company T Shareholder herein is a durable power of attorney and, so long as Company Y has the interest secured by such power of attorney or the obligations secured by such power of attorney remain undischarged, the power of attorney shall not be revoked by the dissolution, bankruptcy, death or incapacity of the Company T Shareholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

        Section 3.1    Representations and Warranties of the Company T Shareholder.     The Company T Shareholder represents and warrants to Company Y as follows:

          (a)    Organization; Authorization; Validity of Agreement; Necessary Action.    The Company T Shareholder, as of the date hereof (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction) and (ii) has all corporate, limited partnership, trust or other organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery by the Company T Shareholder of this Agreement, the performance by the Company T Shareholder of its obligations hereunder and the consummation by the Company T Shareholder of the transactions contemplated by this Agreement have been duly and validly authorized by the Company T Shareholder and no other actions or proceedings on the part of the Company T Shareholder are necessary to authorize the execution and delivery by him, her or it of this Agreement, the performance by him, her or it of its obligations hereunder or the consummation by him, her or it of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company T Shareholder and, assuming this Agreement constitutes a valid and binding obligation of Company Y, constitutes a legal, valid and binding agreement of the Company T Shareholder enforceable against the Company T Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

          (b)    Ownership.    The Company T Shareholder is the Beneficial Owner of and has good and valid title to the Existing Shares set forth next to the Company T Shareholder's name on Schedule 1, free and clear of any liens, other than any liens pursuant to this Agreement or arising under the articles of association of Company T and transfer restrictions imposed by generally applicable securities Laws. As of the date of this Agreement, the Company T Shareholder's Existing Shares constitute all of the Company T Shares and Company T ADSs Beneficially Owned or owned of record by the Company T Shareholder. Except to the extent Covered Shares are Transferred after the date of this Agreement pursuant to a Permitted Transfer, the Company T Shareholder has not granted any proxy inconsistent with this Agreement that is still effective or entered into any voting or similar agreement, in each case with respect to all of the Company T Shareholder's Existing Shares and with respect to all of the Covered Shares Beneficially Owned by the Company T Shareholder at all times through the effective time of the Merger (the "Effective Time").

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          (c)    Non-Contravention.    The execution and delivery of this Agreement by the Company T Shareholder do not, and the performance by the Company T Shareholder of its obligations under this Agreement and the consummation by the Company T Shareholder of the transactions contemplated by this Agreement, will not (i) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, consent, termination, cancellation or acceleration of any obligation or loss of material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any lien upon its assets or properties under, any provision of (A) any charter or organizational documents of the Company T Shareholder, (B) any contract, agreement or other instrument to which the Company T Shareholder is party or by which any of its assets or properties is bound and (C) any judgment, order, injunction, decree or Law applicable to the Company T Shareholder or its assets or properties or (ii) require any consent of, or registration, declaration or filing with, notice to, or permit from, any supranational, national, state, municipal or local court or tribunal or administrative, governmental, quasi-governmental or regulatory body, agency or authority ("Governmental Entities"), except, in the case of clauses (i) and (ii) above, any such items that, individually or in the aggregate, would not be expected to be materially adverse to the ability of the Company T Shareholder to timely perform any of its obligations hereunder in any material respect.

          (d)    No Inconsistent Agreements.    Except for this Agreement, the Company T Shareholder has not: (i) entered into any contract, agreement or other instrument, voting agreement, voting trust or similar agreement with respect to any of the Covered Shares, (ii) granted any irrevocable proxy, consent or power of attorney with respect to any of the Covered Shares or (iii) taken any action that would constitute a breach hereof, make any representation or warranty of the Company T Shareholder set forth in this Article III untrue or incorrect in any material respect or have the effect of preventing or disabling the Company T Shareholder from performing in any material respect any of its obligations under this Agreement. The Company T Shareholder understands and acknowledges that Company Y and Merger Sub are entering into the Merger Agreement in reliance upon the Company T Shareholder's execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Company T Shareholder contained herein.

          (e)    No Action.    As of the date of this Agreement, there are no proceedings, claims, actions, suits or governmental or regulatory investigations pending or, to the knowledge of the Company T Shareholder, threatened against the Company T Shareholder that could reasonably be expected to impair the ability of the Company T Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

        Section 3.2    Representations and Warranties of Company Y.     Company Y represents and warrants to the Company T Shareholder that Company Y has all corporate power and authority to execute, deliver and perform this Agreement. The execution and delivery by Company Y of this Agreement, the performance by Company Y of its obligations hereunder and the consummation by Company Y of the transactions contemplated by this Agreement have been duly and validly authorized by Company Y and no other actions or proceedings on the part of Company Y are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Company Y and, assuming this Agreement constitutes a valid and binding obligation of the Company T Shareholder, constitutes a legal, valid and binding agreement of Company Y enforceable against Company Y in accordance with its terms, subject to the Bankruptcy and Equity Exception.

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ARTICLE IV

OTHER COVENANTS

        Section 4.1    Prohibition on Transfers of Company T Shares.

          (a)   Subject to the terms of this Agreement, during the term of this Agreement, the Company T Shareholder agrees not to Transfer any of the Covered Shares, or any voting right or power (including whether such right or power is granted by proxy or otherwise) or economic interest therein unless such Transfer is a Permitted Transfer. Any attempted Transfer of shares or any interest therein in violation of this Section 4.1 shall be null and void.

          (b)   This Agreement and the obligations hereunder shall attach to the Covered Shares and shall be binding upon any Person to which legal or Beneficial Ownership shall pass, whether by operation of law or otherwise, including, the Company T Shareholder's successors or assigns. The Company T Shareholder may not request that Company T or Company T's depositary bank register the Transfer (book-entry or otherwise) of any or all of the Covered Shares (whether represented by a certificate or uncertificated), unless such Transfer is made in compliance with this Agreement. Notwithstanding any Transfer of Covered Shares, the transferor shall remain liable for the performance of all of the obligations of the Company T Shareholder under this Agreement.

        Section 4.2    Prohibition on Transfers of Company Y Shares.

          (a)   Subject to the terms of this Agreement, during the period from the Closing until the date which is 180 days following the Closing Date, the Company T Shareholder agrees not to Transfer any of the Company Y Shares or Company Y ADSs received by it as consideration in the Merger, or any voting right or power (including whether such right or power is granted by proxy or otherwise) or economic interest therein unless such Transfer is a Permitted Transfer. Any attempted Transfer of shares or any interest therein in violation of this Section 4.2 shall be null and void.

          (b)   The Company T Shareholder may not request that Company Y or Company Y's depositary bank register the Transfer (book-entry or otherwise) of any or all of the Company Y Shares or Company Y ADSs received by it as consideration in the Merger (whether represented by a certificate or uncertificated), unless such Transfer is made in compliance with this Agreement. Notwithstanding any Transfer of Company Y Shares or Company Y ADSs received by the Company T Shareholder as consideration in the Merger, the transferor shall remain liable for the performance of all of the obligations of the Company T Shareholder under this Section 4.2 and the last sentence of Section 4.4.

        Section 4.3    Additional Shares.     The Company T Shareholder agrees to promptly notify Company Y of the number of Additional Shares acquired by the Company T Shareholder after the date hereof. Any such Additional Shares shall automatically become subject to the terms of this Agreement and shall constitute Covered Shares for all purposes of this Agreement.

        Section 4.4    Share Dividends, etc.     In the event of a reclassification, recapitalization, reorganization, share split (including a reverse share split) or combination, exchange or readjustment of shares, change in ratio of Company T ADS to Company T Shares, or other similar transaction, or if any share dividend, subdivision or distribution (including any dividend or distribution of securities convertible into or exchangeable for Company T Shares) is declared, in each case affecting the Covered Shares, the term "Covered Shares" shall be deemed to refer to and include such shares as well as all such share dividends and distributions and any securities of Company T into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction. In the event of any issuance of shares of voting securities by Company Y hereafter to any of the parties hereto (including, without limitation, in connection with any share split, share dividend, recapitalization,

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reorganization, reverse share split, change in ratio of Company Y ADSs to Company Y Shares, exercise of options or the like), such securities shall become subject to Section 4.2 of this Agreement until the date which is 180 days following the Closing Date.

        Section 4.5    No Solicitation.     Subject to Section 5.13 hereof, the Company T Shareholder hereby agrees that during the term of this Agreement, the Company T Shareholder shall not, and shall use reasonable best efforts to cause its Representatives not to, directly or indirectly, take any action that Company T is otherwise prohibited from taking under Section 6.2(a) of the Merger Agreement.

        Section 4.6    No Inconsistent Agreements.     Except for this Agreement, the Company T Shareholder shall not: (a) enter into any contract agreement or other instrument, option or other agreement with respect to, or consent to, a Transfer of, any of the Covered Shares, Beneficial Ownership thereof or any other interest therein, (b) create or permit to exist any lien that could prevent the Company T Shareholder from voting the Covered Shares in accordance with this Agreement or from complying in all material respects with the other obligations under this Agreement, other than any restrictions imposed by applicable Law on such Covered Shares, (c) enter into any voting or similar agreement with respect to the Covered Shares, or grant any proxy, consent or power of attorney with respect to any of the Covered Shares (other than as contemplated by Section 2.1) or (d) take any action, directly or indirectly, that could reasonably be expected to (i) result in a material breach hereof, (ii) make any representation or warranty of the Company T Shareholder set forth in Article III untrue or incorrect in any material respect or (iii) have the effect of materially delaying, preventing or disabling the Company T Shareholder from performing any of its obligations under this Agreement.

        Section 4.7    Waiver of Appraisal and Dissenters' Rights.     The Company T Shareholder hereby waives, and agrees not to assert or perfect, and shall cause any of its Affiliates who hold of record any of the Company T Shareholder's Covered Shares to waive and to not assert or perfect, any rights of appraisal or rights to dissent from the Merger that the Company T Shareholder may have under the law of the Cayman Islands by virtue of ownership of the Covered Shares.

        Section 4.8    Documentation and Information.     Company T Shareholder (i) consents to and authorizes the publication and disclosure by Company Y of the Company T Shareholder's identity and holding of the Covered Shares and the nature of its commitments and obligations under this Agreement in any disclosure required by the SEC or other Governmental Entity, including, without limitation, Company Y's Form F-4, and (ii) agrees promptly to give to Company Y any information it may reasonably request for the preparation of any such disclosure documents. Company T Shareholder shall promptly notify Company Y of any required corrections with respect to any written information supplied by the Company T Shareholder specifically for use in any such disclosure document, if and to the extent that any shall have become false or misleading in any material respect. Each of the parties hereto shall not issue any press release or make any other public statement with respect to the transactions contemplated by this Agreement and the Merger Agreement without the prior written consent of Company T and Company Y, except as such release or statement may be required by applicable Law or the rules and regulations of any national securities exchange or Governmental Entity to which the Company T Shareholder is subject or submits.

        Section 4.9    Registration of ADS.     Company Y agrees that no earlier than 15 days before the 180th day following the Closing, upon the request of the Company T Shareholder, Company Y shall cooperate, and cause its advisers to cooperate, with the Company T Shareholder so that American depositary shares (which, in the case of a Company T Shareholder who is not deemed to be an "affiliate" of Company Y under the meaning of Rule 144 of the Securities Act, shall be unrestricted American depositary shares) representing any or all Company Y Shares then Beneficially Owned by the Company T Shareholder shall be issued in the name of the Company T Shareholder on or immediately after the 180th day following the Closing) in accordance with the terms of the Company Y Deposit Agreement.

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        Section 4.10    Further Assurances.     The Company T Shareholder shall not take any action, directly or indirectly, that would make any representation or warranty of the Company T Shareholder contained herein untrue or incorrect in any material respect or have the effect of preventing, impeding, interfering with or adversely affecting in any material respect the performance by the Company T Shareholder of its obligations under this Agreement. From time to time, at Company Y's request and without further consideration, the Company T Shareholder, solely in its capacity as a Company T Shareholder of Company T, shall take all further action, and execute and deliver or cause to be executed or delivered such additional documents, as may be reasonably necessary to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Merger Agreement.

ARTICLE V

MISCELLANEOUS

        Section 5.1    Interpretation.     Unless the express context otherwise requires:

          (a)   the words "hereof", "hereto", "hereby", "herein" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

          (b)   terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

          (c)   references herein to a specific Section, Recital or Schedule shall refer, respectively, to Sections, Recitals or Schedules of this Agreement unless otherwise indicated and references to this Agreement shall refer as well to all exhibits and schedules thereto;

          (d)   wherever the word "include," "includes" or "including" is used in this Agreement, it shall be deemed to be followed by the words "without limitation";

          (e)   references herein to any gender shall include each other gender;

          (f)    references herein to any Person shall include such Person's heirs, executors, personal representatives, administrators, successors and assigns; provided, that nothing contained in this Section 5.1 is intended to authorize any assignment or Transfer not otherwise permitted by this Agreement;

          (g)   with respect to the determination of any period of time, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding";

          (h)   the word "or" shall be disjunctive but not exclusive;

          (i)    references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

          (j)    references herein to any contract (other than the Merger Agreement) mean such contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof;

          (k)   the captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify or modify the terms and provisions hereof; and

          (l)    with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

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        Section 5.2    Termination.     This Agreement and all obligations of the parties hereunder (other than as set forth in the following sentence) shall automatically terminate on the earliest to occur of (i) the Effective Time, (ii) the date of termination of the Merger Agreement in accordance with its terms, or (iii) at any time upon the written agreement of Company Y and the Company T Shareholder. Upon termination of this Agreement, the rights and obligations of all the parties will terminate and become void without further action by any party except for (i) the provisions of Section 4.2 and Section 4.9, which shall continue to apply until the date which is 180 days from the Closing Date, and (ii) the provisions of Article V, which will survive such termination indefinitely. For the avoidance of doubt, the termination of this Agreement shall not relieve any party of liability for any breach prior to such termination. All representations and warranties in this Agreement shall survive any termination of this Agreement or the Merger Agreement.

        Section 5.3    Governing Law and Venue.

          (a)   This Agreement shall be construed, performed and enforced in accordance with the Laws of the State of New York without giving effect to its principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction other than the State of New York. Any action, claim, demand, or proceeding (a "Proceeding") (whether sounding in contract, tort, equity or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought solely and exclusively in any New York State court or Federal court of the United States of America sitting in the County of New York in the State of New York. Each of the parties hereto agrees that a final judgment (subject to any appeals therefrom) relating to any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any such Proceeding, and hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such court in accordance with the provisions of this Section 5.3. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court. Each of the parties hereto hereby irrevocably and unconditionally agrees that, to the fullest extent permitted by applicable Law, service of process to such party's address set forth in Section 5.4, and in the manner provided for notices in Section 5.4, will be effective service of process for any Proceeding in New York with respect to any matter to which such party has submitted to jurisdiction as set forth in this Section 5.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

          (b)   Each party hereto acknowledges and agrees that any Proceeding which may arise under or relate to this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any Proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby, including any controversy or Proceeding involving any Company Y Related Party under this Agreement. Each party hereto certifies and acknowledges that (i) no representative, agent or attorney of any other party hereto has represented, expressly or otherwise, that such other party would not, in the event of a Proceeding, seek to enforce the foregoing waiver, (ii) each party hereto understands and has considered the implications of this waiver, (iii) each party hereto makes this waiver voluntarily, and (iv) each party hereto has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 5.3.

        Section 5.4    Notices.     All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) upon personal delivery, (b) one (1) Business Day after being sent via an internationally recognized overnight courier service, (c) three

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(3) Business Days after being sent, postage prepaid, by registered, certified or express mail or (d) upon receipt of electronic or other confirmation of transmission if sent via facsimile, in each case, at the addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice) set forth below:

        If to Company Y to:

        Youku Inc.
        11/F, SinoSteel Plaza
        8 Haidian Street, Haidian District
        Beijing 100080
        The People's Republic of China
        Telephone: (8610) 5885-1881
        Facsimile: (8610) 5970-8818
        Attention: Mr. Victor Koo

        with a copy (which shall not constitute notice) to:

        Skadden, Arps, Slate, Meagher & Flom
        42/F, Edinburgh Tower, The Landmark
        15 Queen's Road Central, Hong Kong
        Attention: Z. Julie Gao, Esq.
                          Michael V. Gisser, Esq.
        Facsimile: +852 3910 4850

        If to the Company T Shareholder, to it and its counsel at their respective addresses and facsimile numbers set forth on Schedule 1 hereto.

        Section 5.5    Amendment.     This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by Company Y and Company T Shareholder; provided that matters that only affect the right of a particular Company T Shareholder or a group of Company T Shareholder shall only require an instrument in writing signed by Company Y and the Company T Shareholder.

        Section 5.6    Extension; Waiver.     At any time before the termination of this Agreement, Company Y, on the one hand, and the Company T Shareholder, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or (c) waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

        Section 5.7    Entire Agreement.     This Agreement (together with the Merger Agreement, to the extent referred to in this Agreement) constitutes the sole and entire agreement of the Company T Shareholder or any of their Affiliates, on the one hand, and Company Y or any of its Affiliates, on the other, with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.

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        Section 5.8    No Third-Party Beneficiaries.     This Agreement is for the sole benefit of, shall be binding upon, and may be enforced solely by Company Y and the Company T Shareholder and nothing in this Agreement, express or implied, is intended to or shall confer upon any person (other than Company Y and the Company T Shareholder) any legal or equitable right, benefit or remedy of any nature whatsoever.

        Section 5.9    Severability.     The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any party or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

        Section 5.10    Rules of Construction.     The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

        Section 5.11    Assignment.     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, but not limited to, by merger or consolidation) or otherwise by any of the parties without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        Section 5.12    Specific Performance.     The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly each party to this Agreement (a) shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the forum described in Section 5.3, without proof of damages or otherwise, this being in addition to any other remedy at law or in equity, and (b) hereby waives any requirement for the posting of any bond or similar collateral in connection therewith. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

        Section 5.13    Company T Shareholder Capacity.     Notwithstanding anything contained in this Agreement to the contrary, the representations, warranties, covenants and agreements made herein by the Company T Shareholder are made solely with respect to the Company T Shareholder and the Covered Shares. The Company T Shareholder is entering into this Agreement solely in its capacity as the Beneficial Owner of such Covered Shares and nothing herein shall limit or affect any actions taken by any officer or director of Company T (or a Subsidiary of Company T) solely in his or her capacity as a director or officer of Company T (or a Subsidiary of Company T), including participating in his or her capacity as a director or officer of Company T in any discussions or negotiations with Company Y. Nothing contained herein, and no action taken by the Company T Shareholder pursuant hereto, shall be deemed to constitute the parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

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        Section 5.14    No Ownership Interest.     Nothing contained in this Agreement shall be deemed to vest in Company Y any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Company T Shareholder, and Company Y shall have no authority to direct the Company T Shareholder in the voting or disposition of any of the Covered Shares, in each case, except as otherwise provided herein.

        Section 5.15    Costs and Expenses.     All costs and expenses (including all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party) incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses.

        Section 5.16    Counterparts; Effectiveness.     This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties; provided, however, that if the Company T Shareholder fails for any reason to execute, or perform their obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

[Signature page follows]

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        IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf on the day and year first above written.

YOUKU INC.
By:	/s/ VICTOR WING CHEUNG KOO
	Name:	Victor Wing Cheung Koo
	Title:	Chairman and Chief Executive Officer

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SENNETT INVESTMENTS (MAURITIUS) PTE LTD.
By:	/s/ ANG PENG HUAT
	Name:	Ang Peng Huat
	Title:	Authorised Signatory

[Signature Page to Voting Agreement]

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Schedule 1

COMPANY T SHAREHOLDER INFORMATION

Name and Contact Information	Number of Company T Shares	Number of Company T ADSs
SENNETT INVESTMENTS (MAURITIUS) PTE LTD	19,384,853	0
c/o 60B Orchard Road #06-18 Tower 2 The Atrium@Orchard Singapore 238891
with a copy to:
c/o IMM Les Cascades Edith Cavell, Port Louis Republic of Mauritius
Attention: Lau Teck Sien Facsimile: +86 105930 4901

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EXHIBIT A

JOINDER AGREEMENT

        This Joinder Agreement ("Joinder Agreement") is executed by the undersigned (the "Transferee") pursuant to the terms of that certain Voting Agreement dated as of March 11, 2012 (the "Agreement") by and among Company Y and certain other parties named therein. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Joinder Agreement, the Transferee agrees as follows:

          (a)   Acknowledgment.    Transferee acknowledges that Transferee is acquiring certain shares of the capital share of [Tudou Holdings Limited][Youku Inc.] (the "Shares") subject to the terms and conditions of the Agreement.

          (b)   Agreement.    Transferee (i) agrees that the Shares acquired by Transferee shall be bound by and subject to the terms of the Agreement, (ii) hereby adopts the Agreement with the same force and effect as if Transferee were originally a party thereto and (iii) agrees to be subject to the obligations and restrictions of the Company T Shareholder thereunder.

          (c)   Notice.    Any notice required or permitted by the Agreement shall be given to Transferee at the address listed beside Transferee's signature below.

EXECUTED AND DATED this            day of                    .

TRANSFEREE:
By:	Name and Title
Address:
Fax:

Accepted and Agreed:

YOUKU INC.
By:
Title:

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Appendix B-5

VOTING AGREEMENT

By and among

YOUKU INC.

And

THE SHAREHOLDERS PARTY HERETO

Dated as of March 11, 2012

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INDEX OF DEFINED TERMS

Term	Section
Acquisition Proposal	4, 6
Additional Shares	4
Affiliate	3
Agreement	3
Bankruptcy and Equity Exception	7
Beneficial Owner	4
Beneficial Ownership	4
Beneficially Own	4
Beneficially Owned	4
Company T	3
Company T ADSs	4
Company T Shareholder	3
Company T Shares	4
Company Y	3
control	4
controlled by	4
controlling	4
Covered Shares	5
Effective Time	7
Exchange Act	4
Existing Shares	5
Governmental Entities	8
Merger	3
Merger Agreement	3
Merger Sub	3
Permitted Transfer	5
Transfer	5
under common control with	4

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VOTING AGREEMENT

        VOTING AGREEMENT, dated as of March 11, 2012 (this "Agreement"), by and among Youku Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Company Y"), Mr. Gary Wei Wang, an individual and a citizen of the PRC (as defined below) ("Mr. Wang") and each of the other Persons listed on Schedule 1 hereto (each such Person, including Mr. Wang, a "Company T Shareholder").

RECITALS

        WHEREAS, concurrently with the execution of this Agreement, Company Y, Two Merger Sub Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Company Y ("Merger Sub"), and Tudou Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Company T"), are entering into an Agreement and Plan of Merger, dated as of the date of this Agreement (the "Merger Agreement"), pursuant to which, among other things, Merger Sub will merge with and into Company T, with Company T surviving the merger as a wholly owned subsidiary of Company Y (the "Merger");

        WHEREAS, as of the date of this Agreement, each Company T Shareholder is the Beneficial Owner of the Existing Shares (as defined below); and

        WHEREAS, concurrently with the execution of the Merger Agreement, and as a condition and inducement to the willingness of Company Y and Merger Sub to enter into the Merger Agreement, Company Y has required that each Company T Shareholder agree, and each Company T Shareholder has agreed, upon the terms and subject to the conditions set forth herein, to enter into this Agreement and abide by the covenants and obligations set forth herein.

        NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

GENERAL

        Section 1.1    Defined Terms.     The following terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

          (a)   "Affiliate" means, as to any Person, (i) any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise and (ii) with respect to any natural Person, any member of the immediate family of such natural Person.

          (b)   "Acquisition Proposal" means any proposal or offer made by any Person (other than Company Y, Merger Sub or any Affiliate thereof) to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, (A) beneficial ownership (as defined under section 13(d) of the Exchange Act) of ten percent (10%) or more of the share capital of Company T pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction or (B) any one or more assets or businesses of Company T and its Subsidiaries that constitute ten percent (10%) or more of the revenues or assets of Company T and its Subsidiaries, taken as a whole.

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          (c)   "Additional Shares" means Company T Shares, Company T ADSs or other voting share capital of Company T with respect to which any Company T Shareholder acquires Beneficial Ownership after the date of this Agreement (including any Company T Shares issued upon the exercise of any Company T Options or warrants or the conversion of any convertible securities or otherwise).

          (d)   "Beneficial Ownership" by a Person of any security includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise (whether or not in writing), has or shares: (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term "beneficial ownership" as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person will include securities Beneficially Owned by all Affiliates of such Person and all other Persons with whom such Person would constitute a "group" within the meaning of Section 13(d) of the Exchange Act. The terms "Beneficially Own," "Beneficially Owned" and "Beneficial Owner" shall have correlative meanings.

          (e)   "Business Day" means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in New York, New York, the Cayman Islands, Hong Kong or Shanghai, China.

          (f)    "Company T ADSs" means American depositary shares of Company T.

          (g)   "Company T Shares" means the authorized share capital of Company T, which as of the date hereof consists of US$1,000,000, divided into (i) 9,990,000,000 ordinary shares of par value US$0.0001 each and (ii) 10,000,000 preferred shares of a nominal or par value of US$0.0001 each.

          (h)   "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

          (i)    "Covered Shares" means the Existing Shares and any Additional Shares.

          (j)    "Existing Shares" means Company T Shares and Company T ADSs Beneficially Owned by a Company T Shareholder on the date hereof, as set forth opposite such Company T Shareholder's name on Schedule 1 hereto.

          (k)   "Permitted Transfer" means (i) a Transfer by a Company T Shareholder to (x) an Affiliate of such Company T Shareholder, (y) a member of such Company T Shareholder's family or a trust for the benefit of such Company T Shareholder's or any member of such Company T Shareholder's family, or (z) any heir, legatees, beneficiaries and/or devisees of any individual who is a Company T Shareholder; provided that the Transferee agrees to execute a Joinder in the form attached hereto as Exhibit A; or (ii) a Transfer by a Company T Shareholder to any Person (other than a Person referred to in clause (i) above) if and only if (1) the gross proceeds received by the Transferring Company T Shareholder as part of such Transfer (together with any other Permitted Transfer made pursuant to this clause (ii)) shall not exceed an aggregate amount equal to US$10,000,000 and (2) the net proceeds of any such Transfer may not be used for any purpose other than to satisfy Mr. Wang's obligations under the Company T Founder Settlement Agreement unless and until all of Mr. Wang's obligations under the Company T Founder Settlement Agreement have been satisfied and evidence to this effect reasonably satisfactory to Company Y has been provided to Company Y.

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          (l)    "Transfer" means, directly or indirectly, to sell, transfer, offer, exchange, assign, pledge, encumber, hypothecate or otherwise dispose of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other agreement with respect to any sale, transfer, offer, exchange, assignment, pledge, encumbrance, hypothecation or other disposition.

ARTICLE II

VOTING

        Section 2.1    Agreement to Vote.

          (a)   During the period commencing on the date hereof and continuing until the termination of this Agreement in accordance with its terms, each Company T Shareholder hereby irrevocably and unconditionally agrees that at an annual or extraordinary general meeting of the shareholders of Company T and at any other meeting of the shareholders of Company T, however called, including any adjournment, recess or postponement thereof, in connection with any written consent of the shareholders of Company T and in any other circumstance upon which a vote, consent or other approval of all or some of the shareholders of Company T is sought, it shall, and shall cause any holder of record of its Covered Shares to, in each case to the extent that the Covered Shares are entitled to vote thereon or consent thereto:

              (i)  appear at each such meeting or otherwise cause all of its Covered Shares to be counted as present thereat for purposes of calculating a quorum and respond to each request by Company T for written consent, if any; and

             (ii)  vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of its Covered Shares (1) in favor of the approval and authorization of the Merger, the Plan of Merger and the approval and adoption of the Merger Agreement and the other transactions contemplated by the Merger Agreement, (2) in favor of any related proposal that is necessary to consummate the Merger and the transactions contemplated by the Merger Agreement which is considered at any such meeting of Company T Shareholders, (3) against any action, proposal, transaction or agreement that could reasonably be expected to (A) result in a breach of any representation, warranty, covenant or other obligation or agreement of Company T contained in the Merger Agreement, (B) result in a breach of any representation, warranty, covenant or other obligation or agreement of such Company T Shareholder contained in this Agreement, or (C) impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or change in any manner the voting rights of any class of shares of Company T (including any amendments to the memorandum and articles of association of Company T), (4) against any Acquisition Proposal, and (5) against any change in the composition of the board of directors of Company T (other than such changes contemplated by the Merger Agreement).

          (b)   Each Company T Shareholder shall retain at all times the right to vote such Company T Shareholder's Covered Shares in such Company T Shareholder's sole discretion and without any other limitation on those matters other than those set forth in Section 2.1(a) that are at any time or from time to time presented for consideration to Company T Shareholders of Company T generally.

        Section 2.2    Grant of Proxy.     Each Company T Shareholder hereby irrevocably and unconditionally grants a proxy to, and appoints, Company Y and any designee of Company Y, and each of them individually, as his, her or its proxies and attorneys-in-fact, with full power of substitution and resubstitution, for and in such Company T Shareholder's name, place and stead, in the event that such

B-5-3

Company T Shareholder shall at any time fail to perform its obligations under Section 2.1 hereof (other than Section 2.1(a)(ii)(3), Section 2.1(a)(ii)(4) or Section 2.1(a)(ii)5)), to vote, act by written consent or execute and deliver a proxy to vote or grant a written consent during the term of this Agreement with respect to the Covered Shares as provided in Section 2.1 hereof (other than Section 2.1(a)(ii)(3), Section 2.1(a)(ii)(4) or Section 2.1(a)(ii)5)). This proxy and power of attorney is given in connection with, and in consideration of, the execution of the Merger Agreement by Company Y and Merger Sub, and to secure the performance of the duties and obligations of such Company T Shareholder owed to Company Y under this Agreement. Each Company T Shareholder hereby (a) affirms that such irrevocable proxy is (i) coupled with an interest by reason of the Merger Agreement and (ii) executed and intended to be irrevocable in accordance with the provisions of the Laws of the State of New York, and (b) revokes any and all prior proxies granted by each Company T Shareholder with respect to the Covered Shares and no subsequent proxy shall be given by any Company T Shareholder (and if given shall be ineffective). Each Company T Shareholder shall take such further action or execute such other instruments as may be reasonably necessary in accordance with the relevant provisions of the Laws of the State of New York or any other Law to effectuate the intent of this proxy. The power of attorney granted by such Company T Shareholder herein is a durable power of attorney and, so long as Company Y has the interest secured by such power of attorney or the obligations secured by such power of attorney remain undischarged, the power of attorney shall not be revoked by the dissolution, bankruptcy, death or incapacity of such Company T Shareholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

        Section 3.1    Representations and Warranties of the Company T Shareholders.     Each Company T Shareholder represents and warrants to Company Y as follows:

          (a)   Organization; Authorization; Validity of Agreement; Necessary Action.    If such Company T Shareholder is not a natural person, such Company T Shareholder, as of the date hereof (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction) and (ii) has all corporate, limited partnership, trust or other organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. If such Company T Shareholder is a natural person, he or she, as of the date hereof, has the legal capacity and authority to execute and deliver this Agreement and perform his or her obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery by such Company T Shareholder of this Agreement, the performance by such Company T Shareholder of his, her or its obligations hereunder and the consummation by such Company T Shareholder of the transactions contemplated by this Agreement have been duly and validly authorized by such Company T Shareholder and no other actions or proceedings on the part of such Company T Shareholder are necessary to authorize the execution and delivery by him, her or it of this Agreement, the performance by him, her or it of its obligations hereunder or the consummation by him, her or it of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by such Company T Shareholder and, assuming this Agreement constitutes a valid and binding obligation of Company Y, constitutes a legal, valid and binding agreement of such Company T Shareholder enforceable against such Company T Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

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          (b)   Ownership.    Such Company T Shareholder is the Beneficial Owner of and has good and valid title to the Existing Shares set forth next to such Company T Shareholder's name on Schedule 1, free and clear of any liens, other than any liens pursuant to this Agreement or arising under the articles of association of Company T and transfer restrictions imposed by generally applicable securities Laws. As of the date of this Agreement, such Company T Shareholder's Existing Shares constitute all of the Company T Shares and Company T ADSs Beneficially Owned or owned of record by such Company T Shareholder. Except to the extent Covered Shares are Transferred after the date of this Agreement pursuant to a Permitted Transfer, such Company T Shareholder has not granted any proxy inconsistent with this Agreement that is still effective or entered into any voting or similar agreement, in each case with respect to all of such Company T Shareholder's Existing Shares and with respect to all of the Covered Shares Beneficially Owned by such Company T Shareholder at all times through the effective time of the Merger (the "Effective Time").

          (c)   Non-Contravention.    The execution and delivery of this Agreement by such Company T Shareholder do not, and the performance by such Company T Shareholder of his, her or its obligations under this Agreement and the consummation by such Company T Shareholder of the transactions contemplated by this Agreement, will not (i) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, consent, termination, cancellation or acceleration of any obligation or loss of material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any lien upon his, her or its assets or properties under, any provision of (A) any charter or organizational documents of such Company T Shareholder, (B) any contract, agreement or other instrument to which such Company T Shareholder is party or by which any of his, her or its assets or properties is bound and (C) any judgment, order, injunction, decree or Law applicable to such Company T Shareholder or his, her or its assets or properties or (ii) require any consent of, or registration, declaration or filing with, notice to, or permit from, any supranational, national, state, municipal or local court or tribunal or administrative, governmental, quasi-governmental or regulatory body, agency or authority ("Governmental Entities"), except, in the case of clauses (i) and (ii) above, any such items that, individually or in the aggregate, would not be expected to be materially adverse to the ability of such Company T Shareholder to timely perform any of its obligations hereunder in any material respect.

          (d)   No Inconsistent Agreements.    Except for this Agreement, such Company T Shareholder has not: (i) entered into any contract, agreement or other instrument, voting agreement, voting trust or similar agreement with respect to any of the Covered Shares, (ii) granted any irrevocable proxy, consent or power of attorney with respect to any of the Covered Shares or (iii) taken any action that would constitute a breach hereof, make any representation or warranty of such Company T Shareholder set forth in this Article III untrue or incorrect in any material respect or have the effect of preventing or disabling such Company T Shareholder from performing in any material respect any of its obligations under this Agreement. Such Company T Shareholder understands and acknowledges that Company Y and Merger Sub are entering into the Merger Agreement in reliance upon the Company T Shareholders' execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Company T Shareholder contained herein.

          (e)   No Action.    As of the date of this Agreement, there are no proceedings, claims, actions, suits or governmental or regulatory investigations pending or, to the knowledge of such Company T Shareholder, threatened against such Company T Shareholder that could reasonably be expected to impair the ability of such Company T Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

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        Section 3.2    Representations and Warranties of Company Y.     Company Y represents and warrants to each Company T Shareholder that Company Y has all corporate power and authority to execute, deliver and perform this Agreement. The execution and delivery by Company Y of this Agreement, the performance by Company Y of its obligations hereunder and the consummation by Company Y of the transactions contemplated by this Agreement have been duly and validly authorized by Company Y and no other actions or proceedings on the part of Company Y are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Company Y and, assuming this Agreement constitutes a valid and binding obligation of each Company T Shareholder, constitutes a legal, valid and binding agreement of Company Y enforceable against Company Y in accordance with its terms, subject to the Bankruptcy and Equity Exception.

ARTICLE IV

OTHER COVENANTS

        Section 4.1    Prohibition on Transfers of Company T Shares.

          (a)   Subject to the terms of this Agreement, during the term of this Agreement, each Company T Shareholder agrees not to Transfer any of the Covered Shares, or any voting right or power (including whether such right or power is granted by proxy or otherwise) or economic interest therein unless such Transfer is a Permitted Transfer. Any attempted Transfer of shares or any interest therein in violation of this Section 4.1 shall be null and void.

          (b)   This Agreement and the obligations hereunder shall attach to the Covered Shares and shall be binding upon any Person to which legal or Beneficial Ownership shall pass, whether by operation of law or otherwise, including, such Company T Shareholder's successors or assigns. No Company T Shareholder may request that Company T or Company T's depositary bank register the Transfer (book-entry or otherwise) of any or all of the Covered Shares (whether represented by a certificate or uncertificated), unless such Transfer is made in compliance with this Agreement. Notwithstanding any Transfer of Covered Shares, the transferor shall remain liable for the performance of all of the obligations of such Company T Shareholder under this Agreement.

        Section 4.2    Prohibition on Transfers of Company Y Shares.

          (a)   Subject to the terms of this Agreement, during the period from the Closing until the date which is 180 days following the Closing Date, each Company T Shareholder agrees not to Transfer any of the Company Y Shares or Company Y ADSs received by such Company T Shareholder as consideration in the Merger, or any voting right or power (including whether such right or power is granted by proxy or otherwise) or economic interest therein unless such Transfer is a Permitted Transfer. Any attempted Transfer of shares or any interest therein in violation of this Section 4.2 shall be null and void.

          (b)   No Company T Shareholder may request that Company Y or Company Y's depositary bank register the Transfer (book-entry or otherwise) of any or all of the Company Y Shares or Company Y ADSs received by such Company T Shareholder as consideration in the Merger (whether represented by a certificate or uncertificated), unless such Transfer is made in compliance with this Agreement. Notwithstanding any Transfer of Company Y Shares or Company Y ADSs received by the Company T Shareholders as consideration in the Merger, the transferor shall remain liable for the performance of all of the obligations of such Company T Shareholder under this Section 4.2 and the last sentence of Section 4.4.

        Section 4.3    Additional Shares.     Each Company T Shareholder agrees to promptly notify Company Y of the number of Additional Shares acquired by such Company T Shareholder after the

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date hereof. Any such Additional Shares shall automatically become subject to the terms of this Agreement and shall constitute Covered Shares for all purposes of this Agreement.

        Section 4.4    Share Dividends, etc.     In the event of a reclassification, recapitalization, reorganization, share split (including a reverse share split) or combination, exchange or readjustment of shares, change in ratio of Company T ADS to Company T Shares, or other similar transaction, or if any share dividend, subdivision or distribution (including any dividend or distribution of securities convertible into or exchangeable for Company T Shares) is declared, in each case affecting the Covered Shares, the term "Covered Shares" shall be deemed to refer to and include such shares as well as all such share dividends and distributions and any securities of Company T into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction. In the event of any issuance of shares of voting securities by Company Y hereafter to any of the parties hereto (including, without limitation, in connection with any share split, share dividend, recapitalization, reorganization, reverse share split, change in ratio of Company Y ADSs to Company Y Shares, exercise of options or the like), such securities shall become subject to Section 4.2 of this Agreement until the date which is 180 days following the Closing Date.

        Section 4.5    No Solicitation.     Subject to Section 5.13 hereof, each Company T Shareholder hereby agrees that during the term of this Agreement, such Company T Shareholder shall not, and shall use reasonable best efforts to cause his, her or its Representatives not to, directly or indirectly, take any action that Company T is otherwise prohibited from taking under Section 6.2(a) of the Merger Agreement.

        Section 4.6    No Inconsistent Agreements.     Except for this Agreement, none of the Company T Shareholders shall: (a) enter into any contract agreement or other instrument, option or other agreement with respect to, or consent to, a Transfer of, any of the Covered Shares, Beneficial Ownership thereof or any other interest therein, (b) create or permit to exist any lien that could prevent such Company T Shareholder from voting the Covered Shares in accordance with this Agreement or from complying in all material respects with the other obligations under this Agreement, other than any restrictions imposed by applicable Law on such Covered Shares, (c) enter into any voting or similar agreement with respect to the Covered Shares, or grant any proxy, consent or power of attorney with respect to any of the Covered Shares (other than as contemplated by Section 2.1) or (d) take any action, directly or indirectly, that could reasonably be expected to (i) result in a material breach hereof, (ii) make any representation or warranty of such Company T Shareholder set forth in Article III untrue or incorrect in any material respect or (iii) have the effect of materially delaying, preventing or disabling such Company T Shareholder from performing any of his, her or its obligations under this Agreement.

        Section 4.7    Waiver of Appraisal and Dissenters' Rights.     Each Company T Shareholder hereby waives, and agrees not to assert or perfect, and shall cause any of his, her or its Affiliates who hold of record any of such Company T Shareholder's Covered Shares to waive and to not assert or perfect, any rights of appraisal or rights to dissent from the Merger that such Company T Shareholder may have under the law of the Cayman Islands by virtue of ownership of the Covered Shares.

        Section 4.8    Documentation and Information.     Each Company T Shareholder (i) consents to and authorizes the publication and disclosure by Company Y of such Company T Shareholder's identity and holding of the Covered Shares and the nature of its commitments and obligations under this Agreement in any disclosure required by the SEC or other Governmental Entity, including, without limitation, Company Y's Form F-4, and (ii) agrees promptly to give to Company Y any information it may reasonably request for the preparation of any such disclosure documents. Each Company T Shareholder shall promptly notify Company Y of any required corrections with respect to any written information supplied by such Company T Shareholder specifically for use in any such disclosure document, if and to the extent that any shall have become false or misleading in any material respect.

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Each of the parties hereto shall not issue any press release or make any other public statement with respect to the transactions contemplated by this Agreement and the Merger Agreement without the prior written consent of Company T and Company Y, except as such release or statement may be required by applicable Law or the rules and regulations of any national securities exchange or Governmental Entity to which such Company T Shareholder is subject or submits.

        Section 4.9    Registration of ADS.

          (a)   Company Y agrees that no earlier than 15 days before the 180th day following the Closing, upon the request of any Company T Shareholder, Company Y shall cooperate, and cause its advisers to cooperate, with such Company T Shareholder so that American depositary shares (which, in the case of a Company T Shareholder who is not deemed to be an "affiliate" of Company Y under the meaning of Rule 144 of the Securities Act, shall be unrestricted American depositary shares) representing any or all Company Y Shares then Beneficially Owned by such Company T Shareholder shall be issued in the name of such Company T Shareholder on or immediately after the 180th day following the Closing) in accordance with the terms of the Company Y Deposit Agreement.

          (b)   In the event that any Company T Shareholder notifies Company Y that it desires to effect a Permitted Transfer pursuant to Section 1.1(k)(ii) following the Closing, and to the extent that such Transfer will be made pursuant to, and in compliance with Rule 144 of the Securities Act and in compliance with Company T's policies governing the prevention of insider trading, then Company Y shall cooperate, and cause its advisers to cooperate, with such Company T Shareholder so that American depositary shares representing a number of Company Y Shares then Beneficially Owned by such Company T Shareholder having an aggregate trading value on the public market of no more than US$10,000,000 shall be issued in the name of such Company T Shareholder as soon as practicable in accordance with the terms of the Company Y Deposit Agreement.

        Section 4.10    Evidence of Settlement Payment.     Mr. Wang will provide evidence reasonably satisfactory to Company Y prior to the Closing that all obligations he owes under the Civil Settlement Agreement, dated June 10, 2011, by and between Lei Yang and Mr. Wang (the "Company T Founder Settlement Agreement") have been satisfied, and if such evidence is not so provided and the Closing is consummated, (a) First Easy Group Limited and Mr. Wang hereby agree and irrevocably authorize Company Y to, and Company Y shall, (i) withhold a number of Company Y Class A Shares from the portion of the Merger Consideration otherwise issuable to Mr. Wang in connection with the Merger equal to the product of (x) 1.05 multiplied by (y) the quotient of (1) the aggregate amount of obligations that remain outstanding under the Company T Founder Settlement Agreement as of the Closing, divided by (2) the closing price of Company Y Class A Shares on the date that is three Business Days prior to the Closing (such number of shares, the "Withheld Shares"), and (ii) sell such Withheld Shares either on the open market or in a privately negotiated transaction on an arms' length basis (but only in the event such privately negotiated transaction is at a price per share in excess of the price per share available on the open market) and apply the proceeds from the sale or sales of such Withheld Shares to discharge any such amounts owed under the Company T Founder Settlement Agreement, with any excess proceeds being returned to Mr. Wang or any designee of Mr. Wang following the full settlement of Mr. Wang's obligations under the Company T Founder Settlement Agreement (provided, however, that Mr. Wang shall remain solely liable for all unsettled obligations under the Company T Founder Settlement Agreement) and (b) Company Y, First Easy Group Limited and Mr. Wang shall enter into an escrow agreement reasonably acceptable to Company Y to effect the withholding of such Withheld Shares, sale of such Withheld Shares and application of the proceeds of such Withheld Shares as set forth in this Section 4.10.

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        Section 4.11    SAFE Registration.     Mr. Wang shall use his reasonable best efforts to complete the amendment filings for his registration under the State Administration of Foreign Exchange's Circular on Several Issues concerning Foreign Exchange Administration for Domestic Residents to Engage in Financing and in Return Investments via Overseas Special Purpose Companies prior to the Closing.

        Section 4.12    Further Assurances.     No Company T Shareholder shall take any action, directly or indirectly, that would make any representation or warranty of such Company T Shareholder contained herein untrue or incorrect in any material respect or have the effect of preventing, impeding, interfering with or adversely affecting in any material respect the performance by such Company T Shareholder of his, her or its obligations under this Agreement. From time to time, at Company Y's request and without further consideration, each Company T Shareholder, solely in his, her or its capacity as a Company T Shareholder of Company T, shall take all further action, and execute and deliver or cause to be executed or delivered such additional documents, as may be reasonably necessary to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Merger Agreement.

ARTICLE V

MISCELLANEOUS

        Section 5.1    Interpretation.     Unless the express context otherwise requires:

          (a)   the words "hereof", "hereto", "hereby", "herein" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

          (b)   terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

          (c)   references herein to a specific Section, Recital or Schedule shall refer, respectively, to Sections, Recitals or Schedules of this Agreement unless otherwise indicated and references to this Agreement shall refer as well to all exhibits and schedules thereto;

          (d)   wherever the word "include," "includes" or "including" is used in this Agreement, it shall be deemed to be followed by the words "without limitation";

          (e)   references herein to any gender shall include each other gender;

          (f)    references herein to any Person shall include such Person's heirs, executors, personal representatives, administrators, successors and assigns; provided, that nothing contained in this Section 5.1 is intended to authorize any assignment or Transfer not otherwise permitted by this Agreement;

          (g)   with respect to the determination of any period of time, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding";

          (h)   the word "or" shall be disjunctive but not exclusive;

          (i)    references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

          (j)    references herein to any contract (other than the Merger Agreement) mean such contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof;

          (k)   the captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify or modify the terms and provisions hereof; and

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          (l)    with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

        Section 5.2    Termination.     This Agreement and all obligations of the parties hereunder (other than as set forth in the following sentence) shall automatically terminate on the earliest to occur of (i) the Effective Time, (ii) the date of termination of the Merger Agreement in accordance with its terms, or (iii) at any time upon the written agreement of Company Y and the Company T Shareholders. Upon termination of this Agreement, the rights and obligations of all the parties will terminate and become void without further action by any party except for (i) the provisions of Section 4.2 and Section 4.9, which shall continue to apply until the date which is 180 days from the Closing Date, and (ii) the provisions of Article V, which will survive such termination indefinitely. For the avoidance of doubt, the termination of this Agreement shall not relieve any party of liability for any breach prior to such termination. All representations and warranties in this Agreement shall survive any termination of this Agreement or the Merger Agreement.

        Section 5.3    Governing Law and Venue.

          (a)   This Agreement shall be construed, performed and enforced in accordance with the Laws of the State of New York without giving effect to its principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction other than the State of New York. Any action, claim, demand, or proceeding (a "Proceeding") (whether sounding in contract, tort, equity or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought solely and exclusively in any New York State court or Federal court of the United States of America sitting in the County of New York in the State of New York. Each of the parties hereto agrees that a final judgment (subject to any appeals therefrom) relating to any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any such Proceeding, and hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such court in accordance with the provisions of this Section 5.3. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court. Each of the parties hereto hereby irrevocably and unconditionally agrees that, to the fullest extent permitted by applicable Law, service of process to such party's address set forth in Section 5.4, and in the manner provided for notices in Section 5.4, will be effective service of process for any Proceeding in New York with respect to any matter to which such party has submitted to jurisdiction as set forth in this Section 5.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

          (b)   Each party hereto acknowledges and agrees that any Proceeding which may arise under or relate to this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any Proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby, including any controversy or Proceeding involving any Company Y Related Party under this Agreement. Each party hereto certifies and acknowledges that (i) no representative, agent or attorney of any other party hereto has represented, expressly or otherwise, that such other party would not, in the event of a Proceeding, seek to enforce the foregoing waiver, (ii) each party hereto understands and has considered the implications of this waiver, (iii) each party hereto makes this waiver voluntarily, and (iv) each party hereto has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 5.3.

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        Section 5.4    Notices.     All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) upon personal delivery, (b) one (1) Business Day after being sent via an internationally recognized overnight courier service, (c) three (3) Business Days after being sent, postage prepaid, by registered, certified or express mail or (d) upon receipt of electronic or other confirmation of transmission if sent via facsimile, in each case, at the addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice) set forth below:

        If to Company Y to:

        Youku Inc.
        11/F, SinoSteel Plaza
        8 Haidian Street, Haidian District
        Beijing 100080
        The People's Republic of China
        Telephone: (8610) 5885-1881
        Facsimile: (8610) 5970-8818
        Attention: Mr. Victor Koo

        with a copy (which shall not constitute notice) to:

        Skadden, Arps, Slate, Meagher & Flom
        42/F, Edinburgh Tower, The Landmark
        15 Queen's Road Central, Hong Kong
        Attention: Z. Julie Gao, Esq.
                          Michael V. Gisser, Esq.
        Facsimile: +852 3910 4850

        If to any Company T Shareholder: to such Company T Shareholder and its counsel at their respective addresses and facsimile numbers set forth on Schedule 1 hereto.

        Section 5.5    Amendment.     This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by Company Y and each Company T Shareholder; provided that matters that only affect the right of a particular Company T Shareholder or a group of Company T Shareholders shall only require an instrument in writing signed by Company Y and such Company T Shareholder or Company T Shareholders.

        Section 5.6    Extension; Waiver.     At any time before the termination of this Agreement, Company Y, on the one hand, and any of the Company T Shareholders, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or (c) waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

        Section 5.7    Entire Agreement.     This Agreement (together with the Merger Agreement, to the extent referred to in this Agreement) constitutes the sole and entire agreement of the Company T Shareholders or any of their Affiliates, on the one hand, and Company Y or any of its Affiliates, on the other, with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. No representation, warranty, inducement, promise, understanding

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or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.

        Section 5.8    No Third-Party Beneficiaries.     This Agreement is for the sole benefit of, shall be binding upon, and may be enforced solely by Company Y and the Company T Shareholders and nothing in this Agreement, express or implied, is intended to or shall confer upon any person (other than Company Y and the Company T Shareholders) any legal or equitable right, benefit or remedy of any nature whatsoever.

        Section 5.9    Severability.     The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any party or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

        Section 5.10    Rules of Construction.     The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

        Section 5.11    Assignment.     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, but not limited to, by merger or consolidation) or otherwise by any of the parties without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        Section 5.12    Specific Performance.     The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly each party to this Agreement (a) shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the forum described in Section 5.3, without proof of damages or otherwise, this being in addition to any other remedy at law or in equity, and (b) hereby waives any requirement for the posting of any bond or similar collateral in connection therewith. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

        Section 5.13    Company T Shareholder Capacity.     Notwithstanding anything contained in this Agreement to the contrary, the representations, warranties, covenants and agreements made herein by each Company T Shareholder are made solely with respect to such Company T Shareholder and the Covered Shares. Each Company T Shareholder is entering into this Agreement solely in its capacity as the Beneficial Owner of such Covered Shares and nothing herein shall limit or affect any actions taken by any officer or director of Company T (or a Subsidiary of Company T) solely in his or her capacity as a director or officer of Company T (or a Subsidiary of Company T), including participating in his or her capacity as a director or officer of Company T in any discussions or negotiations with Company Y. Nothing contained herein, and no action taken by any Company T Shareholder pursuant hereto, shall be deemed to constitute the parties as a partnership, an association, a joint venture or any other kind

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of entity, or create a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

        Section 5.14    No Ownership Interest.     Nothing contained in this Agreement shall be deemed to vest in Company Y any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Company T Shareholders, and Company Y shall have no authority to direct the Company T Shareholders in the voting or disposition of any of the Covered Shares, in each case, except as otherwise provided herein.

        Section 5.15    Costs and Expenses.     All costs and expenses (including all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party) incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses.

        Section 5.16    Counterparts; Effectiveness.     This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties; provided, however, that if any of the Company T Shareholders fails for any reason to execute, or perform their obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

        Section 5.17    Joint and Several Obligations.     The agreements, obligations, representations and warranties of the Company T Shareholders hereunder shall be joint and several.

[Signature page follows]

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        IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf on the day and year first above written.

YOUKU INC.
By:	/s/ VICTOR WING CHEUNG KOO

Name: Victor Wing Cheung Koo
Title: Chairman and Chief Executive Officer

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FIRST EASY GROUP LIMITED
By:	/s/ GARY WEI WANG

Name: Gary Wei Wang
Title: Authorized Signatory

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SPRING PROSPER GROUP LIMITED
By:	/s/ GARY WEI WANG

Name: Gary Wei Wang
Title: Authorized Signatory

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Gary Wei Wang
/s/ GARY WEI WANG

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Schedule 1

COMPANY T SHAREHOLDER INFORMATION

Name and Contact Information	Number of Company T Shares		Number of Company T ADSs	Number of Company T Options
FIRST EASY GROUP LIMITED	8,913,333		0	0
c/o P.O. Box 957, Offshore Incorporation Centre Road Town, Tortola British Virgin Islands
with a copy to:
c/o 8th Floor, No. 922 Hengshan Road Xuhui District, Shanghai 200032 The People's Republic of China
Attention: Gary Wei Wang
SPRING PROSPER GROUP LIMITED	0		0	1,057,500
c/o 8th Floor, No. 922 Hengshan Road Xuhui District, Shanghai 200032 The People's Republic of China
Attention: Gary Wei Wang
GARY WEI WANG	8,913,333	*	0	1,557,500	**
c/o 8th Floor, No. 922 Hengshan Road Xuhui District, Shanghai 200032 The People's Republic of China
Attention: Gary Wei Wang

*
Includes 8,913,333 Company T Shares held of record by First Easy Group Limited

**
Includes options to acquire 1,057,500 Company T Shares held by Spring Prosper Group Limited

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EXHIBIT A

JOINDER AGREEMENT

        This Joinder Agreement ("Joinder Agreement") is executed by the undersigned (the "Transferee") pursuant to the terms of that certain Voting Agreement dated as of March 11, 2012 (the "Agreement") by and among Company Y and certain other parties named therein. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Joinder Agreement, the Transferee agrees as follows:

          (a)   Acknowledgment.    Transferee acknowledges that Transferee is acquiring certain shares of the capital share of [Tudou Holdings Limited][Youku Inc.] (the "Shares") subject to the terms and conditions of the Agreement.

          (b)   Agreement.    Transferee (i) agrees that the Shares acquired by Transferee shall be bound by and subject to the terms of the Agreement, (ii) hereby adopts the Agreement with the same force and effect as if Transferee were originally a party thereto and (iii) agrees to be subject to the obligations and restrictions of a Company T Shareholder thereunder.

          (c)   Notice.    Any notice required or permitted by the Agreement shall be given to Transferee at the address listed beside Transferee's signature below.

EXECUTED AND DATED this            day of                        .

TRANSFEREE:
By:
Name and Title
Address:
Fax:

Accepted and Agreed:
YOUKU INC.
By:
Title:

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Appendix B-6

VOTING AGREEMENT

By and among

TUDOU HOLDINGS LIMITED

And

THE SHAREHOLDERS PARTY HERETO

Dated as of March 11, 2012

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INDEX OF DEFINED TERMS

Term	Section
Additional Shares	4
Affiliate	3
Agreement	3
Bankruptcy and Equity Exception	6
Beneficial Owner	4
Beneficial Ownership	4
Beneficially Own	4
Beneficially Owned	4
Business Day	4
Company T	3
Company Y	3
Company Y ADSs	4
Company Y Shareholder	3
Company Y Shares	4
control	4
controlled by	4
controlling	4
Covered Shares	4
Effective Time	7
Exchange Act	4
Existing Shares	4
Governmental Entities	7
Merger	3
Merger Agreement	3
Merger Sub	3
Permitted Transfer	4
Transfer	5
under common control with	4

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VOTING AGREEMENT

        VOTING AGREEMENT, dated as of March 11, 2012 (this "Agreement"), by and among Tudou Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Company T"), and each of the Persons listed on Schedule 1 hereto (each, a "Company Y Shareholder").

RECITALS

        WHEREAS, concurrently with the execution of this Agreement, Company T, Youku Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Company Y"), and Two Merger Sub Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Company Y ("Merger Sub"), are entering into an Agreement and Plan of Merger, dated as of the date of this Agreement (the "Merger Agreement"), pursuant to which, among other things, Merger Sub will merge with and into Company T, with Company T surviving the merger as a wholly owned subsidiary of Company Y (the "Merger");

        WHEREAS, as of the date of this Agreement, each Company Y Shareholder is the Beneficial Owner of the Existing Shares (as defined below); and

        WHEREAS, concurrently with the execution of the Merger Agreement, and as a condition and inducement to the willingness of Company T to enter into the Merger Agreement, Company T has required that each Company Y Shareholder agree, and each Company Y Shareholder has agreed, upon the terms and subject to the conditions set forth herein, to enter into this Agreement and abide by the covenants and obligations set forth herein.

        NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

GENERAL

        Section 1.1    Defined Terms.     The following terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

          (a)   "Affiliate" means, as to any Person, (i) any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise and (ii) with respect to any natural Person, any member of the immediate family of such natural Person.

          (b)   "Additional Shares" means Company Y Shares, Company Y ADSs or other voting share capital of Company Y with respect to which any Company Y Shareholder acquires Beneficial Ownership after the date of this Agreement (including any Company Y Shares issued upon the exercise of any Company Y Options or warrants or the conversion of any convertible securities or otherwise).

          (c)   "Beneficial Ownership" by a Person of any security includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise (whether or not in writing), has or shares: (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in

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  accordance with the term "beneficial ownership" as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person will include securities Beneficially Owned by all Affiliates of such Person. The terms "Beneficially Own," "Beneficially Owned" and "Beneficial Owner" shall have correlative meanings.

          (a)   "Business Day" means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in New York, New York, the Cayman Islands, Hong Kong or Shanghai, China.

          (b)   "Company Y ADSs" means American depositary shares of Company Y.

          (d)   "Company Y Shares" means the authorized share capital of Company Y, which as of the date hereof consists of US$100,000, divided into 10,000,000,000 shares of par value US$0.00001 each.

          (e)   "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

          (f)    "Covered Shares" means the Existing Shares and any Additional Shares.

          (g)   "Existing Shares" means Company Y Shares and Company Y ADSs Beneficially Owned by a Company Y Shareholder on the date hereof, as set forth opposite such Company Y Shareholder's name on Schedule 1 hereto.

          (h)   "Permitted Transfer" means a Transfer by a Company Y Shareholder to (i) Affiliates, limited or general partners, members or stockholders of such Company Y Shareholder, (ii) a member of such Company Y Shareholder's family or a trust for the benefit of such Company Y Shareholder's or any member of such Company Y Shareholder's family, or (iii) any heir, legatees, beneficiaries and/or devisees of any individual who is a Company Y Shareholder; provided that the Transferee agrees to execute a Joinder in the form attached hereto as Exhibit A.

          (i)    "Transfer" means, directly or indirectly, to sell, transfer, offer, exchange, assign, pledge, encumber, hypothecate or otherwise dispose of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other agreement with respect to any sale, transfer, offer, exchange, assignment, pledge, encumbrance, hypothecation or other disposition.

ARTICLE II

VOTING

        Section 2.1    Agreement to Vote.

          (a)   During the period commencing on the date hereof and continuing until the termination of this Agreement in accordance with its terms, each Company Y Shareholder hereby irrevocably and unconditionally agrees that at an annual or extraordinary general meeting of the shareholders of Company Y and at any other meeting of the shareholders of Company Y, however called, including any adjournment, recess or postponement thereof, in connection with any written consent of the shareholders of Company Y and in any other circumstance upon which a vote, consent or other approval of all or some of the shareholders of Company Y is sought, it shall, and shall cause

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  any holder of record of its Covered Shares to, in each case to the extent that the Covered Shares are entitled to vote thereon or consent thereto:

              (i)  appear at each such meeting or otherwise cause all of its Covered Shares to be counted as present thereat for purposes of calculating a quorum and respond to each request by Company Y for written consent, if any; and

             (ii)  vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of its Covered Shares (1) in favor of the approval and authorization of the issuance of Class A ordinary shares, par value US$0.00001 per share, of the Company (including those represented by American depositary shares), constituting the Merger Consideration (as such term is defined in the Merger Agreement), to the Company T Shareholders, (2) in favor of any related proposal that is necessary to consummate the Merger and the transactions contemplated by the Merger Agreement, on the terms contemplated by the Merger Agreement including the Merger Consideration contemplated by the Merger Agreement, which is considered at any such meeting of Company Y Shareholders, (3) against any action, proposal, transaction or agreement that could reasonably be expected to (A) result in a breach of any representation, warranty, covenant or other obligation or agreement of Company Y contained in the Merger Agreement, (B) result in a breach of any representation, warranty, covenant or other obligation or agreement of such Company Y Shareholder contained in this Agreement, or (C) impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or change in any manner the voting rights of any class of shares of Company Y (including any amendments to the memorandum and articles of association of Company Y, other than such amendments contemplated by the Merger Agreement and/or any amendments that will not (i) impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or (ii) have a disproportionate adverse effect on Company T shareholders relative to current holders of Company Y's Class A Ordinary Shares), (4) against any Competing Proposal, and (5) against any change in the composition of the board of directors of Company Y (other than such changes contemplated by the Merger Agreement).

          (b)   Each Company Y Shareholder shall retain at all times the right to vote such Company Y Shareholder's Covered Shares in such Company Y Shareholder's sole discretion and without any other limitation on those matters other than those set forth in Section 2.1(a) that are at any time or from time to time presented for consideration to Company Y Shareholders of Company Y generally.

        Section 2.2    Grant of Proxy.     Each Company Y Shareholder hereby irrevocably and unconditionally grants a proxy to, and appoints, Company T and any designee of Company T, and each of them individually, as his, her or its proxies and attorneys-in-fact, with full power of substitution and resubstitution, for and in such Company Y Shareholder's name, place and stead, in the event that such Company Y Shareholder shall at any time fail to perform its obligations under Section 2.1 hereof (other than Section 2.1(a)(ii)(3), Section 2.1(a)(ii)(4) or Section 2.1(a)(ii)(5)), to vote, act by written consent or execute and deliver a proxy to vote or grant a written consent during the term of this Agreement with respect to the Covered Shares as provided in Section 2.1 hereof (other than Section 2.1(a)(ii)(3), Section 2.1(a)(ii)(4) or Section 2.1(a)(ii)(5)). This proxy and power of attorney is given in connection with, and in consideration of, the execution of the Merger Agreement by Company T, and to secure the performance of the duties and obligations of such Company Y Shareholder owed to Company T under this Agreement. Each Company Y Shareholder hereby (a) affirms that such irrevocable proxy is (i) coupled with an interest by reason of the Merger Agreement and (ii) executed and intended to be irrevocable in accordance with the provisions of the Laws of the State of New York, and (b) revokes any and all prior proxies granted by each Company Y Shareholder with respect to the Covered Shares and no subsequent proxy shall be given by any

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Company Y Shareholder (and if given shall be ineffective). Each Company Y Shareholder shall take such further action or execute such other instruments as may be reasonably necessary in accordance with the relevant provisions of the Laws of the State of New York or any other Law to effectuate the intent of this proxy. The power of attorney granted by such Company Y Shareholder herein is a durable power of attorney and, so long as Company T has the interest secured by such power of attorney or the obligations secured by such power of attorney remain undischarged, the power of attorney shall not be revoked by the dissolution, bankruptcy, death or incapacity of such Company Y Shareholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

        Section 3.1    Representations and Warranties of the Company Y Shareholders.     Each Company Y Shareholder represents and warrants to Company Y as follows:

        (a)    Organization; Authorization; Validity of Agreement; Necessary Action.     If such Company Y Shareholder is not a natural person, such Company Y Shareholder, as of the date hereof (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction) and (ii) has all corporate, limited partnership, trust or other organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. If such Company Y Shareholder is a natural person, he or she, as of the date hereof, has the legal capacity and authority to execute and deliver this Agreement and perform his or her obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery by such Company Y Shareholder of this Agreement, the performance by such Company Y Shareholder of his, her or its obligations hereunder and the consummation by such Company Y Shareholder of the transactions contemplated by this Agreement have been duly and validly authorized by such Company Y Shareholder and no other actions or proceedings on the part of such Company Y Shareholder are necessary to authorize the execution and delivery by him, her or it of this Agreement, the performance by him, her or it of its obligations hereunder or the consummation by him, her or it of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by such Company Y Shareholder and, assuming this Agreement constitutes a valid and binding obligation of Company T, constitutes a legal, valid and binding agreement of such Company Y Shareholder enforceable against such Company Y Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

        (b)    Ownership.     Such Company Y Shareholder is the Beneficial Owner of and has good and valid title to the Existing Shares set forth next to such Company Y Shareholder's name on Schedule 1, free and clear of any liens, other than any liens pursuant to this Agreement or arising under the articles of association of Company Y and transfer restrictions imposed by generally applicable securities Laws. As of the date of this Agreement, such Company Y Shareholder's Existing Shares constitute all of the Company Y Shares and Company Y ADSs Beneficially Owned or owned of record by such Company Y Shareholder. Except to the extent Covered Shares are Transferred after the date of this Agreement pursuant to a Permitted Transfer, such Company Y Shareholder has not granted any proxy inconsistent with this Agreement that is still effective or entered into any voting or similar agreement, in each case with respect to all of such Company Y Shareholder's Existing Shares and with respect to all of the Covered Shares Beneficially Owned by such Company Y Shareholder at all times through the effective time of the Merger (the "Effective Time").

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        (c)    Non-Contravention.     The execution and delivery of this Agreement by such Company Y Shareholder do not, and the performance by such Company Y Shareholder of his, her or its obligations under this Agreement and the consummation by such Company Y Shareholder of the transactions contemplated by this Agreement, will not (i) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, consent, termination, cancellation or acceleration of any obligation or loss of material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any lien upon his, her or its assets or properties under, any provision of (A) any charter or organizational documents of such Company Y Shareholder, (B) any contract, agreement or other instrument to which such Company Y Shareholder is party or by which any of his, her or its assets or properties is bound and (C) any judgment, order, injunction, decree or Law applicable to such Company Y Shareholder or his, her or its assets or properties or (ii) require any consent of, or registration, declaration or filing with, notice to, or permit from, any supranational, national, state, municipal or local court or tribunal or administrative, governmental, quasi-governmental or regulatory body, agency or authority ("Governmental Entities"), except, in the case of clauses (i) and (ii) above, any such items that, individually or in the aggregate, would not be expected to be materially adverse to the ability of such Company Y Shareholder to timely perform any of its obligations hereunder in any material respect.

        (d)    No Inconsistent Agreements.     Except for this Agreement, such Company Y Shareholder has not: (i) entered into any contract, agreement or other instrument, voting agreement, voting trust or similar agreement with respect to any of the Covered Shares, (ii) granted any irrevocable proxy, consent or power of attorney with respect to any of the Covered Shares or (iii) taken any action that would constitute a breach hereof, make any representation or warranty of such Company Y Shareholder set forth in this Article III untrue or incorrect in any material respect or have the effect of preventing or disabling such Company Y Shareholder from performing in any material respect any of its obligations under this Agreement. Such Company Y Shareholder understands and acknowledges that Company Y and Merger Sub are entering into the Merger Agreement in reliance upon the Company Y Shareholder's execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Company Y Shareholder contained herein.

        (e)    No Action.     As of the date of this Agreement, there are no proceedings, claims, actions, suits or governmental or regulatory investigations pending or, to the knowledge of such Company Y Shareholder, threatened against such Company Y Shareholder that could reasonably be expected to impair the ability of such Company Y Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

        Section 3.2    Representations and Warranties of Company T.     Company T represents and warrants to each Company Y Shareholder that Company T has all corporate power and authority to execute, deliver and perform this Agreement. The execution and delivery by Company T of this Agreement, the performance by Company T of its obligations hereunder and the consummation by Company T of the transactions contemplated by this Agreement have been duly and validly authorized by Company T and no other actions or proceedings on the part of Company T are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Company T and, assuming this Agreement constitutes a valid and binding obligation of each Company Y Shareholder, constitutes a legal, valid and binding agreement of Company T enforceable against Company T in accordance with its terms, subject to the Bankruptcy and Equity Exception.

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 ARTICLE IV

OTHER COVENANTS

        Section 4.1    Prohibition on Transfers.

          (a)   Subject to the terms of this Agreement, during the term of this Agreement, each Company Y Shareholder agrees not to Transfer any of the Covered Shares, or any voting right or power (including whether such right or power is granted by proxy or otherwise) or economic interest therein unless such Transfer is a Permitted Transfer. Any attempted Transfer of shares or any interest therein in violation of this Section 4.1 shall be null and void.

          (b)   During the term of this Agreement, this Agreement and the obligations hereunder shall attach to the Covered Shares and shall be binding upon any Person to which legal or Beneficial Ownership shall pass, whether by operation of Law or otherwise, including, such Company Y Shareholder's successors or assigns. No Company Y Shareholder may request that Company Y or Company Y's depositary bank register the Transfer (book-entry or otherwise) any or all of the Covered Shares (whether represented by a certificate or uncertificated), unless such Transfer is made in compliance with this Agreement. Notwithstanding any Transfer of Covered Shares, the transferor shall remain liable for the performance of all of the obligations of such Company Y Shareholder under this Agreement.

        Section 4.2    Additional Shares.     Each Company Y Shareholder agrees to promptly notify Company T of the number of Additional Shares acquired by such Company Y Shareholder after the date hereof. Any such Additional Shares shall automatically become subject to the terms of this Agreement and shall constitute Covered Shares for all purposes of this Agreement.

        Section 4.3    Share Dividends, etc.     In the event of a reclassification, recapitalization, reorganization, share split (including a reverse share split) or combination, exchange or readjustment of shares, change in ratio of Company Y ADS to Company Y Shares, or other similar transaction, or if any share dividend, subdivision or distribution (including any dividend or distribution of securities convertible into or exchangeable for Company Y Shares) is declared, in each case affecting the Covered Shares, the term "Covered Shares" shall be deemed to refer to and include such shares as well as all such share dividends and distributions and any securities of Company Y into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

        Section 4.4    No Solicitation.     Subject to Section 5.13 hereof, each Company Y Shareholder hereby agrees that during the term of this Agreement, such Company Y Shareholder shall not, and shall use reasonable best efforts to cause his, her or its Representatives not to, directly or indirectly, take any action that Company Y is otherwise prohibited from taking under Section 6.3(a) of the Merger Agreement.

        Section 4.5    No Inconsistent Agreements.     Except for this Agreement and as contemplated by this Agreement, none of the Company Y Shareholders shall (a) enter into any contract agreement or other instrument, option or other agreement with respect to, or consent to, a Transfer of, any of the Covered Shares, Beneficial Ownership thereof or any other interest therein, (b) create or permit to exist any lien that could reasonably be expected to prevent such Company Y Shareholder from voting the Covered Shares in accordance with this Agreement or from complying in all material respects with the other obligations under this Agreement, other than any restrictions imposed by applicable Law on such Covered Shares, (c) enter into any voting or similar agreement with respect to the Covered Shares or grant any proxy, consent or power of attorney with respect to any of the Covered Shares (other than as contemplated by Section 2.1) or (d) take any action, directly or indirectly, that could reasonably be expected to (i) result in a material breach hereof, (ii) make any representation or warranty of such Company Y Shareholder set forth in Article III untrue or incorrect in any material respect or (iii) have the effect of materially delaying, preventing or disabling such Company Y Shareholder from performing any of his, her or its obligations under this Agreement.

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        Section 4.6    Reserved.

        Section 4.7    Documentation and Information.     Each Company Y Shareholder (i) consents to and authorizes the publication and disclosure by Company T of such Company Y Shareholder's identity and holding of the Covered Shares and the nature of its commitments and obligations under this Agreement in any disclosure required by the SEC or other Governmental Entity, including, without limitation, Company T's proxy statement relating to the Merger, and (ii) agrees promptly to give to Company Y any information it may reasonably request for the preparation of any such disclosure documents. Each Company Y Shareholder shall promptly notify Company T of any required corrections with respect to any written information supplied by such Company Y Shareholder specifically for use in any such disclosure document, if and to the extent that any shall have become false or misleading in any material respect. Each of the parties hereto shall not issue any press release or make any other public statement with respect to the transactions contemplated by this Agreement and the Merger Agreement without the prior written consent of Company T and Company Y, except as such release or statement may be required by applicable Law, the SEC or the rules and regulations of any national securities exchange or Governmental Entity to which such Company Y Shareholder is subject or submits.

        Section 4.8    Further Assurances.     No Company Y Shareholder shall take any action, directly or indirectly, that would make any representation or warranty of such Company Y Shareholder contained herein untrue or incorrect in any material respect or have the effect of preventing, impeding, interfering with or adversely affecting in any material respect the performance by such Company Y Shareholder of his, her or its obligations under this Agreement. From time to time, at Company T's request and without further consideration, each Company Y Shareholder, solely in his, her or its capacity as a Company Y Shareholder of Company Y, shall take all further action, and execute and deliver or cause to be executed or delivered such additional documents, as may be reasonably necessary to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Merger Agreement.

ARTICLE V

MISCELLANEOUS

        Section 5.1    Interpretation.     Unless the express context otherwise requires:

          (a)   the words "hereof", "hereto", "hereby", "herein" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

          (b)   terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

          (c)   references herein to a specific Section, Recital or Schedule shall refer, respectively, to Sections, Recitals or Schedules of this Agreement unless otherwise indicated and references to this Agreement shall refer as well to all exhibits and schedules thereto;

          (d)   wherever the word "include," "includes" or "including" is used in this Agreement, it shall be deemed to be followed by the words "without limitation";

          (e)   references herein to any gender shall include each other gender;

          (f)    references herein to any Person shall include such Person's heirs, executors, personal representatives, administrators, successors and assigns; provided, that nothing contained in this Section 5.1 is intended to authorize any assignment or Transfer not otherwise permitted by this Agreement;

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          (g)   with respect to the determination of any period of time, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding";

          (h)   the word "or" shall be disjunctive but not exclusive;

          (i)    references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

          (j)    references herein to any contract (other than the Merger Agreement) means such contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof;

          (k)   the captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify or modify the terms and provisions hereof; and

          (l)    with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

        Section 5.2    Termination.     This Agreement and all obligations of the parties hereunder (other than as set forth in the following sentence) shall automatically terminate on the earliest to occur of (i) the Effective Time, (ii) the date of termination of the Merger Agreement in accordance with its terms, or (iii) at any time upon the written agreement of Company T and the Company Y Shareholders. Upon termination of this Agreement, the rights and obligations of all the parties will terminate and become void without further action by any party except for the provisions of Article V, which will survive such termination indefinitely. For the avoidance of doubt, the termination of this Agreement shall not relieve any party of liability for any breach prior to such termination. All representations and warranties in this Agreement shall survive any termination of this Agreement or the Merger Agreement.

        Section 5.3    Governing Law and Venue.

          (a)   This Agreement shall be construed, performed and enforced in accordance with the Laws of the State of New York without giving effect to its principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction other than the State of New York. Any action, claim, demand, or proceeding (a "Proceeding") (whether sounding in contract, tort, equity or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought solely and exclusively in any New York State court or Federal court of the United States of America sitting in the County of New York in the State of New York. Each of the parties hereto agrees that a final judgment (subject to any appeals therefrom) relating to any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any such Proceeding, and hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such court in accordance with the provisions of this Section 5.3. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court. Each of the parties hereto hereby irrevocably and unconditionally agrees that, to the fullest extent permitted by applicable Law, service of process to such party's address set forth in Section 5.4, and in the manner provided for notices in Section 5.4, will be effective service of process for any Proceeding in New York with respect to any matter to which such party has submitted to jurisdiction as set forth in this Section 5.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

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          (b)   Each party hereto acknowledges and agrees that any Proceeding which may arise under or relate to this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any Proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby, including any controversy or Proceeding involving any Company T Related Party under this Agreement. Each party hereto certifies and acknowledges that (i) no representative, agent or attorney of any other party hereto has represented, expressly or otherwise, that such other party would not, in the event of a Proceeding, seek to enforce the foregoing waiver, (ii) each party hereto understands and has considered the implications of this waiver, (iii) each party hereto makes this waiver voluntarily, and (iv) each party hereto has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 5.3.

        Section 5.4    Notices.     All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) upon personal delivery, (b) one (1) Business Day after being sent via an internationally recognized overnight courier service, (c) three (3) Business Days after being sent, postage prepaid, by registered, certified or express mail or (d) upon receipt of electronic or other confirmation of transmission if sent via facsimile, in each case, at the addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice) set forth below:

        If to Company T to:

        Tudou Holdings Limited
        Building No. 6, X2 Creative Park, 1238 Xietu Road
        Xuhui District
        Shanghai 20032
        The People's Republic of China
        Telephone: +86-21-5170-2355
        Facsimile: +86-21-5170-2366
        Attention: Gary Wei Wang
                          Jixun Foo
                          Bin Yu

        with a copy (which shall not constitute notice) to:

        Kirkland & Ellis
        26th Floor, Gloucester Tower, The Landmark
        15 Queen's Road Central, Hong Kong
        Attention: David Zhang
                          Jesse Sheley
        Facsimile: +852-3761-3301

        If to any Company Y Shareholder: to such Company Y Shareholder and its counsel at their respective addresses and facsimile numbers set forth on Schedule 1 hereto.

        Section 5.5    Amendment.     This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by Company T and each Company Y Shareholder; provided that matters that only affect the right of a particular Company Y Shareholder or a group of Company Y Shareholders shall only require an instrument in writing signed by Company T and such Company Y Shareholder or Company Y Shareholders.

        Section 5.6    Extension; Waiver.     At any time before the termination of this Agreement, Company T, on the one hand, and any of the Company Y Shareholders, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party,

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(b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or (c) waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

        Section 5.7    Entire Agreement.     This Agreement (together with the Merger Agreement, to the extent referred to in this Agreement) constitutes the sole and entire agreement of the Company Y Shareholders or any of their Affiliates, on the one hand, and Company Y or any of its Affiliates, on the other, with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.

        Section 5.8    No Third-Party Beneficiaries.     This Agreement is for the sole benefit of, shall be binding upon, and may be enforced solely by Company T and the Company Y Shareholders and nothing in this Agreement, express or implied, is intended to or shall confer upon any person (other than Company T and the Company Y Shareholders) any legal or equitable right, benefit or remedy of any nature whatsoever.

        Section 5.9    Severability.     The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any party or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

        Section 5.10    Rules of Construction.     The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

        Section 5.11    Assignment.     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, but not limited to, by merger or consolidation) or otherwise by any of the parties without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        Section 5.12    Specific Performance.     The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly each party to this Agreement (a) shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the forum described in Section 5.3, without proof of damages or otherwise, this being in addition to any other remedy at law or in equity, and (b) hereby waives any requirement for the posting of any bond or similar collateral in connection therewith. Each party hereto agrees that it will

B-6-10

not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

        Section 5.13    Company Y Shareholder Capacity.     Notwithstanding anything contained in this Agreement to the contrary, the representations, warranties, covenants and agreements made herein by each Company Y Shareholder are made solely with respect to such Company Y Shareholder and the Covered Shares. Each Company Y Shareholder is entering into this Agreement solely in its capacity as the Beneficial Owner of such Covered Shares and nothing herein shall limit or affect any actions taken by any officer or director of Company Y (or a Subsidiary of Company Y) in his or her capacity as a director or officer of Company Y (or a Subsidiary of Company Y), including participating in his or her capacity as a director or officer of Company Y in any discussions or negotiations with Company T. Nothing contained herein, and no action taken by any Company Y Shareholder pursuant hereto, shall be deemed to constitute the parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

        Section 5.14    No Ownership Interest.     Nothing contained in this Agreement shall be deemed to vest in Company T any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Company Y Shareholders, and Company T shall have no authority to direct the Company Y Shareholders in the voting or disposition of any of the Covered Shares, in each case, except as otherwise provided herein.

        Section 5.15    Costs and Expenses.     All costs and expenses (including all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party) incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses.

        Section 5.16    Counterparts; Effectiveness.     This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties; provided, however, that if any of the Company Y Shareholders fails for any reason to execute, or perform their obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

        Section 5.17    Several Obligations.     The agreements, obligations, representations and warranties of the Company Y Shareholders hereunder shall be several and not joint.

        Section 5.18    No Agreement Until Executed.     This Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Company Y Board has adopted and approved the Merger, (b) the Merger Agreement is executed by all parties thereto and (c) this Agreement is executed by all parties hereto.

[Signature page follows]

B-6-11

        IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf on the day and year first above written.

Tudou Holdings Limited
By:	/s/ GARY WEI WANG
	Name:	Gary Wei Wang
	Title:	Chief Executive Officer

[Signature Page to the Voting Agreement]

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Brookside Capital Partners Fund, L.P.
By:	/s/ RANESH RAMANATHAN
	Name:	Ranesh Ramanathan
	Title:	General Counsel

[Signature Page to the Voting Agreement]

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Schedule 1

COMPANY Y SHAREHOLDER INFORMATION

Name and Contact Information	Number of Company Y Shares	Number of Company Y ADSs
Brookside Capital Partners Fund, L.P.	224,782,288	12,487,904
c/o John Hancock Tower 200 Clarendon Street Boston, MA 02116 Attention: Facsimile:
with a copy to: Ropes & Gray LLP Prudential Tower, 800 Boylston Street Boston, MA 02199-3600 Attention: Paul Boltz Thomas Holden Facsimile: (617) 235-7323

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EXHIBIT A

JOINDER AGREEMENT

        This Joinder Agreement ("Joinder Agreement") is executed by the undersigned (the "Transferee") pursuant to the terms of that certain Voting Agreement dated as of March 11, 2012 (the "Agreement") by and among Company T and certain other parties named therein. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Joinder Agreement, the Transferee agrees as follows:

          (a)   Acknowledgment.    Transferee acknowledges that Transferee is acquiring certain shares of the capital share of Company Y (the "Shares") subject to the terms and conditions of the Agreement.

          (b)   Agreement.    Transferee (i) agrees that the Shares acquired by Transferee shall be bound by and subject to the terms of the Agreement, (ii) hereby adopts the Agreement with the same force and effect as if Transferee were originally a party thereto and (iii) agrees to be subject to the obligations and restrictions of a Company Y Shareholder thereunder.

          (c)   Notice.    Any notice required or permitted by the Agreement shall be given to Transferee at the address listed beside Transferee's signature below.

        EXECUTED AND DATED this                      day of                              .

TRANSFEREE:
By:
Name and Title
Address:
Fax:

Accepted and Agreed:
TUDOU HOLDINGS LIMITED
By:
Title:

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Appendix B-7

VOTING AGREEMENT

By and among

TUDOU HOLDINGS LIMITED

And

MAVERICK FUND USA, LTD.,
MAVERICK FUND, L.D.C.,
MAVERICK FUND II, LTD.,
MAVERICK LONG FUND, LTD.,
MAVERICK LONG ENHANCED FUND, LTD.,
MAVERICK NEUTRAL FUND, LTD.,
MAVERICK NEUTRAL LEVERED FUND, LTD.,
MAVERICK II HOLDINGS, LTD.,
MAVERICK FUND PRIVATE INVESTMENTS, LTD.
And
MAVERICK USA II, CORP.

Dated as of March 11, 2012

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INDEX OF DEFINED TERMS

Term	Section
Affiliate	4
Agreement	3
Bankruptcy and Equity Exception	7
Beneficial Owner	4
Beneficial Ownership	4
Beneficially Own	4
Beneficially Owned	4
Business Day	4
Company T	3
Company Y	3
Company Y ADSs	4
Company Y Shareholder	3
Company Y Shares	4
control	4
controlled by	4
controlling	4
Covered Shares	5
Effective Time	8
Exchange Act	4
Governmental Entities	8
Merger	3
Merger Agreement	3
Merger Sub	3
Permitted Transfer	5
Transfer	5
under common control with	4

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VOTING AGREEMENT

        VOTING AGREEMENT, dated as of March 11, 2012 (this "Agreement"), by and among Tudou Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Company T"), each of Maverick Fund USA, Ltd., Maverick Fund, L.D.C., Maverick Fund II, Ltd., Maverick Long Fund, Ltd., Maverick Long Enhanced Fund, Ltd., Maverick Neutral Fund, Ltd., Maverick Neutral Levered Fund, Ltd., Maverick II Holdings, Ltd., Maverick Fund Private Investments, Ltd. and Maverick USA II, Corp. (each, a "Company Y Shareholder").

RECITALS

        WHEREAS, concurrently with the execution of this Agreement, Company T, Youku Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Company Y"), and Two Merger Sub Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Company Y ("Merger Sub"), are entering into an Agreement and Plan of Merger, dated as of the date of this Agreement (the "Merger Agreement"), pursuant to which, among other things, Merger Sub will merge with and into Company T, with Company T surviving the merger as a wholly owned subsidiary of Company Y (the "Merger");

        WHEREAS, as of the date of this Agreement, each Company Y Shareholder is the Beneficial Owner of the Covered Shares (as defined below); and

        WHEREAS, concurrently with the execution of the Merger Agreement, and as a condition and inducement to the willingness of Company T to enter into the Merger Agreement, Company T has required that each Company Y Shareholder agree, and each Company Y Shareholder has agreed, upon the terms and subject to the conditions set forth herein, to enter into this Agreement and abide by the covenants and obligations set forth herein.

        NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

GENERAL

        Section 1.1    Defined Terms.     The following terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

          (a)   "Affiliate" means, as to any Person, (i) any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise and (ii) with respect to any natural Person, any member of the immediate family of such natural Person.

          (b)   "Beneficial Ownership" by a Person of any security includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise (whether or not in writing), has or shares: (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term "beneficial ownership" as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person will include

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  securities Beneficially Owned by all Affiliates of such Person and all other Persons with whom such Person would constitute a "group" within the meaning of Section 13(d) of the Exchange Act. The terms "Beneficially Own," "Beneficially Owned" and "Beneficial Owner" shall have correlative meanings.

          (a)   "Business Day" means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in New York, New York, the Cayman Islands, Hong Kong or Shanghai, China.

          (b)   "Company Y ADSs" means American depositary shares of Company Y.

          (c)   "Company Y Shares" means the authorized share capital of Company Y, which as of the date hereof consists of US$100,000, divided into 10,000,000,000 shares of par value US$0.00001 each.

          (d)   "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

          (e)   "Covered Shares" means Company Y Shares and Company Y ADSs Beneficially Owned by a Company Y Shareholder on the date hereof, as set forth opposite such Company Y Shareholder's name on Schedule 1 hereto.

          (f)    "Permitted Transfer" means a Transfer by a Company Y Shareholder to any Transferee that executes a Joinder in substantially the form attached hereto as Exhibit A.

          (g)   "Transfer" means, directly or indirectly, to sell, transfer, offer, exchange, assign, pledge, encumber, hypothecate or otherwise dispose of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other agreement with respect to any sale, transfer, offer, exchange, assignment, pledge, encumbrance, hypothecation or other disposition.

ARTICLE II

VOTING

        Section 2.1    Agreement to Vote.

          (a)   During the period commencing on the date hereof and continuing until the termination of this Agreement in accordance with its terms, each Company Y Shareholder hereby irrevocably and unconditionally agrees that at an annual or extraordinary general meeting of the shareholders of Company Y and at any other meeting of the shareholders of Company Y, however called, including any adjournment, recess or postponement thereof, in connection with any written consent of the shareholders of Company Y and in any other circumstance upon which a vote, consent or other approval of all or some of the shareholders of Company Y is sought, it shall, and shall cause any holder of record of its Covered Shares to, in each case to the extent that the Covered Shares are entitled to vote thereon or consent thereto:

              (i)  appear at each such meeting or otherwise cause all of its Covered Shares to be counted as present thereat for purposes of calculating a quorum and respond to each request by Company Y for written consent, if any; and

             (ii)  vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of its Covered Shares (1) in favor of the approval and authorization of the issuance of Class A ordinary shares, par value US$0.00001 per share, of the Company (including those represented by American depositary shares), constituting the

B-7-2

    Merger Consideration (as such term is defined in the Merger Agreement), to the Company T Shareholders, (2) in favor of any related proposal that is necessary to consummate the Merger and the transactions contemplated by the Merger Agreement which is considered at any such meeting of Company Y Shareholders, (3) against any action, proposal, transaction or agreement that could reasonably be expected to (A) result in a breach of any representation, warranty, covenant or other obligation or agreement of Company Y contained in the Merger Agreement, (B) result in a breach of any representation, warranty, covenant or other obligation or agreement of such Company Y Shareholder contained in this Agreement, or (C) impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or change in any manner the voting rights of any class of shares of Company Y (including any amendments to the memorandum and articles of association of Company Y, other than such amendments contemplated by the Merger Agreement and/or any amendments that will not (i) impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or (ii) have a disproportionate adverse effect on Company T shareholders relative to current holders of Company Y's Class A Ordinary Shares), (4) against any Competing Proposal, and (5) against any change in the composition of the board of directors of Company Y (other than such changes contemplated by the Merger Agreement).

          (b)   Each Company Y Shareholder shall retain at all times the right to vote such Company Y Shareholder's Covered Shares in such Company Y Shareholder's sole discretion and without any other limitation on those matters other than those set forth in Section 2.1(a) that are at any time or from time to time presented for consideration to Company Y Shareholders of Company Y generally.

        Section 2.2    Grant of Proxy.     Each Company Y Shareholder hereby irrevocably and unconditionally grants a proxy to, and appoints, Company T and any designee of Company T, and each of them individually, as its proxies and attorneys-in-fact, with full power of substitution and resubstitution, for and in such Company Y Shareholder's name, place and stead, in the event that such Company Y Shareholder shall at any time fail to perform its obligations under Section 2.1 hereof (other than Section 2.1(a)(ii)(3), Section 2.1(a)(ii)(4) or Section 2.1(a)(ii)(5)), to vote, act by written consent or execute and deliver a proxy to vote or grant a written consent during the term of this Agreement with respect to the Covered Shares as provided in Section 2.1 hereof (other than Section 2.1(a)(ii)(3), Section 2.1(a)(ii)(4) or Section 2.1(a)(ii)(5)). This proxy and power of attorney is given in connection with, and in consideration of, the execution of the Merger Agreement by Company T, and to secure the performance of the duties and obligations of such Company Y Shareholder owed to Company T under this Agreement. Each Company Y Shareholder hereby (a) affirms that such irrevocable proxy is (i) coupled with an interest by reason of the Merger Agreement and (ii) executed and intended to be irrevocable in accordance with the provisions of the Laws of the State of New York, and (b) revokes any and all prior proxies granted by each Company Y Shareholder with respect to the Covered Shares and no subsequent proxy shall be given by any Company Y Shareholder (and if given shall be ineffective). Each Company Y Shareholder shall take such further action or execute such other instruments as may be reasonably necessary in accordance with the relevant provisions of the Laws of the State of New York or any other Law to effectuate the intent of this proxy. The power of attorney granted by such Company Y Shareholder herein is a durable power of attorney and, so long as Company T has the interest secured by such power of attorney or the obligations secured by such power of attorney remain undischarged, the power of attorney shall not be revoked by the dissolution, bankruptcy or incapacity of such Company Y Shareholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

B-7-3

 ARTICLE III

REPRESENTATIONS AND WARRANTIES

        Section 3.1    Representations and Warranties of the Company Y Shareholders.     Each Company Y Shareholder represents and warrants to Company Y as follows:

          (a)    Organization; Authorization; Validity of Agreement; Necessary Action.    That such Company Y Shareholder, as of the date hereof, (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction) and (ii) has all corporate, limited partnership, trust or other organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery by such Company Y Shareholder of this Agreement, the performance by such Company Y Shareholder of its obligations hereunder and the consummation by such Company Y Shareholder of the transactions contemplated by this Agreement have been duly and validly authorized by such Company Y Shareholder and no other actions or proceedings on the part of such Company Y Shareholder are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by such Company Y Shareholder and, assuming this Agreement constitutes a valid and binding obligation of Company T, constitutes a legal, valid and binding agreement of such Company Y Shareholder enforceable against such Company Y Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

          (b)    Ownership.    Such Company Y Shareholder is the Beneficial Owner of and has title to the Covered Shares set forth next to such Company Y Shareholder's name on Schedule 1. As of the date of this Agreement and except as disclosed on Schedule 1, such Company Y Shareholder's Covered Shares constitute all of the Company Y Shares and Company Y ADSs Beneficially Owned or owned of record by such Company Y Shareholder. Except to the extent Covered Shares are Transferred after the date of this Agreement pursuant to a Permitted Transfer, such Company Y Shareholder has not granted any proxy inconsistent with this Agreement that is still effective or entered into any voting or similar agreement, in each case with respect to all of the Covered Shares Beneficially Owned by such Company Y Shareholder at all times through the effective time of the Merger (the "Effective Time").

          (c)    Non-Contravention.    The execution and delivery of this Agreement by such Company Y Shareholder do not, and the performance by such Company Y Shareholder of its obligations under this Agreement and the consummation by such Company Y Shareholder of the transactions contemplated by this Agreement, will not (i) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, consent, termination, cancellation or acceleration of any obligation or loss of material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any lien upon its assets or properties under, any provision of (A) any charter or organizational documents of such Company Y Shareholder, (B) any contract, agreement or other instrument to which such Company Y Shareholder is party or by which any of its assets or properties is bound and (C) any judgment, order, injunction, decree or Law applicable to such Company Y Shareholder or its assets or properties or (ii) require any consent of, or registration, declaration or filing with, notice to, or permit from, any supranational, national, state, municipal or local court or tribunal or administrative, governmental, quasi-governmental or regulatory body, agency or authority ("Governmental Entities"), except, in the case

B-7-4

  of clauses (i) and (ii) above, any such items that, individually or in the aggregate, would not be expected to be materially adverse to the ability of such Company Y Shareholder to timely perform any of its obligations hereunder in any material respect.

          (d)    No Inconsistent Agreements.    Except for this Agreement, such Company Y Shareholder has not: (i) entered into any contract, agreement or other instrument, voting agreement, voting trust or similar agreement with respect to any of the Covered Shares, (ii) granted any irrevocable proxy, consent or power of attorney with respect to any of the Covered Shares or (iii) taken any action that would constitute a breach hereof, make any representation or warranty of such Company Y Shareholder set forth in this Article III untrue or incorrect in any material respect or have the effect of preventing or disabling such Company Y Shareholder from performing in any material respect any of its obligations under this Agreement. Such Company Y Shareholder understands and acknowledges that Company Y and Merger Sub are entering into the Merger Agreement in reliance upon the Company Y Shareholders' execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Company Y Shareholder contained herein.

          (e)    No Action.    As of the date of this Agreement, there are no proceedings, claims, actions, suits or governmental or regulatory investigations pending or, to the knowledge of such Company Y Shareholder, threatened against such Company Y Shareholder that could reasonably be expected to impair the ability of such Company Y Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

        Section 3.2    Representations and Warranties of Company T.     Company T represents and warrants to each Company Y Shareholder that Company T has all corporate power and authority to execute, deliver and perform this Agreement. The execution and delivery by Company T of this Agreement, the performance by Company T of its obligations hereunder and the consummation by Company T of the transactions contemplated by this Agreement have been duly and validly authorized by Company T and no other actions or proceedings on the part of Company T are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Company T and, assuming this Agreement constitutes a valid and binding obligation of each Company Y Shareholder, constitutes a legal, valid and binding agreement of Company T enforceable against Company T in accordance with its terms, subject to the Bankruptcy and Equity Exception.

ARTICLE IV

OTHER COVENANTS

        Section 4.1    Prohibition on Transfers.

          (a)   Subject to the terms of this Agreement, during the term of this Agreement, each Company Y Shareholder agrees not to Transfer any of the Covered Shares, or any voting right or power (including whether such right or power is granted by proxy or otherwise) or economic interest therein unless such Transfer is a Permitted Transfer. Any attempted Transfer of shares or any interest therein in violation of this Section 4.1 shall be null and void.

          (b)   This Agreement and the obligations hereunder shall attach to the Covered Shares and shall be binding upon any Person to which legal or Beneficial Ownership shall pass, whether by operation of Law or otherwise, including, such Company Y Shareholder's successors or assigns. No Company Y Shareholder may request that Company Y or Company Y's depositary bank register the Transfer (book-entry or otherwise) any or all of the Covered Shares (whether represented by a certificate or uncertificated), unless such Transfer is made in compliance with this Agreement.

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  Notwithstanding any Transfer of Covered Shares, the transferor shall remain liable for the performance of all of the obligations of such Company Y Shareholder under this Agreement.

        Section 4.2    Reserved.

        Section 4.3    Share Dividends, etc.     In the event of a reclassification, recapitalization, reorganization, share split (including a reverse share split) or combination, exchange or readjustment of shares, change in ratio of Company Y ADS to Company Y Shares, or other similar transaction, or if any share dividend, subdivision or distribution (including any dividend or distribution of securities convertible into or exchangeable for Company Y Shares) is declared, in each case affecting the Covered Shares, the term "Covered Shares" shall be deemed to refer to and include such shares as well as all such share dividends and distributions and any securities of Company Y into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

        Section 4.4    No Solicitation.     Subject to Section 5.13 hereof, each Company Y Shareholder hereby agrees that during the term of this Agreement, such Company Y Shareholder shall not, and shall use reasonable best efforts to cause its Representatives not to, directly or indirectly, take any action that Company Y is otherwise prohibited from taking under Section 6.3(a) of the Merger Agreement.

        Section 4.5    No Inconsistent Agreements.     Except for this Agreement, none of the Company Y Shareholders shall (a) enter into any contract agreement or other instrument, option or other agreement with respect to, or consent to, a Transfer of, any of the Covered Shares, Beneficial Ownership thereof or any other interest therein that, in each case, conflicts with this Agreement, (b) create or permit to exist any lien that could prevent such Company Y Shareholder from voting the Covered Shares in accordance with this Agreement or from complying in all material respects with the other obligations under this Agreement, other than any restrictions imposed by applicable Law on such Covered Shares, (c) enter into any voting or similar agreement with respect to the Covered Shares or grant any proxy, consent or power of attorney with respect to any of the Covered Shares (other than as contemplated by Section 2.1) or (d) take any action, directly or indirectly, that could reasonably be expected to (i) result in a material breach hereof, (ii) make any representation or warranty of such Company Y Shareholder set forth in Article III untrue or incorrect in any material respect or (iii) have the effect of materially delaying, preventing or disabling such Company Y Shareholder from performing any of its obligations under this Agreement.

        Section 4.6    Reserved.

        Section 4.7    Documentation and Information.     Each Company Y Shareholder (i) consents to and authorizes the publication and disclosure by Company T of such Company Y Shareholder's identity and holding of the Covered Shares and the nature of its commitments and obligations under this Agreement in any disclosure required by the SEC or other Governmental Entity, including, without limitation, Company T's proxy statement relating to the Merger, and (ii) agrees promptly to give to Company Y any information it may reasonably request for the preparation of any such disclosure documents. Each Company Y Shareholder shall promptly notify Company Y of any required corrections with respect to any written information supplied by such Company Y Shareholder specifically for use in any such disclosure document, if and to the extent that any shall have become false or misleading in any material respect. Each of the parties hereto shall not issue any press release or make any other public statement with respect to the transactions contemplated by this Agreement and the Merger Agreement without the prior written consent of Company T and Company Y, except as such release or statement may be required by applicable Law or the rules and regulations of any national securities exchange or Governmental Entity to which such Company Y Shareholder is subject or submits.

B-7-6

        Section 4.8    Further Assurances.     No Company Y Shareholder shall take any action, directly or indirectly, that would make any representation or warranty of such Company Y Shareholder contained herein untrue or incorrect in any material respect or have the effect of preventing, impeding, interfering with or adversely affecting in any material respect the performance by such Company Y Shareholder of its obligations under this Agreement. From time to time, at Company T's request and without further consideration, each Company Y Shareholder, solely in its capacity as a Company Y Shareholder of Company Y, shall take all further action, and execute and deliver or cause to be executed or delivered such additional documents, as may be reasonably necessary to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Merger Agreement.

ARTICLE V

MISCELLANEOUS

        Section 5.1    Interpretation.     Unless the express context otherwise requires:

          (a)   the words "hereof", "hereto", "hereby", "herein" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

          (b)   terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

          (c)   references herein to a specific Section, Recital or Schedule shall refer, respectively, to Sections, Recitals or Schedules of this Agreement unless otherwise indicated and references to this Agreement shall refer as well to all exhibits and schedules thereto;

          (d)   wherever the word "include," "includes" or "including" is used in this Agreement, it shall be deemed to be followed by the words "without limitation";

          (e)   references herein to any gender shall include each other gender;

          (f)    references herein to any Person shall include such Person's heirs, executors, personal representatives, administrators, successors and assigns; provided, that nothing contained in this Section 5.1 is intended to authorize any assignment or Transfer not otherwise permitted by this Agreement;

          (g)   with respect to the determination of any period of time, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding";

          (h)   the word "or" shall be disjunctive but not exclusive;

          (i)    references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

          (j)    references herein to any contract (other than the Merger Agreement) means such contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof;

          (k)   the captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify or modify the terms and provisions hereof; and

          (l)    with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

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        Section 5.2    Termination.     This Agreement and all obligations of the parties hereunder (other than as set forth in the following sentence) shall automatically terminate on the earliest to occur of (i) the Effective Time, (ii) the date of termination of the Merger Agreement in accordance with its terms, (iii) at any time upon the written agreement of Company T and the Company Y Shareholders, or (iv) August 31, 2012. Upon termination of this Agreement, the rights and obligations of all the parties will terminate and become void without further action by any party except for the provisions of Article V, which will survive such termination indefinitely. For the avoidance of doubt, the termination of this Agreement shall not relieve any party of liability for any breach prior to such termination. All representations and warranties in this Agreement shall survive any termination of this Agreement or the Merger Agreement.

        Section 5.3    Governing Law and Venue.

          (a)   This Agreement shall be construed, performed and enforced in accordance with the Laws of the State of New York without giving effect to its principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction other than the State of New York. Any action, claim, demand, or proceeding (a "Proceeding") (whether sounding in contract, tort, equity or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought solely and exclusively in any New York State court or Federal court of the United States of America sitting in the County of New York in the State of New York. Each of the parties hereto agrees that a final judgment (subject to any appeals therefrom) relating to any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any such Proceeding, and hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such court in accordance with the provisions of this Section 5.3. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court. Each of the parties hereto hereby irrevocably and unconditionally agrees that, to the fullest extent permitted by applicable Law, service of process to such party's address set forth in Section 5.4, and in the manner provided for notices in Section 5.4, will be effective service of process for any Proceeding in New York with respect to any matter to which such party has submitted to jurisdiction as set forth in this Section 5.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

          (b)   Each party hereto acknowledges and agrees that any Proceeding which may arise under or relate to this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any Proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby, including any controversy or Proceeding involving any Company T Related Party under this Agreement. Each party hereto certifies and acknowledges that (i) no representative, agent or attorney of any other party hereto has represented, expressly or otherwise, that such other party would not, in the event of a Proceeding, seek to enforce the foregoing waiver, (ii) each party hereto understands and has considered the implications of this waiver, (iii) each party hereto makes this waiver voluntarily, and (iv) each party hereto has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 5.3.

        Section 5.4    Notices.     All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) upon personal delivery, (b) one (1) Business Day after being sent via an internationally recognized overnight courier service, (c) three (3) Business Days after being sent, postage prepaid, by registered, certified or express mail or (d) upon

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receipt of electronic or other confirmation of transmission if sent via facsimile, in each case, at the addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice) set forth below:

        If to Company T to:

        Tudou Holdings Limited
        Building No. 6, X2 Creative Park, 1238 Xietu Road
        Xuhui District
        Shanghai 20032
        The People's Republic of China
        Telephone: +86-21-5170-2355
        Facsimile: +86-21-5170-2366
        Attention: Gary Wei Wang
                          Jixun Foo
                          Bin Yu

        with a copy (which shall not constitute notice) to:

        Kirkland & Ellis
        26th Floor, Gloucester Tower, The Landmark
        15 Queen's Road Central, Hong Kong
        Attention: David Zhang
                          Jesse Sheley
        Facsimile: +852-3761-3301

        If to any Company Y Shareholder: to such Company Y Shareholder and its counsel at their respective addresses and facsimile numbers set forth on Schedule 1 hereto.

        Section 5.5    Amendment.     This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by Company T and each Company Y Shareholder; provided that matters that only affect the right of a particular Company Y Shareholder or a group of Company Y Shareholders shall only require an instrument in writing signed by Company T and such Company Y Shareholder or Company Y Shareholders.

        Section 5.6    Extension; Waiver.     At any time before the termination of this Agreement, Company T, on the one hand, and any of the Company Y Shareholders, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or (c) waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

        Section 5.7    Entire Agreement.     This Agreement (together with the Merger Agreement, to the extent referred to in this Agreement) constitutes the sole and entire agreement of the Company Y Shareholders or any of their Affiliates, on the one hand, and Company Y or any of its Affiliates, on the other, with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.

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        Section 5.8    No Third-Party Beneficiaries.     This Agreement is for the sole benefit of, shall be binding upon, and may be enforced solely by Company T and the Company Y Shareholders and nothing in this Agreement, express or implied, is intended to or shall confer upon any person (other than Company T and the Company Y Shareholders) any legal or equitable right, benefit or remedy of any nature whatsoever.

        Section 5.9    Severability.     The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any party or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

        Section 5.10    Rules of Construction.     The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

        Section 5.11    Assignment.     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, but not limited to, by merger or consolidation) or otherwise by any of the parties without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        Section 5.12    Specific Performance.     The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly each party to this Agreement (a) shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the forum described in Section 5.3, without proof of damages or otherwise, this being in addition to any other remedy at law or in equity, and (b) hereby waives any requirement for the posting of any bond or similar collateral in connection therewith. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

        Section 5.13    Company Y Shareholder Capacity.     Notwithstanding anything contained in this Agreement to the contrary, the representations, warranties, covenants and agreements made herein by each Company Y Shareholder are made solely with respect to such Company Y Shareholder and the Covered Shares. Each Company Y Shareholder is entering into this Agreement solely in its capacity as the Beneficial Owner of such Covered Shares and nothing herein shall limit or affect any actions taken by any officer or director of Company Y (or a Subsidiary of Company Y) solely in his or her capacity as a director or officer of Company Y (or a Subsidiary of Company Y), including participating in his or her capacity as a director or officer of Company Y in any discussions or negotiations with Company T. Nothing contained herein, and no action taken by any Company Y Shareholder pursuant hereto, shall be deemed to constitute the parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

B-7-10

        Section 5.14    No Ownership Interest.     Nothing contained in this Agreement shall be deemed to vest in Company T any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Company Y Shareholders, and Company T shall have no authority to direct the Company Y Shareholders in the voting or disposition of any of the Covered Shares, in each case, except as otherwise provided herein.

        Section 5.15    Costs and Expenses.     All costs and expenses (including all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party) incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses.

        Section 5.16    Counterparts; Effectiveness.     This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties; provided, however, that if any of the Company Y Shareholders fails for any reason to execute, or perform their obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

        Section 5.17    Several Obligations.     The agreements, obligations, representations and warranties of the Company Y Shareholders hereunder shall be several and not joint. This Agreement does not constitute an agreement or understanding by or among the Company Y Shareholders and any other shareholders of Company Y with respect to the voting or disposition of any shares of Company Y.

[Signature page follows]

B-7-11

        IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf on the day and year first above written.

Tudou Holdings Limited
By:	/s/ GARY WEI WANG
Name: Gary Wei Wang
Title: Chief Executive Officer

B-7-12

Maverick Fund USA, Ltd.		Maverick Fund, L.D.C.
By:	Maverick Capital, Ltd., its Investment Manager	By:	Maverick Capital, Ltd., its Investment Manager
By:	/s/ JOHN T. MCCAFFERTY John T. McCafferty Limited Partner and General Counsel	By:	/s/ JOHN T. MCCAFFERTY John T. McCafferty Limited Partner and General Counsel
Maverick Fund II, Ltd.		Maverick Long Fund, Ltd.
By:	Maverick Capital, Ltd., its Investment Manager	By:	Maverick Capital, Ltd., its Investment Manager
By:	/s/ JOHN T. MCCAFFERTY John T. McCafferty Limited Partner and General Counsel	By:	/s/ JOHN T. MCCAFFERTY John T. McCafferty Limited Partner and General Counsel
Maverick Long Enhanced Fund, Ltd.		Maverick Neutral Fund, Ltd.
By:	Maverick Capital, Ltd., its Investment Manager	By:	Maverick Capital, Ltd., its Investment Manager
By:	/s/ JOHN T. MCCAFFERTY John T. McCafferty Limited Partner and General Counsel	By:	/s/ JOHN T. MCCAFFERTY John T. McCafferty Limited Partner and General Counsel
Maverick Neutral Levered Fund, Ltd.
By:	Maverick Capital, Ltd., its Investment Manager
By:	/s/ JOHN T. MCCAFFERTY John T. McCafferty Limited Partner and General Counsel

[Signature Page to the Voting Agreement]

B-7-13

Maverick II Holdings, Ltd.
By:	Maverick Capital, Ltd., its Attorney-in-Fact
By:	/s/ JOHN T. MCCAFFERTY John T. McCafferty Limited Partner and General Counsel
Maverick Fund Private Investments, Ltd.
By:	Maverick Capital, Ltd., Under Power of Attorney effective as of December 30, 2008
By:	/s/ JOHN T. MCCAFFERTY John T. McCafferty Limited Partner and General Counsel
Maverick USA II, Corp.
By:	Maverick Capital, Ltd., Its Attorney-in-Fact
By:	/s/ JOHN T. MCCAFFERTY John T. McCafferty Limited Partner and General Counsel

[Signature Page to the Voting Agreement]

B-7-14

Schedule 1

COMPANY Y SHAREHOLDER INFORMATION

Name and Contact Information	Number of Company Y Shares*	Number of Company Y ADSs*
Maverick Fund Private Investments, Ltd.	17	0
Maverick USA II, Corp.	12	0
Maverick II Holdings, Ltd.	38,873,325	2,159,629
Maverick Fund, L.D.C.	62,263,404	3,459,078
Maverick Fund USA, Ltd.	37,036,134	2,057,563
Maverick Fund II, Ltd.	4,707,000	261,500
Maverick Long Fund, Ltd.	3,461,274	192,293
Maverick Long Enhanced Fund, Ltd.	6,958,908	386,606
Maverick Neutral Fund, Ltd.	1,714,338	95,241
Maverick Neutral Levered Fund, Ltd.	9,062,298	503,461
Contact information for each Company Y Shareholder listed above is:
c/o Maverick Capital, Ltd. 300 Crescent Court 18th Floor Dallas, Texas 75201 Attention: General Counsel Facsimile: (214) 880-4020
with a copy to:
Jones Day 2727 North Harwood Street Dallas, Texas 75201 Attention: Charles T. Haag, Esq. Facsimile: (214) 969-5100

*
Does not include Beneficial Ownership of Company Y Shares and Company Y ADSs in certain separately managed accounts.

B-7-15

EXHIBIT A

JOINDER AGREEMENT

        This Joinder Agreement ("Joinder Agreement") is executed by the undersigned (the "Transferee") pursuant to the terms of that certain Voting Agreement dated as of March 11, 2012 (the "Agreement") by and among Company T and certain other parties named therein. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Joinder Agreement, the Transferee agrees as follows:

          (a)   Acknowledgment.    Transferee acknowledges that Transferee is acquiring certain shares of the capital share of Company Y (the "Shares") subject to the terms and conditions of the Agreement.

          (b)   Agreement.    Transferee (i) agrees that the Shares acquired by Transferee shall be bound by and subject to the terms of the Agreement, (ii) hereby adopts the Agreement with the same force and effect as if Transferee were originally a party thereto and (iii) agrees to be subject to the obligations and restrictions of a Company Y Shareholder thereunder.

          (c)   Notice.    Any notice required or permitted by the Agreement shall be given to Transferee at the address listed beside Transferee's signature below.

EXECUTED AND DATED this            day of                        .

TRANSFEREE:
By:
Name and Title
Address:
Fax:

Accepted and Agreed:
TUDOU HOLDINGS LIMITED
By:
Title:

B-7-16

Appendix B-8

VOTING AGREEMENT

By and among

TUDOU HOLDINGS LIMITED

And

THE SHAREHOLDERS PARTY HERETO

Dated as of March 11, 2012

B-8-i

INDEX OF DEFINED TERMS

Term	Section
Additional Shares	4
Affiliate	3
Agreement	3
Bankruptcy and Equity Exception	6
Beneficial Owner	4
Beneficial Ownership	4
Beneficially Own	4
Beneficially Owned	4
Business Day	4
Company T	3
Company Y	3
Company Y ADSs	4
Company Y Shareholder	3
Company Y Shares	4
control	4
controlled by	4
controlling	4
Covered Shares	4
Effective Time	7
Exchange Act	4
Existing Shares	4
Governmental Entities	7
Merger	3
Merger Agreement	3
Merger Sub	3
Permitted Transfer	4
Transfer	5
under common control with	4

B-8-ii

VOTING AGREEMENT

        VOTING AGREEMENT, dated as of March 11, 2012 (this "Agreement"), by and among Tudou Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Company T"), and each of the Persons listed on Schedule 1 hereto (each, a "Company Y Shareholder").

RECITALS

        WHEREAS, concurrently with the execution of this Agreement, Company T, Youku Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Company Y"), and Two Merger Sub Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Company Y ("Merger Sub"), are entering into an Agreement and Plan of Merger, dated as of the date of this Agreement (the "Merger Agreement"), pursuant to which, among other things, Merger Sub will merge with and into Company T, with Company T surviving the merger as a wholly owned subsidiary of Company Y (the "Merger");

        WHEREAS, as of the date of this Agreement, each Company Y Shareholder is the Beneficial Owner of the Existing Shares (as defined below); and

        WHEREAS, concurrently with the execution of the Merger Agreement, and as a condition and inducement to the willingness of Company T to enter into the Merger Agreement, Company T has required that each Company Y Shareholder agree, and each Company Y Shareholder has agreed, upon the terms and subject to the conditions set forth herein, to enter into this Agreement and abide by the covenants and obligations set forth herein.

        NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

GENERAL

        Section 1.1    Defined Terms.     The following terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

          (a)   "Affiliate" means, as to any Person, (i) any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise and (ii) with respect to any natural Person, any member of the immediate family of such natural Person.

          (b)   "Additional Shares" means Company Y Shares, Company Y ADSs or other voting share capital of Company Y with respect to which any Company Y Shareholder acquires Beneficial Ownership after the date of this Agreement (including any Company Y Shares issued upon the exercise of any Company Y Options or warrants or the conversion of any convertible securities or otherwise).

          (c)   "Beneficial Ownership" by a Person of any security includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise (whether or not in writing), has or shares: (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in

B-8-1

  accordance with the term "beneficial ownership" as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person will include securities Beneficially Owned by all Affiliates of such Person and all other Persons with whom such Person would constitute a "group" within the meaning of Section 13(d) of the Exchange Act. The terms "Beneficially Own," "Beneficially Owned" and "Beneficial Owner" shall have correlative meanings.

          (a)   "Business Day" means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in New York, New York, the Cayman Islands, Hong Kong or Shanghai, China.

          (b)   "Company Y ADSs" means American depositary shares of Company Y.

          (d)   "Company Y Shares" means the authorized share capital of Company Y, which as of the date hereof consists of US$100,000, divided into 10,000,000,000 shares of par value US$0.00001 each.

          (e)   "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

          (f)    "Covered Shares" means the Existing Shares and any Additional Shares.

          (g)   "Existing Shares" means Company Y Shares and Company Y ADSs Beneficially Owned by a Company Y Shareholder on the date hereof, as set forth opposite such Company Y Shareholder's name on Schedule 1 hereto.

          (h)   "Permitted Transfer" means a Transfer by a Company Y Shareholder to (i) an Affiliate of such Company Y Shareholder, (ii) a member of such Company Y Shareholder's family or a trust for the benefit of such Company Y Shareholder's or any member of such Company Y Shareholder's family, or (iii) any heir, legatees, beneficiaries and/or devisees of any individual who is a Company Y Shareholder; provided that the Transferee agrees to execute a Joinder in the form attached hereto as Exhibit A.

          (i)    "Transfer" means, directly or indirectly, to sell, transfer, offer, exchange, assign, pledge, encumber, hypothecate or otherwise dispose of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other agreement with respect to any sale, transfer, offer, exchange, assignment, pledge, encumbrance, hypothecation or other disposition.

ARTICLE II

VOTING

        Section 2.1    Agreement to Vote.

          (a)   During the period commencing on the date hereof and continuing until the termination of this Agreement in accordance with its terms, each Company Y Shareholder hereby irrevocably and unconditionally agrees that at an annual or extraordinary general meeting of the shareholders of Company Y and at any other meeting of the shareholders of Company Y, however called, including any adjournment, recess or postponement thereof, in connection with any written consent of the shareholders of Company Y and in any other circumstance upon which a vote, consent or other approval of all or some of the shareholders of Company Y is sought, it shall, and shall cause

B-8-2

  any holder of record of its Covered Shares to, in each case to the extent that the Covered Shares are entitled to vote thereon or consent thereto:

              (i)  appear at each such meeting or otherwise cause all of its Covered Shares to be counted as present thereat for purposes of calculating a quorum and respond to each request by Company Y for written consent, if any; and

             (ii)  vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of its Covered Shares (1) in favor of the approval and authorization of the issuance of Class A ordinary shares, par value US$0.00001 per share, of the Company (including those represented by American depositary shares), constituting the Merger Consideration (as such term is defined in the Merger Agreement), to the Company T Shareholders, (2) in favor of any related proposal that is necessary to consummate the Merger and the transactions contemplated by the Merger Agreement which is considered at any such meeting of Company Y Shareholders, (3) against any action, proposal, transaction or agreement that could reasonably be expected to (A) result in a breach of any representation, warranty, covenant or other obligation or agreement of Company Y contained in the Merger Agreement, (B) result in a breach of any representation, warranty, covenant or other obligation or agreement of such Company Y Shareholder contained in this Agreement, or (C) impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or change in any manner the voting rights of any class of shares of Company Y (including any amendments to the memorandum and articles of association of Company Y, other than such amendments contemplated by the Merger Agreement and/or any amendments that will not (i) impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or (ii) have a disproportionate adverse effect on Company T shareholders relative to current holders of Company Y's Class A Ordinary Shares), (4) against any Competing Proposal, and (5) against any change in the composition of the board of directors of Company Y (other than such changes contemplated by the Merger Agreement).

          (b)   Each Company Y Shareholder shall retain at all times the right to vote such Company Y Shareholder's Covered Shares in such Company Y Shareholder's sole discretion and without any other limitation on those matters other than those set forth in Section 2.1(a) that are at any time or from time to time presented for consideration to Company Y Shareholders of Company Y generally.

        Section 2.2    Grant of Proxy.     Each Company Y Shareholder hereby irrevocably and unconditionally grants a proxy to, and appoints, Company T and any designee of Company T, and each of them individually, as his, her or its proxies and attorneys-in-fact, with full power of substitution and resubstitution, for and in such Company Y Shareholder's name, place and stead, in the event that such Company Y Shareholder shall at any time fail to perform its obligations under Section 2.1 hereof (other than Section 2.1(a)(ii)(3), Section 2.1(a)(ii)(4) or Section 2.1(a)(ii)(5)), to vote, act by written consent or execute and deliver a proxy to vote or grant a written consent during the term of this Agreement with respect to the Covered Shares as provided in Section 2.1 hereof (other than Section 2.1(a)(ii)(3), Section 2.1(a)(ii)(4) or Section 2.1(a)(ii)(5)). This proxy and power of attorney is given in connection with, and in consideration of, the execution of the Merger Agreement by Company T, and to secure the performance of the duties and obligations of such Company Y Shareholder owed to Company T under this Agreement. Each Company Y Shareholder hereby (a) affirms that such irrevocable proxy is (i) coupled with an interest by reason of the Merger Agreement and (ii) executed and intended to be irrevocable in accordance with the provisions of the Laws of the State of New York, and (b) revokes any and all prior proxies granted by each Company Y Shareholder with respect to the Covered Shares and no subsequent proxy shall be given by any Company Y Shareholder (and if given shall be ineffective). Each Company Y Shareholder shall take

B-8-3

such further action or execute such other instruments as may be reasonably necessary in accordance with the relevant provisions of the Laws of the State of New York or any other Law to effectuate the intent of this proxy. The power of attorney granted by such Company Y Shareholder herein is a durable power of attorney and, so long as Company T has the interest secured by such power of attorney or the obligations secured by such power of attorney remain undischarged, the power of attorney shall not be revoked by the dissolution, bankruptcy, death or incapacity of such Company Y Shareholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

        Section 3.1    Representations and Warranties of the Company Y Shareholders.     Each Company Y Shareholder represents and warrants to Company Y as follows:

          (a)    Organization; Authorization; Validity of Agreement; Necessary Action.    If such Company Y Shareholder is not a natural person, such Company Y Shareholder, as of the date hereof (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction) and (ii) has all corporate, limited partnership, trust or other organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. If such Company Y Shareholder is a natural person, he or she, as of the date hereof, has the legal capacity and authority to execute and deliver this Agreement and perform his or her obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery by such Company Y Shareholder of this Agreement, the performance by such Company Y Shareholder of his, her or its obligations hereunder and the consummation by such Company Y Shareholder of the transactions contemplated by this Agreement have been duly and validly authorized by such Company Y Shareholder and no other actions or proceedings on the part of such Company Y Shareholder are necessary to authorize the execution and delivery by him, her or it of this Agreement, the performance by him, her or it of its obligations hereunder or the consummation by him, her or it of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by such Company Y Shareholder and, assuming this Agreement constitutes a valid and binding obligation of Company T, constitutes a legal, valid and binding agreement of such Company Y Shareholder enforceable against such Company Y Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

          (b)    Ownership.    Such Company Y Shareholder is the Beneficial Owner of and has good and valid title to the Existing Shares set forth next to such Company Y Shareholder's name on Schedule 1, free and clear of any liens, other than any liens pursuant to this Agreement or arising under the articles of association of Company Y and transfer restrictions imposed by generally applicable securities Laws. As of the date of this Agreement, such Company Y Shareholder's Existing Shares constitute all of the Company Y Shares and Company Y ADSs Beneficially Owned or owned of record by such Company Y Shareholder. Except to the extent Covered Shares are Transferred after the date of this Agreement pursuant to a Permitted Transfer, such Company Y Shareholder has not granted any proxy inconsistent with this Agreement that is still effective or entered into any voting or similar agreement, in each case with respect to all of such Company Y Shareholder's Existing Shares and with respect to all of the Covered Shares Beneficially Owned by such Company Y Shareholder at all times through the effective time of the Merger (the "Effective Time").

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          (c)    Non-Contravention.    The execution and delivery of this Agreement by such Company Y Shareholder do not, and the performance by such Company Y Shareholder of his, her or its obligations under this Agreement and the consummation by such Company Y Shareholder of the transactions contemplated by this Agreement, will not (i) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, consent, termination, cancellation or acceleration of any obligation or loss of material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any lien upon his, her or its assets or properties under, any provision of (A) any charter or organizational documents of such Company Y Shareholder, (B) any contract, agreement or other instrument to which such Company Y Shareholder is party or by which any of his, her or its assets or properties is bound and (C) any judgment, order, injunction, decree or Law applicable to such Company Y Shareholder or his, her or its assets or properties or (ii) require any consent of, or registration, declaration or filing with, notice to, or permit from, any supranational, national, state, municipal or local court or tribunal or administrative, governmental, quasi-governmental or regulatory body, agency or authority ("Governmental Entities"), except, in the case of clauses (i) and (ii) above, any such items that, individually or in the aggregate, would not be expected to be materially adverse to the ability of such Company Y Shareholder to timely perform any of its obligations hereunder in any material respect.

          (d)    No Inconsistent Agreements.    Except for this Agreement, such Company Y Shareholder has not: (i) entered into any contract, agreement or other instrument, voting agreement, voting trust or similar agreement with respect to any of the Covered Shares, (ii) granted any irrevocable proxy, consent or power of attorney with respect to any of the Covered Shares or (iii) taken any action that would constitute a breach hereof, make any representation or warranty of such Company Y Shareholder set forth in this Article III untrue or incorrect in any material respect or have the effect of preventing or disabling such Company Y Shareholder from performing in any material respect any of its obligations under this Agreement. Such Company Y Shareholder understands and acknowledges that Company Y and Merger Sub are entering into the Merger Agreement in reliance upon the Company Y Shareholders' execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Company Y Shareholder contained herein.

          (e)    No Action.    As of the date of this Agreement, there are no proceedings, claims, actions, suits or governmental or regulatory investigations pending or, to the knowledge of such Company Y Shareholder, threatened against such Company Y Shareholder that could reasonably be expected to impair the ability of such Company Y Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

        Section 3.2    Representations and Warranties of Company T.     Company T represents and warrants to each Company Y Shareholder that Company T has all corporate power and authority to execute, deliver and perform this Agreement. The execution and delivery by Company T of this Agreement, the performance by Company T of its obligations hereunder and the consummation by Company T of the transactions contemplated by this Agreement have been duly and validly authorized by Company T and no other actions or proceedings on the part of Company T are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Company T and, assuming this Agreement constitutes a valid and binding obligation of each Company Y Shareholder, constitutes a legal, valid and binding agreement of Company T enforceable against Company T in accordance with its terms, subject to the Bankruptcy and Equity Exception.

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 ARTICLE IV

OTHER COVENANTS

        Section 4.1    Prohibition on Transfers.

          (a)   Subject to the terms of this Agreement, during the term of this Agreement, each Company Y Shareholder agrees not to Transfer any of the Covered Shares, or any voting right or power (including whether such right or power is granted by proxy or otherwise) or economic interest therein unless such Transfer is a Permitted Transfer. Any attempted Transfer of shares or any interest therein in violation of this Section 4.1 shall be null and void.

          (b)   This Agreement and the obligations hereunder shall attach to the Covered Shares and shall be binding upon any Person to which legal or Beneficial Ownership shall pass, whether by operation of Law or otherwise, including, such Company Y Shareholder's successors or assigns. No Company Y Shareholder may request that Company Y or Company Y's depositary bank register the Transfer (book-entry or otherwise) any or all of the Covered Shares (whether represented by a certificate or uncertificated), unless such Transfer is made in compliance with this Agreement. Notwithstanding any Transfer of Covered Shares, the transferor shall remain liable for the performance of all of the obligations of such Company Y Shareholder under this Agreement.

        Section 4.2    Additional Shares.     Each Company Y Shareholder agrees to promptly notify Company T of the number of Additional Shares acquired by such Company Y Shareholder after the date hereof. Any such Additional Shares shall automatically become subject to the terms of this Agreement and shall constitute Covered Shares for all purposes of this Agreement.

        Section 4.3    Share Dividends, etc.    In the event of a reclassification, recapitalization, reorganization, share split (including a reverse share split) or combination, exchange or readjustment of shares, change in ratio of Company Y ADS to Company Y Shares, or other similar transaction, or if any share dividend, subdivision or distribution (including any dividend or distribution of securities convertible into or exchangeable for Company Y Shares) is declared, in each case affecting the Covered Shares, the term "Covered Shares" shall be deemed to refer to and include such shares as well as all such share dividends and distributions and any securities of Company Y into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

        Section 4.4    No Solicitation.     Subject to Section 5.13 hereof, each Company Y Shareholder hereby agrees that during the term of this Agreement, such Company Y Shareholder shall not, and shall use reasonable best efforts to cause his, her or its Representatives not to, directly or indirectly, take any action that Company Y is otherwise prohibited from taking under Section 6.3(a) of the Merger Agreement.

        Section 4.5    No Inconsistent Agreements.     Except for this Agreement, none of the Company Y Shareholders shall: (a) enter into any contract agreement or other instrument, option or other agreement with respect to, or consent to, a Transfer of, any of the Covered Shares, Beneficial Ownership thereof or any other interest therein, (b) create or permit to exist any lien that could prevent such Company Y Shareholder from voting the Covered Shares in accordance with this Agreement or from complying in all material respects with the other obligations under this Agreement, other than any restrictions imposed by applicable Law on such Covered Shares, (c) enter into any voting or similar agreement with respect to the Covered Shares or grant any proxy, consent or power of attorney with respect to any of the Covered Shares (other than as contemplated by Section 2.1) or (d) take any action, directly or indirectly, that could reasonably be expected to (i) result in a material breach hereof, (ii) make any representation or warranty of such Company Y Shareholder set forth in Article III untrue or incorrect in any material respect or (iii) have the effect of materially delaying, preventing or disabling such Company Y Shareholder from performing any of his, her or its obligations under this Agreement.

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        Section 4.6    Reserved.

        Section 4.7    Documentation and Information.     Each Company Y Shareholder (i) consents to and authorizes the publication and disclosure by Company T of such Company Y Shareholder's identity and holding of the Covered Shares and the nature of its commitments and obligations under this Agreement in any disclosure required by the SEC or other Governmental Entity, including, without limitation, Company T's proxy statement relating to the Merger, and (ii) agrees promptly to give to Company Y any information it may reasonably request for the preparation of any such disclosure documents. Each Company Y Shareholder shall promptly notify Company Y of any required corrections with respect to any written information supplied by such Company Y Shareholder specifically for use in any such disclosure document, if and to the extent that any shall have become false or misleading in any material respect. Each of the parties hereto shall not issue any press release or make any other public statement with respect to the transactions contemplated by this Agreement and the Merger Agreement without the prior written consent of Company T and Company Y, except as such release or statement may be required by applicable Law or the rules and regulations of any national securities exchange or Governmental Entity to which such Company Y Shareholder is subject or submits.

        Section 4.8    Further Assurances.     No Company Y Shareholder shall take any action, directly or indirectly, that would make any representation or warranty of such Company Y Shareholder contained herein untrue or incorrect in any material respect or have the effect of preventing, impeding, interfering with or adversely affecting in any material respect the performance by such Company Y Shareholder of his, her or its obligations under this Agreement. From time to time, at Company T's request and without further consideration, each Company Y Shareholder, solely in his, her or its capacity as a Company Y Shareholder of Company Y, shall take all further action, and execute and deliver or cause to be executed or delivered such additional documents, as may be reasonably necessary to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Merger Agreement.

ARTICLE V

MISCELLANEOUS

        Section 5.1    Interpretation.     Unless the express context otherwise requires:

          (a)   the words "hereof", "hereto", "hereby", "herein" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

          (b)   terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

          (c)   references herein to a specific Section, Recital or Schedule shall refer, respectively, to Sections, Recitals or Schedules of this Agreement unless otherwise indicated and references to this Agreement shall refer as well to all exhibits and schedules thereto;

          (d)   wherever the word "include," "includes" or "including" is used in this Agreement, it shall be deemed to be followed by the words "without limitation";

          (e)   references herein to any gender shall include each other gender;

          (f)    references herein to any Person shall include such Person's heirs, executors, personal representatives, administrators, successors and assigns; provided, that nothing contained in this Section 5.1 is intended to authorize any assignment or Transfer not otherwise permitted by this Agreement;

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          (g)   with respect to the determination of any period of time, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding";

          (h)   the word "or" shall be disjunctive but not exclusive;

          (i)    references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

          (j)    references herein to any contract (other than the Merger Agreement) means such contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof;

          (k)   the captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify or modify the terms and provisions hereof; and

          (l)    with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

        Section 5.2    Termination.     This Agreement and all obligations of the parties hereunder (other than as set forth in the following sentence) shall automatically terminate on the earliest to occur of (i) the Effective Time, (ii) the date of termination of the Merger Agreement in accordance with its terms, or (iii) at any time upon the written agreement of Company T and the Company Y Shareholders. Upon termination of this Agreement, the rights and obligations of all the parties will terminate and become void without further action by any party except for the provisions of Article V, which will survive such termination indefinitely. For the avoidance of doubt, the termination of this Agreement shall not relieve any party of liability for any breach prior to such termination. All representations and warranties in this Agreement shall survive any termination of this Agreement or the Merger Agreement.

        Section 5.3    Governing Law and Venue.

          (a)   This Agreement shall be construed, performed and enforced in accordance with the Laws of the State of New York without giving effect to its principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction other than the State of New York. Any action, claim, demand, or proceeding (a "Proceeding") (whether sounding in contract, tort, equity or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought solely and exclusively in any New York State court or Federal court of the United States of America sitting in the County of New York in the State of New York. Each of the parties hereto agrees that a final judgment (subject to any appeals therefrom) relating to any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any such Proceeding, and hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such court in accordance with the provisions of this Section 5.3. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court. Each of the parties hereto hereby irrevocably and unconditionally agrees that, to the fullest extent permitted by applicable Law, service of process to such party's address set forth in Section 5.4, and in the manner provided for notices in Section 5.4, will be effective service of process for any Proceeding in New York with respect to any matter to which such party has submitted to jurisdiction as set forth in this Section 5.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

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          (b)   Each party hereto acknowledges and agrees that any Proceeding which may arise under or relate to this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any Proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby, including any controversy or Proceeding involving any Company T Related Party under this Agreement. Each party hereto certifies and acknowledges that (i) no representative, agent or attorney of any other party hereto has represented, expressly or otherwise, that such other party would not, in the event of a Proceeding, seek to enforce the foregoing waiver, (ii) each party hereto understands and has considered the implications of this waiver, (iii) each party hereto makes this waiver voluntarily, and (iv) each party hereto has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 5.3.

        Section 5.4    Notices.     All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) upon personal delivery, (b) one (1) Business Day after being sent via an internationally recognized overnight courier service, (c) three (3) Business Days after being sent, postage prepaid, by registered, certified or express mail or (d) upon receipt of electronic or other confirmation of transmission if sent via facsimile, in each case, at the addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice) set forth below:

If to Company T to:
Tudou Holdings Limited Building No. 6, X2 Creative Park, 1238 Xietu Road Xuhui District Shanghai 20032 The People's Republic of China Telephone: +86-21-5170-2355 Facsimile: +86-21-5170-2366
Attention: Gary Wei Wang Jixun Foo Bin Yu
with a copy (which shall not constitute notice) to:
Kirkland & Ellis 26th Floor, Gloucester Tower, The Landmark 15 Queen's Road Central, Hong Kong
Attention: David Zhang Jesse Sheley
Facsimile: +852-3761-3301
If to any Company Y Shareholder: to such Company Y Shareholder and its counsel at their respective addresses and facsimile numbers set forth on Schedule 1 hereto.

        Section 5.5    Amendment.     This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by Company T and each Company Y Shareholder; provided that matters that only affect the right of a particular Company Y Shareholder or a group of Company Y Shareholders shall only require an instrument in writing signed by Company T and such Company Y Shareholder or Company Y Shareholders.

        Section 5.6    Extension; Waiver.     At any time before the termination of this Agreement, Company T, on the one hand, and any of the Company Y Shareholders, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party,

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(b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or (c) waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

        Section 5.7    Entire Agreement.     This Agreement (together with the Merger Agreement, to the extent referred to in this Agreement) constitutes the sole and entire agreement of the Company Y Shareholders or any of their Affiliates, on the one hand, and Company Y or any of its Affiliates, on the other, with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.

        Section 5.8    No Third-Party Beneficiaries.     This Agreement is for the sole benefit of, shall be binding upon, and may be enforced solely by Company T and the Company Y Shareholders and nothing in this Agreement, express or implied, is intended to or shall confer upon any person (other than Company T and the Company Y Shareholders) any legal or equitable right, benefit or remedy of any nature whatsoever.

        Section 5.9    Severability.     The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any party or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

        Section 5.10    Rules of Construction.     The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

        Section 5.11    Assignment.     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, but not limited to, by merger or consolidation) or otherwise by any of the parties without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        Section 5.12    Specific Performance.     The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly each party to this Agreement (a) shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the forum described in Section 5.3, without proof of damages or otherwise, this being in addition to any other remedy at law or in equity, and (b) hereby waives any requirement for the posting of any bond or similar collateral in connection therewith. Each party hereto agrees that it will

B-8-10

not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

        Section 5.13    Company Y Shareholder Capacity.     Notwithstanding anything contained in this Agreement to the contrary, the representations, warranties, covenants and agreements made herein by each Company Y Shareholder are made solely with respect to such Company Y Shareholder and the Covered Shares. Each Company Y Shareholder is entering into this Agreement solely in its capacity as the Beneficial Owner of such Covered Shares and nothing herein shall limit or affect any actions taken by any officer or director of Company Y (or a Subsidiary of Company Y) solely in his or her capacity as a director or officer of Company Y (or a Subsidiary of Company Y), including participating in his or her capacity as a director or officer of Company Y in any discussions or negotiations with Company T. Nothing contained herein, and no action taken by any Company Y Shareholder pursuant hereto, shall be deemed to constitute the parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

        Section 5.14    No Ownership Interest.     Nothing contained in this Agreement shall be deemed to vest in Company T any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Company Y Shareholders, and Company T shall have no authority to direct the Company Y Shareholders in the voting or disposition of any of the Covered Shares, in each case, except as otherwise provided herein.

        Section 5.15    Costs and Expenses.     All costs and expenses (including all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party) incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses.

        Section 5.16    Counterparts; Effectiveness.     This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties; provided, however, that if any of the Company Y Shareholders fails for any reason to execute, or perform their obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

        Section 5.17    Several Obligations.     The agreements, obligations, representations and warranties of the Company Y Shareholders hereunder shall be several and not joint.

[Signature page follows]

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        IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf on the day and year first above written.

Tudou Holdings Limited
By:	/s/ GARY WEI WANG
	Name:	Gary Wei Wang
	Title:	Chief Executive Officer

[Signature Page to the Voting Agreement]

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Sutter Hill Ventures, A California Limited Partnership
By:	/s/ G. LEONARD BAKER JR.
	Name:	G. Leonard Baker Jr.
	Title:	Managing Director of the General Partner
Saunders Holdings, L.P.
By:	/s/ G. LEONARD BAKER JR.
	Name:	G. Leonard Baker Jr.
	Title:	General Partner
Wells Fargo Bank, N.A. FBO G. Leonard Baker, Jr. Roth IRA
By:	/s/ TODD NOETZELMAN
	Name:	Todd Noetzelman
	Title:	Vice President
G. Leonard Baker Jr.
By:	/s/ G. LEONARD BAKER JR.
	Name:	G. Leonard Baker Jr.

[Signature Page to the Voting Agreement]

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Schedule 1

COMPANY Y SHAREHOLDER INFORMATION

Name and Contact Information	Number of Company Y Shares	Number of Company Y ADSs
Sutter Hill Ventures, A California Limited Partnership	10	0
c/o 755 Page Mill Road Suite A-200, Palo Alto, CA 94304 Attention: Mr. George Leonard Baker Jr. Robert Yin Facsimile: (650) 858-1854
Saunders Holdings, L.P.	5,155,488	286,416
c/o 755 Page Mill Road Suite A-200, Palo Alto, CA 94304 Attention: Mr. George Leonard Baker Jr. Robert Yin Facsimile: (650) 858-1854
Wells Fargo Bank, N.A. FBO G. Leonard Baker, Jr. Roth IRA	540,475	30,026
c/o 755 Page Mill Road Suite A-200, Palo Alto, CA 94304 Attention: Mr. George Leonard Baker Jr. Robert Yin Facsimile: (650) 858-1854
G. Leonard Baker Jr.	15,026,314	834,795
c/o 755 Page Mill Road Suite A-200, Palo Alto, CA 94304 Attention: Mr. George Leonard Baker Jr. Robert Yin Facsimile: (650) 858-1854

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EXHIBIT A

JOINDER AGREEMENT

        This Joinder Agreement ("Joinder Agreement") is executed by the undersigned (the "Transferee") pursuant to the terms of that certain Voting Agreement dated as of March 11, 2012 (the "Agreement") by and among Company T and certain other parties named therein. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Joinder Agreement, the Transferee agrees as follows:

          (a)   Acknowledgment.    Transferee acknowledges that Transferee is acquiring certain shares of the capital share of Company Y (the "Shares") subject to the terms and conditions of the Agreement.

          (b)   Agreement.    Transferee (i) agrees that the Shares acquired by Transferee shall be bound by and subject to the terms of the Agreement, (ii) hereby adopts the Agreement with the same force and effect as if Transferee were originally a party thereto and (iii) agrees to be subject to the obligations and restrictions of a Company Y Shareholder thereunder.

          (c)   Notice.    Any notice required or permitted by the Agreement shall be given to Transferee at the address listed beside Transferee's signature below.

EXECUTED AND DATED this            day of                        .

TRANSFEREE:
By:
Name and Title
Address:
Fax:

Accepted and Agreed:
TUDOU HOLDINGS LIMITED
By:
Title:

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Appendix B-9

VOTING AGREEMENT

         By and among

TUDOU HOLDINGS LIMITED

And

THE SHAREHOLDERS PARTY HERETO

Dated as of March 11, 2012

B-9-i

INDEX OF DEFINED TERMS

Term	Section
Additional Shares	4
Affiliate	3
Agreement	3
Bankruptcy and Equity Exception	6
Beneficial Owner	4
Beneficial Ownership	4
Beneficially Own	4
Beneficially Owned	4
Business Day	4
Company T	3
Company Y	3
Company Y ADSs	4
Company Y Shareholder	3
Company Y Shares	4
control	4
controlled by	4
controlling	4
Covered Shares	4
Effective Time	7
Exchange Act	4
Existing Shares	4
Governmental Entities	7
Merger	3
Merger Agreement	3
Merger Sub	3
Permitted Transfer	4
Transfer	5
under common control with	4

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VOTING AGREEMENT

        VOTING AGREEMENT, dated as of March 11, 2012 (this "Agreement"), by and among Tudou Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Company T"), and each of the Persons listed on Schedule 1 hereto (each, a "Company Y Shareholder").

RECITALS

        WHEREAS, concurrently with the execution of this Agreement, Company T, Youku Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Company Y"), and Two Merger Sub Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Company Y ("Merger Sub"), are entering into an Agreement and Plan of Merger, dated as of the date of this Agreement (the "Merger Agreement"), pursuant to which, among other things, Merger Sub will merge with and into Company T, with Company T surviving the merger as a wholly owned subsidiary of Company Y (the "Merger");

        WHEREAS, as of the date of this Agreement, each Company Y Shareholder is the Beneficial Owner of the Existing Shares (as defined below); and

        WHEREAS, concurrently with the execution of the Merger Agreement, and as a condition and inducement to the willingness of Company T to enter into the Merger Agreement, Company T has required that each Company Y Shareholder agree, and each Company Y Shareholder has agreed, upon the terms and subject to the conditions set forth herein, to enter into this Agreement and abide by the covenants and obligations set forth herein.

        NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

GENERAL

        Section 1.1    Defined Terms.     The following terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

          (a)   "Affiliate" means, as to any Person, (i) any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise and (ii) with respect to any natural Person, any member of the immediate family of such natural Person.

          (b)   "Additional Shares" means Company Y Shares, Company Y ADSs or other voting share capital of Company Y with respect to which any Company Y Shareholder acquires Beneficial Ownership after the date of this Agreement (including any Company Y Shares issued upon the exercise of any Company Y Options or warrants or the conversion of any convertible securities or otherwise).

          (c)   "Beneficial Ownership" by a Person of any security includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise (whether or not in writing), has or shares: (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in

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  accordance with the term "beneficial ownership" as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person will include securities Beneficially Owned by all Affiliates of such Person and all other Persons with whom such Person would constitute a "group" within the meaning of Section 13(d) of the Exchange Act. The terms "Beneficially Own," "Beneficially Owned" and "Beneficial Owner" shall have correlative meanings.

          (a)   "Business Day" means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in New York, New York, the Cayman Islands, Hong Kong or Shanghai, China.

          (b)   "Company Y ADSs" means American depositary shares of Company Y.

          (d)   "Company Y Shares" means the authorized share capital of Company Y, which as of the date hereof consists of US$100,000, divided into 10,000,000,000 shares of par value US$0.00001 each.

          (e)   "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

          (f)    "Covered Shares" means the Existing Shares and any Additional Shares.

          (g)   "Existing Shares" means Company Y Shares and Company Y ADSs Beneficially Owned by a Company Y Shareholder on the date hereof, as set forth opposite such Company Y Shareholder's name on Schedule 1 hereto.

          (h)   "Permitted Transfer" means a Transfer by a Company Y Shareholder to (i) an Affiliate of such Company Y Shareholder, (ii) a member of such Company Y Shareholder's family or a trust for the benefit of such Company Y Shareholder's or any member of such Company Y Shareholder's family, or (iii) any heir, legatees, beneficiaries and/or devisees of any individual who is a Company Y Shareholder; provided that the Transferee agrees to execute a Joinder in the form attached hereto as Exhibit A.

          (i)    "Transfer" means, directly or indirectly, to sell, transfer, offer, exchange, assign, pledge, encumber, hypothecate or otherwise dispose of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other agreement with respect to any sale, transfer, offer, exchange, assignment, pledge, encumbrance, hypothecation or other disposition.

ARTICLE II

VOTING

        Section 2.1    Agreement to Vote.

          (a)   During the period commencing on the date hereof and continuing until the termination of this Agreement in accordance with its terms, each Company Y Shareholder hereby irrevocably and unconditionally agrees that at an annual or extraordinary general meeting of the shareholders of Company Y and at any other meeting of the shareholders of Company Y, however called, including any adjournment, recess or postponement thereof, in connection with any written consent of the shareholders of Company Y and in any other circumstance upon which a vote, consent or other approval of all or some of the shareholders of Company Y is sought, it shall, and shall cause

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  any holder of record of its Covered Shares to, in each case to the extent that the Covered Shares are entitled to vote thereon or consent thereto:

              (i)  appear at each such meeting or otherwise cause all of its Covered Shares to be counted as present thereat for purposes of calculating a quorum and respond to each request by Company Y for written consent, if any; and

             (ii)  vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of its Covered Shares (1) in favor of the approval and authorization of the issuance of Class A ordinary shares, par value US$0.00001 per share, of the Company (including those represented by American depositary shares), constituting the Merger Consideration (as such term is defined in the Merger Agreement), to the shareholders of Company T, (2) in favor of any related proposal that is necessary to consummate the Merger and the transactions contemplated by the Merger Agreement which is considered at any such meeting of Company Y Shareholders, (3) against any action, proposal, transaction or agreement that could reasonably be expected to (A) result in a breach of any representation, warranty, covenant or other obligation or agreement of Company Y contained in the Merger Agreement, (B) result in a breach of any representation, warranty, covenant or other obligation or agreement of such Company Y Shareholder contained in this Agreement, or (C) impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or change in any manner the voting rights of any class of shares of Company Y (including any amendments to the memorandum and articles of association of Company Y, other than such amendments contemplated by the Merger Agreement and/or any amendments that will not (i) impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or (ii) have a disproportionate adverse effect on Company T shareholders relative to current holders of Company Y's Class A Ordinary Shares), (4) against any Competing Proposal, and (5) against any change in the composition of the board of directors of Company Y (other than such changes contemplated by the Merger Agreement).

          (b)   Each Company Y Shareholder shall retain at all times the right to vote such Company Y Shareholder's Covered Shares in such Company Y Shareholder's sole discretion and without any other limitation on those matters other than those set forth in Section 2.1(a) that are at any time or from time to time presented for consideration to Company Y Shareholders of Company Y generally.

        Section 2.2    Grant of Proxy.     Each Company Y Shareholder hereby irrevocably and unconditionally grants a proxy to, and appoints, Company T and any designee of Company T, and each of them individually, as his, her or its proxies and attorneys-in-fact, with full power of substitution and resubstitution, for and in such Company Y Shareholder's name, place and stead, in the event that such Company Y Shareholder shall at any time fail to perform its obligations under Section 2.1 hereof (other than Section 2.1(a)(ii)(3), Section 2.1(a)(ii)(4) or Section 2.1(a)(ii)(5)), to vote, act by written consent or execute and deliver a proxy to vote or grant a written consent during the term of this Agreement with respect to the Covered Shares as provided in Section 2.1 hereof (other than Section 2.1(a)(ii)(3), Section 2.1(a)(ii)(4) or Section 2.1(a)(ii)(5)). This proxy and power of attorney is given in connection with, and in consideration of, the execution of the Merger Agreement by Company T, and to secure the performance of the duties and obligations of such Company Y Shareholder owed to Company T under this Agreement. Each Company Y Shareholder hereby (a) affirms that such irrevocable proxy is (i) coupled with an interest by reason of the Merger Agreement and (ii) executed and intended to be irrevocable in accordance with the provisions of the Laws of the State of New York, and (b) revokes any and all prior proxies granted by each Company Y Shareholder with respect to the Covered Shares and no subsequent proxy shall be given by any Company Y Shareholder (and if given shall be ineffective). Each Company Y Shareholder shall take

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such further action or execute such other instruments as may be reasonably necessary in accordance with the relevant provisions of the Laws of the State of New York or any other Law to effectuate the intent of this proxy. The power of attorney granted by such Company Y Shareholder herein is a durable power of attorney and, so long as Company T has the interest secured by such power of attorney or the obligations secured by such power of attorney remain undischarged, the power of attorney shall not be revoked by the dissolution, bankruptcy, death or incapacity of such Company Y Shareholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

        Section 3.1    Representations and Warranties of the Company Y Shareholders.     Each Company Y Shareholder represents and warrants to Company Y, jointly and severally, as follows:

          (a)    Organization; Authorization; Validity of Agreement; Necessary Action.    If such Company Y Shareholder is not a natural person, such Company Y Shareholder, as of the date hereof (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction) and (ii) has all corporate, limited partnership, trust or other organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. If such Company Y Shareholder is a natural person, he or she, as of the date hereof, has the legal capacity and authority to execute and deliver this Agreement and perform his or her obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery by such Company Y Shareholder of this Agreement, the performance by such Company Y Shareholder of his, her or its obligations hereunder and the consummation by such Company Y Shareholder of the transactions contemplated by this Agreement have been duly and validly authorized by such Company Y Shareholder and no other actions or proceedings on the part of such Company Y Shareholder are necessary to authorize the execution and delivery by him, her or it of this Agreement, the performance by him, her or it of its obligations hereunder or the consummation by him, her or it of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by such Company Y Shareholder and, assuming this Agreement constitutes a valid and binding obligation of Company T, constitutes a legal, valid and binding agreement of such Company Y Shareholder enforceable against such Company Y Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

          (b)    Ownership.    Such Company Y Shareholder is the Beneficial Owner of and has good and valid title to the Existing Shares set forth next to such Company Y Shareholder's name on Schedule 1, free and clear of any liens, other than any liens pursuant to this Agreement or arising under the articles of association of Company Y and transfer restrictions imposed by generally applicable securities Laws. As of the date of this Agreement, such Company Y Shareholder's Existing Shares constitute all of the Company Y Shares and Company Y ADSs Beneficially Owned or owned of record by such Company Y Shareholder. Except to the extent Covered Shares are Transferred after the date of this Agreement pursuant to a Permitted Transfer, such Company Y Shareholder has not granted any proxy inconsistent with this Agreement that is still effective or entered into any voting or similar agreement, in each case with respect to all of such Company Y Shareholder's Existing Shares and with respect to all of the Covered Shares Beneficially Owned by such Company Y Shareholder at all times through the effective time of the Merger (the "Effective Time").

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          (c)    Non-Contravention.    The execution and delivery of this Agreement by such Company Y Shareholder do not, and the performance by such Company Y Shareholder of his, her or its obligations under this Agreement and the consummation by such Company Y Shareholder of the transactions contemplated by this Agreement, will not (i) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, consent, termination, cancellation or acceleration of any obligation or loss of material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any lien upon his, her or its assets or properties under, any provision of (A) any charter or organizational documents of such Company Y Shareholder, (B) any contract, agreement or other instrument to which such Company Y Shareholder is party or by which any of his, her or its assets or properties is bound and (C) any judgment, order, injunction, decree or Law applicable to such Company Y Shareholder or his, her or its assets or properties or (ii) require any consent of, or registration, declaration or filing with, notice to, or permit from, any supranational, national, state, municipal or local court or tribunal or administrative, governmental, quasi-governmental or regulatory body, agency or authority ("Governmental Entities"), except, in the case of clauses (i) and (ii) above, any such items that, individually or in the aggregate, would not be expected to be materially adverse to the ability of such Company Y Shareholder to timely perform any of its obligations hereunder in any material respect.

          (d)    No Inconsistent Agreements.    Except for this Agreement, such Company Y Shareholder has not: (i) entered into any contract, agreement or other instrument, voting agreement, voting trust or similar agreement with respect to any of the Covered Shares, (ii) granted any irrevocable proxy, consent or power of attorney with respect to any of the Covered Shares or (iii) taken any action that would constitute a breach hereof, make any representation or warranty of such Company Y Shareholder set forth in this Article III untrue or incorrect in any material respect or have the effect of preventing or disabling such Company Y Shareholder from performing in any material respect any of its obligations under this Agreement. Such Company Y Shareholder understands and acknowledges that Company Y and Merger Sub are entering into the Merger Agreement in reliance upon the Company Y Shareholders' execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Company Y Shareholder contained herein.

          (e)    No Action.    As of the date of this Agreement, there are no proceedings, claims, actions, suits or governmental or regulatory investigations pending or, to the knowledge of such Company Y Shareholder, threatened against such Company Y Shareholder that could reasonably be expected to impair the ability of such Company Y Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

        Section 3.2    Representations and Warranties of Company T.     Company T represents and warrants to each Company Y Shareholder that Company T has all corporate power and authority to execute, deliver and perform this Agreement. The execution and delivery by Company T of this Agreement, the performance by Company T of its obligations hereunder and the consummation by Company T of the transactions contemplated by this Agreement have been duly and validly authorized by Company T and no other actions or proceedings on the part of Company T are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Company T and, assuming this Agreement constitutes a valid and binding obligation of each Company Y Shareholder, constitutes a legal, valid and binding agreement of Company T enforceable against Company T in accordance with its terms, subject to the Bankruptcy and Equity Exception.

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 ARTICLE IV

OTHER COVENANTS

        Section 4.1    Prohibition on Transfers.

          (a)   Subject to the terms of this Agreement, during the term of this Agreement, each Company Y Shareholder agrees not to Transfer any of the Covered Shares, or any voting right or power (including whether such right or power is granted by proxy or otherwise) or economic interest therein unless such Transfer is a Permitted Transfer. Any attempted Transfer of shares or any interest therein in violation of this Section 4.1 shall be null and void.

          (b)   This Agreement and the obligations hereunder shall attach to the Covered Shares and shall be binding upon any Person to which legal or Beneficial Ownership shall pass, whether by operation of Law or otherwise, including, such Company Y Shareholder's successors or assigns. No Company Y Shareholder may request that Company Y or Company Y's depositary bank register the Transfer (book-entry or otherwise) any or all of the Covered Shares (whether represented by a certificate or uncertificated), unless such Transfer is made in compliance with this Agreement. Notwithstanding any Transfer of Covered Shares, the transferor shall remain liable for the performance of all of the obligations of such Company Y Shareholder under this Agreement.

        Section 4.2    Additional Shares.     Each Company Y Shareholder agrees to promptly notify Company T of the number of Additional Shares acquired by such Company Y Shareholder after the date hereof. Any such Additional Shares shall automatically become subject to the terms of this Agreement and shall constitute Covered Shares for all purposes of this Agreement.

        Section 4.3    Share Dividends, etc.     In the event of a reclassification, recapitalization, reorganization, share split (including a reverse share split) or combination, exchange or readjustment of shares, change in ratio of Company Y ADS to Company Y Shares, or other similar transaction, or if any share dividend, subdivision or distribution (including any dividend or distribution of securities convertible into or exchangeable for Company Y Shares) is declared, in each case affecting the Covered Shares, the term "Covered Shares" shall be deemed to refer to and include such shares as well as all such share dividends and distributions and any securities of Company Y into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

        Section 4.4    No Solicitation.     Subject to Section 5.13 hereof, each Company Y Shareholder hereby agrees that during the term of this Agreement, such Company Y Shareholder shall not, and shall use reasonable best efforts to cause his, her or its Representatives not to, directly or indirectly, take any action that Company Y is otherwise prohibited from taking under Section 6.3(a) of the Merger Agreement.

        Section 4.5    No Inconsistent Agreements.     Except for this Agreement, none of the Company Y Shareholders shall (a) enter into any contract agreement or other instrument, option or other agreement with respect to, or consent to, a Transfer of, any of the Covered Shares, Beneficial Ownership thereof or any other interest therein, (b) create or permit to exist any lien that could prevent such Company Y Shareholder from voting the Covered Shares in accordance with this Agreement or from complying in all material respects with the other obligations under this Agreement, other than any restrictions imposed by applicable Law on such Covered Shares, (c) enter into any voting or similar agreement with respect to the Covered Shares or grant any proxy, consent or power of attorney with respect to any of the Covered Shares (other than as contemplated by Section 2.1) or (d) take any action, directly or indirectly, that could reasonably be expected to (i) result in a material breach hereof, (ii) make any representation or warranty of such Company Y Shareholder set forth in Article III untrue or incorrect in any material respect or (iii) have the effect of materially delaying, preventing or disabling such Company Y Shareholder from performing any of his, her or its obligations under this Agreement.

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        Section 4.6    Reserved.

        Section 4.7    Documentation and Information.     Each Company Y Shareholder (i) consents to and authorizes the publication and disclosure by Company T of such Company Y Shareholder's identity and holding of the Covered Shares and the nature of its commitments and obligations under this Agreement in any disclosure required by the SEC or other Governmental Entity, including, without limitation, Company T's proxy statement relating to the Merger, and (ii) agrees promptly to give to Company Y any information it may reasonably request for the preparation of any such disclosure documents. Each Company Y Shareholder shall promptly notify Company Y of any required corrections with respect to any written information supplied by such Company Y Shareholder specifically for use in any such disclosure document, if and to the extent that any shall have become false or misleading in any material respect. Each of the parties hereto shall not issue any press release or make any other public statement with respect to the transactions contemplated by this Agreement and the Merger Agreement without the prior written consent of Company T and Company Y, except as such release or statement may be required by applicable Law or the rules and regulations of any national securities exchange or Governmental Entity to which such Company Y Shareholder is subject or submits.

        Section 4.8    Further Assurances.     No Company Y Shareholder shall take any action, directly or indirectly, that would make any representation or warranty of such Company Y Shareholder contained herein untrue or incorrect in any material respect or have the effect of preventing, impeding, interfering with or adversely affecting in any material respect the performance by such Company Y Shareholder of his, her or its obligations under this Agreement. From time to time, at Company T's request and without further consideration, each Company Y Shareholder, solely in his, her or its capacity as a Company Y Shareholder of Company Y, shall take all further action, and execute and deliver or cause to be executed or delivered such additional documents, as may be reasonably necessary to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Merger Agreement.

ARTICLE V

MISCELLANEOUS

        Section 5.1    Interpretation.     Unless the express context otherwise requires:

          (a)   the words "hereof", "hereto", "hereby", "herein" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

          (b)   terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

          (c)   references herein to a specific Section, Recital or Schedule shall refer, respectively, to Sections, Recitals or Schedules of this Agreement unless otherwise indicated and references to this Agreement shall refer as well to all exhibits and schedules thereto;

          (d)   wherever the word "include," "includes" or "including" is used in this Agreement, it shall be deemed to be followed by the words "without limitation";

          (e)   references herein to any gender shall include each other gender;

          (f)    references herein to any Person shall include such Person's heirs, executors, personal representatives, administrators, successors and assigns; provided, that nothing contained in this Section 5.1 is intended to authorize any assignment or Transfer not otherwise permitted by this Agreement;

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          (g)   with respect to the determination of any period of time, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding";

          (h)   the word "or" shall be disjunctive but not exclusive;

          (i)    references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

          (j)    references herein to any contract (other than the Merger Agreement) means such contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof;

          (k)   the captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify or modify the terms and provisions hereof; and

          (l)    with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

        Section 5.2    Termination.     This Agreement and all obligations of the parties hereunder (other than as set forth in the following sentence) shall automatically terminate on the earliest to occur of (i) the Effective Time, (ii) the date of termination of the Merger Agreement in accordance with its terms, or (iii) at any time upon the written agreement of Company T and the Company Y Shareholders. Upon termination of this Agreement, the rights and obligations of all the parties will terminate and become void without further action by any party except for the provisions of Article V, which will survive such termination indefinitely. For the avoidance of doubt, the termination of this Agreement shall not relieve any party of liability for any breach prior to such termination. All representations and warranties in this Agreement shall survive any termination of this Agreement or the Merger Agreement.

        Section 5.3    Governing Law and Venue.

          (a)   This Agreement shall be construed, performed and enforced in accordance with the Laws of the State of New York without giving effect to its principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction other than the State of New York. Any action, claim, demand, or proceeding (a "Proceeding") (whether sounding in contract, tort, equity or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought solely and exclusively in any New York State court or Federal court of the United States of America sitting in the County of New York in the State of New York. Each of the parties hereto agrees that a final judgment (subject to any appeals therefrom) relating to any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any such Proceeding, and hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such court in accordance with the provisions of this Section 5.3. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court. Each of the parties hereto hereby irrevocably and unconditionally agrees that, to the fullest extent permitted by applicable Law, service of process to such party's address set forth in Section 5.4, and in the manner provided for notices in Section 5.4, will be effective service of process for any Proceeding in New York with respect to any matter to which such party has submitted to jurisdiction as set forth in this Section 5.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

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          (b)   Each party hereto acknowledges and agrees that any Proceeding which may arise under or relate to this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any Proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby, including any controversy or Proceeding involving any Company T Related Party under this Agreement. Each party hereto certifies and acknowledges that (i) no representative, agent or attorney of any other party hereto has represented, expressly or otherwise, that such other party would not, in the event of a Proceeding, seek to enforce the foregoing waiver, (ii) each party hereto understands and has considered the implications of this waiver, (iii) each party hereto makes this waiver voluntarily, and (iv) each party hereto has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 5.3.

        Section 5.4    Notices.     All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) upon personal delivery, (b) one (1) Business Day after being sent via an internationally recognized overnight courier service, (c) three (3) Business Days after being sent, postage prepaid, by registered, certified or express mail or (d) upon receipt of electronic or other confirmation of transmission if sent via facsimile, in each case, at the addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice) set forth below:

        If to Company T to:
        Tudou Holdings Limited
        Building No. 6, X2 Creative Park, 1238 Xietu Road
        Xuhui District
        Shanghai 20032
        The People's Republic of China
        Telephone: +86-21-5170-2355
        Facsimile: +86-21-5170-2366
        Attention: Gary Wei Wang
                           Jixun Foo
                           Bin Yu
        with a copy (which shall not constitute notice) to:
        Kirkland & Ellis
        26th Floor, Gloucester Tower, The Landmark
        15 Queen's Road Central, Hong Kong
        Attention: David Zhang
                           Jesse Sheley
        Facsimile: +852-3761-3301

        If to any Company Y Shareholder: to such Company Y Shareholder and its counsel at their respective addresses and facsimile numbers set forth on Schedule 1 hereto.

        Section 5.5    Amendment.     This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by Company T and each Company Y Shareholder; provided that matters that only affect the right of a particular Company Y Shareholder or a group of Company Y Shareholders shall only require an instrument in writing signed by Company T and such Company Y Shareholder or Company Y Shareholders.

        Section 5.6    Extension; Waiver.     At any time before the termination of this Agreement, Company T, on the one hand, and any of the Company Y Shareholders, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party,

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(b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or (c) waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

        Section 5.7    Entire Agreement.     This Agreement (together with the Merger Agreement, to the extent referred to in this Agreement) constitutes the sole and entire agreement of the Company Y Shareholders or any of their Affiliates, on the one hand, and Company Y or any of its Affiliates, on the other, with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.

        Section 5.8    No Third-Party Beneficiaries.     This Agreement is for the sole benefit of, shall be binding upon, and may be enforced solely by Company T and the Company Y Shareholders and nothing in this Agreement, express or implied, is intended to or shall confer upon any person (other than Company T and the Company Y Shareholders) any legal or equitable right, benefit or remedy of any nature whatsoever.

        Section 5.9    Severability.     The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any party or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

        Section 5.10    Rules of Construction.     The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

        Section 5.11    Assignment.     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, but not limited to, by merger or consolidation) or otherwise by any of the parties without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        Section 5.12    Specific Performance.     The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly each party to this Agreement (a) shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the forum described in Section 5.3, without proof of damages or otherwise, this being in addition to any other remedy at law or in equity, and (b) hereby waives any requirement for the posting of any bond or similar collateral in connection therewith. Each party hereto agrees that it will

B-9-10

not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

        Section 5.13    Company Y Shareholder Capacity.     Notwithstanding anything contained in this Agreement to the contrary, the representations, warranties, covenants and agreements made herein by each Company Y Shareholder are made solely with respect to such Company Y Shareholder and the Covered Shares. Each Company Y Shareholder is entering into this Agreement solely in its capacity as the Beneficial Owner of such Covered Shares and nothing herein shall limit or affect any actions taken by any officer or director of Company Y (or a Subsidiary of Company Y) solely in his or her capacity as a director or officer of Company Y (or a Subsidiary of Company Y), including participating in his or her capacity as a director or officer of Company Y in any discussions or negotiations with Company T. Nothing contained herein, and no action taken by any Company Y Shareholder pursuant hereto, shall be deemed to constitute the parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

        Section 5.14    No Ownership Interest.     Nothing contained in this Agreement shall be deemed to vest in Company T any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Company Y Shareholders, and Company T shall have no authority to direct the Company Y Shareholders in the voting or disposition of any of the Covered Shares, in each case, except as otherwise provided herein.

        Section 5.15    Costs and Expenses.     All costs and expenses (including all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party) incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses.

        Section 5.16    Counterparts; Effectiveness.     This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties; provided, however, that if any of the Company Y Shareholders fails for any reason to execute, or perform their obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

        Section 5.17    Joint and Several Obligations.     The agreements, obligations, representations and warranties of the Company Y Shareholders hereunder shall be joint and several.

        [Signature page follows]

B-9-11

        IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf on the day and year first above written.

Tudou Holdings Limited
By:	/s/ GARY WEI WANG
	Name:	Gary Wei Wang
	Title:	Chief Executive Officer

[Signature Page to the Voting Agreement]

B-9-12

1Verge Holdings Ltd.
By:	/s/ VICTOR WING CHEUNG KOO
	Name:	Victor Wing Cheung Koo
	Title:	Director
1Look Holdings Ltd.
By:	/s/ VICTOR WING CHEUNG KOO
	Name:	Victor Wing Cheung Koo
	Title:	Director
Victor Wing Cheung Koo
By:	/s/ VICTOR WING CHEUNG KOO

[Signature Page to the Voting Agreement]

B-9-13

Schedule 1

COMPANY Y SHAREHOLDER INFORMATION

Name and Contact Information	Number of Company Y Shares		Number of Company Y ADSs
1Verge Holdings Ltd.	626,773,149		N/A
c/o Suite C, No. 33 Lane 672 Changle Road Shanghai 200040 P.R. China Attention: Mr. Ye Sha Facsimile: (8610) 8460 8311
with a copy to:
c/o Skadden, Arps, Slate, Meagher & Flom 42/F, Edinburgh Tower, The Landmark 15 Queen's Road Central, Hong Kong Attention: Z. Julie Gao, Esq. Michael V. Gisser, Esq. Facsimile: +852 3910 4850
1Look Holdings Ltd.	645,023,149	*	N/A
11th Floor, SinoSteel Plaza 8 Haidian Street, Haidian District Beijing 100080 P.R. China Attention: Victor Wing Cheung Koo Facsimile: (8610) 8460 8311
with a copy to:
c/o Skadden, Arps, Slate, Meagher & Flom 42/F, Edinburgh Tower, The Landmark 15 Queen's Road Central, Hong Kong Attention: Z. Julie Gao, Esq. Michael V. Gisser, Esq. Facsimile: +852 3910 4850
Victor Wing Cheung Koo	649,523,149	**	N/A
11th Floor, SinoSteel Plaza 8 Haidian Street, Haidian District Beijing 100080 P.R. China Attention: Victor Wing Cheung Koo Facsimile: (8610) 8460 8311
with a copy to:
c/o Skadden, Arps, Slate, Meagher & Flom 42/F, Edinburgh Tower, The Landmark 15 Queen's Road Central, Hong Kong Attention: Z. Julie Gao, Esq. Michael V. Gisser, Esq. Facsimile: +852 3910 4850

*
Includes 626,773,149 Class B ordinary shares, which may be converted into 626,773,149 Class A ordinary shares held of record by 1Verge Holdings Ltd. and 18,250,000 Class B ordinary shares, which may be converted into 18,250,000 Class A ordinary shares, held of record by 1Look Holdings Ltd.

**
Includes 626,773,149 Class B ordinary shares, which may be converted into 626,773,149 Class A ordinary shares, held of record by 1Verge Holdings Ltd., 18,250,000 Class B ordinary shares, which may be converted into 18,250,000 Class A ordinary shares, held of record by 1Look Holdings Ltd. and 4,500,000 restricted shares.

B-9-14

EXHIBIT A

JOINDER AGREEMENT

        This Joinder Agreement ("Joinder Agreement") is executed by the undersigned (the "Transferee") pursuant to the terms of that certain Voting Agreement dated as of March 11, 2012 (the "Agreement") by and among Company T and certain other parties named therein. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Joinder Agreement, the Transferee agrees as follows:

          (a)   Acknowledgment.    Transferee acknowledges that Transferee is acquiring certain shares of the capital share of Company Y (the "Shares") subject to the terms and conditions of the Agreement.

          (b)   Agreement.    Transferee (i) agrees that the Shares acquired by Transferee shall be bound by and subject to the terms of the Agreement, (ii) hereby adopts the Agreement with the same force and effect as if Transferee were originally a party thereto and (iii) agrees to be subject to the obligations and restrictions of a Company Y Shareholder thereunder.

          (c)   Notice.    Any notice required or permitted by the Agreement shall be given to Transferee at the address listed beside Transferee's signature below.

EXECUTED AND DATED this            day of                    .

TRANSFEREE:
By:	Name and Title
Address:
Fax:

Accepted and Agreed:

TUDOU HOLDINGS LIMITED
By:
Title:

B-9-15

Appendix C

[LETTERHEAD OF ALLEN & COMPANY LLC]

March 11, 2012

The Board of Directors
Youku Inc.
5th floor, Sinosteel Plaza
8 Haidian Dajie, Haidian District
Beijing 1000080
People's Republic of China

The Board of Directors:

        We understand that Youku Inc., a Cayman Islands incorporated company ("Youku"), Two Merger Sub Inc., a Cayman Islands incorporated company and wholly owned subsidiary of Youku ("Merger Sub"), and Tudou Holdings Limited, a Cayman Islands incorporated company ("Tudou"), propose to enter into an Agreement and Plan of Merger, dated as of March 11, 2012 (the "Agreement"), pursuant to which, among other things, Merger Sub will be merged with and into Tudou (the "Merger") and each outstanding Class A ordinary share, par value US$0.0001 per share, and Class B ordinary share, par value US$0.0001 per share, of Tudou (such classes, respectively, "Tudou Class A Shares" and "Tudou Class B Shares") will be cancelled in exchange for the right to receive 7.177 (the "Exchange Ratio") Class A ordinary shares, par value US$0.00001 per share, of Youku ("Youku Class A Shares"). The Agreement provides that each outstanding American depositary share of Tudou ("Tudou ADSs"), which represents four Tudou Class B Shares, will be cancelled in exchange for the right to receive a corresponding number of American depositary shares of Youku ("Youku ADSs"), each of which represents 18 Youku Class A Shares.

        As you know, Allen & Company LLC ("Allen") was engaged by Youku to render an opinion to the Board of Directors of Youku (the "Board") as to the fairness, from a financial point of view, to Youku of the Exchange Ratio. Youku has agreed to pay to Allen a cash fee upon delivery of this opinion, which fee is not contingent upon either the conclusion expressed in this opinion or successful consummation of the Merger. Youku also has agreed to reimburse Allen's reasonable expenses and to indemnify Allen against certain liabilities arising out of our engagement.

        Allen, as part of our investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and related financings, bankruptcy reorganizations and similar recapitalizations, negotiated underwritings, secondary distributions of listed and unlisted securities, and valuations for corporate and other purposes. Allen in the past has provided and in the future may provide investment banking services to Youku, for which services Allen has received and may receive compensation, including, during the two-year period prior to date hereof, acting as placement agent in connection with a private placement of Youku preferred shares and co-manager in connection with the initial public offering and a follow-on offering of Youku ADSs. In the ordinary course of business as a broker-dealer and market maker, Allen may have long or short positions, either on a discretionary or non-discretionary basis, for our own account or for those of our clients, in the debt and equity securities (or related derivative securities) of Youku and Tudou. The issuance of this opinion has been approved by Allen's fairness opinion committee.

        Our opinion as expressed herein reflects and gives effect to our general familiarity with Youku and Tudou as well as information which we received during the course of this assignment, including information provided by the managements of Youku and Tudou in the course of discussions relating to the Merger as more fully described below. In arriving at our opinion, we neither conducted a physical inspection of the properties or facilities of Youku or Tudou nor made or obtained any evaluations or

The Board of Directors
Youku Inc.
March 11, 2012

appraisals of the assets or liabilities (contingent or otherwise) of Youku or Tudou, or conducted any analysis concerning the solvency of Youku or Tudou.

        In arriving at our opinion, we have, among other things:

(i)	reviewed the financial terms and conditions of the Agreement;
(ii)	reviewed certain publicly available historical business and financial information relating to Youku and Tudou, including their respective public filings, market prices and trading volumes;
(iii)	reviewed certain internal financial statements and other financial and operating data of Youku and Tudou provided by the respective managements of Youku and Tudou;
(iv)
reviewed certain internal financial projections relating to Youku for calendar year 2012 prepared by the management of Youku and certain publicly available financial projections relating to Youku for calendar years 2013 and 2014 discussed with us by the management of Youku;
(v)	reviewed certain internal financial projections relating to Tudou for calendar years 2012 through 2016 prepared by the management of Tudou;
(vi)	reviewed certain information relating to potential strategic, financial and operational benefits anticipated by the management of Youku to result from the Merger;
(vii)	held discussions with the managements of Youku and Tudou relating to the past and current operations and financial condition and prospects of Youku and Tudou;
(viii)
reviewed and analyzed certain publicly available information, including certain stock market data and financial information, relating to selected companies with businesses which we deemed relevant in evaluating Youku and Tudou;
(ix)	reviewed and analyzed certain publicly available financial information relating to selected transactions which we deemed relevant in evaluating the Merger; and
(x)	conducted such other financial analyses and investigations as we deemed necessary or appropriate for the purposes of the opinion expressed herein.

        In rendering our opinion, we have relied upon and assumed, with your consent and without independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information available to us from public sources, provided to us by Youku, Tudou or their respective representatives or otherwise reviewed by us. With respect to financial projections and other information prepared by the managements of Youku and Tudou relating to Youku, Tudou and potential strategic, financial and operational benefits anticipated by the management of Youku to result from the Merger, we have been advised and have assumed, with your consent, that they have been reasonably prepared in good faith reflecting the best currently available estimates and judgments of the managements of Youku and Tudou, as the case may be, as to the future operating and financial performance of Youku and Tudou and such strategic, financial and operational benefits. With respect to publicly available financial projections relating to Youku referred to above, with your consent, we have assumed that they are a reasonable basis upon which to evaluate the future operating and financial performance of Youku for the periods reflected therein and have used such financial projections in performing our analyses. In addition, we have assumed, with your consent, that the financial results (including the strategic, financial and operational benefits) reflected in the financial projections and other information utilized in our analyses will be realized in the amounts and at the times

The Board of Directors
Youku Inc.
March 11, 2012

contemplated thereby. We assume no responsibility for and express no view or opinion as to such financial projections and other information or the assumptions on which they are based. We have relied, without independent verification and with your consent, upon the assessments of the management of Youku as to (i) industry trends and prospects in, and foreign ownership and other regulatory matters relating to, the Chinese markets in which Youku and Tudou operate and the potential impact thereof on Youku and Tudou; (ii) the existing technology and services of Youku and Tudou and the validity of, and risks associated with, the future technology and services of Youku and Tudou (including any potential or pending copyright infringement claims involving such existing and future technology and services or other litigation involving Youku and Tudou); and (iii) the ability of Youku to retain key advertisers and partners of Tudou and to integrate the business of Tudou. We have assumed, with your consent, that there will be no developments with respect to any of the foregoing that would affect our analyses or opinion.

        Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on Youku, Tudou or the Merger. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we assume no responsibility for advising any person of any change in any matter affecting this opinion or for updating or revising our opinion based on circumstances or events occurring after the date hereof.

        It is understood that this opinion is intended for the benefit and use of the Board (in its capacity as such) in connection with its evaluation of the Merger. This opinion does not constitute a recommendation as to what course of action the Board or Youku should pursue in connection with the Merger, or otherwise address the merits of the underlying decision by Youku to engage in the Merger, including in comparison to other strategies or transactions that might be available to Youku or in which Youku might engage. In connection with our engagement, we were not requested to, and we did not, participate in the negotiation or structuring of the Merger. This opinion does not constitute advice or a recommendation to any securityholder as to how such securityholder should vote or act on any matter relating to the Merger or otherwise. We do not express any opinion as to the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation payable to any officers, directors or employees of any party to the Merger, or any class of such persons or any other party, relative to the Exchange Ratio or otherwise. We are not expressing any opinion as to what the value of Youku Class A Shares or Youku ADSs will be when issued in connection with the Merger or the prices at which Youku Class A Shares, Youku ADSs or any other securities of Youku or Tudou may trade or otherwise be transferable at any time.

        In addition, we do not express any opinion as to any tax or other consequences that might result from the Merger, nor does our opinion address any legal, regulatory, tax or accounting matters, as to which we understand that Youku obtained such advice as it deemed necessary from qualified professionals. We have assumed, with your consent, that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended. We also have assumed, with your consent, that the Merger will be consummated in accordance with the terms and conditions set forth in the Agreement and that all governmental, regulatory or other consents necessary for the consummation of the Merger as contemplated by the Agreement will be obtained without adverse effect on Youku, Tudou or the Merger.

The Board of Directors
Youku Inc.
March 11, 2012

        Our opinion is limited to the fairness, from a financial point of view and as of the date hereof, to Youku of the Exchange Ratio provided for in the Merger without taking into account different attributes of Tudou Class A Shares, Tudou Class B Shares and Tudou ADSs, including with respect to control, voting, liquidity or other rights, restrictions or aspects which may distinguish such securities. Our opinion does not address any other aspect or implication of the Merger, including, without limitation, the form of securities issuable in the Merger or any aspects or implications of any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to Youku.

Very truly yours,
ALLEN & COMPANY LLC
By:	/s/ JOHN H. JOSEPHSON John H. Josephson Managing Director

Appendix D

March 10, 2012

Board of Directors
Tudou Holdings Limited,
c/o Maples Corporate Services Limited
PO Box 309, Ugland House,
Grand Cayman, KY1-1104,
Cayman Islands

Members of the Board:

        We understand that Tudou Holdings Limited (the "Company"), Youku Inc. (the "Buyer") and Two Merger Sub Inc., a wholly owned subsidiary of the Buyer ("Acquisition Sub"), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated March 6, 2012 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Buyer, and all of the Company's Class A ordinary shares and Class B ordinary shares, both with par value US$0.0001 per share, issued and outstanding immediately prior to the effective time of the Merger (collectively, the "Company Common Stock") (other than Company Common Stock held by the Buyer, Acquisition Sub or any direct or indirect wholly owned subsidiaries of the Company, issued to the Company depositary and reserved for future grants under the Company's share incentive plan, repurchased and held by the Company in treasury, or as to which dissenters' rights have been validly exercised), will be cancelled in exchange for the right to receive 7.177 (the "Share Exchange Ratio") validly issued, fully paid, non-assessable Class A ordinary shares, par value US$0.00001 per share, of the Buyer (the "Buyer Common Stock"). In addition, each American depositary share of the Company, each of which represents four Class B ordinary shares of the Company (collectively, the "Company ADSs"), will be cancelled in exchange for the right of the holder of the relevant Company ADS to receive 1.595 American depositary shares of the Buyer (the "ADS Exchange Ratio"), each of which represents 18 shares of Buyer Common Stock (the "Buyer ADSs"). The Share Exchange Ratio and the ADS Exchange Ratio are subject to adjustment in certain circumstances pursuant to the Merger Agreement. The terms and conditions of the Merger are more fully set forth in the Merger Agreement, and the summary of the Merger set forth above is qualified in its entirety by the terms of the Merger Agreement. The Share Exchange Ratio and the ADS Exchange Ratio are subject to adjustment in certain circumstances pursuant to the Merger Agreement. The terms and conditions of the Merger are more fully set forth in the Merger Agreement, and the summary of the Merger set forth above is qualified in its entirety by the terms of the Merger Agreement.

        You have asked for our opinion as to whether the Share Exchange Ratio and the ADS Exchange Ratio pursuant to the Merger Agreement are fair from a financial point of view to the holders of shares of the Company Common Stock and Company ADSs, respectively.

        For purposes of the opinion set forth herein, we have:

  (a)
  reviewed certain publicly available financial statements and other business and financial information of the Company and the Buyer, respectively;

  (b)
  reviewed certain internal financial statements and other public and private financial and operating data concerning the Company and the Buyer, respectively;

  (c)
  reviewed certain, limited financial forecasts prepared by the managements of the Company and the Buyer, respectively;

  (d)
  reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the managements of the Company and the Buyer, respectively;

  (e)
  discussed the past and current operations and financial condition and the prospects of the Company, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Company and the Buyer, respectively;

  (f)
  reviewed the reported prices and trading activity for the Company ADSs and the Buyer ADSs;

  (g)
  compared the financial performance of the Company and the Buyer and the prices and trading activity of the Company ADSs and the Buyer ADSs with that of certain other publicly-traded companies comparable with the Company and the Buyer, respectively, and their securities;

  (h)
  reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  (i)
  participated in certain discussions on the Merger among representatives of the Company and the Buyer and their financial and legal advisors;

  (j)
  reviewed the draft Merger Agreement and certain related documents; and

  (k)
  reviewed such other information and considered such other factors as we have deemed appropriate.

        We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us or discussed with us by the Company and the Buyer and that formed a substantial basis for this opinion. We have further relied upon the assurances of the managements of the Company and the Buyer that they are not aware of any facts or circumstances that would make such information inaccurate or misleading; and we have not assumed any responsibility or liability therefor. With respect to the limited financial forecasts prepared by the managements of the Company and the Buyer, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Company and the Buyer of the future financial performance of the Company and the Buyer. We express no view as to the sufficiency, adequacy or any other aspect of such financial forecasts or the assumptions on which they were based. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, and that the definitive Merger Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Buyer in the Merger Agreement are and will be true and correct in all respects material to our analysis. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax, or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Buyer and the Company and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We have relied upon, without independent verification, the assessment by the managements of the Company and the Buyer of: (i) the strategic, financial and other benefits expected to result from the Merger; (ii) the timing and risks associated with the integration of the Company and the Buyer; (iii) their ability to retain key employees of the Company and the Buyer, respectively and (iv) the validity of, and risks associated with, the

Company and the Buyer's existing and future technologies, intellectual property, products, services and business models. We have also not made any assessment with regard to the holding or organizational structure of the Company or the Buyer, its validity or risk. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company's officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of the Company Common Stock and Company ADSs in the transaction or with respect to the underlying decision by the Company to engage in the Merger. Our opinion does not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

        We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In addition, the Company has agreed to reimburse certain of our expenses and indemnify us for certain liabilities arising out of our engagement.

        Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

        This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any proxy or information statement mailed to shareholders of the Company or any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Buyer ADSs or Company ADSs will trade following the announcement or consummation of the Merger or at any other time, and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Buyer and the Company should vote at the shareholders' meetings to be held in connection with the Merger.

        Based on and subject to the foregoing, we are of the opinion on the date hereof that the Share Exchange Ratio and ADS Exchange Ratio pursuant to the Merger Agreement are fair from a financial point of view to the holders of shares of the Company Common Stock and Company ADSs, respectively.

Very truly yours,
MORGAN STANLEY ASIA LIMITED

By:	/s/ RICHARD J. WONG
	Name:	Richard J. Wong
	Title:	Managing Director

Appendix E

Cayman Companies Law Cap. 22

(Law 3 of 1961, as consolidated and revised)—Section 238

238. Rights of dissenters

(1)
A member of a constituent company incorporated under this Law shall be entitled to payment of the fair value of his shares upon dissenting from a merger or consolidation.

(2)
A member who desires to exercise his entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3)
An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the merger or consolidation is authorised by the vote.

(4)
Within twenty days immediately following the date on which the vote of members giving authorisation for the merger or consolidation is made, the constituent company shall give written notice of the authorisation to each member who made a written objection.

(5)
A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of his decision to dissent, stating-

          (a)   his name and address;

          (b)   the number and classes of shares in respect of which he dissents; and

          (c)   a demand for payment of the fair value of his shares.

(6)
A member who dissents shall do so in respect of all shares that he holds in the constituent company.

(7)
Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of his shares and the rights referred to in subsections (12) and (16).

(8)
Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money forthwith.

(9)
If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires-

          (a)   the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

          (b)   the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

E-1

(10)
A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

(11)
At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

(12)
Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13)
The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

(14)
The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15)
Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

(16)
The enforcement by a member of his entitlement under this section shall exclude the enforcement by the member of any right to which he might otherwise be entitled by virtue of his holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

E-2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

        Under Youku amended and restated memorandum and articles of association, Youku may indemnify its directors, officers, employees and agents against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons in connection with actions, suits or proceedings to which they are party or are threatened to be made a party by reason of their acting as Youku's directors, officers, employees or agents. To be entitled to indemnification, these persons must have acted in good faith and in the best interest and not contrary to the interest of Youku, and must not have acted in a manner willfully or grossly negligent and, with respect to any criminal action, they must have had no reasonable cause to believe their conduct was unlawful. You amended and restated memorandum and articles of association may also provide for indemnification of such person in the case of a suit initiated by Youku or in the right of Youku.

        Youku entered into indemnification agreements with its directors and executive officers to indemnify them to the fullest extent permitted by applicable law and You articles of association, from and against all costs, charges, expenses, liabilities and losses incurred in connection with any litigation, suit or proceeding to which such director is or is threatened to be made a party, witness or other participant.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Youku under the foregoing provisions, Youku has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

Item 21.    Exhibits and Financial Statement Schedules

        The exhibits listed below in the "Exhibit Index" are part of this registration statement and are numbered in accordance with Item 601 of Regulation S-K.

        The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made for the benefit of the other parties to the applicable agreement and (1) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (2) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (3) may apply contract standards of "materiality" that are different from "materiality" under the applicable securities laws; and (4) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

        Youku acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

Item 22.    Undertakings

        The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (a)   to include any prospectus required by section 10(a)(3) of the Securities Act;

            (b)   to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (c)   to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

        The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

        The undersigned registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (1) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (2) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (3) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (4) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reoffering by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        The registrant undertakes that every prospectus (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant hereby undertake (1) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means and (2) to arrange or provide for a facility in the U.S. for purpose of responding to such requests. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on July 17, 2012.

Youku Inc.
By:	/s/ VICTOR WING CHEUNG KOO
	Name:	Victor Wing Cheung Koo
	Title:	Chairman of the Board of Directors and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ VICTOR WING CHEUNG KOO Name: Victor Wing Cheung Koo	Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)	July 17, 2012
/s/ MICHAEL XU Name: Michael Xu	Chief Financial Officer and Senior Vice President (principal financial and accounting officer)	July 17, 2012
* Name: Dele Liu	Director, President	July 17, 2012
* Name: George Leonard Baker Jr.	Director	July 17, 2012
* Name: Jonathan Jia Zhu	Director	July 17, 2012
* Name: Ye Sha	Director	July 17, 2012
* Name: Nicholas Frederick Lawler	Director	July 17, 2012
* Name: Bryan Zongwei Li	Director	July 17, 2012

*By:	/s/ VICTOR WING CHEUNG KOO Name: Victor Wing Cheung Koo Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

        Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of Youku Inc., has signed this registration statement or amendment thereto in New York, on July 17, 2012.

Authorized U.S. Representative
By:	/s/ KATE LEDYARD
	Name:	Kate Ledyard, on behalf of Law Debenture Corporate Services Inc.
	Title:	Manager

Youku Inc.

EXHIBIT INDEX

Exhibit No.		Description of Document
2.1		Agreement and Plan of Merger, dated March 11, 2012, by and among Youku Inc., Tudou Holdings Limited and Two Merger Sub Inc. (attached as Appendix A to the joint proxy statement/prospectus forming part of this Registration Statement and incorporated herein by reference)

3.1		Amended and Restated Memorandum and Articles of Association of the registrant (incorporated by reference to Exhibit 3.2 from the registrant's registration statement on Form F-1 (File No. 333-170603), as amended, initially filed with the SEC on November 15, 2010)

4.1		Deposit Agreement among the registrant, Citibank, N.A. and holders of the American Depositary Receipts of the Registrant (incorporated by reference to Exhibit 4.3 from the registrant's registration statement on Form S-8 (File No. 333-171454) filed with the SEC on December 29, 2010)

4.2		Form of Youku ADR for Youku ADSs representing deposited Youku Class A shares (incorporated by reference to the prospectus filed with the SEC on November 25, 2011, which is a part of the registrant's statement on Form F-6 (SEC File No. 333-170709)

5.1	†	Opinion of Conyers Dill & Pearman regarding the validity of the Youku Class A shares being registered and the Youku Class A shares underlying the Youku ADSs

8.1		Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to the material United States federal tax consequences of the Merger

8.2	†	Opinion of Conyers Dill & Pearman as to the material Cayman Islands tax consequences of the Merger (included in Exhibit 5.1)

8.3	†	Opinion of TransAsia Lawyers as to the material PRC tax consequences of the Merger (included in Exhibit 99.9)

23.1		Consent of Ernst & Young Hua Ming, independent registered public accounting firm

23.2		Consent of PricewaterhouseCoopers Zhong Tian CPAs Limited Company, independent registered public accounting firm

23.3	†	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)

23.4		Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1)

23.5	†	Consent of TransAsia Lawyers

23.6	†	Consent of Fangda Partners (included in Exhibit 99.10).

24.1	†	Powers of Attorney (included on signature page to registration statement filed with the SEC on April 24, 2012)

99.1	†	Consent of Allen & Company LLC

99.2		Consent of Morgan Stanley Asia Limited

99.3	†	Form of Proxy Card for the Annual General Meeting of Shareholders of Youku

99.4	†	Form of Youku Depository Notice to Youku ADS Holders concerning the Annual General Meeting of Shareholders of Youku

Exhibit No.		Description of Document
99.5	†	Form of ADS Voting Instruction Card for Youku

99.6	†	Form of Proxy Card for the Annual General Meeting of Shareholders of Tudou

99.7	†	Form of Tudou Depository Notice to Tudou ADS holders concerning the Annual General Meeting of Shareholders of Tudou

99.8	†	Form of ADS Voting Instruction Card for Tudou

99.9	†	Opinion of TransAsia Lawyers regarding certain PRC legal matters

99.10	†	Opinion of Fangda Partners regarding certain PRC legal matters

†
Previously filed